As filed with the U.S. Securities and Exchange Commission on November 27, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chanticleer Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5812	20-2932652
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7621 Little Avenue, Suite 414

Charlotte, NC 28226

(704) 366-5122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael D. Pruitt

Chief Executive Officer

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, NC 28226

(704) 366-5122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ruba Qashu, Esq. Libertas Law Group, Inc. 225 Santa Monica Boulevard, 5th Floor Santa Monica, CA 90401	Pankaj Mohan, Ph.D. CEO and Chairman Sonnet BioTherapeutics, Inc. 100 Overlook Center, Second Floor Princeton, New Jersey 08540 (609) 375-2227	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Tel: 973-597-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, par value $0.0001 per share	211,453,835	N/A	$0.00	$0.00

(1)	Represents an estimate of the maximum number of shares of common stock of Chanticleer Holdings, Inc. (“Chanticleer”) issuable upon completion of the transactions contemplated by the Agreement and Plan of Merger dated as of October 10, 2019, among Chanticleer, Sonnet BioTherapeutics, Inc. (“Sonnet”) and Biosub Inc. (the “Merger Agreement”), as described in this registration statement.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or Securities Act, there are also being registered such additional shares of Chanticleer common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.

(3)	Calculated in accordance with Rule 457(f) of the Securities Act. Sonnet is a private company and no market exists for its equity securities. Sonnet has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price would be one-third of the aggregate par value of Sonnet’s capital stock being acquired in the proposed merger. However, because Sonnet’s common stock has no par value, this value is $0.00.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2019

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Chanticleer Holdings, Inc. and Sonnet BioTherapeutics, Inc.:

Chanticleer Holdings, Inc., a Delaware corporation, or Chanticleer, Biosub Inc., a Delaware corporation and a wholly-owned subsidiary of Chanticleer (“Merger Sub”), and Sonnet BioTherapeutics, Inc., a New Jersey corporation (“Sonnet”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Sonnet, with Sonnet surviving the merger as a wholly-owned subsidiary of the combined company. These transactions are referred to herein collectively as the “merger.” Following the merger, Chanticleer will be renamed “Sonnet BioTherapeutics Holdings, Inc.” and is sometimes referred to herein as the “combined company.” The shareholders of Sonnet will become the majority owners of Chanticleer’s outstanding common stock upon the closing of the merger. Additionally, as part of this transaction, Chanticleer will spin-off (the “Disposition”) its current restaurant operations, including all assets and liabilities, into a newly created entity (the “Spin-Off Entity”), the equity of which will be distributed out to the stockholders of Chanticleer as of the record date for the Disposition.

Pursuant to the Merger Agreement, each share of common stock of Sonnet, no par value per share (the “Sonnet Common Stock”) (other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) shall be automatically converted into the right to receive an amount of shares of common stock, par value $0.0001 per share, of Chanticleer (“Chanticleer Common Stock”) equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement) (the “Merger Consideration”). As a result, immediately following the Effective Time, the former Sonnet shareholders will hold approximately 94% of the outstanding shares of Chanticleer Common Stock, the stockholders of Chanticleer will retain ownership of approximately 6% of the outstanding shares of Chanticleer Common Stock and the Spin-Off Entity will hold the Spin-Off Entity Warrant (as defined below), exercisable for 2% of the outstanding shares of Chanticleer Common Stock. All outstanding Sonnet stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Chanticleer Common Stock, proportionately adjusted based on the Common Stock Exchange Ratio. The exact number of shares of Chanticleer Common Stock that will be issued to Sonnet shareholders will be fixed immediately prior to the Effective Time to reflect the capitalization of Chanticleer as of immediately prior to such time as well as changes in the relative valuations of Chanticleer and Sonnet to reflect any capital raises completed by either party and the cash on the respective balance sheets of Chanticleer and Sonnet immediately prior to the Effective Time, including as a result of any Pre-Closing Private Placement Transactions (as defined in this proxy statement/prospectus/information statement). For a more complete description of the Common Stock Exchange Ratio, see the section titled “The Merger Agreement—Common Stock Exchange Ratio” in this proxy statement/prospectus/information statement.

In addition, at the closing of the Merger, Chanticleer will issue to the Spin-Off Entity a warrant (the “Spin-Off Entity Warrant”) to purchase that number of shares of Chanticleer Common Stock equal to two percent (2%) of the number of shares of issued and outstanding Chanticleer Common Stock immediately after the Effective Time. The warrant will be a five year warrant, will have an exercise price of $0.01 per share and will not be exercisable for 180 days following the Effective Time.

For illustrative purposes, if the closing of the merger occurred on October 31, 2019, Chanticleer would have issued an aggregate of approximately 210,744,237 shares of Chanticleer Common Stock to the holders of Sonnet Common Stock at the time of such closing pursuant to the Merger Agreement, such number reflecting the relative valuations of Chanticleer and Sonnet in accordance with the Merger Agreement and the capitalization of Chanticleer as of October 31, 2019, assuming, solely for purposes of this calculation, no cash on the balance sheets of either Chanticleer or Sonnet immediately prior to the Effective Time.

Subject to approval of the Nasdaq Stock Market LLC (“Nasdaq”), the merger, together with the Disposition, will result in a publicly-traded company operating under the Sonnet name and the proposed Nasdaq ticker symbol “SONN” that will focus on advancing Sonnet’s pipeline of oncology candidates and the strategic expansion of Sonnet’s technology platform into other human diseases. Upon completion of the merger, the board of directors of the public company will be comprised of the current members of the board of directors of Sonnet, and Dr. Pankaj Mohan will serve as its Chairman, as well as the President and Chief Executive Officer of the public company.

Shares of Chanticleer Common Stock are currently listed on the Nasdaq Capital Market under the symbol “BURG.” The closing of the merger will be subject to a number of closing conditions, including approval of the continued trading of shares of Chanticleer Common Stock on the Nasdaq Capital Market following the consummation of the merger. On          , 20          , the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of Chanticleer Common Stock was $      per share.

Chanticleer is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger and other matters. At the Chanticleer special meeting, which will be held on          , 20           at           , local time, at          , unless postponed or adjourned to a later date, Chanticleer will ask its stockholders (i) to approve the issuance of shares of Chanticleer Common Stock as consideration in the merger (the “Stock Issuance Proposal”), (ii) to approve an amendment to Chanticleer’s certificate of incorporation effecting a reverse stock split of Chanticleer Common Stock at a ratio in the range from 2-for-1 to [  ]-for-1, with such specific ratio to be mutually agreed upon by the respective Chanticleer and Sonnet boards of directors (the “Reverse Stock Split Proposal”), (iii) to approve an amendment to the certificate of incorporation of Chanticleer to increase the total number of authorized shares of common stock to [  ] (the “Stock Increase Proposal”), (iv) to approve the Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan and to Authorize for Issuance [  ] Shares of Chanticleer Common Stock Thereunder (the “Plan Proposal”) and (v) an adjournment of the Chanticleer special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Chanticleer special meeting to approve the proposals submitted at the Chanticleer special meeting (the “Adjournment Proposal”), each as described in this proxy statement/prospectus/information statement.

Sonnet will also hold a meeting of its shareholders to adopt the Merger Agreement and approve the merger and related transactions. Sonnet will distribute a separate packet of information, including this proxy statement/prospectus/information statement, to its shareholders in connection with such meeting.

After careful consideration, the respective Chanticleer and Sonnet boards of directors have unanimously approved the Merger Agreement and the transactions contemplated thereby, including the proposals referred to above and discussed elsewhere in this proxy statement/prospectus/information statement. The Chanticleer board of directors unanimously recommends that its stockholders vote “FOR” each of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Stock Increase Proposal, the Plan Proposal and the Adjournment Proposal described in this proxy statement/prospectus/information statement, and the Sonnet board of directors unanimously recommends that its shareholders vote to adopt the Merger Agreement and approve the merger and related transactions.

More information about Chanticleer, Sonnet and the proposed transactions are contained in this proxy statement/prospectus/information statement. Chanticleer and Sonnet urge you to read this proxy statement/prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 28.

Chanticleer and Sonnet are excited about the opportunities the merger brings to both Chanticleer and Sonnet stockholders, and thank you for your consideration and continued support.

Michael D. Pruitt	Pankaj Mohan, Ph.D.
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
Chanticleer Holdings, Inc.	Sonnet BioTherapeutics, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus/information statement is dated            , 20  , and is first being mailed to Chanticleer and Sonnet stockholders on or about            , 20  .

CHANTICLEER HOLDINGS, INC.

7621 Little Avenue, Suite 414

Charlotte, NC 28226

(704) 366-5122

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                 , 20

Dear Stockholders of Chanticleer:

On behalf of the board of directors of Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”), Chanticleer is pleased to deliver this proxy statement/prospectus/information statement for the proposed merger between Chanticleer and Sonnet BioTherapeutics, Inc., a New Jersey corporation (“Sonnet”), pursuant to which Biosub Inc., a wholly-owned subsidiary of Chanticleer, or Merger Sub, will merge with and into Sonnet, with Sonnet surviving the merger as a wholly-owned subsidiary of the combined company. The special meeting of Chanticleer stockholders will be held on                , 20   at ,                local time, at                  , for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of Chanticleer Common Stock pursuant to the Agreement and Plan of Merger, dated as of October 10, 2019, by and among Chanticleer, Merger Sub, and Sonnet, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the “Stock Issuance Proposal”);

2.	To consider and vote upon an amendment to the certificate of incorporation of Chanticleer to effect a reverse stock split of Chanticleer Common Stock, at a ratio in the range from 2-for-1 to [ ]-for-1, with such specific ratio to be mutually agreed upon by Chanticleer and Sonnet (the “Reverse Split”), the form of which is attached as Annex B to this proxy statement/prospectus/information statement (the “Reverse Stock Split Proposal”);

3.	To consider and vote upon an amendment to the certificate of incorporation of Chanticleer to increase the total number of authorized shares of common stock to [ ] (the “Stock Increase”), the form of which is attached as Annex C to this proxy statement/prospectus/information statement (the “Stock Increase Proposal”);

4.	To consider and vote upon a proposal to approve the Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan, the form of which is attached as Annex D to this proxy statement/prospectus/information statement, and to authorize for issuance [ ] shares of Chanticleer Common Stock thereunder (the “Plan Proposal”); and

5.	To consider and vote upon an adjournment of the Chanticleer special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Chanticleer special meeting to approve the proposals submitted at the Chanticleer special meeting (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the proxy statement/prospectus/information statement that accompanies this notice. The Chanticleer board of directors has fixed the close of business on  , 20   as the record date for the determination of stockholders entitled to notice of and to vote at this Chanticleer special meeting and at any adjournment or postponement thereof. At the close of business on the record date, Chanticleer had     shares of common stock outstanding and entitled to vote.

All Chanticleer stockholders are cordially invited to attend the Chanticleer special meeting in person. Whether or not you expect to attend the Chanticleer special meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Chanticleer special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Chanticleer special meeting, you must obtain from the record holder a proxy issued in your name. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF CHANTICLEER HOLDINGS, INC. TO BE HELD           , 20  . THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE AT HTTP://ONLINEPROXYVOTE.COM/BURG/. Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

By Order of the Board of Directors of Chanticleer Holdings, Inc.

Michael D. Pruitt
Chairman and Chief Executive Officer
Charlotte, North Carolina
, 20

ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about Chanticleer that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request.

The registration statement to which this proxy statement/prospectus/information statement relates and the exhibits thereto, the information incorporated by reference herein and the other information filed by Chanticleer with the SEC are available on or through Chanticleer’s website at www.chanticleerholdings.com, free of charge. The SEC maintains a website that contains the documents that Chanticleer files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, Chanticleer will provide to each person to whom a proxy statement/prospectus/information statement is delivered, without charge upon written or oral request, a copy of any or all of the documents that Chanticleer files with the SEC. Requests should be directed to:

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, NC 28226

(704) 366-5122

Attention: Michael D. Pruitt, Chairman and Chief Executive Officer

Chanticleer Stockholders Meeting:  To obtain timely delivery of such information, you must request the information no later than five business days before the Chanticleer special meeting of stockholders. Accordingly, if you would like to request any information, please do so no later than          , 20  .

ABOUT THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This proxy statement/prospectus/information statement, which forms part of a registration statement on Form S-4 filed with the SEC by Chanticleer (File No. 333-      ), constitutes a prospectus of Chanticleer under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of Chanticleer Common Stock, par value $0.0001, of Chanticleer Holdings, Inc. to be issued pursuant to the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Chanticleer special meeting, at which Chanticleer stockholders will be asked to consider and vote on, among other matters, a proposal to approve the issuance of shares of Chanticleer Common Stock pursuant to the Merger Agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus/information statement. This proxy statement/prospectus/information statement is dated       , 20  . The information contained in this proxy statement/prospectus/information statement is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus/information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Chanticleer contained in this proxy statement/prospectus/information statement or incorporated by reference has been provided by Chanticleer, and the information concerning Sonnet contained in this proxy statement/prospectus/information statement has been provided by Sonnet.

i

ii

Other Agreements	125
Termination of the Merger Agreement	128
Termination Fees	130
Amendment	131
AGREEMENTS RELATED TO THE MERGER	132
MATTERS BEING SUBMITTED TO A VOTE OF CHANTICLEER STOCKHOLDERS	133
Chanticleer Proposal No. 1 (the Stock Issuance Proposal): Approval of the Issuance of Common Stock in the Merger	133
Chanticleer Proposal No. 2 (the Reverse Stock Split Proposal): Approval of the Amendment to the Certificate of Incorporation of Chanticleer Effecting the Reverse Stock Split at a Ratio in the Range from [2-for-1 to 15-for-1]	134
Chanticleer Proposal No. 3 (Stock Increase Proposal): Approval Of An Amendment To The Certificate Of Incorporation Of Chanticleer To Increase The Total Number of Authorized Shares Of Common Stock to [●]	139
Chanticleer Proposal No. 4 (Plan Proposal): To Approve the Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan and to Authorize for Issuance [ ] Shares of Chanticleer Common Stock Thereunder	142
Chanticleer Proposal No. 5 (Adjournment Proposal): Approval of Possible Adjournment of the Chanticleer Special Meeting	147
BUSINESS OF CHANTICLEER	148

iii

SONNET BUSINESS	166
Overview	166
SONNET MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	183
MANAGEMENT FOLLOWING THE MERGER	196
Executive Officers and Directors of the Combined Company Following the Merger	196
Family Relationships	199
Board Committees	199
Code of Business Conduct and Ethics	200
Compensation Committee Interlocks and Insider Participation	201
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	204
Chanticleer	204
Sonnet	205
DESCRIPTION OF SECURITIES	206
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	207
Unaudited Pro Forma Condensed Combined Balance Sheet As of September 30, 2019 (In thousands)	209
Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2019 (in thousands, except share and per share data)	210
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2018* (In thousands, except share and per share data)	211
COMPARISON OF RIGHTS OF HOLDERS OF CHANTICLEER STOCK AND SONNET STOCK	217
Sonnet Stockholder Rights Versus Chanticleer Stockholder Rights	217
PRINCIPAL STOCKHOLDERS OF CHANTICLEER	226
PRINCIPAL STOCKHOLDERS OF SONNET	228
PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY	229
LEGAL MATTERS	231
EXPERTS	231
WHERE YOU CAN FIND MORE INFORMATION	231
OTHER MATTERS	232
Householding of Proxy Statement/Prospectus/Information Statement	232
INDEX TO FINANCIAL STATEMENTS	234
Annex A Agreement and Plan of Merger	A-1
Annex B Certificate of Amendment to Certificate of Incorporation	B-1
Annex C Certificate of Amendment of Certificate of Incorporation of Chanticleer Holdings, Inc.	C-1
Annex D Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan	D-1
Annex E New Jersey Business Corporation Act Title 14A Corporations, General Chapter 11. Rights of Dissenting Shareholders	E-1
PART II INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/ INFORMATION STATEMENT	II-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER and other proposals

The following are brief answers to some questions that you may have regarding the merger and the Chanticleer special meeting. The questions and answers in this section may not address all questions that might be important to you as a stockholder. For more detailed information, and for a description of the legal terms governing the merger, Chanticleer urges you to read carefully and in its entirety this proxy statement/prospectus/information statement, including the Annexes hereto, as well as the registration statement to which this proxy statement/prospectus/information statement relates, including the exhibits to the registration statement. For more information, please see the section titled “Where You Can Find More Information.”

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement does not give effect to the proposed reverse stock split of Chanticleer Common Stock described in the Reverse Stock Split Proposal in this proxy statement/prospectus/information statement.

The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the merger?

A: Chanticleer Holdings, Inc., a Delaware corporation, or Chanticleer, Biosub Inc., a Delaware corporation and a wholly-owned subsidiary of Chanticleer (“Merger Sub”), and Sonnet BioTherapeutics, Inc., a New Jersey corporation (“Sonnet”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated October 10, 2019, pursuant to which Merger Sub will merge with and into Sonnet, with Sonnet surviving the merger as a wholly-owned subsidiary of the combined company. These transactions are referred to herein collectively as the “merger.” Following the merger, Chanticleer will be renamed “Sonnet BioTherapeutics Holdings, Inc.” and is sometimes referred to herein as the “combined company.” The shareholders of Sonnet will become the majority owners of Chanticleer’s outstanding common stock upon the closing of the merger. Additionally, as part of this transaction, Chanticleer will spin-off (the “Disposition”) its current restaurant operations, including all assets and liabilities, into a newly created entity (the “Spin-Off Entity”), the equity of which will be distributed out to the stockholders of Chanticleer as of the record date for the Disposition.

Pursuant to the Merger Agreement, each share of common stock of Sonnet, no par value per share (the “Sonnet Common Stock”) (other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) shall be automatically converted into the right to receive an amount of shares of common stock, par value $0.0001 per share, of Chanticleer (“Chanticleer Common Stock”) equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement) (the “Merger Consideration”). As a result, immediately following the Effective Time, the former Sonnet shareholders will hold approximately 94% of the outstanding shares of Chanticleer Common Stock, the stockholders of Chanticleer will retain ownership of approximately 6% of the outstanding shares of Chanticleer Common Stock and the Spin-Off Entity will hold the Spin-Off Entity Warrant (as defined below), exercisable for 2% of the outstanding shares of Chanticleer Common Stock. All outstanding Sonnet stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Chanticleer Common Stock, proportionately adjusted based on the Common Stock Exchange Ratio. The exact number of shares of Chanticleer Common Stock that will be issued to Sonnet shareholders will be fixed immediately prior to the Effective Time to reflect the capitalization of Chanticleer as of immediately prior to such time as well as changes in the relative valuations of Chanticleer and Sonnet to reflect any capital raises completed by either party and the cash on the respective balance sheets of Chanticleer and Sonnet immediately prior to the Effective Time, including as a result of any Pre-Closing Private Placement Transactions (as defined in this proxy statement/prospectus/information statement). For a more complete description of the Common Stock Exchange Ratio, see the section titled “The Merger Agreement—Common Stock Exchange Ratio” in this proxy statement/prospectus/information statement.

1

In addition, at the closing of the Merger, Chanticleer will issue to the Spin-Off Entity a warrant (the “Spin-Off Entity Warrant”) to purchase that number of shares of Chanticleer Common Stock equal to two percent (2%) of the number of shares of issued and outstanding Chanticleer Common Stock immediately after the Effective Time. The warrant will be a five year warrant, will have an exercise price of $0.01 per share and will not be exercisable for 180 days following the Effective Time.

On October 31, 2019, Chanticleer had outstanding 10,073,514 shares of Chanticleer Common Stock, 62,876 shares of 9% Redeemable Series 1 Preferred Stock (the “Preferred Stock”), warrants to purchase 3,576,270 shares of Chanticleer Common Stock with a weighted average exercise price of $7.76 per share, options to purchase 32,800 shares of Chanticleer Common Stock with a weighted average exercise price of $4.00 per share and 45,000 restricted stock units. On October 31, 2019, Sonnet had outstanding 52,295,250 shares of Sonnet Common Stock, 7,111,947 shares of Sonnet Common Stock reserved for issuance to Relief Therapeutics Holding SA (“Relief Holding”) for the acquisition of Relief Therapeutics SA (“Relief”) pursuant to the Share Exchange Agreement dated August 9, 2019 between Sonnet and Relief Holding (the “Share Exchange Agreement”) (which shares will be issued to Relief Holding upon the closing of the Relief acquisition, which transaction will occur immediately prior to the closing of the merger, and which shares are assumed outstanding as of October 31, 2019 for purposes of the estimated Merger Consideration and Exchange Ratio in this proxy statement/prospectus/information statement) and warrants to purchase 200,000 shares of Sonnet Common Stock with an exercise price of $3.125 per share. Accordingly, by way of example only, if the closing of the merger occurred on October 31, 2019, assuming, solely for purposes of this calculation, no cash on the balance sheets of either Chanticleer or Sonnet immediately prior to the Effective Time, Chanticleer would have issued an aggregate of approximately 210,744,237 shares of Chanticleer Common Stock to the holders of Sonnet Common Stock at the time of such closing pursuant to the Merger Agreement (or 3.5475 shares of Chanticleer Common Stock per share of Sonnet Common Stock), such number reflecting the relative valuations of Chanticleer and Sonnet in accordance with the Merger Agreement and the capitalization of Chanticleer as of October 31, 2019. This equates to a Common Stock Exchange Ratio of 3.5475 shares of Chanticleer Common Stock per one share of Sonnet Common Stock. As a result, following the closing of the merger, Chanticleer would have had outstanding a total of 220,817,858 shares of Chanticleer Common Stock, 62,876 shares of Preferred Stock, warrants to purchase 8,702,117 shares of Chanticleer Common Stock (including the Spin-Off Entity Warrant), options to purchase 32,800 shares of Chanticleer Common Stock and 45,000 restricted stock units.

Q: What will happen to Chanticleer if, for any reason, the merger does not close?

A: If, for any reason, the merger does not close, the Chanticleer board of directors may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of Chanticleer or continue to operate the business of Chanticleer. Chanticleer may be unable to identify and complete an alternative strategic transaction or continue to operate the business due to limited cash availability, and it may be required to dissolve and liquidate its assets. In such case, Chanticleer would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash, if any, left to distribute to stockholders after paying the debts and other obligations of Chanticleer and setting aside funds for reserves.

As of September 30, 2019, Chanticleer’s cash balance was $638,000, its working capital was negative $15.5 million and it has significant near-term commitments and contractual obligations. Chanticleer has typically funded its operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from the issuances of its common stock and other financing arrangements, including convertible debt, lines of credit, notes payable, capital leases, and other forms of external financing. As of September 30, 2019, Chanticleer and its subsidiaries have approximately $2.9 million of accrued employee and employer taxes, including penalties and interest, which are due to certain taxing authorities. Chanticleer is currently in discussions with various taxing authorities on settling these liabilities through payment plans that began in the third quarter. Chanticleer also has $3 million of principal due on the 8% non-convertible secured debentures by the end of December 2019 and the remaining $3 million of principal due by the end of March 2020, plus interest. In addition, if Chanticleer fails to meet various debt covenants going forward and is notified of the default by the noteholders of the 8% non-convertible secured debentures, Chanticleer may be assessed additional default interest and penalties which would increase its obligations. In addition, Chanticleer has approximately $680,000 of other debt obligations coming due over the next twelve months. Chanticleer cannot provide assurance that it will be able to refinance its long-term debt or sell assets or raise additional capital.

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In the event that capital is not available, or Chanticleer is unable to refinance its debt obligations or obtain waivers, it may then have to scale back or freeze its organic growth plans, sell assets on less than favorable terms, reduce expenses, curtail future acquisition plans to manage its liquidity and capital resources and/or pursue bankruptcy protection. Chanticleer may also incur financial penalties or other negative actions from its lenders if it is not able to refinance or otherwise extend or repay its current obligations or obtain waivers.

Q: Why are the companies proposing to merge?

A: Chanticleer and Sonnet believe that the merger, together with the Disposition, will result in a publicly-traded company operating under the Sonnet name that will focus on advancing Sonnet’s pipeline of oncology candidates and the strategic expansion of Sonnet’s technology platform into other human diseases, while allowing the Chanticleer stockholders both maintain their ongoing investment in the restaurant business and also have potential upside from the potential growth and expansion of Sonnet. Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bi-specific action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. Sonnet’s pipeline of therapeutic compounds for oncology indications of high unmet medical need includes lead candidate, SON-080, a fully human version of low dose Interleukin-6 (IL-6) that has successfully completed Phase I clinical trials and will advance to a pilot efficacy study in patients with chemotherapy-induced peripheral neuropathy (CIPN) during 2020. For a more complete discussion of Chanticleer and Sonnet reasons for the merger, please see the section titled “The Merger—Chanticleer Reasons for the Merger” and “The Merger—Sonnet Reasons for the Merger.”

Q: Why am I receiving this proxy statement/prospectus/information statement?

A: You are receiving this proxy statement/prospectus/information statement because you have been identified as a stockholder of Chanticleer or Sonnet as of the applicable record date, and you are entitled, as applicable, to vote at the Chanticleer stockholder meeting to approve among other things the issuance of shares of Chanticleer Common Stock pursuant to the Merger Agreement and reverse stock split, or vote at the Sonnet shareholder meeting to adopt the Merger Agreement and approve the merger and related transactions. This document serves as:

●	a proxy statement of Chanticleer used to solicit proxies for its special meeting of stockholders;

●	a prospectus of Chanticleer used to issue shares of Chanticleer Common Stock in exchange for shares of Sonnet Common Stock in the merger; and

●	an information statement of Sonnet used to solicit the proxies of its stockholders for the adoption of the Merger Agreement and the approval of the merger and related transactions.

Q: What is required to consummate the merger?

A: To consummate the merger, among other things, Chanticleer stockholders must approve the Stock Issuance Proposal, the Reverse Stock Split Proposal and the Stock Increase Proposal, and Sonnet shareholders must adopt the Merger Agreement and approve the merger and the transactions contemplated thereby. Chanticleer must also effect the Stock Increase and the Reverse Split prior to and as a condition to the consummation of the merger.

The approval of the Stock Issuance Proposal by the Chanticleer stockholders requires the affirmative vote of the holders of a majority of the shares of Chanticleer Common Stock present and entitled to vote (in person or represented by proxy) at the Chanticleer special meeting, presuming a quorum is present at the meeting, and the approval of the Reverse Stock Split Proposal and the Stock Increase Proposal requires the affirmative vote of the holders of a majority of the shares of Chanticleer Common Stock outstanding on the record date of the Chanticleer special meeting. The adoption of the Merger Agreement and the approval of the merger and related transactions by the shareholders of Sonnet requires the affirmative vote of a majority of the votes cast by the holders of shares of Sonnet Common Stock; provided, that a majority of the outstanding shares of Sonnet Common Stock entitled to vote at the Sonnet special meeting is present, in person or by proxy.

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In addition to the requirement of obtaining such stockholder approvals and appropriate regulatory approvals, completion of the Merger is subject to the satisfaction of a number of other conditions, including authorization for listing of the shares of Chanticleer Common Stock issued in the merger on The Nasdaq Stock Market LLC, or Nasdaq, and the continued listing of the Chanticleer Common Stock on the Nasdaq Capital Market post-merger, the payment by Sonnet to Chanticleer of $6,000,000, a portion of which is expected to be used by Chanticleer to satisfy certain outstanding indebtedness and other liabilities of Chanticleer prior to or at the Effective Time (which is subject to Sonnet’s success in raising capital prior to the Effective Time), Chanticleer having no indebtedness or other liabilities at the Effective Time (which is subject to Chanticleer’s success in raising capital and settling its debt prior to the Effective Time) and the consummation by Chanticleer and the Spin-Off Entity of the Disposition (which requires the consent of the holders of Chanticleer’s 8% non-convertible secured debentures).

For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement—Conditions to the Closing of the Merger.”

Q: What will Sonnet securityholders receive in the merger?

A: Pursuant to the Merger Agreement, each share of Sonnet Common Stock (other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount of shares of Chanticleer Common Stock equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement). As a result, immediately following the Effective Time, the former Sonnet shareholders will hold approximately 94% of the outstanding shares of Chanticleer Common Stock, the stockholders of Chanticleer will retain ownership of approximately 6% of the outstanding shares of Chanticleer Common Stock and the Spin-Off Entity will hold the Spin-Off Entity Warrant, exercisable for 2% of the outstanding shares of Chanticleer Common Stock. All outstanding Sonnet stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Chanticleer Common Stock, proportionately adjusted based on the Common Stock Exchange Ratio. The exact number of shares of Chanticleer Common Stock that will be issued to Sonnet shareholders will be fixed immediately prior to the Effective Time to reflect the capitalization of Chanticleer as of immediately prior to such time as well as changes in the relative valuations of Chanticleer and Sonnet to reflect any capital raises completed by either party and the cash on the respective balance sheets of Chanticleer and Sonnet immediately prior to the Effective Time, including as a result of any Pre-Closing Private Placement Transactions (as defined in this proxy statement/prospectus/information statement).

Accordingly, by way of example only, if the closing of the merger occurred on October 31, 2019, Chanticleer would have issued an aggregate of approximately 210,744,237 shares of Chanticleer Common Stock to the holders of Sonnet Common Stock at the time of such closing pursuant to the Merger Agreement (or 3.5475 shares of Chanticleer Common Stock per share of Sonnet Common Stock), such number reflecting the relative valuations of Chanticleer and Sonnet in accordance with the Merger Agreement and the capitalization of Chanticleer as of October 31, 2019, assuming, solely for purposes of this calculation, no cash on the balance sheets of either Chanticleer or Sonnet immediately prior to the Effective Time. This equates to a Common Stock Exchange Ratio of 3.5475 shares of Chanticleer Common Stock per one share of Sonnet Common Stock.

For a more complete description of what Sonnet securityholders will receive in the merger, please see the sections titled “Market Price and Dividend Information” and “The Merger Agreement—Merger Consideration.”

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Q: What will Chanticleer securityholders receive in the merger?

A: Chanticleer securityholders will not receive any new securities in the merger and will instead retain ownership of their shares of Chanticleer Common Stock and other securities exercisable or convertible to Chanticleer Common Stock, but their percentage ownership will decrease due to the number of shares being issued in the merger.

Q: Who will be the directors of the combined company following the merger?

A: Upon the closing of the merger, the combined company’s board of directors is expected to be composed of six directors, all of which will be current directors of Sonnet or designees of Sonnet.

The table below provides the names and principal affiliation of the individuals currently identified to serve as directors of the combined company following the consummation of the merger.

Name	Current Principal Affiliation
Pankaj Mohan, Ph.D. (Chairman)	President and Chief Executive Officer, Sonnet
Nailesh Bhatt	Managing Director of ADVENT Engineering Services, Inc.
Albert Dyrness	Chief Executive Officer, VGYAAN Pharmaceuticals LLC
Donald J. Griffith	Partner, Stolz & Griffith, LLC
Raghu Rao	Investor and Strategic Advisor, Cellix BioSciences Inc.

Q: Who will be the executive officers of combined company immediately following the merger?

A: Upon the closing of the merger, the executive management team of the combined company is expected to be composed of the following persons:

Name	Combined Company Position(s)	Current Position(s)
Pankaj Mohan, Ph.D.	President, Chief Executive Officer and Chairman	Founder, CEO and Chairman of Sonnet
Jay Cross	Chief Financial Officer	Chief Financial Officer of Sonnet
John K. Cini, Ph.D.	Chief Scientific Officer	Co-Founder and Chief Scientific Officer of Sonnet
Terence Rugg, M.D.	Chief Medical Officer	Chief Medical Officer of Sonnet
Susan Dexter	Chief Technical Officer	Chief Technical Officer of Sonnet

Q: What are the material U.S. federal income tax consequences of the merger to holders of Sonnet Common Stock?

A: The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”). In connection with the filing of the registration statement of which this proxy statement/prospectus/information statement is a part, K&L Gates LLP (“K&L Gates”), Chanticleer’s counsel, has delivered to Chanticleer, and Lowenstein Sandler LLP (“Lowenstein Sandler”), Sonnet’s counsel, has delivered to Sonnet, their respective opinions that, for United States federal income tax purposes, subject to the limitations, assumptions and qualifications described in the opinions and in the section entitled “Material United States Federal Income Tax Consequences of the Disposition, the Reverse Stock Split and the Merger,” the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions of K&L Gates and Lowenstein Sandler will be based on certain representations, assumptions and covenants regarding the merger, including representations and covenants contained in officer’s certificates furnished to K&L Gates and Lowenstein Sandler by Chanticleer, Sonnet and Merger Sub, which are customary for transactions of this type. If any of the representations, assumptions or covenants upon which the opinions rely is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement.

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Accordingly, if you are a U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Disposition, the Reverse Stock Split and the Merger”) of Sonnet Common Stock, you will not recognize any gain or loss for U.S. federal income tax purposes upon your exchange of shares of Sonnet Common Stock for shares of Chanticleer Common Stock in the merger, except with respect to cash received in lieu of fractional shares of Chanticleer Common Stock. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within Chanticleer’s or Sonnet’s control.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Disposition, the Reverse Stock Split and the Merger.”

Q: What are the material U.S. federal income tax consequences of the Disposition and the Reverse Stock Split to holders of Chanticleer Common Stock?

A: The Disposition is expected to be treated as a taxable dividend to holders of Chanticleer Common Stock in an amount equal to the fair market value of the Spin-Off Entity common stock received, to the extent of such holder’s ratable share of Chanticleer’s current or accumulated earnings and profits. To the extent the Disposition exceeds such earnings and profits, the Disposition would constitute a return of capital and would first reduce the holder’s basis in its Chanticleer Common Stock, but not below zero, and then will be treated as a gain from the sale of the Chanticleer stock. Generally a U.S. Holder’s tax basis in the shares of the Spin-Off Entity common stock received in the Disposition would equal their fair market value as of the date of the Disposition, and such holder’s holding period with respect to such shares would begin on the day after the Disposition.

The Reverse Stock Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a Chanticleer U.S. holder generally should not recognize gain or loss upon the Reverse Stock Split. A Chanticleer U.S. holder’s aggregate tax basis in the shares of Chanticleer Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Chanticleer Common Stock surrendered, and such Chanticleer U.S. holder’s holding period in the shares of Chanticleer Common Stock received should include the holding period in the shares of Chanticleer Common Stock surrendered.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Disposition, the Reverse Stock Split and the Merger.”

Q: Do persons involved in the merger have interests that may conflict with mine as a Chanticleer stockholder?

A: Yes. In considering the recommendation of the Chanticleer board of directors with respect to issuing shares of Chanticleer Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by Chanticleer stockholders at the Chanticleer special meeting, Chanticleer stockholders should be aware that certain members of the Chanticleer board of directors and executive officers of Chanticleer have interests in the merger that may be different from, or in addition to, interests they have as Chanticleer stockholders.

As of October 31, 2019, Chanticleer’s directors and executive officers beneficially owned approximately 2.4% of the outstanding shares of Chanticleer Common Stock.

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All of Chanticleer’s current executive officers, with the exception of Richard Adams, will continue as executive officers of the Spin-Off Entity post-merger.

Michael D. Pruitt, Chief Executive Officer of Chanticleer, holds 340 shares of Chanticleer’s 9% Redeemable Series 1 Preferred Stock (“Series 1 Preferred”), which are expected to be redeemed at or prior to the closing of the merger. Holders of the Series 1 Preferred are entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

For more information, please see the sections titled “The Merger—Interests of the Chanticleer Directors and Executive Officers in the Merger” and “Agreements Related to the Merger-Disposition Agreement.”

Q: Do persons involved in the merger have interests that may conflict with mine as a Sonnet stockholder?

A: Yes. In considering the recommendation of the Sonnet board of directors with respect to voting to approve the merger and related transactions at the Sonnet shareholder meeting, Sonnet shareholders should be aware that certain members of the Sonnet board of directors and executive officers of Sonnet have interests in the merger that may be different from, or in addition to, interests they have as Sonnet shareholders.

All of Sonnet’s current executive officers and directors hold shares of Sonnet Common Stock, which will, at the Effective Time, be automatically converted into the right to receive an amount of registered shares of Chanticleer Common Stock equal to the Common Stock Exchange Ratio. As of October 31, 2019, Sonnet’s directors and executive officers beneficially owned approximately 55.3% of the outstanding shares of Sonnet Common Stock. In addition, all of Sonnet’s current executive officers and directors are expected to become executive officers and directors of Chanticleer upon the closing of the merger and are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Indemnification Agreement and Tail Policy (each as described below).

For more information, please see the sections titled “The Merger—Interests of the Sonnet Directors and Executive Officers in the Merger.”

Q: As a Chanticleer stockholder, how does the Chanticleer board of directors recommend that I vote?

A: After careful consideration, the Chanticleer board of directors unanimously recommends that Chanticleer stockholders vote:

●	“FOR” the Stock Issuance Proposal;

●	“FOR” the Reverse Stock Split Proposal;

●	“FOR” the Stock Increase Proposal;

●	“FOR” the Plan Proposal; and

●	“FOR” the Adjournment Proposal.

If on the date of the Chanticleer special meeting, or a date preceding the date on which the Chanticleer special meeting is scheduled, Chanticleer reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the Chanticleer Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of Chanticleer Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Chanticleer special meeting, Chanticleer may postpone or adjourn, or make one or more successive postponements or adjournments of, the Chanticleer special meeting as long as the date of the Chanticleer special meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

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Because Chanticleer currently does not have sufficient authorized capital stock to issue the Merger Consideration to the Sonnet stockholders, the merger will not be consummated unless both the Stock Issuance Proposal and the Stock Increase Proposal are approved by the Chanticleer stockholders at the Chanticleer special Meeting. In addition, the merger requires the approval by the Chanticleer stockholders of the Reverse Stock Split Proposal because Chanticleer is currently not in compliance with the $1.00 per share minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), and it is a condition to closing of the merger that Nasdaq authorize for listing the shares of Chanticleer Common Stock issued in the merger and the continued listing of the Chanticleer Common Stock on the Nasdaq Capital Market post-merger. However, assuming all other closing conditions have been either satisfied or waived, the merger may be consummated even if the Plan Proposal is not approved by Chanticleer’s stockholders.

Q: As a Sonnet stockholder, how does the Sonnet board of directors recommend that I vote?

A: After careful consideration, the Sonnet board of directors recommends that Sonnet stockholders execute vote to adopt the Merger Agreement and approve the merger and the transactions contemplated thereby at the Sonnet shareholder meeting.

Q: What risks should I consider in deciding whether to vote in favor of the Chanticleer Proposals or to vote to approve the Merger Agreement and the transactions contemplated thereby at the Sonnet shareholder meeting, as applicable?

A: You should carefully review this proxy statement/prospectus/information statement, including the section titled “Risk Factors,” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Chanticleer and Sonnet, as an independent company, is subject.

Q: When do you expect the merger to be consummated?

A: The merger is anticipated to close as soon as possible after the Chanticleer special meeting is held on                     , 20  , but Chanticleer cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement—Conditions to the Closing of the Merger.”

Q: What do I need to do now?

A: Chanticleer and Sonnet urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the merger affects you.

If you are a Chanticleer stockholder, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the special meeting of Chanticleer stockholders.

If you are a Sonnet shareholder, you will be asked to a vote at a special meeting of shareholders of Sonnet, the information for which will be send to you under separate cover.

Q: What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A: If you are a stockholder of record and you return a signed proxy card without marking any selections, your shares will be voted “FOR” each of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Stock Increase Proposal, the Plan Proposal and the Adjournment Proposal.

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If you are a beneficial owner of shares of Chanticleer Common Stock and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any Chanticleer Proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any Chanticleer Proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the Chanticleer shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the meeting and will not be counted as having been voted on the applicable proposal.

Chanticleer believes that only the Reverse Stock Split Proposal and Stock Increase Proposal will be considered “routine” matters by the NYSE and all of the other Chanticleer Proposals will be considered “non-routine” matters. This belief is based on preliminary guidance from the NYSE and may be incorrect or change before the special meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Chanticleer Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

Q: May I vote in person at the special meeting of stockholders of Chanticleer?

A: If your shares of Chanticleer Common Stock are registered directly in your name with the Chanticleer transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Chanticleer. If you are a Chanticleer stockholder of record, you may attend the special meeting of Chanticleer stockholders and vote your shares in person. Even if you plan to attend the Chanticleer special meeting in person, Chanticleer requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Chanticleer special meeting if you are unable to attend. If your shares of Chanticleer Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of Chanticleer stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Chanticleer special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q: When and where is the special meeting of Chanticleer stockholders being held?

A: The special meeting of Chanticleer stockholders will be held at             , at                  local time, on                     , 20  . Subject to space availability, all Chanticleer stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Q: If my Chanticleer shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Unless your broker has discretionary authority to vote on certain “routine” matters, your broker will not be able to vote your shares of Chanticleer Common Stock on matters requiring discretionary authority without instructions from you.

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Chanticleer believes that brokers will not have discretionary authority to vote for the Stock Issuance Proposal, the Plan Proposal or the Adjournment Proposal, as Chanticleer believes such matters to be “non-routine” under the applicable rules of Nasdaq. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Chanticleer believes that brokers will have discretionary authority to vote for the Reverse Stock Split Proposal and Stock Increase Proposal as Chanticleer believes such matters to be “routine” under the applicable rules of the NYSE.

Q: May I change my vote after I have submitted a proxy or provided proxy instructions?

A: Chanticleer stockholders of record may change their vote at any time before their proxy is voted at the Chanticleer special meeting in one of three ways. First, a Chanticleer stockholder of record can send a written notice to the chief financial officer of Chanticleer stating that it would like to revoke its proxy. Second, a Chanticleer stockholder of record can submit new proxy instructions either on a new proxy card or via the Internet. Third, a Chanticleer stockholder of record can attend the Chanticleer special meeting and vote in person. Attendance alone will not revoke a proxy. If a Chanticleer stockholder of record or a stockholder who owns Chanticleer shares in “street name” has instructed a broker to vote its shares of Chanticleer Common Stock, the stockholder must follow directions received from its broker to change those instructions.

Q: Who is paying for this proxy solicitation?

A: Chanticleer and Sonnet will share equally the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Chanticleer Common Stock for the forwarding of solicitation materials to the beneficial owners of Chanticleer Common Stock. Chanticleer will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q: Who can help answer my questions?

A: If you are a Chanticleer stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

Attention: Patrick Harkleroad, Chief Financial Officer

If you are a Sonnet shareholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Sonnet BioTherapeutics, Inc.

100 Overlook Center, Second Floor

Princeton, New Jersey 08540

Attention: Jay Cross, Chief Financial Officer

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PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the merger, the proposals being considered at the Chanticleer special meeting and the Sonnet special meeting, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement and the other annexes to which you are referred to herein. For more information, please see the section titled “Where You Can Find More Information.”

The Parties

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(704) 366-5122

Chanticleer Holdings, Inc., or Chanticleer, is in the business of owning, operating and franchising fast casual and full-service dining concepts in the United States and internationally. Chanticleer currently owns, operates and franchises a system-wide total of 45 fast casual restaurants specializing the “Better Burger” category of which 34 are company-owned, and 11 are operated by franchisees under franchise agreements. American Burger Company (“ABC”) is a fast-casual dining chain consisting of 6 locations in New York and the Carolinas, known for its diverse menu featuring, customized burgers, milk shakes, sandwiches, fresh salads and beer and wine. The Burger Joint (“BGR”), consists of 9 company-owned locations in the United States and 11 franchisee-operated locations in the United States and the Middle East. Little Big Burger (“LBB”) consists of 19 company-owned locations in Oregon, Washington and North Carolina. Further, Chanticleer owns and operates 2 Hooters full-service restaurants in the United States and the United Kingdom. Hooters restaurants are casual beach-themed establishments featuring music, sports on large flat screens, and a menu that includes seafood, sandwiches, burgers, salads, and of course, Hooters original chicken wings and the “nearly world famous” Hooters Girls. We also will be managing our recently sold Just Fresh chain of 5 stores in Charlotte, North Carolina through the end of 2019.

Chanticleer is a Delaware corporation headquartered in Charlotte, North Carolina. The Chanticleer Common Stock is traded on the Nasdaq Capital Market under the symbol “BURG.”

Sonnet BioTherapeutics, Inc.

100 Overlook Center, Second Floor

Princeton, New Jersey 08540-7814

(609) 375-2227

Sonnet BioTherapeutics, Inc., or Sonnet, is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bi-specific action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. Sonnet’s pipeline of therapeutic compounds for oncology indications of high unmet medical need includes lead candidate, SON-080, a fully human version of low dose Interleukin-6 (IL-6) that has successfully completed Phase I clinical trials and will advance to a pilot efficacy study in patients with chemotherapy-induced peripheral neuropathy (CIPN) during 2020.

Biosub Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(704) 366-5122

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Biosub Inc., or Merger Sub, is a wholly-owned subsidiary of Chanticleer and was formed solely for the purposes of carrying out the merger.

The Merger

If the merger is consummated, Merger Sub will merge with and into Sonnet, with Sonnet surviving the merger as a wholly-owned subsidiary of the combined company.

Pursuant to the Merger Agreement, each share of Sonnet Common Stock (other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount of shares of Chanticleer Common Stock equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement). As a result, immediately following the Effective Time, the former Sonnet shareholders will hold approximately 94% of the outstanding shares of Chanticleer Common Stock, the stockholders of Chanticleer will retain ownership of approximately 6% of the outstanding shares of Chanticleer Common Stock and the Spin-Off Entity will hold the Spin-Off Entity Warrant (as defined below), exercisable for 2% of the outstanding shares of Chanticleer Common Stock. All outstanding Sonnet stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Chanticleer Common Stock, proportionately adjusted based on the Common Stock Exchange Ratio. The exact number of shares of Chanticleer Common Stock that will be issued to Sonnet shareholders will be fixed immediately prior to the Effective Time to reflect the capitalization of Chanticleer as of immediately prior to such time as well as changes in the relative valuations of Chanticleer and Sonnet to reflect any capital raises completed by either party and the cash on the respective balance sheets of Chanticleer and Sonnet immediately prior to the Effective Time, including as a result of any Pre-Closing Private Placement Transactions (as defined in this proxy statement/prospectus/information statement). For a more complete description of the Common Stock Exchange Ratio, see the section titled “The Merger Agreement—Common Stock Exchange Ratio” in this proxy statement/prospectus/information statement.

In addition, at the closing of the Merger, Chanticleer will issue to the Spin-Off Entity a warrant (the “Spin-Off Entity Warrant”) to purchase that number of shares of Chanticleer Common Stock equal to two percent (2%) of the number of shares of issued and outstanding Chanticleer Common Stock immediately after the Effective Time. The warrant will be a five year warrant, will have an exercise price of $0.01 per share and will not be exercisable for 180 days following the Effective Time.

On October 31, 2019, Chanticleer had outstanding 10,073,514 shares of Chanticleer Common Stock, 62,876 shares of 9% Redeemable Series 1 Preferred Stock (the “Preferred Stock”), warrants to purchase 3,576,270 shares of Chanticleer Common Stock with a weighted average exercise price of $7.76 per share, options to purchase 32,800 shares of Chanticleer Common Stock with a weighted average exercise price of $4.00 per share and 45,000 restricted stock units. On October 31, 2019, Sonnet had outstanding 52,295,250 shares of Sonnet Common Stock, 7,111,947 shares of Sonnet Common Stock reserved for issuance to Relief Therapeutics Holding SA (“Relief Holding”) for the acquisition of Relief Therapeutics SA (“Relief”) pursuant to the Share Exchange Agreement dated August 9, 2019 between Sonnet and Relief Holding (the “Share Exchange Agreement”) (which shares will be issued to Relief Holding upon the closing of the Relief acquisition, which transaction will occur immediately prior to the closing of the merger, and which shares are assumed outstanding as of October 31, 2019 for purposes of the estimated Merger Consideration and Exchange Ratio in this proxy statement/prospectus/information statement) and warrants to purchase 200,000 shares of Sonnet Common Stock with an exercise price of $3.125 per share. Accordingly, by way of example only, if the closing of the merger occurred on October 31, 2019, assuming, solely for purposes of this calculation, no cash on the balance sheets of either Chanticleer or Sonnet immediately prior to the Effective Time, Chanticleer would have issued an aggregate of approximately 210,744,237 shares of Chanticleer Common Stock to the holders of Sonnet Common Stock at the time of such closing pursuant to the Merger Agreement (or 3.5475 shares of Chanticleer Common Stock per share of Sonnet Common Stock), such number reflecting the relative valuations of Chanticleer and Sonnet in accordance with the Merger Agreement and the capitalization of Chanticleer as of October 31, 2019. This equates to a Common Stock Exchange Ratio of 3.5475 shares of Chanticleer Common Stock per one share of Sonnet Common Stock. As a result, following the closing of the merger, Chanticleer would have had outstanding a total of 220,817,858 shares of Chanticleer Common Stock, 62,876 shares of Preferred Stock, warrants to purchase 8,702,117 shares of Chanticleer Common Stock (including the Spin-Off Entity Warrant), options to purchase 32,800 shares of Chanticleer Common Stock and 45,000 restricted stock units.

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The closing of the merger will occur no later than the second business day after the last of the conditions to the merger has been satisfied or waived, or at another time as Chanticleer and Sonnet agree. Chanticleer and Sonnet anticipate that the closing of the merger will occur promptly after the Chanticleer special meeting. However, because the merger is subject to a number of conditions, neither Chanticleer nor Sonnet can predict exactly when the closing will occur or if it will occur at all. Following the merger, Chanticleer will be renamed “Sonnet BioTherapeutics Holdings, Inc.”

Reasons for the Merger

In the course of its evaluation of the Merger Agreement and merger with Sonnet, the Chanticleer Board held numerous meetings, consulted with Chanticleer’s executive management, Chanticleer’s outside legal counsel and Chanticleer’s financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including the following:

●	the Chanticleer Board’s belief that Chanticleer’s business, operational and financial prospects, including its cash position and inability to satisfy $3 million in debt obligations coming due December 31, 2019, and the substantially diminished price of its common stock make it highly unlikely Chanticleer will find financing alternatives;
●	the Chanticleer Board’s conclusion that the merger provides existing Chanticleer stockholders an opportunity to participate in the potential growth of post-merger Sonnet following the merger while still participating in the continuing business of Chanticleer through the Spin-Off, which is also expected to be a publicly traded company;
●	the Chanticleer Board’s conclusion that the closing condition of the $6 million payment from Sonnet to Chanticleer will facilitate Chanticleer’s ability to negotiate the settlement of its 8% debentures in the principal amount of $6 million;
●	the $15,913,043 valuation of Chanticleer in the context of the merger vis a vis the perceived value of Chanticleer reflected in the diminished price of its common stock;
●	the Chanticleer’s Board’s belief that the Spin-Off entity will be in a greatly enhanced financial position to continue the restaurant business of Chanticleer; and
●	the Chanticleer Board’s consideration that post-merger Sonnet will be led by an experienced senior management team from Sonnet.

For more information on the Sonnet board of directors’ reasons for the transaction, see the section titled “The Merger—Sonnet Reasons for the Merger.”

Overview of the Merger Agreement and Agreements Related to the Merger Agreement

Merger Consideration

At the closing of the merger:

●	each outstanding share of common stock of Sonnet will be converted into the right to receive approximately 3.5475 shares of Chanticleer Common Stock, subject to adjustment for any reverse stock split and subject to the adjustments described elsewhere in this proxy statement/prospectus/information statement; and

●	all outstanding Sonnet stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Chanticleer Common Stock, proportionately adjusted based on the Common Stock Exchange Ratio.

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Immediately after the merger, based on the Common Stock Exchange Ratio, Sonnet securityholders will own approximately 94% of the post-closing outstanding shares of Chanticleer Common Stock (the “Post-Closing Shares”), Chanticleer securityholders will own approximately 6% of the Post-Closing Shares and the Spin-Off Entity will hold the Spin-Off Entity Warrant, exercisable for 2% of the Post-Closing Shares.

The Common Stock Exchange Ratio is an estimate only and the final Common Stock Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement. Adjustments to the Common Stock Exchange Ratio are described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Chanticleer Common Stock that Sonnet securityholders will be entitled to receive for changes in the market price of Chanticleer Common Stock. The Common Stock Exchange Ratio may be adjusted to reflect relative cash balances for Chanticleer and Sonnet and the capitalization of Chanticleer at closing, as provided for in the Merger Agreement.

Accordingly, the market value of the shares of Chanticleer Common Stock issued pursuant to the Merger Agreement will depend on the market value of the shares of Chanticleer Common Stock at the time the Merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement. On                     , 20  , the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of Chanticleer common stock was $        per share.

Treatment of Chanticleer Stock Options and Warrants

All options and warrants to purchase shares of Chanticleer Common Stock will remain outstanding immediately after the Effective Time in accordance with their terms. The number of shares of Chanticleer Common Stock underlying such options and warrants and the exercise prices for such options and warrants will be appropriately adjusted to reflect Chanticleer’s proposed reverse stock split, if consummated. The terms governing options and warrants to purchase shares of Chanticleer Common Stock will remain in full force and effect following the closing of the merger.

Conditions to the Closing of the Merger

To consummate the merger, among other things, Chanticleer stockholders must approve the Stock Issuance Proposal, the Reverse Stock Split Proposal and the Stock Increase Proposal, and Sonnet shareholders must adopt the Merger Agreement and approve the merger and the transactions contemplated thereby. Chanticleer must also effect the Stock Increase and the Reverse Split prior to and as a condition to the consummation of the merger.

The approval of the Stock Issuance Proposal by the Chanticleer stockholders requires the affirmative vote of the holders of a majority of the shares of Chanticleer Common Stock present and entitled to vote (in person or represented by proxy) at the Chanticleer special meeting, presuming a quorum is present at the meeting, and the approval of the Reverse Stock Split Proposal and the Stock Increase Proposal requires the affirmative vote of the holders of a majority of the shares of Chanticleer Common Stock outstanding on the record date of the Chanticleer special meeting. The adoption of the Merger Agreement and the approval of the merger and related transactions by the shareholders of Sonnet requires the affirmative vote of a majority of the votes cast by the holders of shares of Sonnet Common Stock; provided, that a majority of the outstanding shares of Sonnet Common Stock entitled to vote at the Sonnet special meeting is present, in person or by proxy.

In addition to the requirement of obtaining such stockholder approvals and appropriate regulatory approvals, completion of the Merger is subject to the satisfaction of a number of other conditions, including authorization for listing of the shares of Chanticleer Common Stock issued in the merger on the Nasdaq stock market and the continued listing of the Chanticleer Common Stock on the Nasdaq Capital Market post-merger, the payment by Sonnet to Chanticleer of $6,000,000, a portion of which is expected to be used by Chanticleer to satisfy certain outstanding indebtedness and other liabilities of Chanticleer prior to or at the Effective Time (which is subject to Sonnet’s success in raising capital prior to the Effective Time), Chanticleer having no indebtedness or other liabilities at the Effective Time (which is subject to Chanticleer’s success in raising capital and settling its debt prior to the Effective Time) and the consummation by Chanticleer and the Spin-Off Entity of the Disposition (which requires the consent of the holders of Chanticleer’s 8% non-convertible secured debentures).

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In addition to obtaining such stockholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Non-Solicitation

Each of Chanticleer and Sonnet agreed that, subject to certain exceptions, neither Chanticleer nor Sonnet, nor any of their respective subsidiaries, will, and none of them will authorize their respective directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives to, directly or indirectly:

●	solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal” (as defined below), or engage, participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, an acquisition proposal;

●	enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any acquisition proposal, or furnish to any person any non-public information or afford any person other than Chanticleer or Sonnet, as applicable, access to such party’s property, books or records, except pursuant to a request by a governmental entity, in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

●	engage in discussions or negotiations with any person with respect to any acquisition proposal;

●	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an acquisition proposal; or

●	publicly propose to do any of the foregoing.

An “acquisition proposal” means (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries, (b) any proposal for the issuance by such party of 15% or more of its equity securities, or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement.

However, before obtaining the applicable approvals from their respective stockholders required to consummate the merger, Chanticleer and Sonnet may furnish nonpublic information regarding it and its respective subsidiaries to, and may enter into discussions or negotiations with, any third-party in response to a bona fide written acquisition proposal made or received after the date of the Merger Agreement, which Chanticleer’s or Sonnet’s board of directors (as the case may be) determines in good faith, constitutes or is reasonably likely to result in a “superior offer” (as defined below) in respect of such party, if:

●	neither Chanticleer, or Sonnet, as applicable, nor any of its representatives has breached the non-solicitation provisions of the Merger Agreement described above;

●	Chanticleer’s or Sonnet’s board of directors, as applicable, concludes in good faith that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of such board of directors under applicable law;

●	Chanticleer or Sonnet, as applicable, receives from the third-party an executed confidentiality agreement containing provisions at least as favorable to such relevant party as those contained in the confidentiality agreement between Chanticleer and Sonnet; and

●	substantially contemporaneously with furnishing of any such nonpublic information to a third-party, Chanticleer or Sonnet, as applicable, furnishes the same information to the other party to the Merger Agreement to the extent not previously furnished.

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A “superior offer” means an unsolicited bona fide written acquisition proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its subsidiaries, pursuant to a tender offer or exchange offer, a merger, consolidation, business combination or recapitalization or a sale or exclusive license of its assets: (a) is on terms and conditions that the Chanticleer board of directors or the Sonnet board of directors, as applicable, determines in good faith, to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement, (b) is not subject to any financing condition, (c) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (d) includes termination rights no less favorable than the terms set forth in the Merger Agreement, and in all respects from a third party capable of performing such terms.

Termination of the Merger Agreement

Either Chanticleer or Sonnet can terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fees

If the Merger Agreement is terminated under certain circumstances and certain other events occur as described in the Merger Agreement, either Chanticleer or Sonnet will be required to pay the other party a termination fee of $500,000. Moreover, if either Chanticleer or Sonnet fails to pay any termination fee when due, then it will be required to pay interest on and reasonable fees and expenses incurred in connection with the collection of such overdue amount in addition to the $500,000 termination fee.

Management and Headquarters Following the Merger

Effective as of the closing of the merger, the combined company’s executive officers are expected to be composed of the following members of the current Sonnet management teams:

Name	Combined Company Position(s)	Current Position(s)
Pankaj Mohan, Ph.D.	President, Chief Executive Officer and Chairman	Founder, CEO and Chairman of Sonnet
Jay Cross	Chief Financial Officer	Chief Financial Officer of Sonnet
John K. Cini, Ph.D.	Chief Scientific Officer	Co-Founder and Chief Scientific Officer of Sonnet
Terence Rugg, M.D.	Chief Medical Officer	Chief Medical Officer of Sonnet
Susan Dexter	Chief Technical Officer	Chief Technical Officer of Sonnet

Following the merger, the combined company’s headquarters will be at 100 Overlook Center, Second Floor, Princeton, NJ 08540.

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Related Transactions and Agreements

Disposition Agreement

Chanticleer intends to enter into a disposition agreement (the “Disposition Agreement”) which will provide for the consolidation of its existing business of owning, operating and franchising fast casual dining concepts (the “Spin-Off Business”) into a single subsidiary of Chanticleer (the “Spin-Off Entity”). Prior to the merger, the Spin-Off Entity will acquire and assume (i) all of Chanticleer’s right, title and interest in and to all of the assets, properties, claims and rights used in, necessary for or held in connection with the Spin-Off Business, including the equity of all of Chanticleer’s subsidiaries; and (ii) all of Chanticleer’s obligations and liabilities (together, the “Contribution”). In exchange  for the Contribution, Chanticleer will receive 100% of the equity in Spin-Off Entity.  Following the Contribution, and immediately prior to the merger, all of the equity of the Spin-Off Entity will be distributed to the stockholders of Chanticleer as of the record date of such distribution.

Indemnification Agreement and Tail Policy

Pursuant to the Merger Agreement, Chanticleer and Sonnet agreed that at or prior to the Effective Time, each of Chanticleer, Sonnet and the Spin-Off Entity shall have entered into an indemnification agreement (the “Indemnification Agreement”), providing that from and after the Effective Time through the six (6th) anniversary of the date on which the Disposition is consummated, each of Chanticleer and Sonnet, and each of their respective, directors, officers, stockholders and managers who assumes such role upon or following the Effective Time (the “Disposition Indemnitees”) shall be fully indemnified and held harmless by the Spin-Off Entity against all actual or threatened claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative, investigative or otherwise, related to the Spin-Off Business prior to the Disposition or in connection with the Disposition.

In addition, at or prior to the Effective Time, the Spin-Off Entity will acquire a tail insurance policy in a coverage amount of at least $3.0 million, prepaid in full by the Spin-Off Entity, at no cost to the Disposition Indemnitees, and effective for at least six years following the consummation of the Disposition, covering the Spin-Off Entity’s indemnification obligations to the Disposition Indemnitees (the “Tail Policy”).

Pre-Closing Private Placement Transactions

Chanticleer and Sonnet intend to enter into one or more private placement transactions of their respective equity securities prior to the closing of the merger, to raise capital (the “Pre-Closing Private Placement Transactions”).

Preferred Stock

Chanticleer intends to redeem all of the shares of Series 1 Preferred outstanding prior to the merger. Holders of the Series 1 Preferred are entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

The Chanticleer Special Meeting

The special meeting of stockholders of Chanticleer will be held on                     , 20   at                 , local time, at                 , for the following purposes:

●	to consider and vote upon a proposal to approve the issuance of shares of Chanticleer Common Stock pursuant to the Agreement and Plan of Merger, dated as of October 10, 2019, by and among Chanticleer, Merger Sub, and Sonnet, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the “Stock Issuance Proposal”);

●	to consider and vote upon an amendment to the certificate of incorporation of Chanticleer to effect a reverse stock split of Chanticleer Common Stock, at a ratio in the range from 2-for-1 to [ ]-for-1, with such specific ratio to be mutually agreed upon by Chanticleer and Sonnet (the “Reverse Split”), the form of which is attached as Annex B to this proxy statement/prospectus/information statement (the “Reverse Stock Split Proposal”);

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●	to consider and vote upon an amendment to the certificate of incorporation of Chanticleer to increase the total number of authorized shares of common stock to [ ] (the “Stock Increase”), the form of which is attached as Annex C to this proxy statement/prospectus/information statement (the “Stock Increase Proposal”);

●

to consider and vote upon a proposal to approve the Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan, the form of which is attached as Annex D to this proxy statement/prospectus/information statement, and to authorize for issuance [ ] shares of Chanticleer Common Stock thereunder (the “Plan Proposal”);

●	to consider and vote upon an adjournment of the Chanticleer special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Chanticleer special meeting to approve the proposals submitted at the Chanticleer special meeting (the “Adjournment Proposal”); and

●	to transact such other business as may properly come before the Chanticleer special meeting or any adjournment or postponement thereof.

Collectively the proposals above are referred to as the “Chanticleer Proposals.” On each matter to be voted upon, stockholders have one vote for each share of Chanticleer Common Stock owned as of    , 20  . Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None
2	Reverse Stock Split Proposal	FOR votes from the holders of a majority of outstanding shares	Against	Against
3	Stock Increase Proposal	FOR votes from the holders of a majority of outstanding shares	Against	Against
4	Plan Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None
5	Adjournment	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	Against

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the special meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Chanticleer Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

If on the date of the Chanticleer special meeting, or a date preceding the date on which the Chanticleer special meeting is scheduled, Chanticleer reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the Chanticleer Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of Chanticleer Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Chanticleer special meeting, Chanticleer may postpone or adjourn, or make one or more successive postponements or adjournments of, the Chanticleer special meeting as long as the date of the Chanticleer special meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Because Chanticleer currently does not have sufficient authorized capital stock to issue the Merger Consideration to the Sonnet stockholders, the merger will not be consummated unless both the Stock Issuance Proposal and the Stock Increase Proposal are approved by the Chanticleer stockholders at the Chanticleer special Meeting. In addition, the merger requires the approval by the Chanticleer stockholders of the Reverse Stock Split Proposal because Chanticleer is currently not in compliance with the $1.00 per share minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), and it is a condition to closing of the merger that Nasdaq authorize for listing the shares of Chanticleer Common Stock issued in the merger and the continued listing of the Chanticleer Common Stock on the Nasdaq Capital Market post-merger. However, assuming all other closing conditions have been either satisfied or waived, the merger may be consummated even if the Plan Proposal is not approved by Chanticleer’s stockholders.

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The Sonnet Special Meeting

The adoption of the Merger Agreement and the approval of the merger and related transactions by Sonnet shareholders requires the affirmative votes of a majority of the votes cast by the holders of shares of Sonnet common stock; provided, that a majority of the outstanding shares of Sonnet common stock entitled to vote at the Sonnet special meeting is present, in person or by proxy.

Following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the SEC and pursuant to the conditions of the Merger Agreement, Sonnet shareholders will have the opportunity to elect to adopt the Merger Agreement, thereby approving the merger and related transactions, at a special meeting of the shareholders of Sonnet to be held be held on                     , 20   at                , local time, at       at                .  Shareholders will have one vote for each share of Sonnet Common Stock owned as of    , 2019. Votes will be counted by the inspector of election. Stockholders of Sonnet will be receiving information regarding this special meeting of stockholders under separate cover.

In addition to the requirement of obtaining such shareholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Interests of Directors and Executive Officers of Chanticleer and Sonnet

Interests of the Chanticleer Directors and Executive Officers in the Merger

In considering the recommendation of the Chanticleer board of directors with respect to issuing shares of Chanticleer Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by Chanticleer stockholders at the Chanticleer special meeting, Chanticleer stockholders should be aware that certain members of the Chanticleer board of directors and executive officers of Chanticleer have interests in the merger that may be different from, or in addition to, interests they have as Chanticleer stockholders.

As of October 31, 2019, Chanticleer’s directors and executive officers beneficially owned approximately 2.4% of the outstanding shares of Chanticleer Common Stock.

All of Chanticleer’s current executive officers, with the exception of Richard Adams, will continue as executive officers of the Spin-Off Entity post-merger.

Michael D. Pruitt, Chief Executive Officer of Chanticleer, holds 340 shares of Chanticleer’s 9% Redeemable Series 1 Preferred Stock (“Series 1 Preferred”), which are expected to be redeemed at or prior to the closing of the merger. Holders of the Series 1 Preferred are entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

The Chanticleer board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement. For more information, please see the sections titled “The Merger—Interests of the Chanticleer Directors and Executive Officers in the Merger” and “Agreements Related to the Merger-Disposition Agreement.”

Interests of the Sonnet Directors and Executive Officers in the Merger

In considering the recommendation of the Sonnet board of directors with respect to voting to approve the merger and related transactions by at the Sonnet shareholder meeting, Sonnet shareholders should be aware that certain members of the Sonnet board of directors and executive officers of Sonnet have interests in the merger that may be different from, or in addition to, interests they have as Sonnet shareholders.

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All of Sonnet’s current executive officers and directors hold shares of Sonnet Common Stock, which will, at the Effective Time, be automatically converted into the right to receive an amount of registered shares of Chanticleer Common Stock equal to the Common Stock Exchange Ratio. As of October 31, 2019, Sonnet’s directors and executive officers beneficially owned approximately 55.3% of the outstanding shares of Sonnet Common Stock. In addition, all of Sonnet’s current executive officers and directors are expected to become executive officers and directors of Chanticleer upon the closing of the merger and are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Indemnification Agreement and Tail Policy.

The Sonnet board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement. For more information, please see the sections titled “The Merger—Interests of the Sonnet Directors and Executive Officers in the Merger,” and “Certain Relationships and Related-Party Transactions—Sonnet.”

Risk Factors

Both Chanticleer and Sonnet are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

●	the Exchange Ratio is not adjustable based on the market price of Chanticleer Common Stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;

●	failure to complete the merger may result in Chanticleer or Sonnet paying a termination fee or expenses to the other party and could harm the common stock price of Chanticleer and future business and operations of each company;

●

failure to complete the merger may result in Chanticleer’s inability to satisfy its obligations under its 8% non-convertible secured debentures (for which $3 million of principal is due by the end of December 2019 and the remaining $3 million of principal is due by the end of March 2020, plus interest) and would require Chanticleer to renegotiate its obligations under the debentures or could require Chanticleer to file for bankruptcy protection;

●	the merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes;

●	the combined company will need to raise additional capital by issuing securities or debt or through licensing arrangements, which may cause significant dilution to the combined company’s stockholders or restrict the combined company’s operations or proprietary rights;

●	certain Chanticleer and Sonnet executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests;

●	the market price of the combined company’s common stock may decline as a result of the merger;

●	Chanticleer and Sonnet stockholders may not realize a benefit from the merger and the Disposition commensurate with the ownership dilution they will experience in connection with the merger;

●	during the pendency of the merger, Chanticleer and Sonnet may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

●	certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

●	the lack of a public market for Sonnet shares makes it difficult to determine the fair market value of the Sonnet shares, and the stockholders of Sonnet may receive consideration in the merger that is less than the fair market value of the Sonnet shares and/or Chanticleer may pay more than the fair market value of the Sonnet shares; and

●	if the conditions of the merger are not met, the merger will not occur.

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These risks and other risks are discussed in greater detail under the section titled “Risk Factors” and in the documents incorporated by reference in this proxy statement/prospectus/information statement. Chanticleer and Sonnet both encourage you to read and consider all of these risks carefully.

Regulatory Approvals

In the United States, Chanticleer must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Chanticleer Common Stock pursuant to the Merger Agreement and the filing of this proxy statement/prospectus/information statement with the SEC.

Nasdaq Stock Market Listing

The approval by Nasdaq of (i) the continued listing of the Chanticleer Common Stock on the Nasdaq Capital Market following the Effective Time and (ii) the listing of the shares of Chanticleer Common Stock being issued in connection with the merger on Nasdaq at or prior to the Effective Time are conditions to the closing of the merger. Sonnet has agreed to cooperate with Chanticleer to furnish to Chanticleer all information concerning Sonnet and its equityholders that may be required or reasonably requested in connection with Nasdaq.  If such approvals are obtained, Chanticleer anticipates that the combined company’s common stock will be listed on Nasdaq under the trading symbol “SONN” following the closing of the merger.

Anticipated Accounting Treatment

The merger is expected to be treated by Chanticleer as a reverse merger and accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, Sonnet is considered to be acquiring Chanticleer in the Merger.

Appraisal Rights and Dissenters’ Rights

Holders of shares of Chanticleer capital stock are not entitled to appraisal rights in connection with the merger. Sonnet shareholders are entitled to appraisal rights in connection with the merger under New Jersey law. For more information about such rights, see the provisions of Section 14A-11 of the New Jersey Business Corporation Act, or the BCA, attached hereto as Annex E, and the section titled “The Merger—Appraisal Rights and Dissenters’ Rights.”

Comparison of Stockholder Rights

Chanticleer is incorporated under the laws of the State of Delaware, and Sonnet is incorporated under the laws of the State of New Jersey. If the merger is completed, Sonnet shareholders will become stockholders of Chanticleer, and their rights will be governed by the General Corporation Law of the State of Delaware (the “DGCL”), the bylaws of Chanticleer and, the certificate of incorporation of Chanticleer. The rights of Chanticleer stockholders contained in the certificate of incorporation and bylaws of Chanticleer differ from the rights of Sonnet shareholders under the certificate of incorporation and bylaws of Sonnet and the BCA, as more fully described under the section titled “Comparison of Rights of Holders of Chanticleer Stock and Sonnet Stock.”

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SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND DATA

The following tables present summary historical financial data for Chanticleer and Sonnet, summary unaudited pro forma condensed combined financial data for Chanticleer and Sonnet, and comparative historical and unaudited pro forma per share data for Chanticleer and Sonnet.

Selected Historical Financial Data of Chanticleer

The selected statement of operations data for the years ended December 31, 2018 and 2017 and the selected balance sheet data as of December 31, 2018 and 2017 are derived from Chanticleer’s audited financial statements prepared using accounting principles generally accepted in the United States (“U.S. GAAP”), which are included in this proxy statement/prospectus/information statement. The selected statement of operations data for the years ended December 31, 2016, 2015 and 2014 and the selected balance sheet data as of December 31, 2016, 2015 and 2014 are derived from Chanticleer’s audited financial statements, which are not included in this proxy statement/prospectus/information statement. The selected financial data for the nine months ended September 30, 2019 and 2018, are derived from Chanticleer’s unaudited condensed financial statements included in this proxy statement/prospectus/information statement. The financial data should be read in conjunction with“Chanticleer Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Chanticleer’s condensed financial statements and related notes appearing elsewhere in this proxy statement/prospectus/information statement. The historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended December 31,					Nine Months Ended September 30,
	2018	2017	2016	2015	2014	2019	2018
						(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenue	$40,614	$41,433	$41,702	$42,397	$29,843	$30,562	$30,494
Net loss from continuing operations attributable to common shareholders	$(6,973)	$(6,903)	$(4,271)	$(12,190)	$(5,482)	$(9,059)	$(4,680)
Net loss from continuing operations per common share attributable to common stockholders - basic and diluted	$(1.98)	$(2.73)	$(1.97)	$(8.56)	$(8.38)	$(1.54)	$(1.35)
Weighted average shares outstanding, basic and diluted	3,520,125	2,525,037	2,169,503	1,424,550	654,467	5,892,639	3,457,145

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	At December 31,					At September 30,
	2018	2017	2016	2015	2014	2019
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$630	$273	$269	$1,224	$246	$637
Total assets	$29,793	$30,183	$33,486	$42,205	$35,792	$41,847
Total current liabilities	$14,312	$14,906	$12,111	$16,181	$11,413	$19,000
Total long-term liabilities	$7,224	$3,788	$7,670	$4,267	$9,406	$17,714

Selected Historical Financial Data of Sonnet

The selected statement of operations data for the fiscal years ended September 30, 2019 and 2018 and the selected balance sheet data as of September 30, 2019 and 2018 are derived from Sonnet’s audited financial statements prepared using accounting principles generally accepted in the United States (“U.S. GAAP”), which are included in this proxy statement/prospectus/information statement. The financial data should be read in conjunction with “Sonnet Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sonnet’s condensed financial statements and related notes appearing elsewhere in this proxy statement/prospectus/information.

	Years Ended September 30,
	2019	2018
	(in thousands, except per share data)
Statement of Operations Data:
Research and development expenses	$2,199	$155
General and administrative expenses	$2,509	$364
Net loss	$(4,871)	$(900)
Loss per share, basic and diluted	$(0.10)	$(0.02)
Weighted average shares outstanding, basic and diluted	50,216,305	46,939,089

	At September 30,
	2019	2018
	(in thousands)
Balance Sheet Data:
Cash	$36	$5
Total assets	$40	$5
Total current liabilities	$2,885	$2,397
Stockholders’ deficit	$(2,845)	$(2,391)

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Selected Unaudited Pro Forma Condensed Combined Financial Data of Chanticleer and Sonnet

The following selected unaudited pro forma condensed combined financial data gives effect to: (i) the Merger, (ii) the GEM Draw Down (as defined in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus/information statement), (iii) proceeds from the Pre-Closing Private Placement Transactions (iv) Sonnet’s acquisition of Relief Therapeutics SA (“Relief”), and (v) the Disposition (collectively, the “Pro Forma Events”).  The Merger is accounted for as a reverse recapitalization under U.S. GAAP because Chanticleer will have nominal assets and operations as a result of the Disposition. Sonnet was determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) Sonnet stockholders will own approximately 94% of Chanticleer immediately following the effective time of the merger, (ii) Sonnet will hold all of the board seats of the combined company and (iii) Sonnet’s management will hold all key positions in the management of the combined company.

The Chanticleer and Sonnet unaudited pro forma condensed combined balance sheet data assume that the Pro Forma Events took place on September 30, 2019, and combines the Chanticleer and Sonnet historical balance sheets at September 30, 2019. The Chanticleer and Sonnet unaudited pro forma condensed combined statements of operations data assume that the Pro Forma Events took place as of January 1, 2018, and combines the historical results of Chanticleer for the year ended December 31, 2018, of Sonnet for the year ended September 30, 2018 and of Chanticleer and Sonnet for the nine months ended September 30, 2019.

Chanticleer and Sonnet have different fiscal year ends. As Chanticleer’s fiscal year ended December 31 is within 93 days of Sonnet’s fiscal year ended September 30, Chanticleer’s pro forma condensed combined statement of operations for the year ended December 31, 2018 includes Sonnet’s operating results for its respective fiscal year ended September 30, 2018 as permitted by Rule 11-02 of Regulation S-X. The unaudited condensed combined statement of operations for the nine months ended September 30, 2019 combines the historical results of Chanticleer for the nine months ended September 30, 2019 and the historical results of Sonnet for the nine months ended September 30, 2019, derived from Sonnet’s audited statement of operations for the year ended September 30, 2019 and Sonnet’s unaudited statement of operations for the three months ended December 31, 2018.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2019 and for the year ended December 31, 2018 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus/information statement.

The unaudited pro forma condensed combined financial information assumes that, at the Effective Time, each share of Sonnet Common Stock will be converted into the right to receive shares of Chanticleer Common Stock such that, immediately after the Merger, Chanticleer stockholders are expected to own approximately 6% of the fully-diluted common stock of the combined company, Sonnet stockholders are expected to own approximately 92% of the fully-diluted common stock of the combined company and the Spin-Off Entity will hold a warrant to purchase 2% of the common stock of the combined company outstanding after the Effective Time. Such percentages are subject to adjustment to account for the occurrence of certain events discussed elsewhere in this proxy statement/prospectus/information statement.

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Unaudited Pro Forma Condensed Combined Statements of Operations Data

	For the Nine Months Ended September 30, 2019	For the Year Ended December 31, 2018
	(In thousands, except per share data)
Research and development expenses	$2,170	$208
General and administrative expenses	2,337	444
Loss from operations	(4,507)	(652)
Net loss attributable to common stockholders	(3,187)	(1,034)
Net loss per share, basic and diluted	(0.01)	—

Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of September 30, 2019
(In thousands)
Cash and cash equivalents	$595
Working capital, net	(3,539)
Total assets	1,623
Accumulated deficit	(35,875)
Total stockholders’ deficit	(3,564)

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Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Chanticleer Common Stock and the historical net loss and book value per share of Sonnet Common Stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the merger (and the other Pro Forma Events) on a purchase basis.

You should read the tables below in conjunction with the audited and unaudited consolidated financial statements of Chanticleer included in this proxy statement/prospectus/information statement and the audited and unaudited financial statements of Sonnet included in this proxy statement/prospectus/information statement and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus/information statement.

Chanticleer

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Historical Per Common Share Data:
Basic and diluted net loss per share	$(1.54)	$(1.98)
Book value per share	0.51	2.22

Sonnet

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.09)	$(0.02)
Book value per share	(0.05)	(0.05)

Combined company

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(0.01)	$—
Book value per share	(0.02)	N/A

Sonnet unaudited pro forma equivalent per share data

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$—	$—
Book value per share	—	N/A

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MARKET PRICE AND DIVIDEND INFORMATION

Chanticleer Common Stock is listed on the Nasdaq Capital Market under the symbol “BURG.” The following table presents, for the periods indicated, the range of high and low per share sales prices for Chanticleer Common Stock as reported on the Nasdaq Capital Market for each of the periods set forth below. Sonnet is a private company and its common stock is not publicly traded. These per share sales prices do not give effect to the proposed reverse stock split of Chanticleer Common Stock to be implemented, if approved by Chanticleer stockholders, prior to the closing of the merger.

Chanticleer Common Stock

	High	Low
Year Ending December 31, 2019
First Quarter	$2.16	$1.27
Second Quarter	$2.95	$0.82
Third Quarter	$1.09	$0.50
Fourth Quarter (through November 26, 2019)	$1.02	$0.63

Year Ended December 31, 2018
First quarter	$5.14	$2.96
Second quarter	$3.99	$2.75
Third quarter	$3.28	$2.27
Fourth quarter	$2.54	$1.23

Year Ended December 31, 2017
First quarter	$0.47	$0.31
Second quarter*	$4.50	$0.23
Third quarter	$3.44	$1.90
Fourth quarter	$3.20	$1.81

* Chanticleer effected a 10:1 stock split on May 19, 2017.

On October 10, 2019, the last full trading day immediately preceding the public announcement of the merger, the closing price per share of Chanticleer Common Stock on the Nasdaq Capital Market was $0.83. On November 26, 2019, the last reported sale price of Chanticleer Common Stock on the Nasdaq Capital Market was $0.67 per share.

Because the market price of Chanticleer Common Stock is subject to fluctuation, the market value of the shares of Chanticleer Common Stock that Sonnet shareholders will be entitled to receive in the merger may increase or decrease.

Following the closing of the merger, Chanticleer expects the combined company’s common stock will be listed on Nasdaq and will trade under Chanticleer’s new name, “Sonnet BioTherapeutics Holdings, Inc.”, and trading symbol “SONN.”

As of November 13, 2019, there were 183 stockholders of record. The number of record holders was determined from the records of Chanticleer’s transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of the Chanticleer Common Stock is Securities Transfer Corporation, 2901 N Dallas Parkway, Suite 380, Plano, TX 75093, (469) 633-0101.

As of October 31, 2019, there were approximately 131 holders of record of Sonnet Common Stock.

Dividend Policy

Chanticleer has never declared or paid dividends on its common stock. It currently intends to retain future earnings, if any, for use in its business, and, therefore, it does not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of Chanticleer’s board of directors after considering various factors, including its financial condition, operating results, current and anticipated cash needs and plans for expansion.

Sonnet has never paid or declared any cash dividends on its common stock. If the merger does not occur, Sonnet does not anticipate paying any cash dividends on its common stock in the foreseeable future, and Sonnet intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Sonnet board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the Sonnet board of directors deems relevant.

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RISK FACTORS

You should carefully consider the risks described below regarding the merger, the Chanticleer business and the Sonnet business, together with all of the other information included in this proxy statement/prospectus/information statement, before making a decision about voting on the proposals submitted for your consideration, including, in particular, proposal 1 with respect to the issuance of Chanticleer Common Stock in respect of the merger.

Risks Related to the Merger and the Combined Company

The Exchange Ratio is not adjustable based on the market price of Chanticleer Common Stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the Exchange Ratio for the Sonnet Common Stock, and the Exchange Ratio is only adjustable upward or downward based on increases or decreases in the number of shares of Sonnet’s issued and outstanding capital stock and the number of shares of Sonnet capital stock issuable upon the exercise or conversion of other Sonnet securities, increases or decreases in the number of shares of Chanticleer’s issued and outstanding capital stock and the number of shares of Chanticleer capital stock issuable upon the exercise or conversion of other Chanticler securities and if the cash balances at closing of either Chanticleer or Sonnet change in relation to each other, as described in the section titled “The Merger—Merger Consideration.” The pre-reverse stock split Exchange Ratio is currently estimated to be 3.5475, and the post-split Exchange Ratio will depend on the exact reverse stock split ratio that is ultimately mutually determined by Chanticleer and Sonnet. Any changes in the market price of Chanticleer Common Stock before the closing of the merger will not affect the number of shares Sonnet securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the closing of the merger the market price of Chanticleer Common Stock declines from the market price on the date of the Merger Agreement, then Sonnet shareholders could receive merger consideration with substantially lower value. Similarly, if before the closing of the merger the market price of Chanticleer Common Stock increases from the market price on the date of the Merger Agreement, then Sonnet shareholders could receive merger consideration with substantially more value for their shares of Sonnet capital stock than the parties had negotiated for in the establishment of the Exchange Ratio. Because the Exchange Ratio does not adjust as a result of changes in the value of Chanticleer Common Stock, for each one percentage point that the market value of Chanticleer Common Stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to Sonnet shareholders.

Failure to complete the merger may result in Chanticleer or Sonnet paying a termination fee to the other party and could harm the common stock price of Chanticleer and future business and operations of each company.

If the merger is not completed, Chanticleer and Sonnet are subject to the following risks:

●	if the Merger Agreement is terminated under certain circumstances and certain events occur, Chanticleer or Sonnet will be required to pay the other party a termination fee of $500,000;

●	the price of Chanticleer stock may decline; and

●	costs related to the merger, such as legal, accounting and investment banking fees must be paid even if the merger is not completed.

In addition, if the Merger Agreement is terminated and the Chanticleer or Sonnet board of directors determines to seek another business combination, there can be no assurance that Chanticleer or Sonnet will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger.

Chanticleer may be unable to identify and complete an alternative strategic transaction or continue to operate the business due to its limited cash availability, and it may be required to dissolve and liquidate its assets. In such case, Chanticleer would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash, if any, left to distribute to stockholders after paying the debts and other obligations of Chanticleer and setting aside funds for reserves.

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As of September 30, 2019, Chanticleer’s cash balance was $638,000, its working capital was negative $15.5 million and it has significant near-term commitments and contractual obligations. Chanticleer has typically funded its operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from the issuances of its common stock and other financing arrangements, including convertible debt, lines of credit, notes payable, capital leases, and other forms of external financing. As of September 30, 2019, Chanticleer and its subsidiaries have approximately $2.9 million of accrued employee and employer taxes, including penalties and interest, which are due to certain taxing authorities. Chanticleer is currently in discussions with various taxing authorities on settling these liabilities through payment plans that began in the third quarter. Chanticleer also has $3 million of principal due on the 8% non-convertible secured debentures by the end of December 2019 and the remaining $3 million of principal due by the end of March 2020, plus interest. In addition, if Chanticleer fails to meet various debt covenants going forward and is notified of the default by the noteholders of the 8% non-convertible secured debentures, Chanticleer may be assessed additional default interest and penalties which would increase its obligations. In addition, Chanticleer has approximately $680,000 of other debt obligations coming due over the next twelve months. Chanticleer cannot provide assurance that it will be able to refinance its long-term debt or sell assets or raise additional capital.

In the event that capital is not available, or Chanticleer is unable to refinance its debt obligations or obtain waivers, it may then have to scale back or freeze its organic growth plans, sell assets on less than favorable terms, reduce expenses, curtail future acquisition plans to manage its liquidity and capital resources and/or pursue bankruptcy protection. Chanticleer may also incur financial penalties or other negative actions from its lenders if it is not able to refinance or otherwise extend or repay its current obligations or obtain waivers.

If the conditions to the merger are not met, the merger may not occur.

Even if the proposals referred to herein are approved by the stockholders of Chanticleer and Sonnet, specified other conditions must be satisfied or waived to complete the merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to the Closing of the Merger.” Chanticleer and Sonnet cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger may not occur or will be delayed, and Chanticleer and Sonnet each may lose some or all of the intended benefits of the merger.

The consummation of the transactions contemplated by the Merger Agreement is dependent upon Chanticleer and Sonnet obtaining all relevant and necessary consents and approvals.

A condition to consummation of the merger is that Chanticleer and Sonnet obtain certain consents or approvals from third parties, including consents from parties to certain commercial agreements, leases and debt agreements in connection with the merger and the Disposition and approval from NASDAQ to maintain the listing of the Chanticleer Common Stock on the Nasdaq Capital Market following the merger and to list the shares of Chanticleer Common Stock being issued in the merger. In addition, the stockholders of Chanticleer must approve the issuance of Chanticleer Common Stock pursuant to the Merger Agreement. The Sonnet shareholders must adopt the Merger Agreement and approve the merger to be consummated pursuant thereto. There can be no assurance that Chanticleer or Sonnet will be able to obtain all such relevant consents and approvals on a timely basis or at all. Each of Chanticleer and Sonnet has incurred, and expects to continue to incur, significant costs and expenses in connection with the proposed merger. Any failure to obtain, or delay in obtaining, the necessary consents or approvals would prevent Chanticleer and Sonnet from being able to consummate, or delay the consummation of, the transactions contemplated by the Merger Agreement, which could materially adversely affect the business, financial condition and results of operations of Chanticleer and Sonnet, and, correspondingly, the combined company if the merger is consummated. There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

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The No Debt Condition may not be satisfied.

One of the conditions to the obligations of Sonnet under the Merger Agreement is that on or prior to the closing of the merger, Chanticleer shall have no indebtedness or other liabilities (the “No Debt Condition”). As of September 30, 2019, Chanticleer and its subsidiaries had an aggregate of $36.7 million in total liabilities, and such liabilities must be either fully paid or assumed by the Spin-Off Entity prior to the consummation of the merger. Pursuant to the terms of the Merger Agreement, Sonnet is required to pay $6.0 million to Chanticleer in connection with the merger (the “$6 Million Payment Condition”), which amount is expected to be used by Chanticleer towards the payoff of Chanticleer liabilities that are not assumed by the Spin-Off Entity in connection with the Disposition, however, no assurance can be given that Chanticleer will be able to settle the remaining debt in order to satisfy the No Debt Condition. It is currently estimated that Chanticleer needs to raise approximately $1.5 million through equity financing, asset sales or other strategic transactions in order to enable it to sustain operations through closing and satisfy all of its conditions to closing, including the No Debt Condition. If Chanticleer cannot raise additional funds on acceptable terms and if Sonnet is not otherwise willing to waive the No Debt Condition, the parties will not be able to consummate the merger.

The $6 Million Payment Condition may not be satisfied.

One of the conditions to the obligations of Chanticleer under the Merger Agreement is that on or prior to the closing of the merger, Sonnet shall satisfied the $6 Million Payment Condition. As of September 30, 2019, Sonnet had negative working capital of $2.8 million. No assurance can be given that Sonnet will be able to raise the remaining funds necessary to satisfy the $6 Million Payment Condition. If Sonnet cannot raise additional funds on acceptable terms and if Chanticleer is not otherwise willing to waive the $6 Million Payment Condition, the parties will not be able to consummate the merger.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either Chanticleer or Sonnet can refuse to complete the merger if there is a material adverse change affecting the other party between October 10, 2019, the date of the Merger Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the merger, even if such change could be said to have a material adverse effect on Chanticleer or Sonnet, including:

●	general business or economic conditions affecting the industries in which Sonnet or Chanticleer operate (except to the extent any changes in such conditions have a disproportionate effect on Sonnet or Chanticleer relative to other participants in such industries);

●	natural disasters, acts of war, armed hostilities or terrorism;

●	changes in financial, banking or securities markets;

●	the taking of any action required to be taken by the Merger Agreement; or

●	with respect to Chanticleer, any change in the stock price or trading volume of Chanticleer common stock.

If adverse changes occur and Chanticleer and Sonnet still complete the merger, the combined company stock price may suffer. This in turn may reduce the value of the merger to the stockholders of Chanticleer and Sonnet.

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The combined company will need to raise additional capital by issuing securities or debt or through licensing arrangements, which may cause dilution to the combined company’s stockholders or restrict the combined company’s operations or proprietary rights.

The combined company will be required to raise additional capital and may be required to raise funds sooner than currently planned. Additional financing may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such an issuance may cause significant dilution to the combined company’s stockholders’ ownership and the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through licensing arrangements, it may be necessary to grant licenses on terms that are not favorable to the combined company.

Certain Chanticleer and Sonnet executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.

Certain officers and directors of Chanticleer and Sonnet participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as directors and officers of the combined company, in the case of Sonnet, severance benefits and continued indemnification.

For example, all of the current officers and directors of Sonnet will continue as the officers and directors of the combined company upon the closing of the merger. For more information, please see the section titled “The Merger—Interests of the Sonnet Directors and Executive Officers in the Merger” and “The Merger—Interests of the Chanticleer Directors and Executive Officers in the Merger.”

The market price of the combined company’s common stock following the merger and the Disposition may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger and the Disposition for a number of reasons including if:

●	investors react negatively to the prospects of the combined company’s business and prospects from the merger and the Disposition;

●	the effect of the merger and Disposition on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the combined company does not achieve the perceived benefits of the merger and the Disposition as rapidly or to the extent anticipated by financial or industry analysts.

Chanticleer and Sonnet stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the merger, Chanticleer and Sonnet securityholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.

During the pendency of the merger, Chanticleer and Sonnet may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Chanticleer and Sonnet to make acquisitions, subject to certain exceptions relating to fiduciary duties, or complete other transactions that are not in the ordinary course of business pending the closing of the merger. As a result, if the merger is not completed, the parties may lose valuable business opportunities during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third-party, subject to certain exceptions. Any such transactions could be favorable to such party’s stockholders.

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Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Chanticleer and Sonnet from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in certain circumstances where the Chanticleer or Sonnet board of directors, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited alternative takeover proposal constitutes or is reasonably likely to result in a superior takeover proposal. In addition, if Chanticleer or Sonnet terminate the Merger Agreement under certain circumstances, including terminating because of a decision of the Chanticleer or Sonnet board of directors, as applicable, to recommend an alternative proposal, Chanticleer or Sonnet, as applicable, would be required to pay a termination fee of $500,000 to the other party. This termination fee described above may discourage third parties from submitting alternative takeover proposals to Chanticleer and its stockholders and Sonnet and its shareholders, and may cause the Chanticleer board of directors or the Sonnet board of directors to be less inclined to recommend an alternative proposal.

The lack of a public market for Sonnet shares makes it difficult to determine the fair market value of the Sonnet shares, and Sonnet shareholders may receive consideration in the merger that is less than the fair market value of the Sonnet shares and/or Chanticleer may pay more than the fair market value of the Sonnet shares.

Sonnet is privately held and its capital stock is not traded in any public market. The lack of a public market makes it extremely difficult to determine Sonnet’s fair market value. Because the percentage of Chanticleer equity to be issued to Sonnet stockholders was determined based on negotiations between the parties, it is possible that the value of the Chanticleer Common Stock to be received by Sonnet shareholders will be less than the fair market value of Sonnet, or Chanticleer may pay more than the aggregate fair market value for Sonnet.

The issuance of shares of Chanticleer Common Stock to Sonnet shareholders in the merger will dilute substantially the voting power of Chanticleer’s current stockholders.

If the merger is completed, immediately following the Effective Time, the former Sonnet shareholders will hold approximately 94% of the outstanding shares of Chanticleer Common Stock, the stockholders of Chanticleer will retain ownership of only approximately 6% of the outstanding shares of Chanticleer Common Stock and the Spin-Off Entity will hold the Spin-Off Entity Warrant, exercisable for 2% of the outstanding shares of Chanticleer Common Stock. Accordingly, the issuance of shares of Chanticleer Common Stock to Sonnet shareholders in the merger will reduce substantially the voting power of each share of Chanticleer Common Stock held by Chanticleer’s current security holders. Consequently, Chanticleer security holders as a group will have substantially less influence over the management and policies of the combined company after the merger, than prior thereto.

The pendency of the merger could have an adverse effect on the trading price of Chanticleer Common Stock and Chanticleer’s business, financial condition, results of operations or business prospects.

While there have been no significant adverse effects to date, the pendency of the merger could disrupt Chanticleer’s businesses in the following ways, including:

●	the attention of Chanticleer’s management may be directed toward the closing of the merger and related matters and may be diverted from the day-to-day business operations; and

●	third parties may seek to terminate or renegotiate their relationships with Chanticleer as a result of the merger, whether pursuant to the terms of their existing agreements with Chanticleer or otherwise.

Should they occur, any of these matters could adversely affect the trading price of Chanticleer Common Stock or harm Chanticleer’s and/or the Spin-Off Entity’s financial condition, results of operations or business prospects.

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Chanticleer and Sonnet do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

Future sales of shares by existing stockholders could cause the combined company’s stock price to decline.

If existing stockholders of Chanticleer and Sonnet sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after the merger, the trading price of the common stock of the combined company could decline. Based on shares outstanding as of October 31, 2019 and shares expected to be issued upon the closing of the merger, the combined company is expected to have outstanding a total of approximately 220,817,858 shares of common stock (prior to giving effect to any proposed reverse stock split) immediately following the closing of the merger. All of such shares of common stock will be freely tradable, without restriction, in the public market. Approximately 102,700,125 of such shares of common stock (prior to giving effect to the proposed reverse stock split) will be held by directors, executive officers of the combined company and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act.

The ownership of the combined company common stock is expected to be highly concentrated, which may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company stock price to decline.

Executive officers and directors of the combined company and their affiliates are expected to beneficially own or control approximately 46.5% of the outstanding shares of the combined company common stock following the closing of the merger. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the combined company, even if such a change of control would benefit the other stockholders of the combined company. The significant concentration of stock ownership may adversely affect the trading price of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Anti-takeover provisions under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company stockholders to replace or remove the combined company management.

Because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company. Although Chanticleer and Sonnet believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

The rights of holders of Sonnet securities will change as a result of the merger.

After the merger, the rights of those shareholders of Sonnet who will become Chanticleer stockholders will be governed by Chanticleer’s certificate of incorporation and Chanticleer’s bylaws, which are governed by the laws of the State of Delaware, which may be different from the laws of the State of New Jersey. For more information, see the section entitled “Comparison of Rights of Chanticleer Stockholders and Sonnet Shareholders.”

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The historical audited and unaudited pro forma condensed combined financial information may not be representative of our results after the merger.

The historical audited and unaudited pro forma condensed combined financial information included elsewhere in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the date indicated, nor is it indicative of future operating results or financial position.

Risks Relating to Sonnet’s Business and Stock Ownership in Sonnet

Investing in Sonnet involves a high degree of risk. Before deciding whether to invest, you should carefully consider the following risks and uncertainties, together with all other information in this proxy statement/prospectus/information statement, including Sonnet’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition”. All references in this section to “Sonnet,” the “Company,” “we,” “us,” or “our” mean Sonnet BioTherapeutics, Inc. unless we state otherwise or the context otherwise indicates. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and/or growth prospects. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business. Certain statements below are forward- looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/prospectus/information statement.

Risks Related to Our Financial Position and Need for Additional Capital

We have a history of significant operating losses and expect to incur significant and increasing losses for the foreseeable future, and we may never achieve or maintain profitability.

We do not expect to generate revenue or profitability that is necessary to finance our operations in the short term. We incurred net losses of $4.9 million and $0.9 million for the years ended September 30, 2019 and 2018, respectively. In addition, our accumulated deficit as of September 30, 2019 was 12.4 million. To date, we have not commercialized any products or generated any revenues from the sale of products, and absent the realization of sufficient revenues from product sales, we may never attain profitability in the future. We have devoted substantially all of our financial resources and efforts to research and development, including preclinical studies and our clinical trials. Our net losses may fluctuate significantly from quarter to quarter and year to year. Net losses and negative cash flows have had, and will continue to have, an adverse effect on our shareholders’ (deficit) equity and working capital.

We anticipate that our expenses will increase substantially if and as we:

●	continue to develop and conduct clinical trials with respect to our lead product candidate, SON-080, and our other product candidates program;

●	initiate and continue research, preclinical and clinical development efforts for any future product candidates;

●	seek to discover and develop additional product candidates and further expand our clinical product pipeline;

●	seek marketing and regulatory approvals for any product candidates that successfully complete clinical trials;

●	require the manufacture of larger quantities of product candidates for clinical development and, potentially, commercialization;

●	maintain, expand and protect our intellectual property portfolio;

●	expand our research and development infrastructure, including hiring and retaining additional personnel, such as clinical, quality control and scientific personnel;

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●	establish sales, marketing, distribution and other commercial infrastructure in the future to commercialize products for which we obtain marketing approval, if any;

●	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization and help us comply with our obligations as a public company; and

●	add equipment and physical infrastructure to support our research and development.

Our ability to become and remain profitable depends on our ability to license our products and generate revenue. Generating product revenue will depend on our ability to obtain marketing approval for, and successfully commercialize, one or more of our product candidates.

Successful commercialization will require achievement of key milestones, including completing clinical trials of our product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing and selling those products for which we, or any collaborators, may obtain marketing approval, satisfying any post-marketing requirements and obtaining reimbursement for our products from private insurance or government payors. Because of the uncertainties and risks associated with these activities, we are unable to accurately predict the timing and amount of revenues, and if or when we might achieve profitability. We and any collaborators may never succeed in these activities and, even if we do, or any collaborators do, we may never generate revenues that are large enough for us to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our failure to become and remain profitable would depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. If we continue to suffer losses, investors may not receive any return on their investment and may lose their entire investment.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our business commenced operations in 2015. Our operations to date have been limited to financing and staffing our company, developing our technology, conducting preclinical research and early-stage clinical trials for our product candidates and pursuing strategic collaborations to advance our product candidates. We have not yet demonstrated an ability to successfully conduct late-stage clinical trials, obtain marketing approvals, manufacture a commercial-scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially clinical-stage biopharmaceutical companies such as ours. Any predictions you make about our future success or viability may not be as accurate as they would be if we had a longer operating history or a history of successfully developing and commercializing pharmaceutical products.

We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives. We will eventually need to transition from a company with a development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We expect our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

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Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.

We have incurred recurring losses since inception. We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, development of our product candidates and preclinical and clinical programs, strategic alliances and the development of our administrative organization. The consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Our ability to continue as a going concern is dependent on our ability to raise additional equity or debt capital or spin-off non-core assets to raise additional cash. Should we be unable to raise sufficient additional capital, we may be required to undertake cost-cutting measures including delaying or discontinuing certain clinical activities.

The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our planned clinical trials. These factors among others create a substantial doubt about our ability to continue as a going concern.

Even if this merger is successful, we will need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product discovery and development programs or commercialization efforts.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. For example, in the years ended September 30, 2019 and 2018, we used $2.2 million and $0.7 million, respectively, in net cash for our operating activities, substantially all of which related to research and development activities. We expect our expenses to increase in connection with our ongoing activities, particularly as we initiate new clinical trials of, initiate new research and preclinical development efforts for and seek marketing approval for, our current product candidates or any future product candidates. In addition, if we obtain marketing approval for any of our product candidates, we may incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution to the extent that such sales, marketing, manufacturing and distribution are not the responsibility of a collaborator. Furthermore, following the completion of the merger, we expect to incur significant additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we may be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

Assuming the merger and the transactions related thereto are consummated, we expect that our existing cash will be sufficient to fund our operating expenses and capital expenditure requirements through [ ]. We will be required to expend significant funds in order to advance the development of the product candidates in our pipeline, as well as other product candidates we may seek to develop. In addition, while we may seek one or more collaborators for future development of our product candidates, we may not be able to enter into a collaboration for any of our product candidates for such indications on suitable terms, on a timely basis or at all. In any event, our existing cash will not be sufficient to fund all of the efforts that we plan to undertake or to fund the completion of development of any of our product candidates. Accordingly, we will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. We do not have any committed external source of funds. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

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Our estimate may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Further, changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned. Our future funding requirements, both short-term and long-term, will depend on many factors, including:

●	the scope, progress, timing, costs and results of clinical trials of, and research and preclinical development efforts for, our current and future product candidates;

●	our ability to enter into, and the terms and timing of, any collaborations, licensing or other arrangements;

●	our ability to identify one or more future product candidates for our pipeline;

●	the number of future product candidates that we pursue and their development requirements;

●	the outcome, timing and costs of seeking regulatory approvals;

●	the costs of commercialization activities for any of our product candidates that receive marketing approval to the extent such costs are not the responsibility of any collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

●	the receipt of marketing approval, revenue, if any, received from commercial sales of our current and future product candidates;

●	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights including enforcing and defending intellectual property related claims; and

●	the costs of operating as a public company.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or cause us to relinquish valuable rights.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements or monetization transactions. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Any indebtedness we incur would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline and existing shareholders may not agree with our financing plans or the terms of such financings. If we raise additional funds through strategic partnerships and alliances, licensing arrangements or monetization transactions with third parties, we may have to relinquish valuable rights to our technologies, or our product candidates, or grant licenses on terms unfavorable to us. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

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Risks Related to the Discovery, Development and Regulatory Approval of Our Product Candidates

We are substantially dependent on the success of our internal development programs and our product pipeline candidates may not successfully complete clinical trials, receive regulatory approval or be successfully commercialized.

Our future success will depend heavily on the success of our internal development programs and of product candidates from our pipeline program.

Our ability to successfully commercialize our pipeline and our other product candidates will depend on, among other things, our ability to:

●	successfully complete preclinical studies and clinical trials;

●	receive regulatory approvals from the FDA, the EMA and other similar regulatory authorities;

●	establish and maintain collaborations with third parties for the development and/or commercialization of our product candidates, or otherwise build and maintain strong development, sales, distribution and marketing capabilities that are sufficient to develop products and launch commercial sales of any approved products;

●	obtain coverage and adequate reimbursement from payors such as government health care systems and insurance companies and achieve commercially attractive levels of pricing;

●	secure acceptance of our product candidates from physicians, health care payors, patients and the medical community;

●	produce, through a validated process, in manufacturing facilities inspected and approved by regulatory authorities, including the FDA, sufficiently large quantities of our product candidates to permit successful commercialization;

●	manage our spending as expenses increase due to clinical trials and commercialization; and

●	obtain and enforce sufficient intellectual property rights for any approved products and product candidates.

Of the large number of drugs in development in the pharmaceutical industry, only a small percentage result in the submission of a new drug application, or NDA, or biologics licensing application, or BLA, to the FDA and even fewer are approved for commercialization. Furthermore, even if we do receive regulatory approval to market our product candidates, any such approval may be subject to limitations on the indicated uses or patient populations for which we may market the product. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development programs, we cannot assure you that our product candidates will be successfully developed or commercialized. If we are unable to develop, or obtain regulatory approval for, or, if approved, to successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.

We are at a very early stage in our development efforts, our product candidates represent a new category of medicines and may be subject to heightened regulatory scrutiny until they are established as a therapeutic modality.

Our pipeline product candidates represent a new therapeutic modality of including engaging a Fully Human Albumin Binding Domain to deliver therapeutic products. Our product candidates may not demonstrate in patients any or all of the pharmacological benefits we believe they may possess. We have not yet succeeded and may never succeed in demonstrating efficacy and safety for these or any other product candidates in clinical trials or in obtaining marketing approval thereafter.

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Regulatory authorities do not have experience with our product candidate and may require evidence of safety and efficacy that goes beyond what we have included in our development plans. In such a case, development of our product candidates may be more costly or time-consuming than expected, and our candidate products may not prove to be viable.

If we are unsuccessful in our development efforts, we may not be able to advance the development of our product candidates, commercialize products, raise capital, expand our business or continue our operations.

Our product candidates and those of any collaborators will need to undergo preclinical and clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If preclinical or clinical trials of our or their product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA, the EMA and any other comparable regulatory authority, additional costs may be incurred or delays experienced in completing, the development of these product candidates, or their development may be abandoned.

The FDA in the United States, the EMA in the European Union and the European Economic Area, and other comparable regulatory authorities in other jurisdictions must approve new product candidates before they can be marketed, promoted or sold in those territories. We have not previously submitted an IND or BLA to the FDA or similar drug approval filings to comparable foreign regulatory authorities for any of our product candidates. We must provide these regulatory authorities with data from preclinical studies and clinical trials that demonstrate that our product candidates are safe and effective for a specific indication before they can be approved for commercial distribution. We cannot be certain that our clinical trials for our product candidates will be successful or that any of our product candidates will receive approval from the FDA, the EMA or any other comparable regulatory authority.

Preclinical studies and clinical trials are long, expensive and unpredictable processes that can be subject to extensive delays. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. It may take several years and require significant expenditures to complete the preclinical studies and clinical trials necessary to commercialize a product candidate, and delays or failure are inherently unpredictable and can occur at any stage. We may also be required to conduct additional clinical trials or other testing of our product candidates beyond the trials and testing that we contemplate, which may lead to us incurring additional unplanned costs or result in delays in clinical development. In addition, we may be required to redesign or otherwise modify our plans with respect to an ongoing or planned clinical trial, and changing the design of a clinical trial can be expensive and time consuming. An unfavorable outcome in one or more trials would be a major setback for our product candidates and for us. An unfavorable outcome in one or more trials may require us to delay, reduce the scope of or eliminate one or more product development programs, which could have a material adverse effect on our business, financial position, results of operations and future growth prospects.

Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing approval for our product candidates. The FDA, EMA or any other comparable regulatory authority may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

In connection with clinical trials of our product candidates, we face a number of risks, including risks that:

●	a product candidate is ineffective or inferior to existing approved products for the same indications;

●	a product candidate causes or is associated with unacceptable toxicity or has unacceptable side effects;

●	patients may die or suffer adverse effects for reasons that may or may not be related to the product candidate being tested;

●	the results may not confirm the positive results of earlier trials;

●	the results may not meet the level of statistical significance required by the FDA, the EMA or other relevant regulatory agencies to establish the safety and efficacy of our product candidates for continued trial or marketing approval; and

●	our collaborators may be unable or unwilling to perform under their contracts.

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Furthermore, we sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies, clinical trials, the submission of regulatory filings or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, the receipt of marketing approval or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions, which may cause the timing of achievement of the milestones to vary considerably from our estimates. If we fail to achieve milestones in the timeframes we expect, the commercialization of our product candidates may be delayed, we may not be entitled to receive certain contractual payments, which could have a material adverse effect on our business, financial position, results of operations and future growth prospects.

We may find it difficult to enroll patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of our product candidates.

Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on our ability to recruit patients to participate as well as the completion of required follow-up periods. Patients may be unwilling to participate in our clinical trials because of negative publicity from adverse events related to novel therapeutic approaches, competitive clinical trials for similar patient populations, the existence of current treatments or for other reasons. Enrollment risks are heightened with respect to certain indications that we may target for one or more of our product candidates that may be rare diseases, which may limit the pool of patients that may be enrolled in our planned clinical trials. The timeline for recruiting patients, conducting trials and obtaining regulatory approval of our product candidates may be delayed, which could result in increased costs, delays in advancing our product candidates, delays in testing the effectiveness of our product candidates or termination of the clinical trials altogether.

We may not be able to identify, recruit and enroll a sufficient number of patients, or those with the required or desired characteristics, to complete our clinical trials in a timely manner. For example, due to the nature of the indications that we are initially targeting, patients with advanced disease progression may not be suitable candidates for treatment with our product candidates and may be ineligible for enrollment in our clinical trials. Therefore, early diagnosis in patients with our target diseases is critical to our success. Patient enrollment and trial completion is affected by factors including the:

●	size of the patient population and process for identifying subjects;

●	design of the trial protocol;

●	eligibility and exclusion criteria;

●	safety profile, to date, of the product candidate under study;

●	perceived risks and benefits of the product candidate under study;

●	perceived risks and benefits of our approach to treatment of diseases;

●	availability of competing therapies and clinical trials;

●	severity of the disease under investigation;

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●	degree of progression of the subject’s disease at the time of enrollment;

●	proximity and availability of clinical trial sites for prospective subjects;

●	ability to obtain and maintain subject consent;

●	risk that enrolled subjects will drop out before completion of the trial;

●	patient referral practices of physicians; and

●	ability to monitor subjects adequately during and after treatment.

In addition, clinical development for pilot scale feasibility study of SON-080 is currently planned to take place outside of the U.S. Our ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

●	difficulty in establishing or managing relationships with academic partners or contract research organizations, or CROs, and physicians;

●	different standards for the conduct of clinical trials;

●	the absence in some countries of established groups with sufficient regulatory expertise for review of protocols related to our novel approach;

●	our inability to locate qualified local consultants, physicians and partners; and

●	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatment.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business, financial condition, results of operations and prospects.

Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of clinical trials do not necessarily predict success in the results of completed clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and we could face similar setbacks. For example, the Phase IIa trial of SON-080 will be conducted outside of the U.S., and the findings may not be replicated in future trials at global clinical trial sites in a later stage clinical trial conducted by us or our collaborators. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We may be unable to design and execute a clinical trial to support marketing approval.

Preclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for the product candidates. Even if we, or any collaborators, believe that the results of clinical trials for our product candidates warrant marketing approval, the FDA or comparable foreign regulatory authorities may disagree and may not grant marketing approval of our product candidates.

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In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial protocols and the rate of dropout among clinical trial participants. If we fail to receive positive results in clinical trials of our product candidates, the development timeline and regulatory approval and commercialization prospects for our most advanced product candidates, and, correspondingly, our business and financial prospects would be negatively impacted.

Our current or future product candidates may cause undesirable side effects or have other properties when used alone or in combination with other approved products or investigational new drugs that could halt their clinical development, prevent their marketing approval, limit their commercial potential or result in significant negative consequences.

Undesirable or clinically unmanageable side effects could occur and cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of marketing approval by the FDA or comparable foreign regulatory authorities. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.

If unacceptable side effects arise in the development of our product candidates, we, the FDA or comparable foreign regulatory authorities, the Institutional Review Boards, or IRBs, or independent ethics committees at the institutions in which our studies are conducted, or the Data Safety Monitoring Board, or DSMB, could suspend or terminate our clinical trials or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial, or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We may be required to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death. Any of these occurrences may prevent us from achieving or maintaining market acceptance of the affected product candidate and may harm our business, financial condition and prospects significantly.

Moreover, clinical trials of our product candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that our clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects. If, following approval of a product candidate, we, or others, discover that the product is less effective than previously believed or causes undesirable side effects that were not previously identified, any of the following consequences could occur:

●	regulatory authorities may withdraw their approval of the product or seize the product;

●	we, or any collaborators, may need to recall the product, or be required to change the way the product is administered or conduct additional clinical trials;

●	additional restrictions may be imposed on the marketing of, or the manufacturing processes for, the particular product;

●	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

●	regulatory authorities may require the addition of labeling statements, such as a boxed warning or a contraindication;

●	we, or any collaborators, may be required to create a medication guide outlining the risks of the previously unidentified side effects for distribution to patients;

●	we, or any collaborators, could be sued and held liable for harm caused to patients;

●	the product may become less competitive; and

●	our reputation may suffer.

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If any of our current or future product candidates fail to demonstrate safety and efficacy in clinical trials or do not gain marketing approval, we will not be able to generate revenue and our business will be harmed. Any of these events could harm our business and operations, and could negatively impact the price of our common stock.

We may not be successful in our efforts to identify or discover additional product candidates.

Although we intend to explore other therapeutic opportunities in addition to the product candidates that we are currently developing, we may fail to identify other product candidates for clinical development for a number of reasons. For example, our research methodology may not be successful in identifying potential product candidates or those we identify may be shown to have harmful side effects or other characteristics that make them unmarketable or unlikely to receive regulatory approval. Additional product candidates will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and/or applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development. If we fail to identify and develop additional potential product candidates, we may be unable to grow our business and our results of operations could be materially harmed.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we intend to focus on developing product candidates for specific indications that we identify as most likely to succeed, in terms of both their potential for marketing approval and commercialization. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that may prove to have greater commercial potential.

Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to the product candidate.

We face potential product liability, and, if successful claims are brought against us, we may incur substantial liability and costs. If the use of our product candidates harms patients, or is perceived to harm patients even when such harm is unrelated to our product candidates, our regulatory approvals could be revoked or otherwise negatively impacted and we could be subject to costly and damaging product liability claims.

The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. There is a risk that our product candidates may induce adverse events. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	the impairment of our business reputation;

●	the withdrawal of clinical trial participants;

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●	substantial monetary awards to patients or other claimants;

●	costs due to related litigation;

●	the distraction of management’s attention from our primary business;

●	the inability to commercialize our product candidates; and

●	decreased demand for our product candidates, if approved for commercial sale.

We intend to acquire product liability insurance coverage in light of our current clinical programs; however, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage each time we commercialize an additional product; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs or medical treatments that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

Patients with the diseases targeted by certain of our product candidates, such as our lead indications in oncology, are often already in severe and advanced stages of disease and have both known and unknown significant pre-existing and potentially life-threatening health risks. During the course of treatment, patients may suffer adverse events, including death, for reasons that may be related to our product candidates. Such events could subject us to costly litigation, require us to pay substantial amounts of money to injured patients, delay, negatively impact or end our opportunity to receive or maintain regulatory approval to market our products, or require us to suspend or abandon our commercialization efforts. Even in a circumstance in which we do not believe that an adverse event is related to our products, the investigation into the circumstance may be time-consuming or inconclusive. These investigations may interrupt our sales efforts, delay our regulatory approval process, or impact and limit the type of regulatory approvals our product candidates receive or maintain. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on our business, financial condition or results of operations.

We may seek designations for our product candidates with the FDA and other comparable regulatory authorities that are intended to confer benefits such as a faster development process or an accelerated regulatory pathway, but there can be no assurance that we will successfully obtain such designations. In addition, even if one or more of our product candidates are granted such designations, we may not be able to realize the intended benefits of such designations.

The FDA and other comparable regulatory authorities offer certain designations for product candidates that are intended to encourage the research and development of pharmaceutical products addressing conditions with significant unmet medical need. These designations may confer benefits such as additional interaction with regulatory authorities, a potentially accelerated regulatory pathway and priority review. There can be no assurance that we will successfully obtain such designation for any of our other product candidates. In addition, while such designations could expedite the development or approval process, they generally do not change the standards for approval. Even if we obtain such designations for one or more of our product candidates, there can be no assurance that we will realize their intended benefits.

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For example, we may seek a Breakthrough Therapy Designation for one or more of our product candidates. A breakthrough therapy is defined as a therapy that is intended, alone or in combination with one or more other therapies, to treat a serious or life-threatening disease or condition, if preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For therapies that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Therapies designated as breakthrough therapies by the FDA are also eligible for accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy Designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification.

We may also seek Fast Track Designation for some of our product candidates. If a therapy is intended for the treatment of a serious or life-threatening condition and the therapy demonstrates the potential to address unmet medical needs for this condition, the therapy sponsor may apply for Fast Track Designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, there can be no assurance that the FDA would decide to grant it. Even if we do receive Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a Fast Track Designation does not provide assurance of ultimate FDA approval. The FDA may withdraw Fast Track Designation if it believes that the designation is no longer supported by data from our clinical development program.

We may seek priority review designation for one or more of our product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review for our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, in particular if such product candidate has received a Breakthrough Therapy Designation, the FDA may decide not to grant it. Moreover, a priority review designation does not result in expedited development and does not necessarily result in expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

Obtaining and maintaining marketing approval of our current and future product candidates in one jurisdiction does not mean that we will be successful in obtaining marketing approval of our current and future product candidates in other jurisdictions.

Obtaining and maintaining marketing approval of our current and future product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain marketing approval in any other jurisdiction, while a failure or delay in obtaining marketing approval in one jurisdiction may have a negative effect on the marketing approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval. We do not have experience in obtaining reimbursement or pricing approvals in international markets.

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Obtaining marketing approvals and compliance with regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries outside of the United States. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Risks Related to Commercialization of Our Product Candidates and Other Regulatory Compliance Matters

Even if we complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time consuming and uncertain and may prevent us or any collaborators from obtaining approvals for the commercialization of some or all of our product candidates. As a result, we cannot predict when or if, and in which territories, we, or any collaborators, will obtain marketing approval to commercialize a product candidate.

The process of obtaining marketing approvals, both in the United States and abroad, is lengthy, expensive and uncertain. It may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. The FDA or other regulatory authorities may determine that our product candidates are not safe and effective, only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

In addition, changes in marketing approval policies during the development period, changes in or the enactment or promulgation of additional statutes, regulations or guidance or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. Varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. We cannot commercialize a product until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if our product candidates demonstrate safety and efficacy in clinical trials, the regulatory agencies may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product commercially unviable.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or other regulatory authority. The FDA or other regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

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In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. For example, regulatory agencies may approve a product candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. Regulators may approve a product candidate for a smaller patient population, a different drug formulation or a different manufacturing process, than we are seeking. If we are unable to obtain necessary regulatory approvals, or more limited regulatory approvals than we expect, our business, prospects, financial condition and results of operations may suffer.

Any delay in obtaining or failure to obtain required approvals could negatively impact our ability to generate revenue from the particular product candidate, which likely would result in significant harm to our financial position and adversely impact the price of our common stock.

We currently have no marketing, sales or distribution infrastructure with respect to our product candidates. If we are unable to develop our sales, marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.

We currently have no marketing, sales or distribution capabilities and have limited sales or marketing experience within our organization. If one or more of our product candidates is approved, we intend either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize that product candidate, or to outsource this function to a third party. There are risks involved with either establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services.

Recruiting and training an internal commercial organization is expensive and time consuming and could delay any product launch. Some or all of these costs may be incurred in advance of any approval of any of our product candidates. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly and our investment would be lost if we cannot retain or reposition our sales and marketing personnel. In addition, we may not be able to hire a sales force in the United States or other target market that is sufficient in size or has adequate expertise in the medical markets that we intend to target.

Factors that may inhibit our efforts to commercialize our product candidates on our own include:

●	the inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe any future product that we may develop;

●	the lack of complementary treatments to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenue or the profitability to us from these revenue streams is likely to be lower than if we were to market and sell any product candidates that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our product candidates or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties and any of them may fail to devote the necessary resources and attention to sell and market our product candidates effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we may not be successful in commercializing our product candidates.

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The market opportunities for any current or future product candidate we develop, if and when approved, may be limited to those patients who are ineligible for established therapies or for whom prior therapies have failed, and therefore may be small.

Cancer therapies are sometimes characterized as first-line, second-line, or third-line, and the FDA often approves new therapies initially only for third-line use. When cancer is detected early enough, first-line therapy, usually chemotherapy, hormone therapy, surgery, radiation therapy, immunotherapy or a combination of these, is sometimes adequate to cure the cancer or prolong life without a cure. Second- and third-line therapies are administered to patients when prior therapy is not effective. We may initially seek approval of SON-080 and any other product candidates we develop as a therapy for patients who have received one or more prior treatments. Subsequently, for those products that prove to be sufficiently beneficial, if any, we would expect to seek approval potentially as a first-line therapy, but there is no guarantee that product candidates we develop, even if approved, would be approved for first-line therapy, and, prior to any such approvals, we may have to conduct additional clinical trials.

The number of patients who have the cancers we are targeting may turn out to be lower than expected. Additionally, the potentially addressable patient population for our current programs or future product candidates may be limited, if and when approved. Even if we obtain significant market share for any product candidate, if and when approved, if the potential target populations are small, we may never achieve profitability without obtaining marketing approval for additional indications, including use as first- or second-line therapy.

Even if we receive marketing approval of a product candidate, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products, if approved.

Any marketing approvals that we receive for any current or future product candidate may be subject to limitations on the approved indicated uses for which the product may be marketed or the conditions of approval, or contain requirements for potentially costly post-market testing and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval of any product candidate, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. If the FDA or a comparable foreign regulatory authority approves a product candidate, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import and export and record keeping for the product candidate will be subject to extensive and ongoing regulatory requirements. These requirements include, among others, prohibitions on the promotion of an approved product for uses not included in the product’s approved labeling, submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current Good Manufacturing Practice, or cGMP, and Good Clinical Practice, or GCP, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with any approved candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

●	restrictions on the labeling, distribution, marketing or manufacturing of the product, withdrawal of the product from the market, or product recalls;

●	untitled and warning letters, or holds on clinical trials;

●	refusal by the FDA to approve pending applications or supplements to approved applications we filed or suspension or revocation of license approvals;

●	requirements to conduct post-marketing studies or clinical trials;

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●	restrictions on coverage by third-party payors;

●	fines, restitution or disgorgement of profits or revenues;

●	suspension or withdrawal of marketing approvals;

●	product seizure or detention, or refusal to permit the import or export of the product; and

●	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay marketing approval of a product. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

We face significant competition and if our competitors develop and market products that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted.

The life sciences industry is highly competitive. We are currently developing therapeutics that will compete, if approved, with other products and therapies that currently exist, are being developed or will in the future be developed, some of which we may not currently be aware.

We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, product development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining marketing approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or marketing approval or discovering, developing and commercializing products in our field before we do.

There is a large number of companies developing or marketing treatments for cancer, including many major pharmaceutical and biotechnology companies. These treatments consist both of small molecule drug products, such as traditional chemotherapy, as well as novel immunotherapies. For example, a number of multinational companies as well as large biotechnology companies, including Astellas Pharma Inc., Seattle Genetics, Inc., AstraZeneca, and GlaxoSmithKline plc, are developing programs for the targets that we are exploring for our pipeline programs.

Our commercial opportunities could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, have a broader label, are marketed more effectively, are reimbursed or are less expensive than any products that we may develop. Our competitors also may obtain FDA, EMA or other marketing approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if the product candidate we develop achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness.

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Smaller and other early stage companies may also prove to be significant competitors. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our product candidates obsolete, less competitive or not economical.

The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, payors and others in the medical community.

We have never commercialized a product, and even if we obtain any regulatory approval for our product candidates, the commercial success of our product candidates will depend in part on the medical community, patients, and payors accepting our product candidates as effective, safe and cost-effective. Any product that we bring to the market may not gain market acceptance by physicians, patients, payors and others in the medical community. Physicians are often reluctant to switch their patients from existing therapies even when new and potentially more effective or convenient treatments enter the market. Further, patients often acclimate to the therapy that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch therapies due to lack of reimbursement for existing therapies.

The degree of market acceptance of these product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the potential efficacy and potential advantages over alternative treatments;

●	the frequency and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;

●	the frequency and severity of any side effects resulting from follow-up requirements for the administration of our product candidates;

●	the relative convenience and ease of administration;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the strength of marketing and distribution support and timing of market introduction of competitive products;

●	publicity concerning our products or competing products and treatments; and

●	sufficient third-party insurance coverage and adequate reimbursement.

Even if a product candidate displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product, if approved for commercial sale, will not be known until after it is launched. Our efforts to educate the medical community and payors on the benefits of our product candidates may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by the conventional technologies marketed by our competitors, particularly due to the novelty of our Sonnet approach. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable.

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If the market opportunities for our product candidates are smaller than we believe they are, our product revenues may be adversely affected and our business may suffer.

We currently focus our research and product development on treatments for oncology indications and our product FHAB candidates are designed to target solid tumors. Our understanding of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on estimates. These estimates may prove to be incorrect and new studies may reduce the estimated incidence or prevalence of these diseases. Patient identification efforts also influence the ability to address a patient population. If efforts in patient identification are unsuccessful or less impactful than anticipated, we may not address the entirety of the opportunity we are seeking.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for any of our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

We expect the cost of our product candidates to be substantial, when and if they achieve market approval. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by private payors, such as private health coverage insurers, health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health care programs, such as Medicare and Medicaid. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If reimbursement is not available, or is available only at limited levels, we may not be able to successfully commercialize our product candidates, even if approved. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about coverage and reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as the CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors tend to follow CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to coverage and reimbursement for novel products such as ours, as there is no body of established practices and precedents for these new products. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is: (1) a covered benefit under its health plan; (2) safe, effective and medically necessary; (3) appropriate for the specific patient; (4) cost-effective; and (5) neither experimental nor investigational. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the approved drugs for a particular indication.

Additionally, third-party payors may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of product candidates. Patients are unlikely to use our product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our product candidates. Because our product candidates may have a higher cost of goods than conventional therapies, and may require long-term follow-up evaluations, the risk that coverage and reimbursement rates may be inadequate for us to achieve profitability may be greater. There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

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Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, cost containment initiatives and additional legislative changes.

Outside the United States, certain countries, including a number of member states of the European Union, set prices and reimbursement for pharmaceutical products, or medicinal products, as they are commonly referred to in the European Union. These countries have broad discretion in setting prices and we cannot be sure that such prices and reimbursement will be acceptable to us or our collaborators. If the regulatory authorities in these jurisdictions set prices or reimbursement levels that are not commercially attractive for us or our collaborators, our revenues from sales by us or our collaborators, and the potential profitability of our drug products, in those countries would be negatively affected. An increasing number of countries are taking initiatives to attempt to reduce large budget deficits by focusing cost-cutting efforts on pharmaceuticals for their state-run health care systems. These international price control efforts have impacted all regions of the world, but have been most drastic in the European Union. Additionally, some countries require approval of the sale price of a product before it can be lawfully marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. To obtain reimbursement or pricing approval in some countries, we, or any collaborators, may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. As a result, we might obtain marketing approval for a product in a particular country, but then may experience delays in the reimbursement approval of our product or be subject to price regulations that would delay our commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenues we are able to generate from the sale of the product in that particular country.

Moreover, efforts by governments and payors, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved and, as a result, they may not cover or provide adequate reimbursement for our product candidates. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. We expect to experience pricing pressures in connection with the sale of any of our product candidates, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed.

If the FDA or comparable foreign regulatory authorities approve generic versions of any of our product candidates that receive marketing approval, or such authorities do not grant such products appropriate periods of data exclusivity before approving generic versions of such products, the sales of such products could be adversely affected.

In the United States, manufacturers may seek approval of biosimilar versions of biologics approved by the FDA under a BLA through submission of abbreviated biologic license applications, or ABLAs. In support of an ABLA, a biosimilar manufacturer generally must show that its product is similar to the original biologic product. Biosimilar products may be less costly to bring to market than the original biologic and companies that produce biosimilar products are sometimes able to offer them at lower prices. Thus, following the introduction of a biosimilar product, a significant percentage of the sales of the original biologic may be lost to the biosimilar product, and the price of the original biologic product may be lowered.

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The FDA may not accept for review or approve an ABLA for a biosimilar product until any applicable period of non-patent exclusivity for the original biologic has expired. The Public Health Service (PHS) Act provides a period of twelve years of non-patent exclusivity for a biologic approved under a BLA.

Competition that our products may face from biosimilar versions of our products could negatively impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on our investments in those product candidates.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws health information privacy and security laws, and other health care laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations will be directly, or indirectly through our prescribers, customers and purchasers, subject to various federal and state fraud and abuse laws and regulations, including, without limitation, the federal Health Care Program Anti-Kickback Statute, or Anti-Kickback Statute, the federal civil and criminal False Claims Act and Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our proposed sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct our business. The laws that will affect our operations include, but are not limited to:

●	the Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. “Remuneration” has been interpreted broadly to include anything of value. A person or entity does not need to have actual knowledge of the Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA, or federal civil money penalties. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

●	the federal civil and criminal false claims laws and civil monetary penalty laws, including the FCA, which impose criminal and civil penalties against individuals or entities for, among other things: knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

●	the beneficiary inducement provisions of the CMP Law, which prohibits, among other things, the offering or giving of remuneration, which includes, without limitation, any transfer of items or services for free or for less than fair market value (with limited exceptions), to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of items or services reimbursable by a federal or state governmental program;

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●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their respective implementing regulations, which impose requirements on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their respective business associates, individuals and entities that perform services on their behalf that involve the use or disclosure of individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information;

●	the U.S. federal transparency requirements under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report information regarding payments and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives;

●	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs; and

●	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payer. Many U.S. states have adopted laws similar to the Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

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Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Law enforcement authorities are increasingly focused on enforcing fraud and abuse laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our current and future business arrangements with third parties, and our business generally, will comply with applicable healthcare laws and regulations will involve substantial costs. If our operations, including our arrangements with physicians and other healthcare providers, some of whom receive stock options as compensation for services provided, are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs (such as Medicare and Medicaid), additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and individual imprisonment, any of which could adversely affect our ability to operate our business and our financial results. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical manufacturer to incur significant legal expenses and divert management’s attention from the operation of the business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.

Healthcare legislative reform measures and constraints on national budget social security systems may have a material adverse effect on our business and results of operations.

Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies such as those we are developing. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in the United States, the ACA was enacted in 2010 which, among other things, subjects biologic products to potential competition by lower-cost biosimilars; addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increases the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extends the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjects manufacturers to new annual fees and taxes for certain branded prescription drugs; and provides incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, as well as recent efforts by the current administration to repeal or replace certain aspects of the ACA. Further, since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provision of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. In addition, CMS recently issued a final rule that will give states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

Concurrently, Congress has considered legislation that would repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the ACA have been signed into law. The Tax Cuts and Jobs Act of 2017, or TCJA, includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device exercise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or BBA, among other things, amends the ACA, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” More recently, in July 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Congress also could consider additional legislation to repeal or replace other elements of the ACA. Thus, the full impact of the ACA, any law repealing or replacing elements of it, and the political uncertainty surrounding any repeal or replacement legislation on our business remains unclear.

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In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.5 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013, and due to subsequent legislative amendments, including the BBA, will remain in effect through 2027 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012, was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Also, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, the current administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. For example, in November 2018, CMS issued a proposed rule for comment that would, among other things, provide Medicare prescription drug plans under Part D more transparency in pricing and greater flexibility to negotiate discounts for, and in certain circumstances exclude, drugs in the six “protected” formulary classes and allow Medicare Advantage plans to use certain drug management tools such as step therapy for physician-administered drugs. Although a number of these, and other proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of these governments and other payors to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for our product candidates, if we obtain regulatory approval;

●	our ability to set a price that we believe is fair for our products;

●	our ability to generate revenue and achieve or maintain profitability;

●	the level of taxes that we are required to pay; and

●	the availability of capital.

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Any denial in coverage or reduction in reimbursement from Medicare or other government programs may result in a similar denial or reduction in payments from private payors, which may adversely affect our future profitability.

We are subject to the the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations.

Our operations are subject to anti-corruption laws, including the FCPA, the U.S. domestic bribery statute contained in 18 §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we do business. The Bribery Act, the FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We and our commercial partners operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we participate in collaborations and relationships with third parties whose corrupt or illegal activities could potentially subject us to liability under the Bribery Act, FCPA or local anti-corruption laws, even if we do not explicitly authorize or have actual knowledge of such activities. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by United Kingdom, United States or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

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Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our International Operations

As one of our subsidiaries, Relief, is based outside of the United States, we are subject to economic, political, regulatory and other risks associated with international operations.

As Relief is based in the Switzerland, our business is subject to risks associated with conducting business outside of the United States. Many of our suppliers and clinical trial relationships are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

●	economic weakness, including inflation, or political instability in particular non-U.S. economies and markets;

●	differing and changing regulatory requirements for product approvals;

●	differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;

●	potentially reduced protection for intellectual property rights;

●	difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

●	changes in non-U.S. regulations and customs, tariffs and trade barriers;

●	changes in non-U.S. currency exchange rates of the pound sterling, U.S. dollar, euro and currency controls;

●	trade protection measures, import or export licensing requirements or other restrictive actions by governments;

●	differing reimbursement regimes and price controls in certain non-U.S. markets;

●	negative consequences from changes in tax laws;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad, including, for example, the variable tax treatment in different jurisdictions of options granted under our share option schemes or equity incentive plans;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	litigation or administrative actions resulting from claims against us by current or former employees or consultants individually or as part of class actions, including claims of wrongful terminations, discrimination, misclassification or other violations of labor law or other alleged conduct;

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●	difficulties associated with staffing and managing international operations, including differing labor relations;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

European data collection is governed by restrictive regulations governing the use, processing, and cross-border transfer of personal information.

The collection and use of personal health data in the European Union is was governed by the provisions of the Data Protection Directive, and which, as of May 25, 2018, has been superseded by the GDPR. These directives impose several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The Data Protection Directive and GDPR also impose strict rules on the transfer of personal data out of the European Union to the United States. Failure to comply with the requirements of the Data Protection Directive, the GDPR, and the related national data protection laws of the European Union Member States may result in fines and other administrative penalties. While the Data Protection Directive did not apply to organizations based outside the EU, the GDPR has expanded its reach to include any business, regardless of its location, that provides goods or services to residents in the EU. This expansion would incorporate any potential clinical trial activities in EU member states. The GDPR imposes strict requirements on controllers and processors of personal data, including special protections for “sensitive information” which includes health and genetic information of data subjects residing in the EU. GDPR grants individuals the opportunity to object to the processing of their personal information, allows them to request deletion of personal information in certain circumstances, and provides the individual with an express right to seek legal remedies in the event the individual believes his or her rights have been violated. Further, the GDPR imposes strict rules on the transfer of personal data out of the European Union to the United States or other regions that have not been deemed to offer “adequate” privacy protections. Failure to comply with the requirements of the GDPR and the related national data protection laws of the European Union Member States, which may deviate slightly from the GDPR, may result in fines of up to 4% of global revenues, or € 20,000,000, whichever is greater. As a result of the implementation of the GDPR, we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules.

Exchange rate fluctuations may materially affect our results of operations and financial condition.

Owing to the international scope of our operations, fluctuations in exchange rates, particularly between the pound sterling and the U.S. dollar, may adversely affect us. Although we are based in the United Kingdom, we source research and development, manufacturing, consulting and other services from the United States and the European Union. Further, potential future revenue may be derived from abroad, particularly from the United States. As a result, our business and the price of our common stock may be affected by fluctuations in foreign exchange rates not only between the pound sterling and the U.S. dollar, but also the euro, which may have a significant impact on our results of operations and cash flows from period to period. Currently, we do not have any exchange rate hedging arrangements in place.

Risks Related to Our Dependence on Third Parties

For certain product candidates, we may depend on development and commercialization collaborators to develop and conduct clinical trials with, obtain regulatory approvals for, and if approved, market and sell product candidates. If such collaborators fail to perform as expected, the potential for us to generate future revenue from such product candidates would be significantly reduced and our business would be harmed.

For certain products candidates, we depend, or will depend, on our development and commercial collaborators to develop, conduct clinical trials of, and, if approved, commercialize product candidates.

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Our current collaborations and any future collaborations that we enter into are subject to numerous risks, including:

●	collaborators have significant discretion in determining the efforts and resources that they will apply to the collaborations;

●	collaborators may not perform their obligations as expected or fail to fulfill their responsibilities in a timely manner, or at all;

●	collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on preclinical studies or clinical trial results, changes in the collaborators’ strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

●	collaborators may delay preclinical studies or clinical trials, provide insufficient funding for clinical trials, stop a preclinical study or clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	we may not have access to, or may be restricted from disclosing, certain information regarding product candidates being developed or commercialized under a collaboration and, consequently, may have limited ability to inform our shareholders about the status of such product candidates;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	The collaborations may not result in product candidates to develop and/or preclinical studies or clinical trials conducted as part of the collaborations may not be successful;

●	product candidates developed with collaborators may be viewed by our collaborators as competitive with their own product candidates or products, which may cause collaborators to stop commercialization of our product candidates;

●	a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of any such product candidate; and

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation.

In addition, certain collaboration and commercialization agreements provide our collaborators with rights to terminate such agreements, which rights may or may not be subject to conditions, and which rights, if exercised, would adversely affect our product development efforts and could make it difficult for us to attract new collaborators. In that event, we would likely be required to limit the size and scope of efforts for the development and commercialization of such product candidates or products; we would likely be required to seek additional financing to fund further development or identify alternative strategic collaborations; our potential to generate future revenue from royalties and milestone payments from such product candidates or products would be significantly reduced, delayed or eliminated; and it could have an adverse effect on our business and future growth prospects. Our rights to recover tangible and intangible assets and intellectual property rights needed to advance a product candidate or product after termination of a collaboration may be limited by contract, and we may not be able to advance a program post- termination.

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If conflicts arise with our development and commercialization collaborators or licensors, they may act in their own self-interest, which may be adverse to the interests of our company.

We may in the future experience disagreements with our development and commercialization collaborators or licensors. Conflicts may arise in our collaboration and license arrangements with third parties due to one or more of the following:

●	disputes with respect to milestone, royalty and other payments that are believed due under the applicable agreements;

●	disagreements with respect to the ownership of intellectual property rights or scope of licenses;

●	disagreements with respect to the scope of any reporting obligations;

●	unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities; and

●	disputes with respect to a collaborator’s or our development or commercialization efforts with respect to our products and product candidates.

Conflicts with our development and commercialization collaborators or licensors could materially adversely affect our business, financial condition or results of operations and future growth prospects.

We will rely on third parties, including independent clinical investigators and CROs, to conduct and sponsor some of the clinical trials of our product candidates. Any failure by a third party to meet its obligations with respect to the clinical development of our product candidates may delay or impair our ability to obtain regulatory approval for our product candidates.

We will be relying upon and plan to continue to rely upon third parties, including independent clinical investigators, academic partners, regulatory affairs consultants and third-party CROs, to conduct our preclinical studies and clinical trials, including in some instances sponsoring such clinical trials, and to engage with regulatory authorities and monitor and manage data for our ongoing preclinical and clinical programs. Given the breadth of clinical therapeutic areas for which we believe our product candidates may have utility, we intend to continue to rely on external service providers rather than build internal regulatory expertise.

Any of these third parties may terminate their engagements with us under certain circumstances. We may not be able to enter into alternative arrangements or do so on commercially reasonable terms. In addition, there is a natural transition period when a new contract research organization begins work. As a result, delays would likely occur, which could negatively impact our ability to meet our expected clinical development timelines and harm our business, financial condition and prospects.

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We remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we fail to exercise adequate oversight over any of our academic partners or CROs or if we or any of our academic partners or CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, the EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon a regulatory inspection of us, our academic partners or our CROs or other third parties performing services in connection with our clinical trials, such regulatory authority will determine that any of our clinical trials complies with GCP regulations. In addition, our clinical trials must be conducted with product produced under applicable CGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

Furthermore, the third parties conducting clinical trials on our behalf are not our employees, and except for remedies available to us under our agreements with such contractors, we cannot control whether or not they devote sufficient time, skill and resources to our ongoing development programs. These contractors may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could impede their ability to devote appropriate time to our clinical programs. If these third parties, including clinical investigators, do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we may not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates. If that occurs, we will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

In addition, with respect to investigator-sponsored trials that may be conducted, we would not control the design or conduct of these trials, and it is possible that the FDA or EMA will not view these investigator-sponsored trials as providing adequate support for future clinical trials or market approval, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results. We expect that such arrangements will provide us certain information rights with respect to the investigator-sponsored trials, including access to and the ability to use and reference the data, including for our own regulatory submissions, resulting from the investigator-sponsored trials. However, we would not have control over the timing and reporting of the data from investigator-sponsored trials, nor would we own the data from the investigator- sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the firsthand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected. Additionally, the FDA or EMA may disagree with the sufficiency of our right of reference to the preclinical, manufacturing or clinical data generated by these investigator-sponsored trials, or our interpretation of preclinical, manufacturing or clinical data from these investigator-sponsored trials. If so, the FDA or EMA may require us to obtain and submit additional preclinical, manufacturing, or clinical data.

We intend to rely on third parties to manufacture product candidates, which increases the risk that we will not have sufficient quantities of such product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not own or operate manufacturing facilities for the production of clinical or commercial supplies of the product candidates that we are developing or evaluating in our development programs. We have limited personnel with experience in drug manufacturing and lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We rely on third parties for supply of our product candidates, and our strategy is to outsource all manufacturing of our product candidates and products to third parties.

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In order to conduct clinical trials of product candidates, we will need to have them manufactured in potentially large quantities. Our third- party manufacturers may be unable to successfully increase the manufacturing capacity for any of our product candidates in a timely or cost- effective manner, or at all. In addition, quality issues may arise during scale-up activities and at any other time. For example, ongoing data on the stability of our product candidates may shorten the expiry of our product candidates and lead to clinical trial material supply shortages, and potentially clinical trial delays. If these third-party manufacturers are unable to successfully scale up the manufacture of our product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or infeasible, and regulatory approval or commercial launch of that product candidate may be delayed or not obtained, which could significantly harm our business.

Our use of new third-party manufacturers increases the risk of delays in production or insufficient supplies of our product candidates as we transfer our manufacturing technology to these manufacturers and as they gain experience manufacturing our product candidates. Even after a third-party manufacturer has gained significant experience in manufacturing our product candidates or even if we believe we have succeeded in optimizing the manufacturing process, there can be no assurance that such manufacturer will produce sufficient quantities of our product candidates in a timely manner or continuously over time, or at all.

We may be delayed if we need to change the manufacturing process used by a third party. Further, if we change an approved manufacturing process, then we may be delayed if the FDA or a comparable foreign authority needs to review the new manufacturing process before it may be used.

We operate an outsourced model for the manufacture of our product candidates, and contract with good manufacturing practice, or GMP, licensed pharmaceutical contract development and manufacturing organizations. While we have engaged several third-party vendors to provide clinical and non-clinical supplies and fill-finish services, we do not currently have any agreements with third-party manufacturers for long-term commercial supplies. In the future, we may be unable to enter into agreements with third-party manufacturers for commercial supplies of any product candidate that we develop, or may be unable to do so on acceptable terms. Even if we are able to establish and maintain arrangements with third-party manufacturers, reliance on third- party manufacturers entails risks, including:

●	reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

●	limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

●	the possible breach of manufacturing agreements by third-parties because of factors beyond our control; and

●	the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to us.

Third-party manufacturers may not be able to comply with cGMP requirements or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable requirements could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and/or criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates. In addition, some of the product candidates we intend to develop, including SON-080, use toxins or other substances that can be produced only in specialized facilities with specific authorizations and permits, and there can be no guarantee that we or our manufacturers can maintain such authorizations and permits. These specialized requirements may also limit the number of potential manufacturers that we can engage to produce our product candidates, and impair any efforts to transition to replacement manufacturers.

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Our future product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP requirements that might be capable of manufacturing for us.

If the third parties that we engage to supply any materials or manufacture product for our preclinical tests and clinical trials should cease to continue to do so for any reason, we likely would experience delays in advancing these tests and trials while we identify and qualify replacement suppliers or manufacturers and we may be unable to obtain replacement supplies on terms that are favorable to us. In addition, if we are not able to obtain adequate supplies of our product candidates or the substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop product candidates and commercialize any products that receive marketing approval on a timely and competitive basis.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to manufacture our product candidates, and because we collaborate with various organizations and academic institutions on the development of our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets.

Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

In addition, these agreements typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure our intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent and other intellectual property protection for our products and product candidates, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products and product candidates may be adversely affected.

Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technology and manufacturing processes. We rely on research, manufacturing and other know-how, patents, trade secrets, license agreements and contractual provisions to establish our intellectual property rights and protect our products and product candidates. These legal means, however, afford only limited protection and may not adequately protect our rights. As of September 30, 2019, our intellectual property portfolio includes five patent applications.

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In certain situations and as considered appropriate, we have sought, and we intend to continue to seek to protect our proprietary position by filing patent applications in the United States and, in at least some cases, one or more countries outside the United States relating to current and future products and product candidates that are important to our business. However, we cannot predict whether the patent applications currently being pursued will issue as patents, or whether the claims of any resulting patents will provide us with a competitive advantage or whether we will be able to successfully pursue patent applications in the future relating to our current or future products and product candidates. Moreover, the patent application and approval process is expensive and time-consuming. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Furthermore, we, or any future partners, collaborators, or licensees, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to seek additional patent protection. It is possible that defects of form in the preparation or filing of patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If there are material defects in the form, preparation, prosecution or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents.

Even if they are unchallenged, our patents and patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims by developing similar or alternative technologies or therapeutics in a non-infringing manner. For example, a third party may develop a competitive therapy that provides benefits similar to one or more of our product candidates but that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our product candidates could be negatively affected.

As discussed in “Business of Sonnet,” Sonnet’s WO/2018/151868 patent application was not timely filed in the PCT receiving office due to a computer issue at the filing office. Despite the restoration of priority by the PCT as “unintentional”, some countries in which this application was foreign filed did not accept this restoration. Canada and China do not allow for such priority restoration. Brazil, Europe, India and Japan allow priority restoration under a more rigorous “due care” standard, and such restoration procedures are pending in these jurisdictions. However, if priority is not restored, these patent applications will face both Sonnet’s own publications as well as any additional prior art published by third parties in the year preceding the PCT filing. This could affect the scope or breadth of the patent claims we are pursuing in these specific jurisdictions, or could result in no ability to receive patents in these countries.

Other parties, many of whom have substantially greater resources and have made significant investments in competing technologies, have developed or may develop technologies that may be related or competitive with our approach, and may have filed or may file patent applications and may have been issued or may be issued patents with claims that overlap or conflict with our patent applications, either by claiming the same compositions, formulations or methods or by claiming subject matter that could dominate our patent position. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. As a result, any patents we may obtain in the future may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing products similar to our products and product candidates.

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The patent position of biotechnology and pharmaceutical companies generally is highly uncertain. No consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. In addition, the determination of patent rights with respect to pharmaceutical compounds commonly involves complex legal and factual questions, which has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our competitors may also seek approval to market their own products similar to or otherwise competitive with our products. Alternatively, our competitors may seek to market generic versions of any approved products by submitting ANDAs to the FDA in which they claim that our patents are invalid, unenforceable or not infringed. In these circumstances, we may need to defend or assert our patents, or both, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid or unenforceable, or that our competitors are competing in a non-infringing manner. Thus, even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

In the future, one or more of our products and product candidates may be in-licensed from third parties. Accordingly, in some cases, the availability and scope of potential patent protection is limited based on prior decisions by our licensors or the inventors, such as decisions on when to file patent applications or whether to file patent applications at all. Our failure to obtain, maintain, enforce or defend such intellectual property rights, for any reason, could allow third parties, in particular, other established and better financed competitors having established development, manufacturing and distribution capabilities, to make competing products or impact our ability to develop, manufacture and market our products and product candidates, even if approved, on a commercially viable basis, if at all, which could have a material adverse effect on our business.

In addition to patent protection, we expect to rely heavily on trade secrets, know-how and other unpatented technology, which are difficult to protect. Although we seek such protection in part by entering into confidentiality agreements with our vendors, employees, consultants and others who may have access to proprietary information, we cannot be certain that these agreements will not be breached, adequate remedies for any breach would be available, or our trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or be independently developed by our competitors. If we are unsuccessful in protecting our intellectual property rights, sales of our products may suffer and our ability to generate revenue could be severely impacted.

Issued patents covering our products and product candidates could be found invalid or unenforceable if challenged in court or in administrative proceedings. We may not be able to protect our trade secrets in court.

If we initiate legal proceedings against a third-party to enforce a patent covering one of our products or product candidates, should such a patent issue, the defendant could counterclaim that the patent covering our product or product candidate is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description or non- enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re- examination, post grant review, inter partes review and equivalent proceedings in foreign jurisdictions. An adverse determination in any of the foregoing proceedings could result in the revocation or cancellation of, or amendment to, our patents in such a way that they no longer cover our products or product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which the patent examiner and we were unaware during prosecution. If a defendant or third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on one or more of our products and product candidates. Such a loss of patent protection could have a material adverse impact on our business.

In addition, our trade secrets may otherwise become known or be independently discovered by competitors. Competitors and other third parties could purchase our products and product candidates and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe, misappropriate or otherwise violate our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If our trade secrets are not adequately protected or sufficient to provide an advantage over our competitors, our competitive position could be adversely affected, as could our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating our trade secrets.

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We may be subject to claims challenging the inventorship or ownership of the patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an ownership interest in the patents and intellectual property that we own or that we may own or license in the future. While it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own or such assignments may not be self-executing or may be breached. We could be subject to ownership disputes arising, for example, from conflicting obligations of employees, consultants or others who are involved in developing our products or product candidates. Litigation may be necessary to defend against any claims challenging inventorship or ownership. If we or fail in defending any such claims, we may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact our business, results of operations and financial condition.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non- compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications are required to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which non- compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. The terms of one or more licenses that we enter into the future may not provide us with the ability to maintain or prosecute patents in the portfolio, and must therefore rely on third parties to do so.

If we do not obtain patent term extension and data exclusivity for our products and product candidates, our business may be materially harmed.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product candidate, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

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In the future, if we obtain an issued patent covering one of our present or future product candidates, depending upon the timing, duration and specifics of any FDA marketing approval of such product candidates, such patent may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. A patent may only be extended once and only based on a single approved product. However, we may not be granted an extension because of, for example, failure to obtain a granted patent before approval of a product candidate, failure to exercise due diligence during the testing phase or regulatory review process, failure to apply within applicable deadlines, failure to apply prior to expiration of relevant patents or otherwise our failure to satisfy applicable requirements. A patent licensed to us by a third party may not be available for patent term extension. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products and product candidates.

Changes in either the patent laws or the interpretation of the patent laws in the United States or other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. When implemented, the Leahy-Smith Act included several significant changes to U.S. patent law that impacted how patent rights could be prosecuted, enforced and defended. In particular, the Leahy-Smith Act also included provisions that switched the United States from a “first-to-invent” system to a “first-to-file” system, allowed third- party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to attack the validity of a patent by the USPTO administered post grant proceedings. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The USPTO developed new regulations and procedures governing the administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. It remains unclear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent rulings from the U.S. Court of Appeals for the Federal Circuit and the U.S. Supreme Court have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

We cannot assure you that our efforts to seek patent protection for one or more of our products and product candidates will not be negatively impacted by the decisions described above, rulings in other cases or changes in guidance or procedures issued by the USPTO. We cannot fully predict what impact courts’ decisions in historical and future cases may have on the ability of life science companies to obtain or enforce patents relating to their products in the future. These decisions, the guidance issued by the USPTO and rulings in other cases or changes in USPTO guidance or procedures could have a material adverse effect on our existing patent rights and our ability to protect and enforce our intellectual property in the future.

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We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing patents on products and product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly in developing countries; thus, even in countries where we do pursue patent protection, there can be no assurance that any patents will issue with claims that cover our products. There can be no assurance that we will obtain or maintain patent rights in or outside the United States under any future license agreements. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, even in jurisdictions where we pursue patent protection, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not pursued and obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology and pharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Proceedings to enforce our patent rights, even if obtained, in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. While we intend to protect our intellectual property rights in major markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our product candidates.

Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our product candidates without infringing the intellectual property and other proprietary rights of third parties. Third parties may have U.S. and non-U.S. issued patents and pending patent applications relating to compounds, methods of manufacturing compounds and/or methods of use for the treatment of the disease indications for which we are developing our product candidates. If any third-party patents or patent applications are found to cover our product candidates or their methods of use or manufacture, we and our collaborators or sublicensees may not be free to manufacture or market our product candidates as planned without obtaining a license, which may not be available on commercially reasonable terms, or at all. We may also be required to indemnify our collaborators or sublicensees in such an event.

There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property rights with respect to our products candidates, including interference and post-grant proceedings before the USPTO. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the composition, use or manufacture of our product candidates. We cannot guarantee that any of our patent searches or analyses including, but not limited to, the identification of relevant patents, the scope of patent claims or the expiration of relevant patents are complete or thorough, nor can we be certain that we have identified each and every patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may be accused of infringing. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Accordingly, third parties may assert infringement claims against us based intellectual property rights that exist now or arise in the future. The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use or manufacture. The scope of protection afforded by a patent is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm our business and operating results. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

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If we are found to infringe a third party’s intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product candidate or product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product candidate or product.

However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us; alternatively or additionally it could include terms that impede or destroy our ability to compete successfully in the commercial marketplace. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our current and former employees, including our senior management, were previously employed at universities or at other biotechnology or pharmaceutical companies, including some which may be competitors or potential competitors. Some of these employees may be subject to proprietary rights, non-disclosure and non- competition agreements, or similar agreements, in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our senior management and scientific personnel.

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We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management and scientific personnel. In addition, our patents may become, involved in inventorship, priority, or validity disputes. To counter or defend against such claims can be expensive and time-consuming, and our adversaries may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both.

In an infringement proceeding, a court may decide that a patent is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating intellectual property rights we own or control. An adverse result in any litigation proceeding could put one or more of our owned or in-licensed patents at risk of being invalidated or interpreted narrowly. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Even if resolved in our favor, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities.

We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we fail to comply with our obligations under any future intellectual property licenses with third parties, we could lose license rights that are important to our business.

In connection with our efforts to build our product candidate pipeline, we may enter into license agreements in the future. We expect that such license agreements will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with our obligations under these licenses, our licensors may have the right to terminate these license agreements, in which event we might not be able to market any product that is covered by these agreements, or our licensors may convert the license to a non-exclusive license, which could negatively impact the value of the product candidate being developed under the license agreement. Termination of these license agreements or reduction or elimination of our licensed rights may also result in our having to negotiate new or reinstated licenses with less favorable terms.

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If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our marks of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

Risks Related to Employee Matters and Managing Growth

We only have a limited number of employees to manage and operate our business.

As of October 31, 2019, we had about 30 employees, consultants, outsourced researchers and contractors engaged full-time or part-time. Our focus on the development of our product candidates requires us to optimize cash utilization and to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to hire or retain adequate staffing levels to develop our product candidates or run our operations or to accomplish all of the objectives that we otherwise would seek to accomplish.

Cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption of our business operations.

We utilize information technology, or IT, systems and networks to process, transmit and store electronic information in connection with our business activities. As use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks, the confidentiality and the availability and integrity of our data.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

We are highly dependent on principal members of our executive team and key employees, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with certain of our executive officers, any of them could leave our employment at any time. We do not maintain “key person” insurance policies on the lives of these individuals or the lives of any of our other employees. The loss of the services of one or more of our current employees might impede the achievement of our research, development and commercialization objectives. Furthermore, replacing executive officers or other key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain marketing approval of and commercialize products successfully.

Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in preclinical or clinical trials may make it more challenging to recruit and retain qualified personnel.

In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by other entities and may have commitments under consulting or advisory contracts with those entities that may limit their availability to us. If we are unable to continue to attract and retain highly qualified personnel, our ability to develop and commercialize our product candidates will be limited.

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The inability to recruit or the loss of the services of any executive, key employee, consultant or advisor may impede the progress of our research, development and commercialization objectives.

Our employees, independent contractors, consultants, collaborators and contract research organizations may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk that our employees, independent contractors, consultants, collaborators and contract research organizations may engage in fraudulent conduct or other illegal activity. Misconduct by those parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (1) FDA regulations or similar regulations of comparable non-U.S. regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities, (2) manufacturing standards, (3) federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable non-U.S. regulatory authorities, and (4) laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self- dealing, bribery and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee or collaborator misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. In connection with the merger, we intend to maintain Chanticleer’s code of conduct and business ethics, but it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, standards or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material adverse effect on our ability to operate our business and our results of operations.

We expect to expand our organization, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug manufacturing, regulatory affairs and sales, marketing and distribution, as well as to support our public company operations. To manage these growth activities, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Our management may need to devote a significant amount of its attention to managing these growth activities. Moreover, our expected growth could require us to relocate to geographic areas beyond those where we have been historically located. For example, we maintain an office in Princeton, New Jersey, at which many of our finance, management and administrative personnel work. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion or relocation of our operations, retain key employees, or identify, recruit and train additional qualified personnel. Our inability to manage the expansion or relocation of our operations effectively may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could also require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If we are unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate revenues could be reduced and we may not be able to implement our business strategy, including the successful commercialization of our product candidates.

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Sonnet has material weaknesses in its internal control systems and will need to hire additional personnel and develop and maintain proper and effective internal control over financial reporting, or the accuracy and timeliness of its financial reporting will be adversely affected.

If the merger is completed, Sonnet’s financial statements will become those of the combined company and Sonnet’s management team as the executive officers of the combined company will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of the combined company’s internal control over financial reporting. In particular, Sonnet will be required to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. Sonnet has not yet been required to do such an analysis. Sonnet was informed by its independent registered public accounting firm that Sonnet has a material weakness in its internal control over financial reporting as Sonnet did not maintain a sufficient complement of personnel commensurate with its accounting and reporting requirements. The material weakness had not been remediated as of September 30, 2019. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to controls to address segregation of certain accounting duties, timely reconciliation and analysis of certain key accounts and the review of journal entries. Sonnet has concluded that these material weaknesses arose because, as a pre-revenue private company, Sonnet did not have the necessary business processes, systems, personnel and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.

To address these material weaknesses, Sonnet will need to add personnel as well as implement new financial processes. Sonnet intends to take steps to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, and further evolving its accounting processes and policies. Sonnet will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time.

The combined company’s independent registered public accounting firm will not be required to attest to the effectiveness of the combined company’s internal control over financial reporting for so long as the combined company remains a “smaller reporting company” as defined in applicable SEC regulations. The management team of the combined company will be required to disclose changes made in its internal controls and procedures on a quarterly basis. To comply with the requirements of its financial statements becoming those of the combined company following the merger, Sonnet will need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. The combined company’s audit committee must also be advised and regularly updated on management’s review of internal controls. Sonnet is only now beginning the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation of its internal control over financial reporting needed to comply with Section 404, and Sonnet may not be able to complete its evaluation, testing and any required remediation in a timely fashion. Moreover, if Sonnet is not able to comply with the requirements of Section 404 in a timely manner or if it identifies or its independent registered public accounting firm identifies deficiencies in Sonnet’s internal control over financial reporting that are deemed to be material weaknessess, the market price of the combined company’s common stock could decline and the combined company could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks Related to Chanticleer

Investing in Chanticleer common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this proxy statement/prospectus/information statement and in the other periodic and current reports and other documents it files with the SEC, before deciding to invest in its common stock. If any of the following risks materialize, Chanticleer’s business, financial condition, results of operation and future prospects will likely be materially and adversely affected. In that event, the market price of its common stock could decline and you could lose all or part of your investment. All references in this section to “Chanticleer,” the “Company,” “we,” “us,” or “our” mean Chanticleer Holdings, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

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Risks Related to Our Company and Industry

We have not been profitable to date and operating losses could continue.

We have incurred operating losses and generated negative cash flows since our inception and have financed our operations principally through equity investments and borrowings. Future profitability is difficult to predict with certainty. Failure to achieve profitability could materially and adversely affect the value of our Company and our ability to effect additional financings. The success of the business depends on our ability to increase revenues to offset expenses. If our revenues fall short of projections or we are unable to reduce operating expenses, our business, financial condition and operating results will be materially adversely affected.

Our financial statements have been prepared assuming a going concern.

Our financial statements as of September 30, 2019 were prepared under the assumption that we will continue as a going concern for the next twelve months from the date of issuance of these financial statements. Our independent registered public accounting firm has issued a report that includes an explanatory paragraph referring to our losses from operations and expressing substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional financing, re-negotiate or extend existing indebtedness, obtain further operating efficiencies, reduce expenditures and ultimately, create profitable operations. We may not be able to refinance or extend our debt or obtain additional capital on reasonable terms. Our financial statements do not include adjustments that would result from the outcome of this uncertainty.

The prior year acquisitions, as well as future acquisitions, may have unanticipated consequences that could harm our business and our financial condition.

Any acquisition that we pursue, whether successfully completed or not, involves risks, including:

●	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as the acquired restaurants are integrated into our operations;

●	risks associated with entering into markets or conducting operations where we have no or limited prior experience;

●	problems retaining key personnel;

●	potential impairment of tangible and intangible assets and goodwill acquired in the acquisition;

●	potential unknown liabilities;

●	difficulties of integration and failure to realize anticipated synergies; and

●	disruption of our ongoing business, including diversion of management’s attention from other business concerns.

Future acquisitions of restaurants or other businesses, which may be accomplished through a cash purchase transaction, the issuance of our equity securities or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

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There are risks inherent in expansion of operations, including our ability to generate profits from new restaurants, find suitable sites and develop and construct locations in a timely and cost-effective way.

We cannot project with certainty the number the number of new restaurants we and our franchisees will open. In addition, our franchise agreements with Hooters of America (“HOA”) provide that we must exercise our option to open additional restaurants within each of our territories by a certain date set forth in the development schedule and that each such restaurant must be open by such date. If we fail to timely exercise any option or if we fail to open any additional restaurant by the required restaurant opening date, all of our rights to develop the rest of the option territory will expire automatically and without further notice.

Our failure to effectively develop locations in new territories would adversely affect our ability to execute our business plan by, among other things, reducing our revenues and profits and preventing us from realizing our strategy. Furthermore, we cannot assure you that our new restaurants will generate revenues or profit margins consistent with those currently operated by us.

The number of openings and the performance of new locations will depend on various factors, including:

●	the availability of suitable sites for new locations;

●	our ability to negotiate acceptable lease or purchase terms for new locations, obtain adequate financing, on favorable terms, required to construct, build-out and operate new locations and meet construction schedules, and hire and train and retain qualified restaurant managers and personnel;

●	managing construction and development costs of new restaurants at affordable levels;

●	the establishment of brand awareness in new markets; and

●	the ability of our Company to manage expansion.

Additionally, competition for suitable restaurant sites in target markets is intense. Restaurants we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability.

New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and culture. We may also incur higher costs from entering new markets if, for example, we assign regional managers to manage comparatively fewer restaurants than in more developed markets.

We may not be able to successfully develop critical market presence for our brand in new geographical markets, as we may be unable to find and secure attractive locations, build name recognition or attract new customers. Inability to fully implement or failure to successfully execute our plans to enter new markets could have a material adverse effect on our business, financial condition and results of operations.

Not all of these factors are within our control or the control of our partners, and there can be no assurance that we will be able to accelerate our growth or that we will be able to manage the anticipated expansion of our operations effectively.

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We have debt financing arrangements that could have a material adverse effect on our financial health and our ability to obtain financing in the future and may impair our ability to react quickly to changes in our business.

Our exposure to debt financing could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position. For example, it could:

●	increase our vulnerability to adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest;

●	require us to dedicate significant future cash flows to the repayment of debt, reducing the availability of cash to fund working capital, capital expenditures or other general corporate purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

●	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants contained in our debt agreements.

We may also incur additional indebtedness in the future, which could materially increase the impact of these risks on our financial condition and results of operations.

We may not be able to refinance our current debt obligations. Failure to successfully recapitalize the business could have a material adverse effect on our business, financial condition and results of operations.

The Company and various subsidiaries of the Company are delinquent in payment of payroll taxes to taxing authorities and failure to remit these payments promptly could have a material adverse effect on our business, financial condition and results of operations.

As of September 30, 2019, the Company and its subsidiaries have approximately $2.9 million of accrued employee and employer taxes, including penalties and interest, which are due to certain taxing authorities. The Company is currently in discussions with various taxing authorities on settling these liabilities through payment plans that began in the third quarter. The Company and its subsidiaries are liable for such payroll taxes. Failure to remit these payments promptly could result in increased penalty fees and have a material adverse effect on our business, financial condition and results of operations.

Litigation and unfavorable publicity could negatively affect our results of operations as well as our future business.

We are subject to potential for litigation and other customer complaints concerning our food safety, service and/or other operational factors. Guests may file formal litigation complaints that we are required to defend, whether we believe them to be true or not. Substantial, complex or extended litigation could have an adverse effect on our results of operations if we incur substantial defense costs and our management is distracted. Employees may also, from time to time, bring lawsuits against us regarding injury, discrimination, wage and hour, and other employment issues. Additionally, potential disputes could subject us to litigation alleging non-compliance with franchise, development, support service, or other agreements. Additionally, we are subject to the risk of litigation by our stockholders as a result of factors including, but not limited to, performance of our stock price.

In certain states we are subject to “dram shop” statutes, which generally allow a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Some dram shop litigation against restaurant companies has resulted in significant judgments, including punitive damages. We carry liquor liability coverage as part of our existing comprehensive general liability insurance, but we cannot provide assurance that this insurance will be adequate in the event we are found liable in a dram shop case.

In recent years there has been an increase in the use of social media platforms and similar devices that allow individuals’ access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate in its impact. A variety of risks are associated with the use of social media, including the improper disclosure of proprietary information, negative comments about our Company, exposure of personally identifiable information, fraud or outdated information. The inappropriate use of social media platforms by our guests, employees or other individuals could increase our costs, lead to litigation, or result in negative publicity that could damage our reputation, and create an adverse change in the business climate that impairs goodwill. If we are unable to quickly and effectively respond, we may suffer declines in guest traffic, which could materially affect our financial condition and results of operations.

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Food safety and foodborne illness concerns could have an adverse effect on our business.

We cannot guarantee that our internal controls and training will be fully effective in preventing all food safety issues at our restaurants, including any occurrences of foodborne illnesses such as salmonella, E. coli and hepatitis A. In addition, there is no guarantee that our franchise restaurants will maintain the high levels of internal controls and training we require at our company-operated restaurants.

Furthermore, we and our franchisees rely on third-party vendors, making it difficult to monitor food safety compliance and increasing the risk that foodborne illness would affect multiple locations rather than a single restaurant. Some foodborne illness incidents could be caused by third-party vendors and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of foodborne illness in any of our restaurants or markets or related to food products we sell could negatively affect our restaurant revenue nationwide if highly publicized on national media outlets or through social media.

This risk exists even if it were later determined that the illness was wrongly attributed to us or one of our restaurants. Several other restaurant chains have experienced incidents related to foodborne illnesses that have had a material adverse effect on their operations. The occurrence of a similar incident at one or more of our restaurants, or negative publicity or public speculation about an incident, could have a material adverse effect on our business, financial condition and results of operations.

We operate in the highly competitive restaurant industry. If we are not able to compete effectively, it will have a material adverse effect on our business, financial condition and results of operations.

We face significant competition from restaurants in the fast-casual dining and traditional fast food segments of the restaurant industry. These segments are highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambience and condition of each restaurant. Our competition includes a variety of locally owned restaurants and national and regional chains offering dine-in, carry-out, delivery and catering services. Many of our competitors have existed longer and have a more established market presence with substantially greater financial, marketing, personnel and other resources than we do. Among our competitors are a number of multi-unit, multi-market, fast casual restaurant concepts, some of which are expanding nationally. As we expand, we will face competition from these restaurant concepts as well as new competitors that strive to compete with our market segments. These competitors may have, among other things, lower operating costs, better locations, better facilities, better management, more effective marketing and more efficient operations. Additionally, we face the risk that new or existing competitors will copy our business model, menu options, presentation or ambience, among other things.

Any inability to successfully compete with the restaurants in our markets and other restaurant segments will place downward pressure on our customer traffic and may prevent us from increasing or sustaining our revenue and profitability. Consumer tastes, nutritional and dietary trends, traffic patterns and the type, number and location of competing restaurants often affect the restaurant business, and our competitors may react more efficiently and effectively to those conditions. Several of our competitors compete by offering menu items that are specifically identified as low in carbohydrates, gluten-free or healthier for consumers. In addition, many of our traditional fast food restaurant competitors offer lower-priced menu options or meal packages or have loyalty programs. Our sales could decline due to changes in popular tastes, “fad” food regimens, such as low carbohydrate diets, and media attention on new restaurants. If we are unable to continue to compete effectively, our traffic, sales and restaurant contribution could decline which would have a material adverse effect on our business, financial condition and results of operations.

Our rights to operate and franchise Hooters-branded restaurants are dependent on the Hooters’ franchise agreements.

Our rights to operate and franchise Hooters-branded restaurants, and our ability to conduct our business are derived principally from the rights granted or to be granted to us by Hooters in our franchise agreements. As a result, our ability to continue operating in our current capacity is dependent on the continuation and renewal of our contractual relationship with Hooters.

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In the event Hooters does not grant us franchises to acquire additional locations or terminates our existing franchise agreements, we would be unable to operate and/or expand our Hooters-branded restaurants, identify our business with Hooters or use any of Hooters’ intellectual property. As the Hooters brand and our relationship with Hooters are among our competitive strengths, the failure to grant or the expiration or termination of the franchise agreements would materially and adversely affect our business, results of operations, financial condition and prospects.

Our business depends on our relationship with Hooters and changes in this relationship may adversely affect our business, results of operations and financial condition.

Pursuant to the franchise agreements, Hooters has the ability to exercise substantial influence over the conduct of our business. We must comply with Hooters’ high-quality standards. We cannot transfer the equity interests of our subsidiaries without Hooters’ consent, and Hooters has the right to control many of the locations’ daily operations.

Notwithstanding the foregoing, Hooters has no obligation to fund our operations. In addition, Hooters does not guarantee any of our financial obligations, including trade payables or outstanding indebtedness, and has no obligation to do so. If the terms of the franchise agreements excessively restrict our ability to operate our business or if we are unable to satisfy our obligations under the franchise agreements, our business, results of operations and financial condition would be materially and adversely affected.

We do not have full operational control over the franchisee-operated restaurants.

We are and will be dependent on our franchisees to maintain quality, service and cleanliness standards, and their failure to do so could materially affect our brands and harm our future growth. Our franchisees have flexibility in their operations, including the ability to set prices for our products in their restaurants, hire employees and select certain service providers. In addition, it is possible that some franchisees may not operate their restaurants in accordance with our quality, service and cleanliness, health or product standards. Although we intend to take corrective measures if franchisees fail to maintain high quality service and cleanliness standards, we may not be able to identify and rectify problems with sufficient speed and, as a result, our image and operating results may be negatively affected.

A failure by Hooters to protect its intellectual property rights, including its brand image, could harm our results of operations.

The profitability of our Hooters business depends in part on consumers’ perception of the strength of the Hooters brand. Under the terms of our franchise agreements, we are required to assist Hooters with protecting its intellectual property rights in our jurisdictions. Nevertheless, any failure by Hooters to protect its proprietary rights in the world could harm its brand image, which could affect our competitive position and our results of operations.

Our business could be adversely affected by declines in discretionary spending and may be affected by changes in consumer preferences.

Our success depends, in part, upon the popularity of our food products. Shifts in consumer preferences away from our restaurants or cuisine could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty. A continuing decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, and business and financial condition.

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Increases in costs, including food, labor and energy prices, will adversely affect our results of operations.

Our profitability is dependent on our ability to anticipate and react to changes in our operating costs, including food, labor, occupancy (including utilities and energy), insurance and supply costs. Various factors beyond our control, including climatic changes and government regulations, may affect food costs. Specifically, our dependence on frequent, timely deliveries of fresh meat and produce subject us to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of any such items. In the past, we have been able to recover some of our higher operating costs through increased menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit our ability to recover such cost increases in their entirety.

Our ability to maintain consistent price and quality throughout our restaurants depends in part upon our ability to acquire specified food products and supplies in sufficient quantities from third-party vendors, suppliers and distributors at a reasonable cost. We do not control the businesses of our vendors, suppliers and distributors, and our efforts to specify and monitor the standards under which they perform may not be successful. If any of our vendors or other suppliers are unable to fulfill their obligations to our standards, or if we are unable to find replacement providers in the event of a supply or service disruption, we could encounter supply shortages and incur higher costs to secure adequate supplies, which would have a material adverse effect on our business, financial condition and results of operations.

Furthermore, if our current vendors or other suppliers are unable to support our expansion into new markets, or if we are unable to find vendors to meet our supply specifications or service needs as we expand, we could likewise encounter supply shortages and incur higher costs to secure adequate supplies, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in employment laws and minimum wage standards may adversely affect our business.

Labor is a primary component in the cost of operating our restaurants. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, increases in the federal, state or local minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase, and our growth could be negatively impacted.

In addition, our success depends in part upon our ability to attract, motivate and retain enough well-qualified restaurant operators and management personnel, as well as a sufficient number of other qualified employees, including customer service and kitchen staff, to keep pace with our expansion schedule. In addition, restaurants have traditionally experienced relatively high employee turnover rates. Although we have not yet experienced significant problems in recruiting or retaining employees, our ability to recruit and retain such individuals may delay the planned openings of new restaurants or result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition and results of operations.

Various federal and state employment laws govern the relationship with our employees and impact operating costs. These laws include employee classification as exempt or non-exempt for overtime and other purposes, minimum wage requirements, unemployment tax rates, workers’ compensation rates, immigration status and other wage and benefit requirements. Significant additional government-imposed increases in the following areas could have a material adverse effect on our business, financial condition and results of operations:

●	Minimum wages;
●	Mandatory health benefits;
●	Vacation accruals;
●	Paid leaves of absence, including paid sick leave; and
●	Tax reporting.

We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could have a material adverse effect on our business, financial condition and results of operations.

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We are subject to risks arising under federal and state labor laws.

We are subject to risks under federal and state labor laws, including disputes concerning whether and when a union can be organized, and once unionized, collective bargaining rights, various issues arising from union contracts, and matters relating to a labor strike. Labor laws are complex and differ vastly from state to state.

We are subject to the risks associated with leasing space subject to long-term non-cancelable leases.

We lease all the real property and we expect the new restaurants we open in the future will also be leased. We are obligated under non-cancelable leases for our restaurants and our corporate headquarters. Our restaurant leases generally require us to pay a proportionate share of real estate taxes, insurance, common area maintenance charges and other operating costs. Some restaurant leases provide for contingent rental payments based on sales thresholds, although we generally do not expect to pay significant contingent rent on these properties based on the thresholds in those leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases.

If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close restaurants in desirable locations. These potential increased occupancy costs and closed restaurants could have a material adverse effect on our business, financial condition and results of operations.

Our business and the growth of our Company are dependent on the skills and expertise of management and key personnel.

During the upcoming stages of our Company’s anticipated growth, we are entirely dependent upon the management skills and expertise of our management and key personnel. We do not have employment agreements with many of our executive officers. The loss of services of our executive officers could dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

●	they have specialized knowledge about our company and operations;
●	they have specialized skills that are important to our operations; or
●	they would be particularly difficult to replace.

If the services of any key management personnel ceased to be available to us, our growth prospects or future operating results may be adversely impacted.

Our food service business, gaming revenues and the restaurant industry are subject to extensive government regulation.

We are subject to extensive and varied country, federal, state and local government regulation, including regulations relating to public health, gambling, safety and zoning codes. We operate each of our locations in accordance with standards and procedures designed to comply with applicable codes and regulations. However, if we could not obtain or retain food or other licenses, it would adversely affect our operations. Although we have not experienced, and do not anticipate experiencing any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular location or group of restaurants.

We may be subject to significant foreign currency exchange controls in certain countries in which we operate.

Certain foreign economies have experienced shortages in foreign currency reserves and their respective governments have adopted restrictions on the ability to transfer funds out of the country and convert local currencies into U.S. dollars. This may increase our costs and limit our ability to convert local currency into U.S. dollars and transfer funds out of certain countries. Any shortages or restrictions may impede our ability to convert these currencies into U.S. dollars and to transfer funds, including for the payment of dividends or interest or principal on our outstanding debt. If any of our subsidiaries are unable to transfer funds to us due to currency restrictions, we are responsible for any resulting shortfall.

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Our foreign operations subject us to risks that could negatively affect our business.

Most of our Hooters restaurants and some of our franchisee-owned restaurants operate in foreign countries and territories outside of the U.S. As a result, our business is exposed to risks inherent in foreign operations. These risks, which can vary substantially by market, include political instability, corruption, social and ethnic unrest, changes in economic conditions (including wage and commodity inflation, consumer spending and unemployment levels), the regulatory environment, tax rates and laws and consumer preferences as well as changes in the laws and policies that govern foreign investment in countries where our restaurants are operated.

In addition, our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates, which may adversely affect reported earnings. More specifically, an increase in the value of the United States Dollar relative to other currencies, such as the British Pound and the South African Rand could have an adverse effect on our reported earnings. There can be no assurance as to the future effect of any such changes on our results of operations, financial condition or cash flows.

We may not attain our target development goals and aggressive development could cannibalize existing sales.

Our growth strategy depends in large part on our ability to increase our net restaurant count. The successful development of new units will depend in large part on our ability and the ability of our franchisees to open new restaurants and to operate these restaurants on a profitable basis. We cannot guarantee that we, or our franchisees, will be able to achieve our expansion goals or that new restaurants will be operated profitably. Further, there is no assurance that any new restaurant will produce operating results like those of our existing restaurants. Other risks that could impact our ability to increase our net restaurant count include prevailing economic conditions and our, or our franchisees’/partners’, ability to obtain suitable restaurant locations, obtain required permits and approvals in a timely manner and hire and train qualified personnel.

Our franchisee operators also frequently depend upon financing from banks and other financial institutions in order to construct and open new restaurants. If it becomes more difficult or expensive for our franchisees/partners to obtain financing to develop new restaurants, our planned growth could slow, and our future revenue and cash flows could be adversely impacted.

In addition, the new restaurants could impact the sales of our existing restaurants nearby. It is not our intention to open new restaurants that materially cannibalize the sales of our existing restaurants. However, as with most growing retail and restaurant operations, there can be no assurance that sales cannibalization will not occur or become more significant in the future as we increase our presence in existing markets over time.

Changing conditions in the global economy and financial markets may materially adversely affect our business, results of operations and ability to raise capital.

Our business and results of operations may be materially affected by conditions in the financial markets and the economy generally. The demand for our products could be adversely affected in an economic downturn and our revenues may decline under such circumstances. In addition, we may find it difficult, or we may not be able, to access the credit or equity markets, or we may experience higher funding costs in the event of adverse market conditions. Future instability in these markets could limit our ability to access the capital we require to fund and grow our business.

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Changes to accounting rules or regulations may adversely affect the reporting of our results of operations.

Changes to existing accounting rules or regulations may impact the reporting of our future results of operations or cause the perception that we are more highly leveraged. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, new accounting rules will require lessees to capitalize operating leases in their financial statements in future periods which will require us to record significant right of use assets and lease obligations on our balance sheet. This and other future changes to accounting rules or regulations could have a material adverse effect on the reporting of our business, financial condition and results of operations. In addition, many existing accounting standards require management to make subjective assumptions, such as those required for stock compensation, tax matters, franchise accounting, acquisitions, litigation, and asset impairment calculations. Changes in accounting standards or changes in underlying assumptions, estimates and judgments by our management could significantly change our reported or expected financial performance.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and have a material adverse effect on our business, financial condition and results of operations.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, tradenames and other proprietary intellectual property, including our name and logos and the unique ambience of our restaurants. While it is our policy to protect and defend vigorously our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our restaurant concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly and may not be successful. Although we believe that we have sufficient rights to all our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and could divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, we license certain of our proprietary intellectual property, including our name and logos, to third parties. For example, we grant our franchisees and licensees a right to use certain of our trademarks in connection with their operation of the applicable restaurant. If a franchisee or other licensee fails to maintain the quality of the restaurant operations associated with the licensed trademarks, our rights to, and the value of, our trademarks could potentially be harmed. Negative publicity relating to the franchisee or licensee could also be incorrectly associated with us, which could harm our business. Failure to maintain, control and protect our trademarks and other proprietary intellectual property would likely have a material adverse effect on our business, financial condition and results of operations and on our ability to enter into new franchise agreements.

We may incur costs resulting from breaches of security of confidential consumer information related to our electronic processing of credit and debit card transactions.

Most of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information has been stolen. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have a material adverse effect on our business, financial condition and results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on our business and results of operations.

We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely heavily on information systems, including point-of-sale processing in our restaurants, for management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses and other disruptive problems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant, unplanned capital investments.

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Adverse weather conditions could affect our sales.

Adverse weather conditions, such as regional winter storms, floods, severe thunderstorms and hurricanes, could affect our sales at restaurants in locations that experience these weather conditions, which could materially adversely affect our business, financial condition or results of operations.

The uncertainty surrounding the implementation and effect of Brexit may impact our UK operations.

The uncertainty surrounding the implementation and effect of Brexit, including the commencement of the exit negotiation period, the terms and conditions of such exit, the uncertainty in relation to the legal and regulatory framework that would apply to the UK and its relationship with the remaining members of the EU (including, in relation to trade) during a withdrawal process and after any Brexit is effected, has caused and is likely to cause increased economic volatility and market uncertainty globally. It is too early to ascertain the long-term effects. To date, the only measurable impact is attributable to the decline in the pound sterling as measured against the U.S. dollar.

Negative publicity could reduce sales at some or all our restaurants.

We may, from time to time, be faced with negative publicity relating to food quality and integrity, the safety, sanitation and welfare of our restaurant facilities, customer complaints, labor issues, or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing and other policies, practices and procedures, employee relationships and welfare or other matters at one or more of our restaurants. Negative publicity may adversely affect us, regardless of whether the allegations are valid or whether we are held to be responsible. The risk of negative publicity is particularly great with respect to our franchised restaurants because we are limited in the manner in which we can regulate them, especially on a real-time basis and negative publicity from our franchised restaurants may also significantly impact company-operated restaurants. A similar risk exists with respect to food service businesses unrelated to us, if customers mistakenly associate such unrelated businesses with our operations. Employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create not only legal and financial liability but negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. These types of employee claims could also be asserted against us, on a co-employer theory, by employees of our franchisees. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition, results of operations and cash flows.

The interests of our franchisees may conflict with ours or yours in the future and we could face liability from our franchisees or related to our relationship with our franchisees.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement and the terms and conditions of the franchisee/franchisor relationship or have interests adverse to ours. This may lead to disputes with our franchisees and we expect such disputes to occur from time to time in the future as we continue to offer franchises. Such disputes may result in legal action against us. To the extent we have such disputes, the attention, time and financial resources of our management and our franchisees will be diverted from our restaurants, which could have a material adverse effect on our business, financial condition, results of operations and cash flows even if we have a successful outcome in the dispute.

In addition, various state and federal laws govern our relationship with our franchisees and our potential sale of a franchise. A franchisee and/or a government agency may bring legal action against us based on the franchisee/franchisor relationships that could result in the award of damages to franchisees and/or the imposition of fines or other penalties against us.

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We have significant obligations under notes payable and convertible debt obligations and we may be deemed in default under certain provisions of our notes payable and convertible debt obligations. Our ability to operate as a going concern are contingent upon successfully obtaining additional financing and renegotiating terms of existing indebtedness in the near future. Failure to do so would adversely affect our ability to continue operations.

If capital is not available or we are not able to agree on reasonable terms with our lenders, we may then need to scale back or freeze our organic growth plans, sell assets under unfavorable terms, reduce expenses, curtail future acquisition plans to manage its liquidity and capital resources and/or pursue bankruptcy protection. We may not be able refinance or otherwise extend or repay our current obligations, which could impact our ability to continue to operate as a going concern.

In the event that management proceeds with asset sales and/or store closures rather than continuing to hold and operate all its assets long term, management’s assessment of the fair value, and ultimate recoverability, of goodwill, intangibles, and other long-lived assets would be impacted and the Company could incur significant noncash charges and cash exit costs in future periods.

We have approximately $19 million in current liabilities. In the event that additional working capital is not available, we may be forced to scale back or freeze our growth plans, sell assets on less than favorable terms, reduce expenses, curtail future acquisition plans to manage its liquidity and capital resources and/or pursue bankruptcy protection. In the event that management elects to proceed with asset sales and/or store closures in the future rather than continue to hold and operate all its assets long term, management’s assessment of the fair value, and ultimate recoverability, of goodwill, intangibles, and other long-lived assets would be impacted and the Company could incur significant noncash charges and cash exit costs in future periods.

We have remedied defaults under the 8% non-convertible secured debentures. However, we may not be able to refinance, extend or repay our substantial indebtedness owed to our secured lenders, which would have a material adverse effect on our financial condition and ability to continue as a going concern.

We also have $3 million of principal due on the 8% non-convertible secured debentures by the end of December 2019 and the remaining $3 million of principal due by the end of March 2020, plus interest. In addition, if we fail to meet various debt covenants going forward and are notified of the default by the noteholders of the 8% non-convertible secured debentures, we may be assessed additional default interest and penalties which would increase our obligations.

If we are unable to repay these obligations at maturity and we are otherwise unable to extend the maturity dates or refinance these obligations, we would be in default. We cannot provide any assurances that we will be able to raise the necessary amount of capital to repay these obligations or that we will be able to extend the maturity dates or otherwise refinance these obligations. Upon a default, our secured lenders would have the right to exercise their rights and remedies to collect, which would include foreclosing on our assets. Accordingly, a default would have a material adverse effect on our business, and we would likely be forced to seek bankruptcy protection.

Proceeds from asset sales are subject to a right of mandatory redemption of our 8% non-convertible secured debenture holders, in principal amount of $6,000,000, thereby limiting our flexibility to allocate proceeds from asset sales to payment of other debt obligations or working capital.

Management is actively considering the possible benefits of selling certain of its operating assets to reduce debt and provide additional working capital to fund future growth of its domestic burger business, as well as possibly closing certain underperforming store locations to improve operating cash flow. Proceeds from asset sales are subject to a right of mandatory redemption of our 8% non-convertible secured debenture holders, in principal amount of $6,000,000, thereby limiting our flexibility to allocate proceeds from asset sales to payment of other debt obligations or working capital.

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Risks Related to Our Common Stock

Our stock price has experienced price fluctuations and may continue to do so, resulting in a substantial loss in your investment.

The current market for our common stock has been characterized by volatile prices. As a result, investors in our common stock may experience a decrease in the value of their securities, including decreases unrelated to our operating performance or prospects. The market price of our common stock is likely to be highly unpredictable and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include:

●	quarterly variations in our operating results and achievement of key business metrics;
●	changes in the global economy and in the local economies in which we operate;
●	our ability to obtain working capital financing, if necessary;
●	the departure of any of our key executive officers and directors;
●	changes in the federal, state, and local laws and regulations to which we are subject;
●	changes in earnings estimates by securities analysts, if any;
●	any differences from reported results and securities analysts published or unpublished expectations;
●	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;
●	future sales of our securities;
●	announcements or press releases relating to the casual dining restaurant sector or to our own business or prospects;
●	negative media and social media coverage;
●	regulatory, legislative, or other developments affecting us or the restaurant industry generally; and
●	market conditions specific to casual dining restaurant, the restaurant industry and the stock market generally.

Our common stock could be further diluted as the result of the issuance of additional shares of common stock, convertible securities, warrants or options.

In the past, we have issued common stock, convertible securities (such as convertible notes) and warrants in order to raise capital. We have also issued common stock as compensation for services and incentive compensation for our employees, directors and certain vendors. We have shares of common stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of additional common stock, convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our common stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our common stock), or could obligate us to issue additional shares of common stock to certain of our stockholders.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, stockholders who have been non-affiliates for the preceding three months may sell shares of our common stock freely after six months subject only to the current public information requirement. Affiliates may sell shares of our common stock after six months subject to the Rule 144 volume, manner of sale, current public information and notice requirements. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

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We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

Our board of directors does not intend to pay cash dividends in the foreseeable future but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends and there can be no assurance that cash dividends will ever be paid on our common stock.

We may issue additional shares of our common stock, which could depress the market price of our common stock and dilute your ownership.

Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the amount of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well. Furthermore, the issuance of any additional shares of our common stock, or securities convertible into our common stock could be substantially dilutive to holders of our common stock.

Director and officer liability is limited.

As permitted by Delaware law, our bylaws limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our bylaw provisions and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

If we are unable to maintain effective disclosure controls and procedures and internal control over financial reporting, our stock price and investor confidence could be materially and adversely affected.

We are required to maintain both disclosure controls and procedures and internal control over financial reporting that are effective. Because of their inherent limitations, internal control over financial reporting, however well designed and operated, can only provide reasonable, and not absolute, assurance that the controls will prevent or detect misstatements. Because of these and other inherent limitations of control systems, there is only the reasonable assurance that our controls will succeed in achieving their goals under all potential future conditions. The failure of controls by design deficiencies or absence of adequate controls could result in a material adverse effect on our business and financial results, which could also negatively impact our stock price and investor confidence.

We received a deficiency letter in December 2018 from the (the Staff of Nasdaq notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(b)(2). If fail to regain compliance, our shares could be delisted from the Nasdaq Capital Market, which would materially reduce the liquidity of our common stock and have an adverse effect on our market price. A delisting could limit our ability to consummate the proposed Merger.

On August 14, 2019, we received notification from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that, for the 30 consecutive business days ending August 13, 2019, the bid price for the Company’s common stock had closed below the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). (the “Bid Price Rule”). The Nasdaq notice indicated that, in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days through February 10, 2020 to regain compliance. If, at any time before February 10, 2020 the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq staff will provide written notification that it has achieved compliance with the Bid Price Rule. If the Company fails to regain compliance with the Bid Price Rule before February 10, 2020 but meets all of the other applicable standards for initial listing on the Nasdaq Capital Market with the exception of the minimum bid price, then the Company may be eligible to have an additional 180 calendar days to regain compliance with the Bid Price Rule. To regain compliance with Rule 5550(b)(2), the market value of our listed securities must meet or exceed $35 million for a minimum of ten consecutive business days during the 180-day grace period ending on or before February 10, 2020 (Nasdaq has the discretion to monitor compliance for as long as 20 consecutive business days before deeming us in compliance). We could also regain compliance with Nasdaq’s alternative continued listing requirements by having stockholders’ equity of $2.5 million or more, or net income from continuing operations of $500,000 in the most recently completed fiscal year.

A delisting from the Nasdaq Capital Market, which would materially reduce the liquidity of our common stock and have an adverse effect on our market price. A delisting could limit our ability to consummate the proposed Merger. A delisting would also likely make it more difficult for us to obtain financing through the sale of our equity. Any such sale of equity would likely be more dilutive to our current stockholders than would be the case if our shares were listed.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement and the documents incorporated by reference into this proxy statement/prospectus/information statement contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as neither Chanticleer nor Sonnet can assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “anticipates,” “believes,” “continue,” “could,” “design,” “estimates,” “expects,” “intends,” “may,” “plans,” “potentially,” “predict,” “pro forma” “seeks,” “should,” “will” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and the closing of the merger, Chanticleer’s ability to solicit a sufficient number of proxies to approve the merger and other matters related to the closing of the merger.

For a discussion of the factors that may cause Chanticleer, Sonnet or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Chanticleer and Sonnet to complete the merger and the effect of the merger on the business of Chanticleer, Sonnet and the combined company, see the section titled “Risk Factors.”

These forward-looking statements include, but are not limited to, statements concerning the following:

●	the expected benefits of, and potential value created by, the merger for the stockholders of Chanticleer and Sonnet;

●	likelihood of the satisfaction of certain conditions to the completion of the merger and whether and when the merger will be consummated;

●	Chanticleer’s ability to control and correctly estimate its operating expenses and its expenses associated with the merger;

●	any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings;

●	any statements of plans to develop and commercialize additional products;

●	any statements concerning the attraction and retention of highly qualified personnel;

●	any statements concerning the ability to protect and enhance the combined company’s products and intellectual property;

●	any statements concerning developments and projections relating to the combined company’s competitors or industry;

●	any statements concerning the combined company’s financial performance;

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●	any statements regarding expectations concerning Chanticleer’s or Sonnet’s relationships and actions with third parties; and

●	future regulatory, judicial and legislative changes in Chanticleer or Sonnet’s industry.

●	You should not rely upon forward-looking statements as predictions of future events. Neither Chanticleer nor Sonnet can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

In addition, statements that “Chanticleer believes” and similar statements reflect the beliefs and opinions on the relevant subject of Chanticleer, Sonnet or the combined company, as applicable. These statements are based upon information available as of the date of this proxy statement/prospectus/information statement, and while Chanticleer, Sonnet or the combined company, as applicable, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that Chanticleer, Sonnet or the combined company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Chanticleer, Sonnet or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Chanticleer nor Sonnet undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus/information statement or to conform these statements to actual results or to changes in expectations.

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THE SPECIAL MEETING OF CHANTICLEER STOCKHOLDERS

Date, Time and Place

The special meeting of Chanticleer stockholders will be held on                 , 20   , at                      commencing at                      local time. Chanticleer is sending this proxy statement/prospectus/information statement to its stockholders in connection with the solicitation of proxies by the Chanticleer board of directors for use at the Chanticleer special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus/information statement is first being furnished to stockholders of Chanticleer on or about                  , 20  .

Purposes of the Chanticleer Special Meeting

The purposes of the Chanticleer special meeting are:

1.	to consider and vote upon a proposal to approve the issuance of shares of Chanticleer Common Stock pursuant to the Agreement and Plan of Merger, dated as of October 10, 2019, by and among Chanticleer, Merger Sub, and Sonnet, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the “Stock Issuance Proposal”);

2.	to consider and vote upon an amendment to the certificate of incorporation of Chanticleer to effect a reverse stock split of Chanticleer Common Stock, at a ratio in the range from 2-for-1 to [ ]-for-1, with such specific ratio to be mutually agreed upon by Chanticleer and Sonnet (the “Reverse Split”), the form of which is attached as Annex B to this proxy statement/prospectus/information statement (the “Reverse Stock Split Proposal”);

3.	to consider and vote upon an amendment to the certificate of incorporation of Chanticleer to increase the total number of authorized shares of common stock to [ ] (the “Stock Increase”), the form of which is attached as Annex C to this proxy statement/prospectus/information statement (the “Stock Increase Proposal”);

4.

to consider and vote upon a proposal to approve the Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan, the form of which is attached as Annex D to this proxy statement/prospectus/information statement, and to authorize for issuance [ ] shares of Chanticleer Common Stock thereunder (the “Plan Proposal”);

5.	to consider and vote upon an adjournment of the Chanticleer special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Chanticleer special meeting to approve the proposals submitted at the Chanticleer special meeting (the “Adjournment Proposal”); and

6.	to transact such other business as may properly come before the Chanticleer special meeting or any adjournment or postponement thereof.

Recommendation of the Chanticleer Board of Directors

●	The Chanticleer board of directors has determined and believes that the issuance of shares of Chanticleer Common Stock pursuant to the Merger Agreement is in the best interests of Chanticleer and its stockholders and has approved such proposal. The Chanticleer board of directors unanimously recommends that Chanticleer stockholders vote “FOR” the Stock Issuance Proposal as described in this proxy statement/prospectus/information statement.

●	The Chanticleer board of directors has determined and believes that it is advisable to, and in the best interests of, Chanticleer and its stockholders to approve the amendment to the certificate of incorporation of Chanticleer effecting a reverse stock split at a ratio in the range from 2-for-1 to [ ]-for-1, with such specific ratio to be mutually agreed upon by Chanticleer and Sonnet as described in this proxy statement/prospectus/information statement. The Chanticleer board of directors unanimously recommends that Chanticleer stockholders vote “FOR” the Reverse Stock Split Proposal as described in this proxy statement/prospectus/information statement.

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●	The Chanticleer board of directors has determined and believes that it is advisable to, and in the best interests of, Chanticleer and its stockholders to approve the amendment to the certificate of incorporation of Chanticleer to increase the total number of authorized shares of common stock to [ ]. The Chanticleer board of directors unanimously recommends that Chanticleer stockholders vote “FOR” the Stock Increase Proposal as described in this proxy statement/prospectus/information statement.

●

The Chanticleer board of directors has determined and believes that it is advisable to, and in the best interests of, Chanticleer and its stockholders to approve the Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan, the form of which is attached as Annex D to this proxy statement/prospectus/information statement, and to authorize for issuance [ ] shares of Chanticleer Common Stock thereunder. The Chanticleer board of directors unanimously recommends that Chanticleer stockholders vote “FOR” the Plan Proposal as described in this proxy statement/prospectus/information statement.

●	The Chanticleer board of directors has determined and believes that adjourning the Chanticleer special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted at the Chanticleer special meeting is advisable to, and in the best interests of, Chanticleer and its stockholders and has approved and adopted the proposal. The Chanticleer board of directors unanimously recommends that Chanticleer stockholders vote “FOR” the Adjournment Proposal to adjourn the Chanticleer special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted at the Chanticleer special meeting.

Record Date and Voting Power

Only holders of record of Chanticleer Common Stock at the close of business on the record date,           , 20    , are entitled to notice of, and to vote at, the Chanticleer special meeting. At the close of business on the record date,                    shares of Chanticleer Common Stock were issued and outstanding. Each share of Chanticleer Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section titled “Principal Stockholders of Chanticleer” for information regarding persons known to the management of Chanticleer to be the beneficial owners of more than 5% of the outstanding shares of Chanticleer Common Stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the Chanticleer board of directors for use at the Chanticleer special meeting.

If you are a stockholder of record of Chanticleer as of the record date referred to above, you may vote in person at the Chanticleer special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Chanticleer special meeting, Chanticleer urges you to vote by proxy to ensure your vote is counted. You may still attend the Chanticleer special meeting and vote in person if you have already voted by proxy. As a stockholder of record you are entitled:

●	to vote in person, come to the Chanticleer special meeting and Chanticleer will give you a ballot when you arrive;

●	to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Chanticleer before the Chanticleer special meeting, Chanticleer will vote your shares as you direct; or

●	to vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by Eastern Time on , 20 to be counted.

If your Chanticleer shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Chanticleer shares.

If you do not give instructions to your broker, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NYSE deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

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For any Chanticleer Proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any Chanticleer Proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the Chanticleer shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the meeting and will not be counted as having been voted on the applicable proposal.

Chanticleer believes that only the Reverse Stock Split Proposal and the Stock Increase Proposal will be considered “routine” matters by the NYSE and all of the other Chanticleer Proposals will be considered “non-routine” matters. This belief is based on preliminary guidance from the NYSE and may be incorrect or change before the special meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Chanticleer Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

All properly executed proxies that are not revoked will be voted at the Chanticleer special meeting and at any adjournments or postponements of the Chanticleer special meeting in accordance with the instructions contained in the proxy. If a holder of Chanticleer common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted:

●	“FOR” the Stock Issuance Proposal;

●	“FOR” the Reverse Stock Split Proposal;

●	“FOR” the Stock Increase Proposal;

●	“FOR” the Plan Proposal; and

●	“FOR” the Adjournment Proposal.

Chanticleer stockholders of record may change their vote at any time before their proxy is voted at the Chanticleer special meeting in one of three ways. First, a stockholder of record of Chanticleer can send a written notice to the chief financial officer of Chanticleer stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of Chanticleer can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of Chanticleer can attend the Chanticleer special meeting and vote in person. Attendance alone will not revoke a proxy. If a Chanticleer stockholder of record or a stockholder who owns Chanticleer shares in “street name” has instructed a broker to vote its shares of Chanticleer common stock, the stockholder must follow directions received from its broker to change those instructions.

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Required Vote

The presence, in person or represented by proxy, at the Chanticleer special meeting of the holders of a majority of the shares of Chanticleer common stock outstanding and entitled to vote at the Chanticleer special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None
2	Reverse Stock Split Proposal	FOR votes from the holders of a majority of outstanding shares	Against	Against
3	Stock Increase Proposal	FOR votes from the holders of a majority of outstanding shares	Against	Against
4	Plan Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None
5	Adjournment	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	Against

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the special meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Chanticleer Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

If on the date of the Chanticleer special meeting, or a date preceding the date on which the Chanticleer special meeting is scheduled, Chanticleer reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the Chanticleer Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of Chanticleer Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Chanticleer special meeting, Chanticleer may postpone or adjourn, or make one or more successive postponements or adjournments of, the Chanticleer special meeting as long as the date of the Chanticleer special meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Because Chanticleer currently does not have sufficient authorized capital stock to issue the Merger Consideration to the Sonnet stockholders, the merger will not be consummated unless both the Stock Issuance Proposal and the Stock Increase Proposal are approved by the Chanticleer stockholders at the Chanticleer special Meeting. In addition, the merger requires the approval by the Chanticleer stockholders of the Reverse Stock Split Proposal because Chanticleer is currently not in compliance with the $1.00 per share minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), and it is a condition to closing of the merger that Nasdaq authorize for listing the shares of Chanticleer Common Stock issued in the merger and the continued listing of the Chanticleer Common Stock on the Nasdaq Capital Market post-merger. However, assuming all other closing conditions have been either satisfied or waived, the merger may be consummated even if the Plan Proposal is not approved by Chanticleer’s stockholders.

As of October 31, 2019, the directors and executive officers of Chanticleer beneficially owned 2.4% of the outstanding shares of Chanticleer Common Stock entitled to vote at the Chanticleer special meeting. As of October 31, 2019, Chanticleer is not aware of any affiliate of Sonnet owning any shares of Chanticleer Common Stock entitled to vote at the Chanticleer special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Chanticleer may solicit proxies from Chanticleer stockholders by personal interview, telephone, telegram, email or otherwise. Chanticleer and Sonnet will share equally the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Chanticleer Common Stock for the forwarding of solicitation materials to the beneficial owners of Chanticleer Common Stock. Chanticleer will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement/prospectus/information statement, the Chanticleer board of directors does not know of any business to be presented at the Chanticleer special meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the Chanticleer special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

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THE MERGER

This section and the section titled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the merger, including the Merger Agreement. While Chanticleer and Sonnet believe that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the merger and the Merger Agreement, including the Merger Agreement attached as Annex A and the other documents to which you are referred. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Background of the Merger

Chanticleer actively owns, operates and franchises fast casual dining concepts domestically and internationally through three operating segments; Better Burgers Fast Casual, Just Fresh Fast Casual, and Hooters Full Service.

Chanticleer’s board and management have periodically evaluated Chanticleer’s long- and short-term strategic options. Strategic options that were considered included strategic alliances, prospects for mergers and acquisitions, strategic acquisitions and divestitures and other business combinations, as well as its continued operations as an independent company, each with a view toward enhancing stockholder value.

On August 22, 2019, a representative of Chardan Capital Markets, LLC (“Chardan”) on behalf of Sonnet contacted Chanticleer’s executive management, via phone, regarding potential interest of Sonnet in engaging in a reverse merger transaction. Chanticleer executive management expressed interest in the possibility of a reverse merger and a spinoff of its existing assets and liabilities.

On August 23, 2019, Chardan informed Sonnet of the initiated discussions with Chanticleer executive management. On the same day, Chanticleer and Sonnet entered into a confidentiality agreement.

On August 26, 2019, Chardan, on behalf of Sonnet, sent Chanticleer a non-binding proposal which outlined the potential terms of a reverse merger transaction and spinoff of Chanticleer’s assets and liabilities. Subject to various assumptions, the proposal included an anticipated pro-forma post-closing equity ownership of 92% for the Sonnet stockholders and 8% for Chanticleer stockholders.

On August 26, 2019 and August 27, 2019, Chanticleer management held multiple discussions with the Chanticleer board to discuss the non-binding proposal agreement.

On August 28, 2019, Chanticleer signed the non-binding proposal.

On September 2, 2019, Sonnet executive management delivered a merger agreement draft to a representative of Chardan which was delivered to Chanticleer executive management for review.

On September 4, 2019 Chanticleer executive management, Sonnet executive management, and representatives of Chardan held a conference call to discuss the executed non-binding proposal, review the merger agreement draft, and discuss the timeline of the reverse merger transaction. On the same day Chanticleer executive management was granted access to Sonnet’s data room.

Beginning September 4, 2019, Chanticleer, Sonnet and their respective advisers conducted mutual due diligence in a variety of areas, including finance, legal and operations. In addition, beginning September 4, 2019, and throughout the month of September, Chanticleer’s executive management, Sonnet executive management, and representatives of Chardan, Lowenstein Sandler LLP (“Lowenstein”), Sonnet’s outside legal counsel, and Libertas Law Group (“Libertas”), Chanticleer’s outside legal counsel, held several calls to discuss a variety of financial and legal matters regarding a potential reverse merger transaction, including the merger agreement, the Disposition, financing matters and closing conditions.

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On September 11, 2019 Sonnet executive management, representatives of Lowenstein and representatives of Chardan were granted access to Chanticleer’s data room. In addition, a representative of Libertas sent a revised draft merger agreement to representatives of Lowenstein, including proposed changes to the exchange ratio, representations and warranties, covenants and closing conditions, among others.

On September 11, 2019, Sonnet executive management, Chanticleer executive management and representatives of Lowenstein, Chardan and Libertas held a conference call to negotiate various items in the Merger Agreement, including the Disposition, solicitation provisions and covenants.

On September 17, 2019 and September 25, 2019, representatives of Lowenstein, Libertas and K&L Gates LLP (“K&L Gates”), outside tax counsel to Chanticleer, held conference calls to discuss tax issues with the merger, disposition and related transactions.

Following consultations with their respective clients, on September 18, 2019 and September 20, 2019, representatives of Lowenstein and Libertas held conference calls to further negotiate the structure of the Merger Agreement, including the closing conditions.

On September 24, 2019 and September 27, 2019, Sonnet executive management, Chanticleer executive management and representatives of Lowenstein, Chardan and Libertas held a conference call to negotiate closing conditions and to discuss the Disposition.

On October 1, 2019, the Sonnet board approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and resolved to recommend that the shareholders of Sonnet approve the merger.

On October 2, 2019 and October 8, 2019, Sonnet executive management, Chanticleer executive management and representatives of Lowenstein, Chardan and Libertas held conference calls to finalize the Merger Agreement and raise final issues, including closing conditions, financing needs and tax issues around the Disposition.

On October 8, 2019, the Chanticleer board approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and resolved to recommend that the stockholders of Sonnet approve the necessary items pursuant to the Merger Agreement.

On October 10, 2019, the Merger Agreement was signed, and Chanticleer and Sonnet issued a joint press release announcing their entry into the Merger Agreement.

Chanticleer Reasons for the Merger

After discussion, in an action by unanimous written consent, the Chanticleer Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger are fair to, advisable and in the best interests of Chanticleer and its stockholders and (ii) approved and declared advisable the Merger Agreement and the merger, including the issuance of shares of Chanticleer common stock to the stockholders of Sonnet pursuant to the terms of the Merger Agreement.

In the course of its evaluation of the Merger Agreement and merger with Sonnet, the Chanticleer Board held numerous meetings, consulted with Chanticleer’s executive management, Chanticleer’s outside legal counsel and Chanticleer’s financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including the following:

●	the Chanticleer Board’s belief that Chanticleer’s business, operational and financial prospects, including its cash position and inability to satisfy $3 million in debt obligations coming due December 31, 2019, and the substantially diminished price of its common stock make it highly unlikely Chanticleer will find financing alternatives;
●	the Chanticleer Board’s conclusion that the merger provides existing Chanticleer stockholders an opportunity to participate in the potential growth of post-merger Sonnet following the merger while still participating in the continuing business of Chanticleer through the Spin-Off, which is also expected to be a publicly traded company;
●	the Chanticleer Board’s conclusion that the closing condition of the $6 million payment from Sonnet to Chanticleer will facilitate Chanticleer’s ability to negotiate the settlement of its 8% debentures in the principal amount of $6 million, of which $3 million becomes due December 31, 2019 and the remainder in March 2020;
●	the $15,913,043 valuation of Chanticleer in the context of the merger vis a vis the perceived value of Chanticleer reflected in the diminished price of its common stock;
●	the Chanticleer’s Board’s belief that the Spin-Off entity will be in a greatly enhanced financial position to continue the restaurant business of Chanticleer; and
●	the Chanticleer Board’s consideration that post-merger Sonnet will be led by an experienced senior management team from Sonnet.

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The Chanticleer Board also considered the recent results of operations and financial conditions of Chanticleer, including:

●	the perceived value of Chanticleer reflected in the diminished price of its common stock;
●	the loss of certain operational capabilities of Chanticleer, and risks associated with continuing to operate Chanticleer on a stand-alone basis, including limiting the number of employees to only those personnel essential to running a public company and relying on outside consultants and third-party contractors;
●	the results of substantial efforts made over several months to solicit alternate strategic transactions for Chanticleer on Chanticleer’s behalf;
●	the current financial market conditions and historical market prices, volatility and trading information with respect to Chanticleer common stock; and
●	the risks, costs and timing and limited amount, if any, that would be distributed to Chanticleer stockholders associated with a potential liquidation of Chanticleer, considering the rights of Chanticleer’s secured 8% debenture holders and the inability of Chanticleer to raise additional capital.

The Chanticleer Board also reviewed the terms of the Merger Agreement and associated transactions, including:

●	the fact that the exchange ratio in the Merger Agreement, which was expected to give Chanticleer stockholders approximately 6% (and 2% through warrant coverage issued to the Spin-Off Entity) of the combined company’s outstanding stock, immediately following the merger, is financially attractive in light of Chanticleer’s standalone value, Chanticleer’s recent stock price, Chanticleer’s strategic alternatives, and the potential value of Sonnet following the merger;
●	the number and nature of the conditions to Sonnet’s obligations to consummate the merger;
●	the number and nature of the conditions to Chanticleer’s obligations to consummate the merger;
●	the rights of, and limitation on, Chanticleer under the Merger Agreement to consider certain unsolicited acquisition proposals under the certain circumstances, should Chanticleer receive a “superior offer”; and
●	the Chanticleer Board’s belief that the terms of the Original Merger Agreement, including the parties’ representations, warranties and covenants, deal protection provisions and the conditions were reasonable for a transaction of this nature.

The Chanticleer Board also considered a variety of risks and other countervailing factors related to the merger, including:

●	the up to $500,000 termination fee payable by Chanticleer to Sonnet upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Chanticleer stockholders;

●	the substantial expenses to be incurred by Chanticleer in connection with the merger;

●	the possible volatility of the trading price of the Chanticleer common stock resulting from the announcement of the merger;

●	the risks that the merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the merger or failure to complete the merger on the reputation of Chanticleer;

●	the risks to Chanticleer’ business, operations and financial results in the event that the merger is not consummated;

●	the strategic direction of post-merger Sonnet, following the closing of the merger, which will be determined by a board of directors designated entirely by Sonnet; and

●	various other risks associated with the combined company and the merger, including those described in the sections titled “Risk Factors.”

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The foregoing information and factors considered by the Chanticleer Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Chanticleer Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Chanticleer Board did not find it useful, and did not attempt to quantify, rank or assign relative weights to these factors. In considering the factors described above, individual members of the Chanticleer Board may have given weight to different factors. The Chanticleer Board conducted an overall analysis of the factors discussed above, including thorough discussions with, and questioning of, Chanticleer’s executive management and the legal and financial advisors of Chanticleer, and considered the factors overall to be favorable to, and to support, its determination.

Sonnet Reasons for the Merger

In the course of reaching its decision to approve the merger, the Sonnet board of directors consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

●	the potential increased access to sources of capital at a lower cost of capital and a broader range of investors to support Sonnet’s development program than it could otherwise obtain if it continued to operate as a stand-alone, privately-held company;

●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;

●	the Sonnet board of directors’ belief that no alternatives to the merger were reasonably likely to create greater value for Sonnet shareholders after reviewing the various strategic options to enhance shareholder value that were considered by the Sonnet board of directors;

●	the cash resources of Sonnet expected to be available at the closing of the merger;

●	the availability of appraisal rights under the BCA to holders of Sonnet Common Stock who comply with the required procedures under the BCA, which allow such holders to seek appraisal of the fair value of their shares of Sonnet Common Stock as determined by the Superior Court of New Jersey;

●	the expectation that the merger with Chanticleer would be a more time- and cost-effective means to access capital than other options considered;

●	the terms and conditions of the Merger Agreement, including, without limitation, the following:

○	the determination that the expected relative percentage ownership of Chanticleer securityholders and Sonnet securityholders in the combined company was appropriate, in the judgment of the Sonnet board of directors, based on the Sonnet board of directors’ assessment of the approximate valuations of Chanticleer and Sonnet and the comparative costs and risks associated with alternatives to the merger.

○	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that Sonnet shareholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Sonnet Common Stock for Chanticleer Common Stock pursuant to the merger.

●	the expectation that substantially all of Sonnet’s employees, particularly its management, will serve in similar roles at the combined organization.

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●	the conclusion of the Sonnet board of directors that the potential termination fee of $500,000 payable by Chanticleer to Sonnet and the circumstances when such fee may be payable, were reasonable.

●	the fact that shares of Chanticleer Common Stock issued to Sonnet shareholders will be registered on a Form S-4 registration statement by Chanticleer and will generally become freely tradable for non-affiliates; and

●	the likelihood that the merger will be consummated on a timely basis.

The Sonnet board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

●	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of Sonnet and the ability of Sonnet to obtain financing in the future in the event the merger is not completed;

●	the reasonableness of the termination fee of $500,000, which could become payable by Sonnet if the Merger Agreement is terminated in certain circumstances and certain events occur;

●	the risk that the merger might not be consummated in a timely manner or at all;

●	the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies;

●	the additional public company expenses and obligations that Sonnet’s business will be subject to following the merger that it has not previously been subject to; and

●	various other risks associated with the combined company and the merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement.

Interests of the Chanticleer Directors and Executive Officers in the Merger

In considering the recommendation of the Chanticleer board of directors with respect to issuing shares of Chanticleer common stock as contemplated by the Merger Agreement and the other matters to be acted upon by Chanticleer stockholders at the Chanticleer special meeting, Chanticleer stockholders should be aware that certain members of the board of directors and executive officers of Chanticleer have interests in the merger that may be different from, or in addition to, the interests of Chanticleer stockholders. These interests relate to or arise from the matters described below. The board of directors of each of Chanticleer and Sonnet was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the transactions contemplated thereby, and to recommend, as applicable, that Chanticleer stockholders approve the Chanticleer proposals to be presented to Chanticleer stockholders for consideration at the Chanticleer special meeting as contemplated by this proxy statement/prospectus/information statement, and that Sonnet shareholders vote to adopt the Merger Agreement and approve the merger and related transactions at the Sonnet shareholder meeting.

As of October 31, 2019, Chanticleer’s directors and executive officers beneficially owned approximately 2.4% of the outstanding shares of Chanticleer Common Stock.

All of Chanticleer’s current executive officers, with the exception of Richard Adams, will continue as executive officers of the Spin-Off Entity post-merger.

Michael D. Pruitt, Chief Executive Officer of Chanticleer, holds 340 shares of Chanticleer’s 9% Redeemable Series 1 Preferred Stock (“Series 1 Preferred”), which are expected to be redeemed at or prior to the closing of the merger. Holders of the Series 1 Preferred are entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

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Merger-Related Compensation of Executive Officers

Except as provided below, no Chanticleer officers are party to employment agreements that will be effective at the time of the merger.

Frederick L. Glick, President

Mr. Glick’s employment agreement dated November 16, 2018 provides if Mr. Glick resigns or is terminated within 12 months of a change of control, then Mr. Glick will be entitled to the following benefits: (i) installment payments equal to his base salary in effect at the time of termination for a period of 12 months (“Severance”), (ii) vested equity awards, (iii) full acceleration of unvested equity awards and (iii) 12 months of COBRA benefits.

Pursuant to Mr. Glick’s employment agreement, the definition of “change of control” means any (i) any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1933) acquires beneficial ownership, directly or indirectly (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of more than fifty percent of the combined voting power of the then issued and outstanding shares of the voting common stock of the Company, (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving corporation, other than a transaction which would result in the voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the voting stock of the Company or such surviving entity immediately after such transaction, or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any individual, entity or group.

Mr. Glick’s incentive stock options will accelerate upon a change of control and will remain exercisable up to 90 days.

Chanticleer and Mr. Glick are in discussions regarding terms of assumption by the Spin-Off Entity of his employment agreement. However, Mr. Glick’s unvested equity will accelerate at the time of the merger. As of January 1, 2020, his unvested equity will consist of 7,500 restricted stock units, 3,750, 5-year incentive stock options with an exercise price of $3.50, and 3,750, 5-year incentive stock options with an exercise price of $4.50.

Patrick Harkleroad, Chief Financial Officer

Mr. Harkleroad’s employment agreement with Chanticleer dated January 7, 2019 does not provide for change of control benefits. Mr. Harkleroad is however entitled to six months’ notice of termination. Chanticleer and Mr. Harkleroad have agreed to assign his employment agreement to the Spin-Off Entity.

Golden Parachute Disclosure

In accordance with Item 402(t) of Regulation S-K of the Securities Act, which requires disclosure of information about compensation for Chanticleer’s named executive officers that is based on or otherwise related to the merger, none of Chanticleer’s named executive officers will receive any compensation in connection with the merger.

The Chanticleer board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.

Interests of the Sonnet Directors and Executive Officers in the Merger

In considering the recommendation of the Sonnet board of directors with respect to voting to approve the merger and related transactions at the Sonnet shareholder meeting, Sonnet shareholders should be aware that certain members of the board of directors and executive officers of Sonnet have interests in the merger that may be different from, or in addition to, interests they have as Sonnet shareholders. All of Sonnet’s directors and executive officers are expected to become directors and executive officers of the combined company upon the closing of the merger, and all of Sonnet’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

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Stock Ownership

All of Sonnet’s current executive officers and directors hold shares of Sonnet Common Stock, which will, at the Effective Time, be automatically converted into the right to receive an amount of registered shares of Chanticleer Common Stock equal to the Common Stock Exchange Ratio. As of October 31, 2019, Sonnet’s directors and executive officers beneficially owned approximately 55.3% of the outstanding shares of Sonnet Common Stock. Following the closing of the merger, these same directors, executive officers, together with their affiliates are expected to own 46.5% of the outstanding shares of the combined company. Please see the sections titled “Principal Stockholders of Sonnet” and “Principal Stockholders of the Combined Company” for further information.

Indemnification and Insurance

In addition to the indemnification required by Sonnet’s certificate of incorporation and bylaws, Sonnet has entered into indemnification agreements with certain of its directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Sonnet believes that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

As described in this proxy statement/prospectus/information statement, including in “The Merger—Limitations of Liability and Indemnification,” certain of Sonnet’s directors and officers will be entitled to certain ongoing rights of indemnification and coverage under directors’ and officers’ liability insurance policies.

The Sonnet board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.

Limitations of Liability and Indemnification

In addition to the indemnification required by Chanticleer’ certificate of incorporation and bylaws, Chanticleer has entered into indemnification agreements with each of its directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Chanticleer believes that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Additionally, pursuant to the Merger Agreement, Chanticleer and Sonnet agreed that at or prior to the Effective Time, each of Chanticleer, Sonnet and the Spin-Off Entity shall have entered into an indemnification agreement (the “Indemnification Agreement”), providing that from and after the Effective Time through the six (6th) anniversary of the date on which the Disposition is consummated, each of Chanticleer and Sonnet, and each of their respective, directors, officers, stockholders and managers who assumes such role upon or following the Effective Time (the “Disposition Indemnitees”) shall be fully indemnified and held harmless by the Spin-Off Entity against all actual or threatened claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative, investigative or otherwise, related to the Spin-Off Business prior to the Disposition or in connection with the Disposition.

In addition, at or prior to the Effective Time, the Spin-Off Entity will acquire a tail insurance policy in a coverage amount of at least $3.0 million, prepaid in full by the Spin-Off Entity, at no cost to the Disposition Indemnitees, and effective for at least six years following the consummation of the Disposition, covering the Spin-Off Entity’s indemnification obligations to the Disposition Indemnitees (the “Tail Policy”).

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Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into Sonnet. Upon the closing of the merger, Sonnet will continue as the surviving corporation and will be a wholly-owned subsidiary of the combined company.

After the closing of the merger, Chanticleer will be renamed “Sonnet BioTherapeutics Holdings, Inc.” and, subject to satisfying Nasdaq’s listing standards, is expected to trade on Nasdaq under the symbol “SONN.”

Merger Consideration

At the closing of the merger:

●	each outstanding share of common stock of Sonnet will be converted into the right to receive approximately 3.5475 shares of Chanticleer Common Stock, subject to adjustment for any reverse stock split and subject to the adjustments described elsewhere in this proxy statement/prospectus/information statement; and

●	all outstanding Sonnet stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Chanticleer Common Stock, proportionately adjusted based on the Common Stock Exchange Ratio.

Immediately after the merger, based on the Common Stock Exchange Ratio, Sonnet securityholders will own approximately 94% of the post-closing outstanding shares of Chanticleer Common Stock (the “Post-Closing Shares”), Chanticleer securityholders will own approximately 6% of the Post-Closing Shares and the Spin-Off Entity will hold the Spin-Off Entity Warrant, exercisable for 2% of the Post-Closing Shares.

The Common Stock Exchange Ratio is an estimate only and the final Common Stock Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement. The Common Stock Exchange Ratio was determined using a formula intended to allocate to the existing Sonnet shareholders (on a fully diluted basis, referred to below as Sonnet fully-diluted outstanding shares) a percentage of Chanticleer based on the valuations of Chanticleer and Sonnet, which were agreed in the Merger Agreement to be $15,913,043 and $183,000,000, respectively.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Chanticleer Common Stock that Sonnet securityholders will be entitled to receive for changes in the market price of Chanticleer Common Stock. The Common Stock Exchange Ratio may be adjusted to reflect relative cash balances for Chanticleer and Sonnet and the capitalization of Chanticleer at closing, as provided for in the Merger Agreement.

Accordingly, the market value of the shares of Chanticleer Common Stock issued pursuant to the Merger Agreement will depend on the market value of the shares of Chanticleer Common Stock at the time the Merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement. On                    , 20    , the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of Chanticleer common stock was $               per share.

No fractional shares of Chanticleer Common Stock will be issuable pursuant to the merger. Instead, each Sonnet stockholder who would otherwise be entitled to receive a fraction of a share of Chanticleer Common Stock, after aggregating all fractional shares of Chanticleer Common Stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, without interest, determined by multiplying such fraction by the average of the last reported sales prices of Chanticleer Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Capital Market during the five consecutive trading days ending on the last trading day prior to the Effective Time.

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The Merger Agreement provides that, at the Effective Time, Chanticleer will deposit with an exchange agent acceptable to Chanticleer and Sonnet, stock certificates representing the shares of Chanticleer Common Stock issuable to Sonnet shareholders, a sufficient amount of cash to make payments in lieu of fractional shares and any dividends or distributions to holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Sonnet capital stock, whose shares were converted into the right to receive shares of Chanticleer Common Stock.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of Sonnet capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s Sonnet stock certificates for shares of Chanticleer Common Stock. Upon surrender of a Sonnet stock certificate for exchange to the exchange agent, together with a duly executed letter of transmittal and such other documents as the exchange agent or Chanticleer may reasonably require, the Sonnet stock certificate surrendered will be cancelled and the holder of the Sonnet stock certificate will be entitled to receive the following:

●	a certificate or certificates or book-entry account representing the number of whole shares of Chanticleer Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement;

●	cash in lieu of any fractional share of Chanticleer Common Stock; and

●	dividends or distributions payable pursuant to the provisions of the Merger Agreement.

At the Effective Time of the merger, all holders of certificates representing shares of Sonnet capital stock that were outstanding immediately prior to the Effective Time of the merger will cease to have any rights as stockholders of Sonnet, other than the right to receive Chanticleer Common Stock, cash in lieu of fractional shares, and/or any dividends or distributions, based on the Exchange Ratio. In addition, no transfer of Sonnet capital stock after the Effective Time of the merger will be registered on the stock transfer books of the surviving corporation.

If any Sonnet stock certificate has been lost, stolen or destroyed, upon the delivery of an affidavit claiming such certificate has been lost, stolen or destroyed, the surviving corporation may, in its discretion, and as a condition precedent to the delivery of any shares of Chanticleer Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Chanticleer Common Stock, require the owner of such lost, stolen or destroyed certificate to post bond in a reasonable amount set by the surviving corporation as indemnity against any claim suffered by it related to the lost, stolen or destroyed certificate or any Chanticleer Common Stock, cash, or dividends and distributions issued in exchange for such certificate as the surviving corporation may reasonably request.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced Sonnet capital stock will be deemed to represent only the right to receive shares of Chanticleer Common Stock, cash in lieu of any fractional share of Chanticleer Common Stock, and/or any dividends or distributions. There will be no dividends or other distributions paid on any shares of Chanticleer Common Stock to be issued in exchange for any unsurrendered Sonnet stock certificate until the Sonnet stock certificate is surrendered as provided in the Merger Agreement.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey or at such later time or date agreed to by Sonnet and Chanticleer and specified in the certificate of merger. The closing of the merger will occur on a date specified by Sonnet and Chanticleer, which will be no later than the second business day after the conditions to effect the merger set forth in the Merger Agreement have been satisfied or waived, or such other date and time as Sonnet and Chanticleer may agree to in writing.

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Regulatory Approvals

In the United States, Chanticleer must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Chanticleer Common Stock pursuant to the Merger Agreement and the filing of this proxy statement/prospectus/information statement with the SEC.

Material U.S. Federal Income Tax Consequences of the Disposition, the Reverse Stock Split and the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Disposition and the Reverse Stock Split to a U.S. holder (as defined below) of Chanticleer Common Stock, and of the material U.S. federal income tax consequences of the merger to a U.S. holder of Sonnet Common Stock who exchanges their Sonnet Common Stock for Chanticleer Common Stock in the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Chanticleer Common Stock or Sonnet Common Stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over its administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders who hold their shares of Chanticleer Common Stock or Sonnet Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; holders of Sonnet Common Stock subject to the alternative minimum tax provisions of the Code; S corporations; partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities); holders whose functional currency is not the U.S. dollar; holders who hold shares of Sonnet Common Stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction” (as such terms are used in the Code) or other integrated investment; holders who exercise dissenters’ rights; persons who purchased their shares as part of a wash sale; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to their stock as a result of such item being taken into account in an applicable financial statement).

This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the Medicare contribution tax, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws (such as estate or gift tax laws).

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Chanticleer Common Stock or Sonnet Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Chanticleer Common Stock or Sonnet Common Stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the Disposition, the Reverse Stock Split and the merger to them.

This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus/information statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Chanticleer and Sonnet have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. This discussion assumes that the merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement/prospectus/information statement.

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THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISPOSITION, THE REVERSE STOCK SPLIT AND THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Disposition

The Disposition is expected to be treated as a taxable dividend to holders of Chanticleer Common Stock in an amount equal to the fair market value of the Spin-Off Entity common stock received, to the extent of such holder’s ratable share of Chanticleer’s current or accumulated earnings and profits. To the extent the fair market value of the Spin-Off Entity exceeds such earnings and profits, the Disposition will constitute a return of capital and will first reduce the holder’s basis in its Chanticleer Common Stock, but not below zero, and then will be treated as a gain from the sale of the Chanticleer Common Stock. Generally a U.S. Holder’s tax basis in the shares of the Spin-Off Entity common stock received in the Disposition would equal their fair market value as of the date of the Disposition, and such holder’s holding period with respect to such shares would begin on the day after the Disposition.

Reverse Stock Split

The Reverse Stock Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a Chanticleer U.S. holder generally should not recognize gain or loss upon the Reverse Stock Split. A Chanticleer U.S. holder’s aggregate tax basis in the shares of Chanticleer Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Chanticleer Common Stock surrendered, and such Chanticleer U.S. holder’s holding period in the shares of Chanticleer Common Stock received should include the holding period in the shares of Chanticleer Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Chanticleer Common Stock surrendered to the shares of Chanticleer Common Stock received pursuant to the Reverse Stock Split. Holders of shares of Chanticleer Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

If a U.S. holder receives cash in lieu of a fractional share of Chanticleer Common Stock in the Reverse Stock Split, the U.S. holder will be treated as having received such fractional share of Chanticleer Common Stock pursuant to the Reverse Stock Split and then as having received cash in exchange for such fractional share of Chanticleer Common Stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. holder’s basis in the fractional share of Chanticleer Common Stock it is treated as receiving as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such fractional share. The deductibility of capital losses is subject to limitations.

Merger

U.S. Federal Income Tax Consequences of the Merger Generally.

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Subject to the limitations, assumptions and qualifications described herein, in the opinions of K&L Gates LLP and Lowenstein Sandler LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, and as discussed in greater detail below, except with respect to cash received in lieu of a fractional share interest in Chanticleer Common Stock, no gain or loss will be recognized by holders of Sonnet Common Stock in the merger. The opinions of K&L Gates and Lowenstein Sandler will be based on certain representations, assumptions and covenants regarding the merger, including representations and covenants contained in officer’s certificates furnished to K&L Gates and Lowenstein Sandler by Chanticleer, Sonnet and Merger Sub, which are customary for transactions of this type. If any of the representations, assumptions or covenants upon which the opinions rely is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement.

The aggregate tax basis of the Chanticleer Common Stock that a U.S. holder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Sonnet Common Stock that it surrenders in the merger. The holding period for the shares of Chanticleer Common Stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of Sonnet Common Stock that such U.S. holder surrenders in the merger. If a U.S. holder acquired different blocks of shares of Sonnet Common Stock at different times or at different prices, the shares of Chanticleer Common Stock received in the merger (including fractional shares deemed received and redeemed for cash as described below) will be allocated pro rata to each block of shares of Sonnet Common Stock, and the basis and holding period of each block of Chanticleer Common Stock a U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Sonnet Common Stock exchanged for such block of Chanticleer Common Stock. U.S. holders should consult their tax advisors regarding the manner in which shares of Chanticleer Common Stock should be allocated among different blocks of their Sonnet Common Stock surrendered in the merger.

Cash in Lieu of Fractional Shares

If a U.S. holder receives cash in lieu of a fractional share of Chanticleer Common Stock, the U.S. holder will be treated as having received such fractional share of Chanticleer Common Stock pursuant to the merger and then as having received cash in exchange for such fractional share of Chanticleer Common Stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. holder’s basis in the fractional share of Chanticleer Common Stock it is treated as receiving as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the Effective Time, the holding period for such fractional share (including the holding period of shares of Sonnet Common Stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Non-corporate U.S. holders of Sonnet Common Stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments received in connection with the merger. Such a U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

●	furnishes a correct taxpayer identification number, certifies that the U.S. holder is not subject to backup withholding on the Form W-9 or applicable successor form, and otherwise complies with all the applicable requirements of the backup withholding rules; or

●	provides proof that the U.S. holder is otherwise exempt from backup withholding.

Any amounts withheld from payments to U.S. holders of Sonnet Common Stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. holder’s applicable U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders of Sonnet Common Stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

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Certain Reporting Requirements

If you are a U.S. holder that receives Chanticleer Common Stock in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Sonnet Common Stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. Generally, a U.S. holder is a “significant holder” if, immediately before the merger, it (a) owned at least 5% (by vote or value) of the outstanding stock of Sonnet, or (b) owned Sonnet securities with a tax basis of $1.0 million or more. U.S. holders should consult their tax advisors to determine whether they are significant holders required to comply with these rules.

Determining the tax consequences of the Disposition, the Reverse Stock Split and the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your own tax advisor as to the specific tax consequences of the Disposition, the Reverse Stock Split and the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

Nasdaq Stock Market Listing

The approval by Nasdaq of (i) the continued listing of the Chanticleer Common Stock on the Nasdaq Capital Market following the Effective Time and (ii) the listing of the shares of Chanticleer Common Stock being issued in connection with the merger on Nasdaq at or prior to the Effective Time are conditions to the closing of the merger. Sonnet has agreed to cooperate with Chanticleer to furnish to Chanticleer all information concerning Sonnet and its equityholders that may be required or reasonably requested in connection with Nasdaq. If such approvals are obtained, Chanticleer anticipates that the combined company’s common stock will be listed on Nasdaq under the trading symbol “SONN” following the closing of the merger.

Anticipated Accounting Treatment

The merger is expected to be treated by Chanticleer as a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. For accounting purposes, Sonnet is considered to be acquiring the assets and liabilities of Chanticleer in this transaction. Management of Chanticleer and Sonnet have made a preliminary estimated purchase price calculated as described in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Information. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual assets and liabilities of Chanticleer that exist as of the date of completion of the transaction.

Appraisal Rights and Dissenters’ Rights

New Jersey Law

If the merger is completed, Sonnet stockholders who do not vote to approve the Merger are entitled to appraisal rights under Section 14A-11 of the BCA. Holders of Chanticleer Common Stock are not entitled to appraisal rights under Delaware or New Jersey law in connection with the merger.

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The discussion below is not a complete summary regarding a Sonnet stockholder’s appraisal rights under New Jersey law and is qualified in its entirety by reference to the text of the relevant provisions of New Jersey law, which are attached to this proxy statement/prospectus/information statement as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Sonnet stockholders exercise their appraisal rights under New Jersey law.

Section 14A:11-1 of the BCA provides that holders of Sonnet common stock have the right to dissent from the merger and receive the fair value of their shares of Sonnet common stock as determined in accordance with the provisions of Sections 14A:11-1 through 14A11-11 of the BCA.

A Sonnet shareholder may dissent from the merger and demand the fair value of his, her or its shares of Sonnet common stock, provided that the Sonnet shareholder sends written notice to Sonnet of his, her or its dissent and demand for payment of the fair value of his, her or its shares, and does not vote for the approval of the merger proposal. If the merger is not consummated for any reason, the demand by a Sonnet shareholder for the fair value of his, her or its shares of Sonnet common stock will terminate and be of no effect.

A shareholder wishing to exercise his, her or its right to dissent from the merger must file with the Secretary of Sonnet, a written notice of dissent stating that such shareholder intends to demand payment for his, her or its shares of Sonnet common stock if the merger is completed. This objection to the merger must be received by the Secretary of Sonnet, 100 Overlook Center, Second Floor, Princeton, New Jersey 08540, before the vote on the proposed Merger is taken at the Sonnet special meeting. Voting against the merger proposal, by proxy or otherwise, is not sufficient to enable a Sonnet shareholder to perfect the rights of a dissenting shareholder. However, any shareholder who files the required notice of dissent and votes in favor of the merger proposal, whether in person or by proxy (including those shareholders who return the enclosed proxy card executed but without a designation as to the vote on the merger proposal) will be deemed to have waived the right to qualify as a dissenter.

Written Demand. Within ten days after the effective date of the merger, Sonnet, as the surviving corporation, will give written notice of the effective date of the consummation of the merger by certified mail to each shareholder who filed written notice of dissent and who did not vote in favor of the merger. A dissenting shareholder who filed a timely written objection and did not vote in favor of the merger, must within twenty days of the mailing of such notice, make written demand on Sonnet for payment of the fair value of his, her or its shares.

Delivery of Shares for Notation. Within twenty days of demanding payment for his, her or its shares, a dissenting shareholder must submit the certificate(s) representing his, her or its shares of Sonnet common stock to Sonnet for notation thereon that a demand for payment has been made, after which the certificate(s) will be returned to the shareholder. If those shares are transferred, each new certificate issued for such shares shall bear similar notation, and the transferee shall acquire the rights the dissenting shareholder had. If the shareholder does not submit the stock certificate(s) for notation, Sonnet may elect to terminate the shareholder’s status as a dissenting shareholder.

Unless a Sonnet shareholder files a written notice of dissent prior to the vote on the merger and also makes demand for the payment of the fair value of such shares within the applicable time period, the shareholder will be conclusively presumed to have consented to the merger and will be bound by the terms of the merger. Purchasers of shares of Sonnet common stock as to which dissenters’ rights have been exercised are bound by that exercise and acquire no rights in Sonnet other than the rights of a dissenting shareholder.

Termination of Demand. Once made, a demand for payment cannot be withdrawn except with the consent of Sonnet or, if after the effective date of the merger, Sonnet. A dissenting shareholder’s right to payment of fair value shall terminate (a) if the merger is abandoned, (b) if the approval of the merger is rescinded, (c) if a court of competent jurisdiction determines that the shareholder is not entitled to payment, (d) the fair value of the shares is not agreed upon by Sonnet and the dissenting shareholder and an action for the determination of such fair value is not commenced by the dissenting shareholder within a specified time period, (e) the demand is withdrawn with the consent of Sonnet, or, if after the effective date of the merger, Sonnet, (f) a court permanently enjoins the merger from being completed, or (g) the dissenting shareholder fails to present his, her or its certificates for notation, unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct. Upon withdrawal or upon termination of the right to be paid fair value, such person’s status as a Sonnet shareholder will be restored retroactively.

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Statement of Financial Condition. Not later than ten days after the expiration of the period within which shareholders must make written demand for payment, Sonnet will deliver to dissenting shareholders a statement of financial condition, a statement of shareholders’ equity, and a statement of income as of and for the latest available date, but dated not more than twelve months prior to such delivery. Sonnet may include with such statements an offer for payment of a specified price deemed fair value by Sonnet (the “Offer”).

Demand that Sonnet Institute Lawsuit. If the fair value of the shares can be agreed upon between Sonnet and a dissenting shareholder within thirty days after the Offer by Sonnet is made (the “Negotiation Period”), Sonnet shall pay the agreed value to that shareholder upon surrender of the certificate(s) representing Sonnet common stock held by that shareholder. If the shareholder and Sonnet cannot agree to a fair value during the Negotiation Period, the shareholder may make written demand upon Sonnet not later than thirty days after the expiration of the Negotiation Period for commencement of a judicial determination of fair value, and Sonnet would have to commence such determination proceeding within thirty days of such demand. If Sonnet fails to commence the judicial proceeding within that time, any dissenting shareholder may commence such judicial proceeding in the name of Sonnet not later than sixty days after such failure.

Under New Jersey law, the costs and expenses of a judicial proceeding shall be determined by the court and shall be apportioned and assessed upon the parties as the court may find equitable.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 14A:11-1 THROUGH 14A:11-11 OF THE NEW JERSEY BUSINESS CORPORATION ACT FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS, IN WHICH EVENT YOU ONLY WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. NO NOTIFICATION OF THE BEGINNING OR END OF ANY STATUTORY PERIOD WILL BE GIVEN BY SONNET OR SONNET TO ANY DISSENTING SHAREHOLDER EXCEPT AS REQUIRED BY LAW. SONNET SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL.

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THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Chanticleer, Sonnet, or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Chanticleer and Merger Sub, on the one hand, and Sonnet, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Chanticleer and Sonnet do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Chanticleer or Sonnet, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Chanticleer and Merger Sub, and Sonnet and are modified by the disclosure schedules.

General

On October 10, 2019, Chanticleer, Sonnet and Merger Sub entered into the Merger Agreement. Under the Merger Agreement, Merger Sub will merge with and into Sonnet, with Sonnet surviving as a wholly-owned subsidiary of the combined company (the “surviving corporation”). As a result of the merger, each share of Sonnet Common Stock, except Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement), will automatically be converted into the right to receive an amount of shares of Chanticleer Common Stock equal to the Common Stock Exchange Ratio. Immediately following the Effective Time, former Sonnet shareholders will hold approximately 94% of the outstanding shares of Chanticleer Common Stock and Chanticleer stockholders will retain ownership of approximately 6% of the outstanding shares of Chanticleer Common Stock. Such percentages are subject to adjustment, as described below. In addition, at the closing of the merger, Chanticleer will issue to the Spin-Off Entity (as defined below) a warrant (the “Spin-Off Entity Warrant”) to purchase that number of shares of Chanticleer Common Stock equal to two percent (2%) of the number of shares of issued and outstanding Chanticleer Common Stock immediately after the Effective Time. The warrant will be a five year warrant, will have an exercise price of $0.01 per share and will not be exercisable for 180 days following the Effective Time. Further, as part of the transaction, Chanticleer will spin-off (the “Disposition”) its current restaurant operations, including all assets and liabilities, into a newly created entity (the “Spin-Off Entity”), the equity of which will be distributed out to the stockholders of Chanticleer as of the record date for the Disposition. Immediately following the Effective Time, Chanticleer will file a certificate of amendment to its certificate of incorporation changing its name from Chanticleer to Sonnet BioTherapeutics Holdings, Inc.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey or at such later time or date agreed to by Sonnet and Chanticleer and specified in the certificate of merger. The closing of the merger will occur on a date specified by Sonnet and Chanticleer, which will be no later than the second business day after the conditions to effect the merger set forth in the Merger Agreement have been satisfied or waived, or such other date and time as Sonnet and Chanticleer may agree to in writing.

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Certificate of Incorporation and Bylaws

At the Effective Time of the merger, Sonnet’s certificate of incorporation and bylaws will be amended and restated in their entirety to be as set forth in the exhibits to the merger agreement, and so amended shall be the certificate of incorporation and bylaws of the surviving corporation, which will be a wholly-owned subsidiary of Chanticleer. It is expected that Chanticleer’s certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the combined company.

Merger Consideration

At the closing of the merger:

●	each outstanding share of common stock of Sonnet will be converted into the right to receive approximately 3.5475 shares of Chanticleer Common Stock, subject to adjustment for any reverse stock split and subject to the adjustments described elsewhere in this proxy statement/prospectus/information statement; and

●	all outstanding Sonnet stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Chanticleer Common Stock, proportionately adjusted based on the Common Stock Exchange Ratio.

Immediately after the merger, based on the Common Stock Exchange Ratio, Sonnet securityholders will own approximately 94% of the post-closing outstanding shares of Chanticleer Common Stock (the “Post-Closing Shares”), Chanticleer securityholders will own approximately 6% of the Post-Closing Shares and the Spin-Off Entity will hold the Spin-Off Entity Warrant, exercisable for 2% of the Post-Closing Shares.

The Common Stock Exchange Ratio is an estimate only and the final Common Stock Exchange Ratio will be determined pursuant to a formula described in more detail below.

Exchange Ratio

The Common Stock Exchange Ratio, or the Exchange Ratio, was determined using a formula intended to allocate to the existing Sonnet shareholders (on a fully diluted basis, referred to below as Sonnet fully-diluted outstanding shares) a percentage of Chanticleer based on the valuations of Chanticleer and Sonnet, which were agreed in the Merger Agreement to be $15,913,043 and $183,000,000, respectively.

The Exchange Ratio formula is the quotient obtained by dividing the Sonnet merger shares (as described below) by the Sonnet fully-diluted outstanding shares (as described below), where:

●	Sonnet merger shares is the product determined by multiplying (a) the post-closing Chanticleer shares (as described below) by (b) the Sonnet allocation percentage (as described below).

●	Post-closing Chanticleer shares is the quotient determined by dividing (a) Chanticleer’s outstanding shares (as described below) by (b) the Chanticleer allocation percentage (as described below).

●	Chanticleer outstanding shares is the total number of shares of Chanticleer Common Stock outstanding immediately prior to the Effective Time, expressed on an as-converted-to Chanticleer Common Stock basis, assuming the exercise of all options, warrants and other derivative rights that are (or should have been) listed on the Chanticleer disclosure schedule and after giving effect to the consummation of all Pre-Closing Private Placement Transactions (as described below) contemplated by Chanticleer prior to the Effective Time.

●	Sonnet fully-diluted outstanding shares is the total number of shares of Sonnet capital stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted-to-Sonnet Common Stock basis, assuming (a) the exercise of all Sonnet options and warrants outstanding as of immediately prior to the Effective Time, and (b) the issuance of shares of Chanticleer Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, and giving effect to the consummation of all Pre-Closing Private Placement Transactions.

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●	Sonnet allocation percentage is the quotient determined by dividing (a) the Sonnet valuation (as described below) by (b) the aggregate valuation (as described below).

●	Chanticleer allocation percentage is the quotient determined by dividing (a) the Chanticleer valuation (as described below) by (b) the aggregate valuation, and reducing such amount by two percent points to account for the spin-off entity warrant (as described below).

●	The Chanticleer valuation is $15,913,043, plus the amount of cash and cash equivalents on the Chanticleer balance sheet on the business day immediately prior to the Effective Time.

●	The Sonnet valuation is $183,000,000, plus the amount of cash and cash equivalents on the Sonnet balance sheet on the business day immediately prior to the Effective Time.

●	The aggregate valuation is the sum of the Sonnet valuation and the Chanticleer valuation.

●	The spin-off entity warrant is a warrant to purchase a number of shares of Chanticleer Common Stock equal to two percent of the number of shares of Chanticleer Common Stock issued and outstanding immediately after the merger, which warrant (a) will be issued to the Spin-Off Entity by Chanticleer following the merger, (b) will have an exercise price of $0.01, (c) will not be exercisable for a period of 180 days from the Effective Time, and (d) will be exercisable for a period of five years from the Effective Time.

The Exchange Ratio will be adjusted to fully reflect any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change to Chanticleer Common Stock or Sonnet capital stock occurring or with an established record date after October 10, 2019 and prior to the Effective Time.

The Merger Agreement does not include a stock price-based termination right and there will be no adjustment to the total number of shares of Chanticleer Common Stock that Sonnet shareholders will be entitled to receive for changes in the market price of Chanticleer Common Stock. Accordingly, the market value of the shares of Chanticleer Common Stock issued pursuant to the merger will depend on the market value of the shares of Chanticleer Common Stock at the time immediately prior to the Effective Time, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

No fractional shares of Chanticleer Common Stock will be issuable pursuant to the merger. Instead, each Sonnet stockholder who would otherwise be entitled to receive a fraction of a share of Chanticleer Common Stock, after aggregating all fractional shares of Chanticleer Common Stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, without interest, determined by multiplying such fraction by the average of the last reported sales prices of Chanticleer Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Capital Market during the five consecutive trading days ending on the last trading day prior to the Effective Time.

The Merger Agreement provides that, at the Effective Time, Chanticleer will deposit with an exchange agent acceptable to Chanticleer and Sonnet, stock certificates representing the shares of Chanticleer Common Stock issuable to Sonnet shareholders, a sufficient amount of cash to make payments in lieu of fractional shares and any dividends or distributions to holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Sonnet capital stock, whose shares were converted into the right to receive shares of Chanticleer Common Stock.

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The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of Sonnet capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s Sonnet stock certificates for shares of Chanticleer Common Stock. Upon surrender of a Sonnet stock certificate for exchange to the exchange agent, together with a duly executed letter of transmittal and such other documents as the exchange agent or Chanticleer may reasonably require, the Sonnet stock certificate surrendered will be cancelled and the holder of the Sonnet stock certificate will be entitled to receive the following:

●	a certificate or certificates or book-entry account representing the number of whole shares of Chanticleer Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement;

●	cash in lieu of any fractional share of Chanticleer Common Stock; and

●	dividends or distributions payable pursuant to the provisions of the Merger Agreement.

At the Effective Time of the merger, all holders of certificates representing shares of Sonnet capital stock that were outstanding immediately prior to the Effective Time of the merger will cease to have any rights as stockholders of Sonnet, other than the right to receive Chanticleer Common Stock, cash in lieu of fractional shares, and/or any dividends or distributions, based on the Exchange Ratio. In addition, no transfer of Sonnet capital stock after the Effective Time of the merger will be registered on the stock transfer books of the surviving corporation.

If any Sonnet stock certificate has been lost, stolen or destroyed, upon the delivery of an affidavit claiming such certificate has been lost, stolen or destroyed, the surviving corporation may, in its discretion, and as a condition precedent to the delivery of any shares of Chanticleer Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Chanticleer Common Stock, require the owner of such lost, stolen or destroyed certificate to post bond in a reasonable amount set by the surviving corporation as indemnity against any claim suffered by it related to the lost, stolen or destroyed certificate or any Chanticleer Common Stock, cash, or dividends and distributions issued in exchange for such certificate as the surviving corporation may reasonably request.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced Sonnet capital stock will be deemed to represent only the right to receive shares of Chanticleer Common Stock, cash in lieu of any fractional share of Chanticleer Common Stock, and/or any dividends or distributions. There will be no dividends or other distributions paid on any shares of Chanticleer Common Stock to be issued in exchange for any unsurrendered Sonnet stock certificate until the Sonnet stock certificate is surrendered as provided in the Merger Agreement.

Treatment of Sonnet Stock Options and Warrants

At the Effective Time, each outstanding option to acquire shares of Sonnet capital stock, all Sonnet warrants, and all Sonnet restricted stock units, if any, whether vested or unvested, that have not previously been exercised will be converted into the right to receive a number of shares of Chanticleer Common Stock as if fully vested and exercised according to their terms. The number of shares of Chanticleer Common Stock eligible for issuance will be equal to the product of (a) the number of shares of Sonnet capital stock subject to the unexercised options or warrants immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Chanticleer Common Stock. The exercise price per share will equal the quotient of (a) the exercise price per share of such Sonnet option or warrant immediately prior to the Effective Time, divided by (b) the Exchange Ratio, and rounding the resulting number up to the nearest whole cent. All Sonnet stock option plans or stock- or equity-related plans themselves will be terminated and no longer in force or effect immediately prior to the Effective Time.

Promptly after the Effective Time, Chanticleer will deliver to the participants in Sonnet’s stock plans appropriate notice setting forth their rights pursuant to Sonnet stock options and Sonnet restricted stock units, as provided in the Merger Agreement. Chanticleer will take all corporate action necessary to reserve a sufficient number of shares of Chanticleer Common Stock for issuance to holders of Sonnet stock options and Sonnet restricted stock units upon redemption.

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Directors and Executive Officers of the Combined Company Following the Merger

Pursuant to the Merger Agreement, all of the directors of Chanticleer will resign at or prior to the closing of the merger. Effective as of the closing of the merger, the combined company’s board of directors is expected to be fixed at seven members and will be comprised of designees of Sonnet, including the current board of directors of Sonnet and other designees, if any, of Sonnet. The composition of the board of directors after the closing of the merger is expected to satisfy the requisite independence requirements as well as the sophistication and independence requirements for audit committee members pursuant to Nasdaq listing requirements. As of the date of this proxy statement/prospectus/information statement, Sonnet’s designees include Nailesh Bhatt, Albert Dyrness, Donald J. Griffith, Raghu Rao, and Pankaj Mohan, Ph.D. will serve as Chairman.

Upon the closing of the merger, the executive management team of the combined company is expected to be composed of the following members of the current Sonnet executive management team:

Name	Combined Company Position(s)	Current Position(s)
Pankaj Mohan, Ph.D.	President and Chief Executive Officer	Founder, CEO and Chairman of Sonnet
Jay Cross	Chief Financial Officer	Chief Financial Officer of Sonnet
John K. Cini, Ph.D.	Chief Scientific Officer	Co-Founder and Chief Scientific Officer of Sonnet
Terence Rugg, M.D.	Chief Medical Officer	Chief Medical Officer of Sonnet
Susan Dexter	Chief Technical Officer	Chief Technical Officer of Sonnet

Conditions to the Closing of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the merger, of various conditions, which include, in addition to other customary closing conditions, the following:

●	the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, shall have been declared effective by the SEC in accordance with the Securities Act and shall not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order;

●	there shall not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the closing of the merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, resolution, ordinance, code, rule, regulation, requirement, ruling or decree shall be in effect which has the effect of making the consummation of the merger and the other transactions contemplated by the Merger Agreement illegal;

●	all authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the Merger Agreement shall be effected;

●	the Merger Agreement shall have been approved by means of written consents by the requisite vote of Sonnet shareholders under applicable law and Sonnet’s certificate of incorporation, as amended, and the issuance of shares of Chanticleer Common Stock pursuant to the Merger Agreement shall have been approved at the Chanticleer shareholders’ meeting, at which a quorum is present, by the requisite vote of the stockholders of Chanticleer under applicable law, Chanticleer’s certificate of incorporation, as amended, and stock market regulations; and

●	(a) Chanticleer shall have been listed on Nasdaq as of and from the date of the Merger Agreement through closing, (b) the initial listing application for the Chanticleer Common Stock on Nasdaq with respect to the shares of Chanticleer Common Stock to be issued pursuant to the Merger Agreement shall have been approved, and (c) the shares of Chanticleer Common Stock to be issued in the merger shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the merger.

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In addition, the obligation of Chanticleer and Merger Sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	certain fundamental representations and warranties of Sonnet shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;

●	certain representations and warranties regarding the capitalization of Sonnet in the Merger Agreement shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such capitalization representations and warranties shall be true and correct as of that particular date, except for inaccuracies which are de minimis, individually or in the aggregate;

●	all other representations and warranties of Sonnet in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have, and has not had, a material adverse effect on Sonnet, taken as a whole;

●	Sonnet shall have performed in all material respects all of its obligations in the Merger Agreement required to be performed by it on or before the closing of the merger;

●	Sonnet shall have obtained any required consent or approval of any third party, other than a governmental entity, the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a material adverse effect;

●	Sonnet shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●	Sonnet shall have delivered to Chanticleer written resignations of each director of Sonnet listed in a schedule to the Merger Agreement;

●

Sonnet will make a payment in the amount of $6,000,000 in the aggregate to Chanticleer at the Effective Time. It is expected that a portion of these funds will be used by Chanticleer to satisfy certain outstanding indebtedness and other liabilities of Chanticleer prior to or at the Effective Time;

●	the Spin-Off Entity shall have received the fully executed Spin-Off Entity Warrant; and

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●	since the date of the Merger Agreement, there shall have been no effect, change, event, circumstance, or development that has had or would reasonably be expected to have had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, capitalization, or results of operations of Sonnet, taken as a whole. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered when determining whether a material adverse effect has occurred:

○	changes in the prevailing economic or market conditions in the United States or any other jurisdiction in which Sonnet and its subsidiaries have substantial business operations;

○	changes in the general economic or business conditions affecting the industry in which Sonnet operates;

○	changes in generally accepted accounting principles or requirements;

○	changes in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity;

○	natural disasters, acts of war, armed hostilities or terrorism;

○	the taking of any action required to be taken under the Merger Agreement; or

○	any failure by Sonnet to meet any internal guidance, budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying causes of such changes or failures).

In addition, the obligation of Sonnet to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	certain fundamental representations and warranties of Chanticleer and Merger Sub shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;

●	certain representations and warranties regarding the capitalization of Chanticleer in the Merger Agreement shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such capitalization representations and warranties shall be true and correct as of that particular date, except for inaccuracies which are de minimis, individually or in the aggregate;

●	all other representations and warranties of Chanticleer and Merger Sub in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Chanticleer or Merger Sub;

●	Chanticleer and Merger Sub shall have performed in all material respects all obligations in the Merger Agreement required to be performed by it on or before the closing of the merger;

●	Chanticleer shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

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●	since the date of the Merger Agreement, there shall have been no effect, change, event, circumstance, or development that that has had or would reasonably be expected to have had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operations of Chanticleer or its subsidiaries or Merger Sub. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered when determining whether a material adverse effect on Chanticleer has occurred:

○	changes in prevailing economic or market conditions in the United States or any other jurisdiction in which Chanticleer and its subsidiaries have substantial business operations;

○	changes in general economic or business conditions affecting the industry in which Chanticleer and its subsidiaries operate;

○	changes in generally accepted accounting principles or requirements;

○	changes in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity;

○	natural disasters, acts of war, armed hostilities or terrorism;

○	the taking of any action required to be taken under the Merger Agreement;

○	any failure by Chanticleer to meet any guidance, budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying causes of such changes or failures);

○	any failure by Chanticleer to meet any public estimates or expectations of Chanticleer’s revenue, earnings or other financial performance or results of operations for any period (but not the underlying causes of such changes or failures);

○	any change in the stock price or trading volume of Chanticleer stock (but not the underlying causes of such changes or failures); or

○	any failure to receive consents or approvals in connection with the agreements listed on a schedule to the Merger Agreement.

●	Chanticleer shall have obtained any consent or approval of any third party, other than a governmental entity, the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a material adverse effect;

●	Chanticleer shall have delivered to Sonnet written resignations of the officers and directors of Chanticleer and its subsidiaries listed in a schedule to the Merger Agreement;

●	the number of mean shares of Sonnet capital stock issued and outstanding immediately prior to the Effective Time held by holders intending to exercise dissenting appraisal rights shall not exceed 5% of the number of outstanding shares of Sonnet capital stock as of the Effective Time;

●	the board of directors of the surviving corporation shall be constituted of the board of directors of Sonnet, and Dr. Pankaj Mohan shall serve as its chairman, as well as chief executive officer and president of the surviving corporation;

●	Chanticleer, Sonnet, and the Spin-Off Entity shall have entered into an indemnification agreement, acceptable to Sonnet in form and substance, providing that, from the Effective Time through the sixth anniversary of the Disposition, Chanticleer, Sonnet, and each of their respective directors, officers, stockholders and managers who assumes such role upon or following the Effective Time shall be fully indemnified and held harmless by the Spin-Off Entity, to the greatest extent permitted under applicable law, for any and all claims in connection with the Disposition;

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●	the Spin-Off Entity shall have acquired the tail insurance policy required under the Merger Agreement, acceptable to Sonnet in form and substance, in a coverage amount of at least $3 million, prepaid in full by the Spin-Off Entity, at no cost to the other parties, effective for at least six years following the consummation of the Disposition, covering the Spin-Off Entity’s indemnification obligations. Neither Chanticleer nor the Spin-Off Entity shall have undertaken any act or omission to cause or which may reasonably be expected to cause such tail policy to be cancelled, or any provision of the policy to be amended or waived in any manner that would adversely affect in any material respect the rights of the indemnified parties;

●	Chanticleer shall have (a) effected a stock increase and (b) prepared to effect a reverse stock split to Sonnet’s reasonable satisfaction;

●	neither Chanticleer nor Merger Sub shall have any indebtedness or other liabilities;

●	Chanticleer shall have been continuously listed on the Nasdaq Capital Market from and after the date of the Merger Agreement and remain so listed as of the closing of the merger and the shares of Chanticleer Common Stock to be issued in connection with the merger shall be approved for listing on the Nasdaq Capital Market; and

●	Chanticleer and the Spin-Off Entity shall have consummated the Disposition and the other transactions contemplated by the agreement or agreements providing for the Disposition.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Chanticleer, Merger Sub, and Sonnet for a transaction of this type relating to, among other things:

●	corporate organization, organizational and governing documents, power, and similar corporate matters;

●	subsidiaries;

●	capitalization;

●	authority and binding nature of the Merger Agreement and related agreements;

●	non-contravention and required consents;

●	votes required for the closing of the merger and approval of the proposals that will be the subject of the respective Sonnet and Chanticleer stockholder approvals;

●	financial statements and, with respect to Chanticleer, documents filed with the SEC and the accuracy of information contained in those documents;

●	the absence of undisclosed liabilities;

●	with respect to Sonnet, the absence of certain changes or events between September 30, 2019 and the date of the Merger Agreement;

●	with respect to Chanticleer, the absence of certain changes or events between June 30, 2019 and the date of the Merger Agreement

●	title to assets;

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●	real property and leaseholds;

●	intellectual property;

●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;

●	regulatory compliance, permits and restrictions;

●	legal proceedings and orders;

●	tax matters;

●	employee and labor matters and benefit plans;

●	environmental matters;

●	insurance;

●	full disclosure;

●	governmental authorization;

●	transactions with affiliates;

●	any brokerage or finder’s fee or other fee or commission in connection with the merger;

●	accuracy of the information supplied by each party;

●	subsidies;

●	data protection;

●	with respect to Chanticleer, the operations of Merger Sub;

●	with respect to Chanticleer, the valid issuance of the Chanticleer Common Stock in the merger.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of some of the conditions to the obligations of Chanticleer and Sonnet to complete the merger.

Non-Solicitation

Each of Chanticleer and Sonnet agreed that, subject to certain exceptions, neither Chanticleer nor Sonnet, nor any of their respective subsidiaries, will, and none of them will authorize their respective directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives to, directly or indirectly:

●	solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal” (as defined below), or engage, participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, an acquisition proposal;

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●	enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any acquisition proposal, or furnish to any person any non-public information or afford any person other than Chanticleer or Sonnet, as applicable, access to such party’s property, books or records, except pursuant to a request by a governmental entity, in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

●	engage in discussions or negotiations with any person with respect to any acquisition proposal;

●	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an acquisition proposal; or

●	publicly propose to do any of the foregoing.

An “acquisition proposal” means (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries, (b) any proposal for the issuance by such party of 15% or more of its equity securities, or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement.

However, before obtaining the applicable approvals from their respective stockholders required to consummate the merger, Chanticleer and Sonnet may furnish nonpublic information regarding it and its respective subsidiaries to, and may enter into discussions or negotiations with, any third-party in response to a bona fide written acquisition proposal made or received after the date of the Merger Agreement, which Chanticleer’ or Sonnet’s board of directors (as the case may be) determines in good faith, constitutes or is reasonably likely to result in a “superior offer” (as defined below) in respect of such party, if:

●	neither Chanticleer, or Sonnet, as applicable, nor any of its representatives has breached the non-solicitation provisions of the Merger Agreement described above;

●	Chanticleer’s or Sonnet’s board of directors, as applicable, concludes in good faith that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of such board of directors under applicable law;

●	Chanticleer or Sonnet, as applicable, receives from the third-party an executed confidentiality agreement containing provisions at least as favorable to such relevant party as those contained in the confidentiality agreement between Chanticleer and Sonnet; and

●	substantially contemporaneously with furnishing of any such nonpublic information to a third-party, Chanticleer or Sonnet, as applicable, furnishes the same information to the other party to the Merger Agreement to the extent not previously furnished.

A “superior offer” means an unsolicited bona fide written acquisition proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its subsidiaries, pursuant to a tender offer or exchange offer, a merger, consolidation, business combination or recapitalization or a sale or exclusive license of its assets: (a) is on terms and conditions that the Chanticleer board of directors or the Sonnet board of directors, as applicable, determines in good faith, to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement, (b) is not subject to any financing condition, (c) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (d) includes termination rights no less favorable than the terms set forth in the Merger Agreement, and in all respects from a third party capable of performing such terms.

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Stockholder Approvals

Chanticleer is obligated under the Merger Agreement to take all action necessary in accordance with applicable law, its certificate of incorporation and bylaws and Nasdaq rules to call, give notice of, convene and hold as promptly as practicable, after declaration of effectiveness of the registration statement, a meeting of its stockholders for the purposes voting on the issuance of Chanticleer Common Stock pursuant to the Merger Agreement and other related transactions.

Chanticleer shall include in the proxy statement/prospectus/information statement the recommendation of the Chanticleer board of directors in favor of approval of the issuance of Chanticleer Common Stock pursuant to the merger and other related transactions. Chanticleer shall take all reasonable and lawful action to solicit from its stockholders proxies in favor of the proposals. The meeting of Chanticleer stockholders shall be held as promptly as practicable after the effective date of the registration statement, but in no event later than 45 days after the effective date of the registration statement.

On or prior to the day before the Chanticleer stockholders’ meeting to vote on the issuance of Chanticleer Common Stock pursuant to the merger, Sonnet is obligated to obtain written consents of its stockholders sufficient to, among other things, adopt the Merger Agreement and approve the merger and the others transactions contemplated thereby.

No later than the fifth business day after the registration statement on Form S-4 is declared effective under the Securities Act, but not before (a) the information statement contained in this this proxy statement/prospectus/information statement shall have been delivered to Sonnet’s stockholders and (b) the registration statement shall have been declared effective, Sonnet shall solicit Sonnet stockholder approval by written consents, in a form reasonably acceptable to Chanticleer, to be executed and delivered by Sonnet’s stockholders for the purposes of (i) evidencing the adoption of the Merger Agreement and approval of the merger and related transactions, (ii) acknowledging the approval given is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares and (iii) acknowledging that by its approval of the merger it is not entitled to appraisal rights with respect to its shares in connection with the merger and thereby waives any rights to receive payment in cash of the fair value of its Sonnet capital stock. Sonnet shall take all reasonable and lawful action to obtain Sonnet stockholder approval.

The Sonnet and Chanticleer board of directors’ recommendation that their respective stockholders approve the Merger Agreement and the transactions contemplated thereby shall not be withdrawn or modified in a manner adverse to the other party, and no resolution by either board of directors or any committee thereof to withdraw or either board of directors in a manner adverse to the other party or to adopt, approve or recommend any acquisition proposal shall be adopted or proposed, except in certain circumstances set forth in the Merger Agreement, where such board of directors, after negotiations with the other party regarding adjustments to the terms of the Merger Agreement, determines that its failure to withhold, amend, withdraw or modify the board recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Covenants; Conduct of Business Pending the Merger

Chanticleer has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Sonnet shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, Chanticleer will conduct its business and operations in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, regulations and certain material contracts. Chanticleer has also agreed that, subject to certain limited exceptions, without the consent of Sonnet, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	declare, accrue, set aside, or pay any dividends on, or make any other distribution in respect of any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or any of its other securities, or purchase, redeem or otherwise reacquire any shares of capital stock or other securities (except in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award granted under any Chanticleer equity incentive plan);

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●	sell, issue, deliver, grant, pledge or otherwise dispose of or encumber: (a) any capital stock; (b) any other voting securities; or (c) any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (except for Chanticleer Common Stock issued upon the valid exercise or settlement of outstanding options or restricted stock units to purchase shares of Chanticleer Common Stock);

●	except as required to give effect to anything in contemplation of the closing of the merger, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person;

●	except for purchases of inventory and raw materials in the ordinary course of business, acquire (i) by merging or consolidating with, or by purchasing all of a substantial portion of the assets or any stock of, or by any other manner, any business organization or division thereof, or (ii) any assets that are material in the aggregate, to Chanticleer and its subsidiaries, taken as a whole;

●	sell, lease, license, pledge or otherwise dispose of or encumber any properties or assets of Chanticleer or any of its subsidiaries;

●	whether or not in the ordinary course of business, sell, dispose of or otherwise transfer any assets material to Chanticleer and its subsidiaries, taken as a whole, including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its subsidiaries, but excluding the sale or license of products in the ordinary course of business;

●	(a) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of June 30, 2019 to the extent reflect on Chanticleer’s balance sheet or guarantee any such indebtedness of another person; (b) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Chanticleer or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing; (c) make any loans, advances other than routine advances to employees of Chanticleer in the ordinary course or capital contributions to, or investment in, any other person, other than Chanticleer or any of its direct or indirect wholly owned subsidiaries; or (d) enter into any hedging agreement or other financial agreement or arrangement designed to protect Chanticleer or its subsidiaries against fluctuations in commodities prices or exchange rates;

●	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Chanticleer and its subsidiaries, taken as a whole, other than as set forth in Chanticleer’s budget for capital expenditures previously made available to Sonnet or the specific capital expenditures disclosed in a schedule to the Merger Agreement;

●	make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

●	except (i) in the ordinary course of business or (ii) terminations as a result of the expiration of any contract that expires in accordance with its terms, (a) modify or amend in any material respect, or terminate, any material contract or agreement to which Chanticleer or any of its subsidiaries is party, or (b) knowingly waive, release or assign any material rights or claims, including any write-off or other compromise or any accounts receivable of Chanticleer or any of its subsidiaries;

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●	(a) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, Chanticleer or any of its subsidiaries, or (b) license any material intellectual property rights to or from any third party;

●	except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the Merger Agreement and either disclosed in a schedule to the Merger Agreement, not required by the Merger Agreement to be so disclosed or disclosed in Chanticleer’s SEC reports filed or furnished prior to the date of the Merger Agreement, (a) take any action with respect to, adopt, enter into, terminate (other than for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining arrangement; (b) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant, except for annual increases of the salaries of non-officer employees in the ordinary course of business; (c) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards; (d) pay any material benefit not provided for as of the date of the Merger Agreement under any benefit plan; (e) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder; (f) hire any additional officers or other employees, or any consultants or independent contractors, in each case, other than as set forth in a schedule to the Merger Agreement, and employees, consultants or independent contractors hired to fill open positions created as a result of the separation of service of an officer, employee, consultant or independent contractor, as applicable, after the date of the Merger Agreement; or (g) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

●	make or change any tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, settle or compromise any tax liability, claim or assessment, surrender any right to claim a refund of taxes, or amend any income or other tax return;

●	commence any offering of shares of Chanticleer Common Stock pursuant to any employee stock purchase plan;

●	initiate, compromise or settle any material litigation or arbitration proceeding;

●	open or close any facility or office;

●	fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of the Merger Agreement;

●	fail to pay accounts payable and other obligations in the ordinary course of business;

●	suspend any clinical trials sponsored by Chanticleer or involving any products marketed or in development by Chanticleer; or

●	authorize any of, commit or agree, in writing or otherwise, to take any of the foregoing actions or any action that would make any representation or warranty of Chanticleer in the Merger Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions to closing the merger.

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Furthermore, prior to and as a condition of closing, Chanticleer will increase the quantity of shares of Chanticleer Common Stock it is authorized to issue to a number of shares of Chanticleer Common Stock necessary to complete the transactions contemplated by the Merger Agreement and acceptable to Sonnet, before giving effect to a reverse stock split. Prior to closing and after the stock increase, Chanticleer will undertake all reasonable actions in preparation to effect a reverse split of Chanticleer Common Stock at such ratio as may be agreed to by Sonnet, and such split shall be made effective promptly following the consummation of the transactions contemplated by the Merger Agreement at the Effective Time.

Prior to closing, Chanticleer and the Spin-Off Entity will have consummated the Disposition pursuant to the terms of an agreement or agreements between Chanticleer and the Spin-Off Entity necessary to consummate the Disposition and all transactions contemplated by the disposition agreement shall have been completed and as a result of the disposition, neither Chanticleer nor Merger Sub shall have any indebtedness or liabilities.

Finally, Chanticleer agreed that as of the date of the Disposition to the Spin-Off Entity, (i) the aggregate amount of the net operating losses of Chanticleer and/or its subsidiaries for federal income tax purposes that will be available to reduce or offset any income or gain as a result of the disposition and the utilization of which will not be subject to any limitation under the Code will be not less than $30 million, and (ii) the net value of the assets and liabilities of Chanticleer and/or its subsidiaries that will be divested, assigned, or disposed in the disposition will be not greater than $20 million.

Sonnet has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Chanticleer shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, each of Sonnet its subsidiaries will conduct its business and operations in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, regulations and certain material contracts. Sonnet has also agreed that, subject to certain limited exceptions, without the written consent of Chanticleer, it will not, and will not permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	(a) declare, accrue, set aside, or pay any dividends on, or make any other distribution in respect of any shares of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Sonnet to its parent, (b) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or any of its other securities, or (c) purchase, redeem or otherwise reacquire any shares of capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities (except in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award granted under any Sonnet equity incentive plan);

●	sell, issue, deliver, grant, pledge or otherwise dispose of or encumber: (a) any capital stock; (b) any other voting securities; or (c) any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (except for Sonnet capital stock issued upon the valid exercise or settlement of outstanding options or warrants to purchase shares of Sonnet capital stock);

●	except as required to give effect to anything in contemplation of the closing of the merger, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person;

●	except for purchases of inventory and raw materials in the ordinary course of business, acquire (i) by merging or consolidating with, or by purchasing all of a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any assets that are material in the aggregate, to Sonnet and its subsidiaries, taken as a whole;

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●	sell, lease, license, pledge or otherwise dispose of or encumber any properties or assets of Sonnet or any of its subsidiaries;

●	whether or not in the ordinary course of business, sell, dispose of or otherwise transfer any assets material to Sonnet and its subsidiaries, taken as a whole, including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its subsidiaries, but excluding the sale or license of products in the ordinary course of business;

●	(a) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of September 30, 2019 to the extent reflect on Sonnet’s balance sheet or guarantee any such indebtedness of another person; (b) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Sonnet or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing; (c) make any loans, advances other than routine advances to employees of Sonnet in the ordinary course or capital contributions to, or investment in, any other person, other than Sonnet or any of its direct or indirect wholly owned subsidiaries; or (d) enter into any hedging agreement or other financial agreement or arrangement designed to protect Sonnet or its subsidiaries against fluctuations in commodities prices or exchange rates;

●	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Sonnet and its subsidiaries, taken as a whole, other than as set forth in Sonnet’s budget for capital expenditures previously made available to Chanticleer or the specific capital expenditures disclosed in a schedule to the Merger Agreement;

●	make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

●	except (i) in the ordinary course of business or (ii) terminations as a result of the expiration of any contract that expires in accordance with its terms, (a) modify or amend in any material respect, or terminate, any material contract or agreement to which Sonnet or any of its subsidiaries is party, or (b) knowingly waive, release or assign any material rights or claims, including any write-off or other compromise or any accounts receivable of Sonnet or any of its subsidiaries;

●	(a) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, Sonnet or any of its subsidiaries, or (b) license any material intellectual property rights to or from any third party;

●	except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the Merger Agreement and either disclosed in a schedule to the Merger Agreement or not required by the Merger Agreement to be so disclosed, (a) take any action with respect to, adopt, enter into, terminate (other than for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining arrangement; (b) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant, except for annual increases of the salaries of non-officer employees in the ordinary course of business; (c) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards; (d) pay any material benefit not provided for as of the date of the Merger Agreement under any benefit plan; (e) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder; or (f) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

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●	make or change any tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, settle or compromise any tax liability, claim or assessment, surrender any right to claim a refund of taxes, or amend any income or other tax return;

●	commence any offering of shares of Sonnet Common Stock pursuant to any employee stock purchase plan;

●	initiate, compromise or settle any material litigation or arbitration proceeding;

●	open or close any facility or office;

●	fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of the Merger Agreement;

●	fail to pay accounts payable and other obligations in the ordinary course of business;

●	suspend any clinical trials sponsored by Chanticleer or involving any products marketed or in development by Chanticleer;

●	authorize any of, commit or agree, in writing or otherwise, to take any of the foregoing actions or any action that would make any representation or warranty of Sonnet in the Merger Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions to closing the merger.

Notwithstanding the foregoing, Sonnet and Chanticleer have the right to engage in pre-closing private placement transactions (“Pre-Closing Private Placement Transactions”) involving the raising of funds, issuance of equity securities or other rights, and all other related undertakings as may be deemed necessary, appropriate or desirable; provided, however, that any Pre-Closing Private Placement Transactions consummated by Chanticleer shall not exceed gross proceeds of more than $3.0 million in the aggregate.

Other Agreements

Each of Chanticleer and Sonnet has agreed to use its commercially reasonable efforts to:

●	satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement;

●	provide the other party with reasonable access during normal business hours to such party’s properties, books, contracts, commitments, personnel and records and each party shall furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request;

●	provide the other party with such copies of unaudited monthly financial statements or management accounts, when available, any written materials or communications sent by or on behalf of such party to its stockholders, any notice, report or other document filled with or sent to, or received from, any governmental entity in connection with the Merger or any of the other transactions contemplated by the Merger Agreement, and any material notice, report or other document received from any governmental entity;

●	make all necessary filings with respect to the merger and the issuance of Chanticleer Common Stock under the Securities Act, the Exchange Act, applicable blue sky laws and the rules and regulations thereunder;

●	cause the merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the merger from qualifying, as a “reorganization” with the meaning of Section 368(a) of the Code, and each party shall report the merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code;

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●	deliver tax representation letters from respective counsel to the other party;

●	consult with one another before issuing any press release or otherwise making any public statement with respect to the merger or the Merger Agreement and shall not issue any such press release or make any such public statement prior to using such efforts;

●	consult with each other prior to sending any notices or other communication materials to its employees regarding the Merger Agreement, the merger or the effects thereof on the employment, compensation or benefits of its employees; and

●	take such actions as are reasonably necessary to eliminate or minimize the effects of any such “fair price,” “business combination” or “control share acquisition” statute or other similar statute of regulation that may become applicable to any of the transactions contemplated by the Merger Agreement.

Chanticleer and Sonnet agreed that, among other things:

●	Chanticleer (a) shall prepare and file with the SEC the registration statement of which this proxy statement/prospectus/information statement is part, and shall respond to any comments of the SEC, (b) shall use reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing, (c) shall cause this proxy statement/prospectus/information statement to be mailed to its stockholders at the earliest practicable time after the registration statement is declared effective under the Securities Act, (d) shall notify Sonnet promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the registration statement, this proxy statement/prospectus/information statement or for additional information and (e) shall supply Sonnet with copies of all correspondence between Chanticleer or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the registration statement, this proxy statement/prospectus/information statement, the merger or any other filing;

●	Chanticleer, Merger Sub and Sonnet shall (i) promptly provide to the other parties all information, including financial statements and descriptions of its business and financial condition, as Chanticleer and such other parties may reasonably request for preparation of the registration statement and this proxy statement/prospectus/information statement, and (ii) cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the registration statement and this proxy statement/prospectus/information statement, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the registration statement and/or this proxy statement/prospectus/information statement and to reference such accountant firm as an “expert.”

●	Chanticleer shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder;

●	Chanticleer shall provide Sonnet with a reasonable opportunity to review and comment on the registration statement, this proxy statement/prospectus/information statement or any responses to any comments of the SEC and shall consider in good faith any such comments proposed by Sonnet;

●	Chanticleer will advise Sonnet, promptly after Chanticleer receives notice thereof, of the time when the registration statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Chanticleer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the registration statement or for additional information;

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●	Sonnet will use commercially reasonable efforts to deliver a letter from Sonnet’s independent accounting firm to Chanticleer in a form customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to this proxy statement/prospectus/information statement;

●	Chanticleer agrees to use its best efforts to continue the listing of Chanticleer Common Stock of Nasdaq during the term of the Merger Agreement and to cause shares of Chanticleer Common Stock being issued in connection with the merger to be approved for listing on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq listing application;

●	Sonnet will cooperate with Chanticleer to cause the Nasdaq listing application to be approved and shall promptly furnish to Chanticleer all information concerning Sonnet and its equityholders that may be required or reasonably requested in connection with the above;

●	Sonnet shall notify Chanticleer in writing regarding any change prior to closing in the identity of its affiliates within the meaning of Rule 145 of the Securities Act;

●	Sonnet and Chanticleer will notify each other upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in the Merger Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in the Merger Agreement to be untrue or inaccurate in any material respect, in each case, at any time from and after the date of the Merger Agreement until the Effective Time, or (b) any material failure of Chanticleer and Merger Sub or Sonnet, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be compiled with or satisfied by it under the Merger Agreement;

●	Chanticleer shall take all action necessary to cause its certificate of incorporation to be amended immediately following the Effective Time to reflect a change in Chanticleer’s name to Sonnet BioTherapeutics Holdings, Inc.;

●	Chanticleer shall take all action necessary to cause the persons identified on a schedule to the Merger Agreement to be appointed as executive officers of Chanticleer as of the Effective Time;

●	Chanticleer shall take all action necessary to cause as of the Effective Time the number of the members of the Chanticleer board of directors to be fixed at 7 and to cause the persons identified on schedules to the Merger Agreement to either be appointed to the Chanticleer board of directors or resign from the Chanticleer board of directors;

●	Sonnet shall deliver to Chanticleer a properly executed certification that shares of Sonnet capital stock are not “U.S. real property interests” in accordance with the treasury regulations of the Code, together with a notice to the IRS in accordance with the treasury regulations;

●	Chanticleer shall take all such steps as may be required to cause any acquisitions of Chanticleer Common Stock in connection with the Merger Agreement and the related transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chanticleer following the merger, to be exempt under Rule 16b-3 under the Exchange Act;

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●	Chanticleer shall submit to the Chanticleer stockholders at the Chanticleer stockholders’ meeting all contemplated proposals under the Merger Agreement, and shall take other actions as shall be reasonably necessary to effectuate each such proposal;

●	Chanticleer agrees to cause the Spin-Off Entity to purchase from a nationally or internationally renowned insurer and be reasonably satisfactory to Sonnet in all respects, and to maintain for a minimum of 6 years following the date of any disposition to the Spin-Off Entity, the tail policy defined in the Merger Agreement, with an effective date as of the closing of the merger, covering Spin-Off Entity’s indemnification obligations under the Merger Agreement in an amount of at least $3 million; and

●	Sonnet shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar agreements, if any, between Sonnet and any holders of Sonnet capital stock, including any such agreement granting any person investor rights, rights of first refusal, registration rights or director election rights, to be terminated immediately prior to the Effective Time.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or, subject to the terms of the Merger Agreement, after the required stockholder approvals to complete the merger and issue additional Chanticleer Common Stock have been obtained, as set forth below:

●	by mutual written consent duly authorized by the board of directors of each of Chanticleer and Sonnet;

●	by either Chanticleer or Sonnet if the merger has not been consummated by March 31, 2020 (the “Outside Date”) (subject to possible extension as provided in the Merger Agreement); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure of the merger to occur on or before such date; provided, further, that, in the event that the registration statement and/or proxy statement/prospectus is still being reviewed or commented on by the SEC, Sonnet shall be entitled to extend the date for termination of the Merger Agreement for an additional 30 days;

●	by Chanticleer or Sonnet if a court of competent jurisdiction or governmental entity has issued a final and nonappealable order, decree or ruling or taken any other nonappealable final action that permanently restrains, enjoins or otherwise prohibits the merger; provided, however, that a party shall not be permitted to terminate the Merger Agreement if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any affiliate of such party) to perform in any material respect any covenant in the Merger Agreement required to be performed by such party (or any affiliate of such party) at or prior to the Effective Time;

●	by Chanticleer or Sonnet if at the Chanticleer shareholders’ meeting, at which a vote to approve the issuance of shares of Chanticleer Common Stock pursuant to the merger is taken, the requisite vote of stockholders of Chanticleer in favor of the issuance shall not have been obtained (including any adjournments and postponements thereof);

●	by Chanticleer, at any time prior to the requisite approval of Sonnet’s stockholders necessary to adopt and approve the Merger Agreement and its related matters, if any of the following, each a Sonnet Triggering Event, occurs:

○	the Sonnet board of directors shall have failed to give its recommendation to the approval of the Merger Agreement or shall have withdrawn or modified in a manner adverse to Chanticleer its recommendation of the Merger Agreement;

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○	the Sonnet board of directors fails to reconfirm its recommendation of the Merger Agreement or the merger within ten business days after its receipt of Chanticleer’s request for the board to reconfirm its recommendation after Sonnet receives an acquisition proposal;

○	the Sonnet board of directors (or any committee thereof) shall have approved or recommended an acquisition proposal to the Sonnet shareholders;

○	a tender offer or exchange offer for outstanding shares of Sonnet capital stock is commenced, other than by Chanticleer or an affiliate of Chanticleer, and the Sonnet board of directors recommends that the Sonnet shareholders tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender offer or exchange offer, the Sonnet board of directors fails to recommend against such offer; or

○	Sonnet shall have materially breached its obligations under certain provisions of the Merger Agreement.

●	by Sonnet, at any time prior to the approval by Chanticleer stockholders of the issuance of the shares of Chanticleer Common Stock pursuant to the merger, if any of the following, each a Chanticleer Triggering Event, occurs:

○	the Chanticleer board of directors fails to include in this proxy statement/prospectus/information statement its recommendation that the stockholders of Chanticleer vote to approve the issuance of shares of Chanticleer Common Stock Pursuant to the Merger Agreement and its related matters or withdraws or modifies a previous recommendation to Chanticleer stockholders to vote to adopt and approve the Merger Agreement and its related matters, in a manner adverse to Sonnet;

○	the Chanticleer board of directors fails to reconfirm its recommendation of the issuance of Chanticleer Common Stock pursuant to the Merger Agreement within ten business days after its receipt of Sonnet’s request for the board to reconfirm its recommendation after Chanticleer receives an acquisition proposal;

○	the Chanticleer board of directors or any of its committees approves or recommends to Chanticleer stockholders an acquisition proposal;

○	a tender offer or exchange offer for outstanding shares of Chanticleer Common Stock is commenced, other than by Sonnet or an affiliate of Sonnet, and the Chanticleer board of directors, or any of its committees, recommends that the Chanticleer stockholders tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender offer or exchange offer, the Chanticleer board of directors fails to recommend against such offer; or

○	Chanticleer shall have materially breached its obligations under certain provisions of the Merger Agreement.

●	by Chanticleer or Sonnet if the other party to the Merger Agreement has breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would cause conditions to close to not be satisfied, provided that terminating party is not in material breach of any representation, warranty or covenant, but if such breach or failure is curable, then the Merger Agreement shall not terminate as a result of such particular breach or failure until the earlier of (a) the expiration of a ten day period commencing upon delivery of written notice of such breach or failure, or (b) the breaching party ceasing to exercise commercially reasonable efforts to cure such breach or failure following delivery of written notice of such breach or failure and the intention to terminate;

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●	by Chanticleer, if Sonnet stockholder approval to the Merger Agreement is not obtained by delivery of the written consents on or prior to 5:00 p.m., New York City time, on the day prior to the day on which the Chanticleer stockholders’ meeting is held;

●	by Sonnet, at any time prior to Sonnet stockholder approval of the Merger Agreement, if Sonnet has received a Superior Proposal, Sonnet has complied in all material respects with its obligations under the Merger Agreement to accept such Superior Proposal, the Sonnet board of directors approves and Sonnet concurrently terminates the Merger Agreement and enters into a definitive agreement with respect to such Superior Proposal, and prior to or concurrently with such termination Sonnet pays the applicable termination fees to Chanticleer as contemplated by the Merger Agreement, collectively a Sonnet Superior Proposal Event; or

●	by Chanticleer, at any time prior to Chanticleer stockholder approval of the issuance of shares of Chanticleer Common Stock, if Chanticleer has received a Superior Proposal, Chanticleer has complied in all material respects with its obligations under the Merger Agreement to accept such Superior Proposal, the Chanticleer board of directors approves and Chanticleer concurrently terminates the Merger Agreement and enters into a definitive agreement with respect to such Superior Proposal, and prior to or concurrently with such termination Chanticleer pays the applicable termination fees to Sonnet as contemplated by the Merger Agreement, collectively a Chanticleer Superior Proposal Event.

Termination Fees

Fee Payable by Chanticleer

Chanticleer must pay Sonnet a termination fee of $500,000 if:

●	the Merger Agreement is terminated by Sonnet (at any time prior to Chanticleer stockholders’ approval of the issuance of shares of Chanticleer Common Stock pursuant to the merger) following a Chanticleer Triggering Event;

●	the Merger Agreement is terminated by Chanticleer following a Chanticleer Superior Proposal Event; or

●	the Merger Agreement is terminated by either Sonnet or Chanticleer because of the failure to consummate the Merger Agreement before the Outside Date or because there has been a material breach of or material failure to perform any representation, warranty or covenant or agreement set forth in the Merger Agreement, which breach would result in a condition to close not to be satisfied, so long as (a) prior to the termination of the Merger Agreement, any person makes an acquisition proposal or amends an acquisition proposal made prior to the date of the Merger Agreement with respect to Chanticleer, and (b) within twelve months after such termination Chanticleer enters into a definitive agreement to consummate, or consummates, any acquisition proposal.

Fee Payable by Sonnet

Sonnet must pay Chanticleer a termination fee of $500,000 if:

●	the Merger Agreement is terminated by Chanticleer (at any time prior to the requisite approval of Sonnet’s stockholders necessary to adopt and approve the Merger Agreement and its related matters) following a Sonnet Triggering Event;

●	the Merger Agreement is terminated by Sonnet following a Sonnet Superior Proposal Event; or

●	the Merger Agreement is terminated by either Sonnet or Chanticleer because of the failure to consummate the Merger Agreement before the Outside Date or because there has been a material breach of or material failure to perform any representation, warranty or covenant or agreement set forth in the Merger Agreement, which breach would result in a condition to close not to be satisfied, so long as (a) prior to the termination of the Merger Agreement, any person makes an acquisition proposal or amends an acquisition proposal made prior to the date of the Merger Agreement with respect to Sonnet, and (b) within twelve months after such termination Sonnet enters into a definitive agreement to consummate, or consummates, any acquisition proposal.

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All references to 15% in the definition of “acquisition proposal” shall be treated as references to 50% for these purposes.

Amendment

The Merger Agreement may be amended in writing by Chanticleer, Merger Sub and Sonnet with the approval of the respective boards of directors of Chanticleer, Merger Sub and Sonnet at any time (whether before or after the adoption and approval of the Merger Agreement by Sonnet’s stockholders or before or after obtaining the approval of the stockholders of Chanticleer and Merger Sub), except that after the Merger Agreement has been adopted and approved by the stockholders of Chanticleer, Merger Sub or Sonnet, no amendment which by law requires further approval by the stockholders of Chanticleer, Merger Sub or Sonnet, as the case may be, shall be made without such further approval.

Specific Performance

The parties to the Merger Agreement agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

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AGREEMENTS RELATED TO THE MERGER

Disposition Agreement

Chanticleer intends to enter into a disposition agreement (the “Disposition Agreement”) which will provide for the consolidation of its existing business of owning, operating and franchising fast casual dining concepts (the “Spin-Off Business”) into a single subsidiary of Chanticleer (the “Spin-Off Entity”). Prior to the merger, the Spin-Off Entity will acquire and assume (i) all of Chanticleer’s right, title and interest in and to all of the assets, properties, claims and rights used in, necessary for or held in connection with the Spin-Off Business, including the equity of all of Chanticleer’s subsidiaries; and (ii) all of Chanticleer’s obligations and liabilities (together, the “Contribution”). In exchange for the Contribution, Chanticleer will receive 100% of the equity in Spin-Off Entity. Following the Contribution, and immediately prior to the merger, all of the equity of the Spin-Off Entity will be distributed to the stockholders of Chanticleer as of the record date of such distribution.

Indemnification Agreement and Tail Policy

Pursuant to the Merger Agreement, Chanticleer and Sonnet agreed that at or prior to the Effective Time, each of Chanticleer, Sonnet and the Spin-Off Entity shall have entered into an indemnification agreement (the “Indemnification Agreement”), providing that from and after the Effective Time through the six (6th) anniversary of the date on which the Disposition is consummated, each of Chanticleer and Sonnet, and each of their respective, directors, officers, stockholders and managers who assumes such role upon or following the Effective Time (the “Disposition Indemnitees”) shall be fully indemnified and held harmless by the Spin-Off Entity against all actual or threatened claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative, investigative or otherwise, related to the Spin-Off Business prior to the Disposition or in connection with the Disposition.

In addition, at or prior to the Effective Time, the Spin-Off Entity will acquire a tail insurance policy in a coverage amount of at least $3.0 million, prepaid in full by the Spin-Off Entity, at no cost to the Disposition Indemnitees, and effective for at least six years following the consummation of the Disposition, covering the Spin-Off Entity’s indemnification obligations to the Disposition Indemnitees (the “Tail Policy”).

Pre-Closing Private Placement Transactions

Chanticleer and Sonnet intend to enter into one or more private placement transactions of their respective equity securities prior to the closing of the merger, to raise capital.

Preferred Stock

Chanticleer intends to redeem all of the shares of Series 1 Preferred outstanding prior to the merger. Holders of the Series 1 Preferred are entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

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MATTERS BEING SUBMITTED TO A VOTE OF CHANTICLEER STOCKHOLDERS

Chanticleer Proposal No. 1 (the Stock Issuance Proposal): Approval of the Issuance of Common Stock in the Merger

At the Chanticleer special meeting, Chanticleer stockholders will be asked to approve the issuance of shares of Chanticleer Common Stock pursuant to the Merger Agreement. Immediately following the merger, it is expected that the former Sonnet shareholders will hold approximately 94% of the outstanding shares of Chanticleer Common Stock, the stockholders of Chanticleer will retain ownership of approximately 6% of the outstanding shares of Chanticleer Common Stock and the Spin-Off Entity will hold the Spin-Off Entity Warrant, exercisable for 2% of the outstanding shares of Chanticleer Common Stock.

The terms of, reasons for and other aspects of the Merger Agreement, the issuance of shares of Chanticleer Common Stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus/information statement.

Required Vote; Recommendation of Board of Directors

Presuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Chanticleer Common Stock present and entitled to vote (in person or represented by proxy) at the Chanticleer special meeting is required for approval of this proposal.

THE CHANTICLEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHANTICLEER STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF CHANTICLEER COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

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Chanticleer Proposal No. 2 (the Reverse Stock Split Proposal): Approval of the Amendment to the Certificate of Incorporation of Chanticleer Effecting the Reverse Stock Split at a Ratio in the Range from 2-for-1 to [  ]-for-1

General

At the Chanticleer special meeting, Chanticleer stockholders will be asked to approve the amendment to the certificate of incorporation of Chanticleer effecting a reverse stock split of the issued shares of Chanticleer Common Stock, at a ratio in the range from 2-for-1 to [  ]-for-1, with such specific ratio to be mutually agreed upon by the board of directors of each of Chanticleer and Sonnet, the form of which is attached as Annex B to this proxy statement/prospectus/information statement, and is incorporated by reference herein. Upon the effectiveness of the amendment to the certificate of incorporation of Chanticleer effecting the reverse stock split, or the split effective time, the issued shares of Chanticleer Common Stock outstanding immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Chanticleer stockholder will own one new share of Chanticleer Common Stock for each 2 to [  ] shares of issued common stock held by that stockholder immediately prior to the split effective time. The ultimate ratio will be based on a number of factors, including market conditions, existing and expected trading prices for Chanticleer Common Stock and the listing requirements of the Nasdaq Capital Market.

If both the Stock Issuance Proposal, Stock Increase Proposal and the Reverse Stock Split Proposal are approved by the stockholders, the reverse stock split ratio shall be mutually agreed upon by the board of directors of each of Chanticleer and Sonnet.

The form of the amendment to the certificate of incorporation of Chanticleer to effect the reverse stock split, as more fully described below, will effect the reverse stock split but will not change the number of authorized shares of Chanticleer Common Stock or preferred stock, or the par value of Chanticleer Common Stock or preferred stock.

Purpose

The Chanticleer board of directors approved the proposal approving the amendment to the certificate of incorporation of Chanticleer effecting the reverse stock split for the following reasons:

●	the board of directors believes that the reverse stock split is the best option available to Chanticleer to increase its stock price as required for continued listing on the Nasdaq Capital Market;

●	the board of directors believes a higher stock price may help generate investor interest in Chanticleer and help Chanticleer attract and retain employees; and

●	if the reverse stock split successfully increases the per share price of Chanticleer Common Stock, the Chanticleer board of directors believes this increase may increase trading volume in Chanticleer Common Stock and facilitate future financings by Chanticleer.

Requirements for Nasdaq Listing

Chanticleer Common Stock is listed on the Nasdaq Capital Market under the symbol “BURG.” The approval by Nasdaq of (i) the continued listing of the Chanticleer Common Stock on the Nasdaq Capital Market following the Effective Time and (ii) the listing of the shares of Chanticleer Common Stock being issued in connection with the merger on Nasdaq at or prior to the Effective Time are conditions to the closing of the merger. Sonnet has agreed to cooperate with Chanticleer to furnish to Chanticleer all information concerning Sonnet and its equityholders that may be required or reasonably requested in connection with Nasdaq. If such approvals are obtained, Chanticleer anticipates that the combined company’s common stock will be listed on Nasdaq under the trading symbol “SONN” following the closing of the merger.

Prior to the closing of the merger, pursuant to Nasdaq’s “reverse merger” rules, Chanticleer will file an initial listing application for the combined company’s common stock on Nasdaq. The Nasdaq listing standards will require Chanticleer to have, among other things, a $4.00 per share minimum bid price upon the closing of the merger.

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If Chanticleer’s stockholders do not approve the Reverse Stock Split Proposal, the merger will not be able to occur because continued listing on Nasdaq is a condition to closing.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Chanticleer’s management being able to issue more shares without further stockholder approval. For example, before the reverse stock split, assuming the Stock Increase Proposal is approved and the Stock Increase is effected, Chanticleer’s authorized but unissued shares immediately prior to the closing of the merger would be approximately [  ] million compared to shares issued of approximately 10 million. If Chanticleer effects the reverse stock split using a 1-for-[  ] ratio, its authorized but unissued shares immediately prior to the closing of the merger would be approximately [  ] million compared to shares issued of approximately [  ]. The reverse stock split will not affect the number of authorized shares of Chanticleer Common Stock and preferred stock, which will continue to be authorized pursuant to the certificate of incorporation of Chanticleer, thus the reverse stock split will have the effect of increasing the number of authorized but unissued shares of Chanticleer Common Stock. There are 62,876 shares of Chanticleer’s preferred stock currently outstanding. Chanticleer currently has no plans, commitments, arrangements, understandings or agreements to issue shares, other than pursuant to the Merger Agreement, and to satisfy obligations under the Chanticleer stock options and warrants from time to time as these stock options and warrants are exercised. The additional authorized shares of common stock will provide the combined company with the flexibility to consider and respond to future business opportunities and needs as they arise, including but not limited to, equity offerings; financings; potential strategic transactions, including mergers, acquisitions and business combinations; stock dividends; stock splits; grants under equity compensation plans; and other general corporate transactions.

Potential Increased Investor Interest

On November 26, 2019, Chanticleer Common Stock closed at $0.67 per share. An investment in Chanticleer Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Chanticleer board of directors believes that most investment funds are reluctant to invest in lower priced stocks. The Chanticleer board of directors believes that the anticipated higher market price expected to result from a reverse stock split will reduce, to some extent, the negative effects of the practices of brokerage houses and investors described above on the liquidity and marketability of Chanticleer Common Stock.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Chanticleer Common Stock. Chanticleer cannot predict whether the reverse stock split will increase the market price for Chanticleer Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of Chanticleer Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Chanticleer Common Stock outstanding before the reverse stock split;

●	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

●	the reverse stock split will result in a per share price that will increase the ability of Chanticleer to attract and retain employees;

●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price required by Nasdaq for continued listing, that Chanticleer will otherwise meet the requirements of Nasdaq for inclusion for trading on the Nasdaq Capital Market, including the $4.00 minimum bid price upon the closing of the Merger, or, if met, that the market price per share would remain above the minimum bid price for a sustained period of time; or

●	Chanticleer would otherwise meet the Nasdaq listing requirements even if the per share market price of Chanticleer Common Stock after the reverse stock split meets the required minimum bid price.

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The market price of Chanticleer Common Stock will also be based on performance of Chanticleer and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Chanticleer Common Stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Chanticleer may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Chanticleer Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Criteria to be Used for Determining Whether to Implement the Reverse Stock Split

In determining whether to implement the reverse stock split and which reverse stock split ratio to implement, if any, following receipt of stockholder approval of the Reverse Stock Split Proposal, Chanticleer and/or Sonnet may consider, among other things, various factors, such as:

●	the historical trading price and trading volume of Chanticleer Common Stock;

●	the then-prevailing trading price and trading volume of Chanticleer Common Stock and the expected impact of the reverse stock split on the trading market for Chanticleer Common Stock in the short- and long-term;

●	the ability of Chanticleer to continue its listing on the Nasdaq Capital Market;

●	which reverse stock split ratio would result in the least administrative cost to Chanticleer; and

●	prevailing general market and economic conditions.

The failure of Chanticleer stockholders to approve the Reverse Stock Split Proposal could have serious, adverse effects on Chanticleer and its stockholders. Chanticleer could be delisted from Nasdaq if shares of Chanticleer Common Stock continue to trade below the requisite $1.00 per share bid price needed to maintain its listing. If Nasdaq delists Chanticleer Common Stock, Chanticleer shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, Chanticleer Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and be avoided by retail and institutional investors, resulting in the impaired liquidity of Chanticleer Common Stock and making it difficult to raise additional capital if needed. In addition, the merger will not be able to occur because continued listing on Nasdaq is a condition to closing.

Principal Effects of the Reverse Stock Split

The amendment to the certificate of incorporation of Chanticleer effecting the reverse stock split is set forth in Annex B to this proxy statement/prospectus/information statement.

The reverse stock split will be effected simultaneously for all outstanding shares of Chanticleer Common Stock. The reverse stock split will affect all Chanticleer stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Chanticleer, except to the extent that the reverse stock split results in any of Chanticleer stockholders owning a fractional share. The reverse stock split will not change the terms of Chanticleer Common Stock. After the reverse stock split, the shares of Chanticleer Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Chanticleer Common Stock now authorized, which is not entitled to preemptive or subscription rights, and is not subject to conversion, redemption or sinking fund provisions. Chanticleer Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse split does not affect the total proportionate ownership of the combined company following the merger. The reverse stock split will not affect Chanticleer continuing to be subject to the periodic reporting requirements of the Exchange Act.

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As an example, the following table illustrates the effects of a 2-for-1 to [  ]-for-1 reverse stock split (without giving effect to the treatment of fractional shares):

	Shares Issued and Outstanding(1)	Shares Authorized and Reserved for Issuance(1)(2)	Shares Authorized and Unreserved for Issuance(1)	Total Authorized(1)
As of October 31, 2019	10,073,514	3,761,906	31,164,580	45,000,000
1-for-2 Reverse Split	5,036,757	1,880,953	38,082,290	45,000,000
1-for-[ ] Reverse Split	[ ]	[ ]	[ ]	45,000,000
1-for-[ ] Reverse Split	[ ]	[ ]	[ ]	45,000,000
1-for-[ ] Reverse Split	[ ]	[ ]	[ ]	45,000,000

(1)	These estimates do not reflect the potential effects of cashing out of fractional shares that may result from the Reverse Stock Split.

(2)	Includes warrants to purchase 3,576,270 shares of Chanticleer Common Stock with a weighted average exercise price of $7.76 per share, options to purchase 32,800 shares of Chanticleer Common Stock with a weighted average exercise price of $4.00 per share, 45,000 restricted stock units and 107,836 shares reserved for future issuance under the Chanticleer Holdings, Inc. 2014 Stock Incentive Plan (the “2014 Plan”). Does not include any shares of Chanticleer Common Stock issuable upon the exercise or conversion of securities that may have been issued since October 31, 2019.

In addition, if the reverse stock split is implemented, it will increase the number of Chanticleer stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the reverse stock split may not achieve the desired results of increasing marketability and liquidity of Chanticleer Common Stock that have been described above.

After the effective date of the reverse stock split, Chanticleer Common Stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify Chanticleer Common Stock.

Chanticleer Common Stock is currently registered under Section 12(b) of the Exchange Act, and Chanticleer is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Chanticleer stockholders approve the amendment to the certificate of incorporation of Chanticleer effecting the reverse stock split, and if the Chanticleer board of directors still believes that a reverse stock split is in the best interests of Chanticleer and its stockholders, Chanticleer will file the amendment to the certificate of incorporation with the Delaware Secretary of State at such time as the Chanticleer board of directors has determined to be the appropriate split effective time. The Chanticleer board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each book-entry account representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

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Beneficial Owners of Common Stock. Upon the implementation of the reverse stock split, Chanticleer intends to treat shares held by stockholders in “street name” (i.e., through a bank, broker, custodian or other nominee), in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Chanticleer Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of Chanticleer Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.

Registered Holders of Common Stock. Certain of Chanticleer’s registered holders of common stock hold some or all of their shares electronically in book-entry form with Chanticleer’s transfer agent, Securities Transfer Corporation. These stockholders do not hold physical stock certificates evidencing their ownership of Chanticleer Common Stock. However, they are provided with a statement reflecting the number of shares of Chanticleer Common Stock registered in their accounts. If a stockholder holds registered shares in book-entry form with Chanticleer’s transfer agent, no action needs to be taken to receive post-reverse stock split shares or payment in lieu of fractional shares, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Chanticleer Common Stock held following the reverse stock split.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on the Nasdaq Capital Market on the trading day immediately prior to the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Chanticleer is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the split effective time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Chanticleer or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Consequences

The par value per share of Chanticleer Common Stock will remain unchanged at $0.0001 per share after the reverse stock split. As a result, at the reverse stock split effective time, the stated capital on Chanticleer’s balance sheet attributable to Chanticleer Common Stock will be reduced proportionately based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account will be increased for the amount by which the stated capital is reduced. After the reverse stock split (and disregarding the impact of shares of Chanticleer Common Stock issued in the merger), net income or loss per share, and other per share amounts will be increased because there will be fewer shares of Chanticleer Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split will be recast to give retroactive effect to the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Chanticleer board of directors or contemplating a tender offer or other transaction for the combination of Chanticleer with another company, the reverse stock split proposal is not being proposed in response to any effort of which Chanticleer is aware to accumulate shares of Chanticleer Common Stock or obtain control of Chanticleer, other than pursuant to the Merger Agreement, nor is it part of a plan by management to recommend a series of similar amendments to the Chanticleer board of directors and stockholders. Other than the proposals being submitted to Chanticleer stockholders for their consideration at the Chanticleer special meeting, the Chanticleer board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Chanticleer.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Chanticleer Common Stock outstanding on the record date for the Chanticleer special meeting, is required to approve the amendment to the certificate of incorporation of Chanticleer effecting a reverse stock split at a ratio not to exceed the range of 2-for-1 to [  ]-for-1 of Chanticleer Common Stock, with such specific ratio to be mutually agreed upon by Chanticleer and Sonnet.

THE CHANTICLEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHANTICLEER STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF CHANTICLEER EFFECTING THE REVERSE STOCK SPLIT AT A RATIO IN THE RANGE FROM 2-FOR-1 TO [  ]-FOR-1, WITH SUCH SPECIFIC RATIO TO BE MUTUALLY AGREED UPON BY CHANTICLEER AND SONNET.

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Chanticleer Proposal No. 3 (Stock Increase Proposal): Approval Of An Amendment To The Certificate Of Incorporation Of Chanticleer To Increase The Total Number Of Authorized Shares Of Common Stock to [■].

At the Chanticleer special meeting, Chanticleer stockholders will be asked to approve an amendment to the certificate of incorporation of Chanticleer to increase the number of authorized shares of Chanticleer Common Stock, the form of which is attached as Annex C to this proxy statement/prospectus/information statement, and is incorporated by reference herein. On [■], 2019 the Chanticleer Board approved the proposal to amend Chanticleer’s certificate of incorporation to increase the number of authorized shares of Chanticleer common stock from 45,000,000 shares to [■] (the “Stock Increase”). On the record date of the Chanticleer special meeting, there were [■] shares of Chanticleer Common Stock issued and outstanding, and [■] shares of Chanticleer Common Stock reserved for issuance. Accordingly, approximately [■] shares of the total number of Chanticleer Common Stock currently authorized remain available for issuance or may be reserved for issuance.

Form of the Chanticleer Share Increase Amendment

The proposed amendment (the “Chanticleer Share Increase Amendment”) would amend the first paragraph of Article Fourth of Chanticleer’s certificate of incorporation to read in its entirety as follows:

“FOURTH: The total number of shares of common stock which the Corporation is authorized to issue is [■], at a par value of $0.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is [■], at a par value of $0.0001 per share.

Background and Reasons for the Stock Increase

Chanticleer is party to the Merger Agreement, pursuant to which Chanticleer has agreed to use its reasonable best efforts to increase the number of authorized shares of Chanticleer Common Stock to a number of shares necessary to complete the transactions contemplated by the Merger Agreement and acceptable to Sonnet, before giving effect to the Reverse Split.

Chanticleer’s certificate of incorporation, as amended, currently authorizes the issuance of up to 45,000,000 shares of Chanticleer Common Stock and 5,000,000 shares of preferred stock. As of the close of business on the record date of the Chanticleer special meeting, there were [■] shares of Chanticleer Common Stock issued and outstanding, and [■] shares of Chanticleer Common Stock reserved for issuance. Accordingly, approximately [■] shares of the total number of Chanticleer Common Stock currently authorized remain available for issuance or may be reserved for issuance. However, pursuant to the Merger Agreement, taking into account the Exchange Ratio, if the closing of the merger occurred on October 31, 2019, assuming, solely for purposes of this calculation, no cash on the balance sheets of either Chanticleer or Sonnet immediately prior to the Effective Time, Chanticleer would have issued an aggregate of approximately 210,744,237 shares of Chanticleer Common Stock to the holders of Sonnet Common Stock at the time of such closing pursuant to the Merger Agreement (or 3.5475 shares of Chanticleer Common Stock per share of Sonnet Common Stock), such number reflecting the relative valuations of Chanticleer and Sonnet in accordance with the Merger Agreement and the capitalization of Chanticleer as of October 31, 2019. As a result, following the closing of the merger, Chanticleer would have had outstanding a total of 220,817,858 shares of Chanticleer Common Stock, 62,876 shares of Preferred Stock, warrants to purchase 8,702,117 shares of Chanticleer Common Stock (including the Spin-Off Entity Warrant), options to purchase 32,800 shares of Chanticleer Common Stock and 45,000 restricted stock units. Accordingly, the merger is not able to be effected unless and until the Stock Increase occurs.

If the Chanticleer Share Increase Amendment is approved by stockholders, upon its effectiveness Chanticleer will have a total of [■] authorized shares of Chanticleer Common Stock, leaving a balance of [■] shares of Chanticleer Common Stock authorized and unissued and not reserved for any specific purpose, after giving effect to the merger as described in the previous paragraph.

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Purpose of the Amendment

Although at present, apart from the shares to be issued pursuant to the merger, the Chanticleer board of directors has no other plans to issue the additional shares of Chanticleer Common Stock, it desires to have such shares available to provide additional flexibility to use Chanticleer capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include, among others:

●	raising capital;

●	providing equity incentives to employees, officers, and directors; and

●	establishing strategic relationships with other companies.

Chanticleer does not have any current plan, commitment, arrangement, understanding, or agreement, written or oral, to issue shares of Chanticleer Common Stock, other than in connection with the merger and outstanding securities convertible or exercisable for common stock. The authorized but unissued shares will only be issued at the direction of the Chanticleer board of directors, and upon separate stockholder approval if and as required by applicable law or regulation.

Rights of Additional Authorized Shares

Any newly authorized shares of Chanticleer Common Stock will be identical to the shares of Chanticleer Common Stock now authorized and outstanding. The Chanticleer Share Increase Amendment will not alter the voting powers or relative rights of the Chanticleer Common Stock. In accordance with Chanticleer’s certificate of incorporation and the DGCL, any of Chanticleer’s authorized but unissued shares of preferred stock are “blank check” preferred stock which shall have such voting rights, dividend rights, liquidation preferences, conversion rights and perceptive rights as may be designated by the Chanticleer board of directors pursuant to a certificate of designation.

Potential Adverse Effects of the Amendment

Adoption of the Chanticleer Share Increase Amendment will have no immediate dilutive effect on the proportionate voting power or other rights of Chanticleer’ existing stockholders. To the extent any outstanding warrants, options or other convertible securities of Chanticleer are exercised, or Chanticleer issues additional shares of common stock in the future, Chanticleer’ stockholders will experience dilution. The Chanticleer board of directors has no current plan to issue shares from the additional authorized shares provided by the Chanticleer Share Increase Amendment, other than in connection with the merger. However, any future issuance of additional authorized shares of Chanticleer Common Stock may, among other things, dilute the earnings per share of Chanticleer Common Stock and the equity and voting rights of those holding Chanticleer Common Stock at the time the additional shares are issued. Additionally, this potential dilutive effect may cause a reduction in the market price of Chanticleer Common Stock.

Potential Anti-Takeover Effects

The Stock Increase could adversely affect the ability of third parties to take Chanticleer over or change the control of Chanticleer by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Chanticleer board of directors or contemplating a tender offer or other transaction for the combination of Chanticleer with another company that the Chanticleer Board determines is not in Chanticleer’ best interests or in the best interests of Chanticleer’ stockholders. The ability of the Chanticleer board of directors to cause Chanticleer to issue substantial amounts of Chanticleer Common Stock or preferred stock without the need for stockholder approval, except as may be required by law or regulation, upon such terms and conditions as Chanticleer board of directors may determine from time to time in the exercise of its business judgment may, among other things, result in practical impediments with respect to changes in Chanticleer’ control or have the effect of diluting the stock ownership of holders of Chanticleer Common Stock seeking to obtain control of Chanticleer. The issuance of Chanticleer Common Stock or preferred stock, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in Chanticleer’s control. The Chanticleer board of directors, however, does not intend or view the Chanticleer Share Increase Amendment to effect the Stock Increase as an anti-takeover measure, nor does it contemplate its use in this manner at any time in the foreseeable future

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Appraisal or Dissenters’ Rights

Pursuant to the DGCL, stockholders are not entitled to appraisal rights or dissenter’s rights with respect to the Chanticleer Share Increase Amendment or the Stock Increase.

Effectiveness of Amendment

If the Chanticleer Share Increase Amendment is approved by the stockholders at the Chanticleer special meeting, it will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State or such later effective date and time as specified in the certificate of amendment in accordance with Delaware law.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Chanticleer Common Stock outstanding on the record date for the Chanticleer special meeting, is required to approve the amendment to the certificate of incorporation of Chanticleer amendment to increase the number of authorized shares of Chanticleer common stock.

THE CHANTICLEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHANTICLEER STOCKHOLDERS VOTE “FOR” THE STOCK INCREASE PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF CHANTICLEER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CHANTICLEER COMMON STOCK.

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Chanticleer Proposal No. 4 (Plan Proposal): To Approve the Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan and to Authorize for Issuance [ ] Shares of Chanticleer Common Stock Thereunder

All references in this section to “Chanticleer,” the “Company,” “we,” “us,” or “our” mean Chanticleer Holdings, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

General

On [●], 20 , the Chanticleer board of directors adopted the Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan (named in anticipation of the merger). The 20 Omnibus Equity Incentive Plan, which we refer to as the 20 Plan, is being submitted for approval by the Chanticleer stockholders at the special meeting. The effective date of the 20 Plan will be the date of the merger, provided that the 20 Plan is approved by the stockholders of Chanticleer on or before such date.

The general purpose of the 20 Plan is to provide a means whereby eligible employees, officers, non-employee directors, consultants, advisors and other individual service providers may develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to us, thereby advancing our interests and the interests of stockholders.

Chanticleer’s board of directors believes that the granting of stock options, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of the combined company by those who are primarily responsible for shaping and carrying out its long range plans and securing growth and financial success.

Description of the 20 Omnibus Equity Incentive Plan

The following description of the principal terms of the 20 Plan is a summary and is qualified in its entirety by the full text of the 20 Plan, which is attached as Annex D hereto.

Administration.  In general, the 20 Plan will be administered by the Compensation Committee of the Board of Directors of Chanticleer. The Compensation Committee will determine the persons to whom options to purchase shares of common stock, stock appreciation rights (“SARs”), restricted stock units, restricted or unrestricted shares of common stock, performance shares, performance units, incentive bonus awards, other stock-based awards and other cash-based awards may be granted. The Compensation Committee may also establish rules and regulations for the administration of the 20 Plan and amendments or modifications of outstanding awards. The Compensation Committee may delegate authority to the chief executive officer and/or other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 20 Plan. No options, stock purchase rights or awards may be made under the 20 Plan on or after [∙], 20 (the “expiration date”), but the 20 Plan will continue thereafter while previously granted options, SARs or other awards remain outstanding.

Eligibility. Persons eligible to receive options, SARs or other awards under the 20 Plan are those employees, officers, directors, consultants, advisors and other individual service providers of our Company and our subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to our success, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any subsidiary. As of October 31, 2019, Sonnet had about 30 employees, consultants, outsourced researchers and contractors engaged full-time or part-time, including 5 executive officers, and three non-employee directors. As awards under the 20 Plan are within the discretion of the Compensation Committee, the Company cannot determine how many individuals in each of the categories described above will receive awards.

Shares Subject to the 20 Plan. The aggregate number of shares of common stock available for issuance in connection with options and other awards granted under the 20 Plan is [∙] (before taking into account the Reverse Split).

The number of shares of common stock available for issuance under the 20 Plan will automatically increase on January 1st of each year commencing with January 1, 2021 and on each January 1 thereafter until the expiration date, in an amount equal to three percent (5%) of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless our Board of Directors takes action prior thereto to provide that there will not be an increase in the share reserve for such year or that the increase in the share reserve for such year will be of a lesser number of shares of common stock than would otherwise occur.

“Incentive stock options”, or ISOs, that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) may be granted under the 20 Plan with respect to all of the [∙] shares of common stock authorized for issuance under the 20 Plan. None of the additional shares of common stock available for issuance pursuant to the previous paragraph may be subject to ISOs.

If any option or SAR granted under the 20 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of common stock are withheld to cover withholding taxes on options or other awards or applied to the payment of the exercise price of an option or purchase price of an award, the number of shares of common stock as to which such option or award was forfeited, withheld or paid, will be available for future grants under the 20 Plan. Awards settled in cash will not count against the number of shares available for issuance under the 20 Plan.

[No non-employee director may receive awards in any calendar year having an accounting value in excess of $[ ].]

The number of shares authorized for issuance under the 20 Plan and the foregoing share limitations are subject to customary adjustments for stock splits, stock dividends or similar transactions, including, for example, the Reverse Split.

Terms and Conditions of Options. Options granted under the 20 Plan may be either ISOs or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 20 Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder).

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If on the date of grant the common stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value will generally be the closing sale price on the date of grant (or the last trading day before the date of grant if no trades occurred on the date of grant). If no such prices are available, the fair market value will be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. On November 26, 2019 the closing sale price of a share of common stock on Nasdaq was $0.67.

No option may be exercisable for more than ten years (five years in the case of an ISO granted to a ten-percent stockholder) from the date of grant. Options granted under the 20 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, (c) by a full recourse, interest bearing promissory note having such terms as the Compensation Committee may permit, or (d) a combination of these methods. The Compensation Committee may permit other methods of payment, and is authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option, SAR or other award to transfer the option, right or other award to immediate family members or a family trust for estate planning purposes. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights.  The Compensation Committee may grant SARs, independent of or in connection with an option. The Compensation Committee will determine the other terms applicable to SARs. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of our common stock on the date of grant, as determined by the Compensation Committee. The maximum term of any SAR granted under the 20 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by

●	the number of shares of common stock covered by the SAR.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units.  The Compensation Committee may award restricted common stock and/or restricted stock units under the 20 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The restrictions and conditions applicable to each award of restricted stock or restricted stock units may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Compensation Committee. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

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Performance Shares and Performance Units.  The Compensation Committee may award performance shares and/or performance units under the 20 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Incentive Bonuses. The Compensation Committee may grant incentive bonus awards under the 20 Plan from time to time. The terms of incentive bonus awards will be set forth in award agreements. Each award agreement will have such terms and conditions as the Compensation Committee determines, including performance goals and amount of payment based on achievement of such goals. Incentive bonus awards are payable in cash and/or shares of our common stock.

Other Stock-Based and Cash-Based Awards.  The Compensation Committee may award other types of equity-based or cash-based awards under the 20 Plan, including the grant or offer for sale of shares of our common stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Compensation Committee may impose.

Effect of Certain Corporate Transactions.  The Compensation Committee may, at the time of the grant of an award provide for the effect of a change in control (as defined in the 20 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) cancel or terminate any award for cash and/or other substitute consideration in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the change in control, but if the change in control consideration with respect to any option or SAR does not exceed its exercise price, the option or SAR may be canceled without payment of any consideration; or (f) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Amendment, Termination. Our Board of Directors may at any time amend the 20 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, the Board of Directors may not (a) increase the number of shares of common stock available under the 20 Plan, (b) change the group of individuals eligible to receive options, SARs and/or other awards, or (c) extend the term of the 20 Plan.

Other Information

A “new plan benefits” table, as described in the SEC’s proxy rules, is not provided because the grant of options and other awards under the 20 Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group.

U.S. Federal Income Tax Consequences

Following is a summary of the U.S. federal income tax consequences of option and other grants under the 20 Plan. Optionees and recipients of other rights and awards granted under the 20 Plan are advised to consult their personal tax advisors before exercising an option or SAR or disposing of any stock received pursuant to the exercise of an option or SAR or following the vesting and payment of any award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local, foreign or other tax laws.

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Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 20 Plan, nor will our Company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Our Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. We will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, our Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize any income upon grant of the SAR, nor will our Company be entitled to a deduction at that time. Upon exercise of a SAR, the holder will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of our common stock at that time.

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Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or our Company upon the grant of a restricted stock award or award of performance shares. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our Company generally will be entitled to a corresponding deduction equal to the fair market value of the common stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time, less any amount paid by the recipient for the shares. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award, including a performance unit award, will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of our common stock that is the subject of the award when the Award is made.

The recipient of a restricted stock unit will recognize ordinary income as and when the units vest. The amount of the income will be equal to the fair market value of the shares of our common stock issued at that time, and our Company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

Treatment of Incentive Bonus Awards and Other Stock or Cash Based Awards

Generally, the recipient of an incentive bonus or other stock or cash based award will not recognize any income upon grant of the award, nor will our Company be entitled to a deduction at that time. Upon payment with respect to such an award, the recipient will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the amount of cash paid and/or the fair market value of our common stock issued at that time.

 Potential Limitation on Company Deductions

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees”. The Board of Directors and the Compensation Committee intend to consider the potential impact of Section 162(m) on grants made under the 20 Plan, but reserve the right to approve grants of options and other awards for an executive officer that exceeds the deduction limit of Section 162(m).

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 20 Plan to pay any federal, state or local taxes required by law to be withheld.

Approval Required

The affirmative vote of the holders of a majority of the shares of Chanticleer Common Stock present and entitled to vote (in person or represented by proxy) at the Chanticleer special meeting is required for approval of this proposal.

THE CHANTICLEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHANTICLEER STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE the 20 Omnibus Equity Incentive PLAN AND TO AUTHORIZE FOR ISSUANCE [ ] SHARES OF CHANTICLEER COMMON STOCK THEREUNDER.

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Chanticleer Proposal No. 5 (Adjournment Proposal): Approval of Possible Adjournment of the Chanticleer Special Meeting

If Chanticleer fails to receive a sufficient number of votes to approve the Stock Issuance Proposal, the Reverse Stock Split Proposal and the Stock Increase Proposal, Chanticleer may propose to adjourn the Chanticleer special meeting for the purpose of soliciting additional proxies to approve the Stock Issuance Proposal, the Reverse Stock Split Proposal and the Stock Increase Proposal. Chanticleer currently does not intend to propose adjournment at the Chanticleer special meeting if there are sufficient votes to approve the Stock Issuance Proposal, the Reverse Stock Split Proposal and the Stock Increase Proposal.

If on the date of the Chanticleer special meeting, or a date preceding the date on which the Chanticleer special meeting is scheduled, Chanticleer reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the Chanticleer Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of Chanticleer common stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Chanticleer special meeting, Chanticleer may postpone or adjourn, or make one or more successive postponements or adjournments of, the Chanticleer special meeting as long as the date of the Chanticleer special meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Chanticleer Common Stock present and entitled to vote (in person or represented by proxy) at the Chanticleer special meeting is required to approve the adjournment, if necessary, of the Chanticleer special meeting for the purpose of soliciting additional proxies to approve the Stock Issuance Proposal, the Reverse Stock Split Proposal and the Stock Increase Proposal.

THE CHANTICLEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHANTICLEER STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE STOCK ISSUANCE PROPOSAL THE REVERSE STOCK SPLIT PROPOSAL AND THE STOCK INCREASE PROPOSAL.

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BUSINESS of chanticleer

All references in this section to “Chanticleer,” the “Company,” “we,” “us,” or “our” mean Chanticleer Holdings, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

Overview

We are in the business of owning, operating and franchising fast casual and full-service dining concepts in the United States and internationally.

As of the date hereof, we own, operate and/ or franchise a system-wide total of 45 fast casual restaurants specializing the “Better Burger” category of which 34 are company-owned and 11 are operated by franchisees under franchise agreements.

○	American Burger Company (“ABC”) is a fast-casual dining chain consisting of 6 company-owned locations in New York and the Carolinas, known for its diverse menu featuring, customized burgers, milk shakes, sandwiches, fresh salads and beer and wine.

○	BGR: The Burger Joint (“BGR”), consists of 9 company-owned locations in the United States and 11 franchisee-operated locations in the United States and the Middle East.

○	Little Big Burger (“LBB”) consists of 19 company-owned locations in Oregon, Washington and North Carolina.

Hooters restaurants are casual beach-themed establishments featuring music, sports on large flat screens, and a menu that includes seafood, sandwiches, burgers, salads, and of course, Hooters original chicken wings and the “nearly world famous” Hooters Girls. We currently own and operate two Hooters full-service restaurants in the United States and the United Kingdom.

We also recently sold but continue to manage five Just Fresh locations in Charlotte, North Carolina. We will continue to manage them through the end of the year.

We generate revenues from the following sources: restaurant sales, management fee income, gaming income, and franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and initial signing fees.

Competition

The restaurant industry is extremely competitive. We compete with other restaurants on the taste, quality and price of our food offerings. Additionally, we compete with other restaurants on service, ambience, location and overall customer experience. We believe that we compete primarily with local and regional sports bars and national casual dining and quick casual establishments, and to a lesser extent with quick service restaurants in general. Many of our competitors are well-established national, regional or local chains and many have greater financial and marketing resources than we do. We also compete with other restaurant and retail establishments for site locations and restaurant employees.

Proprietary Rights

We have trademarks and trade names associated with American Burger, BGR and Little Big Burger. We believe that the trademarks, service marks and other proprietary rights that we use in our restaurants have significant value and are important to our brand-building efforts and the marketing of our restaurant concepts. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages.

We also use the “Hooters” mark and certain other service marks and trademarks used in our Hooters restaurants pursuant to our franchise agreements with Hooters of America.

Government Regulation

Environmental regulation

We are subject to a variety of federal, state and local environmental laws and regulations. Such laws and regulations have not had a significant impact on our capital expenditures, earnings or competitive position.

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Local regulation

Our locations are subject to licensing and regulation by a number of government authorities, which may include health, sanitation, safety, fire, building and other agencies in the countries, states or municipalities in which the restaurants are located. Opening sites in new areas could be delayed by license and approval processes or by more requirements of local government bodies with respect to zoning, land use and environmental factors. Our agreements with our franchisees require them to comply with all applicable federal, state and local laws and regulations.

Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant requires food service licenses from local health authorities. Our licenses to sell alcoholic beverages may be suspended or revoked at any time for cause, including violation by us or our employees of any law or regulation pertaining to alcoholic beverage control. We are subject to various regulations by foreign governments related to the sale of food and alcoholic beverages and to health, sanitation and fire and safety standards.

We are subject to federal, state local law and foreign laws governing employment and pay practices, overtime, tip credits and working conditions.

We are also subject to domestic and foreign labor laws.  Under the American with Disabilities Act, we could be required to expend funds to modify our restaurants to better provide service to, or make reasonable accommodation for the employment of, disabled persons. We continue to monitor our facilities for compliance with the Americans with Disabilities Act in order to conform to its requirements. We believe future expenditures for such compliance would not have a material adverse effect on our operations.

Compliance with these laws and regulations may lead to increased costs and operational complexity and may increase our exposure to governmental investigations or litigation.

Franchise regulation

We must comply with regulations adopted by the Federal Trade Commission and with several state and foreign laws that regulate the offer and sale of franchises. The FTC’s Trade Regulation Rule on Franchising (“FTC Rule”) and certain state and foreign laws require that we furnish prospective franchisees with a franchise disclosure document containing information prescribed by the FTC Rule and applicable state and foreign laws and regulations. We register the disclosure document in domestic and foreign jurisdictions that require registration for the sale of franchises. Our domestic franchise disclosure document complies with FTC Rule and various state disclosure requirements, and our international disclosure documents comply with applicable requirements.

We also must comply with state and foreign laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor’s ability to: terminate or not renew a franchise without good cause; interfere with the right of free association among franchisees; disapprove the transfer of a franchise; discriminate among franchisees regarding charges, royalties and other fees; and place new stores near existing franchises. Bills intended to regulate certain aspects of franchise relationships have been introduced into the United States Congress on several occasions during the last decade, but none have been enacted.

Employment regulations

We are subject to state and federal employment laws that govern our relationship with our employees, such as minimum wage requirements, overtime and working conditions and citizenship requirements. Many of our employees are paid at rates which are influenced by changes in the federal and state wage regulations. Accordingly, changes in the wage regulations could increase our labor costs. The work conditions at our facilities are regulated by the Occupational Safety and Health Administration and are subject to periodic inspections by this agency. In addition, the enactment of recent legislation and resulting new government regulation relating to healthcare benefits may result in additional cost increases and other effects in the future.

Gaming regulations

We are also subject to regulations in Oregon where we operate gaming machines. Gaming operations are generally highly regulated and conducted under the permission and oversight of the state or local gaming commission, lottery or other government agencies.

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Other regulations

We are subject to a variety of consumer protection and similar laws and regulations at the federal, state and local level. Failure to comply with these laws and regulations could subject us to financial and other penalties.

Seasonality

The sales of our restaurants may peak at various times throughout the year due to certain promotional events, weather and holiday related events. For example, our restaurants in South Africa generally peak in our winter months during their summer holidays. In contrast, our domestic fast casual restaurants tend to peak in the Spring, Summer and Fall months when the weather is milder. Quarterly results also may be affected by the timing of the opening of new stores and the closing of existing stores. For these reasons, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

Corporate Information

Our principal executive offices are located at 7621 Little Avenue, Suite 414, Charlotte, NC 28226. Our web site is www.chanticleerholdings.com.

Properties

Our material operating leases consist of restaurant locations as well as office space for our headquarters located in Charlotte, North Carolina. Our leases generally have remaining terms of 1-20 years, most of which include options to extend the leases for additional 5-year periods. Generally, the lease term is the minimum of the noncancelable period of the lease or the lease term inclusive of reasonably certain renewal periods up to a term of 20 years.

Our restaurant locations in all concepts are critical to our long-term success, and we devote significant resources to assessing each prospective site. We have developed specific criteria to evaluate each site. We continuously review these criteria and adjust them as warranted. We use a combination of our own development staff, local franchise knowledge, and outside real estate brokers to locate, evaluate, and negotiate new sites

The cost to open a restaurant depends on the type of real estate, the location of the site and the amount of construction required. We generally lease the premises and build-out the tenant improvements for our stores. We sometimes receive landlord development and/or rent allowances for leasehold improvements, furniture, fixtures and equipment.  As of September 30, 2019, we had contractual commitments related to store construction of approximately $331,000, of which approximately $125,000 will be funded by private investors and approximately $206,000 will be funded internally by the Company. Approximately $126,000 is expected to be returned to the Company via tenant improvement refunds once all conditions are satisfied.

Restaurant leases are guaranteed by the concept operating entity or by Chanticleer Holdings, Inc., as the parent. The Company’s leases typically contain rent escalations over the lease term. Some of our leases include rent escalations based on inflation indexes and fair market value adjustments. Certain leases contain contingent rental provisions that include a fixed base rent plus an additional percentage of the restaurant’s sales in excess of stipulated amounts. As part of the lease agreements, the Company is also responsible for payments regarding non-lease components (common area maintenance, operating expenses, etc.) and percentage rent payments based on monthly or annual restaurant sales.

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A list of our active leases and respective guarantors and lease effective and expiration dates are set forth in the chart below.

Location	Guarantor	Lease Effective Date	Current Expiration
Active Stores
American Burger Ally	American Roadside Burgers, Inc.	6/2/11	11/30/21
American Burger Morehead	American Roadside Burgers, Inc.	9/21/08	8/31/21
American Burger Southpark	American Roadside Burgers, Inc.	9/22/11	6/30/22
American Roadside Smithtown	American Roadside Burgers, Inc.	9/21/06	2/28/22
BT Rivergate	American Roadside Burgers, Inc.	12/31/07	6/30/23
BT Sun Valley	American Roadside Burgers, Inc.	8/27/13	8/31/23
Capital Burger	American Roadside Burgers, Inc.	2/15/08	2/28/23
BGR Annapolis	BGR Operations, LLC	11/28/12	10/31/22
BGR Arlington	BGR Operations, LLC	1/31/07	10/31/20
BGR Columbia	BGR Operations, LLC	11/5/10	12/1/20
BGR Michigan Ave	BGR Operations, LLC	3/10/17	10/31/27
BGR Mosaic	BGR Operations, LLC	12/21/15	5/31/27
BGR Old Keene Mill	BGR Operations, LLC	11/17/10	1/31/20
BGR Springfield	BGR Operations, LLC	5/17/15	11/12/25
BGR Washingtonian	BGR Operations, LLC	10/5/11	6/10/22
Chanticleer Corporate Office	Chanticleer Holdings, Inc.	6/11/14	8/31/20
Hooters Jantzen Beach	Chanticleer Holdings, Inc.	4/7/05	2/28/25
Just Fresh Ally	JF Restaurants, LLC	12/21/12	4/30/20
Just Fresh Atrium	JF Restaurants, LLC	12/21/93	2/29/24
Just Fresh Harris YMCA	JF Restaurants, LLC	2/9/16	2/8/22
Just Fresh Overstreet	JF Restaurants, LLC	5/21/98	12/31/21
Just Fresh Rivergate	JF Restaurants, LLC	12/14/06	4/30/22
LBB American Burger Prosperity	Chanticleer Holdings, Inc.	7/29/16	12/31/26
LBB Capitol Hill	Chanticleer Holdings, Inc.	2/9/17	12/31/27
LBB Cuarto	LBB Acquisition, LLC	6/5/11	5/31/21
LBB Green Lake	Chanticleer Holdings, Inc.	9/12/16	6/30/27
LBB Hassalo	Chanticleer Holdings, Inc.	11/5/15	9/30/26
LBB Lake Oswego	LBB Acquisition, LLC	10/30/07	6/30/28
LBB Magnolia Plaza	LBB Acquisition, LLC	4/25/18	10/31/28
LBB Multnomah Village	Chanticleer Holdings, Inc.	6/1/17	8/31/28
LBB Noveno	LBB Acquisition, LLC	4/15/14	10/31/19
LBB Octavo-Hawthorne	LBB Acquisition, LLC	11/22/13	3/31/23
LBB Platflorm	Chanticleer Holdings, Inc.	2016	7/31/27
LBB Primero	LBB Acquisition, LLC	5/4/10	10/31/20
LBB Progress Ridge	LBB Acquisition, LLC	1/27/16	11/30/26
LBB Quinto	LBB Acquisition, LLC	9/2/11	12/31/21
LBB Rea Farms	American Roadside Burgers, Inc.	9/27/17	11/30/28
LBB Segundo	LBB Acquisition, LLC	3/11/11	3/31/21
LBB Septimo	LBB Acquisition, LLC	5/18/12	12/31/22
LBB Sexto	LBB Acquisition, LLC	12/30/11	8/31/22
LBB Wallingford	Chanticleer Holdings, Inc.	3/22/17	10/31/27

Closed Stores - leases not yet terminated
BGR Tyson	American Roadside Burgers, Inc.	10/4/11	8/1/22
Hooters Tacoma Wings	Chanticleer Holdings, Inc.	12/19/13	12/19/28

Legal Proceedings

As of September 30, 2019, the Company and its subsidiaries have approximately $2.9 million of accrued employee and employer taxes, including penalties and interest, which are due to certain taxing authorities. The Company is currently in discussions with various taxing authorities on settling these liabilities through payment plans that began in the third quarter.

There are no other material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which Chanticleer or any of its subsidiaries is a party or of which any of their property is the subject.

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chanticleer’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references in this section to “Chanticleer,” the “Company,” “we,” “us,” or “our” mean Chanticleer Holdings, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

Overview

We are in the business of owning, operating and franchising fast casual and full-service dining concepts in the United States and internationally.

As of the date hereof, we own, operate and/ or franchise a system-wide total of 45 fast casual restaurants specializing the “Better Burger” category of which 34 are company-ownedand 11 are operated by franchisees under franchise agreements.

○	American Burger Company (“ABC”) is a fast-casual dining chain consisting of 6 company-owned locations in New York and the Carolinas, known for its diverse menu featuring, customized burgers, milk shakes, sandwiches, fresh salads and beer and wine.

○	BGR: The Burger Joint (“BGR”), consists of 9 company-owned locations in the United States and 11 franchisee-operated locations in the United States and the Middle East.

○	Little Big Burger (“LBB”) consists of 19 company-owned locations in Oregon, Washington and North Carolina.

Hooters restaurants are casual beach-themed establishments featuring music, sports on large flat screens, and a menu that includes seafood, sandwiches, burgers, salads, and of course, Hooters original chicken wings and the “nearly world famous” Hooters Girls. We currently own and operate two Hooters full-service restaurants in the United States and the United Kingdom.

We also recently sold but continue to manage five Just Fresh locations in Charlotte, North Carolina. We will continue to manage them through the end of the year.

We generate revenues from the following sources: restaurant sales, management fee income, gaming income, and franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and initial signing fees.

On October 10, 2019, the Company entered into the Merger Agreement with the Merger Sub and Sonnet.

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We do not expect that our existing cash and cash equivalents will be sufficient to fund our operations to a potential closing of the Merger. We believe we need to raise approximately $1.5 million in additional cash resources in order to enable us to complete the planned merger with Sonnet and intend to raise such funds through private equity financing or other sources. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. In addition, our expenses may be greater than forecasted and the closing of the Merger could be delayed. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition.

Revenue recognition

On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method applied to those contracts which were not completed as of December 31, 2017. The Company elected a practical expedient to aggregate the effect of all contract modifications that occurred before the adoption date, which did not have a material impact to our consolidated financial statements. Results for reporting periods beginning on or after January 1, 2018 are presented under Accounting Standards Codification Topic 606 (“ASC 606”). Prior period amounts were not revised and continue to be reported in accordance with ASC Topic 605 (“ASC 605”), the accounting standard then in effect.

Upon adoption, the Company recorded a decrease to opening stockholders’ equity of $1,042,000 with a corresponding increase of $1,042,000 in deferred revenue. Additional franchise income of $83,000 was recognized during the year-ended December 31, 2018 under ASC 606, compared to what would have been recognized under ASC 605.

Prior to the adoption of ASC 606, the Company’s initial franchise fees were recorded as deferred revenue when received and proportionate amounts were recognized as revenue when certain milestones such as completion of employee training, lease signing, and store opening were achieved. With the adoption of ASC 606, such initial franchise fees are deferred and recognized over the franchise license term as discussed further below.

The Company generates revenues from the following sources: (i) restaurant sales; (ii) management fee income; (iii) gaming income; and (iv) franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and initial signing fees.

Restaurant Sales, Net

The Company records revenue from restaurant sales at the time of sale, net of discounts, coupons, employee meals, and complimentary meals and gift cards. Sales tax and value added tax (“VAT”) collected from customers and remitted to governmental authorities are presented on a net basis within revenue in our consolidated statements of operations.

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Management Fee Income

The Company receives revenue from management fees from certain non-affiliated companies, including from managing its investment in Hooters of America which are generally earned and recognized over the performance period.

Gaming Income

The Company receives revenue from operating a gaming facility adjacent to its Hooters restaurant in Jantzen Beach, Oregon. Revenue from gaming is recognized as earned from gaming activities, net of payouts to customers, taxes and government fees. These fees are recognized as they are earned based on the terms of the agreements.

Franchise Income

The Company grants franchises to operators in exchange for initial franchise license fees and continuing royalty payments. The license granted for each restaurant or area is considered a performance obligation. All other obligations (such as providing assistance during the opening of a restaurant) are combined with the license and were determined to be a single performance obligation. Accordingly, the total transaction price (comprised of the restaurant opening and territory fees) is allocated to each restaurant expected to be opened by the licensee under the contract. There are significant judgments regarding the estimated total transaction price, including the number of stores expected to be opened. We recognize the fee allocated to each restaurant as revenue on a straight-line basis over the restaurant’s license term, which generally begins upon the signing of the contract for area development agreements and upon the signing of a store lease for franchise agreements. The payments for these upfront fees are generally received upon contract execution. Continuing fees, which are based upon a percentage of franchisee revenues and are not subject to any constraints, are recognized on the accrual basis as those sales occur. The payments for these continuing fees are generally made on a weekly basis.

Deferred Revenue

Deferred revenue consists of contract liabilities resulting from initial and renewal franchise license fees paid by franchisees, which are recognized on a straight-line basis over the term of the underlying franchise agreement, as well as upfront development fees paid by franchisees, which are recognized on a straight-line basis over the term of the underlying franchise agreement once it is executed or if the development agreement is terminated.

Leases

Restaurant operations lease certain properties under operating leases. Many of these lease agreements contain rent holidays, rent escalation clauses, and/or contingent rent provisions. Rent expense is recognized on a straight-line basis over the expected lease term, including cancelable option periods when failure to exercise such options would result in an economic penalty. We use a time period for straight-line rent expense calculation that equals or exceeds the time period used for depreciation. In addition, the rent commencement date of the lease term is the earlier of the date when we become legally obligated for the rent payments or the date when we take access to the grounds for build out. Accounting for leases involves significant management judgment.

Intangible Assets

Goodwill and indefinite lived intangibles

Generally accepted accounting principles in the United States require the Company to perform goodwill and indefinite lived intangible asset impairment tests annually and more frequently when negative conditions or a triggering event arise. After an assessment of certain qualitative factors, if it is determined to be more likely than not that the fair value of a reporting unit is less than its carrying amount, entities must perform the quantitative analysis of the goodwill impairment test. Otherwise, the quantitative test(s) become optional. As allowed under the amended guidance, the Company chose not to assess the qualitative factors of its reporting units and, instead, performed the quantitative tests.

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Tradename/trademark

The fair value of trade name/trademarks are estimated and compared to the carrying value. The Company estimates the fair value of trademarks using the relief-from-royalty method, which requires assumptions related to projected sales from its annual long-range plan; assumed royalty rates that could be payable if the Company did not own the trademarks; and a discount rate. The Company recognizes an impairment loss when the estimated fair value of the trade name/trademarks is less than its carrying value.

Franchise Costs

Intangible assets are recorded for the initial franchise fees for our Hooter’s restaurants. The Company amortizes these amounts over a 20-year period, which is the life of the franchise agreement. The Company also has intangible assets representing the acquisition date fair value of customer contracts acquired in connection with BGR’s franchise business. The Company previously determined this intangible asset to be indefinite lived based on the Company’s expectations of franchisee renewals. During 2017, management reevaluated the expected life of the BGR franchise intangible and determined that the asset was impaired, resulting in an impairment charge of $264 thousand. Management also revised its estimated useful life of the related intangible asset and began amortizing the related asset over the weighted average life of the underlying franchise agreements.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2018

Our results of operations are summarized below:

	Nine Months Ended
	September 30, 2019		September 30, 2018
	Amount	% of Revenue*	Amount	% of Revenue*	% Change

Restaurant sales, net	$29,703,172		$29,802,969		-0.3%
Gaming income, net	347,074		285,578		21.5%
Management fee income	50,000		74,997		-33.3%
Franchise income	461,737		330,295		39.8%
Total revenue	30,561,983		30,493,839		0.2%

Expenses:
Restaurant cost of sales	9,954,144	33.5%	9,912,091	33.3%	0.4%
Restaurant operating expenses	18,846,454	63.4%	17,008,047	57.1%	10.8%
Restaurant pre-opening and closing expenses	267,888	0.9%	312,652	1.0%	-14.3%
General and administrative	4,784,791	15.7%	3,407,612	11.2%	40.4%
Asset impairment charge	4,007,050	13.1%	1,731,267	5.7%	131.5%
Depreciation and amortization	1,627,682	5.3%	1,594,673	5.2%	2.1%
Total expenses	39,488,009	129.2%	33,966,342	111.4%	16.3%
Operating loss from continuing operations	$(8,926,026)		$(3,472,503)

* Restaurant cost of sales, operating expenses and pre-opening and closing expense percentages are based on restaurant sales, net. Other percentages are based on total revenue.

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Revenue

Total revenue increased 0.2% to $30.6 million for the nine months ended September 30, 2019 from $30.5 million for the nine months ended September 30, 2018. Revenues by concept are summarized below for each period:

	Nine Months Ended September 30, 2019
Revenue	Better Burgers	Just Fresh	Hooters	Corp	Total	% of Total
Restaurant sales, net	$17,549,098	$2,924,294	$9,229,780	$-	$29,703,172	97.2%
Gaming income, net	-	-	347,074	-	347,074	1.1%
Management fees	-	-	-	50,000	50,000	0.2%
Franchise income	461,737	-	-	-	461,737	1.5%
Total revenue	$18,010,835	$2,924,294	$9,576,854	$50,000	$30,561,983	100.0%

	Nine Months Ended September 30, 2018
Revenue	Better Burgers	Just Fresh	Hooters	Corp	Total	% of Total
Restaurant sales, net	$16,523,730	$3,128,220	$10,151,019	$-	$29,802,969	97.7%
Gaming income, net	-	-	285,578	-	285,578	0.9%
Management fees	-	-	-	74,997	74,997	0.2%
Franchise income	330,295	-	-	-	330,295	1.1%
Total revenue	$16,854,025	$3,128,220	$10,436,597	$74,997	$30,493,839	100.0%

	% Change in Revenues Compared to Prior Year
Revenue	Better Burgers	Just Fresh	Hooters	Corp	Total
Restaurant sales, net	6.2%	-6.5%	-9.1%	-	-0.3%
Gaming income, net	-	-	21.5%	-	21.5%
Management fees	-	-	-	-	-33.3%
Franchise income	39.8%	-	-	-	39.8%
Total revenue	6.9%	-6.5%	-8.2%	-33.3%	0.2%

●	Restaurant revenue from the Company’s Better Burger Group increased 6.2% to $17.6 million for the nine months ended September 30, 2019 from $16.5 million for the nine months ended September 30, 2018.

Restaurant revenue increased approximately $2.0 million for the nine months ended September 30, 2019 from the opening of 7 Little Big Burger restaurants during the third and fourth quarters of 2018 and 2019. In addition, the Company acquired BGR Columbia in October of 2018 which also contributed to the increase in revenue for the nine months ended September 30, 2019 (approximately $496,000). This increase in revenue was offset by loss revenue from the store closures (American Roadside McBee, BGR Dupont and BGR Tysons) in 2019 and by a decline in same store sales across all brands.

●	Restaurant revenue from the Company’s Just Fresh Group decreased 6.5% to $2.9 million for the nine months ended September 30, 2019 from $3.1 million for the nine months ended September 30, 2018. The decline in revenues was primarily from a decline in same store sales for the nine months ended September 30, 2019.

●	Restaurant revenue from the Company’s Hooter’s restaurants decreased 9.1% to $9.2 million for the nine months ended September 30, 2019 from $10.2 million for the nine months ended September 30, 2018. The decrease in Hooters revenue was largely driven by the closing of Hooters Tacoma in the third quarter of 2019.

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●	Gaming revenue increased by 21.5% to $347,000 for the nine months ended September 30, 2019 from $286,000 for the nine months ended September 30, 2018. The increase in gaming revenue is primarily attributable to normal deviations in levels of play and payouts on the terminals.

●	Management fee income decreased to $50,000 from $75,000 the nine months ended September 30, 2019 compared to September 30, 2018. The Company previously derived management fee income from the Company’s CEO serving on the board of Hooters of America. This compensation ended with the sale of Hooters of America in June 2019.

●	Franchise income increased 39.8% to $462,000 for the nine months ended September 30, 2019 from $330,000 for the nine months ended September 30, 2018. The increase is attributable to the Company recognizing revenue from the Little Big Burger franchisees that was previously deferred due to the termination of agreements.

Restaurant cost of sales

Restaurant cost of sales in total and as a percentage of revenue remained consistent for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. Cost of sales by concept are summarized below for each period:

	Nine Months Ended
	September 30, 2019		September 30, 2018
Cost of Restaurant Sales	Amount	% of Restaurant Net Sales	Amount	% of Restaurant Net Sales	% Change
Better Burgers Fast Casual	$5,638,267	32.1%	$5,308,625	32.1%	6.2%
Just Fresh Fast Casual	1,012,500	34.6%	1,072,989	34.3%	-5.6%
Hooters Full Service	3,303,377	35.8%	3,530,477	34.8%	-6.4%
	$9,954,144	33.5%	$9,912,091	33.3%	0.4%

As a percentage of restaurant sales, net, restaurant cost of sales increased to 33.5% for the nine months ended September 30, 2019 from 33.3% for the nine months ended September 30, 2018.

Cost of sales in the Better Burger Group as a percentage of revenue remained consistent at 32.1%. Just Fresh increased slightly from 34.3% to 34.6%, while cost of sales for the Hooters locations increased from 34.8% to 35.%. Cost of sales in the Just Fresh and Hooters group increased slightly due to unfavorable movements in food costs.

Restaurant operating expenses

Restaurant operating expenses increased 10.8% to $18.8 million for the nine months ended September 30, 2019 from $17.0 million for the nine months ended September 30, 2018. Restaurant operating expenses by concept are summarized below for each period:

	Nine Months Ended
	September 30, 2019		September 30, 2018
Operating Expenses	Amount	% of Restaurant Net Sales	Amount	% of Restaurant Net Sales	% Change
Better Burgers Fast Casual	$11,566,242	65.9%	$9,425,510	57.0%	22.7%
Just Fresh Fast Casual	1,691,691	57.8%	1,669,438	53.4%	1.3%
Hooters Full Service	5,588,521	60.5%	5,913,099	58.3%	-5.5%
	$18,846,454	63.4%	$17,008,047	57.1%	10.8%

157

As a percent of restaurant revenues, operating expenses increased to 63.4% for the nine months ended September 30, 2019 from 57.1% for the nine months ended September 30, 2018. Operating expenses increased due to the opening of new stores in the Better Burger group, increases in wage rates and penalties and interest charges associated with delinquent payroll taxes across all concepts.

Restaurant pre-opening and closing expenses

Restaurant pre-opening and closing expenses decreased to $268,000 for the nine months ended September 30, 2019 compared with $313,000 for the nine months ended September 30, 2018. The Company records rent and other costs to pre-opening expenses while the restaurants are under construction, so these expenses fluctuate depending on the numbers of restaurants under construction. Restaurant closing expenses are recorded here as well.

General and administrative expense (“G&A”)

G&A increased 40.4% to $4.8 million for the nine months ended September 30, 2019 from $3.4 million for the nine months ended September 30, 2018. Significant components of G&A are summarized as follows:

	Nine Months Ended
	September 30, 2019	September 30, 2018	% Change
Audit, legal and other professional services	$1,495,892	$976,258	53.2%
Salary and benefits	2,056,829	1,522,738	35.1%
Travel and entertainment	201,506	144,214	39.7%
Shareholder services and fees	69,144	52,068	32.8%
Advertising, Insurance and other	961,420	712,334	35.0%
Total G&A Expenses	$4,784,791	$3,407,612	40.4%

As a percentage of total revenue, G&A increased to 15.7% for the nine months ended September 30, 2019 from 11.2% for the nine months ended September 30, 2018.

For the nine months ended September 30, 2019, approximately $3.3 million is attributable to the cost of operating our Corporate office, including salaries, travel, audit, legal and other public company related costs. Approximately $1.5 million is attributable to managing the operations of our restaurants, including regional management, franchising operations, marketing and advertising within the Better Burger Group, Hooters, and Just Fresh.

The increases in G&A during 2019 are primarily related to an increase in Corporate payroll and other one-time costs incurred during the nine months ended September 30, 2019. These one-time costs include, $303,000 in consulting/legal fees associated with the union labor issue in Portland, $199,000 in marketing/consulting fees associated with brand segmentation studies, strategies and various other Corporate initiatives, $118,000 in share-based compensation related to restricted stock units and stock options awarded to employees, and $104,000 in additional other consulting/marketing fees. The majority of these costs are non-recurring, and the Company expects its investment in the initiatives highlighted above to drive an increase in revenue across all segments in the fourth quarter of 2019.

Asset impairment charges

Asset impairment charges totaled $4.1 million for the nine months ended September 30, 2019 as compared with $1.7 million for the nine months ended September 30, 2018. For the nine months ended September 30, 2019, the Company recognized impairment charges related to the closure of three of its stores in the Better Burger Group, one of its domestic Hooters stores and impairment charges related to the sale of America Burge McBee. Also, the Company recognized impairment charges in connection with it’s Just Fresh operations based on a signed letter of intent from a third-party investor group to purchase those assets. For the nine months ended September 30, 2018, the Company recognized impairment charges related to the closure of one Just Fresh location and one American Burger location in Charlotte.

158

Depreciation and amortization

Depreciation and amortization expense remained consistent at $1.6 million for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018.

Other expense

Other expense consisted of the following:

	Nine Months Ended
Other Income (Expense)	September 30, 2019	September 30, 2018	% Change
Interest expense	$(542,135)	$(1,895,162)	-71.4%
Other income (expense)	(86,240)	(217,949)	-60.4%
Total other expense	$(628,375)	$(2,113,111)	-70.3%

Other expense, net decreased to $628,000 for the nine months ended September 30, 2019 from $2.1 million for the nine months ended September 30, 2018. Interest expense decreased significantly from $1.9 million for the nine months ended September 30, 2018 to $542,000 for the nine months ended September 30, 2019 due to the Company no longer accruing default interest on the $6 million debentures due to the December 2018 amendment along with no further debt discount amortization. The Company recorded a gain of $265,000 from tax settlements related to its South Africa operations. Lastly, the Company recorded a loss of $435,000 in connection with the write down of its investment in HOA in the second quarter of 2019.

STATEMENT OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2018

	Period Ended
	September 30, 2019	September 30, 2018

Net cash flows from operating activities	$(3,049,049)	$269,325
Net cash flows from investing activities	2,727,500	(1,728,747)
Net cash flows from financing activities	352,829	2,115,442
Effect of foreign currency exchange rates on cash	(2,666)	3,091
	$28,614	$659,111

Net cash flows from operating activities was ($3,050,000) for the nine months ended September 30, 2019 compared to 269,000 in the prior year comparable period. The primary drivers of the decrease in net cash flows from operating activities was the operational losses from the nine months ending September 30, 2019.

Net cash flows from investing activities for the nine months ended September 30, 2019 was $2,728,000 compared to ($1,729,000) in the prior year comparable period. The primary drivers of the net cash flows from investing activities was the proceeds received from the rights offering completed in July 2019.

Net cash flows from financing activities for the nine months ended September 30, 2019 was $353,000 compared to $2.1 million in the prior year comparable period. The primary drivers of the net cash flows from financing activities for the nine months ended September 30, 2019 was the contributions from non-controlling interests partially offset by the net loan repayments.

159

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2018 COMPARED TO THE YEAR ENDED DECEMBER 31, 2017

Our results of operations are summarized below:

	Year Ended
	December 31, 2018		December 31, 2017
	Amount	% of Revenue*	Amount	% of Revenue*	% Change

Restaurant sales, net	$39,665,763		$40,495,166		-2.0%
Gaming income, net	402,611		442,521		-9.0%
Management fee income	100,000		100,000		0.0%
Franchise income	445,335		395,176		12.7%
Total revenue	40,613,709		41,432,863		-2.0%

Expenses:
Restaurant cost of sales	13,288,422	33.5%	13,692,921	33.8%	-3.0%
Restaurant operating expenses	23,565,526	59.4%	23,432,124	57.9%	0.6%
Restaurant pre-opening and closing expenses	412,979	1.0%	319,282	0.8%	29.3%
General and administrative	4,578,788	11.3%	4,545,496	11.0%	0.7%
Asset impairment charge	1,959,510	4.8%	2,395,616	5.8%	-18.2%
Depreciation and amortization	2,163,585	5.3%	2,282,801	5.5%	-5.2%
Total expenses	45,968,810	113.2%	46,668,240	112.6%	-1.5%
Operating loss from continuing operations	$(5,355,101)		$(5,235,377)

* Restaurant cost of sales, operating expenses and pre-opening and closing expense percentages are based on restaurant sales, net. Other percentages are based on total revenue.

Revenue

Total revenue decreased 2.0% to $40.6 million for the year ended December 31, 2018 from $41.4 million for the year ended December 31, 2017. Revenues by concept are summarized below for each period:

	Year Ended December 31, 2018
Revenue	Better Burgers	Just Fresh	Hooters	Corp	Total	% of Total
Restaurant sales, net	$22,172,187	$4,054,270	$13,439,306	$-	$39,665,763	97.7%
Gaming income, net	-	-	402,611	-	402,611	1.0%
Management fees	-	-	-	100,000	100,000	0.2%
Franchise income	445,335	-	-	-	445,335	1.1%
Total revenue	$22,617,522	$4,054,270	$13,841,917	$100,000	$40,613,709	100.0%

160

	Year Ended December 31, 2017
Revenue	Better Burgers	Just Fresh	Hooters	Corp	Total	% of Total
Restaurant sales, net	$22,369,395	$5,060,072	$13,065,699	$-	$40,495,166	97.7%
Gaming income, net	-	-	442,521	-	442,521	1.1%
Management fees	-	-	-	100,000	100,000	0.2%
Franchise income	395,176	-	-	-	395,176	1.0%
Total revenue	$22,764,571	$5,060,072	$13,508,220	$100,000	$41,432,863	100.0%

	% Change in Revenues Compared to Prior Year
Revenue	Better Burgers	Just Fresh	Hooters	Corp	Total
Restaurant sales, net	-0.9%	-19.9%	2.9%	-	-2.0%
Gaming income, net	-	-	-9.0%	-	-9.0%
Management fees	-	-	-	-	0.0%
Franchise income	12.7%	-	-	-	12.7%
Total revenue	-0.6%	-19.9%	2.5%	0.0%	-2.0%

●	Revenue from the Company’s Better Burger Group decreased 0.6% to $22.6 million for the year ended December 31, 2018 from $22.8 million for the year ended December 31, 2017.

Revenues increased $1.7 million from the opening of 4 Little Big Burger restaurants and 1 BGR restaurant during 2018 along with the acquisition of BGR Annapolis and BGR Columbia in 2018. However, the increased revenue from new stores was completely offset by the closure of underperforming locations at BGR and American Burger in 2017 and 2018 which led to a decrease in total revenue for the Better Burger Group.

●	Revenue from the Company’s Just Fresh Group decreased 19.9% to $4.1 million for the year ended December 31, 2018 from $5.1 million for the year ended December 31, 2017. The decline in revenues was primarily from the closure of 1 underperforming location in the fourth quarter of 2017 and another location in the first quarter of 2018.

●	Revenue from the Company’s Hooter’s restaurants increased 2.5% to $13.8 million for the year ended December 31, 2018 from $13.5 million for the year ended December 31, 2017. The increase in Hooters revenue was largely driven by improved sales in the Pacific Northwest restaurant locations.

●	Gaming revenue decreased by 9.0% to $403,000 for the year ended December 31, 2018 from $442,000 for the year ended December 31, 2017. The decline in gaming revenue is partially attributable to increased competition from a new casino property in the area.

●	Management fee income was unchanged at $100,000 for the years ended December 31, 2018 and 2017. The Company derives management fee income from serving as general partner for its investment in HOA LLC and as compensation for the Company’s CEO serving on the board of Hooters of America.

●	Franchise income increased 12.7% to $445,000 for the year ended December 31, 2018 from $395,000 for the year ended December 31, 2017. The increase is attributable to the Company beginning to collect royalties from the Little Big Burger franchisees and the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which resulted in additional franchise revenue being recorded during the year.

161

Restaurant cost of sales

Restaurant cost of sales decreased 3.0% to $13.3 million for the year ended December 31, 2018 from $13.7 million for the year ended December 31, 2017. Cost of sales by concept are summarized below for each period:

	Year Ended
	December 31, 2018		December 31, 2017
Cost of Restaurant Sales	Amount	% of Restaurant Net Sales	Amount	% of Restaurant Net Sales	% Change
Better Burgers Fast Casual	$7,162,578	32.3%	$7,398,092	33.1%	-3.2%
Just Fresh Fast Casual	1,401,205	34.6%	1,767,032	34.9%	-20.7%
Hooters Full Service	4,724,639	35.2%	4,527,797	34.7%	4.3%
	$13,288,422	33.5%	$13,692,921	33.8%	-3.0%

As a percentage of restaurant sales, net, restaurant cost of sales improved to 33.5% for the year ended December 31, 2018 from 33.8% for the year ended December 31, 2017.

●	Cost of sales in the Better Burger Group improved from 33.1% to 32.3%, Just Fresh improved from 34.9% to 34.6%, while cost of sales for the Hooters locations increased from 34.7% to 35.2%. Cost of sales in the Better Burger business improved largely due to favorable movements in beef prices, combined with expansion of our Little Big Burger brand which runs lower costs than BGR and American Burger.

●	Cost of sales in the Just Fresh business remained relatively consistent percentage-wise compared with fiscal year 2017.

●	Costs of sales in the Hooters business improved in our US locations, while costs increased in our UK and South Africa locations as food and alcohol costs increased.

Restaurant operating expenses

Restaurant operating expenses increased 0.6% to $23.6 million for the year ended December 31, 2018 from $23.4 million for the year ended December 31, 2017. Restaurant operating expenses by concept are summarized below for each period:

	Year Ended
	December 31, 2018		December 31, 2017
Operating Expenses	Amount	% of Restaurant Net Sales	Amount	% of Restaurant Net Sales	% Change
Better Burgers Fast Casual	$13,299,693	60.0%	$12,892,870	57.6%	3.2%
Just Fresh Fast Casual	2,208,083	54.5%	2,774,812	54.8%	-20.4%
Hooters Full Service	8,057,750	60.0%	7,764,442	59.4%	3.8%
	$23,565,526	59.4%	$23,432,124	57.9%	0.6%

As a percent of restaurant revenues, operating expenses increased to 59.4% for the year ended December 31, 2018 from 57.9% for the year ended December 31, 2017. Operating expenses increased due to the opening of new stores in the Better Burger group, increases in wage rates and delivery services charges and penalties and interest charges associated with delinquent payroll taxes across all concepts.

Restaurant pre-opening and closing expenses

Restaurant pre-opening and closing expenses increased to $413,000 for the year ended December 31, 2018 compared with $319,000 for the year ended December 31, 2017. The Company has more new Little Big Burger restaurants under lease due to new restaurant openings and other locations still under construction. The Company records rent and other costs to pre-opening expenses while the restaurants are under construction.

162

General and administrative expense (“G&A”)

G&A increased 1.0% to $4.6 million for the year ended December 31, 2018 from $4.5 million for the year ended December 31, 2017. Significant components of G&A are summarized as follows:

	Year Ended
	December 31, 2018	December 31, 2017	% Change
Audit, legal and other professional services	$1,250,414	$1,159,850	7.81%
Salary and benefits	2,064,693	2,192,825	-5.84%
Travel and entertainment	198,291	195,883	1.23%
Shareholder services and fees	68,708	129,287	-46.86%
Advertising, Insurance and other	996,682	867,651	14.87%
Total G&A Expenses	$4,578,788	$4,545,496	0.73%

As a percentage of total revenue, G&A increased to 11.3% for the year ended December 31, 2018 from 11.0% for the year ended December 31, 2017.

For the current year, approximately $2.7 million is attributable to the cost of operating our Corporate office, including salaries, travel, audit, legal and other public company related costs. Approximately $1.9 million is attributable to managing the operations of our restaurants, including regional management, franchising operations, marketing and advertising within the Better Burger Group, Hooters, and Just Fresh.

Asset impairment charges

Asset impairment charges totaled $2.0 million for the year ended December 31, 2018 as compared with $2.4 million for the year ended December 31, 2017. The Company recognized impairment charges related to the closure of one Just Fresh location and one American Burger location in Charlotte, North Carolina. In addition, the Company recognized impairment charges related to its Hooters Nottingham location of approximately $1.5 million. The impairment charges were primarily reflected in the first half of 2018, primarily from reducing goodwill based on management’s intent with regard to the related store location. The Company no longer has a Letter of Intent to sell the Hooters Nottingham location.

During the year ended December 31, 2017, the Company recognized impairment charges related to the closure of three BGR store locations in the Washington D.C. area, one Just Fresh location in Charlotte and one Hooters location in South Africa. In addition, the Company recognized impairment charges related to one of its Hooters locations in the United States. The impairment charges are primarily non-cash and arise from writing leasehold improvements, intangible assets and property and equipment to estimated net realizable value based on management’s intent to close or sell the related store locations. The Company also had intangible assets representing the fair value of customer contracts acquired in connection with BGR’s franchise business. The Company previously determined this intangible asset to be indefinite lived based on the Company’s expectations of franchisee renewals. During 2017, management revised the expected life of the BGR franchise intangible and determined that the asset was impaired, resulting in an impairment charge of $264,000.

Depreciation and amortization

Depreciation and amortization expense decreased from $2.3 million for the year ended December 31, 2017 to $2.2 million for the year ended December 31, 2018. The decrease is primarily attributable to a decrease in depreciation expense from restaurant closures in 2017 and 2018 as the assets in those stores were primarily written off at closure.

163

Other income (expense)

Other income (expense) consisted of the following:

	Year Ended
Other Income (Expense)	December 31, 2018	December 31, 2017	% Change
Interest expense	$(2,527,464)	$(2,592,961)	-2.5%
Loss on extinguishment of debt	-	(95,310)	-100.0%
Other income (expense)	(17,926)	112,984	-115.9%
Total other expense	$(2,545,390)	$(2,575,287)	-1.2%

Other expense, net decreased to $2.5 million for the year ended December 31, 2018 from $2.6 million for the year ended December 31, 2017.

Interest expense was relatively unchanged at $2.5 million for the year ended December 31, 2018 compared to $2.6 million for the year ended December 31, 2017.

Other expense was $18,000 for the year ended December 31, 2018 compared to income of $113,000 for the prior year period. In the current year, the Company wrote down an investment which is included in other expenses.

STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2018 COMPARED TO THE YEAR ENDED DECEMBER 31, 2017

	Year Ended
	December 31, 2018	December 31, 2017

Net Cash Provided by (used in) Operating Activities	$575,217	$(724,432)
Net Cash Used in Investing Activities	(2,442,864)	(1,164,302)
Net Cash Provided by Financing Activities	2,070,263	2,081,536
Effect of foreign currency exchange rates on cash	(10,903)	(22,884)
	$191,713	$169,918

Cash provided by operating activities was $575,000 for the year ended December 31, 2018 compared to cash used in activities of $724,000 in the prior year period. The primary drivers of the increase in cash provided by operating activities was the increase in accounts payable and accrued expenses.

Cash used in investing activities for the year ended December 31, 2018 was $2,443,000 compared to $1,164,000 in the prior year period. The primary drivers of the increase in cash used in investing activities was an increase in capital expenditures as it relates to the new Little Big Burgers that were opened in 2018.

Cash provided by financing activities for the year ended December 31, 2018 was $2,070,000 compared to cash provided by financing activities of $2,081,000 in the prior year period. The primary drivers of the cash provided by financing activities during 2018 was proceeds from the sale of common stock and warrants and the contributions from non-controlling members.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

The following table presents a summary of our contractual operating lease obligations, debt and other contractual commitments as of December 31, 2018:

Contractual Obligations	Total	2019	2020	2021	2022	2023	Thereafter
Long-Term Debt Obligations	$6,000,000	$3,000,000	$3,000,000	$-	$-	$-	$-
Convertible Debt Obligations	3,000,000	3,000,000	-	-	-	-	-
Operating Lease Obligations	21,462,746	4,041,976	3,659,620	3,230,270	2,483,514	1,940,765	6,106,601
Purchase Obligations	803,400	803,400	-	-	-	-	-
Total	$31,266,146	$10,845,376	$6,659,620	$3,230,270	$2,483,514	$1,940,765	$6,106,601

164

COMMITMENTS AND CONTINGENCIES

As of September 30, 2019, the Company, through its subsidiaries, leases the land and buildings for our 5 restaurants in South Africa, 1 restaurant in Nottingham, United Kingdom, and 41 restaurant locations in the U.S. The terms for our restaurant leases vary from two to twenty years and have options to extend. We lease some of our restaurant facilities under “triple net” leases that require us to pay minimum rent, real estate taxes, maintenance costs and insurance premiums and, in some instances, percentage rent based on sales in excess of specified amounts.

We also lease our corporate office space in Charlotte, North Carolina.

LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN

As of September 30, 2019, our cash balance was $638,000, our working capital was negative $15.5 million (which includes $3.2 million of current operating lease liabilities recorded with the adoption of the new lease accounting standard discussed in Note 2), and we have significant near-term commitments and contractual obligations. The level of additional cash needed to fund operations and our ability to conduct business for the next twelve months will be influenced primarily by the following factors:

As of September 30, 2019, the Company and its subsidiaries have approximately $2.9 million of accrued employee and employer taxes, including penalties and interest, which are due to certain taxing authorities. The Company is currently in discussions with various taxing authorities on settling these liabilities through payment plans that began in the third quarter. We also have $3 million of principal due on the 8% non-convertible secured debentures by the end of December 2019 and the remaining $3 million of principal due by the end of March 2020, plus interest. In addition, if we fail to meet various debt covenants going forward and are notified of the default by the noteholders of the 8% non-convertible secured debentures, we may be assessed additional default interest and penalties which would increase our obligations. In addition, we have approximately $680,000 of other debt obligations coming due over the next twelve months.

Our existing cash and cash equivalents will not be sufficient to fund our projected cash needs through the end of the current calendar year or enable us to complete our planned merger with Sonnet. In addition, if we experience a delay in completing the Merger, we will require even more capital to sustain our operations through such completion. We believe we need to raise approximately $1.5 million through equity financing, asset sales or other strategic transactions in order to enable us to complete the planned merger with Sonnet. There can be no assurances that we will be able to complete any such transaction on acceptable terms or otherwise. The failure to obtain sufficient funds on commercially acceptable terms when needed could have a material adverse effect on our business, results of operations and financial condition and may prevent us from completing the Merger. Accordingly, these factors, among others, raise substantial doubt about our ability to continue as a going concern.

GEM

Sonnet entered into a Common Stock Purchase Agreement with GEM Global Yield Fund LLC SCS (“GEM”) on August 6, 2019 (“the Purchase Agreement”). The GEM Agreement was further amended on September 25, 2019 by an Amendment to Common Stock Purchase Agreement (the “GEM Amendment” and together with the Purchase Agreement, the “GEM Agreement”). The rights and obligations under the GEM Agreement will be assigned to Chanticleer prior to the Effective Time and Chanticleer will assume all obligations thereunder. Pursuant to the GEM Agreement, GEM agreed to purchase up to $100,000,000 of Sonnet’s common stock (the “Aggregate Limit”) over a three-year period commencing on the date the Purchase Agreement was executed (the “Investment Period”); provided that during any period when Sonnet’s public float is less than $75,000,000, the Aggregate Limit will instead be equal to one-third of the amount of Sonnet’s public float over any consecutive 12-month period. Under the GEM Agreement, during the Investment Period, Sonnet may, by delivering a Draw Down Notice (as defined in the Purchase Agreement”) direct GEM to purchase shares of Sonnet common stock in an amount up to 400% of the average daily trading volume for the ten (10) trading days immediately preceding the date the Draw Down Notice is delivered. GEM is not obligated to purchase any shares of Sonnet common stock which would result in GEM beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 4.99% of the number of common shares issued and outstanding of Sonnet. GEM will pay a purchase price per share equal to 90% of the average market closing price of the common stock during the ten consecutive trading days commencing with the first trading day on which a Draw Down Notice is delivered (the “Draw Down Pricing Period”).

GEM represented to Sonnet, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and Sonnet will rely upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder when issuing shares of its common stock under the GEM Agreement. Sonnet has agreed to file a Registration Statement with the SEC to register the shares of common stock to be issued to GEM pursuant to the GEM Agreement. The Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Sonnet has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Unless Sonnet informs GEM of an event resulting in a Materially Adverse Effect or Material Change in Ownership (all defined in the Purchase Agreement) GEM does not have the right to terminate the Purchase Agreement. The GEM Amendment provides for a one-time purchase of up to $6,000,000 of registered shares of common stock of Sonnet upon the Effective Time (the “GEM Draw Down”). Such draw down will be credited against the Aggregate Limit. The GEM Amendment also provides for warrant coverage whereby GEM will receive a registered warrant that shall entitle GEM to purchase that number shares of common stock that it purchased in the draw down at a price of $0.01 per share.

165

BUSINESS of Sonnet

All references in this section to “Sonnet,” the “Company,” “we,” “us,” or “our” mean Sonnet BioTherapeutics, Inc., unless we state otherwise or the context otherwise indicates.

Overview

We are a clinical-stage biopharmaceutical company with a proprietary technology for developing novel biologic medicines we refer to as FHAB™ (Fully Human Albumin Binding). FHAB utilizes a fully human single chain antibody fragment (scFv) linked to either one or two therapeutic molecules capable of affecting single- or bi-specific mechanisms of action. The FHAB construct contains a domain that is designed to bind to and “hitch hike” on human serum albumin (HSA) for transport to tumors and sites of inflammation. This design potentiates drug accumulation in target tissues and extension of the duration of therapeutic activity in the body. FHAB development candidates are produced in a mammalian cell culture, which enables glycosylation, thereby reducing the risk of immunogenicity. Our pipeline includes cytokine-based immuno-oncology products and we believe our FHAB technology is well suited for future drug development across a range of human disease areas, including autoimmune, inflammatory, and hematological conditions.

Our current internal pipeline development activities are focused on cytokines, a class of cell signaling peptides that, among other important functions, serve as immunomodulatory agents with potent anti-cancer properties. Working both independently and synergistically, specific cytokines – interleukins - have shown the ability to modulate the activation and maturation of immune cells that fight cancer. However, because they do not preferentially accumulate at tumor sites and are quickly eliminated from the body, the conventional approach to achieving a treatment effect with cytokine therapy typically requires the administration of high and frequent doses. This results in low therapeutic efficacy accompanied by the potential for systemic toxicity, which poses challenges to the therapeutic application of this class of drugs in the cancer setting. We believe our FHAB technology offers a potential solution to this problem based on an in vivo study in a mouse melanoma model where FHAB significantly improved efficacy versus interleukin by itself due to targeted tumor accumulation and an enhanced therapeutic half-life.

We have a pipeline of therapeutic compounds focused on oncology indications of high unmet medical need.

●	SON-080, our lead product candidate, is a fully human version of low dose Interleukin-6 (IL-6) that has successfully completed Phase I clinical trials and, during 2020, we expect to advance to a pilot efficacy Phase II study in patients with chemotherapy-induced peripheral neuropathy (CIPN), a common side effect of antineoplastic cancer regimens.

●	SON-1010 (IL12- FHAB), our most advanced FHAB-derived compound, utilizes a fully human version of Interleukin-12 (IL-12) linked to FHAB. This compound is being developed for undisclosed solid tumor indications and is expected to enter a Phase I clinical trial in late 2020 or early 2021.

●	SON-1210 (IL15- FHAB-IL12), our first bi-specific construct, combines FHAB with IL-12 and fully human Interleukin-15 (IL-15). This compound is also being developed for undisclosed solid tumor indications and is expected to enter a Phase I clinical trial in 2021.

In our discovery pipeline, we are investigating:

●	SON-2014 (GMcSF- FHAB-IL18), a bi-specific combination of Granulocyte-Macrophage Colony Stimulating Factor (GM-CSF) and Interleukin-18 (IL-18) for undisclosed cancers; and

●	SON-3015 (anti-IL6- FHAB-anti-TGFβ), a bi-specific combination of anti-IL6 and anti-Tumor Growth Factor Beta for tumor and bone metastases.

166

Strategy

Our goal is to rapidly advance our pipeline and leverage our therapeutic FHAB platform to become a leader in the discovery, development and commercialization of biologic drugs.

Advance our lead product candidate, SON-080, through clinical development: SON-080 is a fully human version of low dose Interleukin-6 (IL-6) being studied for Chemotherapy-Induced Peripheral Neuropathy (CIPN). SON-080 has successfully completed Phase I clinical trials and we expect to initiate a pilot efficacy Phase II study in CIPN patients during 2020.

FHAB program advancement: Preparation is underway to take SON-1010 into Phase I clinical testing in late 2020 or early 2021 followed by SON-1210 in 2021. Our goal is to advance two discovery assets per year into preclinical development, including SON-2014 and SON-3015, in 2020. We also plan to disclose two additional discovery assets in 2020.

Manufacturing platform: Sonnet products are produced using an industry standard mammalian cell (Chinese Hamster Ovary/CHO) production platform that allows for rapid scale-up and commercial manufacturing using a standard commercial manufacturing process. The mammalian cell culture system enables glycosylation, thereby reducing the risk of immunogenicity for our products.

Regulatory strategy: We believe that Sonnet’s assets are truly unique and represent potential breakthroughs in cancer treatment. We will endeavor to seek breakthrough therapy designation with regulatory agencies, which could potentially lead to accelerated clinical development timelines.

Pipeline licensing opportunities: We are pursuing partnering opportunities with leading biopharmaceutical companies for the development and commercialization of our pipeline assets.

FHAB technology expansion: Sonnet is exploring FHAB technology licenses with external partners interested in expanding its therapeutic deployment, which we believe could lead to the platform’s application to modalities such as in other immunological areas, vaccines, antibody drug conjugates and as a supplement to chimeric antigen receptor (CAR) T-cell technology. Provisional patents have been filed to secure exclusivity with FHAB in these fields.

The FHAB Technology

Our proprietary FHAB technology was engineered to address several important shortcomings of existing approaches to biopharmaceutical drug development. We designed FHAB as a plug-and-play, modular construct for innovating new chemical entities that does not need to be reconfigured for different therapeutic payloads. As is the case with all biologic drugs, dose level and frequency of administration are critical variables that oftentimes present as barriers to the development process. After injection, large molecule therapeutics, including peptides, proteins, fusion proteins, antibodies and the like, must remain intact and be capable of reaching their designated targets inside the body, without exceeding specific toxicity thresholds. Finally, they must also be produced using commercially attractive means.

At the core of Sonnet’s platform is our ability to effectively harness human serum albumin (HSA) as a therapeutic shuttling molecule. HSA is naturally present in the bloodstream and the predominant protein in blood plasma. Albumin is a major source of energy for inflamed, hypermetabolic tissues, including tumors. Due to the active need for nutrients, cancer cells overexpress albumin-binding proteins such as SPARC (Secreted Protein Acidic and Rich in Cysteine) and gp60 (Albondin glycoprotein).

Derived from the XOMA phage display library, Sonnet’s FHAB contains a fully human single chain antibody fragment (scFv) that binds HSA at Domain 2. FHAB has demonstrated a high binding affinity to serum albumin across species (human, mouse and cynomolgus monkey), with little-to-no immunogenicity, and retains the benefits of neonatal FcRn-mediated recycling of albumin for extending serum half-life by up to four weeks. Unlike monoclonal antibodies (mAbs), this binding occurs without invoking ADDC (antibody-dependent cellular cytotoxicity) and CDC (complement-dependent cytotoxicity). The FHAB construct physically binds serum albumin through an ionic, hydrophobic mechanism, which offers a distinct advantage over technologies that rely on chemical, covalent binding. Once broken, a covalent bond cannot reform, whereas Sonnet’s FHAB is designed with the ability to bind, unbind and rebind to albumin. As albumin seeks albumin receptor gp60 and SPARC, FHAB leverages innate biological mechanisms for targeted delivery of the therapeutic payload to the tumor microenvironment.

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Another unique advantage of Sonnet’s FHAB is its linker design. Used for attaching one or two large molecule therapeutic payloads, for single- or bi-specific activity, our G4S (glycine, serine) peptide linkers are flexible, while being long enough to prevent steric hindrance, and can assume a rod-like configuration for enhanced penetration of tight tissue matrixes. In addition to maintaining distance between the therapeutic functional domains, Sonnet linkers are fully human and non-immunogenic across the linker structure, including at the payload binding region. In bi-specific constructs, the orientation of the therapeutic payloads can be manipulated to optimize efficacy.

As a final key design component, FHAB is produced in mammalian cell culture, specifically Chinese Hamster Ovary (CHO) cells, which enables glycosylation for reducing or eliminating immunogenicity. Using CHO, we have created several different genetic fusion constructs with various low molecular weight therapeutic proteins (e.g., recombinant cytokines such as IL-12, IL-15, IL-18, anti-IL-6 and anti-TGFβ). Recombinant therapeutic proteins, including cytokines, have shown great potential as cancer treatments, but lack tumor specificity, which can lead to toxicity. Due to their small (<50kDa) size, cytokines also suffer from a shorter circulation half-life (minutes-to-hours versus 21 days) versus monoclonal antibodies. In mouse models, these FHAB-derived compounds have demonstrated substantially greater serum half-lives, improved tumor accumulation and significantly enhanced efficacy when compared to their respective naked recombinant cytokines.

In summary, our FHAB technology underpins a modular, versatile scaffold that can be customized to yield a broad array of multi-targeted therapeutic candidates. Relative to existing albumin binding technologies, FHAB is differentiated by possessing a linear, rod-like shape designed for better target tissue penetration, a fully human design to reduce immunogenicity, mammalian glycosylation for reduced toxicity and FcRn binding for longer serum half-life. Importantly, FHAB-derived therapeutics have the potential for targeted delivery, reduced toxicity and wider therapeutic windows, with the added benefit of utilizing a tailored single- or bi-specific mechanism of action.

Applicability of FHAB Technology beyond Oncology:

Immunotherapy: We believe that our FHAB technology can be effectively used to deliver immunotherapy drugs to stressed tissues while also increasing half-life of those therapeutics. Further, we believe the FHAB construct enables to deployment of two synergistic immunotherapy targets simultaneously, which could open new strategies to immunotherapy developers.

Drug Conjugation: With the FHAB technology, drug developers can conjugate a variety of drugs to the FHAB scaffold (via chemical linkage to either end of the scFv) while also attaching a biologic to the other end. We believe this may help drug makers achieve better tumor penetration and half-life for a wide variety of therapeutics.

Vaccines: Vaccine developers are seeking to improve vaccine efficiency by conjugating vaccines to natural carriers, such as albumin. We believe the FHAB platform, with its modular scaffold structure, could be an efficient vehicle for delivering vaccines to lymph nodes, improving penetration and presentation, and extending half-life.

CAR T-Cell Therapy: CAR T-cell therapy involves genetically modifying a patient’s own T cells to recognize cancer cells for more effectively targeting and killing tumors. We believe targeted Sonnet constructs utilizing interleukins could be systemically co-administered to enhance CAR T-cell efficacy.

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Pipeline Overview

The following table summarizes key information about our pipeline programs with focus on Cytokines:

SON-080

Through our pipeline discovery efforts, we have identified Interleukin-6 (IL-6) as a cytokine with important biological properties when delivered both as a standalone molecule, as well as when jointly inhibited in a bi-specific combination with anti-TGFβ, using our FHAB technology. Our lead clinical stage asset, SON-080, is a fully human version of low dose IL-6 manufactured in Chinese Hamster Ovary (CHO) cells. SON-080 has successfully completed Phase I clinical trials and will advance to the next stage of development in chemotherapy-induced peripheral neuropathy (CIPN), a common side effect of treatment with antineoplastic agents in cancer. CIPN is a debilitating condition that manifests itself as pain, numbness and tingling in the extremities. It has been reported in as many as 70% of patients undergoing specific cancer regimens and is a leading cause of patients prematurely aborting chemotherapy. We believe SON-080 has disease-modifying characteristics with the potential to repair damaged nerves, thereby alleviating multiple clinical symptoms of the condition. We are planning discussion with regulatory authorities to finalize the design of a pilot efficacy study in patients with CIPN.

We believe that SON-080 can potentially regenerate damaged nerves, thereby addressing not only the pain-related symptoms, but also the profound discomfort and motor disability CIPN patients often experience. In the nervous system, IL-6 has exhibited neurotrophic-like properties, inducing anti-apoptotic gene expression, protecting neurons from toxic injuries and promoting nerve regeneration and remyelination. In preclinical models of neuropathy, SON-080 has demonstrated an ability to elicit nerve regrowth and to re-establish both normal nerve function (Figure 2) and sensations (Figure 3) in various preclinical models of CIPN induced by cisplatin, taxol or vincristine. Benefits from treatment with SON-080 were also observed in preclinical models of Type 2 diabetic neuropathy and other diseases of the nervous system or other organs. This broad activity suggests that the SON-080 mechanism of action is not restricted to a given class of chemotherapeutic drugs but elicits a universal neuroprotective-neurorestorative response. Additionally, SON-080 elicited preventive and curative activity on neuropathies (Figure 3) . This opens up the possibility of also treating cancer survivors who still suffer from neuropathies, a population representing between 10% and 60% of the 14 million cancer survivors in the US.

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Figure 2: Therapeutic effect of SON-080 (IL-6) on neuropathy induced by taxol or cisplatin in rats measured at the histological (IENFD) or physiological (SNCV) levels.

Figure 3: SON-080 (IL-6) acts as both preventive and curative treatments to restore normal sensitivity (here behavioral response to hot stimulus in cisplatin-induced peripheral neuropathy).

SON-080 has completed Phase I studies in 214 cancer patients who received subcutaneous doses ranging from 0.25 to 32 µg/kg daily, or thrice weekly. In these trials, where solid tumor cancers presented in more than 75% of the patients treated, the cumulative doses of IL-6 averaged in the 8000 μg range (122 – 54880 μg), and the mean duration of treatment equaled 28 days. One of the trials covered six chemotherapy cycles, with an IL-6 treatment period extending up to 203 days. In none of these trials was an exacerbation of either cancer or neuropathy observed.

The maximum tolerated dose (MTD) of SON-080 was determined in four studies by means of cohort dose escalations of sequential SON-080 dose groups utilizing established common toxicity criteria. When administered daily, the MTD following subcutaneous injection was determined to be between 3 and 8 μg/kg. When given thrice weekly, the MTD was estimated to be > 10 μg/kg. The most clinically relevant apparent toxicities that defined the treatment-limiting dose in these studies were flu-like symptoms and neurocortical toxicity manifested by somnolence, restlessness, confusion, hallucination, and disorientation.

These data form the basis of our forthcoming clinical trials in CIPN, where dosing is expected to be significantly below MTD, as supported by our pre-clinical studies. For comparison, our target dose will provide a cumulative dose that is 25 times below the mean cumulative dose reached for similar period dosing. We also believe SON-080 has significant potential for treating other neuropathies including diabetic neuropathy, as well as potentially other diseases of the nervous system, and we are currently evaluating forward development paths for these opportunities.

SON-1010

Interleukin 12 (IL-12) is a circulating cytokine that exerts multiple potent effects on innate and adaptive immunity. These immune functions are critical in attacking cancer. IL-12 is a heterodimeric cytokine produced by dendritic cells, monocytes and macrophages, also known as antigen presenting cells (APC’s). IL-12 induces interferon-gamma (IFN-ɣ) secretion by T cells and natural killer (NK) cells, promotes the expansion and survival of activated T-cells and NK cells, supplements the cytolytic activity of cytotoxic T cells, supports the differentiation of Th1 helper effector cells and enhances antibody dependent cellular cytotoxicity (ADCC) against tumor cells. IL-12 stimulates in vitro anti-tumor activity of lymphocytes from patients with cancer and in vivo anti-tumor activity in murine tumor models of melanoma, colon carcinoma, mammary carcinoma and sarcoma.

IL-12 exhibits numerous anti-tumor properties:

●	Increases production of IFN-ɣ, the most potent mediator of IL-12 actions from NK and T cells
●	Stimulates of growth and cytotoxicity of activated NK cells, CD8+ and CD4+ T cells
●	Shifts differentiation of CD4+ Th0 cells toward the Th1 phenotype
●	Enhances ADCC against tumor cells
●	Activation of cells producing IFN- ɣ and other stimulatory cytokines
●	Increases IL15Rα receptor.

SON-1010 has demonstrated a significant reduction in tumor growth in a mouse model of melanoma compared to IL-12 without FHAB (naked/standalone IL-12). Figure 4 below illustrates SON-1010’s 30-to-50-fold improvement in tumor reduction compared to standalone IL-12 WT (wild type).

Furthermore, in the same model, SON-1010 achieved greater tumor accumulation and remained in the serum, spleen and tumor significantly longer than IL-12 WT without FHAB, potentially enabling less frequent administration and at lower doses.

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Figure 4: IL-12 (1µg) and IL12-FHAB (1.3µg) are molar equivalent and have similar bioactivity, in vitro; however, in vivo, IL12-FHAB is approximately 30-fold more potent than IL-12 (at day 10, 1.3µg IL12-FHAB > IL-12 30µg).

In another preclinical study using a B16G tumor model, SON-1010 demonstrated a improved dose response versus standalone IL-12 WT, along with increased survival duration (Figures 5 and 6).

Results from this study clearly show SON-1010 as being more effective at reducing tumor volume and extending survivability than standalone IL-12 WT.

Figure 5: Analysis of tumor volumes shows dose-dependent decreases in tumors in both IL-12 WT and IL12-FHAB-treated mice, as compared to vehicle control. IL12-FHAB-treated mice showed large, statistically significant decreases in tumor volumes when analyzed against equimolar-dosed, IL-12 WT-treated mice. Results show IL-12 anti-tumor activity is markedly enhanced with the extension of serum half-life by FHAB linkage.

Figure 6 below Kaplan-Meier curves were used to estimate the in vivo efficacy of SON-1010. These data illustrate that the percent rate decrease in tumor growth (Figure 5) correlates with an increase in survival time (Figure 6). The slower growth of tumors in animals treated with SON-1010 correlates with a longer survival time, as compared to more rapid tumor growth observed with naked IL-12 WT treatment.

Survivability at the lowest doses of SON-1010 (3µg) was equivalent to the highest dose of naked IL-12 WT (30µg). All doses of SON-1010 showed a 50% survival increase over vehicle at 14 and 17.5 days.

Figure 6: Kaplan-Meier evaluation of mouse B16F tumor survivability shows a marked increase in survival with IL12-FHAB treatment. Doses of 10µg and 20µg of standalone IL-12 WT exhibited 50% survival at 2 and 4 days over vehicle control (10 days). All doses of IL12-FHAB showed 50% survival over vehicle at 14 and 17.5 days. Survivability at the lowest doses of IL12-FHAB were equivalent to highest dose standalone IL-12.

SON-1010 has been successfully manufactured using a CHO production platform and is progressing into other pre-clinical studies, including GLP-toxicity during the first half of 2020.

SON-1210

SON-1210 is an innovative bi-specific combination of IL-12 and IL-15 conjugated to FHAB. These cytokines were selected based on synergistic biologic activity.

IL-15 acts through its specific receptor, IL15Rα, which is expressed on antigen-presenting dendritic cells (APC), monocytes and macrophages. In addition to the anti-tumor properties of IL-12 described above, IL-15 adds the following complementary properties:

●	Induces differentiation and proliferation of T, B and natural killer (NK) cells
●	Enhances cytolytic activity of CD8+ T cells
●	Induces long-lasting CD8+ memory T cells enhancing immune surveillance against cancer for month/years
●	Stimulates differentiation and immunoglobulin synthesis by B cells
●	Induces maturation of dendritic cells
●	Up regulates IL12b1 receptor expression

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Summary Enhanced Reciprocal Biologic Activity:

●	IL12: Increases IL15Rα receptor, IFNɣ, NK/T cells, TH1 (tumor killing) and decreases Treg
●	IL15: Increases IL12beta 1 receptor, NK cells, CD8 memory and decreases apoptosis

Figure 7 above illustrates enhanced reduction in tumor growth with SON-1210 compared to IL-12 and IL-15 without FHAB (in mice model of melanoma). SON-1210 is expected to initiate Non-GLP Toxicity study in 2020.

As shown in Figure 8, the combination of IL-12 and IL-15 with FHAB had a synergistic effect leading to improved efficacy as compared with IL12-FHAB. IL15-FHAB-IL12 produced a greater reduction in tumor volume than the molar equivalent dose of IL12-FHAB.

Discovery Assets: SON-2014 (GMCSF- FHAB-IL18) and SON 3015 (AntiIL6- FHAB-Anti TGFβ)

GM-CSF (granulocyte-macrophage colony-stimulating factor) increases the capacity of dendritic cells (DC) and antigen presenting cells (APC) to process and present cancer antigens to naive T-cells, leading to activation of cytotoxic T-cells. GM-CSF sargramostim has been shown to boost the function of PD-1 inhibitors in melanoma patients increasing overall survival. IL-18 decreases IL-10 expression which is immune suppressive and increases IL12 & IL2 receptor. IL18 increases CXCL9 and CXCL10 expression which increases TH1, NK & CD8 and T-cells infiltrating into tumors.

TGF-β1/IL-6 biology is a significant predictor in overall survival in cancer and combine-targeting IL6 and TGF-β1 signaling may represent a promising treatment strategy for many cancers. A new therapeutic rationale for inhibiting cancer metastasis using one construct with anti-IL-6 and anti-TGFβ linked to FHAB should increase clinical efficacy. TGFβ is released from degraded bone, and enhance IL-6 production, contributing to the vicious circle of bone metastasis. The FcRn high expression in the bone environment would result in the dual construct antiIL6- FHAB-antiTGFb accumulation in the bone and increase efficacy in blocking bone metastasis and multiple myeloma. The mechanism of action of anti IL6 & anti TGFb can synergistically work together in reducing tumor and bone metastasis used in combination with other proven current approved therapies. SON-214 and SON-3015 are expected to enter pre-clinical testing in 2020.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, development experience and scientific knowledge provide us with competitive advantages, we face potential competition from many different sources, including large pharmaceutical and biotechnology companies, academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing and commercialization of cancer immunotherapies. Any product candidates that we successfully develop and commercialize will compete with new immunotherapies that may become available in the future.

We compete in the segments of the pharmaceutical, biotechnology and other related markets that develop immuno-oncology treatments. There are many other companies that have commercialized and/or are developing immuno-oncology treatments for cancer including large pharmaceutical and biotechnology companies, such as Amgen, AstraZeneca/MedImmune, Bristol-Myers Squibb, Merck, Novartis, Pfizer and Roche/Genentech.

We face significant competition from pharmaceutical and biotechnology companies that target the use of specific cytokines or other large molecules as immunomodulating therapies in the cancer setting. These generally include, single- or bi-specific antibodies, fusion proteins, antibody drug conjugates and targeted vaccines.

With respect to our lead product candidate, SON-080, we are aware of other companies developing products to treat CIPN, including but not limited to Apexian Pharmaceuticals, Inc., Aphios Corporation, Asahi Kasei Corporation, MundiPharma EDO and Regenacy Pharmaceuticals, Inc; however, we believe we are the only company studying the use of a disease-modifying cytokine for the indication.

With respect to our first FHAB-derived candidate, SON-1010, we are aware of other competing IL-12 programs, which include, but are not limited to those being developed by Celsion Corporation, Eli Lilly, Inovio Pharmaceuticals, Inc., Intrexon Corporation and OncoSec Medical. We believe that our FHAB integrated IL-12 is tumor-targeted with an enhanced pK profile that differentiates it from the competition.

With respect to our earlier stage pipeline FHAB product candidates SON-1210, SON-2014 and SON-3105, we are not aware of any other competing companies working on these specific bi-specific programs.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and enrolling subjects for our clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We could see a reduction or elimination of our commercial opportunity if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we or our collaborators may develop. Our competitors also may obtain FDA or foreign regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the effectiveness of companion diagnostics, if required, the level of biosimilar or generic competition and the availability of reimbursement from government and other third-party payors.

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Manufacturing

Sonnet relies on contract manufacturing organizations, or CMOs, to produce its drug candidates in accordance with the FDA’s current Good Manufacturing Practices, or cGMP, regulations for use in Sonnet’s clinical trials. The manufacture of pharmaceuticals is subject to extensive cGMP regulations, which impose various procedural and documentation requirements and govern all areas of record keeping, production processes and controls, personnel and quality control. Sonnet’s pipeline molecules, are manufactured using the standard industrial Chinese Hamster Overy (CHO) platform using common bio-chemical engineering from readily available raw materials.

To meet Sonnet’s projected needs for clinical supplies to support its activities through regulatory approval and commercial manufacturing, the CMOs with whom Sonnet currently works will need to increase the scale of production or Sonnet will need to secure alternate suppliers. Sonnet believes that there are multiple potential sources for its contract manufacturing, but Sonnet has not engaged alternate suppliers in the event that its current CMOs are unable to scale production. Sonnet’s relationships with CMOs are managed by internal personnel with extensive experience in pharmaceutical development and manufacturing.

If Sonnet is unable to obtain sufficient quantities of drug candidates or receive raw materials in a timely manner, Sonnet could be required to delay its ongoing clinical trials and seek alternative manufacturers, which would be costly and time-consuming.

License and Other Commercial Arrangements

XOMA

Sonnet (as successor-in-interest to Oncobiologics, Inc. (“Oncobiologics”), after Oncobiologics spun-off certain assets into Sonnet and concurrently distributed all of its shares in Sonnet on a pro rata basis to Oncobiologics’s stockholders on April 6, 2015) and XOMA (US) LLC (“XOMA”) are party to a Discovery Collaboration Agreement, dated July 23, 2012 and an Amendment of Discovery Collaboration Agreement, dated May 7, 2019 (together, the “Collaboration Agreement”) pursuant to which XOMA granted to Sonnet a non-exclusive, non-transferrable license and/or right to use certain materials, technologies and related information related to discovery, optimization and development of antibodies and related proteins and to develop and commercialize products thereunder (each, a “Product”). Sonnet is obligated to make contingent milestone payments to XOMA totaling $3.75 million on a Product-by-Product basis upon the achievement of certain development and approval milestones related to a Product. Sonnet has also agreed to pay XOMA low single-digit royalties on net sales of Products sold by Sonnet. Royalties on each Product are payable on a country-by-country basis until the later of (i) a specified period of time after the First Commercial Sale (as defined in the Collaboration Agreement), and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the Collaboration Agreement. In addition, Sonnet has the right to reduce the rate of the royalty on a Product-by-Product basis by paying XOMA a specified amount. The Collaboration Agreement may be terminated by either party for cause and contains customary indemnification provisions.

Relief

On August 9, 2019, Sonnet executed a Share Exchange Agreement with Relief Therapeutics Holding SA (“Relief Holding”), in which Sonnet agreed to acquire the outstanding shares of Relief Therapeutics SA (“Relief”), a wholly-owned subsidiary of Relief Holding, in exchange for issuing 7,111,947 shares of Sonnet Common Stock to Relief Holding. The Share Exchange Agreement contains customary representations, warranties, and agreements, indemnification rights and obligations of the parties thereto. The closing of the transaction contemplated by the Share Exchange Agreement is expected to occur immediately prior to the Merger and is subject to certain customary closing conditions.

ARES

On August 28, 2015, Relief, at the time a privately-held biotechnology company signed a License Agreement (the “ARES License Agreement”) with Ares Trading, a wholly-owned subsidiary of Merck KGaA (“ARES”). Under the terms of the ARES License Agreement, ARES has granted Relief a sublicensable, exclusive, worldwide, royalty-bearing license on proprietary patents to research, develop, use and commercialize products (each, a “Product”) using atexakin alfa (“Atexakin”), a low dose formulation of human interleukin-6 in peripheral neuropathies and vascular complications. Three patents are included in the ARES License Agreement that protect the use of Atexakin to treat i) diabetic neuropathy, ii) chemotherapy-induced peripheral neuropathy and iii) vascular complications.

Pursuant to the ARES License Agreement, Relief has agreed to pay ARES high single-digit royalties on net sales of Products sold by Relief. Royalties are payable on a Product-by-Product and country-by-country basis until the later of (i) a specified period of time after the First Commercial Sale (as defined in the ARES License Agreement) in such country, and (ii) the last date on which such product is covered by a valid claim in such country. If a Product is not covered by a valid claim in a country or such valid claim has expired or been invalidated before the twelfth (12th) anniversary of the date of the First Commercial Sale of such Product in such country, then the royalty rate will be reduced by fifty percent (50%). The ARES License Agreement may be terminated by Relief for convenience at any time or by either party upon a breach by the other party. The License agreement contains customary indemnification provisions.

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GEM

Sonnet entered into a Common Stock Purchase Agreement with GEM Global Yield Fund LLC SCS (“GEM”) on August 6, 2019 (“the Purchase Agreement”). The GEM Agreement was further amended on September 25, 2019 by an Amendment to Common Stock Purchase Agreement (the “GEM Amendment” and together with the Purchase Agreement, the “GEM Agreement”). The rights and obligations under the GEM Agreement are expected to be assigned to Chanticleer prior to the Effective Time, and Chanticleer will assume all obligations thereunder. Pursuant to the GEM Agreement, GEM agreed to purchase up to $100,000,000 of Sonnet’s common stock (the “Aggregate Limit”) over a three-year period commencing on the date the Purchase Agreement was executed (the “Investment Period”); provided that during any period when Sonnet’s public float is less than $75,000,000, the Aggregate Limit will instead be equal to one-third of the amount of Sonnet’s public float over any consecutive 12-month period. Under the GEM Agreement, during the Investment Period, Sonnet may, by delivering a Draw Down Notice (as defined in the Purchase Agreement”) direct GEM to purchase shares of Sonnet common stock in an amount up to 400% of the average daily trading volume for the ten (10) trading days immediately preceding the date the Draw Down Notice is delivered. GEM is not obligated to purchase any shares of Sonnet common stock which would result in GEM beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 4.99% of the number of common shares issued and outstanding of Sonnet. GEM will pay a purchase price per share equal to 90% of the average market closing price of the common stock during the ten consecutive trading days commencing with the first trading day on which a Draw Down Notice is delivered (the “Draw Down Pricing Period”).

GEM represented to Sonnet, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and Sonnet will rely upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder when issuing shares of its common stock under the GEM Agreement. Sonnet has agreed to file a Registration Statement with the SEC to register the shares of common stock to be issued to GEM pursuant to the GEM Agreement. The Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Sonnet has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Unless Sonnet informs GEM of an event resulting in a Materially Adverse Effect or Material Change in Ownership (all defined in the Purchase Agreement) GEM does not have the right to terminate the Purchase Agreement. The GEM Amendment provides for a one-time purchase of up to $6,000,000 of registered shares of common stock of Sonnet upon the Effective Time (the “GEM Draw Down”). Such draw down will be credited against the Aggregate Limit. The GEM Amendment also provides for warrant coverage whereby GEM will receive a registered warrant that shall entitle GEM to purchase that number shares of common stock that it purchased in the draw down at a price of $0.01 per share.

Intellectual Property

We have filed patent applications directed to fusion proteins that include the Fully Human Albumin Albumin Binding Domain (FHAB). If granted, the resulting patents would expire on dates ranging from 2038 to 2040, subject to extension under certain circumstances. The patent application filings include:

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WO/2018/151868 – This application is directed to Fully Human Albumin Albumin Binding Domain (FHAB)-fusion proteins, including IL-12-FHAB, IL-15-FHAB, IL12-FHAB-IL15, GMcSF-FHAB-IL18, and anti-TGFβ-FHAB fusion proteins; and methods of treatments using such FHAB fusion proteins.

	○	Due to a combination of the USPTO Electronic Filing System being unavailable and a private courier mistake, Sonnet’s US and PCT applications WO/2018/151868, respectively, received a filing date four days after the one year priority date of the provisional applications, resulting in a potential loss of priority claim to the provisional filing date. A request to restore priority was granted in the USPTO and the PCT on the basis of that the failure to timely file was “unintentional”. Sonnet then filed national phase applications in Australia, Brazil, Canada, China, Europe, India, Japan, New Zealand and Russia. New Zealand and Russia accepted the PCT restoration. However, due to differences in the PCT rules and certain national phase rules, restoration of priority was denied in Canada and China. Additionally, Brazil, Europe, India and Japan allow priority restoration under a more rigorous “due care” standard, and such restoration procedures are pending in these jurisdictions. We believe that priority should be restored in Brazil, Europe, India and Japan, but this is not guaranteed.

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○	Sonnet published two abstracts in the October and November of 2017, in the year preceding the PCT filing; see http://sonnetbio.com/publications/. These disclosures are of no import in countries where the priority has been or will be restored. In Canada, the loss of priority is mitigated as it relates to these disclosures, as Canada has a year grace period for inventor disclosures. We also believe that the effect of these narrow disclosures is limited in China. If priority is not restored in Brazil, Europe, India and Japan, these disclosures will be prior art to the application. Additionally, if priority is not restored, such as in Canada and China, it is possible that there is relevant prior art of which we are currently unaware that was published during the priority year that could affect the scope and content of possible patent claims in the affected countries in ways that are unforeseen.

●	US provisional application directed to anti-IL6-FHAB fusion proteins, including anti-IL6-FHAB, anti-IL6-FHAB-anti-TGFβ, and anti-IL6-FHAB-anti-IL8 fusion proteins; and methods of treatments using such fusion proteins.

●	US provisional application directed to cytokine-FHAB fusion protein/Chimeric Antigen Receptor (CAR)-T cell combination therapies.

●	US provisional application directed to FHAB-drug conjugates; and methods of treatments using such conjugates.

●	US provisional application directed to FHAB-antigen conjugates; and methods of treatments using such conjugates.

As of October 31, 2019, Sonnet had about 30 employees, consultants, outsourced researchers and contractors engaged full-time or part-time.

The Company leases office space under various operating leases with terms of one year or less and expiring through May 2020. Rent expense related to the Company’s operating leases were $60,263 and $57,557 for the years ended September 30, 2019 and 2018, respectively.

Government Regulation

The research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products, including biological products, are extensively regulated by government authorities in the United States, at the federal, state and local level, and other countries and jurisdictions. Some jurisdictions also regulate the pricing of pharmaceutical products. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Licensure and Regulation of Biologics in the United States

In the United States, biological products, or biologics, are regulated under the Public Health Service Act, or PHSA, and the Federal Food, Drug, and Cosmetic Act, or FDCA, and their implementing regulations. The failure to comply with the applicable requirements at any time during the product development process may subject an applicant to delays in the conduct of a study, regulatory review and approval, and/or administrative or judicial sanctions. These sanctions may include, without limitation, the FDA’s refusal to allow an applicant to proceed with clinical testing, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, product recalls, product seizures, suspension of production or distribution, injunctions, fines, investigations and civil and criminal penalties. Biological product candidates must be granted a biological license by the FDA before they may be legally marketed in the United States.

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The process required by the FDA to obtain a biological license in the United States generally involves the following:

●	Completion of extensive nonclinical, or preclinical, laboratory tests and preclinical animal trials and applicable requirements for the humane use of laboratory animals and formulation studies in accordance with applicable regulations, including good laboratory practices, or GLPs;

●	Submission to the FDA of an investigational new drug, or IND, application prior to initiation of any human clinical trials. Permission to proceed must be received before the beginning of such trials;

●	Performance of adequate and well-controlled human clinical trials to establish the safety, potency and purity of the product candidate for each proposed indication, in accordance with the FDA’s regulation generally referred to as the good clinical practices, or GCP and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed biological product for its intended use. The FDA may also impose clinical holds on biological product candidate at any time before or during our clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA;

●	Preparation and submission to the FDA of a Biologic License Application, or BLA, for a biologic product requesting marketing for one or more proposed indications, including submission of detailed information on the manufacture and composition of the product in clinical development and proposed labeling;

●	Review of the product by an FDA advisory committee, as determined by the FDA review division;

●	Satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities, including those of third parties, at which the product, or components thereof, are produced to assess compliance with current Good Manufacturing Practices, or cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

●	Satisfactory completion of one or more FDA audits of the clinical study sites to assure compliance with GCPs, and the integrity of clinical data in support of the BLA;

●	Payment of user fees and securing FDA approval of the BLA and licensure of the new biologic product;

●	Compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy, or REMS, and any post-approval studies required by the FDA.

Nonclinical Studies and Investigational New Drug Application

Each product candidate must undergo nonclinical testing before testing in humans. These tests include laboratory evaluations of product chemistry, formulation and stability, as well as animal studies to evaluate the potential for activity and toxicity and must be conducted in compliance with applicable regulations. The results of the nonclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. The IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about the product or conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns before the clinical trial can begin.

Submission of the IND may result in the FDA not allowing the trial to commence or on the terms originally specified by the sponsor in the IND. If the FDA raises concerns or questions, it may choose to impose clinical holds on biological product candidates at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and only under terms authorized by the FDA.

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Human Clinical Trials in Support of a BLA

Clinical trials involve the administration of the investigational product candidate to healthy volunteers or patients with the disease to be treated under the supervision of a qualified principal investigator in accordance with GCP requirements. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. A sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of the BLA so long as the clinical trial is well-designed and well-conducted in accordance with GCP, including review and approval by an independent ethics committee, and the FDA is able to validate the study data through an onsite inspection, if necessary.

Further, each clinical trial must be reviewed and approved by an institutional review board, or IRB, either centrally or individually at each institution at which the clinical trial will be conducted or, for trials conducted outside of the United States, by an independent ethics committee referred to above. The IRB will consider, among other things, clinical trial design, patient informed consent, ethical factors and the safety of human subjects. An IRB must operate in compliance with FDA regulations. The FDA, IRB, or the clinical trial sponsor may suspend or discontinue a clinical trial at any time for various reasons, including a finding that the clinical trial is not being conducted in accordance with FDA requirements or the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive GCP rules and the requirements for informed consent. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group may recommend continuation of the study as planned, changes in study conduct, or cessation of the study at designated check points based on access to certain data from the study.

Clinical trials typically are conducted in three sequential phases that may overlap or be combined. Additional studies may be required after approval.

●	Phase 1: the biological product candidate is initially introduced into healthy human volunteers and tested for safety. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients, such as cancer patients.

●	Phase 2: the biological product candidate is evaluated in a limited patient population to identify possible adverse effects and safety risks, preliminary evaluate the efficacy of the product for specific targeted diseases and determine dosage tolerance, optimal dosage and dosing schedule.

●	Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency and safety in an expanded patient population and geographically dispersed clinical study sites. These trials are intended to establish the overall risk/benefit ratio of the product and provide adequate basis for product labelling.

●	Phase 4: post-approval clinical trials, or Phase 4 clinical trials, may be conducted after initial marketing approval. They provide additional experience for the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase 4 clinical trial requirement or to request a change in the product labeling. Failure to exhibit due diligence with regard to conducting required Phase 4 clinical trials could result in withdrawal of approval for products.

Compliance with cGMP Requirements

Before approving a BLA, the FDA will typically inspect the facility(ies) where the product is manufactured to ensure full compliance of the manufacturing processes and facilities with cGMP requirements and consistent production with required specifications. Manufacturers and others involved in the manufacture and distribution of products must also register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Any product manufactured by or imported from a facility that has not registered is deemed misbranded under the FDCA. Establishments may be subject to periodic unannounced inspections by government authorities. Manufacturers may have to provide records regarding their establishments.

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Review and Approval of a BLA

Results of product candidate development, nonclinical testing and clinical trials are submitted to the FDA as part of a BLA requesting a license to market the product. The BLA must contain extensive and detailed information on the manufacturing and composition of the product and proposed labeling as well as payment of a user fee. The FDA has 60 days after submission of the application to conduct an initial review to determine whether the BLA is sufficient to accept for filing. Once the submission has been accepted for filing, the FDA begins its in-depth review. The FDA has twelve months in which to complete its initial review of a standard application (or six months for a priority review) and respond to the applicant. The FDA does not always meet its goal dates and the review process may be significantly extended by FDA requests for additional information or clarification. The review process and the goal date may be extended by three months if the FDA requests or if the applicant otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the goal date.

On the basis of the FDA’s evaluation of the application and accompanying information, the FDA may issue an approval letter, denial letter, or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. Under the PHSA, the FDA may approve a BLA if it determines that the product is safe, pure and potent and the facility where the product will be manufactured meets standards designed to ensure that it continues to be safe, pure and potent. If the application is not approved, the FDA may issue a complete response letter, which will contain the conditions that must be met in order to secure final approval of the application, and when possible will outline recommended actions the sponsor might take to obtain approval of the application. Sponsors that receive a complete response letter may submit to the FDA information that represents a complete response to the issues identified by the FDA. Such resubmissions are classified under the Prescription Drug User Fee Act, or PDUFA, as either Class 1 or Class 2, based on the information submitted by an applicant in response to an action letter. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has two months to review a Class 1 resubmission and six months to review a Class 2 resubmission. The FDA will not approve an application until issues identified in the complete response letter have been addressed. The FDA issues a denial letter if it determines that the establishment or product does not meet the agency’s requirements.

The FDA may also refer the application to an advisory committee for review, evaluation and non-binding recommendation as to whether the application should be approved. In particular, the FDA may refer applications for novel biologic products or biologic products that present difficult questions of safety or efficacy to an advisory committee.

If the FDA approves a new product, the FDA may limit its approved indications for use as well as require that contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may call for post-approval studies, including Phase 4 clinical trials, to further assess the product’s safety after approval. The FDA may also require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, to help ensure that the benefits of the product outweigh the potential risks. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Fast Track, Breakthrough Therapy and Priority Review Designations

The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are referred to as (i) fast track designation, (ii) breakthrough therapy designation and (iii) priority review designation.

●	Fast Track Review: The FDA may designate a product for fast track review if it is intended (alone or in combination with one or more other products) for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. Sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s application before the application is complete. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a fast track application does not begin until the last section of the application is submitted. Fast track designation may be withdrawn by the FDA.

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●	Breakthrough Therapy: A product may be designated as a breakthrough therapy and be eligible for expedited review if it is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to breakthrough therapies.

●	Priority Review: The FDA may designate a product for priority review if such product treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness when compared with other available therapies. This assessment is made by the FDA on a case-by-case basis. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from 10 to six months.

Accelerated Approval Pathway

The FDA may grant accelerated approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a product, such as an effect on IMM. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit.

The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

Post-Approval Regulation

Even if regulatory approval is granted, a marketed product is subject to continuing comprehensive requirements under federal, state and foreign laws and regulations, including requirements and restrictions regarding adverse event reporting, recordkeeping, marketing, and compliance with cGMP. Adverse events reported after approval of a drug can result in additional restrictions on the use of a marketed product or requirements for additional post-marketing studies or clinical trials.

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Maintaining substantial compliance with applicable federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of biological products continues after approval, particularly with respect to cGMP requirements. Biological product manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Manufacturers of our products are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Other post-approval requirements applicable to biological products include record-keeping requirements, reporting of adverse effects and reporting updated safety and efficacy information.

Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements relating to the manufacturer or promotion of an approved product may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as significant administrative, civil or criminal sanctions.

Orphan Drug Designation

Orphan drug designation in the United States is designed to encourage sponsors to develop products intended for rare diseases or conditions. In the United States, a rare disease or condition is statutorily defined as a condition that affects fewer than 200,000 individuals in the United States or that affects more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available the product for the disease or condition will be recovered from sales of the product in the United States.

Orphan drug designation qualifies a company for tax credits and market exclusivity for seven years following the date of the product’s marketing approval if granted by the FDA. An application for designation as an orphan product can be made any time prior to the filing of an application for approval to market the product. A product may be designated as an orphan drug by the FDA Office of Orphan Products Development, or OOPD, based on an acceptable application. The product must then go through the review and approval process like any other product. Orphan drug designations may be revoked based on a change in the incidence of the disease.

A sponsor may request orphan drug designation of a previously unapproved product or a new orphan indication for an already marketed product. In addition, a sponsor of a product that is otherwise the same product as an already approved orphan drug may seek and obtain orphan drug designation for the subsequent product for the same rare disease or condition if it can present a plausible hypothesis that its product may be clinically superior to the first drug. More than one sponsor may receive orphan drug designation for the same product for the same rare disease or condition, but each sponsor seeking orphan drug designation must file a complete request for designation.

The period of exclusivity begins on the date that the marketing application is approved by the FDA and applies only to the indication for which the product has been designated. The FDA may approve a second application for the same product for a different use or a second application for a clinically superior version of the product for the same use. The FDA cannot, however, approve the same product made by another manufacturer for the same indication during the market exclusivity period unless it has the consent of the sponsor or the sponsor is unable to provide sufficient quantities.

Pediatric Research

Under the Pediatric Research Equity Act, certain applications for approval must include an assessment, generally based on clinical study data, of the safety and effectiveness of the subject drug in relevant pediatric populations. The FDA may waive or defer the requirement for a pediatric assessment, either at the company’s request or by the FDA’s initiative. The FDA may determine that a Risk Evaluation and Mitigation Strategy are necessary to ensure that the benefits of a new product outweigh its risks. REMS may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the drug, depending on what the FDA considers necessary for the safe use of the drug. Sponsors are required to submit an initial pediatric study plan to their IND after their end-of-phase 2 meeting with the FDA

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Regulation and Procedures Governing Approval of Medicinal Products in the European Union

In order to market any product outside of the United States, a company also must comply with numerous regulatory requirements of other countries and jurisdictions. Whether or not it obtains FDA approval for a product, an applicant will need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can initiate clinical trials or marketing of the product in those countries or jurisdictions.

Clinical Trial Approval

Pursuant to the currently applicable Clinical Trials Directive 2001/20/EC and the Directive 2005/28/EC on GCP, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the Member States. Under this system, an applicant must obtain approval from the competent national authority of a European Union Member State in which the clinical trial is to be conducted or in multiple Member States if the clinical trial is to be conducted in a number of Member States. Furthermore, the applicant may only start a clinical trial at a specific study site after the independent ethics committee has issued a favorable opinion. The clinical trial application, or CTA, must be accompanied by an investigational medicinal product dossier with supporting information prescribed by Directive 2001/20/EC and Directive 2005/28/EC and corresponding national laws of the Member States and further detailed in applicable guidance documents.

In April 2014, the European Union adopted a new Clinical Trials Regulation (EU) No 536/2014, which is set to replace the current Clinical Trials Directive 2001/20/EC. It is expected that the new Clinical Trials Regulation will apply in 2019 or 2020. It will overhaul the current system of approvals for clinical trials in the European Union. Specifically, the new regulation, which will be directly applicable in all Member States, aims at simplifying and streamlining the approval of clinical trials in the European Union. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure using a single entry point and strictly defined deadlines for the assessment of clinical trial applications.

Marketing Authorization

To obtain a marketing authorization for a product under the European Union regulatory system, an applicant must submit an MAA, either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in European Union Member States (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the European Union. An applicant must demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, class waiver, or a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all European Union Member States. It is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional.

Under the centralized procedure, the Committee for Medicinal Products for Human Use, or the CHMP, established at the EMA is responsible for conducting the assessment of a product to define its risk/benefit profile. Under the centralized procedure, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation.

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Periods of Authorization and Renewals

A marketing authorization is valid for five years, in principle, and it may be renewed after five years on the basis of a reevaluation of the risk benefit balance by the EMA or by the competent authority of the authorizing Member State. Once renewed, the marketing authorization is valid for an unlimited period, unless the European Commission or the competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal period. Any authorization that is not followed by the placement of the drug on the European Union market (in the case of the centralized procedure) or on the market of the authorizing Member State within three years after authorization ceases to be valid.

Regulatory Requirements after Marketing Authorization

Following approval, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of the medicinal product. These include compliance with the European Union’s stringent pharmacovigilance or safety reporting rules, pursuant to which post-authorization studies and additional monitoring obligations can be imposed. In addition, the manufacturing of authorized products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the EMA’s GMP requirements and comparable requirements of other regulatory bodies in the European Union, which mandate the methods, facilities and controls used in manufacturing, processing and packing of drugs to assure their safety and identity. Finally, the marketing and promotion of authorized products, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union under Directive 2001/83EC, as amended.

Orphan Drug Designation and Exclusivity

Regulation (EC) No. 141/2000 and Regulation (EC) No. 847/2000 provide that a product can be designated as an orphan drug by the European Commission if its sponsor can establish: that the product is intended for the diagnosis, prevention or treatment of (1) a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the European Union when the application is made, or (2) a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment. For either of these conditions, the applicant must demonstrate that there exists no satisfactory method of diagnosis, prevention, or treatment of the condition in question that has been authorized in the European Union or, if such method exists, the drug has to be of significant benefit compared to products available for the condition. An orphan drug designation provides benefits such as fee reductions, regulatory assistance and the possibility to apply for a centralized European Union marketing authorization. Marketing authorization for an orphan drug leads to a ten-year period of market exclusivity. The market exclusivity period may however be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan drug designation.

Combination Products in the United States

Certain products, the combination products, may be comprised of components that would normally be regulated under different types of regulatory authorities and frequently by different centers at the FDA. A combination product may be (i) a product comprised of two or more regulated components that are physically, chemically, or otherwise combined or mixed and produced as a single entity; (ii) two or more separate products packaged together in a single package or as a unit and comprised of drug and device products, device and biological products, or biological and drug products; (iii) drug, or device, or biological product packaged separately that according to its investigational plan or proposed labeling is intended for use only with an approved individually specified drug, or device, or biological product where both are required to achieve the intended use, indication, or effect and where upon approval of the proposed product the labeling of the approved product would need to be changed, e.g., to reflect a change in intended use, dosage form, strength, route of administration, or significant change in dose; or (iv) any investigational drug, device, or biological product packaged separately that according to its proposed labeling is for use only with another individually specified investigational drug, device, or biological product where both are required to achieve the intended use, indication, or effect. The FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product, this determination being based on the “primary mode of action” of the combination product. Sponsors may request a jurisdiction determination by submitting a Request for Designation to the office of Combination Drug Products.

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SONNET’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the section titled “Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data—Selected Historical Financial Data of Sonnet” and the financial statements of Sonnet and accompanying notes, each appearing elsewhere in this proxy statement/prospectus/information statement. This discussion of Sonnet’s financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Sonnet’s operations, development efforts and business environment, including those set forth in the section titled “Risk Factors—Risks Relating to Sonnet’s Business and Stock Ownership in Sonnet” in this proxy statement/prospectus/information statement, the other risks and uncertainties described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement and the other risks and uncertainties described elsewhere in this proxy statement/prospectus/information statement. All forward-looking statements included in this proxy statement/prospectus/information statement are based on information available to Sonnet as of the date hereof, and Sonnet assumes no obligation to update any such forward-looking statement. All references in this section to “Sonnet,” the “Company,” “we,” “us,” or “our” mean Sonnet BioTherapeutics, Inc., unless we state otherwise or the context otherwise indicates.

Business Overview

Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bi-specific action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues.

Since Sonnet’s inception in 2015, Sonnet has devoted substantially all of its efforts and financial resources to organizing and staffing the company, business planning, raising capital, acquiring or discovering product candidates and securing related intellectual property rights and conducting discovery, research and development activities for its product candidates. Sonnet does not have any products approved for sale and has not generated any revenue from product sales. Sonnet has funded its operations to date primarily with proceeds from sales of common stock and proceeds from the issuance of convertible debt. Through September 30, 2019, Sonnet had received net proceeds of $8.7 million from sales of its common stock and convertible promissory notes.

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Sonnet has incurred recurring operating losses since inception. Sonnet’s ability to generate product or licensing revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of Sonnet’s current or future product candidates. Sonnet’s net losses were $4.9 million and $0.9 million for the years ended September 30, 2019 and 2018, respectively. As of September 30, 2019, Sonnet had an accumulated deficit of $12.4 million. Sonnet expects to continue to incur significant expenses and increasing operating losses for at least the next several years. Sonnet expects that its expenses and capital requirements will increase substantially in connection with its ongoing activities, particularly if and as Sonnet:

●	conducts additional clinical trials for its product candidates;

●	continues to discover and develop additional product candidates;

●	acquires or in-licenses other product candidates and technologies;

●	maintains, expands and protects its intellectual property portfolio;

●	hires additional clinical, scientific and commercial personnel;

●	establishes a commercial manufacturing source and secures supply chain capacity sufficient to provide commercial quantities of any product candidates for which it may obtain regulatory approval;

●	seeks regulatory approvals for any product candidates that successfully complete clinical trials;

●	establishes a sales, marketing and distribution infrastructure to commercialize any products for which it may obtain regulatory approval; and

●	adds operational, financial and management information systems and personnel, including personnel to support its product development and planned future commercialization efforts, as well as to support its transition to a public reporting company.

Sonnet will not generate revenue from product sales, if any, unless and until Sonnet receives licensing revenue and/or successfully completes clinical development and obtains regulatory approval for its product candidates. If Sonnet obtains regulatory approval for any of its product candidates and does not enter into a commercialization partnership, Sonnet expects to incur significant expenses related to developing Sonnet’s internal commercialization capability to support product sales, marketing and distribution. Further, in the event the Merger, as described below, occurs, Sonnet expects to incur additional costs associated with operating as a public company.

As a result, Sonnet will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as Sonnet can generate significant revenue from product sales, if ever, Sonnet expects to finance its operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. Sonnet may not be able to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If Sonnet fails to raise capital or enter into such agreements as and when needed, Sonnet may have to significantly delay, reduce or eliminate the development and commercialization of one or more of its product candidates or delay its pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, Sonnet is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Even if Sonnet is able to generate product sales, Sonnet may not become profitable. If Sonnet fails to become profitable or is unable to sustain profitability on a continuing basis, then Sonnet may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

In their report on Sonnet’s financial statements for the year ended September 30, 2019, Sonnet’s independent registered public accounting firm included an explanatory paragraph stating that Sonnet’s recurring losses and negative cash flows from operations and required additional funding to finance Sonnet’s operations raise substantial doubt about its ability to continue as a going concern. See Note 1 of Sonnet’s financial statements included elsewhere in this proxy statement/prospectus/information statement for additional information.

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Assuming the Merger and the transactions related thereto are consummated, Sonnet expects that its existing cash will be sufficient to fund its operating expenses and capital expenditure requirements through [ ]. Sonnet has based this estimate on assumptions that may prove to be wrong, and Sonnet could exhaust its available capital resources sooner than it expects. See “—Liquidity and Capital Resources.” Beyond that point, Sonnet will need to raise additional capital to finance its operations, which cannot be assured.

GEM

Sonnet entered into a Common Stock Purchase Agreement with GEM Global Yield Fund LLC SCS (“GEM”) on August 6, 2019 (“the Purchase Agreement”). The GEM Agreement was further amended on September 25, 2019 by an Amendment to Common Stock Purchase Agreement (the “GEM Amendment” and together with the Purchase Agreement, the “GEM Agreement”). The rights and obligations under the GEM Agreement will be assigned to Chanticleer prior to the Effective Time and Chanticleer will assume all obligations thereunder. Pursuant to the GEM Agreement, GEM agreed to purchase up to $100,000,000 of Sonnet’s common stock (the “Aggregate Limit”) over a three-year period commencing on the date the Purchase Agreement was executed (the “Investment Period”); provided that during any period when Sonnet’s public float is less than $75,000,000, the Aggregate Limit will instead be equal to one-third of the amount of Sonnet’s public float over any consecutive 12-month period. Under the GEM Agreement, during the Investment Period, Sonnet may, by delivering a Draw Down Notice (as defined in the Purchase Agreement”) direct GEM to purchase shares of Sonnet common stock in an amount up to 400% of the average daily trading volume for the ten (10) trading days immediately preceding the date the Draw Down Notice is delivered. GEM is not obligated to purchase any shares of Sonnet common stock which would result in GEM beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 4.99% of the number of common shares issued and outstanding of Sonnet. GEM will pay a purchase price per share equal to 90% of the average market closing price of the common stock during the ten consecutive trading days commencing with the first trading day on which a Draw Down Notice is delivered (the “Draw Down Pricing Period”).

GEM represented to Sonnet, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and Sonnet will rely upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder when issuing shares of its common stock under the GEM Agreement. Sonnet has agreed to file a Registration Statement with the SEC to register the shares of common stock to be issued to GEM pursuant to the GEM Agreement. The Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Sonnet has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Unless Sonnet informs GEM of an event resulting in a Materially Adverse Effect or Material Change in Ownership (all defined in the Purchase Agreement) GEM does not have the right to terminate the Purchase Agreement. The GEM Amendment provides for a one-time purchase of up to $6,000,000 of registered shares of common stock of Sonnet upon the Effective Time (the “GEM Draw Down”). Such draw down will be credited against the Aggregate Limit. The GEM Amendment also provides for warrant coverage whereby GEM will receive a registered warrant that shall entitle GEM to purchase that number shares of common stock that it purchased in the draw down at a price of $0.01 per share.

Proposed Merger with Chanticleer and Acquisition of Relief

On October 10, 2019, Chanticleer, Merger Sub and Sonnet entered into the Merger Agreement, pursuant to which Merger Sub, a wholly-owned subsidiary of Chanticleer, will merge with and into Sonnet, with Sonnet continuing as a wholly-owned subsidiary of Chanticleer and the surviving corporation of the merger. Chanticleer and Sonnet believe that the merger will result in a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for the treatment of rare diseases.

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The business combination will be accounted for as a reverse merger in accordance with U.S. generally accepted accounting principles (“GAAP”). Under GAAP, Sonnet will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the Merger: (1) Sonnet stockholders will own a substantial majority of the voting rights of the combined company; (2) Sonnet will designate all of the initial members of the board of directors of the combined company; and (3) Sonnet’s senior management will hold all key positions in senior management of the combined organization. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Sonnet issuing common stock to acquire the net assets of Chanticleer. As a result of the Merger, the net assets of Chanticleer will be recorded at their acquisition-date fair values in the financial statements of Sonnet and the reported operating results prior to the business combination will be those of Sonnet.

On August 9, 2019, Sonnet executed a Share Exchange Agreement with Relief Therapeutics Holding SA (“Relief Holding”), in which Sonnet agreed to acquire the outstanding shares of Relief Therapeutics SA (“Relief”) by issuing 7,111,947 shares of Sonnet common stock to Relief Holding. The Share Exchange Agreement with Relief will be accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired is concentrated Relief’s atexakin alfa asset. The closing is expected to occur immediately prior to the Merger and is subject to certain customary closing conditions.

Components of Results of Operations

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the discovery and development of Sonnet’s product candidates. Research and development costs are expensed as incurred and include:

●	employee-related expenses, including salaries and related benefits, for employees engaged in research and development functions;

●	expenses incurred in connection with the preclinical and clinical development of Sonnet’s product candidates, including under agreements with third parties, such as consultants and clinical research organizations;

●	the cost of manufacturing drug products for use in Sonnet’s preclinical studies and clinical trials, including under agreements with third parties, such as consultants and contract manufacturing organizations;

●	facilities, depreciation and other expenses, which include direct or allocated expenses for rent and maintenance of facilities and insurance;

●	costs related to compliance with regulatory requirements; and

●	payments made under third-party licensing agreements.

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Sonnet recognizes external development costs based on an evaluation of the progress to completion of specific tasks using information provided to Sonnet by its service providers. This process involves reviewing open contracts and purchase orders, communicating with its personnel to identify services that have been performed on its behalf, and estimating the level of service performed and the associated cost incurred for the service when Sonnet has not yet been invoiced or otherwise notified of actual costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense when the goods have been delivered or the services have been performed.

Sonnet’s direct research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with its preclinical development, process development, manufacturing and clinical development activities. Sonnet’s direct research and development expenses also include fees incurred under third-party license agreements. Sonnet does not allocate employee costs and costs associated with its discovery efforts, laboratory supplies and facilities, including depreciation or other indirect costs, to specific product candidates because these costs are deployed across multiple programs and, as such, are not separately classified. Sonnet uses internal resources primarily to conduct its research and discovery as well as for managing its preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, Sonnet does not track its costs by product candidate.

Sonnet expects its research and development expense will increase for the foreseeable future as it expects to advance development of its product candidates. The successful development of Sonnet’s product candidates is highly uncertain. At this time, Sonnet cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of its current pipeline or any future product candidates the company may develop due to the numerous risks and uncertainties associated with clinical development, including risk and uncertainties related to:

●	the timing and progress of preclinical and clinical development activities;

●	the number and scope of preclinical and clinical programs that Sonnet decides to pursue;

●	Sonnet’s ability to maintain its current research and development programs and to establish new ones;

●	establishing an appropriate safety profile with investigational new drug-enabling studies;

●	successful patient enrollment in, and the initiation and completion of, clinical trials;

●	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

●	the receipt of regulatory approvals from applicable regulatory authorities;

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●	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities;

●	Sonnet’s ability to establish new licensing or collaboration arrangements;

●	establishing agreements with third-party manufacturers for clinical supply for Sonnet’s clinical trials and commercial manufacturing, if any of Sonnet’s product candidates is approved;

●	development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in Sonnet’s clinical trials and for commercial launch;

●	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

●	launching commercial sales of Sonnet’s product candidates, if approved, whether alone or in collaboration with others; and

●	maintaining a continued acceptable safety profile of the product candidates following approval.

A change in the outcome of any of these variables with respect to the development of Sonnet’s product candidates could significantly change the costs and timing associated with the development of that product candidate. Sonnet may never succeed in obtaining regulatory approval for any of its product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for personnel in executive, finance and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, patent, consulting, accounting, and audit services.

Sonnet’s general and administrative expenses will increase in the future as it increases its headcount to support its continued research activities and development of its product candidates. Sonnet will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with being a public company.

Interest Expense

Interest expense consists of amounts amortized, accrued and paid under Sonnet’s notes payable.

Income Taxes

Since its inception, Sonnet has not recorded any income tax benefits for the net losses it has incurred for its earned research and development tax credits, as management believes, based upon the weight of available evidence, that it is more likely than not that all of its net operating loss carryforwards and tax credits will not be realized. As of September 30, 2019, Sonnet had U.S. federal and New Jersey net operating loss carryforwards of $12.3 million and $12.1 million, respectively, which may be available to offset future income tax liabilities and begin to expire in 2035. As of September 30, 2019, Sonnet also had U.S. federal and New Jersey research and development tax credit carryforwards of $0.2 million and $0.1 million, respectively, which may be available to offset future tax liabilities and begin to expire in 2032 and 2023, respectively. Sonnet has recorded a full valuation allowance against its net deferred tax assets at each balance sheet date.

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On December 22, 2017, the Tax Cuts and Jobs Act, or the TCJA, was signed into United States law. The TCJA includes a number of changes to existing tax law, including, among other things, a permanent reduction in the federal corporate income tax rate from a top marginal tax rate of 35% to a flat rate of 21%, effective as of January 1, 2018, as well as limitation of the deduction for net operating losses to 80% of annual taxable income and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such net operating losses may be carried forward indefinitely). The federal tax rate change resulted in a reduction in the gross amount of Sonnet’s deferred tax assets recorded as of September 30, 2017, and a corresponding reduction in Sonnet’s valuation allowance. As a result, no income tax expense or benefit was recognized as of the enactment date of the TCJA.

Results of Operations

Comparison of the Years Ended September 30, 2019 and 2018

The following table summarizes Sonnet’s results of operations for the years ended September 30, 2019 and 2018:

	Year Ended September 30,
	2019	2018	Change
Operating expenses:
Research and development	$2,199,297	$154,717	$2,044,580
General and administration	2,509,041	363,877	2,145,164
Loss from operations	(4,708,338)	(518,594)	(4,189,744)
Interest expense	(162,873)	(381,676)	218,803
Net loss	$(4,871,211)	$(900,270)	$(3,970,941)

Research and Development Expenses

	Year Ended September 30,
	2019	2018	Change
Preclinical and clinical development expenses	$2,199,297	$54,681	$2,144,616
Compensation expense	—	88,185	(88,185)
Other expenses	—	11,851	(11,851)
Total research and development expense	$2,199,297	$154,717	$2,044,580

Research and development expenses were $2.2 million for the year ended September 30, 2019, compared to $0.2 million for the year ended September 30, 2018. The increase of $2.0 million was primarily due to the development of the cell line for IL12-ABD and IL12-ABD-IL15 manufacturing.

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General and Administrative Expenses

General and administrative expenses were $2.5 million for the year ended September 30, 2019, compared to $0.4 million for the year ended September 30, 2018. The increase of $2.1 million was primarily due to a $1.4 million increase in professional fees and $0.7 million increase in personnel-related costs. Professional fees increased due to higher legal costs and other costs incurred in connection with the proposed merger transaction and costs associated with Sonnet’s ongoing business operations. Personnel-related costs increased as Sonnet hired a full time CEO and CFO during the year ended September 30, 2019.

Interest Expense

Interest expense was $0.2 million during the year ended September 30, 2019, compared to $0.4 million net for the year ended September 30, 2018. The decrease in interest expense of $0.2 million was primarily due to converting a $1.0 million unsecured convertible promissory note in December 2018 and repaying a $0.4 million convertible promissory note, which resulted in lower interest-bearing debt.

Liquidity and Capital Resources

Since its inception, Sonnet has not generated any revenue from any sources, including from product sales, and have incurred recurring losses and negative cash flows from its operations. Sonnet has funded its operations to date primarily with proceeds from sales of common stock and proceeds from the issuance of convertible debt. Through September 30, 2019, Sonnet had received net proceeds of $8.7 million from sales of its common stock and convertible promissory notes. The following table summarizes Sonnet’s sources and uses of cash for each of the periods presented:

	Year Ended September 30,
	2019	2018
Net cash used in operating activities	$(2,225,705)	$(672,056)
Net cash provided by investing activities	—	118,011
Net cash provided by financing activities	2,255,939	513,260
Net increase (decrease) in cash	$30,234	$(40,785)

Sources of Funds

Convertible Promissory Notes

In December 2016, Sonnet issued an unsecured convertible promissory note to Princeton Kanaw LLC (“Lender”) in exchange for cash proceeds of $1.0 million. In December 2018, the promissory note was converted into 1,250,000 shares of common stock of Sonnet.

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In March 2017, Sonnet issued an additional unsecured convertible promissory note to the Lender in exchange for cash proceeds of $0.4 million. Sonnet repaid the outstanding principal balance in December 2018.

Other related party notes

In February 2018, Sonnet issued a $0.2 million unsecured promissory note to a related party in exchange for cash proceeds of $0.2 million.

During the years ended September 30, 2019, 2018 and 2017, Sonnet issued other unsecured notes payable to various related parties resulting in cash proceeds of $0.3 million, $0.2 million and $1.5 million, respectively. During the year ended September 30, 2019, $0.2 million of the unsecured notes payable was converted into 275,000 shares of common stock.

Uses of Funds

Operating Activities

During the year ended September 30, 2019, Sonnet used $2.2 million of cash in operating activities. Cash used in operating activities reflected Sonnet’s net loss of $4.9 million offset by a net change in operating assets and liabilities of $2.2 million and non-cash charges of $0.5 million from non-employee stock-based compensation and the amortization of the beneficial conversion feature. The net change in Sonnet’s operating assets and liabilities was primarily attributable to the increase in accounts payable and accrued professional fees due to the timing of vendor invoicing and payments.

During the year ended September 30, 2018, Sonnet used $0.7 million of cash in operating activities. Cash used in operating activities reflected Sonnet’s net loss of $0.9 million offset by non-cash charges of $0.2 million from the amortization of the beneficial conversion feature. The net change in Sonnet’s operating assets and liabilities was insignificant.

Investing Activities

During the year ended September 30, 2019, Sonnet had no cash flows from investing activities.

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During the year ended September 30, 2018, net cash provided by investing activities was $0.1 million, consisting of proceeds from the sale of property and equipment.

Financing Activities

During the year ended September 30, 2019, net cash provided by financing activities was $2.3 million, consisting of net proceeds of $2.8 million from Sonnet’s sale of common stock, partially offset by $0.4 million of repayments of borrowings under convertible promissory notes and $0.1 million in net repayments of related party notes.

During the year ended September 30, 2018, net cash provided by financing activities was $0.5 million, consisting of proceeds of $0.2 million from Sonnet’s sale of common stock and net borrowings under related party notes of $0.3 million.

Funding Requirements

Sonnet expects its expenses to increase substantially in connection with its ongoing activities, particularly as it advances the preclinical activities and clinical trials of its product candidates in development. In addition, upon the closing of the merger, Sonnet expects to incur additional costs associated with operating as a public company. The timing and amount of Sonnet’s operating expenditures will depend largely on:

●	the scope, number, initiation, progress, timing, costs, design, duration, any potential delays, and results of clinical trials and nonclinical studies for Sonnet’s current or future product candidates;

●	the clinical development plans Sonnet establishes for these product candidates;

●	the number and characteristics of product candidates and programs that Sonnet develops or may in-license;

●	the outcome, timing and cost of regulatory reviews, approvals or other actions to meet regulatory requirements established by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that Sonnet perform more studies for its product candidates than those that Sonnet currently expects;

●	Sonnet’s ability to obtain marketing approval for its product candidates;

●	the cost of filing, prosecuting, defending and enforcing Sonnet’s patent claims and other intellectual property rights covering its product candidates;

●	Sonnet’s ability to maintain, expand and defend the scope of its intellectual property portfolio, including the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against Sonnet or its product candidates;

●	the cost and timing of completion of commercial-scale outsourced manufacturing activities with respect to Sonnet’s product candidates;

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●	Sonnet’s ability to establish and maintain licensing, collaboration or similar arrangements on favorable terms and whether and to what extent Sonnet retains development or commercialization responsibilities under any new licensing, collaboration or similar arrangement;

●	the cost of establishing sales, marketing and distribution capabilities for any product candidates for which Sonnet may receive regulatory approval in regions where Sonnet chooses to commercialize its products on its own;

●	the success of any other business, product or technology that Sonnet acquires or in which Sonnet invests;

●	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

●	Sonnet’s need and ability to hire additional management and scientific and medical personnel;

●	the costs to operate as a public company in the United States, including the need to implement additional financial and reporting systems and other internal systems and infrastructure for Sonnet’s business;

●	market acceptance of Sonnet’s product candidates, to the extent any are approved for commercial sale; and

●	the effect of competing technological and market developments.

Until such time, if ever, as Sonnet can generate substantial product revenue, Sonnet expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution or licensing arrangements with third parties. To the extent that Sonnet raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Sonnet may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of the Sonnet stockholders and the rights of the stockholders of the combined organization following the closing of the merger. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit Sonnet’s ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Sonnet raises funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, Sonnet may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Sonnet. If Sonnet is unable to raise additional funds through equity or debt financings or other arrangements when needed, Sonnet may be required to delay, reduce or eliminate its product development or future commercialization efforts, or grant rights to develop and market product candidates that Sonnet would otherwise prefer to develop and market themselves.

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Contractual Obligations and Commitments

The following table summarizes Sonnet’s contractual obligations as of September 30, 2019 and the effects that such obligations are expected to have on its liquidity and cash flows in future periods:

	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years	Total
Debt Obligations(1)	$217,380	$—	$—	$—	$217,380
Total	$217,380	$—	$—	$—	$217,380

(1) Reflects unsecured notes payable issued to various other related parties.

In addition to the contracts with payment commitments that Sonnet has reflected in the table above, Sonnet has entered into other contracts in the normal course of business with certain CROs, CMOs and other third parties for preclinical research studies and testing, clinical trials and manufacturing services. These contracts do not contain any minimum purchase commitments and are cancelable by Sonnet upon prior notice and, as a result, are not included in the table of contractual obligations and commitments above. Payments due upon cancellation consist only of payments for services provided and expenses incurred, including non-cancelable obligations of Sonnet’s service providers, up to the date of cancellation.

Critical Accounting Policies

Sonnet’s financial statements are prepared in accordance with GAAP which requires Sonnet to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in its financial statements. Sonnet bases its estimates on historical experience, known trends and events and various other factors that Sonnet believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Sonnet evaluates its estimates and assumptions on an ongoing basis. Sonnet’s actual results may differ from these estimates under different assumptions or conditions.

While Sonnet’s significant accounting policies are described in more detail in the notes to its financial statements included elsewhere in this proxy statement/prospectus/information statement, Sonnet believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its consolidated financial statements.

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Research and development expenses

Research and development expense consists primarily of costs incurred in connection with the development of Sonnet’s product candidates. Sonnet expenses research and development costs as incurred.

At the end of each reporting period, Sonnet compares payments made to third-party service providers to the estimated progress toward completion of the applicable research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that Sonnet estimates has been made as a result of the service provided, Sonnet may record net prepaid or accrued expense relating to these costs. As of September 30, 2019, Sonnet has not made any material adjustments to its prior estimates of accrued research and development expenses.

Off-Balance Sheet Arrangements

Sonnet does not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Sonnet does not engage in off-balance sheet financing arrangements. In addition, Sonnet does not engage in trading activities involving non-exchange traded contracts. Sonnet therefore believes that it is not materially exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in these relationships.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Sonnet’s financial position and results of operations is disclosed in Note 2 to Sonnet’s financial statements included elsewhere in this proxy statement/prospectus/information statement.

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MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Resignation of Current Executive Officers and Directors of Chanticleer

Pursuant to the Merger Agreement, all of the current executive officers and directors of Chanticleer will resign immediately prior to the completion of the merger.

Executive Officers and Directors of the Combined Company Following the Merger

Pursuant to the Merger Agreement, prior to the Effective Time, the Chanticleer board of directors will set the size of the board of directors at seven and appoint all of the designees of Sonnet, including the current board of directors of Sonnet and other designees, if any, of Sonnet. Collectively the reconstituted board is expected to satisfy the requisite independence requirements for the Chanticleer board of directors, as well as the sophistication and independence requirements for the required committees pursuant to Nasdaq listing requirements.

The following table lists the names and positions of the individuals currently identified to serve as executive officers and directors of the combined company upon the completion of the merger:

Name	Combined Company Position(s)	Current Position(s)
Pankaj Mohan, Ph.D.	President and Chief Executive Officer	Founder, CEO and Chairman of Sonnet
Jay Cross	Chief Financial Officer	Chief Financial Officer of Sonnet
John K. Cini, Ph.D.	Chief Scientific Officer	Co-Founder and Chief Scientific Officer of Sonnet
Terence Rugg, M.D.	Chief Medical Officer	Chief Medical Officer of Sonnet
Susan Dexter	Chief Technical Officer	Chief Technical Officer of Sonnet

Name	Age	Position
Pankaj Mohan, Ph.D.	55	President, Chief Executive Officer and Chairman of the Board
Jay Cross	49	Chief Financial Officer
John K. Cini, Ph.D.	67	Chief Scientific Officer
Terence Rugg, M.D.	60	Chief Medical Officer
Susan Dexter	64	Chief Technical Officer
Albert Dyrness	57	Director
Nailesh Bhatt	47	Director
Raghu Rao	57	Director
Donald Griffith	71	Director

Sonnet will designate the remainder of the directors prior to the closing of the merger in accordance with the Merger Agreement.

Set forth below are brief biographical descriptions of the individuals currently identified to serve as executive officers and directors of the combined company following the closing of the merger.

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Executive Officers

Pankaj Mohan, Ph.D. founded Sonnet in 2015 and has since served as a member of its board of directors. Dr. Mohan became the Chairman in June of 2018 and the Chief Executive Officer in January of 2019. From January 2011 to June 2018, he served as the President, Chief Executive Officer and Chairman of Oncobiologics, Inc. (Now Outlook Therapeutics, Inc. Nasdaq: OTLK), a Company that he founded in 2011. Previously, Dr. Mohan served as head of Business Operations and Portfolio Management of Biologics Process and Product Development at Bristol-Myers Squibb Company and as a Director of Bioprocess Engineering at Genentech, Inc. Prior to that, Dr. Mohan served as a senior manager at Eli Lilly and Company. From May 1993 to April 1996, Dr. Mohan served as Assistant Professor (Lecturer/Fellow) at the Advanced Centre for Biochemical Engineering, University College London, London, United Kingdom. Dr. Mohan received a Ph.D. in Biochemical Engineering from the School of Chemical Engineering, University of Birmingham, Birmingham, United Kingdom, a masters in Financial Management from Middlesex University Business School, London, United Kingdom, an Executive Management Program (AMP) from Fuqua School of Business at Duke University and a Bachelor of Chemical Engineering from the Indian Institute of Technology in Roorkee, India. He is also an author of an industry reference book on bioprocess operations (McGraw Hill). Chanticleer and Sonnet believe Dr. Mohan is able to make valuable contributions to the board of directors of the combined company due to his extensive knowledge of the biopharmaceutical industry and his prior experience as an executive officer.

Jay Cross joined Sonnet in May 2019 and has since served as its Chief Financial Officer and Chief Business Officer. Prior to Sonnet, Mr. Cross was a Managing Director with Chardan Capital’s healthcare investment banking team from November 2015 to March 2019, where he focused on biopharmaceuticals. Prior to that, from May 2014 to July 2015, Mr. Cross served as a Director with Alere Financial Partners and from May 2011 to October 2013 as a Senior Analyst at Balyasny Asset Management. He launched his career in finance in 1999 as an associate analyst covering biotechnology on the healthcare equity research team at Hambrecht & Quist. Mr. Cross earned an M.P.H. from the Yale University School of Medicine and a B.S. in psychology from Washington & Lee University.

John K. Cini, Ph.D. co-founded Sonnet in 2015 and has since served as its Chief Scientific Officer, where he oversees and directs the company’s discovery and development programs. His role includes the oversight of the selection process of cancer and immune oncology targets and proof-of-concept testing. Prior to joining Sonnet, he was Vice President of Discovery and Development Sciences at Oncobiologics, Inc. from January 2011 to April 2015. He has successfully advanced more than 20 novel monoclonal antibody products from discovery to IND. He is the holder of several novel product and formulation patents and applications. He has been directly involved in several successful novel biologics through early discovery research into development and manufacturing through clinical trials and commercialization. Previous positions include Executive Director at Mederex (acquired by Bristol-Myers Squibb in 2010), lead discovery scientific roles at Johnson & Johnson (Ethicon, OrthoBioTech & Pharmaceutical Research), and Bayer. Dr. Cini’s therapeutic areas of expertise in system biology include oncology, immune oncology, inflammation, osteoporosis, wound healing, surgical adhesion and cellular aging. Dr. Cini has a PhD in Biochemistry from University of North Texas.

Terence Rugg, MBChB, MMed(RT)(Natal) FFRad(T)(SA) has served as Sonnet’s Chief Medical Officer, in a part-time consulting role, since October 2018. He is an internationally respected oncologist with over 30 years’ experience in the development of oncology drugs at both large and small pharma companies and has been involved in the development of more 30 compounds including at least 12 different classes of anti-cancer drugs. Prior to joining Sonnet, Dr. Rugg served as Vice President, BioOncology Medical Affairs at Genentech from September 2009 to March 2014. Prior to Genentech, he was Chief Medical Officer and VP-Development for SGX Pharmaceuticals from August 2006 to October 2008, Vice President and Head of US Oncology/Medical Affairs for Sanofi-Aventis from 2004 to 2006, and prior to the Sanofi acquisition of Aventis, he served as Head of Oncology, Global Medical Affairs at Aventis from 2002 to 2004. He has also held various positions at Eli Lilly and Company, Zeneca Pharmaceuticals, Ilex Oncology and British Biotech. In recent years, he has served as an independent consultant to the pharmaceutical industry. Dr. Rugg earned his medical degree from Godfrey Huggins School of Medicine from the University of Rhodesia. He is a Licentiate of the Royal Colleges of Medicine and Surgery, of Edinburgh and Glasgow and earned a Master of Medicine in Clinical Oncology and Radiotherapy at the University of Natal, South Africa. Finally, he has been admitted as a Fellow of the Faculty of Radiation Therapy of the College of Medicine of South Africa.

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Susan Dexter has served as Sonnet’s Chief Technical Officer since May 2019, as a contract consultant. She will become a full-time employee of Sonnet upon the closing of the merger. She comes to Sonnet with more than twenty-five years in biotechnology science, manufacturing and business development having been directly involved in three start-up companies, and multiple M&A activities. Her expertise in CMC for biologics process development ranges from cell line development, process development through commercial manufacturing. In her role as Managing Director at Latham Biopharm Group from September 2008 to present, Susan runs the Product Development service offering, managing the activities and disciplines related to pre-animal toxicology, pre-clinical tox study and CMC-related activities including IND filings, Quality oversight of cGMP activities and other related CMC supply chain activities. She came to LBG from Xcellerex, Inc., a CDMO and developer of single use technology for bioprocessing. She was Chief Business Officer at Xcellerex from April 2004 to September 2008. Prior to Xcellerex, from July 1998 to April 2004, she was VP of Business Development at The Dow Chemical Company’s CDMO, an acquisition of Collaborative BioAlliance, facilitated by Susan in 2000; and Assoc. Director of Business Development, at Celltech Biologics, purchased by Lonza Biologics, a biologics CDMO. She was at Celltech/Lonza from 1986 to July 1998. Ms. Dexter holds a double major with Honors in Immunology and Marketing from American University, Washington, D.C., and certifications from Harvard University in ‘Negotiations for Lawyers’ and ‘Finance for Non-financial Managers’. She was also Professor Emeritus at University College, London, Department of Bioengineering, teaching a credited course lecture and workshop in “Project managing biologics facility”, to graduate, Ph.D. and post-graduate professionals, from 1999 to 2006.

Directors

Pankaj Mohan, Ph.D., Chairman

See description under Executive Officers.

Albert Dyrness

Albert Dyrness has served on Sonnet’s board of directors since October 2019. Mr. Dyrness is a recognized biopharmaceutical industry expert bio-process engineering with expertise in upstream, downstream, and fill/finish processes. Since July 2019, Mr. Dyrness has been the Managing Director of ADVENT Engineering Services, Inc., a Trinity Consultants Company, which serves as its life-sciences division. In 1988, Mr. Dyrness Co-Founded ADVENT Engineering Services, Inc., an engineering consulting firm serving the energy and life sciences industries. Starting with only 4 employees in the San Francisco Bay Area, ADVENT has grown to a staff of over 130 engineers with offices in Toronto, Canada, Singapore, Raleigh, North Carolina, Portland Oregon, Boston, Massachusetts, Irvine and San Ramon, California. In 2016, Mr. Dyrness became President and Chief Technical Officer of ADVENT and guided the company to a merger with Trinity Consultants, a 700-person engineering consulting firm in 2017. He also served as a member of the board of directors of Oncobiologics, Inc. (Now Outlook Therapeutics, Inc. Nasdaq: OTLK) from December 2015 to September 2017. In 1986, Mr. Dyrness graduated from the Massachusetts Institute of Technology where he studied mechanical engineering and entrepreneurism. Chanticleer and Sonnet believe Mr. Dyrness is able to make valuable contributions to the board of directors of the combined company due to his years of experience in a Nasdaq-listed public company along with years of entrepreneurial experience, including in the biopharmaceutical industry.

Nailesh Bhatt

Nailesh Bhatt has served on Sonnet’s board of directors since July 2018. Since January 2018, Mr. Bhatt has been the Chief Executive Officer and a Board Member of VGYAAN Pharmaceuticals LLC, a company focused on developing and commercializing clinically critical drugs. Prior to that, Mr. Bhatt Founded Proximare in November 2001 and is its Managing Director. Proximare is a strategic advisory firm focused exclusively on the pharmaceutical industry. He also serves as Board Member of Azurity Pharmaceuticals, Inc. since April 2018. In June 2015, Mr. Bhatt founded Proximare Lifesciences Fund. Mr. Bhatt pursued Bachelor of Arts at Boston University with major in Biology. Chanticleer and Sonnet believe Mr. Bhatt can make valuable contributions to the board of directors of the combined company due to his years of experience in the pharmaceutical industry across the value chain working with start-ups to Fortune 500 companies.

Raghu Rao

Raghu Rao has served on Sonnet’s board of directors since November 2019. Mr. Rao is a serial entrepreneur, strategic business advisor and angel investor. Mr. Rao has founded, scaled and had successful exits with several high-technology companies. In his 33-year career, Mr. Rao has advised clients on the strategy and roll-out of high-profile projects, such as USA.gov, TSA Screening Gateway, Cancer.gov and other eGovernment initiatives. As the Vistage Princeton Chair, from July 2012 to March 2017, Mr. Rao ran three high-performing peer advisory boards for middle-market CEOs and business leaders of companies with total revenues exceeding $2 Billion. As the Chairman & President of InfoZen from August 1995 to July 2008, Mr. Rao has managed over $1 Billion in U.S. Federal Government contracts. Mr. Rao is a 20-year Charter Member of The Indus Entrepreneurs (TiE.org) and a 5-year patron of the Indiaspora. He has held board positions at several companies including Cellix BioSciences (Jan 2016 - Jan 2017), Paper Battery Company (Jan 2009 - Dec 2018), Kovid Group (Feb 2016 - Oct 2017) , WizNucleus (Jun 2010 - present) and InfoZen (Aug 1995 - Jul 2008). Mr. Rao is active in social entrepreneurship and community service. He co-founded the Hindu Jewish Coalition in December 2012 and Forum for Religious Freedom in March 2007 to preserve religious diversity worldwide. He has held non-profit board positions at the Infinity Foundation (New Jersey), Arsha Vidya Gurukulam (Pennsylvania) and the Family Services Agency (Maryland). Mr. Rao has an MBA in Finance from George Washington University (Dec 1991), an M.S. in Computer Science from Virginia Tech (Dec 1986), and a B.Tech. in Electrical Engineering from Indian Institute of Technology, Madras (June 1984). Chanticleer and Sonnet believe Mr. Rao is able to make valuable contributions to the board of directors of the combined company due to his 15 years of experience as an executive along with 25 years of entrepreneurial experience, including in the biotech industry.

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Donald Griffith, CPA

Donald Griffith, CPA has served on Sonnet’s board of directors since its inception in April 2015, and was Chairman of the Sonnet board from April 2015 to June 2018. Mr. Griffith has served as Sonnet’s Financial Controller since January 1, 2019. Prior to being the Financial Controller, he served as Sonnet’s Chief Executive Officer and Chief Financial Officer from April 2015 to December 2016. Before that, Mr. Griffith was the Chief Financial Officer, Director and Secretary of Oncobiologics Inc. (Now Outlook Therapeutics Nasdaq: OTLK) from 2011 to 2018. Mr. Griffith has over 40 years’ experience in finance and accounting and is the founder and Partner of Stolz & Griffith, LLC, a New Jersey accounting firm. Chanticleer and Sonnet believe Mr. Griffith is able to make valuable contributions to the board of directors of the combined company due to his years of experience in finance as well as in the pharmaceutical industry.

Family Relationships

There are no family relationships among any of combined company’s directors or executive officers.

The Board of Directors and Its Committees

Board of Directors.

Each of the Sonnet and Chanticleer boards of directors undertook a review of the independence of the proposed directors of the combined company and considered whether any director has a material relationship with the combined company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the board of directors has determined that each of Mr. Bhatt, Mr. Rao and Mr. Dyrness is “independent” as that term is defined under the rules of The NASDAQ Stock Market.

In making these determinations, the board of directors considered the current and prior relationships that each non-employee director has with the combined company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related-Party Transactions.”

The combined company will not have a formal policy requiring members of the board to attend annual meetings of the stockholders.

Board Committees

The board of directors has the authority to appoint committees to perform certain management and administration functions. The board of directors has established an audit committee and a compensation committee. The board of directors may establish other committees to facilitate the management of the combined company’s business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors.

All of the committees will comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations as further described below. Following the closing of the merger, the charters for each of these committees will be available on the combined company’s website at www.sonnetbio.com. Such charters are currently available on Chanticleer’s website at www.chanticleerholdings.com. Information contained on or accessible through Sonnet’s or Chanticleer’s website is not a part of this proxy statement/prospectus/information statement, and the inclusion of such website addresses in this proxy statement/prospectus/information statement are inactive textual references only.

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Audit Committee.

Upon the closing of the merger, the combined company will have an Audit Committee. The primary responsibility of the Audit Committee is to oversee the combined company’s financial reporting process on behalf of the board and report the result of its activities to the board. Such responsibilities include, but are not limited to, the selection and, if necessary, the replacement of independent auditors and review and discussion with such independent auditors of (i) the overall scope and plans for the audit, (ii) the adequacy and effectiveness of the accounting and financial controls, including a system to monitor and manage business risks, and legal and ethical programs, and (iii) the results of the annual audit, including the financial statements to be included in the combined company’s Annual Report on Form 10-K.

Each member of the Audit Committee will be “independent” as that term is defined under the applicable rules of the Securities and Exchange Commission (the “SEC”) and the applicable rules of The NASDAQ Stock Market. Each Audit Committee member will have sufficient knowledge in financial and auditing matters to serve on the Committee. At least one member of the Audit Committee will be an “audit committee financial expert,” as defined under the applicable rules of the SEC and the applicable rules of The NASDAQ Stock Market.

Compensation Committee.

Upon the closing of the merger, the combined company will have a Compensation Committee. The responsibilities of the Compensation Committee include overseeing the evaluation of executive officers (including the Chief Executive Officer) of the combined company, determining the compensation of executive officers of the combined company, and overseeing the management of risks associated therewith. The Compensation Committee determines and approves the Chief Executive Officer’s compensation. The Compensation Committee also administers the combined company’s equity-based plans and makes recommendations to the board with respect to actions that are subject to approval of the board regarding such plans. The Compensation Committee also reviews and makes recommendations to the board with respect to the compensation of directors. The Compensation Committee monitors the risks associated with the combined company’s compensation policies and practices as contemplated by Item 402(s) of Regulation S-K.

Each member of the Compensation Committee will be “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of The NASDAQ Stock Market.

Nominating Committee.

Upon the closing of the Merger, the combined company will not initially have a standing nominating committee. Board nominees are selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors in a vote in which only the independent directors participate.

Code of Business Conduct and Ethics

Upon the closing of the merger, the combined company will have a Code of Business Conduct and Ethics that applies to its directors, officers and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to provide guidance to the combined company’s directors, officers and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical or illegal conduct and to contribute positively to the combined company’s culture of honesty and accountability. The Code of Business Conduct and Ethics will be publicly available on the combined company’s website at www.sonnetbio.com. If the combined company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to its directors or executive officers, it will disclose the nature of such amendments or waiver on its website or in a current report on Form 8-K.

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Compensation Committee Interlocks and Insider Participation

Upon the closing of the merger, the combined company will have a compensation committee that will be selected from among the directors who are independent under applicable Nasdaq listing standards. None of the members of combined company’s compensation committee will have ever been an officer or employee of either company. None of the combined company’s executive officers will serve, or will have served during the last fiscal year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the combined company’s directors or on the compensation committee.

Director Compensation

Sonnet currently pays no cash compensation to our directors in respect of their service on the board. All of Sonnet’s directors are entitled to reimbursement of expenses incurred in connection with their service. Sonnet did not award options or pay any other compensation to Sonnet directors for services as directors rendered.

Sonnet entered into an employment with Mr. Griffith on January 1, 2019 setting forth the terms of his employment as Financial Controller. Pursuant to the employment agreement, Mr. Griffith is entitled to, among other things, (i) an annual prorated gross base salary of $150,000 and (ii) eligibility for a target bonus equal 25% of gross salary earned. The employment agreement has no specific term and constitutes an at-will employment.

Combined Company Non-Employee Director Compensation Policy

The combined company expects to adopt a non-employee director compensation policy, pursuant to which non-employee directors will be eligible to receive compensation for service on the combined company’s board of directors and committees of the board of directors.

Sonnet Executive Compensation

The following table summarizes the compensation information for the years ended September 30, 2019 and 2018 for Sonnet’s chief executive officer, our two most highly compensated executive officers other than our chief executive officer who were serving as executive officers as of the end of 2019 and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of September 30, 2019. The persons listed in the following table are referred to herein as the “named executive officers”.

Name and Principal Position	Year	Salary Paid ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Pankaj Mohan, Ph.D.,	2019	255,488	0	0	0	0	0	0	255,488
Chief Executive Officer	2018	0	0	0	0	0	0	0	0

John Cini, Ph.D.	2019	177,692	0	0	0	0	0	0	177,692
Chief Scientific Officer	2018	129,451	0	0	0	0	0	0	129,451

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Narrative Disclosure to Summary Compensation Table

Agreements with our Named Executive Officers

We entered into an employment agreement with Dr. Mohan on December 31, 2018, setting forth the terms of his employment as Chief Executive Officer. Pursuant to the employment agreement, Dr. Mohan is entitled to, among other things, (i) an annual gross base salary of $495,000 and (ii) eligibility for a bonus equal to 2.5% of gross revenue received by Sonnet from a strategic transaction. The employment agreement shall terminate in accordance with its terms.

We extended an offer letter agreement to Mr. Cross on May 2, 2019 in connection with his position as Chief Financial Officer for an annual gross base salary of $250,000 (which annual base salary will be increased to $315,000 immediately after the Effective Time) and eligibility for a bonus up to 35% of his base salary. The offer letter has no specific term and constitutes an at-will employment. The offer letter also establishes that an employment agreement will be executed with Mr. Cross prior to the Effective Time to be effective from the Effective Time.

We entered into an employment agreement with Dr. Cini on December 31, 2018, setting forth the terms of his employment as Chief Scientific Officer. Pursuant to the employment agreement, Dr. Cini is entitled to, among other things, (i) an annual gross base salary of $210,000 (which annual base salary will be increased to $300,000 immediately after the Effective Time.) and (ii) eligibility for a bonus equal to 0.5% of gross revenue received by Sonnet from a strategic transaction. The employment agreement has no specific term and constitutes an at-will employment.

Potential Payments Upon Termination or Change of Control

Pursuant to Dr. Mohan’s employment agreement, if he is terminated without “Cause” or for “Good Reason” within 2 months prior to or within 12 months following a “Change in Control”, he is entitled to (i) his base salary for 18 months, (ii) a bonus equal to his performance bonus for the year in which the termination occurs, divided by 12, and then multiplied by 18, and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date with he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage. If Dr. Mohan is terminated without “Cause” or for “Good Reason” not coincident with a “Change in Control”, he is entitled to (i) his base salary for 18 months, (ii) any performance bonus for the performance year in which his termination occurs., and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date with he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage

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Securities Authorized for Issuance Under Equity Compensation Plans

As of September 30, 2019, the total unallocated authorized for issuance options of Sonnet is 4,300,000. The issuance of the options is subject to the approval of Sonnet board of directors

Equity Awards

There were no outstanding equity awards as September 30, 2019.

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments by Sonnet or other benefits from Sonnet at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our Named Executive Officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Chanticleer

The following is a summary of transactions since January 1, 2016 and all currently proposed transactions, to which Chanticleer has been a participant, in which:

●	the amounts exceeded or will exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year-end for the last two completed fiscal years; and

●	any of the directors, executive officers or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Loans from Affiliated Entities

Chanticleer invested $800,000 during 2011 and 2012 in exchange for a 22% ownership stake in Chanticleer Investors, LLC., which in turn holds a 3% interest in Hooters of America, the operator and franchisor of the Hooters Brand worldwide. Chanticleer received non-interest-bearing loans and advances Hooters of America. The amounts currently owed by Chanticleer are as follows:

	September 30, 2019	December 31, 2018

Chanticleer Investors, LLC	$-	$185,726
	$-	$185,726

The amount from Chanticleer Investors LLC was related to cash distributions received from Chanticleer Investors LLC’s interest in Hooters of America, which was payable to Chanticleer’s co-investors in that investment. The amount was repaid in the third quarter of 2019.

Transactions with Board Members

Larry Spitcaufsky, a significant shareholder and former member of Chanticleer’s Board of Directors, is also a lender to Chanticleer for $2 million of Chanticleer’s $6 million in secured debentures. In connection with the secured debentures, Chanticleer made payments of interest to the board member of $127,890 and $120,000 for the nine months ended September 30, 2019 and 2018, respectively, as required under the debentures.

Mr. Spitcaufsky also subscribed for 70,000 shares in connection with the May 3, 2018 Securities Purchase Agreement and received an equal number of warrants in the transaction. Michael D. Pruitt, Chanticleer’s chairman and Chief Executive Officer also participated in the offering.

Chanticleer had previously entered into a franchise agreement with entities controlled by Mr. Spitcaufsky providing him with the franchise rights for Little Big Burger in the San Diego area and an option for southern California. In February 2019, Mr. Spitcaufsky closed both of his franchised Little Big Burger restaurants and all agreements were terminated in May 2019.

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Sonnet

The following is a summary of transactions since October 1, 2016 and all currently proposed transactions, to which Sonnet has been a participant, in which:

●	the amounts exceeded or will exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year-end for the last two completed fiscal years; and

●	any of its current directors, executive officers or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Note Payable

In December 2016, Sonnet issued an unsecured convertible promissory note to Princeton Kanaw LLC (the “Lender”) in exchange for cash proceeds of $1,000,000. The note had an original term of 330 days, which was subsequently extended until December 2018 and bore interest at a rate of 12% per year. The note was convertible into common stock at $1.00 per share, but also included a contingent beneficial conversion feature such that if Sonnet were to issue shares of common stock at an amount less than $1.00 per share then the conversion price would be reduced to the lower conversion price per share. During fiscal 2018, Sonnet issued shares of common stock at $0.80 per share to investors, and therefore Sonnet recorded a beneficial conversion feature related to the reduction in conversion price of $250,000 as a debt discount. The beneficial conversion feature represented the difference between the estimated fair value of Sonnet’s common stock at the original debt issuance date and the adjusted conversion price. In December 2018, the promissory note was converted into 1,250,000 shares of common stock. Sonnet recognized interest expense of $116,233 and $283,767 during the years ended September 30, 2019 and 2018, of which $86,233 and $163,767 related to the amortization of the debt discount, respectively.

In March 2017, Sonnet issued an additional unsecured convertible promissory note to the Lender in exchange for cash proceeds of $400,000. The note was guaranteed by the Dr. Mohan, Sonnet’s Chairman and Chief Executive Officer. The note had an original term of 330 days, which was subsequently extended until December 2018 and bore interest at a rate of 18% per year. Sonnet repaid the remaining outstanding principal balance in December 2018. As of September 30, 2018, the outstanding balance of the note was $390,000. Sonnet recognized interest expense of $44,136 and $71,250 during the years ended September 30, 2019 and 2018, respectively.

Other Related Party Notes

During the years ended September 30, 2019 and 2018, Sonnet issued other unsecured notes payable to various related parties, including Dr. Mohan, Donald J. Griffith, a director of Sonnet, and John K. Cini, Sonnet’s Chief Scientific Officer, resulting in cash proceeds of $338,493 and $184,300, respectively. These notes are payable on demand and payments of $274,554 and $71,040 were made during the year ended September 30, 2019 and 2018, respectively. The interest on these notes was de minimis during each of those fiscal years.

In December 2018, the Company issued 275,000 shares of common stock to settle $220,000 of related party notes.

The total amount of related party notes outstanding was $217,380 and $573,441 at September 30, 2019 and 2018, respectively.

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DESCRIPTION OF SECURITIES

All references in this section to “Chanticleer,” the “Company,” “we,” “us,” or “our” mean Chanticleer Holdings, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws and to the applicable provisions of Delaware law.

We are authorized to issue 45,000,000 shares of common stock, $0.0001 par value. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our bylaws, which could delay, defer or prevent a change in control.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following information does not give effect to the proposed reverse stock split of Chanticleer common stock described in the Reverse Stock Split Proposal.

On October 10, 2019, Chanticleer Holdings, Inc., a Delaware corporation, or Chanticleer, Sonnet BioTherapeutics, Inc., a New Jersey corporation, or Sonnet, and Bio Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Chanticleer (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”). As contemplated by the Merger Agreement, Merger Sub, will merge with and into Sonnet, with Sonnet surviving as a wholly-owned subsidiary of Chanticleer (the “merger”). At the effective time of the merger, or the Effective Time, Chanticleer will change its name to Sonnet BioTherapeutics Holdings, Inc. (the “combined company”).

At the Effective Time, each share of Sonnet’s common stock, no par value (“Sonnet Common Stock”) outstanding immediately prior to the Effective Time (excluding certain shares to be canceled pursuant to the Merger Agreement and shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in the section of this proxy statement/prospectus/information statement titled “The Merger—Appraisal Rights and Dissenters’ Rights,” will be converted into the right to receive a number of shares of Chanticleer’s common stock, par value $0.0001 per share (“Chanticleer Common Stock”) (the “Exchange Ratio”), which Exchange Ratio is currently estimated to be 3.5475 shares of Chanticleer Common Stock for each share of Sonnet Common Stock and is subject to change to account, among other things, for Chanticleer’s and Sonnet’s capitalization and cash balances immediately prior to the closing (the “Closing”) of the merger. Because such cash balances will not be determined until the Closing, and because, among other things, the number of shares of Chanticleer Common Stock issuable to Sonnet is determined based on such cash balances and the capitalizations of Sonnet and Chanticleer at the Closing, Chanticleer Stockholders cannot be certain of the exact number of shares that will be issued to Sonnet’s stockholders when Chanticleer’s stockholders vote on the proposals at the special meeting of Chanticleer Stockholders (the “Special Meeting”). The Exchange Ratio referenced above is an estimate only and the final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

The following selected unaudited pro forma condensed combined financial data gives effect to (i) the merger, (ii) the GEM Draw Down, (iii) proceeds from the Pre-Closing Private Placement Transactions, (iv) Sonnet’s acquisition of Relief, and (v) the Disposition (collectively, the “Pro Forma Events”).

The merger is accounted for as a reverse recapitalization under U.S. GAAP because Chanticleer will have nominal operations and assets at the time of the merger. Sonnet was determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) Sonnet Stockholders are expected to own at least 92% of the Fully Diluted Closing Chanticleer Common Stock immediately following the Effective Time (based on estimates made at the time of the execution of the Merger Agreement), (ii) Sonnet will hold all of the board seats of the combined company and (iii) Sonnet’s management will hold all key positions in the management of the combined company. “Fully Diluted Closing Chanticleer Common Stock” as used herein means the total number of shares of Chanticleer Common Stock outstanding immediately after the Effective Time expressed on an as-converted basis assuming exercise of all options and warrants.

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The Chanticleer and Sonnet unaudited pro forma condensed combined balance sheet data assume that the Pro Forma Events took place on September 30, 2019 and combines the Chanticleer and Sonnet historical balance sheets at September 30, 2019. The Chanticleer and Sonnet unaudited pro forma condensed combined statements of operations data assume that the Pro Forma Events took place as of January 1, 2018, and combines the historical results of Chanticleer for the year ended December 31, 2018, of Sonnet for the year ended September 30, 2018 and of Chanticleer and Sonnet for the nine months ended September 30, 2019. The historical financial statements of Chanticleer and Sonnet, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Chanticleer and Sonnet have different fiscal year ends. As Chanticleer’s fiscal year ended December 31 is within 93 days of Sonnet’s fiscal year ended September 30, Chanticleer’s pro forma condensed combined statement of operations for the year ended December 31, 2018 includes Sonnet’s operating results for its respective fiscal year ended September 30, 2018 as permitted by Rule 11-02 of Regulation S-X. The unaudited condensed combined statement of operations for the nine months ended September 30, 2019 combines the historical results of Chanticleer for the nine months ended September 30, 2019 and the historical results of Sonnet for the nine months ended September 30, 2019, derived from Sonnet’s audited statement of operations for the year ended September 30, 2019 and Sonnet’s unaudited statement of operations for the three months ended December 31, 2018.

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. A final determination of these estimated fair values will be based on the actual net tangible assets of Chanticleer, Sonnet and Relief that exist as of the date of completion of the transaction. Differences between these preliminary estimates and the final fair value of assets and liabilities acquired may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Chanticleer and Sonnet been a combined organization during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the Chanticleer historical audited financial statements for the year ended December 31, 2018, the Chanticleer unaudited condensed financial statements for the nine months ended September 30, 2019, and the Sonnet historical audited financial statements for the years ended September 30, 2019 and 2018 included elsewhere in this proxy statement/prospectus/information statement.

208

Unaudited Pro Forma Condensed Combined Balance sheet

As of September 30, 2019

(In thousands)

	Sonnet BioTherapeutics, Inc.	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Sonnet BioTherapeutics, Inc.	Chanticleer Holdings, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$36	$9	$550	A	$595	$637	$(637)	E	$595
Accounts receivable	—	—	—		—	224	(224)	F	—
Related party receivable	—	1,011	—		1,011	—	—		1,011
Inventories	—	—	—		—	354	(354)	F	—
Prepaid expenses and other current assets	4	13	—		17	344	(344)	F	17
Assets held for sale, net	—	—	—		—	1,901	(1,901)	F	—
Total current assets	40	1,033	550		1,623	3,460	(3,460)		1,623
Property and equipment, net	—	—	—		—	8,160	(8,160)	F	—
Operating lease assets	—	—	—		—	14,524	(14,524)	F	—
Goodwill	—	—	—		—	10,499	(10,499)	F	—
Intangible assets, net	—	—	—		—	4,480	(4,480)	F	—
Investments	—	—	—		—	373	(373)	F	—
Deposits and other assets	—	—	—		—	351	(351)	F	—
Total assets	$40	$1,033	$550		$1,623	$41,847	$(41,847)		$1,623
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of long-term debt and notes payable	$—	$—	$—		$—	$6,682	$(6,682)	G	$—
Related-party notes	217	—	—		217	—	—		217
Accounts payable	1,843	77	—		1,920	2,414	(2,414)	F	1,920
Other accrued expenses	825	124	(32)	D	917	5,018	(2,936)	F,H	2,999
Operating lease liabilities - current	—	—	—		—	3,241	(3,241)	F	—
Related party payable	—	26	—		26	—	—		26
Liabilities held for sale, net	—	—	—		—	1,645	(1,645)	F	—
Total current liabilities	2,885	227	(32)		3,080	19,000	(16,918)		5,162
Shareholder loan	—	25	—		25	—	—		25
Redeemable preferred stock	—	—	—		—	701	(701)	I	—
Long-term operating lease liabilities	—	—	—		—	15,910	(15,910)	F	—
Deferred revenue	—	—	—		—	983	(983)	F	—
Deferred tax liabilities	—	—	—		—	120	(120)	F	—
Defined benefit obligation	—	568	(568)	C	—	—	—		—
Total liabilities	2,885	820	(600)		3,105	36,714	(34,632)		5,187
Stockholders’ equity (deficit):
Common stock	9,595	209	22,388	A,B	32,192	1	(32,170)	J	23
Additional paid-in capital	—	599	(599)	B	—	71,222	(38,934)	J	32,288
Accumulated other comprehensive income (loss)	—	—	—		—	(392)	392	J	—
Accumulated deficit	(12,440)	(595)	(20,639)	B	(33,674)	(66,183)	63,982	J	(35,875)
Total stockholders’ equity (deficit)	(2,845)	213	1,150		(1,482)	4,648	(6,730)		(3,464)
Equity attributable to non-controlling interests	—	—	—		—	485	(485)	J	—
Total liabilities and stockholders’ equity	$40	$1,033	$550		$1,623	$41,847	$(41,847)		$1,623

209

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2019

(In thousands, except share and per share data)

	Sonnet BioTherapeutics, Inc.	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Sonnet BioTherapeutics, Inc.	Chanticleer Holdings, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$—	$—	$—		$—	$30,562	$(30,562)	F	$—
Costs and expenses:
Cost of revenues	—	—	—		—	29,068	(29,068)	F	—
Research and development	2,141	29	—		2,170	—	—		2,170
Selling, general and administrative	2,411	103	(84)	K	2,430	4,785	(4,878)	F,M	2,337
Asset impairment charge	—	—	—		—	4,007	(4,007)	F	—
Depreciation and amortization	—	1	(1)	L	—	1,628	(1,628)	F	—
Total costs and expenses	4,552	133	(85)		4,600	39,488	(39,581)		4,507
Loss from operations	(4,552)	(133)	85		(4,600)	(8,926)	9,019		(4,507)
Interest expense	(52)	—	—		(52)	(542)	542	F	(52)
Other income (expense)	—	1,372	—		1,372	(86)	86	F	1,372
Total other income (expenses)	(52)	1,372	—		1,320	(628)	628		1,320
Loss before income taxes	(4,604)	1,239	85		(3,280)	(9,554)	9,647		(3,187)
Income tax benefit (expense)	—	—	—		—	(62)	62	F	—
Net loss	$(4,604)	$1,239	$85		$(3,280)	$(9,616)	$9,709		$(3,187)
Net loss attributable to noncontrolling interests	—	—	—		—	641	(641)	F	—
Net loss attributable to the company	$(4,604)	$1,239	$85		$(3,280)	$(8,975)	$9,068		$(3,187)
Dividends on redeemable preferred stock	—	—	—		—	(84)	84	F	—
Net loss attributable to common stockholders	$(4,604)	$1,239	$85		$(3,280)	$(9,059)	$9,152		$(3,187)

Net loss per share, basic and diluted	$(0.09)				$(0.06)	$(1.54)			$(0.01)
Weighted average common shares outstanding, basic and diluted	50,953,296			N	58,065,243	5,892,639		O	223,844,447

210

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018*

(In thousands, except share and per share data)

	Sonnet BioTherapeutics, Inc. *Year ended September 30, 2018	Relief Therapeutics SA	Pro Forma Adjustments	Notes	Pro Forma Sonnet BioTherapeutics, Inc.	Chanticleer Holdings, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$—	$—	$—		$—	$40,614	$(40,614)	F	$—
Costs and expenses:
Cost of revenues	—	—	—		—	37,266	(37,266)	F	—
Research and development	155	53	—		208	—	—		208
Selling, general and administrative	363	81	—		444	4,579	(4,579)	F	444
Asset impairment charge	—	—	—		—	1,960	(1,960)	F	—
Depreciation and amortization	—	4	(4)	L	—	2,164	(2,164)	F	—
Total costs and expenses	518	138	(4)		652	45,969	(45,969)		652
Loss from operations	(518)	(138)	4		(652)	(5,355)	5,355		(652)
Interest expense	(382)	—	—		(382)	(2,527)	2,527	F	(382)
Other income (expense)	—	—	—		—	(18)	18	F	—
Total other income (expenses)	(382)	—	—		(382)	(2,545)	2,545		(382)
Loss before income taxes	(900)	(138)	4		(1,034)	(7,900)	7,900		(1,034)
Income tax benefit (expense)	—	—	—		—	701	(701)	F	—
Net loss	$(900)	$(138)	$4		$(1,034)	$(7,199)	$7,199		$(1,034)
Net loss attributable to noncontrolling interests	—	—	—		—	345	(345)	F	—
Net loss attributable to the company	$(900)	$(138)	$4		$(1,034)	$(6,854)	$6,854		$(1,034)
Dividends on redeemable preferred stock	—	—	—		—	(119)	119	F	—
Net loss attributable to common stockholders	$(900)	$(138)	$4		$(1,034)	$(6,973)	$6,973		$(1,034)

Net loss per share, basic and diluted	$(0.02)				$(0.02)	$(1.98)			$—
Weighted average common shares outstanding, basic and diluted	46,939,089			N	54,051,036	3,520,125		O	209,604,049

211

(1)	Description of Transactions

Merger

On October 10, 2019, Chanticleer Holdings, Inc. (“Chanticleer”) and Sonnet BioTherapeutics, Inc. (“Sonnet”) entered into an Agreement and Plan of Merger, as may be amended from time to time (the “Merger Agreement”) pursuant to which a wholly owned subsidiary of Chanticleer will merge with and into Sonnet, with Sonnet surviving as a wholly owned subsidiary of Chanticleer (the “merger”). After completion of the merger, Chanticleer will be renamed “Sonnet BioTherapeutics Holdings, Inc.” As of October 31, 2019, the Chanticleer Common Stock is listed on The Nasdaq Capital Market under the symbol “BURG.”

At the Effective Time of the merger, each share of Sonnet Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive shares of Chanticleer’s Common Stock at the estimated Exchange Ratio. Based on current estimates, the Exchange Ratio is estimated to be 3.5475 shares of Chanticleer Common Stock for each share of Sonnet Common Stock.

As of the date of the execution of the Merger Agreement, it was determined that immediately following the consummation of the Merger, based solely on the sample Exchange Ratio of 3.5475 set forth above existing Sonnet stockholders would own, or hold rights to acquire, approximately 92% of the Fully Diluted Closing Chanticleer Common Stock, existing Chanticleer securityholders would own approximately 6% of the Fully Diluted Closing Chanticleer Common Stock and the Spin-Off Entity will hold a warrant to purchase 2% of the common stock of the combined company outstanding after the Effective Time.

GEM

Sonnet entered into a Common Stock Purchase Agreement with GEM Global Yield Fund LLC SCS (“GEM”) on August 6, 2019 (“the Purchase Agreement”). The GEM Agreement was further amended on September 25, 2019 by an Amendment to Common Stock Purchase Agreement (the “GEM Amendment” and together with the Purchase Agreement, the “GEM Agreement”). The rights and obligations under the GEM Agreement will be assigned to Chanticleer prior to the Effective Time and Chanticleer will assume all obligations thereunder. Pursuant to the GEM Agreement, GEM agreed to purchase up to $100,000,000 of Sonnet’s common stock (the “Aggregate Limit”) over a three-year period commencing on the date the Purchase Agreement was executed (the “Investment Period”); provided that during any period when Sonnet’s public float is less than $75,000,000, the Aggregate Limit will instead be equal to one-third of the amount of Sonnet’s public float over any consecutive 12-month period. Under the GEM Agreement, during the Investment Period, Sonnet may, by delivering a Draw Down Notice (as defined in the Purchase Agreement”) direct GEM to purchase shares of Sonnet common stock in an amount up to 400% of the average daily trading volume for the ten (10) trading days immediately preceding the date the Draw Down Notice is delivered. GEM is not obligated to purchase any shares of Sonnet common stock which would result in GEM beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 4.99% of the number of common shares issued and outstanding of Sonnet. GEM will pay a purchase price per share equal to 90% of the average market closing price of the common stock during the ten consecutive trading days commencing with the first trading day on which a Draw Down Notice is delivered (the “Draw Down Pricing Period”).

GEM represented to Sonnet, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and Sonnet will rely upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder when issuing shares of its common stock under the GEM Agreement. Sonnet has agreed to file a Registration Statement with the SEC to register the shares of common stock to be issued to GEM pursuant to the GEM Agreement. The Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Sonnet has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Unless Sonnet informs GEM of an event resulting in a Materially Adverse Effect or Material Change in Ownership (all defined in the Purchase Agreement) GEM does not have the right to terminate the Purchase Agreement. The GEM Amendment provides for a one-time purchase of up to $6,000,000 of registered shares of common stock of Sonnet upon the Effective Time (the “GEM Draw Down”). Such draw down will be credited against the Aggregate Limit. The GEM Amendment also provides for warrant coverage whereby GEM will receive a registered warrant that shall entitle GEM to purchase that number shares of common stock that it purchased in the draw down at a price of $0.01 per share.

Acquisition of Relief

On August 9, 2019, Sonnet executed a Share Exchange Agreement with Relief Therapeutics Holdings SA (“Relief Holding”), in which Sonnet agreed to acquire the outstanding shares of Relief Therapeutics SA (“Relief”) by issuing 7,111,947 shares of Sonnet’s Common Stock to Relief Holding.

The value per share was determined by dividing the Aggregate Valuation by the Post-Closing Public Company shares expressed on an as-converted to Public Company Common Stock Basis and assuming the exercise of all options and warrants. The actual value each share issued to Relief will be based on the value of the common stock of the combined company immediately after the merger. Accordingly, the total purchase price could differ from the amount in the unaudited pro forma condensed combined financial statements, and that difference could be material. A 10% increase (decrease) to the combined company stock price would increase (decrease) the purchase price by $2.2 million. Therefore, the estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements may not purport to represent what the actual consideration transferred will be when the merger is completed.

The Share Exchange Agreement with Relief is accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired is concentrated Relief’s atexakin alfa asset. The closing is expected to occur immediately prior to the merger and is subject to certain customary closing conditions.

212

(2)	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 is presented as if the Pro Forma Events had been completed on September 30, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 assumes that the Pro Forma Events occurred on January 1, 2018 and combines the historical results of Sonnet and Chanticleer.

Chanticleer and Sonnet have different fiscal year ends. As Chanticleer’s fiscal year ended December 31 is within 93 days of Sonnet’s fiscal year ended September 30, Chanticleer’s pro forma condensed combined statement of operations for the year ended December 31, 2018 includes Sonnet’s operating results for its respective fiscal year ended September 30, 2018 as permitted by Rule 11-02 of Regulation S-X. The unaudited condensed combined statement of operations for the nine months ended September 30, 2019 combines the historical results of Chanticleer for the nine months ended September 30, 2019 and the historical results of Sonnet for the nine months ended September 30, 2019, derived from Sonnet’s audited statement of operations for the year ended September 30, 2019 and Sonnet’s unaudited statement of operations for the three months ended December 31, 2018.

Additionally, the unaudited pro forma condensed combined statements of operations data reflect the acquisition by Sonnet of Relief concurrent with the merger by giving pro forma effect to the consummation of the acquisition as if it occurred on January 1, 2018. The historical financial information of Relief was prepared in accordance with IFRS and presented in Swiss francs. The historical financial information was translated from Swiss francs to U.S. dollars using an average exchange rate of 1.00 CHF to $1.01 for the nine months ended September 30, 2019, the average exchange rate of 1.00 CHF to $1.02 for the year ended December 31, 2018 and the spot exchange rate of 1.00 CHF to $1.00 as of September 30, 2019. There were no adjustments to convert Reliefs financial information from IFRS to U.S. GAAP.

For accounting purposes, Sonnet is considered to be the acquiring company and the merger will be accounted for as a reverse recapitalization of Chanticleer by Sonnet because on the merger date, Chanticleer will have nominal assets and operations as a result of the Disposition.

Under reverse recapitalization accounting, the assets and liabilities, if any, of Chanticleer will be recorded, as of the completion of the merger, at their book value because of the short-term nature of the instruments. No goodwill or intangible assets will be recognized and any excess consideration transferred over the value of the net assets, if any, of Chanticleer following determination of the actual purchase consideration for Chanticleer will be reflected as a reduction to equity. Consequently, the combined financial statements of Sonnet reflect the operations of Sonnet, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of Chanticleer, the legal acquirer, and a recapitalization of the equity of the accounting acquirer. The historical financial statements of Chanticleer and Sonnet, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

213

To the extent there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

(3)	Pro Forma Adjustments

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical audited financial statements of Sonnet for the years ended September 30, 2019 and 2018, the historical audited financial statements of Chanticleer for the year ended December 31, 2018, and the historical unaudited condensed consolidated financial information of Chanticleer as of and for the nine months ended September 30, 2019.

A.	Reflects $0.6 million in proceeds from Pre-Closing Private Placement Transactions.

B.

Reflects accounting for the acquisition of Relief as an asset acquisition and expensing the fair value allocated to the atexakin program as in-process research and development since Sonnet determined the asset has no alternative future use without further development and regulatory approval.

C.	Reflects elimination of Swiss pension not assumed from the Relief acquisition.

D.	Reflects accrual of unpaid transaction costs and settlement of IP maintenance fees in connection with the acquisition of Relief.

(amounts in thousands)	September 30, 2019
Transaction costs	$23
IP maintenance fees	(55)
Pro forma adjustment	$(32)

E.	Reflects (i) elimination of Chanticleer cash as a result of the Disposition, (ii) $6.0 million in proceeds from the GEM Draw Down, and (iii) payment of Payoff Amount upon consummation of the Merger.

(amounts in thousands)	September 30, 2019
Elimination of Chanticleer cash as a result of the Disposition	$(637)
GEM Draw Down	6,000
Payment of Payoff Amount	(6,000)
Pro forma adjustment	$(637)

F.	To eliminate the operating accounts of Chanticleer as a result of the Disposition.

G.	Reflects settlement of long term debt and notes payable as required in the Merger Agreement.

H.	Reflects elimination of Chanticleer other accrued expenses as result of the Disposition and accrual of transaction costs in connection with the Merger.

(amounts in thousands)	September 30, 2019
Elimination of Chanticleer other accrued expenses as a result of the Disposition	$(5,018)
Transaction costs	2,082
Pro forma adjustment	$(2,936)

214

I.	Reflects settlement of redeemable preferred stock as required in the Merger Agreement.

J.

To record (i) elimination of Chanticleer’s historical equity, (ii) sale of Sonnet common stock, in connection with the GEM Draw Down, (iii) issuance of common stock and warrants to Chanticleer and disbursement of Payoff Amount in connection with the reverse recapitalization, (iv) transaction costs associated with the Merger, (v) issuance of common stock to financial adviser upon consummation of the Merger and (vi) Exchange Ratio adjustment to Sonnet’s common stock outstanding

	Common Stock		Additional Paid-In	Accumulated other Comprehensive	Accumulated	Total Stockholders’	Non-Controlling
(amounts in thousands)	Shares	Amount	Capital	Income	Deficit	Equity	Interest
Elimination of Chanticleer’s historical carrying value	—	$(1)	$(71,222)	$392	$66,183	$(4,648)	$(485)
Sale of common stock in connection with GEM Draw Down	1,935,483	—	6,000	—	—	6,000	—
Issuance of common stock and warrants to Chanticleer and disbursement of Payoff Amount in connection with the reverse recapitalization	10,073,521	1	(6,001)	—	—	(6,000)	—
To record transaction costs	—	—	—	—	(2,082)	(2,082)	—
Issuance of common stock to financial adviser upon consummation of Merger	137,904	—	119	—	(119)	—	—
Exchange ratio adjustment to Sonnet’s common stock outstanding	163,619,649	(32,170)	32,170	—	—	—	—
Pro forma adjustment	175,766,557	$(32,170)	$(38,934)	$392	$63,982	$(6,730)	$(485)

K.	Reflects elimination of Relief transaction costs recorded in historical period that will not have a continuing impact on the pro forma statement of operations.

(amounts in thousands)	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Relief transaction costs	$(84)	$—
Pro forma adjustment	$(84)	$—

L.	Reflects elimination of the historical Relief depreciation expense in the historical period that will not have a continuing impact on the pro forma statement of operations.

(amounts in thousands)	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Relief depreciation expense	$(1)	$(4)
Pro forma adjustment	$(1)	$(4)

M.	Reflects elimination of Chanticleer selling, general and administrative expenses as a result of the Disposition and Sonnet transaction costs recorded in historical period that will not have a continuing impact on the pro forma statement of operations.

(amounts in thousands)	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Elimination of Chanticleer selling, general and administrative expenses as a result of the Disposition	$(4,785)	$(4,579)
Sonnet transaction costs	(93)	—
Pro forma adjustment	$(4,878)	$(4,579)

215

N.	The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2019 and the year ended December 31, 2018. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the acquisition of Relief. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding – basic and diluted.

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Historical Sonnet weighted average shares outstanding	50,953,296	46,939,089
Shares issued to Relief shareholders upon consummation of acquisition	7,111,947	7,111,947
Pro forma weighted average shares outstanding	58,065,243	54,051,036

O.	The pro forma combined basic and diluted net loss per share have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2019 and the year ended December 31, 2018. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the merger. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding – basic and diluted.

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Effect of applying the 3.5475 exchange ratio to historical Sonnet weighted average shares outstanding	180,756,816	166,516,418
Shares issued to Relief shareholders upon consummation of acquisition	25,229,631	25,229,631
Shares issued in connection with GEM Draw Down	6,866,125	6,866,125
Shares issued in connection with Pre-Closing Private Placement Transactions	780,450	780,450
Shares issued to Chanticleer shareholders upon consummation of Merger	10,073,521	10,073,521
Shares issued to financial adviser upon consummation of Merger	137,904	137,904
Pro forma weighted average shares outstanding	223,844,447	209,604,049

216

COMPARISON OF RIGHTS OF HOLDERS OF CHANTICLEER STOCK AND SONNET STOCK

Chanticleer is incorporated under the laws of the State of Delaware and Sonnet is incorporated under the laws of the State of New Jersey. Accordingly, the rights of Chanticleer stockholders and Sonnet stockholders are governed by the laws of the State of Delaware and the laws of State of New Jersey, respectively. If the merger is completed, Sonnet stockholders will become stockholders of Chanticleer, and their rights will be governed by the DGCL and the certificate of incorporation and bylaws (sometimes referred to as the “charter documents” of Chanticleer).

The table below summarizes the material differences between the rights of Sonnet stockholders under the Sonnet certificate of incorporation and bylaws (sometimes referred to as the “charter documents” of Sonnet) and the rights of Chanticleer stockholders under the Chanticleer certificate of incorporation and bylaws. It does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary.

While Chanticleer and Sonnet believe that the summary tables cover the material differences between the rights of Sonnet stockholders and the rights of Chanticleer stockholders under their respective certificates of incorporation and bylaws, these summary tables may not contain all of the information that is important to you. Chanticleer has filed its charter documents with the SEC and will send copies to you without charge, upon your request. Sonnet will also send copies of its charter documents referred to in this proxy statement/prospectus/information statement to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Sonnet Stockholder Rights Versus Chanticleer Stockholder Rights

Provision	Sonnet	Chanticleer

Elections; Voting; Procedural Matters

Authorized Capital Stock

Sonnet’s amended and restated certificate of incorporation authorizes the issuance of up to 110,000,000 shares of capital stock, of which (a) 100,000,000 are shares of common stock, no par value, and (b) 10,000,000 are shares of preferred stock, no par value.

As of the record date for the Chanticleer special meeting of stockholders, there were shares of Sonnet common stock issued and outstanding and no shares of Sonnet preferred stock issued and outstanding.

Chanticleer’ certificate of incorporation, as amended, authorizes the issuance of up to 45,000,000 shares of capital stock, of which (a) up to 45,000,000 shares are common stock, par value $0.0001 per share, and (b) up to 5,000,000 shares are preferred stock, par value $0.0001 per share. The board of directors is authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

As of the record date for the Chanticleer special meeting of stockholders, there were shares of Chanticleer common stock issued and outstanding and shares of Chanticleer Series 1 Preferred Stock issued and outstanding.

217

Provision	Sonnet	Chanticleer

Number of Directors

Sonnet’s bylaws provide that the number of directors constituting the board of directors will be determined from time to time by resolution adopted by the board of directors.

The current number of directors is four.

Chanticleer’ bylaws provide that the number of directors which shall constitute the whole board shall be not less than one. The shareholders at any annual meeting may determine the number which shall constitute the board of directors and the number so determined shall remain fixed until changed at a subsequent annual meeting.

The current number of directors is five.

Stockholder Nominations and Proposals	The bylaws of Sonnet do not provide for stockholder director nominations or proposals.	The Chanticleer bylaws do not provide for stockholder director nominations or proposals
Directors’ Terms of Office; Removal

Sonnet’s bylaws do not provide for director terms. Under the New Jersey Business Corporation Act “the “NJBCA”), each director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified.

Unless otherwise restricted by statute or Sonnet’s charter documents, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at the election of directors.

Chanticleer’s bylaws provide that directors are elected at each annual meeting of stockholders, to hold office until the next annual meeting, and shall hold office until their respective successors are elected. The entire board of directors or any individual director may be removed from office with or without cause by vote of shareholders holding a majority of the outstanding shares entitled to vote at any annual or special meeting of shareholders. In case the entire board of directors or any one or more directors be so removed, new directors may be elected at the same meeting of shareholders.

Special Meetings of the Stockholders

Sonnet’s bylaws provide that a special meeting of the stockholders may be called by the chairman of the board of directors and shall be called by the president or secretary of the Corporation at the written request of (i) the board of directors or (ii) the majority of shareholders entitled to vote thereon.

Chanticleer’ bylaws provide that a special meeting of the stockholders may be called at any time by the President, or by resolution of the board of directors, or by one or more shareholders holding not less than one-third of the issued and Outstanding voting shares of the Corporation, or such meeting may be held at any time without call or notice upon unanimous consent of the shareholders. Except in special cases where other express provision is made by statute, notice of such special meetings shall be given in the same manner and pursuant to the same notice provisions as for annual meetings of shareholders. Notices of any special meeting shall state, in addition to the place, day and hour of such meeting, the purpose or purposes of the meeting. Business transacted at any special meeting of the shareholders shall be limited to the purposes stated in the notice.

218

Provision	Sonnet	Chanticleer

Cumulative Voting

The charter documents of Sonnet do not provide for cumulative voting rights in the election of its directors. Under the NJBCA, cumulative voting is permitted only when authorized in the certificate of incorporation.

The charter documents of Chanticleer do not provide for cumulative voting rights in the election of its directors. Under the DGCL, cumulative voting is permitted only when authorized in the certificate of incorporation.
Vacancies	Sonnet’s bylaws provide that vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board of directors, effective at a future date, a majority of directors then in office, including those who have resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Chanticleer’ bylaws provide that any vacancies in the board of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the shareholders. A vacancy or vacancies in the board of directors shall be deemed to exist in case of the death, resignation or removal of any director, or if the authorized number of directors be increased, or if the shareholders fail, at any annual or special meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

Voting

Pursuant to Sonnet’s certificate of incorporation, holders of shares of Sonnet common stock are entitled to one vote for each such share on all matters voted on by the stockholder.

Pursuant to Sonnet’s certificate of incorporation, the voting rights of any holders of preferred stock shall be established and designated by the board of directors at the time of issuance.

Pursuant to the Chanticleer certificate of incorporation, each outstanding share of common stock entitles its holder to one vote on matters properly submitted to the Chanticleer shareholders. All elections shall be had, and all questions decided by a majority vote.

Except as otherwise required by law, holders of the Chanticleer Series 1 Preferred Stock are not entitled to vote on any matters.

219

Provision	Sonnet	Chanticleer

Stockholder Action by Written Consent

Sonnet’s bylaws provide that any action that may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Chanticleers bylaws provide that any action which, under provisions of the laws of the State of Delaware or under the provisions of the certificate of incorporation or bylaws may be taken at a meeting of the shareholders, may be taken without a meeting if a record or memorandum thereof be made in writing and signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such record or memorandum shall be filed with the secretary of the Corporation and made a part of the corporate records.

Notice of Stockholder Meetings	Sonnet’s bylaws provide that notice of the place, if any, date and time of all meetings of stockholders (and the means of written notice by personal delivery or regular mail at such shareholder’s address a it appears on the records.) shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting

Chanticleer’ bylaws provide that written notice of each annual meeting shall be given to each shareholder entitled to vote (unless such call and notice is waived by the unanimous consent of the shareholders), either personally or by mail or other means of written communication, charges prepaid, addressed to such shareholder at his address appearing on the books of the Corporation or given by him to the Corporation for the purpose of notice. If a shareholder gives no address, notice shall be deemed to have been given him if sent by mail or other means of written communication addressed to the place where the principal office of the Corporation is situated, or if published at least once in some newspaper of general circulation in the county in which said office is located. All such notices shall be sent to each shareholder entitled thereto not less than 10 nor more than sixty 60 days before each annual meeting. Such notices shall specify the place, the day and the hour of such meeting and shall state such other matters, if any, as may be expressly required by statute. Notices of any special meeting shall state, in addition to the place, day and hour of such meeting, the purpose or purposes of the meeting. Business transacted at any special meeting of the shareholders shall be limited to the purposes stated in the notice.

220

Provision	Sonnet	Chanticleer

Conversion Rights and Protective Provisions

The holders of Sonnet common stock do not have preemptive, conversion or other protective rights.

There are no shares of preferred stock of Sonnet issued or outstanding. Pursuant to Sonnet’s certificate of incorporation, the rights of any holders of preferred stock shall be established and designated by the board of directors at the time of issuance.

The holders of Chanticleer common stock do not have preemptive, conversion or other protective rights.

The Chanticleer Series 1 Preferred Stock are not convertible into or exchangeable for shares of our common stock or any other securities. The Chanticleer Series 1 Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank senior and prior to the Chanticleer common stock and any additional series of preferred stock which may in the future be issued by the Corporation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Chanticleer Series 1 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution, $13.50 per share of Chanticleer Series 1 Preferred Stock held plus accrued and unpaid dividends in preference to any distribution to the holders of Chanticleer common stock.

Forum Selection	Neither the certificate of incorporation nor bylaws of Sonnet include a forum selection provision.	Neither the certificate of incorporation nor bylaws of Chanticleer include a forum selection provision.

221

Provision	Sonnet	Chanticleer

Indemnification of Officers and Directors and Advancement of Expenses

Indemnification

Sonnet’s bylaws provide that Sonnet shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or otherwise acted as a corporate agent.

A corporate agent, as defined by the NJBCA, is any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent.

Chanticleer’s bylaws provide that the Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceedings by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and expect that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnify for such expenses which such court shall deem proper.

222

Provision	Sonnet	Chanticleer

Advancement of Expenses

Sonnet’s bylaws provide that with respect to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

Chanticleer’s bylaws provide that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

223

Provision	Sonnet	Chanticleer

Dividends

Declaration and Payment of Dividends

Sonnet’s bylaws provide that, subject to the provisions of the Certificate of Incorporation the board of directors may, from time to time, at any regular or special meeting, declare dividends upon the capital stock of the Corporation in cash, stock or bonds.

Chanticleer’ bylaws provide that dividends upon the shares of the capital stock of the Corporation may be declared and paid out of surplus or, if there is no surplus, out of net profits of the Corporation, to the extent permitted by the laws of the State of Delaware, by the board of directors in their discretion at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of the funds of the Corporation available for dividends such sum or sums as the directors may from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors think conductive to the interests of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

The holders of the Chanticleer Series 1 Preferred Stock are entitled to be paid dividends out of legally available funds at the rate of nine percent of the “Preference Amount” (as defined in the Certificate of Designation), or $1.215 per share of Chanticleers Series 1 Preferred Stock, from the issuance date of through the earlier of the seventh anniversary of the issuance date or the date of redemption or surrender thereof. Such dividends shall be fully cumulative, accruing, without interest, and, to the extent so declared by the board of directors, shall be payable quarterly in arrears on the last day of March, June, September and December.

224

Provision	Sonnet	Chanticleer

Amendments to Certificate of Incorporation or Bylaws

General Provisions

Sonnet’s certificate of incorporation may be amended, altered, changed or repealed in accordance with the NJBCA.

Sonnet’s bylaws provide that, the bylaws may be altered, amended, or repealed at any annual or regular meeting of the board of directors or at any special meeting of the board of directors if notice of the proposed alteration, amendment, or repeal be contained in written notice of such special meeting, or at any annual or special meeting of the shareholders of the Corporation by the affirmative vote of the majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat.

Chanticleer’s certificate of incorporation may be amended, altered, changed or repealed in accordance with the DGCL.

Chanticleer’s bylaws may be amended, altered, changed or repealed by the affirmative vote of a majority of the shares issued and outstanding, and entitled to vote thereat, at any regular or special meeting of the shareholders if notice of the proposed amendment, alteration, change or repeal be contained in the notice of the meeting, or by the affirmative vote of the majority of the board of directors at any regular or special meeting of the Board of Directors; provided, however, that the board of directors shall have no power to adopt, amend or alter any bylaws fixing their number, qualifications, classifications, term of office or the right of the shareholders to remove them from office.

225

PRINCIPAL STOCKHOLDERS OF CHANTICLEER

To our knowledge, the following table sets forth information with respect to beneficial ownership of outstanding common stock as of October 31, 2019 by:

●	each person known by the Company to beneficially own more than 5% of the outstanding shares of the common stock;
●	each of our Named Executive Officers;
●	each of our directors; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities as well as securities which the individual or group has the right to acquire within 60 days of the determination date. Unless otherwise indicated, the address for those listed below is c/o Chanticleer Holdings, Inc., 7621 Little Avenue, Suite 414, Charlotte, NC 28226. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of the common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants, options or other convertible securities held by such persons that are exercisable within 60 days of October 31, 2019 but excludes shares of common stock underlying warrants, options or other convertible securities held by any other person. The number of shares of common stock issued and outstanding as of October 31, 2019 was 10,073,545. Except as noted otherwise, the amounts reflected below are based upon information provided to the Company and filings with the SEC.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Michael D. Pruitt (1)	96,258	*
Frederick L. Glick(2)	30,000	*
Richard Adams(3)	17,246	*
Patrick Harkleroad(4)	-	*
Troy Shadoin(8)	-	*
Keith J. Johnson(5)	29,479	*
Neil G. Kiefer(6)	22,005	*
Russell J. Page(7)	28,212	*
J. Eric Wagoner(9)	14,560	*
Directors and Executive Officers as a Group (9 persons)	237,596

226

Significant Shareholders	Number of Shares Beneficially Owned	Percent of Class
Larry S. Spitcaufsky (10)	1,063,473	10.55%

Significant Shareholders	1,063,473	10.55%

* less than 1%

(1)	Mr. Pruitt directly holds 17,326 shares of common stock, Class A Warrants exercisable for 16,800 shares of common stock, and Class B Warrants exercisable for 16,800 shares of common stock. Mr. Pruitt’s IRA holds 4,522 shares of common stock and 340 Series 1 Preferred Warrants exercisable for 3,300 shares of common stock. Additionally, Avenel Financial Group, Inc., a corporation controlled by Mr. Pruitt, holds 30,962 shares of common stock, warrants exercisable for 1,500 shares of common stock, Class A Warrants exercisable for 2,394 shares of common stock, and Class B Warrants exercisable for 2,394 shares of common stock.

(2)	Mr. Glick holds 30,0000 restricted stock units exercisable for 30,000 shares of common stock, of which 17,500 have vested, and stock options exercisable for 20,000 shares of common stock, of which 7,500 have vested.

(3)	Mr. Adams directly holds 2,246 shares of common stock and 15,000 restricted stock units exercisable for 15,000 shares of common stock, all of which have vested.

(4)	Mr. Harkleroad holds stock options exercisable for 10,000 shares of common stock, of which 2,500 have vested.

(5)	Mr. Johnson directly holds 29,479 shares of common stock, Class A Warrants exercisable for 100 shares of common stock, and Class B Warrants exercisable for 100 shares of common stock.

(6)	Mr. Kiefer directly holds 20,005 shares of common stock and holds 2,000 shares of common stock in an IRA account.

(7)	Mr. Page directly holds 28,212 shares of common stock, Class A Warrants exercisable for 100 shares of common stock, and Class B Warrants exercisable for 100 shares of common stock.

(8)	Mr. Shadoin holds stock options exercisable for 2,800 shares of common stock, of which 2,100 have vested.

(9)	Mr. Wagoner directly holds 14,560 shares of common stock.

(10)	1,020,473 shares of common stock represent sole voting power and sole dispositive power include the following: (1) 108,993 shares of common stock and warrants to purchase 830,000 shares of common stock held by Larry S. Spitcaufsky, Trustee of the Larry Spitcaufsky Family Trust UTD 1-19-88, of which Larry Spitcaufsky is the trustee and a beneficiary; and (2) 41,480 shares of common stock and warrants to purchase 40,000 shares of common stock held by Larry Spitcaufsky in an individual IRA account. 43,000 shares of common stock that represent shared voting power and shared dispositive power include the following: (1) 20,000 shares of common stock held by the Larry S. Spitcaufsky Trust, of which Larry is the beneficiary and a co-trustee with his sister Nancy Spitcaufsky Eisner; (2) 10,000 shares of common stock held by the Larry and Tiki Spitcaufsky Marital Trust, of which Larry Spitcaufsky is a beneficiary and a co-trustee with his wife Terese Kathlene Klos Spitcaufsky; (3) 5,000 shares of common stock held by the Blake Alexander Spitcaufsky Irrevocable Trust dated June 23, 1993, of which Larry Spitcaufsky’s son, Cory Spitcaufsky, is the trustee, Larry Spitcaufsky’s son, Blake Alexander Spitcaufsky, is the beneficiary and in which Larry Spitcaufsky participates in the decision making of investments of the trust; and (4) 8,000 shares of common stock held by the Nancy Spitcaufsky Eisner Trust U/A dated 10-19-1987, of which Larry Spitcaufsky is a co-trustee with his sister Nancy Spitcaufsky Eisner, of which Nancy Spitcaufsky Eisner is the beneficiary. Mr. Spitcaufsky’s address is P.O. Box 89, Rancho Santa Fe, California 92067.

227

PRINCIPAL STOCKHOLDERS OF SONNET

The following table sets forth information with respect to the beneficial ownership of Sonnet common stock as of October 31, 2019 by:

●	each person, entity or group of affiliated persons, known by Sonnet to beneficially own more than 5% of its common stock;

●	each of Sonnet’s named executive officers;

●	each of Sonnet’s directors; and

●	all of Sonnet’s current executive officers and directors as a group.

The percentage of shares beneficially owned is based on 52,295,250 shares of common stock outstanding as of October 31, 2019.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable or convertible, as the case may be, within 60 days of October 31, 2019. Shares of Sonnet Common Stock issuable pursuant to such securities are deemed outstanding for computing the percentage of the person holding such securities and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, Sonnet believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act. Sonnet does not know of any arrangements, including any pledge by any person of securities of Sonnet. Sonnet does not know of any arrangements, including any pledge by any person of securities of Sonnet.

This section does not include the 7,111,947 shares of Sonnet Common Stock reserved for issuance to Relief Therapeutics Holding SA (“Relief Holding”) for the acquisition of Relief Therapeutics SA (“Relief”) pursuant to the Share Exchange Agreement dated August 9, 2019 between Sonnet and Relief Holding (the “Share Exchange Agreement”) (which shares will be issued to Relief Holding upon the closing of the Relief acquisition, which transaction will occur immediately prior to the closing of the merger).

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sonnet BioTherapeutics, Inc., 100 Overlook Center, Second Floor, Princeton, NJ 08540

Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Beneficial Ownership
Name of Beneficial Owner	Shares	%
Greater than 5% Stockholders:
Strides Pharma Science Limited (1)	6,000,000	11.5

Current Executive Officers and Directors:
Pankaj Mohan, Ph.D. (3)	26,650,000	50.1
John K. Cini, Ph.D.	1,500,000	2.9
Albert Dyrness	-	-
Nailesh Bhatt	50,000	*
Raghu Rao	-	-
Donald Griffith	750,000	1.5
All current executive officers and directors as a group (9 persons)	28,950,000	55.3

(1)	The address of Strides Pharma Science Limited is Strides House, Bilekahalli, Bannerghatta Road, Bangalore – 560076, India.

(2)	Includes (i) 4,850,000 shares of Sonnet Common Stock owned individually by Swati Mohan, Pankaj Mohan’s spouse, on which Pankaj Mohan has shared power to vote and dispose with Swati Mohan; (ii) 11,100,000 shares of Sonnet Common Stock owned individually by Pankaj Mohan, on which Pankaj Mohan has shared power to vote and dispose with Swati Mohan; (iii) 75,000 shares of Sonnet Common Stock owned individually by Shikhar Mohan, Pankaj Mohan’s child, on which Pankaj Mohan has shared power to vote and dispose with Shikhar Mohan and Swati Mohan; (iv) 75,000 shares of Sonnet Common Stock owned individually by Pankhuri Mohan, Sonnet Mohan’s child, on which Pankaj Mohan has shared power to vote and dispose with Pankhuri Mohan and Swati Mohan; (v) 5,000,000 shares of Sonnet Common Stock held by THE SWATI MOHAN 2019 DYNASTY TRUST of which Shikhar Mohan is the trustee, on which shares Pankaj Mohan has shared power to vote and dispose with Shikhar Mohan and Swati Mohan; (vi) 5,500,000 shares of Sonnet Common Stock held by THE PANKAJ MOHAN 2019 DYNASTY TRUST of which Nishant Nayan is the trustee, on which shares Pankaj Mohan has shared power to vote and dispose with Nishant Nayan and Swati Mohan; and (vii) 50,000 shares of Sonnet Common Stock issuable upon exercise of warrants held by Pankaj Mohan that are exercisable within sixty days of October 31, 2019, on which Pankaj Mohan has shared power to vote and dispose with Swati Mohan.

228

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement do not give effect to the reverse stock split described in the Reverse Stock Split Proposal.

The following table sets forth information with respect to the beneficial ownership of the combined company’s common stock immediately after the closing of the merger, assuming the closing of the merger occurred on October 31, 2019 by:

●	each person, or group of affiliated persons, expected by Chanticleer and Sonnet to become the beneficial owner of more than 5% of the outstanding common stock of the combined company;
●	each executive officer and director of the combined company; and
●	all of the combined company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable or convertible, as the case may be, within 60 days of October 31, 2019. Shares of common stock issuable pursuant to such securities are deemed outstanding for computing the percentage of the person holding such securities and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, the combined company believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

The percentage of shares beneficially owned is based on 220,817,858 shares of Chanticleer Common Stock expected to be outstanding upon the closing of the merger, excluding the effect of the reserve stock split, if approved, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Neither Chanticleer nor Sonnet know of any arrangements, including any pledge by any person of securities of the combined company.

Immediately following the merger, the former Sonnet shareholders will hold approximately 94% of the outstanding shares of Chanticleer Common Stock, the stockholders of Chanticleer will retain ownership of approximately 6% of the outstanding shares of Chanticleer Common Stock and the Spin-Off Entity will hold the Spin-Off Entity Warrant. The following table and the related notes assume that the 7,111,947 shares of Sonnet Common Stock to be issued to Relief Therapeutics Holding SA (“Relief Holding”) for the acquisition of Relief Therapeutics SA (“Relief”) pursuant to the Share Exchange Agreement dated August 9, 2019 between Sonnet and Relief Holding are outstanding as of October 31, 2019 (which shares will be issued to Relief Holding upon the closing of the Relief acquisition, which transaction will occur immediately prior to the closing of the merger).

The following table and the related notes assume that at the Effective Time, each share of Sonnet common stock will convert into the right to receive 3.5475 shares of Chanticleer Common Stock, such number reflecting the relative valuations of Chanticleer and Sonnet in accordance with the Merger Agreement and the capitalization of Chanticleer as of October 31, 2019. The estimated exchange ratio calculation used herein is based upon Chanticleer’s and Sonnet’s capitalization as of October 31, 2019 and will be adjusted to account for any changes in such capitalization prior to the closing of the merger. See “The Merger Agreement—Merger Consideration” for more information regarding the exchange ratio.

Except as indicated in footnotes to this table, Chanticleer and Sonnet believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock of the combined company shown as beneficially owned by them, based on information provided to Chanticleer and Sonnet by such stockholders and subject to community property laws where applicable.

229

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sonnet BioTherapeutics, Inc., 100 Overlook Center, Second Floor, Princeton, NJ 08540

Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Beneficial Ownership
Name of Beneficial Owner	Shares	%
Greater than 5% Stockholders:
Strides Pharma Science Limited (1)	21,285,000	9.6
Relief Therapeutics Holding SA (2)	25,229,631	11.4

Current Executive Officers and Directors:
Pankaj Mohan, Ph.D. (4)	94,540,874	42.8
John K. Cini, Ph.D.	5,321,250	2.4
Albert Dyrness	-	-
Nailesh Bhatt	177,375	*
Raghu Rao	-	-
Donald Griffith	2,660,625	1.2
All current executive officers and directors as a group (9 persons)	102,700,125	46.5

(1)	The address of Strides Pharma Science Limited is Strides House, Bilekahalli, Bannerghatta Road, Bangalore – 560076, India.

(2)	The address of Relief Therapeutics Holding SA is avenue de Secheron 15, CH-1202 Geneva, Switzerland.

(3)	Includes (i) 17,205,375 shares of common stock owned individually by Swati Mohan, Pankaj Mohan’s spouse, on which Pankaj Mohan has shared power to vote and dispose with Swati Mohan; (ii) 39,377,250 shares of common stock owned individually by Pankaj Mohan, on which Pankaj Mohan has shared power to vote and dispose with Swati Mohan; (iii) 266,062 shares of common stock owned individually by Shikhar Mohan, Pankaj Mohan’s child, on which Pankaj Mohan has shared power to vote and dispose with Shikhar Mohan and Swati Mohan; (iv) 266,062 shares of common stock owned individually by Pankhuri Mohan, Sonnet Mohan’s child, on which Pankaj Mohan has shared power to vote and dispose with Pankhuri Mohan and Swati Mohan; (v) 17,737,500 shares of common stock held by THE SWATI MOHAN 2019 DYNASTY TRUST of which Shikhar Mohan is the trustee, on which shares Pankaj Mohan has shared power to vote and dispose with Shikhar Mohan and Swati Mohan; (vi) 19,511,250 shares of common stock held by THE PANKAJ MOHAN 2019 DYNASTY TRUST of which Nishant Nayan is the trustee, on which shares Pankaj Mohan has shared power to vote and dispose with Nishant Nayan and Swati Mohan; and (vii) 177,375 shares of common stock issuable upon exercise of warrants held by Pankaj Mohan that are exercisable within sixty days of October 31, 2019, on which Pankaj Mohan has shared power to vote and dispose with Swati Mohan.

230

LEGAL MATTERS

Libertas Law Group, Inc. will pass upon the validity of the Chanticleer Common Stock offered by this proxy statement/prospectus/information statement.

EXPERTS

Chanticleer Holdings, Inc.

The consolidated financial statements of Chanticleer Holdings, Inc. as of and for the years ended December 31, 2018 and 2017 included in this proxy statement/prospectus/information statement have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in its report (which contains an explanatory paragraph relating to substantial doubt about the ability of Chanticleer Holdings, Inc. to continue as a going concern, as described in Note 1 to the consolidated financial statements), appearing elsewhere herein, and have been so included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Sonnet BioTherapeutics, Inc.

The financial statements of Sonnet BioTherapeutics, Inc. as of September 30, 2019 and 2018 and for the years then ended have been included in this proxy statement/prospectus/information statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing. The report dated November 27, 2019 contains an explanatory paragraph that states that Sonnet BioTherapeutics, Inc. has incurred recurring losses and negative cash flows from operations from inception, has a stockholders’ deficit of $2,845,487 as of September 30, 2019, and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Relief Therapeutics SA

The financial statements of Relief Therapeutics SA as of and for the years ended December 31, 2018 and 2017 included in this proxy statement/prospectus/information statement have been audited by Mazars SA, an independent public accounting firm, as stated in its report appearing elsewhere herein, and have been so included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Chanticleer files electronically with the SEC its annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. Chanticleer makes available on or through its website at www.chanticleerholdings.com, free of charge, copies of these reports as soon as reasonably practicable after Chanticleer electronically files or furnishes such reports to the SEC. A copy of any document Chanticleer files with the SEC may be inspected without charge, or copies may be obtained, at the SEC’s Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains the documents that Chanticleer files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, Chanticleer will provide to each person to whom a proxy statement/prospectus/information statement is delivered, without charge upon written or oral request, a copy of any or all of the documents that Chanticleer files with the SEC. Requests should be directed to:

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(704) 366-5122

Attention:	Michael D. Pruitt, Chief Executive Officer

Chanticleer has filed a registration statement under the Securities Act with the SEC with respect to the securities of Chanticleer to be issued pursuant to the Merger Agreement. This proxy statement/prospectus/information statement constitutes the prospectus of Chanticleer filed as part of the registration statement. This proxy statement/prospectus/information statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

Sonnet does not have a class of equity securities registered under the Securities Exchange Act of 1934 and does not file reports or other information with the SEC.

231

OTHER MATTERS

Householding of Proxy Statement/Prospectus/Information Statement

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus/information statement will be delivered to multiple Chanticleer stockholders sharing an address unless contrary instructions have been received by from the impacted stockholders. Once you have received notice from Chanticleer (if you are a Chanticleer stockholder of record) or from your broker (if you are a beneficial owner of Chanticleer common stock) that Chanticleer or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate copies of Chanticleer’s annual disclosure documents and this proxy statement/prospectus/information statement or if you currently receive multiple copies and would like to request “householding” of these communications, please notify your broker or Chanticleer. Direct your written request to Chanticleer to Michael D. Pruitt, CEO, Chanticleer Holdings, Inc., 7621 Little Avenue, Suite 414, Charlotte, North Carolina 28226 or contact Michael D. Pruitt at (704) 366-5122. In the event a stockholder that received multiple copies would like to receive only one copy for such stockholder’s household, such stockholder should contact their bank, broker, or other nominee record holder, or contact Chanticleer at the above address or phone number.

232

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement/prospectus/information statement, the Chanticleer board does not intend to present at the Chanticleer special meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Chanticleer board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

/s/ Michael D. Pruitt
Michael D. Pruitt, Chief Executive Officer

                 , 20

Charlotte, North Carolina

233

234

Chanticleer Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$637,291	$629,871
Restricted cash	336	335
Accounts and other receivables, net	223,959	387,239
Inventories	354,339	478,314
Prepaid expenses and other current assets	342,960	179,377
Assets held for sale, net	1,901,376	-
TOTAL CURRENT ASSETS	3,460,261	1,675,136
Property and equipment, net	8,159,832	10,467,841
Operating lease assets	14,524,463	-
Goodwill	10,498,631	11,280,465
Intangible assets, net	4,479,905	5,123,159
Investments	373,198	800,000
Deposits and other assets	350,725	446,639
TOTAL ASSETS	$41,847,015	$29,793,240

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,431,723	$7,386,506
Current maturities of long-term debt and notes payable	6,682,365	3,740,101
Current maturities of convertible notes payable	-	3,000,000
Current operating lease liabilities	3,240,833	-
Due to related parties	-	185,726
Liabilities held for sale, net	1,645,253	-
TOTAL CURRENT LIABILITIES	19,000,174	14,312,333
Long-term debt	-	3,000,000
Redeemable preferred stock: no par value, 62,876 shares issued and outstanding, net of discount of $147,827 and $173,914, respectively	700,999	674,912
Deferred rent	-	2,297,199
Long-term operating lease liabilities	15,909,551	-
Deferred revenue	983,488	1,174,506
Deferred tax liabilities	119,915	76,765
TOTAL LIABILITIES	36,714,127	21,535,715
Commitments and contingencies (see Note 13)
Equity:
Preferred stock: no par value; authorized 5,000,000 shares; 62,876 issued and outstanding	-	-
Common stock: $0.0001 par value; authorized 45,000,000 shares; issued and outstanding 10,043,143 and 3,715,444 shares, respectively	1,005	373
Additional paid in capital	71,222,012	64,756,903
Accumulated other comprehensive loss	(391,869)	(202,115)
Accumulated deficit	(66,183,302)	(57,124,673)
Total Chanticleer Holdings, Inc, Stockholders’ Equity	4,647,846	7,430,488
Non-Controlling Interests	485,042	827,037
TOTAL EQUITY	5,132,888	8,257,525
TOTAL LIABILITIES AND EQUITY	$41,847,015	$29,793,240

See accompanying notes to condensed consolidated financial statements

F-1

Chanticleer Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenue:
Restaurant sales, net	$9,414,626	$9,848,302	$29,703,172	$29,802,969
Gaming income, net	121,453	111,301	347,074	285,578
Management fee income	-	24,999	50,000	74,997
Franchise income	117,361	113,798	461,737	330,295
Total revenue	9,653,440	10,098,400	30,561,983	30,493,839
Expenses:
Restaurant cost of sales	3,161,379	3,259,223	9,954,144	9,912,091
Restaurant operating expenses	5,858,495	5,781,284	18,846,454	17,008,047
Restaurant pre-opening and closing expenses	125,000	113,000	267,888	312,652
General and administrative expenses	1,572,774	1,092,529	4,784,791	3,407,612
Asset impairment charge	2,637,969	-	4,007,050	1,731,267
Depreciation and amortization	531,265	523,680	1,627,682	1,594,673
Total expenses	13,886,882	10,769,716	39,488,009	33,966,342
Operating loss	(4,233,442)	(671,316)	(8,926,026)	(3,472,503)
Other expense
Interest expense	(162,845)	(630,223)	(542,135)	(1,895,162)
Other income (expense)	109,805	(223,439)	(86,240)	(217,949)
Total other expense	(53,040)	(853,662)	(628,375)	(2,113,111)
Loss before income taxes	(4,286,482)	(1,524,978)	(9,554,401)	(5,585,614)
Income tax benefit (expense)	(4,803)	206,366	(61,213)	779,361
Consolidated net loss	(4,291,285)	(1,318,612)	(9,615,614)	(4,806,253)
Less: Net loss attributable to non-controlling interests	406,544	80,737	641,002	210,484
Net loss attributable to Chanticleer Holdings, Inc.	$(3,884,741)	$(1,237,875)	$(8,974,612)	$(4,595,769)
Dividends on redeemable preferred stock	(28,219)	(28,219)	(84,019)	(84,020)
Net loss attributable to common shareholders of Chanticleer Holdings, Inc.	$(3,912,960)	$(1,266,094)	$(9,058,631)	$(4,679,789)

Net loss attributable to Chanticleer Holdings, Inc. per common share, basic and diluted:	$(0.39)	$(0.34)	$(1.54)	$(1.35)
Weighted average shares outstanding, basic and diluted	9,939,521	3,704,800	5,892,639	3,457,145

See accompanying notes to condensed consolidated financial statements

F-2

Chanticleer Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net loss attributable to Chanticleer Holdings, Inc.	$(3,884,741)	$(1,237,875)	$(8,974,612)	$(4,595,769)
Foreign currency translation gain (loss)	(159,759)	(30,718)	(189,754)	794,223
Comprehensive loss	$(4,044,500)	$(1,268,593)	$(9,164,366)	$(3,801,546)

See accompanying notes to condensed consolidated financial statements

F-3

Chanticleer Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Equity (Unaudited)

Three and Nine Months Ended September 30, 2019 and 2018

						Accumulated
			Additional	Common		Other		Non-
	Common Stock		Paid-in	Stock	Subscriptions	Comprehensive	Accumulated	Controlling
	Shares	Amount	Capital	Subscribed	Receivable	Loss	Deficit	Interest	Total

Balance, December 31, 2017	3,045,809	$305	$60,750,330	$-	$-	$(934,901)	$(49,109,303)	$782,453	$11,488,884

Common stock and warrants issued for:				-	-
Consulting services	1,231	-	3,767	-	-	-	-	-	3,767
Convertible debt	66,667	7	199,994	-	-	-		-	200,001
Preferred Unit dividend	8,502	1	19,525	-	-	-	(27,794)	-	(8,268)
Foreign currency translation	-	-	-	-	-	824,941	-	-	824,941
Shares issued on exercise of warrants	100,000	10	289,990	-	-	-	-	-	290,000
Net loss	-	-	-	-	-	-	(2,597,432)	(84,407)	(2,681,839)
Cumulative effect of change in accounting principle	-	-	-	-	-	-	(1,042,346)	-	(1,042,346)
Balance, March 31, 2018	3,222,209	323	61,263,606	-	-	(109,960)	(52,776,875)	698,046	9,075,140

Common stock and warrants issued for:
Cash proceeds, net	403,214	41	1,372,142	-	-	-	-	-	1,372,183
Consulting services	55,257	5	150,996	-	-	-		-	151,001
Preferred Unit dividend	5,790	1	19,098	-	-	-	(28,007)	-	(8,908)
Accrued interest on note payable	12,800	1	43,343	-	-	-	-	-	43,344
Foreign currency translation	-	-	-	-	-	3,271	-	-	3,271
Non-controlling interest contributions	-	-	-	-	-	-	-	750,000	750,000
Non-controlling interest distributions	-	-	-	-	-	-	-	(42,603)	(42,603)
Reclassification of Minority Interest	-	-	353,699	-	-	-	-	(353,699)	-
Net loss	-	-	-	-	-	-	(760,462)	(45,343)	(805,805)
Balance, June 30, 2018	3,699,270	371	63,202,884	-	-	(106,689)	(53,565,344)	1,006,401	10,537,623

Common stock and warrants issued for:
Preferred Unit dividend	7,293	1	19,310	-	-	-	(28,219)	-	(8,908)
Foreign currency translation	-	-	-	-	-	(33,989)	-	-	(33,989)
Non-controlling interest contributions	-	-	-	-	-	-	-	50,000	50,000
Non-controlling interest distributions	-	-	-	-	-	-	-	(58,557)	(58,557)
Reclassification of Minority Interest	-	-	(4,723)	-	-	-	-	4,723	-
Net loss	-	-	-	-	-	-	(1,237,875)	(80,737)	(1,318,612)
Balance, September 30, 2018	3,706,563	372	63,217,471	-	-	(140,678)	(54,831,438)	921,830	9,167,557

Balance, December 31, 2018	3,715,444	373	64,756,903	-	-	(202,115)	(57,124,673)	827,037	8,257,525

Common stock and warrants issued for:				-	-
Preferred Unit dividend	16,342	1	19,521	-	-	-	(27,795)	-	(8,273)
Share-based compensation	-	-	100,707	-	-	-	-	-	100,707
Foreign currency translation	-	-	-	-	-	37,832	-	-	37,832
Non-controlling interest contributions	-	-	-	-	-	-	-	575,000	575,000
Non-controlling interest distributions	-	-	-	-	-	-	-	(10,804)	(10,804)
Reclassification of Minority Interest	-	-	249,104	-	-	-	-	(249,104)	-
Net loss	-	-	-	-	-	-	(1,873,072)	(115,591)	(1,988,663)
Balance, March 31, 2019	3,731,786	374	65,126,235	-	-	(164,283)	(59,025,540)	1,026,538	6,963,324

Common stock and warrants issued for:
Director fees	104,828	10	252,949	-	-	-	-	-	252,959
Consulting services	36,765	4	117,087	-	-	-	-	-	117,091
Preferred Unit dividend	11,844	1	19,097	-	-	-	(28,003)	-	(8,905)
Accrued interest on note payable	8,800	1	13,839	-	-	-	-	-	13,840
Share-based compensation	45,000	5	8,704	-	-	-	-	-	8,709
Stock issued to settle convertible debt and note payable	3,075,000	308	3,074,692	-	-	-	-	-	3,075,000
Subscriptions pursuant to rights offering, net	-	-	2,614,623	300	(2,694,530)	-	-	-	(79,607)
Foreign currency translation	-	-	-	-	-	(67,827)	-	-	(67,827)
Shareholder payment for short swing	-	-	1,676	-	-	-	-	-	1,676
Non-controlling interest distributions	-	-	-	-	-	-	-	(16,777)	(16,777)
Reclassification of Minority Interest	-	-	(18,699)	-	-	-	-	18,699	-
Net loss	-	-	-	-	-	-	(3,216,799)	(118,867)	(3,335,666)
Balance, June 30, 2019	7,014,023	$703	$71,210,203	$300	$(2,694,530)	$(232,110)	$(62,270,342)	$909,593	$6,923,817

Common stock and warrants issued for:
Preferred Unit dividend	19,387	2	19,006	-	-	-	(28,219)	-	(9,211)
Subscriptions pursuant to rights offering, net	3,009,733	300	(308)	(300)	2,694,530	-	-	-	2,694,222
Share-based compensation	-	-	8,709	-	-	-	-	-	8,709
Foreign currency translation	-	-	-	-	-	(159,759)	-	-	(159,759)
Non-controlling interest distributions	-	-	-	-	-	-	-	(33,605)	(33,605)
Reclassification of Minority Interest	-	-	(15,598)	-	-	-	-	15,598	-
Net loss	-	-	-	-	-	-	(3,884,741)	(406,544)	(4,291,285)
Balance, September 30, 2019	10,043,143	1,005	71,222,012	-	-	(391,869)	(66,183,302)	485,042	5,132,888

See accompanying notes to condensed consolidated financial statements

F-4

Chanticleer Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net loss	$(9,615,614)	$(4,806,253)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,627,682	1,594,673
Amortization of operating lease assets	1,330,137	-
Asset impairment charges	4,007,050	1,731,267
Write-off investment in HOA	435,000	-
Common stock and warrants issued for services	24,507	129,767
Stock based compensation	118,120	-
(Gain) loss on investments	(11,142)	45,932
Gain on tax settlements	(265,996)	-
Amortization of debt discount and discount on preferred stock	26,087	893,873
Change in assets and liabilities:
Accounts and other receivables	104,357	114,007
Prepaid and other assets	(177,591)	2,767
Inventory	17,389	72,802
Accounts payable and accrued liabilities	1,012,935	1,346,910
Change in amounts payable to related parties	(185,726)	(624)
Deferred income taxes	43,150	(779,359)
Operating lease liabilities	(1,348,376)	-
Deferred revenue	(191,018)	(22,130)
Deferred rent	-	(54,307)
Net cash flows from operating activities	(3,049,049)	269,325

Cash flows from investing activities:
Purchase of property and equipment	(476,082)	(1,698,747)
Proceeds from tenant improvement allowances	335,075	-
Cash paid for acquisitions	-	(30,000)
Proceeds from rights offering, net	2,694,530
Proceeds from sale of assets	173,977	-
Net cash flows from investing activities	2,727,500	(1,728,747)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	-	1,687,184
Loan proceeds	386,051	-
Loan repayments	(547,036)	(270,579)
Distributions to non-controlling interest	(61,186)	(101,163)
Contributions from non-controlling interest	575,000	800,000
Net cash flows from financing activities	352,829	2,115,442
Effect of exchange rate changes on cash	(2,666)	3,091
Net increase (decrease) in cash and restricted cash, including cash classified within assets held for sale	28,614	659,111
Less: Net increase in cash and restricted cash classified within assets held for sale	(21,193)	-
Net increase (decrease) in cash and restricted cash	7,421	659,111
Cash and restricted cash, beginning of period	630,206	438,493
Cash and restricted cash, end of period	$637,627	$1,097,604

See accompanying notes to condensed consolidated financial statements

F-5

Chanticleer Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited), continued

	Nine Months Ended
	September 30, 2019	September 30, 2018

Supplemental cash flow information:
Cash paid for interest and income taxes:
Interest	$515,568	$407,573
Income taxes	97,734	88,748

Non-cash investing and financing activities:
Convertible debt settled through issuance of common stock	$-	$200,000
Convertible debt and notes payable settled through subscriptions in the rights offering	3,075,000	-
Preferred stock dividends paid through issuance of common stock	57,624	57,933

See accompanying notes to condensed consolidated financial statements

F-6

Chanticleer Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

1. Nature of Business

Organization

Chanticleer Holdings, Inc. (the “Company”) is in the business of owning, operating and franchising fast casual dining concepts domestically and internationally. The Company was organized October 21, 1999, under its original name, Tulvine Systems, Inc., under the laws of the State of Delaware. On April 25, 2005, Tulvine Systems, Inc. formed a wholly owned subsidiary, Chanticleer Holdings, Inc., and on May 2, 2005, Tulvine Systems, Inc. merged with, and changed its name to, Chanticleer Holdings, Inc.

The consolidated financial statements include the accounts of Chanticleer Holdings, Inc. and its subsidiaries.

GENERAL

The accompanying condensed consolidated financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting and include all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation. These condensed consolidated financial statements have not been audited. The results of operations for the three-month and nine-month periods ended September 30, 2019 and 2018 are not necessarily indicative of the operating results for the full year.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. However, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on April 1, 2019. Certain amounts for the prior year have been reclassified to conform to the current year presentation.

LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN.

As of September 30, 2019, our cash balance was $638,000, our working capital was negative $15.5 million (which includes $3.2 million of current operating lease liabilities recorded with the adoption of the new lease accounting standard discussed in Note 2), and we have significant near-term commitments and contractual obligations.

F-7

As of September 30, 2019, the Company and its subsidiaries have approximately $2.9 million of accrued employee and employer taxes, including penalties and interest, which are due to certain taxing authorities. The Company is currently in discussions with various taxing authorities on settling these liabilities through payment plans that began in the third quarter. We also have $3 million of principal due on the 8% non-convertible secured debentures by the end of December 2019 and the remaining $3 million of principal due by the end of March 2020, plus interest. In addition, if we fail to meet various debt covenants going forward and are notified of the default by the noteholders of the 8% non-convertible secured debentures, we may be assessed additional default interest and penalties which would increase our obligations. In addition, we have approximately $680,000 of other debt obligations coming due over the next twelve months.

Our existing cash and cash equivalents will not be sufficient to fund our projected cash needs through the end of the current calendar year or enable us to complete our planned merger with Sonnet discussed in Note 14. In addition, if we experience a delay in completing the Merger (Note 14), we will require even more capital to sustain our operations through such completion. We believe we need to raise approximately $1.5 million through equity financing, asset sales or other strategic transactions in order to enable us to complete the planned merger with Sonnet. There can be no assurances that we will be able to complete any such transaction on acceptable terms or otherwise. The failure to obtain sufficient funds on commercially acceptable terms when needed could have a material adverse effect on our business, results of operations and financial condition and may prevent us from completing the Merger. Accordingly, these factors, among others, raise substantial doubt about our ability to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

Except for the accounting policies for leases discussed in Note 13 that were changed as a result of adopting Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), there have been no changes to our significant accounting policies described in the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 1, 2019, that have had a material impact on our consolidated financial statements and related notes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include the valuation of the investments, deferred tax asset valuation allowances, valuing options and warrants using the Binomial Lattice and Black-Scholes models, intangible asset valuations and useful lives, depreciation and uncollectible accounts and reserves. Actual results could differ from those estimates.

REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The Company generates revenues from the following sources: (i) restaurant sales; (ii) management fee income; (iii) gaming income; and (iv) franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and initial signing fees.

Restaurant Sales, Net

The Company records revenue from restaurant sales at the time of sale, net of discounts, coupons, employee meals, and complimentary meals and gift cards. Sales tax and value added tax (“VAT”) collected from customers is excluded from restaurant sales and the obligation is included in taxes payable until the taxes are remitted to the appropriate taxing authorities.

F-8

Management Fee Income

The Company receives management fee revenue from certain non-affiliated companies, including from managing its investment in Hooters of America which is earned and recognized over the performance period.

Gaming Income

The Company receives revenue from operating a gaming facility adjacent to its Hooters restaurant in Jantzen Beach, Oregon. Revenue from gaming is recognized as earned from gaming activities, net of payouts to customers, taxes and government fees. These fees are recognized as they are earned based on the terms of the agreements.

Franchise Income

The Company grants franchises to operators in exchange for initial franchise license fees and continuing royalty payments. The license granted for each restaurant or area is considered a performance obligation. All other obligations (such as providing assistance during the opening of a restaurant) are combined with the license and were determined to be a single performance obligation. Accordingly, the total transaction price (comprised of the restaurant opening and territory fees) is allocated to each restaurant expected to be opened by the licensee under the contract. There are significant judgments regarding the estimated total transaction price, including the number of stores expected to be opened. We recognize the fee allocated to each restaurant as revenue on a straight-line basis over the restaurant’s license term, which generally begins upon the signing of the contract for area development agreements and upon the signing of a store lease for franchise agreements. The payments for these upfront fees are generally received upon contract execution. Continuing fees, which are based upon a percentage of franchisee sales and are not subject to any constraints, are recognized on the accrual basis as those sales occur. The payments for these continuing fees are generally made on a weekly basis.

Deferred Revenue

Deferred revenue consists of contract liabilities resulting from initial and renewal franchise license fees paid by franchisees, which is recognized on a straight-line basis over the term of the underlying franchise agreement, as well as upfront development fees paid by franchisees, which is recognized on a straight-line basis over the term of the underlying franchise agreement once it is executed or if the development agreement is terminated.

Contract Balances

Opening and closing balances of contract liabilities and receivables from contracts with customers are as follows:

	September 30, 2019	December 31, 2018

Accounts Receivable	$178,495	$227,056
Royalty Receivables	-	5,307
Gift Card Liability	81,599	87,724
Deferred Revenue	983,488	1,174,506

The only revenue recognized over time versus point-in-time is the initial/up-front franchise fees and management fees.

LEASES

On January 1, 2019, the Company adopted ASU 2016-02, “Leases (Topic 842),” along with related clarifications and improvements. This pronouncement requires lessees to recognize a liability for lease obligations, which represents the discounted obligation to make future lease payments, and a corresponding right-of-use asset on the balance sheet. The guidance requires disclosure of key information about leasing arrangements that is intended to give financial statement users the ability to assess the amount, timing, and potential uncertainty of cash flows related to leases. The Company elected the optional transition method to apply the standard as of the effective date and therefore, the Company has not applied the standard to the comparative period presented in its condensed consolidated financial statements.

F-9

The practical expedients elected in connection with the adoption of Leases Topic 842 were as follows:

Implications as of January 1, 2019
Practical expedient package	The Company has not reassessed whether any expired or existing contracts are, or contain, leases.
The Company has not reassessed the lease classification for any expired or existing leases.
The Company has not reassessed initial direct costs for any expired or existing leases.
Hindsight practical expedient	The Company has not elected the hindsight practical expedient, which permits the use of hindsight when determining lease term and impairment of operating lease assets.

Upon adoption of Leases (Topic 842), the Company recorded operating lease right-of-use assets and operating lease liabilities and derecognized deferred rent liabilities (including unamortized tenant improvement allowances) and favorable/unfavorable lease assets and liabilities upon transition. Upon adoption, the Company recorded operating lease liabilities of approximately $22.1 million based on the present value of the remaining rental payments using discount rates as of the effective date. In addition, the Company recorded corresponding operating lease right-of-use assets of approximately $19.8 million, calculated as the initial amount of the Company’s operating lease liabilities adjusted for deferred rent (including unamortized tenant improvement allowances) and unamortized favorable/unfavorable lease assets and lease liabilities. See the table below for the impact of adoption of Topic 842 on the Company’s balance sheet accounts as of the day of adoption, January 1, 2019:

	As Previously Reported	New Lease Standard Adjustment	As Adjusted
Operating lease assets	$-	$19,823,202	$19,823,202
Current operating lease liabilities	-	3,774,148	3,774,148
Long-term operating lease liabilities	-	18,346,253	18,346,253
Deferred rent	2,297,199	(2,297,199)	-

LOSS PER COMMON SHARE

The Company is required to report both basic earnings per share, which is based on the weighted-average number of shares outstanding and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all diluted shares outstanding.

The following table summarizes the number of common shares potentially issuable upon the exercise of certain warrants, convertible notes payable and convertible interest as of September 30, 2019 and 2018, which have been excluded from the calculation of diluted net loss per common share since the effect would be antidilutive.

	September 30, 2019	September 30, 2018
Warrants	3,586,894	2,571,829
Convertible notes	-	300,000
Stock options	32,800	-
Total	3,619,694	2,871,829

3. ASSETS HELD FOR SALE

In August 2019, the Board of Directors approved the sale of the South Africa Hooters locations to the local management group. The assets and liabilities of those operations were reclassified to Assets held for sale and Liabilities held for sale as of September 30, 2019. On October 31, 2019, the Company closed on the sale of three of its South Africa Hooters locations and anticipates closing on the remaining two by the end of November 2019.

F-10

The carrying amount of major class of assets and liabilities included as held for sale at September 30, 2019 are as follows:

September 30, 2019
Cash	$21,193
Accounts receivable	52,826
Inventory	90,522
Property, plant and equipment	384,192
Operating lease assets	956,605
Goodwill and intangible assets	342,668
Other assets	53,370
Total assets held for sale, net	1,901,376

Accounts payable and accrued liabilities	380,017
Operating lease liabilities	1,009,422
Debt	255,814
Total liabilities held for sale, net	1,645,253

Net Assets	$256,123

4. INVESTMENTS

Investments at cost consist of the following:

	September 30, 2019	December 31, 2018

Chanticleer Investors, LLC	$373,000	$800,000

Chanticleer Investors LLC – The Company invested $800,000 during 2011 and 2012 in exchange for a 22% ownership stake in Chanticleer Investors, LLC, which in turn held a 3% interest in Hooters of America, the operator and franchisor of the Hooters Brand worldwide. As a result, the Company’s effective economic interest in Hooters of America was approximately 0.6%. Effective June 28, 2019, Hooters of America closed on the sale of a controlling interest in the company. The consideration paid in the sale transaction was a combination of cash proceeds and equity in the newly formed company. The Company netted approximately $48,000 in cash upon the transaction and retained a non-controlling interest in the equity of the newly formed company. Based on an analysis of the transaction and the value of the cash received and retained non-controlling interest, the Company concluded that its investment was impaired as of June 30, 2019 and recorded a $435,000 write down of the investment.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	September 30, 2019	December 31, 2018
Leasehold improvements	$10,899,144	$12,030,450
Restaurant furniture and equipment	4,496,256	6,389,305
Construction in progress	650	1,015,853
Office and computer equipment	72,533	73,681
Office furniture and fixtures	164,001	76,486
	15,632,584	19,585,775
Accumulated depreciation and amortization	(7,472,752)	(9,117,934)
	$8,159,832	$10,467,841

Depreciation and amortization expense was approximately $419,000 and $437,000 for the three months ended September 30, 2019 and 2018, respectively, and $1,274,000 and $1,189,000 for the nine months ended September 30, 2019 and 2018, respectively.

F-11

6. INTANGIBLE ASSETS, NET

GOODWILL

Goodwill consist of the following:

	September 30, 2019	December 31, 2018
Hooters Full Service	$3,049,783	$3,335,862
Better Burgers Fast Casual	7,448,848	7,448,848
Just Fresh Fast Casual	-	495,755
	$10,498,631	$11,280,465

The changes in the carrying amount of goodwill are summarized as follows:

	September 30, 2019	December 31, 2018
Beginning Balance	$11,280,465	$12,647,806
Impairment	(495,755)	(1,191,111)
Reclassification to held for sale	(209,794)	-
Foreign currency translation gain (loss)	(76,285)	(176,230)
Ending Balance	$10,498,631	$11,280,465

During the third quarter of 2019, the Company recorded an impairment to the goodwill balance for Just Fresh based on the sale of 100% of the membership interest of JF Restaurants, LLC for $500,000 in November 2019. See additional discussion in the Note 14.

OTHER INTANGIBLE ASSETS

Franchise and trademark/tradename intangible assets consist of the following:

		September 30, 2019	December 31, 2018
Trademark, Tradenames:
Just Fresh	10 years	$868,345	$1,010,000
American Roadside Burger	10 years	1,786,930	1,786,930
BGR: The Burger Joint	Indefinite	1,430,000	1,430,000
Little Big Burger	Indefinite	1,550,000	1,550,000
		5,635,275	5,776,930
Acquired Franchise Rights
BGR: The Burger Joint	7 years	827,757	827,757

Franchise License Fees:
Hooters South Africa*	20 years	-	234,242
Hooters Pacific NW	20 years	74,507	89,507
Hooters UK	5 years	11,976	12,422
		86,483	336,171
Total Intangible assets at cost		6,549,515	6,940,858
Accumulated amortization		(2,069,610)	(1,817,699)
Intangible assets, net		$4,479,905	$5,123,159

	Nine Months Ended
	September 30, 2019	September 30, 2018
Amortization expense	$353,974	$404,054

*Amounts are included in assets held for sale as of September 30, 2019.

F-12

7. DEBT AND NOTES PAYABLE

Debt and notes payable are summarized as follows:

	September 30, 2019	December 31, 2018

Notes Payable (a)	$6,000,000	$6,000,000
Notes Payable Paragon Bank (b)	166,068	319,983
Note Payable (c)	-	75,000
Receivables financing facilities (d)	106,671	124,205
Notes Payable (e)	33,730	144,004
Notes Payable (f)	45,125	-
Contractor note - LBB Green Lake (g)	330,771	-
Bank overdraft facilities and debt facilities, South Africa*	-	76,909
Total debt	6,682,365	6,740,101
Current portion of long-term debt	6,682,365	3,740,101
Long-term debt, less current portion	$-	$3,000,000

*Amounts are included in liabilities held for sale as of September 30, 2019.

For the nine months ended September 30, 2019 and 2018, amortization of debt discount was $0 and $880,044, respectively.

(a) On May 4, 2017, pursuant to a Securities Purchase Agreement, the Company issued 8% non-convertible secured debentures in the principal amount of $6,000,000 and warrants to purchase 1,200,000 shares of common stock (as adjusted for the Company’s subsequent one-for-ten reverse stock split) to accredited investors. The debentures bear interest at a rate of 8% per annum, payable in cash quarterly in arrears. The debentures were originally scheduled to mature on December 31, 2018 and contain customary financial and other covenants, including a requirement to maintain positive annual earnings before interest, taxes, depreciation and amortization. The debentures are secured by a second priority security interest on the Company’s assets and the obligation is guaranteed by the Company’s subsidiaries. The debentures contain a mandatory redemption provision that is triggered by an asset sale. Sale of greater than 33% of the Company’s assets will also trigger an event of default. Upon any event of default, in addition to other customary remedies, the holders have the right, at their sole option, to purchase Little Big Burger from the Company, for an aggregate purchase price of $6,500,000. The warrants have an exercise price of $3.50 (as adjusted for the reverse stock split) and a ten-year term. Warrants to purchase 800,000 shares include a beneficial ownership limit upon exercise of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrant; warrants to purchase the remaining 400,000 shares were amended to increase the beneficial ownership limit upon exercise to 19.99%. The shares of common stock underlying the warrants have registration rights, and, if the warrant shares were not registered, the holders would have the right to cashless exercise. The registration statement underlying the warrants was declared effective on October 30, 2017.

In conjunction with the financing described above, the Company entered into a Satisfaction, Settlement and Release Agreement with Florida Mezzanine Fund LLLP, a Florida limited liability partnership (“Florida Mezz”), pursuant to which Florida Mezz agreed to release the Company from all claims and outstanding obligations pursuant to that certain Assumption Agreement dated September 30, 2014, as amended October 15, 2014 and October 22, 2016, and that certain Agreement dated May 23, 2016, as amended January 30, 2017, in exchange for payment of $5,000,000.

The $6 million loan was accounted for as a new borrowing with consideration allocated between the loan and the warrants based upon the relative fair value of the loan and the warrants. The Company valued the warrants associated with the new debt obligation using the Black-Sholes model, which resulted in the allocation of $1.7 million to additional paid in capital with a corresponding offset to debt discount. In addition, there were $0.3 million in debt origination costs that are also accounted for as an offset to outstanding debt. The resulting debt discount of $2.0 million was amortized to interest expense over the 20-month term of the notes (amount was fully amortized at December 31, 2018).

F-13

The Company entered into an amendment to the 8% non-convertible secured debentures in December 2018. The maturity date was extended to March 31, 2020; provided however, if 50% of the principal balance of the debentures is not paid on or prior to December 31, 2019, the holders of the debentures in the aggregate principal amount greater than $3 million, acting together, may demand full and immediate payment to the Company upon 15 days’ written notice. In addition, each holder received new warrants to purchase 1,200,000 shares of common stock. The warrants have an exercise price of $2.25. This amendment was accounted for as a debt modification and the relative fair value of the warrants, determined using the Black-Scholes model, of $1.5 million was recorded as additional paid-in-capital at December 31, 2018. In connection with the debt modification, $1.5 million of accrued default interest on the 8% non-convertible secured debentures was written off as of December 31, 2018.

(b) The Company has one outstanding term loan with Paragon Bank, which is collateralized by all assets of the Company and personally guaranteed by our Chief Executive Officer. The interest rate on the loan is 6.5% and it matures on August 10, 2021.

(c) The Company had a promissory note payable on demand in the amount of $75,000 with 800 shares of restricted company common stock to be paid to the lender each month while the note is outstanding. Effective June 28, 2019, the noteholder converted the outstanding note into subscription rights as part of the Company’s rights offering which expired on June 28, 2019 and closed on July 2, 2019. See additional discussion on the rights offering in Note 10.

(d) During February 2017, in consideration for proceeds of $330,000, the Company agreed to make payments of $1,965 per day for 210 days. As of October 2017, the daily payment amount was modified to $1,200 per day and the term was extended to February 2018, with total remittance over the life of the loan unchanged. During October 2018, in consideration for proceeds of $100,000, the Company agreed to make payments of $585 per day for 220 days. During January 2019, in consideration for proceeds of $194,800, the Company agreed to make payments of $585 per day on two separate agreements for 220 days. Lastly, during May 2019, in consideration for proceeds of $99,480, the Company agreed to make payments of $585 per day for 220 days. The Company granted a security interest in the credit card receivables of the specified restaurants in connection with each of the Receivables Financing Agreements. Total outstanding on these advances is $106,671 at September 30, 2019.

(e) In connection with the assets acquired from the two BGR franchisees, the Company entered into notes payable of $9,600 and $187,000 during 2018. The notes bear interest at 4% and are due within 12 months of each acquisition date. Principal and interest payments are due monthly. The total outstanding on these two notes is $33,730 at September 30, 2019.

(f) During September 2019, the Company entered into two merchant capital advances in the amount of $46,000. The Company agreed to repay these advances through daily payments until those amounts are repaid with the specified interest rate per those agreements.

(g) During August 2019, the Company entered into a promissory note to repay the contractor for the build-out of the new Little Big Burger – Green Lake store location. The terms of the promissory note are monthly payments of $100,000 until the note is paid in full with a stated interest rate of 12% per year.

The Company’s various loan agreements contain financial and non-financial covenants and provisions providing for cross-default. The evaluation of compliance with these provisions is subject to interpretation and the exercise of judgment.

As of September 30, 2019, management concluded that no conditions exist that represent events of technical default under the 8% non-convertible secured debentures. In accordance with the December 2018 amendment, the holders of the 8% non-convertible secured debentures must notify the Company if there is an event of default for the default provisions to be triggered. Conditions may exist whereby the Company has failed a covenant, but the default provisions have not yet been triggered as the Company has not received notice from the noteholders.

F-14

8. cONVERTIBLE NOTEs PAYABLE

Convertible Notes payable are summarized as follows:

	September 30, 2019	December 31, 2018
6% Convertible notes payable due June 2018 (a)	$-	$3,000,000
Total Convertible notes payable	-	3,000,000
Current portion of convertible notes payable	-	3,000,000
Convertible notes payable, less current portion	$-	$-

(a) On August 2, 2013, the Company entered into an agreement with seven individual accredited investors, whereby the Company issued separate 6% Secured Subordinate Convertible Notes for a total of $3,000,000 in a private offering and is collateralized by the assets of the Hooters Nottingham restaurant and a subordinate position to all other assets of the Company. In connection with the Company’s agreement to conduct a capital raise in 2016, the lenders agreed to waive existing defaults and extended the original note maturity by eighteen months from December 31, 2016 to June 30, 2018. Effective June 28, 2019, the noteholders converted the outstanding notes into subscription rights as part of the Company’s rights offering which expired on June 28, 2019 and closed on July 2, 2019. See additional discussion on the rights offering in Note 10.

9. ACCOUNTS PAYABLE AND ACCRUED Expenses

Accounts payable and accrued expenses are summarized as follows:

	September 30, 2019	December 31, 2018
Accounts payable and accrued expenses	$3,485,949	$3,591,641
Accrued taxes (VAT, Sales, Payroll, etc.)	3,394,293	3,243,806
Accrued income taxes	54,948	61,790
Accrued interest	496,533	489,269
	$7,431,723	$7,386,506

As of September 30, 2019, approximately $2.9 million of employee and employer taxes, including penalties and interest, have been accrued but not remitted to certain taxing authorities by the Company for cash compensation paid. As a result, the Company is liable for such payroll taxes and any related penalties and interest. A portion of the proceeds from the rights offering as discussed in Note 10 were used in July 2019 to pay down a portion of these accrued payroll taxes.

10. EQUITY

The Company had 45,000,000 shares of its $0.0001 par value common stock authorized at both September 30, 2019 and December 31, 2018. The Company had 10,043,143 and 3,715,444 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively.

The Company has 5,000,000 shares of its no par value preferred stock authorized at both September 30, 2019 and December 31, 2018. Beginning in December 2016, the Company conducted a rights offering of units, each unit consisting of one share of 9% Redeemable Series 1 Preferred Stock (“Series 1 Preferred”) and one Series 1 Warrant (“Series 1 Warrant”) to purchase 10 shares of common stock. Holders of the Series 1 Preferred are entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year for a term of seven years, payable quarterly on the last day of March, June, September and December in each year in cash or registered common stock. Shares of common stock issued as dividends will be issued at a 10% discount to the five-day volume weighted average price per share of common stock prior to the date of issuance. Dividends will be paid prior to any dividend to the holders of common stock. The Series 1 Preferred is non-voting and has a liquidation preference of $13.50 per share, equal to its purchase price. The Company is required to redeem the outstanding Series 1 Preferred at the expiration of the seven-year term. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

F-15

As of September 30, 2019 and December 31, 2018, 62,876 shares of preferred stock were issued pursuant to the Preferred Stock Units rights offering.

In 2019, the Company conducted a rights offering of units to its stockholders of record to purchase common stock at a subscription price of $1.00 per share. The rights offering was made pursuant to the Company’s effective registration statement on Form S-1 on file with the U.S. Securities and Exchange Commission (the “SEC”) and accompanying prospectus filed with the SEC on June 12, 2019.

Upon closing of the rights offering in July, a total of 1,894,311 shares of common stock were issued pursuant to record holders’ basic subscription privilege and a total of 4,190,542 shares of common stock were issued pursuant to record holders’ over subscription. The Company accepted subscriptions to purchase 6,084,733 shares in the rights offering upon expiration of the rights offering on June 28, 2019. The Company received $6,009,733 in gross proceeds from the rights offering. $3,075,000 was subscribed by certain record holders’ through the reduction in outstanding debt obligations of the Company. The shares associated with the reduction in outstanding debt obligations were deemed issued at June 30, 2019. The remaining proceeds of approximately $2.7 million, which is net of fees owed to the dealer-managers and other offering costs, were received in early July after the closing of the rights offering.

Chardan Capital Markets, LLC and The Oak Ridge Financial Services Group Inc. were the co-dealer-managers on the transaction and the Company agreed to pay the dealer-managers a fee equal to 7% of the gross proceeds of the rights offering (excluding proceeds from the reduction of the debt obligations) and to reimburse the dealer-managers for their expenses up to $75,000 for an aggregate commission of approximately $286,000. Additional offering costs were incurred for legal, accounting and transfer agent services.

Restricted Stock Grants, Options and Warrants

The Company’s shareholders have approved the Chanticleer Holdings, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), authorizing the issuance of options, stock appreciation rights, restricted stock awards and units, performance shares and units, phantom stock and other stock-based and dividend equivalent awards. Pursuant to the approved 2014 Plan, 400,000 shares have been approved for grant.

As of September 30, 2019, the Company had 296,129 restricted and unrestricted stock outstanding on a cumulative basis under the plan pursuant to compensatory arrangements with employees, board members and outside consultants. Approximately 107,836 shares remained available for grant in the future. The Company issued 15,000 restricted stock units to an employee in 2016 and 30,000 restricted stock units to an employee in 2018. The fair value of the restricted stock was determined using the quoted market value of the Company’s common stock on the date of grant. As of September 30, 2019, total unrecognized stock-based compensation expense related to non-vested restricted stock units was approximately $24,375. That cost is expected to be recognized over a period of 1.25 years. The restricted stock units vest over the terms specified in each employees’ agreement. The Company issued 32,800 of stock options to employees in 2019. The stock options were valued on the date of grant using the Black-Scholes model. The stock options vest over the terms specified in each employees’ agreement. There was approximately $18,250 of total unrecognized compensation costs related to options granted as of September 30, 2019. That cost is expected to be recognized over a period of 1.50 years.

Total stock-based compensation expense for the nine months ended September 30, 2019 and 2018 was $118,120 and $0, respectively.

F-16

A summary of the warrant activity for the nine months ended September 30, 2019 is below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life

Outstanding December 31, 2018	3,684,762	$9.14	7.1
Granted	-	-	-
Exercised	-	-	-
Forfeited	(97,868)	55.94	-
Outstanding September 30, 2019	3,586,894	7.86	6.6

Exercisable September 30, 2019	3,586,894	$7.86	6.6

Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life in Years	Exercisable Number of Warrants
> $40.00	235,224	1.0	235,224
$30.00-$39.99	20,350	0.4	20,350
$20.00-$29.99	77,950	0.3	77,950
$10.00-$19.99	50,300	1.7	50,300
$0.00-$9.99	3,203,070	7.3	3,203,070
	3,586,894	6.6	3,586,894

A summary of the stock option activity for the nine months ended September 30, 2019 is below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life

Outstanding December 31, 2018	-	$-	-
Granted	32,800	4.0	4.2
Exercised	-	-	-
Forfeited	-	-	-
Outstanding September 30, 2019	32,800	$4.0	4.2

Exercisable September 30, 2019	12,100	$4.0	4.2

11. RELATED PARTY TRANSACTIONS

Due to related parties

The Company has received non-interest-bearing loans and advances from related parties. The amounts owed by the Company are as follows:

	September 30, 2019	December 31, 2018

Chanticleer Investors, LLC	$-	$185,726
	$-	$185,726

The amount from Chanticleer Investors LLC was related to cash distributions received from Chanticleer Investors LLC’s interest Hooters of America which was payable to the Company’s co-investors in that investment. The amount was repaid in the third quarter of 2019.

F-17

Transactions with Board Members

Larry Spitcaufsky, a significant shareholder and former member of the Company’s Board of Directors, is also a lender to the Company for $2 million of the Company’s $6 million in secured debentures. In connection with the secured debentures, the Company made payments of interest to the board member of $127,890 and $120,000 for the nine months ended September 30, 2019 and 2018, respectively, as required under the Notes.

Mr. Spitcaufsky also subscribed for 70,000 shares in connection with the May 3, 2018 Securities Purchase Agreement and received an equal number of warrants in the transaction. Michael D. Pruitt, the Company’s chairman and Chief Executive Officer also participated in the offering.

The Company had previously entered into a franchise agreement with entities controlled by Mr. Spitcaufsky providing him with the franchise rights for Little Big Burger in the San Diego area and an option for southern California. In February 2019, Mr. Spitcaufsky closed both of his franchised Little Big Burger restaurants and all agreements were terminated in May 2019.

12. SEGMENTS OF BUSINESS

The Company is in the business of operating restaurants and its operations are organized by geographic region and by brand within each region. Further each restaurant location produces monthly financial statements at the individual store level. The Company’s chief operating decision maker reviews revenues and profitability at the individual restaurant location level, as well as for Full-Service Hooters, Better Burger Fast Casual and Just Fresh Fast Casual level, and corporate as a group.

The following are revenues and operating income (loss) from continuing operations by segment for the three and nine months ended September 30, 2019 and 2018. The Company does not aggregate or review non-current assets at the segment level.

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenue:
Hooters Full Service	$2,886,269	$3,392,300	$9,576,854	$10,436,597
Better Burgers Fast Casual	5,823,650	5,692,004	18,010,835	16,854,025
Just Fresh Fast Casual	943,521	989,097	2,924,294	3,128,220
Corporate and Other	-	24,999	50,000	74,997
	$9,653,440	$10,098,400	$30,561,983	$30,493,839

Operating Income (Loss):
Hooters Full Service	$(1,270,738)	87,444	(1,860,995)	$(1,174,320)
Better Burgers Fast Casual	(1,082,494)	(133,466)	(3,056,296)	(253,997)
Just Fresh Fast Casual	(706,332)	(21,280)	(768,918)	(64,057)
Corporate and Other	(1,173,878)	(604,014)	(3,239,817)	(1,980,129)
	$(4,233,442)	$(671,316)	$(8,926,026)	$(3,472,503)

Depreciation and Amortization
Hooters Full Service	$76,189	95,509	$259,624	$303,682
Better Burgers Fast Casual	408,941	382,802	1,229,656	1,154,885
Just Fresh Fast Casual	45,148	44,525	135,442	133,575
Corporate and Other	987	844	2,960	2,531
	$531,265	$523,680	$1,627,682	$1,594,673

F-18

The following are revenues and operating income (loss) from continuing operations by geographic region for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenue:
United States	$7,635,120	$8,038,545	$24,441,959	$23,984,963
South Africa	1,383,906	1,352,340	4,123,148	4,321,668
Europe	634,414	707,515	1,996,876	2,187,208
	$9,653,440	$10,098,400	$30,561,983	$30,493,839

Operating Income (Loss):
United States	$(4,380,394)	$(711,846)	$(9,080,259)	$(2,179,967)
South Africa	110,956	29,485	77,682	50,680
Europe	35,996	11,045	76,551	(1,343,216)
	$(4,233,442)	$(671,316)	$(8,926,026)	$(3,472,503)

The following are non-current assets by geographic region as of September 30, 2019 and December 31, 2018:

	September 30, 2019 (1)	December 31, 2018
United States	$35,825,711	$24,795,368
South Africa*	-	909,514
Europe	2,561,043	2,413,222
	$38,386,754	$28,118,104

*Amounts are included in assets held for sale at September 30, 2019.

(1)	Non-current assets increased due to the adoption of ASC 842 effective January 1, 2019.

13. COMMITMENTS AND CONTINGENCIES

Legal proceedings

On March 26, 2013, our South African operations received Notice of Motion filed in the Kwazulu-Natal High Court, Durban, Republic of South Africa, filed against Rolalor (PTY) LTD (“Rolalor”) and Labyrinth Trading 18 (PTY) LTD (“Labyrinth”) by Jennifer Catherine Mary Shaw (“Shaw”). Rolalor and Labyrinth were the original entities formed to operate the Johannesburg and Durban locations, respectively. On September 9, 2011, the assets and the then-disclosed liabilities of these entities were transferred to Tundraspex (PTY) LTD (“Tundraspex”) and Dimaflo (PTY) LTD (“Dimaflo”), respectively. The current entities, Tundraspex and Dimaflo are not parties in the lawsuit. Shaw is requesting that the Respondents, Rolalor and Labyrinth, be wound up in satisfaction of an alleged debt owed in the total amount of R4,082,636 (approximately $480,000). The two Notices were defended and argued in the High Court of South Africa (Durban) on January 31, 2014. Madam Justice Steryi dismissed the action with costs on May 5, 2014. Ms. Shaw appealed this decision and in December 2016, the Court dismissed the Labyrinth case with costs payable to the Company and allowed the Rolalor case to proceed to liquidation. The Company did not object to the proposed liquidation of Rolalor as the entity has no assets and the Company does not expect there to be any material impact on the Company. No amounts have been accrued as of September 30, 2019 and December 31, 2018 in the accompanying condensed consolidated balance sheets.

From time to time, the Company may be involved in legal proceedings and claims that have arisen in the ordinary course of business are generally covered by insurance. As of September 30, 2019, the Company does not expect the amount of ultimate liability with respect to these matters to be material to the Company’s financial condition, results of operations or cash flows.

F-19

Restaurant construction

We have contractual commitments related to store construction of approximately $331,000, of which approximately $125,000 is funded by private investors and approximately $206,000 will be funded internally by the Company. Approximately $126,000 is expected to be returned to the Company via tenant improvement refunds once all conditions are satisfied.

Leases

The Company determines if a contract contains a lease at inception. The Company’s material operating leases consist of restaurant locations as well as office space. Our leases generally have remaining terms of 1-20 years, most of which include options to extend the leases for additional 5-year periods. Generally, the lease term is the minimum of the noncancelable period of the lease or the lease term inclusive of reasonably certain renewal periods up to a term of 20 years.

Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, the Company estimates incremental secured borrowing rates corresponding to the maturities of the leases. The Company estimates this rate based on rates of current debt outstanding, prevailing financial market conditions, comparable company and credit analysis, and management judgment.

The Company’s leases typically contain rent escalations over the lease term. The Company recognizes expense for these leases on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce our right-of-use asset related to the lease. These are amortized through the right-of-use asset as reductions of expense over the lease term.

Some of the Company’s leases include rent escalations based on inflation indexes and fair market value adjustments. Certain leases contain contingent rental provisions that include a fixed base rent plus an additional percentage of the restaurant’s sales in excess of stipulated amounts. Operating lease liabilities are calculated using the prevailing index or rate at lease commencement. Subsequent escalations in the index or rate and contingent rental payments are recognized as variable lease expenses. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. As part of the lease agreements, the Company is also responsible for payments regarding non-lease components (common area maintenance, operating expenses, etc.) and percentage rent payments based on monthly or annual restaurant sales amounts which are considered variable costs and are not included as part of the lease liabilities.

Related to the adoption of Leases Topic 842, our policy elections were as follows:

Separation of lease and non-lease components

The Company elected this expedient to account for lease and non-lease components as a single component for our entire population of operating lease assets.

Short-term policy

The Company has elected the short-term lease recognition exemption for all applicable classes of underlying assets. Leases with an initial term of 12 months or less, that do not include an option to purchase the underlying asset that we are reasonably certain to exercise, are not recorded on the balance sheet.

F-20

Supplemental balance sheet information related to leases was as follows:

Operating Leases	Classification	September 30, 2019
Right-of-use assets*	Operating lease assets	$14,524,463

Current lease liabilities*	Current operating lease liabilities	3,240,833
Non-current lease liabilities*	Long-term operating lease liabilities	15,909,551
		$19,150,384

*Excludes South Africa as those amounts are recorded as assets and liabilities held for sale at September 30, 2019.

Lease term and discount rate were as follows:

September 30, 2019
Weighted average remaining lease term (years)	9.32
Weighted average discount rate	10%

The components of lease cost were as follows:

	Classification	Nine Months ended September 30, 2019
Operating lease cost	Restaurant operating expenses and Restaurant pre-opening and closing expenses	$2,912,220
Variable lease cost	Restaurant operating expenses	616,298
		$3,528,518

Supplemental disclosures of cash flow information related to leases were as follows:

Nine Months ended September 30, 2019
Cash paid for operating leases	$2,970,632
Operating lease assets obtained in exchange for operating lease liabilities (1)	19,822,753

(1)	Amounts for the nine months ended September 30, 2019 include the transition adjustment for the adoption of Leases Topic 842 discussed in Note 2 to the condensed consolidated financial statements.

Maturities of lease liabilities were as follows as of September 30, 2019:

Operating Leases
November 1, 2019 - October 31, 2020	$3,454,966
November 1, 2020 - October 31, 2021	3,441,120
November 1, 2021 - October 31, 2022	3,380,104
November 1, 2022 - October 31, 2023	2,987,258
November 1, 2023 - October 31, 2024	2,372,377
Thereafter	13,592,954
Total lease payments	29,228,779
Less: imputed interest	10,078,395
Present value of lease liabilities	$19,150,384

F-21

14. subsequent events

On October 10, 2019, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Sonnet BioTherapeutics, Inc., a New Jersey corporation (“Sonnet”), and Biosub Inc., a Delaware corporation and wholly-owned subsidiary of Chanticleer (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by Chanticleer’s shareholders and Sonnet’s shareholders, Merger Sub will be merged with and into Sonnet (the “Merger”), with Sonnet surviving the Merger as a wholly-owned subsidiary of Chanticleer. The shareholders of Sonnet will become the majority owners of Chanticleer’s outstanding common stock upon the closing of the Merger. Additionally, as part of this transaction, Chanticleer will spin-off its current restaurant operations, including all assets and liabilities, into a newly created entity (the “Spin-Off Entity”), the equity of which will be distributed out to the current stockholders of Chanticleer. Terms of the Merger include a payment of $6,000,000 to Chanticleer from Sonnet, a portion of which is expected to be used by Chanticleer to repay certain of Chanticleer’s outstanding indebtedness in conjunction with the spin-off of the existing Chanticleer assets and liabilities.

Pursuant to the Merger Agreement, each share of common stock of Sonnet, no par value per share (other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) shall be automatically converted into the right to receive an amount of shares of common stock, par value $0.0001 per share, of Chanticleer (“Chanticleer Common Stock”) equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement) (the “Merger Consideration”). As a result, immediately following the Effective Time, the former Sonnet shareholders will hold approximately 94% of the outstanding shares of Chanticleer Common Stock and the shareholders of Chanticleer will retain ownership of approximately 6% of the outstanding shares of Chanticleer Common Stock. In addition, at the closing of the Merger, Chanticleer will issue to the Spin-Off Entity a warrant to purchase that number of shares of Chanticleer Common Stock equal two percent (2%) of the number of shares of issued and outstanding Chanticleer Common Stock of Chanticleer at Closing. The Warrant will be a five-year warrant, will have an exercise price of $0.01 per share and will not be exercisable for 180 days following the Closing. Upon completion of the Merger, Chanticleer will change its name to Sonnet BioTherapeutics Holdings, Inc.

On October 31, 2019, the Company entered into a sale of business agreement for three of its South Africa Hooters locations. The total purchase price was R5,700,000 (approximately $385,000). The net proceeds received by the Company was approximately $170,000. The Company anticipates closing on the sale of the remaining two South Africa Hooters locations by the end of November 2019.

On November 6, 2019, the Company sold Just Fresh through the sale of 100% of the membership interest of JF Restaurants, LLC. The purchase price was $500,000 with $125,000 due at closing and the remaining $375,000 in the form of a promissory note to be paid in full by December 31, 2019. The sale agreement included the assumption of trade payables at the closing date. The Company also entered into a Management Services Agreement whereby the Company will continue to act as the manager of JF Restaurants, LLC until the note is repaid in full. As manager, the Company will be entitled to a management fee of 5% of the monthly net cash flow from the operation of the restaurants.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Chanticleer Holdings, Inc. and Subsidiaries

Charlotte, North Carolina

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Chanticleer Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for the years then ended, and the related notes, (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred approximately $7.2 million of net losses in each of the years ended December 31, 2018 and 2017, and the Company has working capital deficits of approximately $12.6 million and $12.9 million as of December 31, 2018 and 2017, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluations of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2015.

Charlotte, North Carolina

April 1, 2019

F-23

Chanticleer Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$629,871	$272,976
Restricted cash	335	165,517
Accounts and other receivables, net	387,239	475,988
Inventories	478,314	460,756
Prepaid expenses and other current assets	179,377	324,324
Assets held for sale, net	-	100,000
TOTAL CURRENT ASSETS	1,675,136	1,799,561
Property and equipment, net	10,467,841	8,548,592
Goodwill	11,280,465	12,647,806
Intangible assets, net	5,123,159	5,896,732
Investments	800,000	800,000
Deposits and other assets	446,639	490,328
TOTAL ASSETS	$29,793,240	$30,183,019

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,386,506	$5,797,252
Current maturities of long-term debt and notes payable, net of unamortized discount and deferred financing costs of $0 and $1,173,190, respectively	3,740,101	5,741,911
Current maturities of convertible notes payable	3,000,000	3,000,000
Due to related parties	185,726	191,850
TOTAL CURRENT LIABILITIES	14,312,333	14,731,013
Long-term debt, net of current maturities	3,000,000	-
Convertible notes payable, net of unamortized premium of $0 and $12,256, respectively	-	212,256
Redeemable preferred stock: no par value, 62,876 shares issued and outstanding, net of discount of $173,914 and $208,697, respectively	674,912	640,129
Deferred rent	2,297,199	2,156,378
Deferred revenue	1,174,506	175,000
Deferred tax liabilities	76,765	779,359
TOTAL LIABILITIES	21,535,715	18,694,135
Commitments and contingencies
Common stock subject to repurchase obligation; 0 and 56,290 shares issued and outstanding, respectively	-	-
Equity:
Preferred stock: no par value; authorized 5,000,000 shares; 62,876 issued and outstanding	-	-
Common stock: $0.0001 par value; authorized 45,000,000 shares; issued and outstanding 3,715,444 and 3,045,809 shares, respectively	373	305
Additional paid in capital	64,756,903	60,750,330
Accumulated other comprehensive loss	(202,115)	(934,901)
Accumulated deficit	(57,124,673)	(49,109,303)
Total Chanticleer Holdings, Inc, Stockholders’ Equity	7,430,488	10,706,431
Non-Controlling Interests	827,037	782,453
TOTAL EQUITY	8,257,525	11,488,884
TOTAL LIABILITIES AND EQUITY	$29,793,240	$30,183,019

See accompanying notes to consolidated financial statements

F-24

Chanticleer Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended
	December 31, 2018	December 31, 2017
Revenue:
Restaurant sales, net	$39,665,763	$40,495,166
Gaming income, net	402,611	442,521
Management fee income	100,000	100,000
Franchise income	445,335	395,176
Total revenue	40,613,709	41,432,863
Expenses:
Restaurant cost of sales	13,288,422	13,692,921
Restaurant operating expenses	23,565,526	23,432,124
Restaurant pre-opening and closing expenses	412,979	319,282
General and administrative expenses	4,578,788	4,545,496
Asset impairment charge	1,959,510	2,395,616
Depreciation and amortization	2,163,585	2,282,801
Total expenses	45,968,810	46,668,240
Operating loss	(5,355,101)	(5,235,377)
Other (expense) income
Interest expense	(2,527,464)	(2,592,961)
Loss on debt refinancing	-	(95,310)
Other income (expense)	(17,926)	112,984
Total other expense	(2,545,390)	(2,575,287)
Loss before income taxes	(7,900,491)	(7,810,664)
Income tax benefit	701,224	644,429
Consolidated net loss	(7,199,267)	(7,166,235)
Less: Net loss attributable to non-controlling interests	344,847	371,464
Net loss attributable to Chanticleer Holdings, Inc.	$(6,854,420)	$(6,794,771)
Dividends on redeemable preferred stock	(118,604)	(108,206)
Net loss attributable to common shareholders of Chanticleer Holdings, Inc.	$(6,973,024)	$(6,902,977)

Net loss attributable to Chanticleer Holdings, Inc. per common share, basic and diluted:	$(1.98)	$(2.73)
Weighted average shares outstanding, basic and diluted	3,520,125	2,525,037

See accompanying notes to consolidated financial statements

F-25

Chanticleer Holdings, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

	Year Ended
	December 31, 2018	December 31, 2017

Net loss attributable to Chanticleer Holdings, Inc.	$(6,854,420)	$(6,794,771)
Foreign currency translation gain	732,786	220,757
Total other comprehensive income	732,786	220,757
Comprehensive loss	$(6,121,634)	$(6,574,014)

See accompanying notes to consolidated financial statements

F-26

Chanticleer Holdings, Inc. and Subsidiaries

Consolidated Statements of Equity

				Accumulated
			Additional	Other		Non-
	Common Stock		Paid-in	Comprehensive	Accumulated	Controlling
	Shares	Amount	Capital	Loss	Deficit	Interest	Total

Balance, December 31, 2016	2,139,425	$213	$55,926,196	$(1,155,658)	$(42,206,325)	$791,417	$13,355,843
Common stock and warrants issued for:
Cash proceeds, net	499,856	50	939,662	-	-	-	939,712
Business combinations	9,006	1	27,017	-	-	-	27,018
Consulting services	86,389	10	280,659	-	-	-	280,669
Convertible debt	233,255	23	699,740	-		-	699,763
Preferred Unit dividend	20,782	2	54,002	-	(108,207)	-	(54,203)
Convertible debt beneficial conversion feature	-	-	274,167	-	-	-	274,167
Warrants issued with notes payable	-	-	1,837,397	-	-	-	1,837,397
Foreign currency translation	-	-	-	220,757	-	-	220,757
Shares subject to repurchase	56,290	6	348,990	-	-	-	348,996
Non-controlling interest contributions	-	-	362,500	-	-	362,500	725,000
Net loss	-	-	-	-	(6,794,771)	(371,464)	(7,166,234)
Round-up shares in reverse split	806	-	-	-	-	-	-
Balance, December 31, 2017	3,045,809	305	60,750,330	(934,901)	(49,109,303)	782,453	11,488,884

Common stock and warrants issued for:
Cash proceeds, net	403,214	41	1,372,142	-	-	-	1,372,183
Consulting services	56,488	5	154,763	-	-	-	154,768
Convertible debt	66,667	6	199,994	-	-	-	200,000
Preferred Unit dividend	30,466	4	77,452	-	(118,604)	-	(41,148)
Accrued interest on debt	12,800	2	43,343	-	-	-	43,345
Foreign currency translation	-	-	-	732,786	-	-	732,786
Shares issued on exercise of warrants	100,000	10	289,990	-	-	-	290,000
Warrants issued in debt modification	-	-	1,494,999	-	-	-	1,494,999
Shareholder payment for short swing	-	-	5,546				5,546
Non-controlling interest contributions	-	-	-	-	-	900,000	900,000
Non-controlling interest distributions	-	-	-	-	-	(142,225)	(142,225)
Reclassification of Minority Interest	-	-	368,344	-	-	(368,344)	-
Net loss	-	-	-	-	(6,854,420)	(344,847)	(7,199,267)
Cumulative effect of change in accounting principle	-	-	-	-	(1,042,346)	-	(1,042,346)
Balance, December 31, 2018	3,715,444	$373	$64,756,903	$(202,115)	$(57,124,673)	$827,037	$8,257,525

See accompanying notes to consolidated financial statements

F-27

Chanticleer Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net loss	$(7,199,267)	$(7,166,235)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,163,585	2,282,801
Asset impairment charge	1,959,510	2,395,616
Loss on debt refinancing	-	95,310
Loss on investments	68,101	-
Common stock and warrants issued for services	154,768	280,669
Common stock and warrants issued for interest	-	-
Amortization of debt discount	1,195,918	788,187
Change in assets and liabilities:
Accounts and other receivables	91,798	35,154
Prepaid and other assets	116,154	22,157
Inventory	8,885	23,062
Accounts payable and accrued liabilities	2,626,504	1,039,179
Change in amounts payable to related parties	(6,124)	(2,500)
Deferred income taxes	(702,594)	(706,195)
Deferred revenue	(42,840)	-
Deferred rent	140,820	188,363
Net cash provided by (used in) operating activities	575,218	(724,432)

Cash flows from investing activities:
Purchase of property and equipment	(2,392,864)	(1,625,460)
Cash paid for acquisitions	(50,000)	-
Proceeds from sale of property	-	461,158
Net cash used in investing activities	(2,442,864)	(1,164,302)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	1,667,729	939,712
Proceeds from sale of redeemable preferred stock, net of offering costs of $243,480	-	348,171
Loan proceeds	100,000	6,578,090
Payment of deferred financing costs	-	(293,294)
Loan repayments	(455,242)	(6,187,738)
Payments on capital leases	-	(28,405)
Distributions to non-controlling interest	(142,225)	-
Contributions from non-controlling interest	900,000	725,000
Net cash provided by financing activities	2,070,262	2,081,536
Effect of exchange rate changes on cash	(10,903)	(22,884)
Net increase in cash and restricted cash	191,713	169,918
Cash and restricted cash, beginning of year	438,493	268,575
Cash and restricted cash, end of year	$630,206	$438,493

See accompanying notes to consolidated financial statements

F-28

Chanticleer Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, continued

	Year Ended
	December 31, 2018	December 31, 2017

Supplemental cash flow information:
Cash paid for interest and income taxes:
Interest	$553,898	$839,816
Income taxes	40,589	27,631

Non-cash investing and financing activities:
Convertible debt settled through issuance of common stock	$200,000	$625,000
Accrued interest settled through issuance of convertible debt	43,345	74,763
Preferred stock dividends paid through issuance of common stock	77,452	54,002
Commons stock issued in connection with working capital adjustment	-	27,018
Debt issued to fund acquisitions	196,366	-
Fixed asset additions included in accounts payable and accrued expenses at year end	510,788	-
Default interest liability paid in connection with warrants issued as part of debt modification	1,494,999	-

See accompanying notes to consolidated financial statements

F-29

Chanticleer Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Business

Organization

Chanticleer Holdings, Inc. (the “Company”) is in the business of owning, operating and franchising fast casual dining concepts domestically and internationally. The Company was organized October 21, 1999, under its original name, Tulvine Systems, Inc., under the laws of the State of Delaware. On April 25, 2005, Tulvine Systems, Inc. formed a wholly owned subsidiary, Chanticleer Holdings, Inc., and on May 2, 2005, Tulvine Systems, Inc. merged with, and changed its name to, Chanticleer Holdings, Inc.

The consolidated financial statements include the accounts of Chanticleer Holdings, Inc. and its subsidiaries presented below (collectively referred to as the “Company”):

Name	Jurisdiction of Incorporation	Percent Owned
CHANTICLEER HOLDINGS, INC.	DE, USA
Burger Business
American Roadside Burgers, Inc.	DE, USA	100%
American Burger Ally, LLC	NC, USA	100%
American Burger Morehead, LLC	NC, USA	100%
American Burger Prosperity, LLC	NC, USA	50%
American Roadside Burgers Smithtown, Inc.	DE, USA	100%
American Roadside McBee, LLC	NC, USA	100%
American Roadside Southpark LLC	NC, USA	100%
BGR Acquisition, LLC	NC, USA	100%
BGR Franchising, LLC	VA, USA	100%
BGR Operations, LLC	VA, USA	100%
BGR Acquisition 1, LLC	NC, USA	100%
BGR Annapolis, LLC	MD, USA	100%
BGR Arlington, LLC	VA, USA	100%
BGR Columbia, LLC	MD, USA	100%
BGR Dupont, LLC	DC, USA	100%
BGR Michigan Ave, LLC	DC, USA	100%
BGR Mosaic, LLC	VA, USA	100%
BGR Old Keene Mill, LLC	VA, USA	100%
BGR Springfield Mall, LLC	VA, USA	100%
BGR Tysons, LLC	VA, USA	100%
BGR Washingtonian, LLC	MD, USA	100%
Capitol Burger, LLC	MD, USA	100%
BT Burger Acquisition, LLC	NC, USA	100%
BT’s Burgerjoint Rivergate LLC	NC, USA	100%
BT’s Burgerjoint Sun Valley, LLC	NC, USA	100%

F-30

LBB Acquisition, LLC	NC, USA	100%
Cuarto LLC	OR, USA	100%
LBB Acquisition 1 LLC	OR, USA	100%
LBB Capitol Hill LLC	WA, USA	50%
LBB Franchising LLC	NC, USA	100%
LBB Green Lake LLC	OR, USA	50%
LBB Hassalo LLC	OR, USA	80%
LBB Lake Oswego LLC	OR, USA	100%
LBB Magnolia Plaza LLC	NC, USA	50%
LBB Multnomah Village LLC	OR, USA	50%
LBB Platform LLC	OR, USA	80%
LBB Progress Ridge LLC	OR, USA	50%
LBB Rea Farms LLC	NC, USA	50%
LBB Wallingford LLC	WA, USA	50%
Noveno LLC	OR, USA	100%
Octavo LLC	OR, USA	100%
Primero LLC	OR, USA	100%
Quinto LLC	OR, USA	100%
Segundo LLC	OR, USA	100%
Septimo LLC	OR, USA	100%
Sexto LLC	OR, USA	100%

Just Fresh
JF Franchising Systems, LLC	NC, USA	56%
JF Restaurants, LLC	NC, USA	56%

West Coast Hooters
Jantzen Beach Wings, LLC	OR, USA	100%
Oregon Owl’s Nest, LLC	OR, USA	100%
Tacoma Wings, LLC	WA, USA	100%

South African Entities
Chanticleer South Africa (Pty) Ltd.	South Africa	100%
Hooters Emperors Palace (Pty.) Ltd.	South Africa	88%
Hooters On The Buzz (Pty) Ltd	South Africa	95%
Hooters PE (Pty) Ltd	South Africa	100%
Hooters Ruimsig (Pty) Ltd.	South Africa	100%
Hooters SA (Pty) Ltd	South Africa	78%
Hooters Umhlanga (Pty.) Ltd.	South Africa	90%
Hooters Willows Crossing (Pty) Ltd	South Africa	100%

European Entities
Chanticleer Holdings Limited	Jersey	100%
West End Wings LTD	United Kingdom	100%

Inactive Entities
American Roadside Cross Hill, LLC	NC, USA	100%
Avenel Financial Services, LLC	NV, USA	100%
Avenel Ventures, LLC	NV, USA	100%
BGR Cascades, LLC	VA, USA	100%
BGR Chevy Chase, LLC	MD, USA	100%
BGR Old Town, LLC	VA, USA	100%
BGR Potomac, LLC	MD, USA	100%
BT’s Burgerjoint Biltmore, LLC	NC, USA	100%
BT’s Burgerjoint Promenade, LLC	NC, USA	100%
Chanticleer Advisors, LLC	NV, USA	100%
Chanticleer Finance UK (No. 1) Plc	United Kingdom	100%
Chanticleer Investment Partners, LLC	NC, USA	100%
Dallas Spoon Beverage, LLC	TX, USA	100%
Dallas Spoon, LLC	TX, USA	100%
DineOut SA Ltd.	England	89%
Hooters Brazil	Brazil	100%

F-31

All significant inter-company balances and transactions have been eliminated in consolidation.

The Company operates on a calendar year-end. The accounts of one of the Company’s subsidiaries, Hooters Nottingham (“WEW”), was consolidated based on either a 52- or 53-week period ending on the Sunday closest to December 31, 2017. No events occurred related to the difference between the Company’s reporting calendar year end and the Company’s subsidiary year end that materially affected the company’s financial position, results of operations, or cash flows. In 2018, WEW was consolidated on a calendar year-end.

LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN

As of December 31, 2018, our cash balance was $630,000, our working capital was negative $12.6 million, and we have significant near-term commitments and contractual obligations. The level of additional cash needed to fund operations and our ability to conduct business for the next twelve months will be influenced primarily by the following factors:

●	our ability to access the capital and debt markets to satisfy current obligations and operate the business;
●	our ability to refinance or otherwise extend maturities of current debt obligations;
●	the level of investment in acquisition of new restaurant businesses and entering new markets;
●	our ability to manage our operating expenses and maintain gross margins as we grow;
●	popularity of and demand for our fast-casual dining concepts; and
●	general economic conditions and changes in consumer discretionary income.

We have typically funded our operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from the issuances of our common stock and other financing arrangements, including convertible debt, lines of credit, notes payable, capital leases, and other forms of external financing.

Our operating plan for the next twelve months contemplates opening at least four additional company owned stores as well as growing our franchising businesses at Little Big Burger and BGR. We have contractual commitments related to store construction of approximately $803,000, of which we expect approximately $125,000 to be funded by private investors and approximately $678,000 will be funded internally by the Company. Of the $678,000 to be funded by the Company, $439,000 is expected to be returned to the Company via tenant improvement refunds. We also have $6 million of principal due on our debt obligations within the next 12 months and an additional $3 million due within the succeeding 3 months, plus interest. In addition, if we fail to meet various debt covenants going forward and are notified of the default by the noteholders of the 8% non-convertible secured debentures, we may be assessed additional default interest and penalties which would increase our obligations. We expect to be able to refinance our current debt obligations during 2019 and are also exploring the sale of certain assets and raising additional capital. In May 2018, the Company completed the sale of 403,214 shares of common stock at a price of $3.50 per common share for proceeds of $1.4 million. Refer to Note 16 regarding the sale of certain assets in 2019. However, we cannot provide assurance that we will be able to refinance our long-term debt or sell assets or raise additional capital.

As we execute our growth plans over the next 12 months, we intend to carefully monitor the impact of growth on our working capital needs and cash balances relative to the availability of cost-effective debt and equity financing. In the event that capital is not available, or we are unable to refinance our debt obligations or obtain waivers, we may then have to scale back or freeze our organic growth plans, sell assets on less than favorable terms, reduce expenses, and/or curtail future acquisition plans to manage our liquidity and capital resources. We may also incur financial penalties or other negative actions from our lenders if we are not able to refinance or otherwise extend or repay our current obligations or obtain waivers. As of December 31, 2018, the Company and its subsidiaries have approximately $2.3 million of accrued employee and employer taxes, including penalties and interest which are due to certain taxing authorities. These factors raise substantial doubt about our ability to continue as a going concern.

F-32

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include deferred tax asset valuation allowances, valuing options and warrants using the Binomial Lattice and Black-Scholes models, intangible asset valuations and useful lives, depreciation and uncollectible accounts and reserves. Actual results could differ from those estimates.

REVENUE RECOGNITION

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method applied to those contracts which were not completed as of December 31, 2017. The Company elected a practical expedient to aggregate the effect of all contract modifications that occurred before the adoption date, which did not have a material impact to our consolidated financial statements. Results for reporting periods beginning on or after January 1, 2018 are presented under Accounting Standards Codification Topic 606 (“ASC 606”). Prior period amounts were not revised and continue to be reported in accordance with ASC Topic 605 (“ASC 605”), the accounting standard then in effect.

Upon adoption, the Company recorded a decrease to opening stockholders’ equity of $1,042,000 with a corresponding increase of $1,042,000 in deferred revenue. Additional franchise income of $83,000 was recognized during the year-ended December 31, 2018 under ASC 606, compared to what would have been recognized under ASC 605.

Prior to the adoption of ASC 606, the Company’s initial franchise fees were recorded as deferred revenue when received and proportionate amounts were recognized as revenue when certain milestones such as completion of employee training, lease signing, and store opening were achieved. With the adoption of ASC 606, such initial franchise fees are deferred and recognized over the franchise license term as discussed further below.

The Company generates revenues from the following sources: (i) restaurant sales; (ii) management fee income; (iii) gaming income; and (iv) franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and initial signing fees.

Restaurant Sales, Net

The Company records revenue from restaurant sales at the time of sale, net of discounts, coupons, employee meals, and complimentary meals and gift cards. Sales tax and value added tax (“VAT”) collected from customers is excluded from restaurant sales and the obligation is included in taxes payable until the taxes are remitted to the appropriate taxing authorities.

Management Fee Income

The Company receives management fee revenue from certain non-affiliated companies, including from managing its investment in Hooters of America which are generally earned and recognized over the performance period.

Gaming Income

The Company receives revenue from operating a gaming facility adjacent to its Hooters restaurant in Jantzen Beach, Oregon. Revenue from gaming is recognized as earned from gaming activities, net of payouts to customers, taxes and government fees. These fees are recognized as they are earned based on the terms of the agreements.

F-33

Franchise Income

The Company grants franchises to operators in exchange for initial franchise license fees and continuing royalty payments. The license granted for each restaurant or area is considered a performance obligation. All other obligations (such as providing assistance during the opening of a restaurant) are combined with the license and were determined to be a single performance obligation. Accordingly, the total transaction price (comprised of the restaurant opening and territory fees) is allocated to each restaurant expected to be opened by the licensee under the contract. There are significant judgments regarding the estimated total transaction price, including the number of stores expected to be opened. We recognize the fee allocated to each restaurant as revenue on a straight-line basis over the restaurant’s license term, which generally begins upon the signing of the contract for area development agreements and upon the signing of a store lease for franchise agreements. The payments for these upfront fees are generally received upon contract execution. Continuing fees, which are based upon a percentage of franchisee revenues and are not subject to any constraints, are recognized on the accrual basis as those sales occur. The payments for these continuing fees are generally made on a weekly basis.

Deferred Revenue

Deferred revenue consists of contract liabilities resulting from initial and renewal franchise license fees paid by franchisees, which are generally recognized on a straight-line basis over the term of the underlying franchise agreement, as well as upfront development fees paid by franchisees, which are generally recognized on a straight-line basis over the term of the underlying franchise agreement once it is executed or if the development agreement is terminated.

Financial Statement Impact of Transition to ASC 606

Revenue recognized during fiscal year 2018 under ASC 606 and revenue that would have been recognized during fiscal year 2018 had ASC 605 been applied is as follows:

	As reported under	If reported under	Increase/
	ASC 606	ASC 605	(Decrease)
Revenue:
Restaurant sales, net	$39,665,763	$39,665,763	$-
Gaming income, net	402,611	402,611	-
Management fee income	100,000	100,000	-
Franchise income	445,335	362,495	82,840
Total revenue	$40,613,709	$40,530,869	$82,840

Contract Balances

Opening and closing balances of contract liabilities and receivables from contracts with customers are as follows:

	December 31, 2018	December 31, 2017

Accounts Receivable	$227,056	$362,992
Royalty Receivables	5,307	14,796
Gift Card Liability	87,724	80,533
Deferred Revenue	1,174,506	175,000

Business combinations

The Company accounts for business combinations using the acquisition method. As of the acquisition date, the acquirer recognizes, separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. Goodwill is initially measured at cost, being the excess of the cost of acquisition over the fair value of the net identifiable assets acquired and liabilities assumed. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. If the cost of acquisition is lower than the fair value of the net identifiable assets, the difference is recognized in profit. Acquisition costs are expensed as incurred.

F-34

Long-lived Assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to depreciation and amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

●	significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows for two consecutive years);
●	significant negative industry or economic trends;
●	knowledge of transactions involving the sale of similar property at amounts below the Company’s carrying value; or
●	the Company’s expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “Held for Sale”.

If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

RESTAURANT PRE-OPENING and closing EXPENSES

Restaurant pre-opening and closing expenses are non-capital expenditures and are expensed as incurred. Restaurant pre-opening expenses consist of the costs of hiring and training the initial hourly work force for each new restaurant, travel, the cost of food and supplies used in training, grand opening promotional costs, the cost of the initial stocking of operating supplies and other direct costs related to the opening of a restaurant, including rent during the construction and in-restaurant training period. Restaurant closing expenses consists of the costs related to the closing of a restaurant location and include write-off of property and equipment, lease termination costs and other costs directly related to the closure. Pre-opening and closing expenses are expensed as incurred.

LIQUOR LICENSES

The costs of obtaining non-transferable liquor licenses that are directly issued by local government agencies for nominal fees are expensed as incurred. Annual liquor license renewal fees are expensed over the renewal term.

ACCOUNTS AND OTHER RECEIVABLES

The Company monitors its exposure for credit losses on its receivable balances and the credit worthiness of its receivables on an ongoing basis and records related allowances for doubtful accounts. Allowances are estimated based upon specific customer and other balances, where a risk of default has been identified, and also include a provision for non-customer specific defaults based upon historical experience. The majority of the Company’s accounts are from customer credit card transactions with minimal historical credit risk. As of December 31, 2018 and 2017, the Company has not recorded an allowance for doubtful accounts. If circumstances related to specific customers change, estimates of the recoverability of receivables could also change.

F-35

INVENTORIES

Inventories are recorded at the lower of cost (first-in, first-out method) or net realizable value, and consist primarily of restaurant food items, supplies, beverages and merchandise.

LEASES

The Company leases certain property under operating leases. The Company also finances certain property using capital leases, with the asset and obligation recorded at an amount equal to the present value of the minimum lease payments during the lease term.

Many of these lease agreements contain rent holidays, rent escalation clauses and/or contingent rent provisions. Rent expense is recognized on a straight-line basis over the expected lease term, including cancelable option periods when failure to exercise such options would result in an economic penalty. The Company also may receive tenant improvement allowances in connection with its leases, which are capitalized as leasehold improvements with a corresponding liability recorded in the deferred rent liability line in the consolidated balance sheet. The tenant improvement allowance liability is amortized on a straight-line basis over the lease term. The rent commencement date of the lease term is the earlier of the date when the Company becomes legally obligated for the rent payments or the date when the Company takes access to the property or the grounds for build out. Certain leases contain percentage rent provisions where additional rent may become due if the location exceeds certain sales thresholds. The Company recognizes expense related to percentage rent obligations at such time as it becomes probable that the percent rent threshold will be met.

fair value of financial instruments

The Company is required to disclose fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s cash, accounts receivable, other receivables, accounts payable, accrued expenses, other current liabilities, convertible notes payable and notes payable approximate fair value due to the short-term maturities of these financial instruments and/or because related interest rates offered to the Company approximate current rates.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization, which includes amortization of assets held under capital leases, are recorded generally using the straight-line method over the estimated useful lives of the respective assets or, if shorter, the term of the lease for certain assets held under a capital lease. Leasehold improvements are amortized over the lesser of the expected lease term, or the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs that do not improve or extend the useful lives of the assets are not considered assets and are charged to expense when incurred.

The estimated useful lives used to compute depreciation and amortization are as follows:

Leasehold improvements	5-15 years or lease life, if shorter
Restaurant furnishings and equipment	3-10 years
Furniture and fixtures	3-10 years
Office and computer equipment	3-7 years

Goodwill

Goodwill, which is not subject to amortization, is evaluated for impairment annually as of the end of the Company’s year-end, or more frequently if an event occurs or circumstances change, such as material deterioration in performance or a significant number of store closures, that would indicate an impairment may exist. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit. The Company’s reporting units are consistent with its operating segments.

F-36

When evaluating goodwill for impairment, the Company may first perform a qualitative assessment to determine whether it is more likely than not that a reporting unit is impaired. If we do not perform a qualitative assessment, or if we determine that it is not more likely than not that the fair value of the reporting unit exceeds its carrying amount, we perform a quantitative assessment and calculate the estimated fair value of the reporting unit. If the carrying amount of the reporting unit exceeds the estimated fair value, an impairment charge is recorded to reduce the carrying value to the estimated fair value. The Company’s decision to perform a qualitative impairment assessment in a given year is influenced by a number of factors, including the significance of the excess of the reporting unit’s estimated fair value over carrying value at the last quantitative assessment date, the amount of time in between quantitative fair value assessments, and the price of our common stock.

As discussed in Note 6, the Company did record an impairment charge to its goodwill balance during 2018. The Company performed a quantitative assessment and determined that no additional impairment of goodwill was necessary as of December 31, 2018. Step one of the impairment test is based upon a comparison of the carrying value of net assets, including goodwill balances, to the fair value of net assets. Fair value is measured using a discounted cash flow model approach and a market approach. The Company evaluates all methods to ensure reasonably consistent results. Additionally, the Company evaluates the key input factors in the models used to determine whether a moderate change in any input factor or combination of factors would significantly change the results of the tests.

However, management noted that the margin between the estimated fair value and carrying value was relatively narrow for its reporting units for 2018 and that the impairment assessment in future periods would be sensitive to changes in estimates of cash flow, discount rates and other assumptions increasing the risk that an impairment could be triggered in future periods. The Company is also considering various strategies to improve cash flow and reduce long term debt, which could include selling certain of its operating assets, as well as possibly closing certain underperforming store locations to improve operating cash flow.

Those strategic evaluations are ongoing, no decisions have been made, and management can provide no assurance that the Company will proceed with any asset sales, or that such asset sale can be completed on favorable terms, or at all. In the event that management does elect to proceed with asset sales and/or effect store closures in the future rather than continue to hold and operate all its assets long term, management’s assessment of the fair value, and ultimate recoverability, of goodwill, intangibles, property and equipment and other assets would be impacted and the Company could incur significant noncash impairment charges and cash exit costs in future periods.

InTANGIBLE ASSETS

Trade Name/Trademark

The fair value of trade name/trademarks are estimated and compared to the carrying value. The Company estimates the fair value of trademarks using the relief-from-royalty method, which requires assumptions related to projected sales from its annual long-range plan; assumed royalty rates that could be payable if the Company did not own the trademarks; and a discount rate. Certain of the Company’s trade name/trademarks have been determined to have a definite life and are being amortized on a straight-line basis over estimated useful lives of 10 years. The amortization expense of these definite-lived intangibles is included in depreciation and amortization in the Company’s consolidated statement of operations. Certain of the Company’s trade name/trademarks have been classified as indefinite-lived intangible assets and are not amortized, but instead are reviewed for impairment at least annually or more frequently if indicators of impairment exist.

Franchise Costs

Intangible assets are recorded for the initial franchise fees for our Hooter’s restaurants. The Company amortizes these amounts over a 20-year period, which is the life of the franchise agreement. The Company also has intangible assets representing the acquisition date fair value of customer contracts acquired in connection with BGR’s franchise business. The Company previously determined this intangible asset to be indefinite lived based on the Company’s expectations of franchisee renewals. During 2017, management reevaluated the expected life of the BGR franchise intangible and determined that the asset was impaired, resulting in an impairment charge of $264 thousand. Management also revised its estimated useful life of the related intangible asset and began amortizing the related asset over the weighted average life of the underlying franchise agreements.

F-37

Income Taxes

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has provided a valuation allowance for the full amount of the deferred tax assets.

As of December 31, 2018 and 2017, the Company had no accrued interest or penalties relating to any income tax obligations. The Company currently has no federal or state examinations in progress, nor has it had any federal or state tax examinations since its inception. The last three years of the Company’s tax years are subject to federal and state tax examination.

Stock-based Compensation

The compensation cost relating to share-based payment transactions (including the cost of all employee stock options) is required to be recognized in the financial statements. That cost is measured based on the estimated fair value of the equity or liability instruments issued. A wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans are included.

LOSS PER COMMON SHARE

The Company is required to report both basic earnings per share, which is based on the weighted-average number of shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all diluted shares outstanding.

The following table summarizes the number of common shares potentially issuable upon the exercise of certain warrants, convertible notes payable and convertible interest as of December 31, 2018 and 2017, which have been excluded from the calculation of diluted net loss per common share since the effect would be antidilutive.

F-38

	December 31, 2018	December 31, 2017
Warrants	3,684,762	2,362,615
Convertible notes	300,000	366,667
Accrued interest on convertible notes	-	18,681
Total	3,984,762	2,747,963

ADVERTISING

Advertising costs are expensed as incurred. Advertising expenses which are included in restaurant operating expenses and general and administrative expenses in the accompanying consolidated statement of operations, totaled $0.4 million and $0.5 million for the years ended December 31, 2018 and 2017, respectively.

AMORTIZATION OF DEBT DISCOUNT

The Company has issued various debt instruments with warrants and conversion features for which total proceeds were allocated to individual instruments based on the relative fair value of each instrument at the time of issuance. The relative fair value of the warrants and conversion was recorded as discount on debt and amortized over the term of the respective debt. For the years ended December 31, 2018 and 2017, amortization of debt discount was $1.2 million and $0.8 million, respectively.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities denominated in local currency are translated to U.S. dollars using the exchange rates as in effect at the balance sheet date. Results of operations are translated using average exchange rates prevailing throughout the period. Adjustments resulting from the process of translating foreign currency financial statements from functional currency into U.S. dollars are included in accumulated other comprehensive loss within stockholders’ equity. Foreign currency transaction gains and losses are included in current earnings. The Company has determined that local currency is the functional currency for each of its foreign operations.

Comprehensive Income (LOSS)

Standards for reporting and displaying comprehensive income (loss) and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements requires that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. We are required to (a) classify items of other comprehensive income (loss) by their nature in financial statements, and (b) display the accumulated balance of other comprehensive income (loss) separately in the equity section of the balance sheet for all periods presented. Other comprehensive income (loss) items include foreign currency translation adjustments, and the unrealized gains and losses on our marketable securities classified as held for sale.

concentration of credit risk

The Company maintains its cash with major financial institutions. Cash held in U.S. bank institutions is currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each institution. No similar insurance or guarantee exists for cash held in South Africa or the United Kingdom bank accounts. There was approximately $97,000 and $202,000 in aggregate uninsured cash balances at December 31, 2018 and 2017, respectively.

RECLASSIFICATIONS

Certain reclassifications have been made in the financial statements at December 31, 2017 and for the period then ended to conform to the current year presentation. The reclassifications had no effect on consolidated net loss.

F-39

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers, and created Topic 606 (ASC 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASC 606 replaced most existing revenue recognition guidance in GAAP and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017.

The core principle of the standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The new standard also requires significantly more comprehensive disclosures than the existing standard. Guidance subsequent to ASU 2014-09 has been issued to clarify various provisions in the standard, including principal versus agent considerations, identifying performance obligations, licensing transactions, as well as various technical corrections and improvements.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, that amends the guidance on the classification and measurement of financial instruments (Subtopic 825-10). ASU 2016-01 becomes effective in fiscal years beginning after December 15, 2017, including interim periods therein. ASU 2016-01 removes equity securities from the scope of Accounting Standards Codification (“ASC”) Topic 320 and creates ASC Topic 321, Investments – Equity Securities. Under the new guidance, all equity securities with readily determinable fair values are measured at fair value on the statement of financial position, with changes in fair value recorded through earnings. The update eliminates the option to record changes in the fair value of equity securities through other comprehensive income. Transitional guidance provided that entities with unrealized gains or losses on available for sale (“AFS”) equity securities were required to reclassify those amounts to beginning retained earnings in the year of adoption. The Company adopted the guidance within ASU 2016-01 as of January 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 clarifies how cash receipts and cash payments in certain transactions are presented and classified in the statement of cash flows. The effective date of this update is for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The update requires retrospective application to all periods presented but may be applied prospectively if retrospective application is impracticable. The Company adopted the guidance within ASU 2016-15 as of January 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that the statement of cash flows explain the changes in the combined total of restricted and unrestricted cash balance. Amounts generally described as restricted cash or restricted cash equivalents will be combined with unrestricted cash and cash equivalents when reconciling the beginning and end of period balances on the statement of cash flows. Further, the ASU requires a reconciliation of balances from the statement of cash flows to the balance sheet in situations in which the balance sheet includes more than one-line item of cash, cash equivalents, and restricted cash. Companies will also be disclosing the nature of the restrictions. ASU 2016-18 is effective for financial statements issued for fiscal years beginning after December 15, 2017. The Company adopted the guidance within ASU 2016-18 as of January 1, 2018. The impact of ASU 2016-18 on its financial statements was as follows: (1) changes in restricted cash balances are no longer shown in the statements of cash flows as previously presented in investing activities, as these balances are now included in the beginning and ending cash balances in the statements of cash flows.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business (Topic 805). This ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for fiscal years that begin after December 15, 2017 and is to be applied prospectively. The Company adopted the guidance within ASU 2017-01 as of January 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

F-40

In May 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting, which provides guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting. This update is effective for all entities for fiscal years beginning after December 15, 2017, and interim periods within those years. The Company adopted the guidance within ASU 2017-01 as of January 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard provides that a lessee should recognize the assets and the liabilities that arise from leases, including operating leases. Under the new requirements, a lessee will recognize in the statement of financial position a liability to make lease payments (the lease liability) and the right-of-use asset representing the right to the underlying asset for the lease term. For leases with a term of twelve months or less, the lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from the previous GAAP. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within such fiscal year, with early adoption permitted. The ASU requires a modified retrospective transition method with the option to elect a package of practical expedients.

The Company will adopt the standard on January 1, 2019, electing the optional transition method to apply the standard as of the transition date. As a result, the Company will not apply the standard to the comparative periods presented.

The Company has elected the transition package of three practical expedients permitted under the new standard, which among other things, allows us to carryforward our historical lease classifications. The Company also made certain accounting policy elections for new leases post-transition, including the election to combine components.

The adoption will have a significant impact to our consolidated balance sheet given the extent of the Company’s real estate lease portfolio. The Company will derecognize all landlord funded assets, deemed financing liabilities and deferred rent liabilities upon transition. The Company will record a right-of-use asset and lease liability for those leases as well as all other existing leases, the majority of which are real estate operating leases. The Company expects the adoption to result in a net increase of between $16 million to $17 million in lease assets and lease liabilities. The difference between the additional lease assets and lease liabilities, net of tax, will be recorded as an adjustment through equity. We are substantially complete with our implementation efforts.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income, including trade receivables. The standard requires an entity to estimate its lifetime “expected credit loss” for such assets at inception, and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. For public business entities that are SEC filers, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. The Company is currently evaluating the impact of the adoption of the standard on its consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU simplifies how an entity is required to test goodwill for impairment by eliminating Step Two from the goodwill impairment test. Step Two measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under this standard, an entity will recognize an impairment charge for the amount by which the carrying value of a reporting unit exceeds its fair value. The standard is effective for any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and is to be applied prospectively. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company early adopted as of December 31, 2018 in its annual goodwill impairment test.

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3. ACQUISITIONS

On March 7, 2018, the Company entered into an agreement to purchase two BGR franchise locations in Maryland. The Company closed on the purchase of the Annapolis, MD location in the first quarter of 2018 and the Company closed on the Colombia, MD location as of October 1, 2018.

Total consideration consisted of $30,000 in cash paid and a seller note of $9,600 upon the closing of the first location and $20,000 in cash and a seller note of $187,000 upon closing of the second location in October.

The Company allocates the purchase price as of the date of acquisition based on the estimated fair value of the acquired assets and assumed liabilities. The purchase accounting for this acquisition is complete as of December 31, 2018. No proforma information is included as the proforma impact of the acquisition is not material to the consolidated financial statements as of December 31, 2018.

4. INVESTMENTS

Investments at cost consist of the following at December 31, 2018 and 2017:

	2018	2017

Chanticleer Investors, LLC	$800,000	$800,000

Chanticleer Investors LLC – The Company invested $800,000 during 2011 and 2012 in exchange for a 22% ownership stake in Chanticleer Investors, LLC, which in turn holds a 3% interest in Hooters of America, the operator and franchisor of the Hooters Brand worldwide. As a result, the Company’s effective economic interest in Hooters of America is approximately 0.6%.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following at December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Leasehold improvements	$12,030,450	$9,941,223
Restaurant furniture and equipment	6,389,305	5,952,934
Construction in progress	1,015,853	176,939
Office and computer equipment	73,681	71,965
Office furniture and fixtures	76,486	76,486
	19,585,775	16,219,547
Accumulated depreciation and amortization	(9,117,934)	(7,670,955)
	$10,467,841	$8,548,592

Depreciation and amortization expense was $1,642,943 and $1,950,021 for the years ended December 31, 2018 and 2017, respectively.

6. INTANGIBLE ASSETS, NET

GOODWILL

Goodwill consist of the following at December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Hooters Full Service	$3,335,862	$4,703,203
Better Burgers Fast Casual	7,448,848	7,448,848
Just Fresh Fast Casual	495,755	495,755
	$11,280,465	$12,647,806

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The changes in the carrying amount of goodwill are summarized as follows:

	December 31, 2018	December 31, 2017
Beginning Balance	$12,647,806	$12,405,770
Impairment	(1,191,111)	-
Foreign currency translation gain (loss)	(176,230)	242,036
Ending Balance	$11,280,465	$12,647,806

The Company entered into letters of intent for the sale of its Hooters Nottingham and Hooters Tacoma locations in the first quarter of 2018 and the assets of those operations were reclassified to Assets Held for Sale on the consolidated balance sheet with impairment charges recognized totaling $1.5 million for the year ended December 31, 2018. The impairment charges primarily consisted of impairment of goodwill, net of a reversal of approximately $887,000 of foreign exchange losses previously classified in Other Comprehensive Loss.

The letters of intent for Hooters Nottingham and Hooters Tacoma have expired. Management is continuing to explore potential to sell both locations; however, there is not a specific program underway currently to locate a buyer or that would otherwise indicate that a disposal is imminent. Accordingly, as of September 30, 2018, management determined that it was appropriate to reclassify those locations from held for sale to operating assets. As of December 31, 2018, management believes that the carrying amount of the assets, following the $1.5 million impairment charge, continues to reflect the net realizable value of the properties and that no additional impairment adjustment is warranted at this time.

An evaluation was completed effective December 31, 2018 at which time the Company determined that no additional impairment was necessary for any of the Company’s reporting units.

OTHER INTANGIBLE ASSETS

Franchise and trademark/tradename intangible assets consist of the following at December 31, 2018 and December 31, 2017:

	Estimated Useful Life	December 31, 2018	December 31, 2017
Trademark, Tradenames:
Just Fresh	10 years	$1,010,000	$1,010,000
American Roadside Burger	10 years	1,786,930	1,786,930
BGR: The Burger Joint	Indefinite	1,430,000	1,430,000
Little Big Burger	Indefinite	1,550,000	1,550,000
		5,776,930	5,776,930
Acquired Franchise Rights
BGR: The Burger Joint	7 years	827,757	1,056,000

Franchise License Fees:
Hooters South Africa	20 years	234,242	273,194
Hooters Pacific NW	20 years	89,507	74,507
Hooters UK	5 years	12,422	13,158
		336,171	360,859
Total Intangibles at cost		6,940,858	7,193,789
Accumulated amortization		(1,817,699)	(1,297,057)
Intangible assets, net		$5,123,159	$5,896,732

	Periods Ended
	December 31, 2018	December 31, 2017
Amortization expense	$520,642	$302,879

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7. DEBT AND NOTES PAYABLE

Debt and notes payable are summarized as follows:

	December 31, 2018	December 31, 2017

Notes Payable, net of discount of $1,173,190 at December 31, 2017 (a)	$6,000,000	$4,826,610
Notes Payable Paragon Bank (b)	319,983	572,276
Note Payable (c)	75,000	75,000
Receivables financing facilities (d)	124,205	76,109
Notes Payable (e)	144,004	-
Bank overdraft facilities, South Africa, annual renewal	76,909	164,619
Equipment financing arrangements, South Africa	-	27,297

Total debt	6,740,101	5,741,911
Current portion of long-term debt	3,740,101	5,741,911
Long-term debt, less current portion	$3,000,000	$-

For the year ended December 31, 2018 and 2017, amortization of debt discount was $1,173,190 and $782,260, respectively.

(a) On May 4, 2017, pursuant to a Securities Purchase Agreement, the Company issued 8% non-convertible secured debentures in the principal amount of $6,000,000 and warrants to purchase 1,200,000 shares of common stock (as adjusted for the Company’s subsequent one-for-ten reverse stock split) to accredited investors. The debentures bear interest at a rate of 8% per annum, payable in cash quarterly in arrears. The debentures mature on December 31, 2018 and contain customary financial and other covenants, including a requirement to maintain positive annual earnings before interest, taxes, depreciation and amortization. The debentures are secured by a second priority security interest on the Company’s assets and the obligation is guaranteed by the Company’s subsidiaries. The debentures contain a mandatory redemption provision that is triggered by an asset sale. Sale of greater than 33% of the Company’s assets will also trigger an event of default. Upon any event of default, in addition to other customary remedies, the holders have the right, at their sole option, to purchase Little Big Burger from the Company, for an aggregate purchase price of $6,500,000. The warrants have an exercise price of $3.50 (as adjusted for the reverse stock split) and a ten-year term. Warrants to purchase 800,000 shares include a beneficial ownership limit upon exercise of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrant; warrants to purchase the remaining 400,000 shares were amended to increase the beneficial ownership limit upon exercise to 19.99%. The shares of common stock underlying the warrants have registration rights, and, if the warrant shares were not registered, the holders would have the right to cashless exercise. The registration statement underlying the warrants was declared effective on October 30, 2017.

In conjunction with the financing described above, the Company entered into a Satisfaction, Settlement and Release Agreement with Florida Mezzanine Fund LLLP, a Florida limited liability partnership (“Florida Mezz”), pursuant to which Florida Mezz agreed to release the Company from all claims and outstanding obligations pursuant to that certain Assumption Agreement dated September 30, 2014, as amended October 15, 2014 and October 22, 2016, and that certain Agreement dated May 23, 2016, as amended January 30, 2017, in exchange for payment of $5,000,000.

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Five million dollars of the net proceeds from the offering were remitted to Florida Mezz, $500,000 was reserved to fund the opening of new stores, and the balance of $206,746, after transaction expenses, was used for working capital and general corporate purposes. As of December 31, 2018, $335 of the proceeds reserved to fund the opening of new stores remains unexpended and has been presented as restricted cash in the accompanying 2018 consolidated balance sheet.

As a result of the issuance of the debentures and the settlement of the Florida Mezz obligations subsequent to March 31, 2016, the $5 million notes payable are no longer outstanding, the Company’s share repurchase obligation from Florida Mezz has been terminated and Florida Mezz waived unpaid interest and penalties previously recorded in the Company’s consolidated financial statements which resulted in the Company recognizing a gain of $267,512. As a result, the shares subject to repurchase have been reclassified from temporary equity to permanent capital and the amounts accrued for interest and penalties reversed effective as of May 14, 2017.

The $6 million loan was accounted for as a new borrowing with consideration allocated between the loan and the warrants based upon the relative fair value of the loan and the warrants. The Company valued the warrants associated with the new debt obligation using the Black-Sholes model, which resulted in the allocation of $1.7 million to additional paid in capital with a corresponding offset to debt discount. In addition, there were $0.3 million in debt origination costs that are also accounted for as an offset to outstanding debt. The resulting debt discount of $2.0 million was amortized to interest expense over the 20-month term of the notes (amount was fully amortized at December 31, 2018).

The Company entered into an amendment to the 8% non-convertible secured debentures in December 2018. The maturity date was extended to March 31, 2020; provided however, if 50% of the principal balance of the debentures is not paid on or prior to December 31, 2019, the holders of the debentures in the aggregate principal amount greater than $3 million, acting together, may demand full and immediate payment to the Company upon 15 days’ written notice. In addition, each holder received new warrants to purchase 1,200,000 shares of common stock. The warrants have an exercise price of $2.25 and are not exercisable for a period of six months. This amendment was accounted for as a debt modification and the fair value of the warrants, determined using the Black-Scholes model, of $1.5 million was recorded as additional paid-in-capital at December 31, 2018. In connection with the debt modification, $1.5 million of accrued default interest on the 8% non-convertible secured debentures was written off.

(b) The Company has two outstanding term loans with Paragon Bank, all of which are collateralized by all assets of the Company and personally guaranteed by our Chief Executive Officer. The outstanding balance, interest rate and maturity date of each loan is as follows:

	Maturity date	Interest rate	Principal balance
Note 1	5/10/2019	5.25%	$68,451
Note 2	8/10/2021	6.50%	251,532
			$319,983

(c) The Company has a promissory note payable on demand in the amount of $75,000 with 800 shares of restricted company common stock to be paid to the lender each month while the note is outstanding.

(d) During February 2017, in consideration for proceeds of $330,000, the Company agreed to make payments of $1,965 per day for 210 days. As of October 2017, the daily payment amount was modified to $1,200 per day and the term was extended to February 2018, with total remittance over the life of the loan unchanged. During March 2017 in consideration for proceeds of $150,000, the Company agreed to make payments of $856 per day for 240 days. Lastly, during October 2018, in consideration for proceeds of $100,000, the Company agreed to make payments of $585 per day for 220 days. The Company granted a security interest in the credit card receivables of the specified restaurants in connection with the Receivables Financing Agreements. Total outstanding on these advances is $124,205 at December 31, 2018

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(e) In connection with the assets acquired from the two BGR franchisees, the Company entered into notes payable of $9,600 and $187,000 during 2018. The notes bear interest at 4% and are due within 12 months of each acquisition date. Principal and interest payments are due monthly. The total outstanding on these two notes is $144,004 at December 31, 2018.

The Company’s various loan agreements contain financial and non-financial covenants and provisions providing for cross-default. The evaluation of compliance with these provisions is subject to interpretation and the exercise of judgment.

As of December 31, 2018, management concluded that no conditions exist that represent events of technical default under the 8% non-convertible secured debentures. The default interest that had been accrued previously was written off against the fair value of the warrants that were issued in the December 2018 amendment to the 8% non-convertible secured debentures. In accordance with the December 2018 amendment, the holders of the 8% non-convertible secured debentures must notify the Company if there is an event of default for the default provisions to be triggered. Conditions may exist whereby the Company has failed a covenant, but the default provisions have not yet been triggered as the Company has not received notice from the noteholders.

As of December 31, 2017, management concluded that conditions existed that represented events of technical default under one or more of its note or convertible note obligations. Management quantified the potential penalties and default interest that could be assessed in the event the loans were deemed by its lenders to be in default. Accordingly, the Company recorded a liability for potential maximum default interest and penalties of $881,000 as accrued interest in the accompanying consolidated financial statements of December 31, 2017.

8. cONVERTIBLE NOTEs PAYABLE

Convertible Notes payable are summarized as follows:

	December 31, 2018	December 31, 2017

6% Convertible notes payable due June 2018 (a)	$3,000,000	$3,000,000
8% Convertible notes payable due March 2019 (b)	-	200,000
Premium on above convertible note	-	12,256
Total Convertible notes payable	3,000,000	3,212,256
Current portion of convertible notes payable	3,000,000	3,000,000
Convertible notes payable, less current portion	$-	$212,256

(a) On August 2, 2013, the Company entered into an agreement with seven individual accredited investors, whereby the Company issued separate 6% Secured Subordinate Convertible Notes for a total of $3,000,000 in a private offering and is collateralized by the assets of the Hooters Nottingham restaurant and a subordinate position to all other assets of the Company. In connection with the Company’s agreement to conduct capital raise in 2016, the lenders agreed to waive certain existing defaults and extended the original note maturity by eighteen months from December 31, 2016 to June 30, 2018. As of December 31, 2018, these convertible notes payable remain outstanding.

(b) On February 22, 2018, $200,000 of the Company’s convertible debt was converted into 66,667 shares of Company common stock in accordance with the terms of the convertible debt agreements.

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9. ACCOUNTS PAYABLE AND ACCRUED Expenses

Accounts payable and accrued expenses are summarized as follows:

	December 31, 2018	December 31, 2017

Accounts payable and accrued expenses	$2,096,642	$3,678,691	*
Accrued taxes (VAT, Sales, Payroll, etc.)	3,243,806	826,305
Accrued income taxes	61,790	83,878
Accrued interest	1,984,268	1,208,378
	$7,386,506	$5,797,252

*Amount excludes deferred revenue which is broken out separately on the balance sheet in this 10-K filing.

As of December 31, 2018, approximately $2.3 million of employee and employer taxes, including penalties and interest, have been accrued but not remitted to certain taxing authorities by the Company and its subsidiaries for cash compensation paid. As a result, the Company and its subsidiaries are liable for such payroll taxes and any related penalties and interest.

10. INCOME TAXES

The breakout of the loss from continuing operations before income taxes between domestic and foreign operations is below:

	2018	2017
Loss before income taxes
United States	$(6,550,167)	$(6,925,267)
Foreign	(1,350,324)	(885,397)
	$(7,900,491)	$(7,810,664)

The income tax benefit for the years ended December 31, 2018 and 2017 consists of the following:

	2018	2017
Foreign
Current	$1,803	$61,766
Deferred	18,216	265,809
Change in Valuation Allowance	(8,010)	(277,126)
U.S. Federal
Current	-	-
Deferred	(1,305,934)	2,682,311
Change in Valuation Allowance	291,721	(3,362,028)
State and Local
Current	-	-
Deferred	(99,938)	65,450
Change in Valuation Allowance	400,918	(80,611)
	$(701,224)	$(644,429)

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “2017 Tax Act”). The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017.

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The benefit for income tax using statutory U.S. federal tax rate of 21% is reconciled to the Company’s effective tax rate as of December 31, 2018 and 2017 is as follows:

	2018	2017
Computed “expected” income tax benefit	$(1,659,103)	$(2,392,649)
State income taxes, net of federal benefit	(99,938)	(276,243)
Noncontrolling interest	87,389	140,879
Permanent Items	147,602	4,025
Capital loss expiration	50,220	-
Federal expense of tax rate change	-	4,836,697
Foreign Tax Expense	1,803	61,766
Other	86,174	169,244
Change in valuation allowance	684,629	(3,188,148)
	$(701,224)	$(644,429)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for tax purposes. Major components of deferred tax assets at December 31, 2018 and 2017 were:

	2018	2017
Net operating loss carryforwards	$11,106,000	$10,279,350
Capital loss carryforwards	-	50,226
Section 1231 loss carryforwards	79,869	78,176
Charitable contribution carryforwards	23,770	22,618
Section 163(j) limitation	479,264	-
Other	91,764	10,154
Restaurant startup expenses	23,369	-
Accrued expenses	159,623	68,477
Deferred occupancy liabilities	128,936	151,531
Revenue recognition	243,059	-
Total deferred tax assets	12,335,654	10,660,532

Property and equipment	-	(72,553)
Other asset and liability impairment	(122,326)	(62,008)
Investments	(204,863)	(114,519)
Intangibles and Goodwill	(432,572)	(465,841)
Total deferred tax liabilities	(759,761)	(714,921)

Net deferred tax assets	11,575,893	9,945,611
Valuation allowance	(11,652,658)	(10,724,970)
	$(76,765)	$(779,359)

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Accordingly, the Company’s deferred tax assets and liabilities were remeasured to reflect the reduction in the U.S. corporate income tax rate from 35 percent to 21 percent, resulting in approximately a $414,000 increase in income tax benefit for the year ended December 31, 2017 and a corresponding $414,000 decrease in net deferred tax liabilities as of December 31, 2017.

As of December 31, 2018 and 2017, the Company has U.S. federal and state net operating loss carryovers of approximately $41,266,000 and $38,590,000 respectively, which will expire at various dates beginning in 2031 through 2036, if not utilized with exception of loss carryovers generated in 2018. As a result of TCJA, net operating losses generated in 2018 and beyond have indefinite lives. As of December 31, 2018 and 2017 the Company has foreign net operating loss carryovers of approximately $2,330,000 and $2,360,000 (for South Africa), respectively. Depending on the jurisdiction, some of these net operating loss carryovers will begin to expire within 5 years, while other net operating losses can be carried forward indefinitely as long as the company is trading. In accordance with Section 382 of the internal revenue code, deductibility of the Company’s U.S. net operating loss carryovers may be subject to an annual limitation in the event of a change of control as defined under the Section 382 regulations. Quarterly ownership changes for the past 3 years were analyzed, and it was determined that there was no change of control as of December 31, 2018.

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In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2018 and December 31, 2017 the change in valuation allowance was approximately $927,688 and ($2,904,457), respectively. The change in the valuation allowance for the year ended December 31, 2018 is net of the deferred tax adjustment from the implementation of ASC 606.

The Company evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in their financial statements. ASC 740 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the company has taken or expects to take in its return. For those benefits to be recognized, a tax position must be more-likely-than- not to be sustained upon examination by taxing authorities. Differences between two positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing-authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

Interest related to uncertain tax positions are required to be calculated, if applicable, and would be classified as “interest expense” in the two statements of operations. Penalties would be recognized as a component of “general and administrative expenses”. As of December 31, 2018 and 2017, no interest or penalties were required to be reported.

The Company previously did not record a provision for taxes on undistributed foreign earnings, based on an intention and ability to permanently reinvest the earnings of its foreign subsidiaries in those operations. Under the Tax Cuts and Jobs Act, the Company has re-assessed its strategies by evaluating the impact of the Tax Cuts and Jobs Act on its operations. As a result of the Act, the Company analyzed if a liability needed to be recorded for the deemed repatriation of undistributed earnings. It was determined that there is a $0 outstanding liability associated with this based on overall negative undistributed earnings (accumulated deficit) in the consolidated foreign group.

Additionally, the Company had previously recorded a deferred tax liability associated with deemed repatriated earnings from UK, based on the Tax Cuts and Jobs Act, any future repatriation of dividends would qualify for a full participation exemption, thus removing the deferred tax liability as of December 31, 2017. The full value of the liability was previously fully offset but carryover NOLs, thus there is not impact to the overall tax expense of the Company.

During the 2018 fiscal year, numerous provisions of the TCJA went into effect. The Company evaluated these provisions and incorporated the estimated impact in the 2018 income tax expense. These provisions include, but are not limited to, reductions in the corporate income tax rate with regard to current income taxes, limitations with regard to interest expense under IRC §163(j) that disallows a portion of interest expense but is carried forward with no future expiration, changes to the deductibility of meals and entertainment, changes to bonus depreciation and a reduced tax rate on foreign export sales.

An additional provision of the TJCA is the implementation of the Global Intangible-Low Taxed Income Tax, or “GILTI.” The Company has elected to account for the impact of GILTI in the period in which the tax actually applies to the Company. During fiscal 2018, the Company incurred less than $100,000 of additional taxable income as a result of this provision. This increase of taxable income was incorporated into the overall net operating loss and valuation allowance.

11. EQUITY

The Company had 45,000,000 shares of its $0.0001 par value common stock authorized at both December 31, 2018 and December 31, 2017. The Company had 3,715,444 and 3,045,809 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively.

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The Company has 5,000,000 shares of its no par value preferred stock authorized at both December 31, 2018 and December 31, 2017. Beginning in December 2016, the Company conducted a rights offering of units, each unit consisting of one share of 9% Redeemable Series 1 Preferred Stock (“Series 1 Preferred”) and one Series 1 Warrant (“Series 1 Warrant”) to purchase 10 shares of common stock. Holders of the Series 1 Preferred are entitled to receive cumulative dividends out of legally available funds at the rate of 9% of the purchase price per year for a term of seven years, payable quarterly on the last day of March, June, September and December in each year in cash or registered common stock. Shares of common stock issued as dividends will be issued at a 10% discount to the five-day volume weighted average price per share of common stock prior to the date of issuance. Dividends will be paid prior to any dividend to the holders of common stock. The Series 1 Preferred is non-voting and has a liquidation preference of $13.50 per share, equal to its purchase price. Chanticleer is required to redeem the outstanding Series 1 Preferred at the expiration of the seven-year term. The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

As of December 31, 2018 and 2017, 62,876 shares of preferred stock were issued pursuant to the Preferred Stock Units rights offering.

On October 12, 2017, the Company entered into a Securities Purchase Agreement with institutional and accredited investors in a registered direct offering for the sale of 499,856 shares of common stock at a purchase price of $2.00 per share, for a total gross purchase price of $939,712. The Securities Purchase Agreement contains customary representations, warranties and covenants. The Company also agreed to issue unregistered 5 ½ year warrants to purchase up to 499,857 shares of common stock (“Warrants”) to the investors in a concurrent private placement at an exercise price of $3.50 per share. The Company has agreed to register the resale of the common shares underlying the Warrants and the registration was declared effective in October 2017. The Warrants are exercisable for cash in full commencing six months after the issuance date.

On May 3, 2018, the Company entered into a Securities Purchase Agreement with institutional and accredited investors in a registered direct offering for the sale of 403,214 shares of common stock at a purchase price of $3.50 per share, for a total gross purchase price of approximately $1,411,249 pursuant to a Securities Purchase Agreement dated May 3, 2018 with institutional and accredited investors in a registered direct offering. The Company also has issued warrants to investors in connection with financing transactions. Fair value of any warrant issuances is valued utilizing the Black-Scholes model. The model includes subjective input assumptions that can materially affect the fair value estimates. The expected stock price volatility for the Company’s warrants was determined by the historical volatilities for industry peers and used an average of those volatilities. The Company also agreed to issue unregistered 5 ½ year warrants to purchase up to 403,214 shares of common stock to the investors in a concurrent private placement at an exercise price of $4.50 per share. The Company has agreed to register the resale of the common shares underlying the warrants, which has been completed. The warrants are exercisable for cash in full commencing six months after the issuance date. The warrants qualified for equity accounting.

Oak Ridge Financial Services Group, Inc., a registered broker-dealer acted as placement agent for the offering and received, as compensation, 7% of gross proceeds of the amounts subscribed by institutional investors introduced by Oak Ridge, for an aggregate commission of $36,767 and legal expenses in an amount less than $2,500.

The offering was made pursuant to a prospectus supplement filed with the Securities and Exchange Commission on March 8, 2018 and an accompanying prospectus dated October 16, 2017, pursuant to Chanticleer’s shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission on April 27, 2015, amended on June 3, 2015 and became effective on June 9, 2015.

Options and Warrants

The Company’s shareholders have approved the Chanticleer Holdings, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), authorizing the issuance of options, stock appreciation rights, restricted stock awards and units, performance shares and units, phantom stock and other stock-based and dividend equivalent awards. Pursuant to the approved 2014 Plan, 400,000 shares post stock-split have been approved for grant.

F-50

As of December 31, 2018, the Company had issued 109,536 restricted and unrestricted shares on a cumulative basis under the plan pursuant to compensatory arrangements with employees, board members and outside consultants. The Company issued 15,000 restricted stock units to employees in 2016 and none since that date. No employee stock options have been issued or are outstanding as of December 31, 2018 and December 31, 2017. Approximately 275,464 shares remained available for grant in the future.

On October 1, 2018, the maturity dates for warrants covering 201,974 shares of common stock with strike prices ranging from $55.00 to $70.00 per share were extended from October 1, 2018 to October 1, 2020.

A summary of the warrant activity during the years ended December 31, 2018 and 2017 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding January 1, 2017	922,203	$49.80	1.7
Granted	1,699,857	3.50	-
Exercised	-	-	-
Forfeited	(259,445)	51.01	-
Outstanding December 31, 2017	2,362,615	16.34	2.2
Granted	1,603,214	2.82
Exercised	(100,000)	3.50
Forfeited	(181,067)	50.28	7.1
Outstanding December 31, 2018	3,684,762	$9.14	7.1

Exercisable December 31, 2018	3,684,762	$9.14	7.1

Exercise Price		Outstanding Number of Warrants	Weighted Average Remaining Life in Years	Exercisable Number of Warrants
$	>40.00	313,451	1.4	313,451
	$30.00-$39.99	39,990	0.9	39,990
	$20.00-$29.99	77,950	1.1	77,950
	$10.00-$19.99	50,300	2.5	50,300
	$0.00-$9.99	3,203,071	8.0	3,203,071
		3,684,762	7.1	3,684,762

12. RELATED PARTY TRANSACTIONS

Due to related parties

The Company has received non-interest-bearing loans and advances from related parties. The amounts owed by the Company as of December 31, 2018 and 2017 are as follows:

	December 31, 2018	December 31, 2017

Chanticleer Investors, LLC	$185,726	$191,850
	$185,726	$191,850

The amount from Chanticleer Investors LLC is related to cash distributions received from Chanticleer Investors LLC’s interest Hooters of America which is payable to the Company’s co-investors in that investment.

F-51

Transactions with Board Members

Larry Spitcaufsky, a significant shareholder and member of the Company’s Board of Directors, is also a lender to the Company for $2 million of the Company’s $6 million in secured debentures. In connection with the secured debentures, the Company made payments of interest to the board member of $84,000 and $66,222 for the years ended December 31, 2018 and 2017, respectively, as required under the Notes.

Mr. Spitcaufsky also subscribed for 70,000 shares in connection with the May 3, 2018 Securities Purchase Agreement and received an equal number of warrants in the transaction. Michael D. Pruitt, the Company’s chairman and Chief Executive Officer also participated in the offering.

The Company has also entered into a franchise agreement with entities controlled by Mr. Spitcaufsky providing him with the franchise rights for Little Big Burger in the San Diego area and an option for southern California. The Company received franchise fees totaling $60,000 under this arrangement during 2017. The Company received royalties of $9,178 and $0 from the Little Big Burger franchises controlled by Mr. Spitcaufsky in 2018 and 2017, respectively. Subsequent to December 31, 2018, Mr. Spitcaufsky closed both of his franchised Little Big Burger restaurants in 2019.

13. SEGMENTS OF BUSINESS

The Company is in the business of operating restaurants and its operations are organized by geographic region and by brand within each region. Further each restaurant location produces monthly financial statements at the individual store level. The Company’s chief operating decision maker reviews revenues and profitability at the individual restaurant location level, as well as for Full-Service Hooters, Better Burger Fast Casual and Just Fresh Fast Casual level, and corporate as a group.

The following are revenues and operating income (loss) from continuing operations by segment as of and for the years ended December 31, 2018 and 2017. The Company does not aggregate or review non-current assets at the segment level.

	Year Ended
	December 31, 2018	December 31, 2017
Revenue:
Hooters Full Service	$13,841,917	$13,508,220
Better Burgers Fast Casual	22,617,522	22,764,571
Just Fresh Fast Casual	4,054,270	5,060,072
Corporate and Other	100,000	100,000
	$40,613,709	$41,432,863

Operating Income (Loss):
Hooters Full Service	$(1,280,336)	$(1,188,598)
Better Burgers Fast Casual	(1,216,513)	(537,971)
Just Fresh Fast Casual	(124,863)	(256,319)
Corporate and Other	(2,733,389)	(3,252,489)
	$(5,355,101)	$(5,235,377)

Depreciation and Amortization
Hooters Full Service	$399,914	$496,996
Better Burgers Fast Casual	1,582,197	1,459,527
Just Fresh Fast Casual	178,100	322,904
Corporate and Other	3,374	3,374
	$2,163,585	$2,282,801

F-52

The following are revenues and operating income (loss) from continuing operations and non-current assets by geographic region as of and for the years ended December 31, 2018 and 2017:

	Year Ended
	December 31, 2018	December 31, 2017
Revenue:
United States	$31,930,427	$32,804,708
South Africa	5,825,967	5,777,306
Europe	2,857,315	2,850,849
	$40,613,709	$41,432,863

Operating Income (Loss):
United States	$(5,666,969)	$(4,554,429)
South Africa	139,088	(798,914)
Europe	172,780	117,966
	$(5,355,101)	$(5,235,377)

Non-current Assets:	December 31, 2018	December 31, 2017
United States	$24,795,368	$24,630,101
South Africa	909,514	1,203,610
Europe	2,413,222	2,549,747
	$28,118,104	$28,383,458

14. COMMITMENTS AND CONTINGENCIES

The Company, through its subsidiaries, leases the land and buildings for its restaurant locations. The South Africa leases are for five-year terms and include options to extend the terms. The terms for our U.S. restaurant leases vary from two to ten years and have options to extend. We lease some of our restaurant facilities under “triple net” leases that require us to pay minimum rent, real estate taxes, maintenance costs and insurance premiums and, in some instances, percentage rent based on sales in excess of specified amounts. We also lease our corporate office space in Charlotte, North Carolina.

Rent obligations for the next five fiscal years and thereafter are presented below:

December 31, 2019	$4,041,976
December 31, 2020	3,659,620
December 31, 2021	3,230,270
December 31, 2022	2,483,514
December 31, 2023	1,940,765
Thereafter	6,106,601
$21,462,746

Rent expense for the years ended December 31, 2018 and December 31, 2017 was $4.6 million and $3.7 million, respectively. Rent expense for the years ended December 31, 2018 and 2017 for the Company’s restaurants was $4.5 million and $3.7 million, respectively, and is included in the “Restaurant operating expenses” and “Restaurant pre-opening and closing expenses” (for rent incurred at restaurant locations not yet open) of the Consolidated Statements of Operations. Rent expense related to non-restaurant facilities of $50 thousand for both years ended December 31, 2018 and 2017 was included in the “General and administrative expense” of the Consolidated Statements of Operations.

F-53

On March 26, 2013, our South African operations received Notice of Motion filed in the Kwazulu-Natal High Court, Durban, Republic of South Africa, filed against Rolalor (PTY) LTD (“Rolalor”) and Labyrinth Trading 18 (PTY) LTD (“Labyrinth”) by Jennifer Catherine Mary Shaw (“Shaw”). Rolalor and Labyrinth were the original entities formed to operate the Johannesburg and Durban locations, respectively. On September 9, 2011, the assets and the then-disclosed liabilities of these entities were transferred to Tundraspex (PTY) LTD (“Tundraspex”) and Dimaflo (PTY) LTD (“Dimaflo”), respectively. The current entities, Tundraspex and Dimaflo are not parties in the lawsuit. Shaw is requesting that the Respondents, Rolalor and Labyrinth, be wound up in satisfaction of an alleged debt owed in the total amount of R4,082,636 (approximately $480,000). The two Notices were defended and argued in the High Court of South Africa (Durban) on January 31, 2014. Madam Justice Steryi dismissed the action with costs on May 5, 2014. Ms. Shaw appealed this decision and in December 2016, the Court dismissed the Labyrinth case with costs payable to the Company and allowed the Rolalor case to proceed to liquidation. The Company did not object to the proposed liquidation of Rolalor as the entity has no assets and the Company does not expect there to be any material impact on the Company. No amounts have been accrued as of December 31, 2018 or 2017 in the accompanying consolidated balance sheets.

From time to time, the Company may be involved in legal proceedings and claims that have arisen in the ordinary course of business are generally covered by insurance. As of December 31, 2018, the Company does not expect the amount of ultimate liability with respect to these matters to be material to the company’s financial condition, results of operations or cash flows.

15. NON-CONTROLLING INTERESTS

The Company’s consolidated financial statements include the accounts of entities where the Company has operating control but may own less than 100% of the equity interest in the LLC or other entity. A significant element of the Company’s plans to finance growth is through the use of partnerships where private investors contribute all or substantially all of the capital required to open its Little Big Burger restaurants in return for an ownership interest in the LLC and an economic interest in the net income of the restaurant location. The Company manages the operations of the restaurant in return for a management fee and an economic interest in the net income of the restaurant location. While terms may vary by LLC, the investor generally contributes between $250,000 and $350,000 per location and is entitled to 80% of the net income of the LLC until such time as the investor recoups the initial investment and the investor return on net income changes from 80% to 50%, and in certain cases to 20%, of net income. The Company contributes the intellectual property and management related to operating a Little Big Burger, manages the construction, opening and ongoing operations of the store in return for a 5% management fee and 20% of net income until such time as the investor recoups the initial investment and the Company return on net income changes from 20% to 50%, and in certain cases to 80%, of net income.

In addition to the Little Big Burger LLC’s referred to above, the Company holds less than a 100% interest in its Just Fresh subsidiaries and several of its consolidated legal entities in South Africa.

The accounts of these partnerships are included in the consolidated accounts of the Company and intercompany transactions, including management fees and intercompany loans and advances, are eliminated in consolidation. The carrying amount of the Company’s interest in subsidiaries where owns less than 100% is adjusted quarterly based on the company’s ownership of the net assets of each entity.

F-54

The carrying amount of assets and liabilities of consolidated subsidiaries with non-controlling interests are as follows (refer to Footnote 1 Organization for details of the Company’s ownership percentages for each entity):

December 31, 2018	LBB Hassalo LLC	LBB Platform LLC	LBB Progress Ridge LLC	LBB Green Lake LLC	American Burger Prosperity, LLC (DBA LBB Prosperity)	LBB Wallingford LLC	LBB Capitol Hill LLC	LBB Rea Farms LLC
Cash	$13,690	$22,363	$21,790	$588	$8,095	$9,238	$3,800	$4,306
Accounts receivable	165	(17)	3,652	-	1,777	1,896	-	209
Inventory	4,682	3,213	5,781	-	3,261	3,265	-	4,965
Property, plant and equipment	249,902	190,017	252,322	144,953	353,907	539,713	408,644	398,497
Goodwill and intangible assets	-	-	-	-	-	-	-	-
Other assets	4,320	5,447	10,364	4,332	5,000	10,840	15,259	4,520
Due from (to) Chanticleer and affiliates	118,500	173,600	132,844	(28,829)	(205,782)	(291,452)	(190,138)	(81,037)
Total Assets	391,259	394,623	426,753	121,045	166,258	273,500	237,566	331,461

Accounts payable and accrued liabilities	59,373	45,537	62,441	128,945	31,875	71,928	151,585	132,760
Debt	-	-	-	-	-	-	-	-
Deferred rent	80,323	74,430	105,326	4,279	45,750	105,503	32,310	730
Total Liabilities	139,696	119,966	167,766	133,225	77,625	177,431	183,896	133,490

Net Book Value attributable to Chanticleer and affiliates	201,251	219,726	129,493	(6,090)	44,316	48,035	26,835	98,986
Net Book Value attributable to Non-Controlling Interest	50,313	54,931	129,493	(6,090)	44,316	48,035	26,835	98,986
Net Book Value	$251,563	$274,657	$258,987	$(12,180)	$88,633	$96,069	$53,670	$197,971

December 31, 2018	LBB Multnomah Village LLC	LBB Magnolia LLC	JF Restaurants, LLC	DINE OUT	Hooters Emperors Palace (PTY) Ltd	Hooters on the Buzz (PTY) Ltd.	Hooters Umhlang (Pty) Ltd.	Hooters Wings Mgmt Company	Total
Cash	$8,106	$4,850	$29,668	$-	$56,868	$313	$14,400	$3,372	$201,448
Accounts receivable	2,801	259	14,806	-	6,586	-	1,585	38,907	72,627
Inventory	3,588	4,110	34,467	-	21,033	27,048	22,171	-	137,584
Property, plant and equipment	297,430	272,996	226,818	-	64,130	52,775	39,578	3,465	3,495,149
Goodwill and intangible assets	-	-	1,000,751	-	32,535	23,746	23,465	-	1,080,498
Other assets	10,483	12,620	24,670	-	23,978	3,988	5,949	-	141,769
Due from (to) Chanticleer and affiliates	72,085	46,660	(299,797)	(32,183)	855,758	(232,167)	93,052	(325,075)	(193,959)
Total Assets	394,493	341,495	1,031,384	(32,183)	1,060,889	(124,298)	200,200	(279,331)	4,935,115

Accounts payable and accrued liabilities	50,138	20,685	631,341	-	418,980	198,817	55,320	17,564	2,077,288
Debt	-	-	-	-	-	32,477	-	-	32,477
Deferred rent	122,360	98,776	20,455	-	18,423	30,178	14,045	22,191	775,079
Total Liabilities	172,498	119,461	651,796	-	437,403	261,472	69,365	39,755	2,884,844

Net Book Value attributable to Chanticleer and affiliates	110,998	111,017	214,664	(28,643)	548,668	(366,481)	117,752	(247,292)	1,223,234
Net Book Value attributable to Non-Controlling Interest	110,998	111,017	164,924	(3,540)	74,818	(19,288)	13,084	(71,794)	827,037
Net Book Value	$221,996	$222,034	$379,588	$(32,183)	$623,486	$(385,769)	$130,836	$(319,086)	$2,050,271

F-55

December 31, 2017	LBB Hassalo LLC	LBB Platform LLC	LBB Progress Ridge LLC	LBB Green Lake LLC	American Burger Prosperity, LLC (DBA LBB Prosperity)	LBB Wallingford LLC	LBB Capitol Hill LLC	LBB Rea Farms LLC
Cash	$8,012	$9,953	$19,819	$235	$1,917	$27	$170	$1,440
Accounts receivable	837	2,166	234	-	87	-	-	-
Inventory	5,444	7,219	6,237	-	5,596	-	-	-
Property, plant and equipment	269,350	211,055	283,666	500	385,404	3,000	7,348	-
Goodwill and intangible assets	-	-	-	-	-	-	-	-
Other assets	4,470	5,447	7,910	4,332	5,000	10,840	15,259	4,520
Due from (to) Chanticleer and affiliates	30,381	115,988	96,388	54,101	(125,162)	87,937	58,163	18,873
Total Assets	318,494	351,828	414,253	59,167	272,842	101,804	80,940	24,833

Accounts payable and accrued liabilities	22,905	28,384	25,956	500	40,575	10,558	7,348	-
Debt	-	-	-	-	-	-	-	-
Deferred rent	85,076	75,149	107,875	-	47,550	-	-	-
Total Liabilities	107,981	103,532	133,831	500	88,125	10,558	7,348	-

Net Book Value attributable to Chanticleer and affiliates	168,411	198,637	140,211	29,334	92,359	45,623	36,796	12,417
Net Book Value attributable to Non-Controlling Interest	42,103	49,659	140,211	29,334	92,359	45,623	36,796	12,417
Net Book Value	$210,513	$248,296	$280,421	$58,667	$184,717	$91,246	$73,592	$24,833

December 31, 2017	LBB Multnomah Village LLC	LBB Magnolia LLC	JF Restaurants, LLC	DINE OUT	Hooters Emperors Palace (PTY) Ltd	Hooters on the Buzz (PTY) Ltd.	Hooters Umhlang (Pty) Ltd.	Hooters Wings Mgmt Company	Total
Cash	$200	$-	$(5,231)	$-	$31,818	$926	$9,992	$148,227	$227,505
Accounts receivable	-	-	6,110	-	13,501	-	-	8,557	31,492
Inventory	-	-	57,840	-	27,080	20,640	22,329	-	152,384
Property, plant and equipment	-	-	334,818	-	100,492	95,716	61,794	4,041	1,757,184
Goodwill and intangible assets	-	-	1,101,751	-	40,827	30,115	29,888	-	1,202,581
Other assets	12,705	-	33,888	-	27,965	170	6,939	-	139,445
Due from (to) Chanticleer and affiliates	12,095	-	(155,637)	(32,183)	1,034,034	(256,573)	188,310	(512,662)	614,053
Total Assets	25,000	-	1,373,539	(32,183)	1,275,717	(109,006)	319,252	(351,837)	4,124,644

Accounts payable and accrued liabilities	39	-	603,698	-	525,151	230,209	135,283	30,834	1,661,440
Debt	-	-	-	-	-	56,569	-	-	56,569
Deferred rent	-	-	16,602	-	15,732	33,178	25,760	-	406,922
Total Liabilities	39	-	620,301	-	540,883	319,956	161,043	30,834	2,124,931

Net Book Value attributable to Chanticleer and affiliates	12,481	-	424,678	(28,643)	646,654	(407,514)	142,388	(296,570)	1,217,259
Net Book Value attributable to Non-Controlling Interest	12,481	-	328,561	(3,540)	88,180	(21,448)	15,821	(86,101)	782,453
Net Book Value	$24,961	$-	$753,238	$(32,183)	$734,834	$(428,962)	$158,209	$(382,671)	$1,999,713

16. SUBSEQUENT EVENTS

In February 2019, the Company sold a majority interest in two of its company-owned BGR restaurants for a purchase price of $500,000. In connection with the sale, the Company established franchise agreements with those two restaurants. The Company still owns approximately 46% of those two restaurants. Also, in February 2019, the Company sold one of its company-owned American Burger restaurants for a purchase price of $200,000.

F-56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Sonnet BioTherapeutics, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sonnet BioTherapeutics, Inc. (the Company) as of September 30, 2019 and 2018, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations since inception, has a stockholders’ deficit of $2,845,487 as of September 30, 2019, and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditors since 2015.

Philadelphia, Pennsylvania

November 27, 2019

F-57

Sonnet Biotherapeutics, Inc.

Balance Sheets

	September 30,
	2019	2018
Assets
Current assets:
Cash	$35,653	$5,419
Prepaid expenses and other current assets	4,101	—
Total current assets and total assets	$39,754	$5,419
Liabilities and stockholders’ deficit
Current liabilities:
Related-party convertible promissory notes	$—	$1,303,767
Related-party notes	217,380	573,441
Accounts payable	1,842,996	453,429
Accrued expenses	824,865	66,058
Total liabilities	2,885,241	2,396,695
Contingencies and commitments (note 9)
Stockholders’ deficit:
Preferred stock; no par value: 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value: 100,000,000 shares authorized; 52,055,250 and 47,104,500 issued and outstanding at September 30, 2019 and 2018, respectively	9,594,655	5,177,655
Accumulated deficit	(12,440,142)	(7,568,931)
Total stockholders’ deficit	(2,845,487)	(2,391,276)
Total liabilities and stockholders’ deficit	$39,754	$5,419

See accompanying notes to financial statements.

F-58

Sonnet BioTherapeutics, Inc.

Statements of Operations

	Year ended September 30,
	2019	2018
Operating expenses:
Research and development	$2,199,297	$154,717
General and administrative	2,509,041	363,877
Loss from operations	(4,708,338)	(518,594)

Interest expense	(162,873)	(381,676)
Net loss	$(4,871,211)	$(900,270)
Per share information:
Net loss per share of common stock	$(0.10)	$(0.02)
Weighted average shares outstanding	50,216,305	46,939,089

See accompanying notes to financial statements.

F-59

Sonnet BioTherapeutics, Inc.

Statements of Stockholders’ Deficit

	Common stock		Accumulated
	Shares	Amount	deficit	Total
Balance at October 1, 2017	46,842,000	$4,717,655	$(6,668,661)	$(1,951,006)
Sale of common stock	262,500	210,000	—	210,000
Beneficial conversion feature recorded in connection with down round protection of convertible promissory note	—	250,000	—	250,000
Net loss	—	—	(900,270)	(900,270)
Balance at September 30, 2018	47,104,500	5,177,655	(7,568,931)	(2,391,276)
Sale of common stock, net of issuance costs	3,253,750	2,767,000	—	2,767,000
Conversion of convertible promissory note into common stock	1,525,000	1,220,000	—	1,220,000
Issuance of common stock for consulting services	172,000	430,000	—	430,000
Net loss	—	—	(4,871,211)	(4,871,211)
Balance at September 30, 2019	52,055,250	$9,594,655	$(12,440,142)	$(2,845,487)

See accompanying notes to financial statements.

F-60

Sonnet BioTherapeutics, Inc.

Statements of Cash Flows

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(4,871,211)	$(900,270)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for consulting services	430,000	—
Amortization of debt discount related to beneficial conversion feature	86,233	163,767
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(4,101)	7,930
Accounts payable	1,389,567	43,517
Accrued expenses and other liabilities	743,807	13,000
Net cash used in operating activities	(2,225,705)	(672,056)
Cash flows from investing activities:
Proceeds from sale of property and equipment	—	118,011
Net cash provided by investing activities	—	118,011
Cash flows from financing activities:
Proceeds from the issuance of common stock, net of issuance costs	2,782,000	210,000
Payment of principal of convertible promissory notes	(390,000)	(10,000)
Proceeds from the issuance of related-party notes	338,493	384,300
Payments of related-party notes	(474,554)	(71,040)
Net cash provided by financing activities	2,255,939	513,260
Net increase (decrease) in cash	30,234	(40,785)
Cash, beginning of year	5,419	46,204
Cash, end of year	$35,653	$5,419
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$99,890	$210,659
Supplemental disclosure of non-cash financing activities
Conversion of convertible promissory note into common stock	$1,000,000	$—
Issuance of common stock to settle related-party notes	$220,000	$—
Common stock issuance costs in accrued expenses	$15,000	$—
Beneficial conversion feature in connection with convertible promissory note	$—	$250,000

See accompanying notes to financial statements.

F-61

Sonnet BioTherapeutics, Inc.

Notes to Financial Statements

(1) Nature of Business and Liquidity

Sonnet BioTherapeutics, Inc. (the Company or Sonnet) was incorporated as a New Jersey corporation on April 6, 2015. The Company is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bi-specific action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. The Company’s pipeline of therapeutic compounds for oncology indications of high unmet medical need includes lead candidate, SON-080, a fully human version of low dose Interleukin-6 (IL-6) that has successfully completed Phase I clinical trials and will advance to a pilot efficacy study in patients with chemotherapy-induced peripheral neuropathy (CIPN) during 2020.

From May 2011 to April 6, 2015, the Company operated as a division of Oncobiologics, Inc. (Oncobiologics). On April 6, 2015, the Board of Directors of Oncobiologics spun-off certain assets into Sonnet and concurrently distributed all of its shares in Sonnet on a pro rata basis to Oncobiologics’s stockholders.

The Company has incurred recurring losses and negative cash flows from operations since inception and has a stockholders’ deficit of $2,845,487 as of September 30, 2019. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant revenue from partnering arrangements or products currently in development. Management believes that the Company’s cash as of September 30, 2019, along with the receipt of $550,000 in fiscal 2020 (note 11), will fund the Company’s projected operations into the second half of calendar 2020. Substantial additional financing will be needed by the Company to fund its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management is currently evaluating different strategies to obtain the required funding for future operations. These strategies may include, but are not limited to, private placements of equity and/or debt, payments from potential strategic research and development partners, licensing, and/or marketing arrangements. There is no assurance that such financing will be available at all, or when needed.

Operations since inception have consisted primarily of organizing the Company, securing financing, developing its technologies through performing research and conducting preclinical studies. The Company faces risks associated with companies whose products are in development. These risks include the need for additional financing to complete its research and development, achieving its research and development objectives, defending its intellectual property rights, recruiting and retaining skilled personnel, and dependence on key members of management.

(2) Summary of Significant Accounting Policies

(a) Basis of presentation

The accompanying financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

F-62

Sonnet BioTherapeutics, Inc.

Notes to Financial Statements

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are periodically reviewed, and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

(c) Fair Value of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, including accounts payable, approximate fair value due to the short-term nature of those instruments. The carrying amounts of the Company’s capital lease obligations approximate their fair value based on interest rates available on similar borrowings. Due to the related-party relationships of the Company’s debt (note 4), it is impractical to determine the fair value of the debt.

(d) Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives. The costs of maintenance and repairs are expensed as incurred. Improvements and betterments that add new functionality or extend the useful life of the asset are capitalized.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. In September 2017, the Company ceased use of its research and development equipment due to the termination of employment of its research and development employees and transition into a virtual company environment. The Company sold certain property and equipment, including capital leases, and the remaining property and equipment was scrapped. During the year ended September 30, 2018, the Company received cash proceeds of $118,011 in the connection with the sale of certain property and equipment, property and equipment under capital leases was assigned to Oncobiologics (note 3), and the remaining property and equipment was scrapped. No depreciation was recognized in 2019 or 2018.

(e) Research and Development Expenses

Research and development expenses include all direct and indirect costs associated with the development of the Company’s biopharmaceutical products. These expenses include personnel costs, consulting fees, and payments to third parties for research, development, and manufacturing services. These costs are charged to expense as incurred.

(f) Income Taxes

The Company uses the asset-and-liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company recognizes the benefit of an uncertain tax position that it has taken or expects to take on its income tax return if such a position is more likely than not to be sustained.

F-63

Sonnet BioTherapeutics, Inc.

Notes to Financial Statements

(g) Debt Issuance Costs

Debt issuance costs incurred in connection with debt are amortized to interest expense over the term of the respective financing arrangement. Debt issuance costs, net of related amortization, are deducted from the carrying value of the related debt.

(h) Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date, or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The standard is effective for the Company beginning October 1, 2020, with early adoption permitted. Unless the Company signs a long-term lease in the future, the adoption is not expected to have a material impact on the Company’s financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides specific guidance related to eight cash flow classification issues. The pronouncement is effective for interim and annual periods beginning after December 31, 2018, with early adoption permitted. The adoption of this ASU is not expected to have a material impact on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-03, Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurements, which changes the fair value measurement disclosure requirements of ASC 820. The goal of the ASU is to improve the effectiveness of ASC 820’s disclosure requirements. The standard is applicable to public business entities for fiscal years beginning after December 15, 2019, and interim periods within those years. The Company is currently evaluating the potential impact of the adoption of this standard on its related disclosures.

(3) Capital Lease Obligations

In October 2015 and April 2017, the Company entered into capital leases to finance the purchase of laboratory equipment. The leases were accounted for as capital lease obligations due to their bargain purchase options at the end of their respective lease terms. In September 2017, the Company ceased use of its property and equipment. In 2018, the Company sold and scrapped all of its property and equipment including the assignment of its outstanding capital lease obligations of $187,040 to Oncobiologics. No interest expense was recognized in 2019 related to capital leases. The Company recognized interest expense related to its capital leases of $18,659 for the year ended September 30, 2018.

F-64

Sonnet BioTherapeutics, Inc.

Notes to Financial Statements

(4) Debt

Convertible promissory notes

The components of current convertible debt outstanding were as follows:

September 30,
2018
Convertible promissory notes	$1,390,000
Less unamortized debt discount	(86,233)
Total	$1,303,767

In December 2016, the Company issued an unsecured convertible promissory note to Princeton Kanaw LLC (Lender) in exchange for cash proceeds of $1,000,000. The note had an original term of 330 days, which was subsequently extended until December 2018 and bore interest at a rate of 12% per year. The note was convertible into common stock at $1.00 per share, but also included a contingent beneficial conversion feature such that if the Company were to issue shares of common stock at an amount less than $1.00 per share then the conversion price would be reduced to the lower conversion price per share. During fiscal 2018, the Company issued shares of common stock at $0.80 per share to investors (note 6) and therefore, the Company recorded a beneficial conversion feature related to the reduction in conversion price of $250,000 as a debt discount. The beneficial conversion feature represented the difference between the estimated fair value of the Company’s common stock at the original debt issuance date and the adjusted conversion price. In December 2018, the promissory note was converted into 1,250,000 shares of common stock. The Company recognized interest expense of $116,233 and $283,767 during the years ended September 30, 2019 and 2018, of which $86,233 and $163,767 related to the amortization of the debt discount, respectively.

In March 2017, the Company issued an additional unsecured convertible promissory note to the Lender in exchange for cash proceeds of $400,000. The note was guaranteed by the Company’s CEO who is also a significant shareholder of the Company. The note had an original term of 330 days, which was subsequently extended until December 2018 and bore interest at a rate of 18% per year. The Company repaid the remaining outstanding principal balance in December 2018. As of September 30, 2018, the outstanding balance of the note was $390,000. The Company recognized interest expense of $44,136 and $71,250 during the years ended September 30, 2019 and 2018, respectively.

Other related party notes

In February 2018, the Company issued a $200,000 unsecured promissory note to a related party in exchange for cash proceeds of $200,000. The promissory note is collateralized by a first security lien on all of the assets of the Company. The promissory note had an original maturity date of August 2, 2018 and bore interest at a rate of 6% per year. As of September 30, 2018, the promissory note had an outstanding principal balance of $200,000. During the year ended September 30, 2019, the note was repaid. During the years ended September 31, 2019 and 2018, the Company recognized interest expense of $2,504 and $8,000, respectively.

During the years ended September 30, 2019 and 2018, the Company issued other unsecured notes payable to various related parties resulting in cash proceeds of $338,493 and $184,300, respectively. These notes are payable on demand and payments of $274,554 and $71,040 were made during the year ended September 30, 2019 and 2018, respectively. The interest on these notes was de minimis during each of those fiscal years.

In December 2018, the Company issued 275,000 shares of common stock to settle $220,000 of related party notes.

The total amount of related party notes outstanding was $217,380 and $573,441 at September 30, 2019 and 2018, respectively.

F-65

Sonnet BioTherapeutics, Inc.

Notes to Financial Statements

(5) Accrued Expenses

Accrued expenses consisted of the following:

	September 30,
	2019	2018
Compensation and related benefits	$166,951	$31,260
Interest	—	23,250
Professional fees	657,914	11,548
	$824,865	$66,058

(6) Stockholders’ Deficit

Common stock

During the years ended September 30, 2019 and 2018, the Company sold 3,253,750 and 262,500 shares of common stock to investors for net proceeds of $2,767,000 and $210,000, respectively. During the year ended September 30, 2019, the Company issued 172,000 shares of common stock for consulting services and recognized an expense for the estimated fair value of the shares issued of $430,000 in the accompanying statement of operations.

Common stock warrants

During the year ended September 30, 2019, the Company issued 80,000 warrants to purchase shares of the Company’s common stock with an exercise price of $3.125. As of September 30, 2019 the Company had 80,000 warrants outstanding which expire three years from the date the Company’s stock is listed for trading on a stock exchange.

(7) Income Taxes

As of September 30, 2019, the Company has $12,293,271 and $12,097,865 of Federal and New Jersey net operating losses, respectively, that will begin to expire in 2035. As of September 30, 2019, the Company has Federal and New Jersey research and development tax credit carryforwards of $182,231 and $112,476 to reduce future tax liabilities, which will begin to expire in 2032 and 2023, respectively. Realization of the deferred tax asset is contingent on future taxable income and based upon the level of historical losses, management has concluded that the deferred tax asset does not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance continues to be recorded against the Company’s deferred tax assets as of September 30, 2019 and 2018. The valuation allowance increased by $1,393,487 during the year ended September 30, 2019 and decreased by $510,567 during the year ended September 30, 2018.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more-likely-than-not be realized. The determination as to whether the tax benefit will more-likely-than-not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes interest and penalties accrued on any unrecognized tax benefits within the provision for income taxes in its consolidated statements of operations. No unrecognized tax benefits have been recorded.

In December 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. The corporate tax rate decreased from 34% to 21% effective for tax years beginning after December 31, 2017. For the years ended September 30, 2019 and 2018, the federal tax rate was 21.0% and 24.3%, respectively.

F-66

Sonnet BioTherapeutics, Inc.

Notes to Financial Statements

The tax effects of the temporary differences that gave rise to deferred taxes were as follows:

	September 30,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$3,441,745	$2,097,363
Research and development credit carryforward	294,707	294,707
Other	—	2,399
Gross deferred tax assets	3,736,452	2,394,469
Less: valuation allowance	(3,736,452)	(2,342,965)
	—	51,504
Deferred tax liability:
Fixed assets	—	(27,264)
Basis difference due to beneficial conversion feature	—	(24,240)
Net deferred tax assets	$—	$—

The Company recorded no income tax expense or benefit for the years ended September 30, 2019 and 2018. A reconciliation of income tax (expense) benefit at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

	Year ended September 30,
	2019	2018
U.S. federal statutory rate	(21.0)%	(24.3)%
State taxes, net of federal benefit	(7.2)	(6.8)
Change in tax rates	—	87.8
Change in valuation allowance	28.6	(56.7)
Other	(0.4)	—
Effective income tax rate	—%	—%

(8) Employee Benefit Plans

The Company sponsors a 401(k) defined-contribution plan (the Plan) covering all employees. Under the Plan, participating employees may defer up to the Internal Revenue Service’s annual contribution limit. The Company at its discretion may match each employee’s contributions up to 3% of their gross salary. No matching contributions were made for the year ended September 30, 2019. The Company contribution was $594 for the year ended September 30, 2018.

F-67

Sonnet BioTherapeutics, Inc.

Notes to Financial Statements

(9) Contingencies and Commitments

(a) Legal Proceedings

From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of its business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

(b) Employment Agreements

The Company has entered into employment contracts with its officers and certain employees that provide for severance and continuation of benefits in the event of termination of employment either by the Company without cause or by the employee for good reason, both as defined in the contract. In addition, in the event of termination of employment following a change in control, as defined, either by the Company without cause or by the employee for good reason, any unvested portion of the employee’s initial stock option grant becomes immediately vested. Through September 30, 2019 no stock options have been granted.

(c) Operating Leases

The Company leases office space under various operating leases with terms of one year or less and expiring through May 2020. Rent expense related to the Company’s operating leases were $60,263 and $57,557 for the years ended September 30, 2019 and 2018, respectively.

(d) Relief Therapeutics SA

In August 2019, the Company executed a Share Exchange Agreement with Relief Therapeutics SA (“Relief”), in which the Company will acquire the outstanding shares of Relief by issuing 7,111,947 shares of the Company’s common stock. The Company will assume the development of Relief’s asset, atexakin alfa, together with its proprietary experimental drugs. The closing is expected to occur immediately prior the Company becoming a publicly traded corporation and subject to certain customary closing conditions.

(10) Related Party Transactions

In fiscal 2019 and 2018, the Company entered into various debt agreements with several officers of the Company. The terms of the debt and related components are further described in more detail in note 4.

(11) Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through November 27, 2019, the date at which the financial statements were available to be issued, and there are no other items requiring disclosure except for the following:

During fiscal 2020, the Company sold 220,000 shares of common stock to investors at $2.50 per share for proceeds of $550,000 and issued 100,000 shares of common stock to settle $250,000 of related party notes with a stockholder. In addition, the Company issued 160,000 warrants to purchase shares of the Company’s common stock with an exercise price of $3.125 which expires three years from the date the Company’s stock is listed for trading on a stock exchange.

F-68

Relief Therapeutics SA, Geneva

Interim condensed balance sheet

TCHF	Notes	30 September 2019	31 December 2018

ASSETS

Property, plant and equipment	5	-	1
Non-current assets		-	1

Financial assets due from shareholder	6	1,008	761
Other current assets and other receivables	7	13	24
Cash and cash equivalents		9	37
Current assets		1,030	822

Total assets		1,030	823

EQUITY AND LIABILITIES

Share capital	8	208	208
Reserves		597	597
Accumulated losses		(593)	(1,825)
Equity		212	(1,020)

Shareholder’s loan	9	25	1,150
Defined benefit obligation		567	567
Non-current liabilities		592	1,717

Trade payables		77	2
Liabilities due to related parties		26	23
Other current payables and liabilities	10	123	101
Current liabilities		226	126

Total equity and liabilities		1,030	823

The accompanying notes form an integral part of the financial statements.

F-69

Relief Therapeutics SA, Geneva

Interim condensed statement of comprehensive income

TCHF	Notes	01.01. - 30.09.2019	01.01. - 30.09.2018

CONTINUING OPERATIONS

Service expense		(29)	(14)
Personnel expense		(16)	(66)
Other administrative expense	11	(87)	(37)
EBITDA		(132)	(117)

Depreciation and amortization expense		(1)	(2)
Operating loss		(133)	(119)

Finance income	9	1,365	-
Finance expense		-	-
Loss before income taxes		1,232	(119)
	15
Income taxes		-	-

Loss for the period		1,232	(119)

Total other comprehensive income for the period, net of income tax		-	-

Total comprehensive income for the period		1,232	(119)

The accompanying notes form an integral part of the financial statements.

F-70

Relief Therapeutics SA, Geneva

Interim condensed cash flow statement

TCHF	01.01. - 30.09.2019	01.01. - 30.09.2018

Cash flow used in operating activities	(268)	(330)

Interest received	-	-
Cash flow from investing activities	-	-

Proceeds from shareholder’s loan	240	365
Cash flow from financing activities	240	365

Net (decrease)/increase in cash and cash equivalents	(28)	35
Cash and cash equivalents at beginning of period	37	35
Net effect of currency translation on cash and cash equivalents	-	-
Cash and cash equivalents at end of period	9	70

The accompanying notes form an integral part of the financial statements.

F-71

Relief Therapeutics SA, Geneva

Interim condensed statement of changes in equity

TCHF	Notes	Share capital	Reserves	Accumulated loss	Total

Balance at 1 January 2018		208	597	(1,693)	(888)
Loss for the period		-	-	(119)	(119)
Other comprehensive income for the period, net of income tax		-	-	-	-
Total comprehensive income for the period		-	-	(119)	(119)

Balance at 30 September 2018		208	597	(1,812)	(1,007)

Balance at 1 January 2019		208	597	(1,825)	(1,020)
Profit for the period		-	-	1,232	1,232
Other comprehensive income for the period, net of income tax		-	-	-	-
Total comprehensive income for the period		-	-	1,232	1,232

Balance at 30 September 2019		208	597	(593)	212

The accompanying notes form an integral part of the financial statements.

F-72

Relief Therapeutics SA, Geneva

Notes to the interim condensed financial statements

1 General information

Relief Therapeutics SA (“Relief” or the “Company”) is an unlisted Swiss stock corporation whose registered office is Avenue de Sécheron 15, 1202 Geneva, Switzerland.

The mission of the Company is to develop innovative treatments to address high-unmet medical needs. In particular, the most advanced program aims at providing significant improvements for the debilitating affections that are associated with the degeneration of the peripheral nervous system (neuropathies). To achieve this goal, the Company is planning to conduct a clinical trial with a recombinant human protein, atexakin alfa, that proved safe in patients and efficient at reconstructing nerves and reinstating normal blood flow in relevant animal models.

The interim condensed financial statements are presented in Swiss Francs (CHF).

2 Basis of preparation

These interim condensed financial statements for the nine months ended 30 September 2019 have been prepared in accordance with IAS 34 Interim Financial Reporting. They do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Company’s annual financial statements as at 31 December 2018.

3 Summary of significant accounting policies

3.1 Amendments to IFRSs and the new Interpretation that are mandatorily effective for the current year

The accounting policies adopted in the preparation of the interim condensed financial statements are consistent with those followed in the preparation of the Company’s annual financial statements for the year ended 31 December 2018, except for the adoption of new standards effective as of 1 January 2019. The Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

The Company applies, for the first time, IFRS Leases:

IFRS 16 Leases

IFRS 16 provides a comprehensive model for the identification of lease arrangements and their treatment in the financial statements of both lessees and lessors. It supersedes IAS 17 “Leases” (“IAS 17”) and its associated interpretative guidance. IFRS 16 applies a right to control model to the identification of leases, distinguishing between leases and service contracts. In accordance with IFRS 16, a contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The date of initial application of IFRS 16 for the Company was 1 January 2019.

Significant changes to lessee accounting are introduced, with the distinction between operating and finance leases removed and the requirement for lease liabilities and right of use assets to be recognized on the balance sheet for almost all leases (subject to limited exceptions for short-term leases and leases of low value assets). For short term leases (lease term of 12 months or less) and leases of low value assets, the Company opted to recognize a lease expense on a straight-line basis as permitted by IFRS 16 (i.e. the same accounting treatment as under superseded IAS 17).

As of 1 January 2019, the Company had non-cancellable operating lease commitments of TCHF 8. The entire lease commitments relate to short term leases with a cancellation period of maximum six months, and hence, as of 1 January 2019, the Company did not have any impact on first-time application of IFRS 16.

The Company made use of the practical expedient available on transition to IFRS 16, and did not reassess whether a contract is, or contains, a lease. Accordingly, the definition of a lease in accordance with IAS 17 and IFRIC 4 “Determining whether an Arrangement Contains a Lease” (“IFRIC 4”) will continue to apply to those leases entered or modified before 1 January 2019.

F-73

Besides IFRS 16, none of the new or revised Standards and Interpretation mentioned below has had a material impact on these interim condensed financial statements. The details of each of the new or revised Standards and Interpretation adopted by the Company are detailed below.

New, amended and revised Standards and Interpretations

IAS 19

Amends IAS 19 Employee Benefits, to clarify the following aspects:

Past service cost (or the gain or loss on settlement)

The amendments clarify that the past service cost (or of the gain or loss on settlement) is calculated by measuring the defined benefit liability (asset) using updated assumptions and comparing benefits offered and plan assets before and after the plan amendment (or curtailment or settlement) but ignoring the effect of the asset ceiling (that may arise when the defined benefit plan is in a surplus position).

IAS 19 is now clear that the change in the effect of the asset ceiling that may result from the plan amendment (or curtailment or settlement) is determined in a second step and is recognized in the normal manner in other comprehensive income.

Current service cost and net interest on the net defined benefit liability (asset)

An entity will now be required to use the updated assumptions from this remeasurement to determine current service cost and net interest for the remainder of the reporting period after the change to the plan. In the case of the net interest, the amendments make it clear that for the period post plan amendment, the net interest is calculated by multiplying the net defined benefit liability (asset) as remeasured under IAS 19.99 with the discount rate used in the remeasurement (also taking into account the effect of contributions and benefit payments on the net defined benefit liability (asset)).

IFRS 9	Amends IFRS 9 Prepayment Features with Negative Compensation, to clarify the following aspects:

The amendments clarify that a financial asset passes the SPPI criterion regardless of an event or circumstance that causes the early termination of the contract and irrespective of which party pays or receives reasonable compensation for the early termination of the contract. These amendments had no impact on the interim condensed financial statements of the Company.

IAS 28	Amends IAS 28 Long-term interests in associates and joint ventures

The amendments clarify that an entity applies IFRS 9 to long-term interests in an associate or joint venture to which the equity method is not applied but that, in substance, form part of the net investment in the associate or joint venture. The amendments also clarify that, in applying IFRS 9, an entity does not take account of any losses of the associate or joint venture, or any impairment losses of the net investment, recognized as adjustments to the net investment in the associate or joint venture that arise from applying IAS 28. These amendments had no impact on the interim condensed financial statements of the Company.

Various

Amendments resulting from annual improvements 2015-2017 Cycle:

IAS 12 Income Taxes - clarifies that an entity should recognize the income tax consequences of dividends in profit or loss, other comprehensive income or equity according to where the entity originally recognized the transactions that generated the distributable profits. This is the case irrespective of whether different tax rates apply to distributed and undistributed profits.

IAS 23 Borrowing Costs - clarifies that if any specific borrowing remains outstanding after the related asset is ready for its intended use or sale, that borrowing becomes part of the funds that an entity borrows generally when calculating the capitalization rate on general borrowings.

IFRS 3 Business Combinations – clarifies that when an entity obtains control of a business that is a joint operation, it applies the requirements for a business combination achieved in stages.

IFRS 11 Joint Arrangements – clarifies that the previously held interests in a joint operation are not remeasured.

These amendments had no impact on the interim condensed financial statements of the Company.

IFRIC 23

The Interpretation requires an entity to:

- determine whether uncertain tax positions are assessed separately or as a group; and

- assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings:

- if yes, the entity should determine its accounting tax position consistently with the tax treatment used or planned to be used in its income tax filings

- if no, the entity should reflect the effect of uncertainty in determining its accounting tax position.

The interpretation did not have an impact on the interim condensed financial statements of the Company.

F-74

3.2 Standards and Interpretations in issue but not yet effective

At the date of authorisation of these financial statements, the Company has not adopted the following Standards and Interpretations that have been issued but are not yet effective. They will be effective on or after the dates described below.

	New, amended and revised Standards and Interpretations	Effective from
Various	The amendments in Definition of Material (Amendments to IAS 1 and IAS 8) clarify the definition of “material” and align the definition used in the Conceptual Framework and the standards.	Annual periods beginning on or after 1 January 2020

The Company is currently assessing whether these changes will impact the financial statements in the period of initial application, however the Company does not expect any significant impact from the amended Standards mentioned above.

4 Summary of critical accounting judgements and key sources of estimation uncertainty

The preparation of the financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income, expenses and related disclosures. The estimates and underlying assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are described below.

4.1 Critical judgements in applying accounting policies

Critical judgements in applying accounting policies were the same as those applied to the financial statements of the year ended 31 December 2018 except for the following:

Going concern

In 2019, as well as in previous years, Relief reduced its capital needs significantly. The Company operates with a single part time manager, and external resources and has relocated in an office with reduced costs. The Company mainly relied on its current cash balance and financial support from its mother company Relief Therapeutics Holding SA (“RTH”) which has injected capital via loans. While these loans have generated a debt amounting to TCHF 1’365 towards RTH, discussions with RTH board have resulted in the writing off of the corresponding amount and relieved the Company from its financial obligations towards RTH.

The Company’s management envisions a long-term strategy based on the development of its main asset atexakin alfa (“atexakin”) through the acquisition of Relief by the US-based, private company Sonnet BioTherapeutics Inc. (“Sonnet”). A Share Exchange Agreement (“SEA”) is in place with Sonnet, according to which, following fulfilment of certain conditions precedent, Sonnet will acquire all shares of Relief that are currently owned by RTH. At closing, Sonnet will invest in the clinical development of atexakin that is being positioned to be tested in the clinic for its efficacy at treating Chemotherapy-Induced Peripheral Neuropathy (CIPN). Positive results will support progression into subsequent development phases either internally of via sub-licensing to an external company until market until payment of upfront and milestone fees.

Although management is confident that its business efforts will be sufficient to fund the Company’s operations for the foreseeable future, there remains a risk that it might not. In such a case, there would be significant doubt about the Company’s ability to continue as a going concern and, as such, there exists a material uncertainty at present.

4.2 Key sources of estimation uncertainty

Key sources of estimation uncertainty were the same as those applied to the financial statements of the year ended 31 December 2018.

5 Property, plant and equipment

There were no additions or disposals in the first nine months of 2019. As at 30 September 2019, the remaining property, plant and equipment is fully depreciated.

6 Financial assets due from shareholder

At 30 September 2019, the entire amount is due from Relief Therapeutics Holding SA, the sole shareholder of the Company (31 December 2018: TCHF 761). The current account is non-interest bearing and does not have a fixed term. The fair value of this financial asset is close to its carrying amount.

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7 Other current assets and other receivables

At 30 September 2019, other current assets and other receivables mainly relate to receivables from social security institutions and rent deposits with third parties.

8 Share capital

8.1 Issued share capital

At 30 September 2019, the issued share capital amounts to TCHF 208, consisting of 208’163 registered shares with a par value of CHF 1. They entitle the holder to participate in dividends and to share in the proceeds of winding up the Company in proportion to the number of shares and amounts paid on the shares held. There were no changes to the share capital in the first nine months of 2019.

8.2 Authorized and conditional share capital

At 30 September 2019, the Company had no authorized share capital, but conditional share capital of TCHF 23, consisting of 23’129 shares with a par value of CHF 1.00 each.

9 Shareholder’s loan

At 30 September 2019, as well as at 31 December 2018, the entire amount was due to Relief Therapeutics Holding SA, the sole shareholder of the Company. The loan bore a 5% interest rate and did not have a fixed term. In the first six months of 2019, Relief Therapeutics Holding SA increased the loan by a further TCHF 215 and later forgave the entire loan of TCHF 1’365 (refer to note 4.1). The resulting income was recognized as financial income in the statement of comprehensive income. In Q3 2019, further TCHF 25 were contributed by Relief Therapeutics Holding SA.

10 Other current payables and liabilities

As at 30 September 2019, other current payables and liabilities mainly consist of payables to social security institutions, accrued expenses, sales taxes and accrued holiday provisions.

11 Other administrative expense

TCHF	01.01. - 30.09.2019	01.01. - 30.09.2018

Office expense	(3)	22
Accounting, legal and consulting expense	73	1
Travel expense	5	5
IT expense	10	8
Other operating expense	2	1
Total general and administrative expense	87	37

12 Related party balances and transactions

As at 30 September 2019, the only outstanding related party balances are receivables due from the shareholder (note 6) as well as the shareholder loan (note 9) and insignificant payables due from other related parties.

The only significant transaction in the first nine months of 2019 was the waiving for the loan by the sole shareholder (refer to notes 4.1 and 9) as well as the contribution of an additional financing of TCHF 25 (refer to note 9).

13 Fair value measurement

Unchanged to 31 December 2018, there are no assets or liabilities measured at fair value. For all financial assets and liabilities their carrying amount at amortized cost approximates fair value.

14 Non-cash transactions

There were no significant non-cash transactions during the first nine months of 2019 or 2018.

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15 Income Tax

The Company calculates the period income tax expense using the tax rate that would be applicable to the expected total annual earnings.

16 Contingent liabilities

Litigation

The Company is not and does not foresee to become party to any legal, administrative or arbitral proceedings, the outcome of which, if adverse to the Company, may be material to its business, financial condition and results of operation taken as a whole.

17 Subsequent events

There were no significant events subsequent to 30 September 2019.

18 Approval of financial statements

These interim condensed financial statements were approved by the Board of Directors on 20 November 2019.

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MAZARS

MAZARS SA
Chemin de Blandonnet 2
1214 Vernier-Geneva

Phone +41 22 708 10 80
Fax +41 22 708 10 88
CHE.116.331.176 VAT
www.mazars.ch

Independent Auditor's report

Report on the Financial Statements

We have audited the accompanying financial statements of Relief Therapeutics SA, which comprise the balance sheets as of December 31, 2018 and 2017, and the related statement of comprehensive income, cash flow statement and statement of changes in equity for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with the International Financial Reporting Standards (IFRS); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment,including the assessment of the risks of material misstatement of the financial statements,whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Relief Therapeutics SA as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with the International Financial Reporting Standards (IFRS).

EXPERT SUISSE Certified Company BERNE FRIBOURG GENEVE LAUSANNE NEUCHÂTEL SION ZURICH Praxity

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Emphasis of matter

As discussed in Note 4.1 to the financial statements, Relief Therapeutics SA has suffered recurring losses from operations and has a net capital deficiency. Management's evaluation of the events and conditions and management's plans to mitigate these matters are also described in Note 4.1. Our opinion is not modified with respect to this matter.

MAZARS SA

Franck Paucod
Swiss Certified Public Accountant
(Auditor in Charge)

Vincent Pichard
US Certified Public Accountant

Geneva, October 4, 2019

Enclosure:

- Financial statements (balance sheet, statements of comprehensive income, cash flow statement, statement of changes in equity and notes)

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Relief Therapeutics SA, Geneva

Balance sheet

TCHF	Notes	31 December 2018	31 December 2017

ASSETS

Property, plant and equipment	5	1	5
Non-current assets		1	5

Financial assets due from shareholder	6	761	393
Other current assets and other receivables	7	24	9
Cash and cash equivalents	8	37	34
Current assets		822	436

Total assets		823	441

EQUITY AND LIABILITIES

Share capital	9	208	208
Reserves	10	597	597
Accumulated losses		(1,825)	(1,693)
Equity		(1,020)	(888)

Shareholder’s loan	11	1,150	695
Defined benefit obligation	12	567	537
Non-current liabilities		1,717	1,232

Trade payables		2	32
Financial liabilities due to related parties	13	23	16
Other current payables and liabilities	14	101	49
Current liabilities		126	97

Total equity and liabilities		823	441

The accompanying notes form an integral part of the financial statements.

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Relief Therapeutics SA, Geneva

Statement of comprehensive income

TCHF	Notes	2018	2017

Service expense	15	(52)	(49)
Personnel expense	16	(61)	(184)
Other administrative expense	17	(19)	(41)
EBITDA		(132)	(274)

Depreciation expense	5	(4)	(3)
Operating result		(136)	(277)

Financial income	18	-	-
Financial expense	18	-	(6)
Result before income taxes		(136)	(283)

Income taxes	19.1	-	-

Result for the period		(136)	(283)

OTHER COMPREHENSIVE INCOME

Remeasurement of defined benefit obligation	12	2	632
Total items that will not be reclassified subsequently to profit or loss		2	632

Total items that may be reclassified subsequently to profit or loss		-	-

Total other comprehensive income for the period, net of income tax		2	632

Total comprehensive income for the period		(134)	349

The accompanying notes form an integral part of the financial statements.

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Relief Therapeutics SA, Geneva

Cash flow statement

TCHF	Notes	2018	2017

Result for the period		(136)	(283)
Adjustments for:
- Depreciation expense	5	4	3
- Finance expenses	18	-	6
- Finance income	18	-	-
- Interest payments received		-	-
- Interest expenses paid		-	(6)
- Changes in pension obligations		32	97
Changes in working capital:
- (Increase) in financial assets due from related parties		(368)	(393)
- Decrease/(increase) in other receivables and accruals		(15)	18
- Increase/(decrease) in trade payables		(30)	(23)
- Increase/(decrease) in financial liabilities due to related parties		7	16
- Increase/(decrease) in other payables and accrued liabilities		54	37
Cash flow used for operating activities		(452)	(528)

Cash flow from investing activities		-	-

Proceeds from shareholder’s loan	11	455	525
Cash flow from financing activities		455	525

Net (decrease)/increase in cash and cash equivalents		3	(3)
Cash and cash equivalents at beginning of period		34	37
Cash and cash equivalents at end of period	8	37	34

The accompanying notes form an integral part of the financial statements.

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Relief Therapeutics SA, Geneva

Statement of changes in equity

TCHF	Notes	Share capital	Reserves	Accumulated loss	Total

Balance at 1 January 2017		208	597	(2,042)	(1,237)
Result for the period		-	-	(283)	(283)
Other comprehensive income for the period, net of income tax		-	-	632	632
Total comprehensive income for the period		-	-	349	349

Balance at 31 December 2017		208	597	(1,693)	(888)

Balance at 1 January 2018		208	597	(1,693)	(888)
Result for the period		-	-	(136)	(136)
Other comprehensive income for the period, net of income tax		-	-	2	2
Total comprehensive income for the period		-	-	(134)	(134)

Other				2	2

Balance at 31 December 2018		208	597	(1,825)	(1,020)

The accompanying notes form an integral part of the financial statements.

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Relief Therapeutics SA, Geneva

Notes to the financial statements

1. General information

Relief Therapeutics SA (“Relief” or the “Company”) is an unlisted Swiss stock corporation whose registered office is Avenue de Sécheron 15, 1202 Geneva, Switzerland.

The mission of the Company is to develop innovative treatments to address high-unmet medical needs. In particular, the most advanced program aims at providing significant improvements for the debilitating affections that are associated with the degeneration of the peripheral nervous system (neuropathies). To achieve this goal, the Company is planning to conduct a clinical trial with a recombinant human protein, atexakin alfa, that proved, in previous clinical trial for a different indication, safe in patients and efficient at reconstructing nerves and reinstating normal blood flow in relevant animal models.

The financial statements for the year ended 31 December 2018 are presented in thousands of Swiss Francs (TCHF).

2. Application of new and revised International Financial Reporting Standards

2.1 Amendments to IFRSs and the new interpretation that are mandatorily effective for the current year

In the current year, the Company has applied a number of amendments to IFRSs issued by the International Accounting Standards Board (IASB) that are mandatorily effective for the current year. None of the revised Standards has had a material effect on these financial statements. The details of the revised Standards and the new Interpretation which are applicable to the Company are as follows:

Amendments to IFRS 2 share-based payments – Accounting for cash-settled share-based payments with performance conditions

The amendments clarify the standard in relation to the accounting for cash-settled share-based payment transactions that include a performance condition, the classification of share-based payment transactions with net settlement features, and the accounting for modifications of share-based payment transactions from cash-settled to equity-settled. This amendment had no impact on the Company’s financial statements.

IFRS 9 financial instruments

IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement, bringing together all three aspects of the accounting for financial instruments: classification and measurement; impairment; and hedge accounting.

The Company adopted IFRS 9 using the prospective approach. The adoption of IFRS 9 has not had any impact on the Company’s financial statements, except for some limited changes in the notes.

IFRS 15 revenue from contracts with customers

IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related Interpretations and it applies, with limited exceptions, to all revenues arising from contracts with its customers. IFRS 15 establishes a five-step model to account for revenue arising from contracts with customers and requires that revenue be recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

IFRS 15 requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract. In addition, the standard requires extensive disclosures.

The adoption of IFRS 15 has not had any impact on the Company’s financial statements as the Company has no revenue.

IFRIC 22 Foreign currency transactions and advance consideration

The Interpretation clarifies that when an entity pays or receives consideration in advance in a foreign currency, the date of the transaction for the purpose of determining the exchange rate to use on initial recognition of the related asset, expense or income is the date of the advance consideration, i.e. when the prepayment or income received in advance liability was recognized. This interpretation had no impact on the Company’s financial statements.

2.2 Standards and Interpretations in issue but not yet effective

IFRS 16 Leases

IFRS 16 provides a comprehensive model for the identification of lease arrangements and their treatment in the financial statements of both lessees and lessors. It supersedes IAS 17 “Leases” (“IAS 17”) and its associated interpretative guidance. IFRS 16 applies a right to control model to the identification of leases, distinguishing between leases and service contracts. In accordance with IFRS 16, a contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The date of initial application of IFRS 16 for the Company will be 1 January 2019.

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Significant changes to lessee accounting are introduced, with the distinction between operating and finance leases removed and the requirement for lease liabilities and right of use assets to be recognized on the balance sheet for almost all leases (subject to limited exceptions for short-term leases and leases of low value assets). For short-term leases (lease term of 12 months or less) and leases of low-value assets, the Company will opt to recognize a lease expense on a straight-line basis as permitted by IFRS 16 (i.e. the same accounting treatment as under superseded IAS 17).

The Company will make use of the practical expedient available on transition to IFRS 16, and will not reassess whether a contract is, or contains, a lease. Accordingly, the definition of a lease in accordance with IAS 17 and IFRIC 4 “Determining whether an Arrangement Contains a Lease” (“IFRIC 4”) will continue to apply to those leases entered or modified before 1 January 2019.

The Company plans to apply the modified transition approach. At the date of initial application, the Company will measure the lease liability for leases previously classified as operating at present value of the remaining lease payments, discounted using its incremental borrowing rates at the date of transition. The right of use asset will be measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments recognized in the statement of financial position immediately before the date of initial application. The comparative period will not be restated and there will be no impact to the Company’s opening equity based on the method applied.

As of 31 December 2018, the Company has non-cancellable operating lease commitments of TCHF 8 (note 22).

A preliminary assessment indicates that as of 31 December 2018, the entire lease commitments relate to short-term leases with a cancellation period of maximum six months, and hence, as of 1 January 2019, the Company does not expect any impact on first-time application of IFRS 16.

Besides IFRS 16, which will be applied by the Company as of 1 January 2019, the Company does also not expect any significant impact from the other new or amended Standards and Interpretations mentioned below:

	New, amended and revised Standards and Interpretations	Effective from
IAS 19

Amends IAS 19 Employee Benefits to clarify the following aspects:

Past service cost (or the gain or loss on settlement)

The amendments clarify that the past service cost (or of the gain or loss on settlement) is calculated by measuring the defined benefit liability (asset) using updated assumptions and comparing benefits offered and plan assets before and after the plan amendment (or curtailment or settlement) but ignoring the effect of the asset ceiling (that may arise when the defined benefit plan is in a surplus position).

IAS 19 is now clear that the change in the effect of the asset ceiling that may result from the plan amendment (or curtailment or settlement) is determined in a second step and is recognized in the normal manner in other comprehensive income.

Current service cost and net interest on the net defined benefit liability (asset)

An entity will now be required to use the updated assumptions from this remeasurement to determine current service cost and net interest for the remainder of the reporting period after the change to the plan. In the case of the net interest, the amendments make it clear that for the period post plan amendment, the net interest is calculated by multiplying the net defined benefit liability (asset) as remeasured under IAS 19.99 with the discount rate used in the remeasurement (also taking into account the effect of contributions and benefit payments on the net defined benefit liability (asset)).

Annual periods beginning on or after 1 January 2019

Various	The amendments in Definition of Material (Amendments to IAS 1 and IAS 8) clarify the definition of “material” and align the definition used in the Conceptual Framework and the standards.	Annual periods beginning on or after 1 January 2020
Various

Amendments resulting from annual improvements 2015-2017 Cycle:

IAS 12 Income Taxes - clarifies that an entity should recognize the income tax consequences of dividends in profit or loss, other comprehensive income or equity according to where the entity originally recognized the transactions that generated the distributable profits. This is the case irrespective of whether different tax rates apply to distributed and undistributed profits.

IAS 23 Borrowing Costs - clarifies that if any specific borrowing remains outstanding after the related asset is ready for its intended use or sale, that borrowing becomes part of the funds that an entity borrows generally when calculating the capitalization rate on general borrowings.

Annual periods beginning on or after 1 January 2019

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	New, amended and revised Standards and Interpretations	Effective from
IFRIC 23

The Interpretation requires an entity to:

- determine whether uncertain tax positions are assessed separately or as a group; and

- assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings:

- if yes, the entity should determine its accounting tax position consistently with the tax treatment used or planned to be used in its income tax filings

- if no, the entity should reflect the effect of uncertainty in determining its accounting tax position.

Annual periods beginning on or after 1 January 2019

The Company has not applied any Standards or Interpretations before their effective date.

3. Summary of significant accounting policies

3.1 Basis of preparation

The financial statements of the Company for the year ended 31 December 2018 have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and comply with Swiss law. They have been prepared under the historical cost convention, as modified by the revaluation of financial instruments at fair value, are presented in Swiss Francs (CHF) and all values are rounded to the nearest thousand (TCHF), except when otherwise indicated.

The preparation of the financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the date of the financial statements. The actual outcome may differ from the assumptions and estimates made. If in the future such estimates and assumptions, which are based on management’s best judgement at the date of the financial statements, deviate from the actual circumstances, the original estimates and assumptions will be modified as appropriate in the year in which the circumstances change. The areas involving higher degrees of judgement or complexity or where assumptions and estimates are significant to the financial statements are disclosed in note 4.

3.2 Current versus non-current classification

The Company presents assets and liabilities in its statement of financial position based on current/non-current classification. An asset is classified as current when it is:

●	Expected to be realized or intended to be sold or consumed in normal operating cycle which is 12 months

●	Held primarily for the purpose of trading

●	Expected to be realized within twelve months after the reporting period, or

●	Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

All other assets are classified as non-current.

A liability is current when:

●	It is expected to be settled in normal operating cycle which is 12 months

●	It is held primarily for the purpose of trading

●	It is due to be settled within twelve months after the reporting period, or

●	There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

The Company classifies all other liabilities as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities.

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3.3 Foreign currency translation

Functional and presentation currency

Items included in the financial statements are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The financial statements are presented in CHF, which is the functional currency of the Company.

Transactions and balances

In preparing the financial statements, transactions in currencies other than the entity’s functional currency are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences on monetary items are recognized in profit or loss in the period in which they arise.

3.4 Property, plant and equipment

Property, plant and equipment are stated at historical cost less depreciation. Historical costs include expenditures that are directly attributable to the acquisition of the items. Subsequent costs are included in the assets’ carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred. Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in the income statement.

Depreciation of property, plant and equipment is calculated using the straight-line method to allocate costs to residual values over each asset’s estimated useful lives, which for furniture and equipment as well as IT equipment is 3-5 years.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date. Where the carrying amount of an asset is greater than its estimated recoverable amount (higher of value in use and fair value less costs to sell), it is written down immediately to its recoverable amount.

3.5 Leases

Leases under which substantially all of the risks and rewards of ownership are not transferred to the Company are classified as operating leases. Payments made under operating leases are charged against income on a straight-line basis over the period of the lease.

3.6 Financial assets

Classification

The Company has only financial assets classified within the category “financial assets at amortized cost”. The classification at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Company’s business model for managing them. The Company’s financial assets at amortized cost include trade and other receivables that are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.

Recognition and measurement

These assets are measured initially at their fair value and are subsequently measured at amortized cost using the effective interest rate method and are subject to impairment.

A financial asset is derecognized when:

●	the contractual rights to the cash flows from the asset have expired; or

●	the Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Impairment of financial assets

The Company recognizes an allowance for expected credit losses (“ECL”) for all debt instruments not held at fair value through profit or loss. ECL are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

The Company considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

3.7 Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are shown within financial debts in current liabilities on the balance sheet. This definition is also used for the purposes of the cash flow statement.

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3.8 Financial liabilities

The Company’s financial liabilities include trade and other payables as well as borrowings.

Financial liabilities are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest rate method, with interest expense recognized on an effective yield basis.

The Company derecognizes financial liabilities when, and only when, the Company’s obligations are discharged, cancelled or expired.

3.9 Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

3.10 Fair values

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

●	In the principal market for the asset or liability, or

●	In the absence of a principal market, in the most advantageous market for the asset or liability

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

The fair values of financial assets and liabilities at the balance sheet date are not materially different from their reported carrying values unless specifically mentioned in the notes to the financial statements.

3.11 Research and development costs

Research and development costs consist primarily of remuneration and other expenses related to research and development personnel, costs associated with preclinical testing and clinical trials of product candidates, expenses for research and development services under collaboration agreements and outsourced research and development expenses. Furthermore, the Company may acquire in-process research and development assets, either through business combinations or through purchases of specific assets. In-process research and development assets acquired either through business combinations or separate purchases are capitalized as intangible assets and reviewed for impairment at each reporting date. Once available for use, such intangible assets are amortized on a straight-line basis over the period of the expected benefit.

Internal development costs are capitalized as intangible assets only when there is an identifiable asset that can be completed and that will generate probable future economic benefits and when the cost of such an asset can be measured reliably.

3.12 Employee benefits

General

Wages, salaries, social security contributions, paid annual leave and sick leave, bonuses, and non-monetary benefits are accrued in the year in which the associated services are rendered by employees of the Company.

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Pension obligations

The cost of providing benefits under the defined benefit plan is determined using the projected unit credit method.

Re-measurements, comprising of actuarial gains and losses, the effect of the asset ceiling, excluding net interest and the return on plan assets (excluding net interest), are recognized immediately in the statement of financial position with a corresponding debit or credit to retained earnings through OCI in the period in which they occur. Re-measurements are not reclassified to profit or loss in subsequent periods.

Past service costs are recognized in profit or loss on the earlier of:

●	The date of the plan amendment or curtailment, and

●	The date that the Company recognizes restructuring-related costs

Net interest is calculated by applying the discount rate to the net defined benefit liability or asset. The Company recognizes the following changes in the net defined benefit obligation under ‘personnel expense’ in statement of comprehensive income:

●	Service costs comprising current service costs, past-service costs, gains and losses on curtailments and non-routine settlements

●	Net interest expense or income

4. Summary of critical accounting judgements and key sources of estimation uncertainty

The preparation of the financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income, expenses and related disclosures. The estimates and underlying assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are described below.

4.1 Critical judgements in applying accounting policies

Going concern

In 2019, as well as in previous years, Relief reduced its capital needs significantly. The Company mainly relied on its current cash balance and financial support from its mother company Relief Therapeutics Holding SA (“RTH”) which has injected capital via loans. While these loans have generated a debt amounting to TCHF 1’365 towards RTH, discussions with RTH board have resulted in the writing off of the corresponding amount and relieved the Company from its financial obligations towards RTH.

The Company’s management envisions a long-term strategy based on the development of its main asset. Funding will have to be injected to complete the clinical development of atexakin alfa for its initial key indication. Positive results will allow sub-licensing to an external company that will complete the development and provide the Company with funding via upfront and milestone payments. Additional indications will be considered for the second wave of clinical testing of atexakin alfa that will be funded by the licensing proceeds of the first indication.

It is to be noted that on 30 June 2019, both the CEO and CFO of Relief have tendered their resignation. Mr. Yves Sagot remains hence the sole executive of the company. The current Board of Directors of RTH, the sole shareholder of Relief is actively pursuing the recruitment of a new member of the management and actively support Mr. Sagot in his day-to-day activities. In addition, the former members of the management remain available to ensure a proper transition. Relief hence considers that all the elements are or will soon be in place to ensure the Company will remain in a going concern.

An alternative strategy for the Company’s management is to establish a joint-venture or sell the Company to a third-party company able to fund the development of its project. In this context, subsequent to the closing of the financials of the Company, an Share Exchange Agreement (“SEA”) has been executed with the US-based, private company Sonnet BioTherapeutics Inc. (“Sonnet”), according to which, following fulfilment of certain conditions precedent, Sonnet will acquire all shares of Relief and Relief will become a fully owned subsidiary of Sonnet. Conditions for the closing of this transaction include proper funding of Sonnet as well as its listing on a public market via reverse merger with a listed company. Both fund raising and identification of a listed shell company are actively pursued by Sonnet. In this context, Sonnet has already secured a $100m equity facility to be used to fund the development of its own projects, including those of Relief, once listed on the market and Sonnet is under advanced discussion with investors.

F-89

Finally, efforts to raise cash through traditional financing methods such as attracting new investors, the issuance of debt and equity instruments are still made in order to finance its continuing operations for the upcoming years.

Management is therefore aware that the Company is running through difficult times but it is confident that the current measures taken and envisioned will allow the Company to ensure its operations for the foreseeable future. In such a case, Management considers that all aspects are in place to ensure that the Company is able to continue as a going concern.

4.2 Key sources of estimation uncertainty

Deferred income taxes

The determination of the recoverability of deferred income tax assets is based on the judgment of management. Deferred income tax assets are only recognized if it is probable that they can be used in the future. Whether or not they can be used depends on whether the tax-deductible temporary difference can be offset against future taxable profits. In order to assess the probability of their future use, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. At 31 December 2018 and at 31 December 2017, deferred income tax assets amounted to TCHF 0 (refer to note 19.3 for further details on unrecognized deferred tax assets). Such deferred tax assets are only recorded when it becomes evident that sufficient future taxable profits are probable. Deferred income tax assets are written down in the same period in which the latest assessment of recoverability indicates a lower value than currently recorded in the financial statements.

Retirement benefit obligations

The retirement benefit obligation is calculated on the basis of various financial and actuarial assumptions. The key assumptions for assessing these obligations are the discount rate, future salary and pension increases and the probability of the employee reaching retirement. The calculations were done by external experts and the principal assumptions used are summarized in note 12. At 31 December 2018, the underfunding amounted to TCHF 567 (31 December 2017: TCHF 537). Using other assumptions for the calculations could have led to different results.

5. Property, plant and equipment

TCHF	Furniture and Equipment	IT Equipment	Total

COST
Balance at 1 January 2017	4	7	11
Additions	-	-	-
Balance at 31 December 2017	4	7	11
Additions	-	-	-
Balance at 31 December 2018	4	7	11

ACCUMULATED DEPRECIATION
Balance at 1 January 2017	(1)	(2)	(3)
Depreciation expense	(1)	(2)	(3)
Balance at 31 December 2017	(2)	(4)	(6)
Depreciation expense	(1)	(3)	(4)
Balance at 31 December 2018	(3)	(7)	(10)

CARRYING AMOUNT
at 31 December 2017	2	3	5
at 31 December 2018	1	-	1

F-90

6. Financial assets due from shareholder

At 31 December 2018, the entire amount is due from RTH, the sole shareholder of the Company (31 December 2017: none) earned by the Company in exchange of services provided such as payroll or general overhead paid by the Company on behalf of RTH. The current account is non-interest bearing and does not have a fixed term.

7. Other current assets and other receivables

TCHF	31 December 2018	31 December 2017

VAT receivables	3	2
Prepaid expenses	14	-
Deposits with others	7	7
Total	24	9

Other current assets and other receivables are neither impaired nor overdue.

8. Cash and cash equivalents

TCHF	31 December 2018	31 December 2017

Bank deposits	37	34
Cash on hand	-	-
Total	37	34

9. Share capital

9.1 Issued share capital

At 31 December 2018, the issued share capital amounts to TCHF 208, consisting of 208’163 fully paid registered shares with a par value of CHF 1. They entitle the holder to participate in dividends, and to share in the proceeds of winding up the Company in proportion to the number of shares and amounts paid on the shares held. There were no changes to the share capital in 2017 and 2018.

9.2 Authorized and conditional share capital

At 31 December 2018, the Company had no authorized share capital, but conditional share capital of TCHF 23, consisting of 23’129 shares with a par value of CHF 1.00 each.

10. Reserves

Reserves consist entirely of share premium paid by shareholders during the last capital increase in 2016.

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11. Shareholder’s loan

At 31 December 2018 and 31 December 2017, the entire amount was due to Relief Therapeutics Holding SA, the sole shareholder of the Company. The loan bears a 5% interest rate and does not have a fixed term.

12. Defined benefit obligations

The Company participates in a Swiss pension plans which qualify as defined benefit plan under the requirements of IAS 19.

The Company operates fund defined benefit plans for qualifying employees in Switzerland. Under the plan, the employees are entitled to retirement benefits and risk insurance for death and disability. No other post-retirement benefits are provided to these employees. The most recent actuarial valuations of plan assets and the present value of the defined benefit obligation were carried out on 31 December 2018. The present value of the defined benefit obligation, and the related current service cost and past service cost, were measured using the Projected Unit Credit Method.

Swiss pension plans need to be administered by a separate pension fund that is legally separated from the entity. The law prescribes certain minimum benefits.

The pension plan is managed by collective funds with “Patrimonia Fondation”. The board of the pension fund is composed of an equal number of representatives from both employers and employees.

Due to the requirements of IAS 19 the above-mentioned pension plan is classified as defined benefit plans and is described in detail in the corresponding statues and regulations.

The contributions of employers and employees in general are defined in percentages of the insured salary. Interest is credited to the employees’ accounts at the minimum rate provided in the plan, payment of which is guaranteed by the insurance contract as described below. The retirement pension is calculated based on the old-age credit balance on retirement multiplied by the fixed conversion rate. The employee has the option to withdraw the capital at once. The death and disability pensions are defined as percentage of the insured salary. The assets are invested directly with the corresponding pension funds.

The fully reinsured pension fund has concluded insurance contracts to cover the insurance and investment risk. The board of the pension fund is responsible for the investment of assets and the investment strategy is defined in a way that the benefits can be paid out on due date. For accounting purposes this insurance contract represents the sole asset of the plan. Fair value of plan asset is the estimated cash surrender value at the respective balance sheet date.

The pension fund can change its financing system (contributions and future payments) at any time. Also, when there is a deficit which cannot be eliminated through other measures, the pension fund can oblige the entity to pay a restructuring contribution. For the pension fund of the Company such a deficit currently cannot occur as the plan is fully reinsured. However, the pension fund could cancel the contract and the entities of the Company would have to join another pension fund. In the current and comparative period no plan amendments, curtailments or settlements occurred.

Amounts recognized in profit or loss in respect of this defined benefit plans are as follows:

TCHF	2018	2017

Current service cost	42	144
Net interest expense	3	6
Administration cost excl. cost for managing plan assets	1	2
Expense recognized in profit or loss	46	152

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Amounts recognized in other comprehensive income in respect of these defined benefit plans are as follows:

TCHF	2018	2017

Remeasurement (gain)/loss on defined benefit obligation
due to changes in demographic assumptions	-	(64)
due to changes in financial assumptions	(77)	-
due to changes in experience adjustments	97	(577)
Return on plan assets excl. interest income	(22)	9
Expense recognized in other comprehensive income	(2)	(632)

The amount included in the statement of financial position arising from the Company’s obligation in respect of its defined benefit plans is as follows:

TCHF	31 December 2018	31 December 2017

Present value of funded defined benefit obligation	2,200	1,982
Fair value of plan assets	(1,633)	(1,445)
Net liability arising from defined benefit obligation	567	537

Movements in the present value of the defined benefit obligation in the current year were as follows:

TCHF	2018	2017

Opening defined benefit obligation	1,982	2,998
Current service cost	42	144
Interest expense on defined benefit obligation	12	18
Contributions from plan participants	14	55
Benefits (paid)/deposited	130	(592)
Remeasurement (gain)/loss due to changes in demographic assumptions	-	(64)
Remeasurement (gain)/loss due to changes in financial assumptions	(77)	-
Remeasurement (gain)/loss due to changes in experience adjustments	97	(577)
Closing defined benefit obligation	2,200	1,982

Movements in the present value of the plan assets in the current period were as follows:

TCHF	2018	2017

Opening fair value of plan assets	1,445	1,926
Interest income on plan assets	9	12
Return on plan assets excluding interest income	22	(9)
Contributions from the employer	14	55
Contributions from plan participants	14	55
Benefits (paid)/deposited	130	(592)
Administration cost	(1)	(2)
Closing fair value of plan assets	1,633	1,445

The respective insurance company is providing reinsurance of these assets and bears all market risk on these assets.

F-93

Principal assumptions used for the purposes of the actuarial valuations were as follows:

TCHF	2018	2017

Discount rates	0.80%	0.60%
Expected rates of salary increase	1.50%	1.50%

The following sensitivity analyses - based on the principal assumptions - have been determined based on reasonably possible changes to the assumptions occurring at the end of the reporting period: If the discount rate would be 50 basis points (0.50 percent) higher (lower), the defined benefit obligation would decrease by 8.0% (increase by 9.1% if all other assumptions were held constant).

The average duration of the defined benefit obligation at the end of the reporting period is 17.2 years (31 December 2017: 18.2 years). The Company expects to make a contribution of TCHF 21 to the defined benefit plans during the next financial year.

13. Financial liabilities due to related parties

These financial liabilities consist of non-interest-bearing current accounts with the shareholder of the Company as well as with Therametrics Switzerland GmbH, a company whose only shareholder is the shareholder of the Company. The repayment dates are not defined.

14. Other current payables and liabilities

TCHF	31 December 2018	31 December 2017

Accrued holiday	8	7
Payable to social security institutions	10	13
Accrued expenses	29	-
Sales tax	52	29
Other current liabilities	2	-
Total	101	49

15. Service expense

TCHF	2018	2017

Third party research and development expense	19	10
License expense	33	39
Total cost for services	52	49

16. Personnel expense

In 2018, only insignificant personnel expense was recognized in the Company, other than the expenses in relation to the pension plan. All other personnel expenses were recharged to the sole shareholder of the Company. During 2017, the average number of employees (in full-time positions) was less than 10. Refer to note 21 for further details in relation to compensation for executive management and Board of Directors.

F-94

17. Other administrative expense

TCHF	2018	2017

Office expense	(9)	(2)
Accounting, legal and consulting expense	10	20
Travel expense	3	7
IT expense	12	13
Tax expense, other than income tax	2	-
Other operating expense	1	3
Total general and administrative expense	19	41

18. Financial income / (expenses)

TCHF	2018	2017

Interest expense	-	(4)
Bank charges	-	(2)
Total finance expense	-	(6)

Other finance income	-	-
Total finance income	-	-

19. Income taxes

19.1 Income tax recognized in profit or loss

In 2018 and 2017, there were no income taxes recognized from the annual results as well as from deferred taxes due to the loss-making situation.

The following table provides reconciliation between income tax expense recognized for the year and the tax calculated by applying the applicable tax rates on accounting profit:

TCHF	2018	2017

Loss before tax	(136)	(283)
Income tax income calculated at 24.2% (2017: 24.2%)	(33)	(68)
Unrecognized deferred tax assets during the year	25	44
Effect of net expenses that are not deductible in determining taxable profit	8	24
Total income tax expense recognized in profit or loss	-	-

The weighted average applicable tax rate of the Company is 24.2% (2017: 24.2%) which is equal to the tax rate of the Company.

19.2 Income tax recognized in other comprehensive income

Due to the ongoing loss situation in the Company, no deferred tax assets were recognized in relation to the items recognized through other comprehensive income.

F-95

19.3 Unrecognized deferred tax assets

In accordance with IAS 12, the Company did not capitalize any deferred tax asset relating to tax loss carry-forwards since the criteria for recognition (i.e. the probability of future taxable profits) are not met. The gross value of unused tax losses which have not been capitalized as deferred tax asset will expire as follows:

TCHF	2018	2017

Within one year	-	-
Later than one year and not later than five years	971	93
More than five years	547	878
Total tax losses carried forward	1,518	971

The amount of loss carried forward of TCHF 547 may be subject to revision in the future by the Swiss tax authorities as the annual tax return filed by the Company did not consider the income earned in 2017 from the costs recharged by the Company to its parent company.

There are no other unrecognized deferred tax assets.

20. Financial instruments

20.1 Capital risk management

The Group’s objectives when managing capital (defined as “equity attributable to the Company’s shareholders”) are to safeguard its ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. The available funds arise from loans conceded by Relief’s mother company RTH on a case by case basis. In order to maintain or adjust the capital structure, Relief may issue new shares against cash investment.

20.2. Categories of financial instruments

31 December 2018 TCHF	Financial assets at amortized cost	Financial liabilities at amortized cost	Total

Financial assets due from shareholder	761	-	761
Other current assets and receivables	7	-	7
Cash and cash equivalents	37	-	37
Total financial assets	805	-	805

Shareholder’s loan	-	1,150	1,150
Trade payables	-	2	2
Financial liabilities due to related parties	-	23	23
Other current payables and liabilities	-	31	31
Total financial liabilities	-	1,206	1,206

F-96

31 December 2017 TCHF	Financial assets at amortized cost (under IAS 39: loans and receivables) at amortized cost	Financial liabilities at amortized cost	Total

Financial assets due from shareholder	393	-	393
Other current assets and receivables	7	-	7
Cash and cash equivalents	34	-	34
Total financial assets	434	-	434

Shareholder’s loan	-	695	695
Trade payables	-	32	32
Financial liabilities due to related parties	-	16	16
Total financial liabilities	-	743	743

The carrying amounts of financial assets financial liabilities recognized in the financial statements approximate their fair values.

20.3 Reconciliation of liabilities arising from financing activities

2018 TCHF	Opening balance	Financing cash flows	Closing balance

Shareholder’s loan	695	455	1,150
Total	695	455	1,150

2017 TCHF	Opening balance	Financing cash flows	Closing balance

Shareholder’s loan	170	525	695
Total	170	525	695

20.4 Financial risk management

Except for some liquidity risk in relation to the financial liabilities, the Company is not exposed to any significant financial risks such as credit risk, liquidity risk or market risk (including interest-rate and currency risk). Counterparty risk is also minimized by ensuring that all financial assets are placed with a well-known private bank in Switzerland.

Liquidity risk

All financial liabilities, except the shareholder’s loan, are due within the next 3 months and are non-interest bearing.

20.5 Fair value measurement

At 31 December 2018 as well as 31 December 2017, there were no assets or liabilities measured at fair value. For all other financial assets and liabilities their carrying amount at amortized cost approximates fair value.

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21. Related party transactions

21.1 Compensation for executive management

TCHF	2018	2017

Fees, salaries and other short-term employee benefits	56	83
Post-employment benefits
Total compensation for executive management	56	83

21.2 Compensation for members of the board of directors

TCHF	2018	2017

For serving as board members	-	-
Total compensation for members of the board of directors	-	-

During 2018 and 2017 the members of the Board of Directors did not receive any fees. However, their incurred expenses for travelling and accommodation in relation to the Company, if any could have been reimbursed. There has been no such reimbursement for the members of the Board of Directors during 2018.

21.3 Related party balances and transactions

Please refer to notes 6, 11 and 13 for any related party balances. Other recharging of certain costs to the sole shareholder as well as the financing received from the shareholder (note 11) there were no related party transactions.

22. Operating lease arrangements

Description of leasing arrangements

Operating leases mainly relate to leased office spaces and car parks in Geneva. The rental agreement is renewable on a monthly basis. Total lease expense in 2018 was TCHF 34 (2017: TCHF 32). As at 31 December 2018, office space and a parking lot in Geneva are the only residual operating lease contracts.

Non-cancellable operating lease commitments

TCHF	2018	2017

Within one year	8	7
Total operating lease commitments	8	7

23. Non-cash transactions

In 2018 and 2017, the Company did not enter into any significant non-cash investing and financing activities which are not reflected in the statement of cash flow.

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24. Contingent liabilities

24.1 Litigation

At 31 December 2018, the Company is not party to any legal, administrative or arbitral proceedings, the outcome of which, if adverse to the Company, may be material to its business, financial condition and results of operation taken as a whole.

25. Subsequent events

On 9 August 2019, RTH, the sole shareholder of Relief has executed a Share Exchange Agreement (the “Agreement”) with the US-based, privately held company Sonnet BioTherapeutics Inc. (“Sonnet”). Final closing is subject to fulfilment of certain conditions precedent. Upon closing, Sonnet will acquire from RTH the 208’163 outstanding shares of Relief against 7,111,947 common shares of Sonnet out of the aggregate total number issued and outstanding Sonnet common stock as of the date of the Agreement. From this moment, Sonnet will immediately assume the development of Relief’s asset Atexakin alfa (“SON-080”) together with its proprietary experimental drugs. The Agreement, subject to normal closing conditions, is expected to close at the time that Sonnet becomes a publicly traded corporation.

26. Approval of financial statements

These financial statements were approved by the Board of Directors on 4 October 2019.

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Annex A

Agreement and Plan of Merger

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CHANTICLEER Holdings, Inc.

a Delaware corporation

Biosub INc.

a Delaware corporation

and

Sonnet BioTherapeutics, Inc.

a New Jersey corporation

dated as of

October 10, 2019

A-1

TABLE OF CONTENTS

ARTICLE I	THE MERGER	A-6

1.1	Effective Time of the Merger	A-6
1.2	Closing	A-6
1.3	Effects of the Merger	A-6
1.4	Directors and Officers of the Surviving Corporation	A-7
1.5	Post-Closing Reverse Split	A-7
1.6	Name of Public Company	A-7

ARTICLE II	CONVERSION OF SECURITIES	A-7

2.1	Conversion of Capital Stock	A-7
2.2	Exchange of Certificates	A-10
2.3	Merger Partner Stock Plans and Merger Partner Warrants	A-13
2.4	Dissenting Shares	A-14

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER	A-14

3.1	Organization, Standing and Power	A-15
3.2	Capitalization	A-16
3.3	Subsidiaries	A-18
3.4	Authority; No Conflict; Required Filings and Consents	A-19
3.5	Financial Statements; Information Provided	A-21
3.6	No Undisclosed Liabilities	A-22
3.7	Absence of Certain Changes or Events	A-22
3.8	Taxes	A-23
3.9	Owned and Leased Real Properties	A-26
3.10	Intellectual Property	A-26
3.11	Contracts	A-30
3.12	Litigation	A-31
3.13	Environmental Matters	A-32
3.14	Employee Benefit Plans	A-33
3.15	Compliance with Laws	A-35
3.16	Permits and Regulatory Matters	A-35
3.17	Employees	A-37
3.18	Insurance	A-38
3.19	Brokers; Fees and Expenses	A-38
3.20	Certain Business Relationships with Affiliates	A-38
3.21	Controls and Procedures, Certifications and Other Matters	A-39
3.22	Books and Records	A-39
3.23	Ownership of Public Company Common Stock	A-39
3.24	Subsidies	A-39
3.25	Data Protection	A-40
3.26	No Other Representations or Warranties	A-40

A-2

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY AND THE MERGER SUB	A-40

4.1	Organization, Standing and Power	A-41
4.2	Capitalization	A-42
4.3	Subsidiaries	A-44
4.4	Authority; No Conflict; Required Filings and Consents	A-45
4.5	SEC Filings; Financial Statements; Information Provided	A-47
4.6	No Undisclosed Liabilities	A-49
4.7	Absence of Certain Changes or Events	A-50
4.8	Taxes	A-50
4.9	Owned and Leased Real Properties	A-53
4.10	Intellectual Property	A-53
4.11	Contracts	A-56
4.12	Litigation	A-57
4.13	Environmental Matters	A-58
4.14	Employee Benefit Plans	A-58
4.15	Compliance With Laws	A-60
4.16	Permits and Regulatory Matters	A-60
4.17	Employees	A-61
4.18	Insurance	A-62
4.19	Section 203 of the DGCL	A-62
4.20	Brokers; Fees and Expenses	A-62
4.21	Operations of Merger Sub	A-62
4.22	Controls and Procedures, Certifications and Other Matters	A-63
4.23	Books and Records	A-63
4.24	Subsidies	A-63
4.25	Data Protection	A-64
4.26	Certain Business Relationships with Affiliates	A-64
4.27	No Other Representations or Warranties	A-64

ARTICLE V	CONDUCT OF BUSINESS	A-65

5.1	Covenants of Merger Partner	A-65
5.2	Pre-Closing Transactions and Undertakings of Merger Partner	A-68
5.3	Covenants of Public Company and Merger Sub	A-68
5.4	Pre-Closing Transactions and Undertakings of Public Company	A-72
5.5	Confidentiality	A-72

ARTICLE VI	ADDITIONAL AGREEMENTS	A-72

6.1	No Solicitation	A-72
6.2	Proxy Statement/Prospectus; Registration Statement	A-77
6.3	Nasdaq Listing	A-79
6.4	Access to Information	A-79
6.5	Stockholder Approval	A-80
6.6	Legal Conditions to Merger	A-81
6.7	Public Disclosure	A-82

A-3

6.8	Tax Matters	A-82
6.9	Affiliate Legends	A-83
6.10	Notification of Certain Matters	A-83
6.11	Corporate Identity	A-83
6.12	Succession	A-83
6.13	Board of Directors of Public Company	A-83
6.14	Employee Communications	A-83
6.15	FIRPTA Tax Certificates	A-84
6.16	State Takeover Laws	A-84
6.17	Section 16 Matters	A-84
6.18	Other Public Company Voting Proposals	A-84
6.19	Tail Policy	A-84
6.20	Termination of Certain Agreements and Rights	A-84

ARTICLE VII	CONDITIONS TO MERGER	A-85

7.1	Conditions to Each Party’s Obligation To Effect the Merger	A-85
7.2	Additional Conditions to the Obligations of Public Company and Merger Sub	A-86
7.3	Additional Conditions to the Obligations of Merger Partner	A-87

ARTICLE VIII	TERMINATION AND AMENDMENT	A-89

8.1	Termination	A-89
8.2	Effect of Termination	A-92
8.3	Fees and Expenses	A-92
8.4	Amendment	A-94
8.5	Extension; Waiver	A-94
8.6	Procedure for Termination, Amendment, Extension or Waiver	A-94

ARTICLE IX	MISCELLANEOUS	A-95

9.1	Nonsurvival of Representations, Warranties and Agreements	A-95
9.2	Notices	A-95
9.3	Entire Agreement	A-96
9.4	No Third-Party Beneficiaries	A-96
9.5	Assignment	A-96
9.6	Severability	A-96
9.7	Counterparts and Signature	A-96
9.8	Interpretation	A-97
9.9	Governing Law	A-97
9.10	Remedies	A-97
9.11	Submission to Jurisdiction	A-98
9.12	WAIVER OF JURY TRIAL	A-98
9.13	Disclosure Schedule	A-98

[End of Table of Contents]

A-4

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 10, 2019, is entered into by and among CHANTICLEER HOLDINGS, INC., a Delaware corporation (“Public Company”); BIOSUB INC., a Delaware corporation and a wholly owned subsidiary of Public Company (the “Merger Sub”); and SONNET BIOTHERAPEUTICS, INC., a New Jersey corporation (“Merger Partner,” and together with Public Company and the Merger Sub, the “Parties”).

WHEREAS, the Board of Directors of Public Company (the “Public Company Board”) and the Board of Directors of Merger Partner (the “Merger Partner Board”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and stockholders, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement and (iii) determined to recommend that the stockholders of their respective corporations vote, in the case of Merger Partner, to adopt this Agreement and thereby approve the Merger and such other actions as are contemplated by this Agreement and, in the case of Public Company, to approve the issuance of shares of Public Company Common Stock pursuant to this Agreement and to approve such other actions as set forth in this Agreement;

WHEREAS, the combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub into Merger Partner in accordance with the terms of this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the New Jersey Business Corporation Act (the “BCA”), as a result of which Merger Partner will become a wholly owned subsidiary of Public Company;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the Parties’ express intent that, except as set forth herein, neither Merger Partner nor Public Company shall be restricted in its capital-raising and financing activities from and after the date hereof and through the Closing Date, and shall raise funds by issuance and private placement of such equity securities, and in such amounts and at such times, as their respective boards of directors may deem appropriate and desirable; and

WHEREAS, in connection with this Agreement, the Merger and the other transactions contemplated hereby, Public Company and a wholly-owned subsidiary of Public Company to be formed after the date hereof (the “Spin-Off Entity”) intend to engage in a transaction or series of transactions involving the divestiture, assignment and other disposition of all assets and liabilities of Public Company and/or its Subsidiaries, as the case may be, including without limitation the disposition of all of the assets and liabilities of Public Company’s business of owning, operating and franchising fast casual dining concepts domestically and internationally, which transaction or series of transactions shall be consummated prior the closing of the Merger contemplated by this Agreement (such transaction or series of transactions, and all of the undertakings of Public Company, Merger Sub, and all of their respective Subsidiaries for the purpose thereof and otherwise ancillary thereto, the “Disposition”).

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, Merger Sub and Merger Partner agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the Parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger") in accordance with the relevant provisions of the DGCL and the BCA. The Merger shall become effective upon the due filing of the Certificate of Merger with the Delaware Secretary of State and the Secretary of State of the State of New Jersey or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.2 Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at 12:00 p.m., Eastern time, on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York, 10020, unless another date, place or time is agreed to in writing by Public Company and Merger Partner. For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or permitted by law to be closed.

1.3 Effects of the Merger.

(a) At the Effective Time, (i) the separate existence of Merger Sub shall cease, and Merger Sub shall be merged with and into Merger Partner (Merger Partner, as the surviving corporation following the Merger, is sometimes referred to herein as the “Surviving Corporation”) and (ii) the certificate of incorporation of Merger Partner in effect as of immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A-1, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth in Exhibit A-2, and, as so amended, shall be the bylaws of the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 14A:10-6 of the BCA.

(b) At the Effective Time, Public Company’s outstanding indebtedness shall be extinguished in full (together, the “Payoff Obligation”) by wire of immediately available funds from the Payoff Amount (defined below) and assignment to the Spin-Off Entity. The balance of the Payoff Obligation will be retained by the Spin-Off Entity for working capital and general corporate purposes.

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(c) At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or Merger Partner, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or Merger Partner, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

1.4 Directors and Officers of the Surviving Corporation.

(a) The persons identified on Section 6.13(i) of the Public Company Disclosure Schedule shall be the initial directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The persons identified on Section 6.12 of the Public Company Disclosure Schedule shall be the initial officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5 Post-Closing Reverse Split. Immediately following the Effective Time, the Surviving Corporation shall effect the Reverse Split (as defined below).

1.6 Name of Public Company. In connection with the Closing, Public Company shall file a certificate of amendment to its certificate of incorporation immediately following the Effective Time to change the name of Public Company to Sonnet BioTherapeutics Holdings, Inc.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Merger Partner or the holder of any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

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(b) Cancellation of Treasury Stock and Public Company Owned Stock. All shares of Merger Partner Capital Stock that are held in treasury or by any Subsidiary of Merger Partner, any shares of Merger Partner Capital Stock owned by Public Company, Merger Sub or any other Subsidiary of Public Company, immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no stock of Public Company or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Merger Partner Capital Stock” means Merger Partner Common Stock and Merger Partner Preferred Stock, collectively.

(ii) “Merger Partner Common Stock” means the common stock, no par value per share, of Merger Partner.

(iii) “Merger Partner Preferred Stock” means the preferred stock, no par value per share, of Merger Partner.

(iv) “Merger Partner Restricted Stock Units” means the restricted units of common stock, no par value, of Merger Partner.

(c) Exchange Ratio for Merger Partner Common Stock. Subject to Section 2.2, each share of Merger Partner Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive the number of shares of common stock, $0.0001 par value per share, of Public Company (“Public Company Common Stock”) equal to the Common Stock Exchange Ratio (as defined below). As of the Effective Time, all such shares of Merger Partner Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Merger Partner Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Public Company Common Stock to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.2(d) upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of this Agreement, “Common Stock Exchange Ratio” means, subject to Section 2.1(e), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Merger Partner Merger Shares by (b) the Merger Partner Outstanding Shares; provided that the Public Company Allocation Percentage will be reduced for the value of the Spin-Off Entity Warrant (as defined below), in which:

(i) “Aggregate Valuation” means the sum of (a) the Merger Partner Valuation, plus (b) the Public Company Valuation.

(ii) “Merger Partner Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Merger Partner Valuation by (ii) the Aggregate Valuation.

(iii) “Merger Partner Merger Shares” means the product determined by multiplying (i) the Post-Closing Public Company Shares by (ii) the Merger Partner Allocation Percentage.

(iv) “Merger Partner Outstanding Shares” means, subject to Section 2.1(e), the total number of shares of Merger Partner Capital Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted-to-Merger Partner Common Stock basis, assuming, without limitation or duplication, (i) the exercise of all Merger Partner Options and Merger Partner Warrants outstanding as of immediately prior to the Effective Time and (ii) the issuance of shares of Public Company Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time; provided that, for the avoidance of doubt, the Merger Partner Outstanding Shares shall include all Merger Partner Capital Stock after giving effect to the consummation of all Pre-Closing Private Placement Transactions.

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(v) “Merger Partner Private Placement Amount” means the amount of investment capital, in dollars, raised by Merger Partner in the Pre-Closing Private Placement Transactions.

(vi) “Merger Partner Valuation” means $183,000,000, plus the amount of cash and cash equivalents on the balance sheet of Merger Partner on the Business Day immediately prior to the Effective Time, which amount shall be set forth on a schedule delivered to Public Company on the Business Day prior to the Effective Time.

(vii) “Post-Closing Public Company Shares” means the quotient determined by dividing (i) the Public Company Outstanding Shares by (ii) the Public Company Allocation Percentage.

(viii) “Pre-Closing Private Placement Transactions” means all of the private placement transactions, through the consummation of which either Public Company or Merger Partner may raise capital through and until the Effective Time, by the issuance or sale of Public Company capital stock or Merger Partner Capital Stock, as the case may be, and/or the issuance or sale of any other securities, debt instruments, derivatives or other rights of Public Company or Merger Partner, as the case may be, including without limitation through a facility or agreement with Global Emerging Markets North America, Inc., and by issuance or sale of equity-linked securities and rights; provided that, for the avoidance of doubt, none of the transactions among the Parties contemplated by this Agreement are, or shall be, Pre-Closing Private Placement Transactions and; provided further that, any private placement transactions consummated by Public Company shall (a) only be for equity securities of Public Company and (b) shall not exceed gross proceeds of more than $3.0 million in the aggregate and for which Public Company shall provide Merger Partner with notice of such private placement transaction prior to its consummation, which notice shall include in reasonable detail the terms of such financing and the parties to such financing.

(ix) “Public Company Allocation Percentage” the quotient (rounded to two decimal places) determined by (a) dividing (i) the Public Company Valuation by (ii) the Aggregate Valuation and (b) reducing such amount by two percentage points (2%) to account for the Spin-Off Entity Warrant.

(x) “Public Company Outstanding Shares” means, subject to Section 2.1(e), the total number of shares of Public Company Common Stock outstanding immediately prior to the Effective Time, expressed on an as-converted-to Public Company Common Stock basis, and assuming the exercise of all options, warrants and other derivative rights that are (or should have been) listed on Sections 4.2(c), 4.2(d) or 4.2(e) of the Public Company Disclosure Schedule and after giving effect to the consummation of all Pre-Closing Private Placement Transactions contemplated by Public Company prior to the Effective Time.

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(xi) “Public Company Valuation” means $15,913,043, plus the amount of cash and cash equivalents on the balance sheet of Public Company on the Business Day immediately prior to the Effective Time, which amount shall be set forth on a schedule delivered to Merger Partner on the Business Day prior to the Effective Time.

(xii) “Spin-Off Entity Warrant” means a warrant to purchase a number of shares of Public Company Common Stock equal to two percent (2%) of the number of shares of Public Company Common Stock issued and outstanding immediately after the Merger (not taking into account any options, warrants or other derivative securities of Public Company outstanding at such time), which warrant (a) will be issued to the Spin-Off Entity by Public Company following the Merger, (b) will have an exercise price of $0.01, will not be exercisable for a period of 180 days from the Effective Time and will be exercisable for a period of five (5) years from the Effective Time.

(xiii) For the avoidance of doubt and for illustrative purposes only, a sample “Common Stock Exchange Ratio” calculation is attached hereto as Annex A.

(d) Cancellation of Merger Partner Preferred Stock. As of the Effective Time, all issued and outstanding shares of Merger Partner Preferred Stock (if any) shall convert into the right to receive Public Company Common Stock in accordance with the terms of this Section 2.1, and all unissued shares of Merger Partner Preferred Stock shall cease be authorized and to exist, and no person shall have any rights with respect thereto.

(e) Adjustments to Exchange Ratio. The Common Stock Exchange Ratio shall be adjusted, as applicable and appropriate, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Public Company Common Stock or Merger Partner Common Stock), reorganization, recapitalization or other like change with respect to Public Company Common Stock or Merger Partner Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time. Nothing in this Section 2.1(e) shall be construed to permit Public Company or Merger Partner to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Capital Stock for Public Company Stock pursuant to the Merger are as follows:

(a) Exchange Agent. At or immediately prior to the Effective Time, Public Company shall deposit with Securities Transfer Corporation or another bank or trust company designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Capital Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Public Company Common Stock (such shares of Public Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Merger Partner Capital Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c) and (iii) any dividends or distributions to which holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Capital Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1 into the right to receive shares of Public Company Common Stock, who may be entitled pursuant to Section 2.2(d).

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(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Public Company Common Stock (plus cash in lieu of fractional shares, if any, of Public Company Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Public Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and Public Company, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or book entry account representing that number of whole shares of Public Company Common Stock which such holder has the right to receive pursuant to the provisions of this ARTICLE II plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Merger Partner Capital Stock which is not registered in the transfer records of Merger Partner, a certificate representing the proper number of whole shares of Public Company Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive shares of Public Company Common Stock pursuant to the provisions of this ARTICLE II plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d) as contemplated by this Section 2.2.

(c) No Fractional Shares. No certificate or scrip representing fractional shares of Public Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Public Company Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Merger Partner Capital Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Public Company Common Stock multiplied by the average of the last reported sales prices of Public Company Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Capital Market (“Nasdaq”) during the five (5) consecutive trading days ending on the last trading day prior to the Effective Time.

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(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Public Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Public Company Common Stock, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Public Company Common Stock.

(e) No Further Ownership Rights in Merger Partner Capital Stock. All shares of Public Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Merger Partner Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, subject to applicable law in the case of Dissenting Shares.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Capital Stock for one year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Capital Stock immediately prior to the Effective Time who has not previously complied with this Section 2.2 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Common Stock, any cash in lieu of fractional shares of Public Company Common Stock and any dividends or distributions with respect to Public Company Common Stock.

(g) No Liability. To the extent permitted by applicable law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Capital Stock or Public Company Common Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to such date on which any shares of Public Company Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this ARTICLE II would otherwise escheat to or become the property of any Governmental Entity, such Certificate and any such shares of Public Company Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the maximum extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

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(h) Withholding Rights. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Merger Partner Capital Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or Public Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Capital Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Public Company Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Public Company Common Stock deliverable in respect thereof pursuant to this Agreement.

2.3 Merger Partner Stock Plans and Merger Partner Warrants.

(a) At the Effective Time, each outstanding option to purchase Merger Partner Common Stock, if any (each, a “Merger Partner Stock Option” and collectively, the “Merger Partner Stock Options”), all Merger Partner Warrants, if any, and all Merger Partner Restricted Stock Units, if any, in each case whether vested or unvested, shall be converted into the right to receive a number of shares of Public Company Common Stock as if fully vested in accordance with their terms, in the case of Merger Partner Restricted Stock Units; and in the case of Merger Partner Stock Options and Merger Partner Warrants, as if fully vested and exercised, for a number of shares of Public Company Common Stock as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Stock Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Stock Option immediately prior to the Effective Time divided by the Common Stock Exchange Ratio (rounded up to the nearest whole cent). All stock option plans or other stock or equity-related plans of Merger Partner (the “Merger Partner Stock Plans”) themselves, shall be terminated and no longer in force or effect as of the time immediately prior to the Effective Time.

(b) As soon as practicable after the Effective Time, Public Company shall deliver to the participants in Merger Partner Stock Plans appropriate notice setting forth such participants’ rights pursuant to Merger Partner Stock Options and Merger Partner Restricted Stock Units, as provided in this Section 2.3.

(c) Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Public Company Common Stock for delivery upon redemption of Merger Partner Stock Options and Merger Partner Restricted Stock Units in accordance with this Section 2.3.

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2.4 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” shall mean shares of Merger Partner Capital Stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with Section 14A:11-1 of the BCA (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the BCA with respect to such shares, at which time such shares shall cease to be Dissenting Shares). Dissenting Shares will only entitle the holder thereof to such rights as are granted by the BCA to a holder thereof and shall not be converted into or represent the right to receive Public Company Common Stock unless the stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the BCA or properly withdrawn his, her or its demand for appraisal. If such stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and represent the right to receive Public Company Common Stock issuable in respect of such Merger Partner Capital Stock pursuant to Section 2.1(c) or Section 2.1(c), as the case may be, without interest, and (ii) promptly following the occurrence of such event, Public Company shall deliver to the Exchange Agent a certificate representing Public Company Common Stock to which such stockholder is entitled pursuant to Section 2.1(c) or Section 2.1(c) as well as any cash or other distributions to which such holder of Merger Partner Capital Stock may be entitled to under this ARTICLE II if not previously delivered to the Exchange Agent.

(b) Merger Partner shall give Public Company (i) prompt notice of any written demands for appraisal of any Merger Partner Capital Stock, withdrawals of such demands and any other instruments that relate to such demands received by Merger Partner and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the BCA. Merger Partner shall not, except with the prior written consent of Public Company (which consent will not be unreasonably withheld, conditioned or delayed) or where required by applicable law, make any payment with respect to any demands for appraisal of Merger Partner Capital Stock or settle or offer to settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Merger Partner represents and warrants to Public Company and Merger Sub that the statements contained in this ARTICLE III are true and correct, except as set forth herein or in the disclosure schedule delivered and/or otherwise made available by Merger Partner to Public Company and Merger Sub as of the date of this Agreement (the “Merger Partner Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Merger Partner” and similar expressions mean the actual knowledge of the persons identified on Section K of the Merger Partner Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their positions at Merger Partner (after due inquiry).

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3.1 Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 3.1 of the Merger Partner Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. For purposes of this Agreement, the term “Merger Partner Material Adverse Effect” means any material adverse change, effect, event, circumstance or development that is materially adverse to or has a material adverse effect on the business, assets, liabilities, capitalization, financial condition, or results of operations of Merger Partner and its Subsidiaries, taken as a whole; provided, however, that none of the following, to the extent arising after the date of this Agreement, either alone or in combination, shall be deemed to be a Merger Partner Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or will be a Merger Partner Material Adverse Effect: any change or event caused by or resulting from (A) the transactions contemplated by this Agreement, including the Merger, or the announcement or pendency thereof, (B) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (C) changes or events affecting the industry or industries in which Merger Partner and its Subsidiaries operate generally or compete (except to the extent those changes or events have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (D) changes in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (E) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (F) any natural disaster or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any governmental response to any of the foregoing (except to the extent those changes or events have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), or (G) any failure by Merger Partner to meet any internal guidance, budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of Clause (G)), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition). For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower-case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Merger Partner Material Adverse Effect or Public Company Material Adverse Effect, in each case as defined in this Agreement. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws and is not in material default under or in material violation of any provision of either such document.

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3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Merger Partner consists of 100,000,000 shares of Merger Partner Common Stock and 10,000,000 shares of Merger Partner Preferred Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s amended and restated certificate of incorporation. As of the date of this Agreement, (i) 59,007,197 shares of Merger Partner Common Stock were issued and outstanding, (ii) no shares of Merger Partner Common Stock were held in the treasury of Merger Partner or by Subsidiaries of Merger Partner and (iii) no shares of Merger Partner Preferred Stock were issued and outstanding.

(b) Section 3.2(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the holders of Merger Partner Capital Stock, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Merger Partner Common Stock) the number of shares of Merger Partner Common Stock (if any) into which such shares are convertible. Section 3.2(b) of the Merger Partner Disclosure Schedule also sets forth a complete and accurate list of all issued and outstanding shares of Merger Partner Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Merger Partner as of the date of this Agreement, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(c) Section 3.2(c) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Merger Partner Stock Plans, indicating for each Merger Partner Stock Plan, as of the date of this Agreement, the number of shares of Merger Partner Common Stock issued to date under such Plan, the number of shares of Merger Partner Common Stock subject to outstanding options under such Plan and the number of shares of Merger Partner Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Merger Partner Stock Options, indicating with respect to each such Merger Partner Stock Option the name of the holder thereof, the Merger Partner Stock Plan under which it was granted, the number of shares of Merger Partner Common Stock subject to such Merger Partner Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such Merger Partner Stock Option is intended to be an incentive stock option. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Stock Plans and the forms of all stock option agreements evidencing Merger Partner Stock Options.

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(d) Section 3.2(d) of the Merger Partner Disclosure Schedule sets forth the number of shares of Merger Partner Common Stock and Merger Partner Preferred Stock which as of the date of this Agreement are reserved for future issuance pursuant to warrants or other outstanding rights (other than Merger Partner Stock Options) to purchase shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the “Merger Partner Warrants”) and the agreement or other document under which such Merger Partner Warrants were granted and sets forth a complete and accurate list of all holders of Merger Partner Warrants indicating the number and type of shares of Merger Partner Capital Stock subject to each Merger Partner Warrant, and the exercise price, the date of grant and the expiration date thereof. Merger Partner has made available to Public Company complete and accurate copies of the forms of agreements evidencing all Merger Partner Warrants.

(e) Except (i) as set forth in this Section 3.2, (ii) as reserved for future grants under Merger Partner Stock Plans, and (iii) as may be issued, sold or otherwise allocated in connection with any Pre-Closing Private Placement Transactions, (A) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner or any of its Subsidiaries is bound obligating Merger Partner or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 3.2(e) of the Merger Partner Disclosure Schedule, or as may otherwise be effected in connection with any Pre-Closing Private Placement Transactions: (i) neither Merger Partner nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner; (ii) Merger Partner does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations; and (iii) there are no registration rights to which Merger Partner or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), except as contemplated by this Agreement or described in this Section 3.2(e).

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(f) All outstanding shares of Merger Partner Capital Stock are, and all shares of Merger Partner Common Stock subject to issuance as specified in Sections 3.2(c), 3.2(d), and 3.2(e) upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or otherwise issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, Merger Partner’s amended and restated certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. As of the Effective Time, there will be no obligations, contingent or otherwise, of Merger Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Merger Partner Capital Stock. All outstanding shares of Merger Partner Capital Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities laws.

(g) Any consent of the holders of Merger Partner Stock Options or Merger Partner Warrants as may be required in connection with the actions contemplated by Section 2.3 shall have been duly obtained as of the Effective Time.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Merger Partner Disclosure Schedule sets forth, for each Subsidiary of Merger Partner: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) owns or controls, directly or indirectly, securities or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity. For the avoidance of doubt, Merger Sub is a Subsidiary of Public Company.

(b) Each Subsidiary of Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent such concepts are applicable in such jurisdiction), has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Merger Partner are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Merger Partner has the power to cause to be transferred for no or nominal consideration to Merger Partner or Merger Partner’s designee) are owned, of record and beneficially, by Merger Partner or another of its Subsidiaries free and clear of all Liens, claims, agreements or limitations in Merger Partner’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Merger Partner or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Merger Partner. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Merger Partner. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Merger Partner.

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(c) Merger Partner has made available to Public Company complete and accurate copies of the charter, bylaws or other organizational documents, each as amended, of each Subsidiary of Merger Partner.

(d) Merger Partner does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Merger Partner. There are no obligations, contingent or otherwise, of Merger Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Merger Partner or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Merger Partner or any other entity, other than guarantees of bank obligations of Subsidiaries of Merger Partner entered into in the ordinary course of business consistent in all, with respect to Merger Partner only, material respects with past practice (as applicable to a party, the “Ordinary Course of Business”).

3.4 Authority; No Conflict; Required Filings and Consents.

(a) Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Merger Partner Voting Proposal”) by Merger Partner’s stockholders under the BCA and Merger Partner’s amended and restated certificate of incorporation (the “Merger Partner Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board has unanimously (as among all directors in attendance) (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its stockholders, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the BCA, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholders of Merger Partner vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Stockholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery by Public Company, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

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(b) The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner or of the charter, bylaws or other organizational document of any Subsidiary of Merger Partner, each as amended, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Merger Partner’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(d) of the Merger Partner Disclosure Schedules, or (iii) subject to obtaining the Merger Partner Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Partner or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of any material liability for, Merger Partner, or would not reasonably be expected to result in a Merger Partner Material Adverse Effect. Section 3.4(b) of the Merger Partner Disclosure Schedule lists all consents, waivers and approvals under any of Merger Partner’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a loss of a material benefit to, or the creation of any material liability for, Merger Partner, Public Company or the Surviving Corporation as a result of the Merger.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or Regulating Authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Merger Partner or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Division of Revenue of the Department of Treasury of the State of New Jersey, and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business and in the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (and any related registration statements) with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and filings or notifications related to compliance with the rules and regulations of Nasdaq, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Merger Partner, Public Company or the Surviving Corporation as a result of the Merger.

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(d) The affirmative vote in favor of the Merger Partner Voting Proposal by the holders of a majority of the votes represented by the outstanding shares of Merger Partner Capital Stock, which is to be delivered pursuant to written consents of stockholders in lieu of a meeting (collectively, the “Written Consents”), is the only vote of the holders of any class or series of Merger Partner’s capital stock or other securities necessary to adopt this Agreement and for consummation by Merger Partner of the other transactions contemplated by this Agreement required under the BCA and the Merger Partner’s certificate of incorporation, as amended. There are no bonds, debentures, notes or other indebtedness of Merger Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Partner may vote.

3.5 Financial Statements; Information Provided.

(a) Merger Partner has made available or will make available to Public Company copies of the Financial Statements which are correct and complete in all material respects. The Financial Statements (i) comply as to form in all material respects with all applicable accounting requirements, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the consolidated financial position of Merger Partner and its Subsidiaries as of the dates thereof and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Merger Partner and its Subsidiaries, except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments which will not be material in amount or effect. For purposes of this Agreement, “Financial Statements” means (i) the consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Merger Partner as of the end of and for the 2017 and 2018 fiscal years, together with the preliminary consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Merger Partner for fiscal year 2018 and (ii) the unaudited consolidated balance sheet of Merger Partner (the “Merger Partner Balance Sheet”) as of September 30, 2019 (the “Most Recent Balance Sheet Date”) and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the six months ended as of the Most Recent Balance Sheet Date.

(b) KPMG, Merger Partner’s current auditor, is and has been at all times since its engagement by Merger Partner since the corporate inception of Merger Partner (i) “independent” with respect to Merger Partner and its Subsidiaries within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and Public Company Accounting Oversight Board.

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(c) The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Public Company pursuant to which shares of Public Company Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of Merger Partner for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Merger Partner for inclusion in the proxy statement/prospectus/information statement (the “Proxy Statement/Prospectus”) to be sent to the stockholders of Public Company in connection with the meeting of Public Company’s stockholders (the “Public Company Meeting”) to consider the issuance of shares of Public Company Common Stock pursuant to the Merger (the “Public Company Voting Proposal”) and, if provided for under the term of this Agreement, to consider amendments to Public Company’s certificate of incorporation to (i) increase the authorized capital of Public Company, (ii) effect the Reverse Stock Split, (iii) change the name of Public Company to Sonnet BioTherapeutics Holdings, Inc. immediately following the Effective Time, and approval of the issuance of the securities of Public Company in the Post-Closing Financing (as defined in Section 6.18) under Nasdaq rules and the DGCL and the BCA, as applicable and (iv) any other proposals to be determined as necessary by Merger Partner and the Public Company, if any (the “Other Public Company Voting Proposals”) (the “Public Company Stockholder Approval”), which information shall be deemed to include all information about or relating to Merger Partner and its Subsidiaries and/or the Merger Partner Voting Proposal, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company, or at the time of the Public Company Meeting or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

3.6 No Undisclosed Liabilities. Merger Partner does not have any liability that is required to be set forth on a balance sheet of Merger Partner prepared in accordance with GAAP consistent with past practices as reflected in the Financial Statements and the Merger Partner Balance Sheet, which are, individually or in the aggregate, material to the business, results of operations or financial condition of Merger Partner, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities that have arisen or have been incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement, (d) those liabilities which may arise in connection with the Pre-Closing Private Placement Transactions, and (e) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet.

3.7 Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, Merger Partner and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Merger Partner Material Adverse Effect; or (ii) except for the execution and delivery of this Agreement, any other action or event that would have required the consent of Public Company pursuant to Section 5.1 (other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.

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3.8 Taxes.

(a) Each of Merger Partner and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. Each of Merger Partner and its Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Merger Partner and each of its Subsidiaries for Tax periods through the date of the Merger Partner Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Merger Partner Balance Sheet and all unpaid Taxes of Merger Partner and each of its Subsidiaries for all Tax periods commencing after the date of the Merger Partner Balance Sheet arose in the Ordinary Course of Business. Neither Merger Partner nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Merger Partner. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Merger Partner nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Merger Partner or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that Merger Partner or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of Merger Partner and its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party. For purposes of this Agreement, (i) “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items, and (ii) “Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

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(b) Merger Partner has delivered or made available to Public Company (i) complete and correct copies of all Tax Returns of Merger Partner and any of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Merger Partner or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Merger Partner or any of its Subsidiaries. No examination or audit of any Tax Return of Merger Partner or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Merger Partner, threatened or contemplated. No deficiencies for Taxes of Merger Partner or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. Neither Merger Partner nor any of its Subsidiaries has been informed in writing by any jurisdiction in which Merger Partner or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that Merger Partner or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither Merger Partner nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, other than routine extensions available as a matter of right which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(c) Neither Merger Partner nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(d) Neither Merger Partner nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) Neither Merger Partner nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Merger Partner or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) There are no Liens with respect to Taxes upon any of the assets or properties of Merger Partner or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

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(g) Neither Merger Partner nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or other open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h) Neither Merger Partner nor any of its Subsidiaries has participated in any “reportable transaction” as defined in section 1.6011-4(b) of the Treasury Regulations or a “listed transaction” as set forth in section 301.6111-2(b)(2) of the Treasury Regulations or any analogous provision of state or local law.

(i) Neither Merger Partner nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes or (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code.

(j) Neither Merger Partner nor any of its Subsidiaries (i) is a stockholder of a “specified foreign corporation” (other than the Subsidiaries of Merger Partner) as defined in Section 965(e) of the Code (or any similar provision of state, local or foreign Law), or (ii) is a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code. None of Merger Partner’s Subsidiaries that are or have at any time been controlled foreign corporations (within the meaning of Section 957(c) of the Code) (i) has derived (or been treated for U.S. federal income Tax purposes as deriving) any item of subpart F income (within the meaning of Section 952(a) of the Code, as determined after the application of Section 952(c) of the Code) in any year, or (ii) has made any investment in United States property (within the meaning of Section 956(c) of the Code) at any time. None of Merger Partner’s Subsidiaries was a deferred foreign income corporation as defined in Section 965(d)(1) of the Code with respect to Merger Partner or any of its Subsidiaries.

(k) Neither Merger Partner nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(l) All related party transactions involving Merger Partner or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law. Each of Merger Partner and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.

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(m) Neither Merger Partner nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(n) Neither Merger Partner nor any Subsidiary is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

3.9 Owned and Leased Real Properties.

(a) Neither Merger Partner nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 3.9(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Merger Partner or any of its Subsidiaries as of the date of this Agreement (collectively, the “Merger Partner Leases”) and the location of the premises of such real property. Neither Merger Partner nor any of its Subsidiaries nor, to the knowledge of Merger Partner, any other party, is in breach or default and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of Merger Partner Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Merger Partner or any of its Subsidiaries. Neither Merger Partner nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Merger Partner and its Subsidiaries. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Leases.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Merger Partner Disclosure Schedule lists all Merger Partner Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable. All assignments of Merger Partner Registrations to Merger Partner have been properly executed and recorded, or are in process, and all issuance, renewal, maintenance and other payments that have become due with respect thereto have been timely paid by or on behalf of Merger Partner. To the knowledge of Merger Partner, all Merger Partner Registrations are valid and enforceable.

(b) There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Merger Partner, threatened, with respect to any Patent Rights included in the Merger Partner Registrations. To the knowledge of Merger Partner, Merger Partner has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Merger Partner and has made no material misrepresentation in such applications. Merger Partner has no knowledge of any information that would preclude Merger Partner from having clear title to the Merger Partner Registrations.

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(c) Merger Partner is the sole and exclusive owner of all Merger Partner Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Merger Partner Owned Intellectual Property that are listed in Section 3.10(c) of the Merger Partner Disclosure Schedule.

(d) To Merger Partner’s knowledge, the Merger Partner Intellectual Property constitutes all Intellectual Property necessary to conduct Merger Partner’s business in the manner currently conducted and currently proposed by Merger Partner to be conducted in the future.

(e) Merger Partner has taken reasonable measures to protect the proprietary nature of each item of Merger Partner Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Merger Partner’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Merger Partner.

(f) To the knowledge of Merger Partner, the operations of Merger Partner and its Subsidiaries as currently conducted do not and have not in the past five years infringe(d) or misappropriate(d) the Intellectual Property rights of any individual or entity, or constitute(d) unfair competition or trade practices under the Laws of the jurisdiction in which such operations are conducted. To Merger Partner’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Merger Partner Owned Intellectual Property or any rights under the Merger Partner Licensed Intellectual Property that are exclusively licensed to Merger Partner or any of its Subsidiaries, and neither Merger Partner nor any of its Subsidiaries has filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Merger Partner Intellectual Property. No individual or entity has filed and served upon Merger Partner or any of its Subsidiaries or, to Merger Partner’s knowledge, threatened or otherwise filed any action or proceeding alleging that Merger Partner or any of its Subsidiaries has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Merger Partner or any of its Subsidiaries received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.

(g) To the knowledge of Merger Partner, no individual or entity (including any current or former Worker of Merger Partner) is infringing, violating, misappropriating, using in an unauthorized manner or disclosing in an unauthorized manner any of the Merger Partner Owned Intellectual Property or any Merger Partner Licensed Intellectual Property. Merger Partner has made available copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats prepared or received by Merger Partner concerning the infringement, violation or misappropriation of any Merger Partner Intellectual Property.

(h) Section 3.10(h) of the Merger Partner Disclosure Schedule identifies each license, covenant or other agreement pursuant to which Merger Partner has assigned, transferred, licensed, distributed or otherwise granted any right or access to any individual or entity, or covenanted not to assert any right, with respect to any past, existing or future Merger Partner Intellectual Property.

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(i) Section 3.10(i) of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner has obtained rights to any Merger Partner Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Merger Partner pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner has obtained any joint or sole ownership interest in or to each item of Merger Partner Owned Intellectual Property.

(j) To Merger Partner’s knowledge, no Worker of Merger Partner or any of its Subsidiaries is in material default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Merger Partner or its Subsidiary, as applicable, relating to the protection, ownership, development, use or transfer of Merger Partner Intellectual Property. Each Worker of Merger Partner or its Subsidiary has executed an employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract assigning to Merger Partner or its Subsidiary, as the case may be, of any Merger Partner Owned Intellectual Property that was conceived, developed or created for Merger Partner or any of its Subsidiaries by such Worker.

(k) Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a material breach of or default under any agreement to which Merger Partner is a party governing any Merger Partner Intellectual Property, (ii) a material impairment of the rights of Merger Partner in or to any Merger Partner Intellectual Property or portion thereof, (iii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Merger Partner Intellectual Property, (iv) Merger Partner or any of its Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property, or (v) Merger Partner or any of its Affiliates being (A) bound by or subject to any noncompete or licensing obligation or covenant not to sue or (B) obligated to license any of its Intellectual Property to (or obligated not to assert its Intellectual Property against) any individual or entity, except in the case of clauses (i) and (ii) of this Section 3.10(k) for any such breach, default or impairment that, individually or in the aggregate, have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of any material liability for, Merger Partner.

(l) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Intellectual Property” shall mean the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

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(ii) “Intellectual Property Registrations” shall mean applications and registrations for Patent Rights, Trademarks, copyrights and designs, and mask works.

(iii) “Law” shall mean each applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise) law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.

(iv) “Merger Partner Intellectual Property” shall mean the Merger Partner Owned Intellectual Property and the Merger Partner Licensed Intellectual Property.

(v) “Merger Partner Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Merger Partner or any of its Subsidiaries by any individual or entity other than Merger Partner or any of its Subsidiaries.

(vi) “Merger Partner Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Merger Partner or any of its Subsidiaries, in whole or in part.

(vii) “Merger Partner Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of Merger Partner, alone or jointly with others.

(viii) “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(ix) “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

(x) “Worker” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Merger Partner or any of its Subsidiaries or Public Company or any of its Subsidiaries, as applicable.

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3.11 Contracts.

(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Merger Partner (assuming Merger Partner was subject to the requirements of the Exchange Act), other than those Contracts identified in Section 3.11(a) of the Merger Partner Disclosure Schedule.

(b) Neither Merger Partner nor any of its Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K (assuming Merger Partner was subject to the requirements of the Exchange Act), other than as disclosed in Section 3.11(b) of the Merger Partner Disclosure Schedule.

(c) Neither Merger Partner nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Merger Partner Intellectual Property as a result of the transactions contemplated by this Agreement.

(d) Section 3.11(d) of the Merger Partner Disclosure Schedule lists the following Contracts of Merger Partner in effect as of the date of this Agreement:

(i) any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than 180 days from the date of this Agreement, (B) which involves an aggregate of more than $150,000 or (C) in which Merger Partner or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a particular party;

(ii) any Contract under which the consequences of a default or termination would reasonably be likely to have a Merger Partner Material Adverse Effect;

(iii) any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Merger Partner or any of its Subsidiaries or Public Company or any of its Subsidiaries as currently conducted;

(iv) any Contract under which Merger Partner or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(v) any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(vi) any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Merger Partner or any of its Subsidiaries; and

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(vii) any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of Public Company or any of Public Company’s Affiliates following the Closing.

(e) Merger Partner has made available to Public Company a complete and accurate copy of each Contract listed in Sections 3.10(a), 3.10(h), 3.10(i), 3.11(a), 3.11(b) and 3.11(d) of the Merger Partner Disclosure Schedule. With respect to each Contract so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Merger Partner and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of Merger Partner, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Merger Partner and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of Merger Partner, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Merger Partner or its Subsidiaries), in each such case subject to the Bankruptcy and Equity Exception and except to the extent the failure to be in full force and effect, individually or in the aggregate, would not reasonably be likely to have a Merger Partner Material Adverse Effect; and (iii) none of Merger Partner, its Subsidiaries nor, to the knowledge of Merger Partner, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Merger Partner, its Subsidiaries or, to the knowledge of Merger Partner, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.

(f) For purposes of this Agreement, the term “Contract” shall mean, with respect to any person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound under applicable law.

3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or, to the knowledge of Merger Partner, threatened or reasonably anticipated against Merger Partner or any of its Subsidiaries that (a) seeks either damages in excess of $100,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except for such actions, suits, proceedings, claims, arbitrations or investigations first arising after the date of this Agreement that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Merger Partner or any of its Subsidiaries.

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3.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect:

(i) Merger Partner and its Subsidiaries have complied with all applicable Environmental Laws;

(ii) to the knowledge of Merger Partner, the properties currently owned, leased or operated by Merger Partner and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(iii) to the knowledge of Merger Partner, the properties formerly owned, leased or operated by Merger Partner or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by Merger Partner or any of its Subsidiaries;

(iv) neither Merger Partner nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(v) neither Merger Partner nor any of its Subsidiaries have released any Hazardous Substance into the environment.

(b) As of the date of this Agreement, neither Merger Partner nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Merger Partner or any of its Subsidiaries may be in violation of, liable under or have obligations under, any Environmental Law.

(c) Neither Merger Partner nor any of its Subsidiaries is subject to any written orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other written agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(d) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(e) For purposes of this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

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3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Merger Partner or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee or other service provider of Merger Partner or any of its Subsidiaries (collectively, the “Merger Partner Employee Plans”).

(b) Each Merger Partner Employee Plan has been established, maintained and administered in all material respects in accordance with its terms, ERISA, the Code and all other applicable laws and the regulations thereunder and each of Merger Partner and its Subsidiaries and their respective ERISA Affiliates has performed all material obligations with respect to such Merger Partner Employee Plan and has made all required contributions thereto (or reserved such contributions on the Merger Partner Balance Sheet). Merger Partner and its Subsidiaries and each of their respective ERISA Affiliates and each Merger Partner Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Merger Partner Employee Plan required to have been submitted to the U.S. Internal Revenue Service (the “IRS”) or to the United States Department of Labor have been timely submitted. There is no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Merger Partner Employee Plan. There have been no events with respect to any Merger Partner Employee Plan that could reasonably be expected to result in payment or assessment by or against Merger Partner or any of its Subsidiaries of any Taxes, including (but without limitation) any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980H or 5000 of the Code. With respect to Merger Partner Employee Plans, no event has occurred, and to the knowledge of Merger Partner, there exists no condition or set of circumstances (other than routine claims for benefits) in connection with which Merger Partner or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Merger Partner Material Adverse Effect under ERISA, the Code or any other applicable law.

(c) With respect to Merger Partner Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements of Merger Partner, which obligations are reasonably likely, individually or in the aggregate, to have a Merger Partner Material Adverse Effect. The assets of each Merger Partner Employee Plan that is funded are reported at their fair market value on the books and records of such Merger Partner Employee Plan.

(d) All Merger Partner Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Merger Partner Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Merger Partner Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

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(e) Neither Merger Partner nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Merger Partner Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Merger Partner Employee Plan holds securities issued by Merger Partner or any of its Subsidiaries or any of their respective ERISA Affiliates. No Merger Partner Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f) There are no loans or extensions of credit by Merger Partner, any of its Subsidiaries or any of their respective ERISA Affiliate to any employee or any other service provider to Merger Partner or any of its Subsidiaries.

(g) Merger Partner and its Subsidiaries are in compliance with all applicable provisions of the Affordable Care Act, including reporting requirements and all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(b)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the Affordable Care Act, including Section 4980H of the Code, is outstanding, has accrued, or has arisen and there has been no change in health plan terms or coverage that would reasonably be expected to attract an excise tax under Section 4980H of the Code for the current year. None of Merger Partner nor its Subsidiaries has received any written notification from any Governmental Entity concerning potential liability under the Affordable Care Act.

(h) Each Merger Partner Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies in form and operation with Section 409A of the Code and all IRS regulations and other guidance promulgated thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. No stock option or equity unit option granted under any Merger Partner Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No nonqualified deferred compensation plan has been administered in a manner that would cause an excise tax to apply to payments to plan participants.

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(i) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity (whether or not incorporated) that is, or at any applicable time was, treated as a “single employer” with Merger Partner or Public Company, as applicable, or with any of such person’s Subsidiaries within the meaning of Section 414 of the Code or Section 4001 of ERISA.

3.15 Compliance with Laws. Merger Partner and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any written notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.16 Permits and Regulatory Matters.

(a) Merger Partner and each of its Subsidiaries have submitted all applications and obtained all permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) that are material to the conduct of its business as currently conducted, including all such Permits required by the U.S. Food and Drug Administration (the “FDA”), and any other federal, state or foreign agencies or bodies (together with the FDA, the “Regulating Authority”) engaged in the regulation of pharmaceuticals or biohazardous materials.

(b) All Permits that are necessary for the conduct of the business of Merger Partner and each of its Subsidiaries as currently conducted (“Merger Partner Authorizations”) are in full force and effect, and to the knowledge of Merger Partner, Merger Partner has not received notice of any violations or notices of failure to comply in respect of any such Merger Partner Authorization. No such Merger Partner Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Merger Partner and each of its Subsidiaries is in compliance in all material respects under any of such Merger Partner Authorizations. All applications, reports, notices and other documents required to be filed by Merger Partner and its Subsidiaries with all Governmental Entities have been timely filed and are complete and correct in all material respects as filed or as amended prior to the date of this Agreement. None of Merger Partner, any Subsidiary of Merger Partner, and to Merger Partner’s knowledge, any officer, employee or agent of Merger Partner or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entity, or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Entity.

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(c) Merger Partner and each of its Subsidiaries: (i) is and at all times has been in material compliance, to the extent applicable, with all statutes, rules, regulations (including all requirements relating to Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices), and with all orders and administered or issued by the FDA or any other Governmental Entity exercising comparable authority, applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by Merger Partner and each of its Subsidiaries; (ii) has not received any notice or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any Merger Partner Authorizations; and (iii) has not received notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Merger Partner Authorizations and, to the knowledge of Merger Partner, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that such Governmental Entity is considering such action. Neither Merger Partner nor any of its Subsidiaries nor any of their respective officers, employees or agents have made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Merger Party Authorizations or failed to disclose a material fact required to be disclosed to any Governmental Entity relating to the Merger Partner Authorizations.

(d) To Merger Partner’s knowledge, all preclinical studies and clinical trials sponsored by Merger Partner are being conducted in compliance in all material respects with applicable laws, including, as applicable, Good Clinical Practices and Good Laboratory Practices requirements and privacy laws. Merger Partner has not received any written notices from any Governmental Entity, institutional review board, independent ethics committee, data and safety monitoring board, or other oversight body with respect to any clinical trials or pre-clinical studies requiring the termination, suspension or material modification of such studies or trials and, to Merger Partner’s knowledge, there are no facts that would reasonably give rise to such an action.

(e) There are no seizures, recalls, market withdrawals, field notifications or corrective actions, notifications of misbranding or adulteration, destruction orders, safety alerts or similar actions relating to the safety or efficacy of any products marketed or sold by Merger Partner or any of its Subsidiaries being conducted, requested in writing or, to the knowledge of Merger Partner, threatened by the FDA or any other Governmental Entity. Merger Partner has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, safety alert or other similar notice or action relating to the alleged lack of safety or efficacy of any products marketed or sold by Merger Partner or any of its Subsidiaries.

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(f) The preclinical studies and clinical trials, if any, conducted by or on behalf of Merger Partner or any of its Subsidiaries are being conducted or have been conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Merger Partner or its Subsidiaries and all applicable laws and regulations. The descriptions of, protocols for, and data and other results of, any such studies, tests and/or trials that have been furnished or made available to Public Company are accurate and complete in all material respects. Merger Partner is not aware of any studies, or trials the results of which reasonably call into question the results of the studies and trials conducted by or on behalf of Merger Partner or any of its Subsidiaries, and neither Merger Partner nor any of its Subsidiaries has received any written notices or other correspondence from the FDA or any other Governmental Entity exercising comparable authority or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or material modification of any preclinical studies or clinical trials conducted by or on behalf of Merger Partner or any of its Subsidiaries.

3.17 Employees.

(a) All current and past key employees of Merger Partner or any of its Subsidiaries have entered into confidentiality and assignment of inventions agreements with Merger Partner or such Subsidiary, a copy or form of which has previously been made available to Public Company. To the knowledge of Merger Partner, as of the date of this Agreement, no employee of Merger Partner or any Subsidiary of Merger Partner is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Merger Partner or any of its Subsidiaries because of the nature of the business currently conducted by Merger Partner or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. To the knowledge of Merger Partner, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Merger Partner or its Subsidiaries.

(b) Neither Merger Partner nor any of its Subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Merger Partner nor any of its Subsidiaries is or has been the subject of any proceeding asserting that Merger Partner or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Merger Partner, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Merger Partner or any of its Subsidiaries.

(c) To the knowledge of Merger Partner, Merger Partner and its Subsidiaries are and have been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Merger Partner, all employees of Merger Partner and its Subsidiaries are citizens or lawful permanent residents of the United States.

(d) Neither Merger Partner nor any of its Subsidiaries has received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Merger Partner or any of its Subsidiaries, nor, to the knowledge of Merger Partner, has any such charge been threatened. No current or former employee of Merger Partner or any of its Subsidiaries has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Merger Partner’s knowledge, has an oral complaint of any of the foregoing been made.

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(e) Neither Merger Partner nor any of its Subsidiaries has caused a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

3.18 Insurance. Merger Partner and its Subsidiaries maintain insurance policies (the “Merger Partner Insurance Policies”), including insurance covering directors and officers for securities law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Merger Partner Insurance Policy is in full force and effect. None of the Merger Partner Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Merger Partner and each of its Subsidiaries have complied in all material respects with the provisions of each Merger Partner Insurance Policy under which it is the insured party. No insurer under any Merger Partner Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated to Merger Partner any written intent to do so or not to renew any such policy. All claims under the Merger Partner Insurance Policies have been filed in a timely fashion.

3.19 Brokers; Fees and Expenses. Except as set forth in Section 3.19 of the Merger Partner Disclosure Schedules, no agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement. Merger Partner is not a party to any agreements with any agent, broker, investment banker, financial advisor or other similar firm or person that have not been made available to Public Company and which grant to such person rights after the Closing.

3.20 Certain Business Relationships with Affiliates. No Affiliate of Merger Partner or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Merger Partner or any of its Subsidiaries, (b) to the knowledge of Merger Partner, has any claim or cause of action against Merger Partner or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Merger Partner or any of its Subsidiaries. Section 3.20 of the Merger Partner Disclosure Schedule describes any material Contracts between Merger Partner and any Affiliate thereof which were entered into or have been in effect at any time since January 1, 2016, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

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3.21 Controls and Procedures, Certifications and Other Matters.

(a) Merger Partner and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Merger Partner and to maintain accountability for Merger Partner’s consolidated assets, (iii) access to assets of Merger Partner and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Merger Partner and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Merger Partner maintains adequate disclosure controls and procedures designed to ensure that material information relating to Merger Partner is made known to the President and the Chief Financial Officer of Merger Partner.

(c) Neither Merger Partner nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Merger Partner. Section 3.21(c) of the Merger Partner Disclosure Schedule identifies any loan or extension of credit maintained by Merger Partner to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

3.22 Books and Records. The minute books and other similar records of Merger Partner and each of its Subsidiaries contain complete and accurate records of all actions taken at any meetings of Merger Partner’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Merger Partner and each of its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Merger Partner or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

3.23 Ownership of Public Company Common Stock. None of Merger Partner nor any of Merger Partner’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of Merger Partner’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in the BCA.

3.24 Subsidies. All governmental, state or regional subsidies granted to Merger Partner and its Subsidiaries were used in accordance with applicable provisions of any statute, law or regulation or any other public orders or conditions imposed or related to them in conjunction with their granting and, in particular, all conditions imposed by the respective Governmental Entities have been fulfilled and observed. Neither Merger Partner nor any of its Subsidiaries is under any further obligation to perform any services with regard to such subsidies and no such subsidies have to be repaid by Merger Partner or any of its Subsidiaries as a result of the negotiation, execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby or any other reason.

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3.25 Data Protection. Merger Partner and its Subsidiaries have fully complied at all material times and currently fully comply with any data protection and privacy legislation applicable to their businesses including (i) the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) all subject information requests from data subjects, (iii) where necessary, the obtaining of consent to data processing and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Neither Merger Partner nor any of its Subsidiaries has received any notice or complaint from any individual, third party and/or regulatory authority alleging non-compliance with any applicable data protection and privacy legislation (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with any applicable data protection and privacy legislation.

3.26 No Other Representations or Warranties. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company, Merger Sub or with respect to any other information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in ARTICLE IV (in each case as qualified and limited by the Public Company Disclosure Schedule)) none of Merger Partner or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY
AND THE MERGER SUB

Public Company and Merger Sub represent and warrant to Merger Partner that the statements contained in this ARTICLE IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Public Company” and similar expressions mean the actual knowledge of the persons identified on Section K of the Public Company Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their positions at Public Company (after due inquiry).

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4.1 Organization, Standing and Power. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 4.1 of the Public Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the respective properties each owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. For purposes of this Agreement, the term “Public Company Material Adverse Effect” means any material adverse change, effect, event, circumstance or development that is materially adverse to or has a material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of Public Company or Merger Sub and their Subsidiaries, taken as a whole, or (ii) the ability of Public Company or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of their respective covenants or obligations under this Agreement; provided, however, that none of the following, to the extent arising after the date of this Agreement, either alone or in combination, shall be deemed to be a Public Company Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or will be a Public Company Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entities have substantial business operations (except to the extent those changes have a disproportionate effect on Public Company or Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Public Company, Merger Sub and their respective Subsidiaries operate), (B) changes or events affecting the industry or industries in which Public Company and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company, Merger Sub and their respective Subsidiaries operate), (C) changes in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Public Company, Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company, Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (E) any natural disaster or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any governmental response to any of the foregoing (except to the extent those changes or events have a disproportionate effect on Public Company, Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (F) a change in the public trading price of Public Company Common Stock or the implications thereof, (G) a change in the trading volume of Public Company Common Stock, (H) any failure by Public Company to meet any public estimates or expectations of Public Company’s revenue, earnings or other financial performance or results of operations for any period, or (I) any failure by Public Company to meet any guidance, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations (but not, in the case of Clauses (F) through (I), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), (J) any failure to receive consents or approvals in connection with the agreements listed on Section 4.4(b) of the Public Company Disclosure Schedule or (K) the transactions contemplated by this Agreement, including the Merger, or the announcement or pendency thereof. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Public Company Material Adverse Effect or Merger Partner Material Adverse Effect, in each case as defined in this Agreement. Public Company has made available to Merger Partner complete and accurate copies of its certificate of incorporation and bylaws and is not in material default under or in material violation of any provision of any such documents.

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4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Public Company consists of 45,000,000 shares of Public Company Common Stock and 5,000,000 shares of preferred stock, no par value per share (“Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s certificate of incorporation, as amended. As of the close of business on the Business Day prior to the date of this Agreement, (i) 10,043,143 shares of Public Company Common Stock were issued or outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by Subsidiaries of Public Company, and (iii) 62,876 shares of Public Company Preferred Stock were issued or outstanding.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock (“Merger Sub Common Stock”) and no shares of preferred stock, each $0.0001 par value per share. The rights and privileges of each class of Merger Sub’s capital stock are as set forth in Merger Sub’s certificate of incorporation, as amended. As of the close of business on the Business Day prior to the date of this Agreement, (i) 100 shares of Merger Sub Common Stock were issued or outstanding, (ii) no shares of Merger Sub Common Stock were held in the treasury of Public Company, Merger Sub, or any of their respective Subsidiaries, and (iii) no shares of Public Company Preferred Stock were issued or outstanding.

(c) Section 4.2(c) of the Public Company Disclosure Schedule sets forth a complete and accurate list of the number of shares of Public Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the close of business on the Business Day prior to the date of this Agreement, the plans under which such options were granted (collectively, “Public Company Stock Plans”) and the total number of outstanding options to purchase shares of Public Company Common Stock (such outstanding options, “Public Company Stock Options”) under the Public Company Stock Plans as of the close of business on the Business Day prior to the date of this Agreement, indicating, as of the date of this Agreement, with respect to each such Public Company Stock Option the name of the holder thereof, the Public Company Stock Plan under which it was granted, the number of shares of Public Company Common Stock subject to such Public Company Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the transaction, and whether such Public Company Stock Option is intended to be an incentive stock option. As of the date of this Agreement, Public Company has reserved 296,129 shares of Public Company Common Stock for issuance to employees pursuant to Public Company’s 2014 Stock Incentive Plan (the “Public Company EIAP”), of which 71,071 shares remain available for issuance thereunder as of the date hereof. Public Company has not granted, issued or authorized the grant or issuance of any Public Company Stock Options on the Business Day prior to the date of this Agreement or on the date of this Agreement. Public Company has made available to Merger Partner accurate and complete copies of all Public Company Stock Plans and the forms of all stock option agreements evidencing Public Company Stock Options.

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(d) Section 4.2(d) of the Public Company Disclosure Schedule lists the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options) to purchase shares of Public Company Common Stock outstanding as of the close of business on the Business Day prior to the date of this Agreement (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof. Public Company has made available to Merger Partner accurate and complete copies of the forms of agreements evidencing all Public Company Warrants.

(e) Except (i) as set forth in this Section 4.2 or in ARTICLE II, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the close of business on the Business Day prior to the date of this Agreement, (iii) as may be issued, sold or otherwise allocated in connection with any Pre-Closing Private Placement Transactions, and (iv) for the rights to acquire shares pursuant to the Public Company EIAP, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Public Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Public Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this Section 4.2(e), there are no registration rights to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state law in connection with the Merger.

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(f) All outstanding shares of Public Company Common Stock and Merger Sub Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Sections 4.2(c) and 4.2(d) or pursuant to ARTICLE II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or otherwise issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Public Company’s certificate of incorporation or bylaws, each as amended, or any agreement to which Public Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Public Company or Merger Sub or any of their Subsidiaries to repurchase, redeem or otherwise acquire any shares of Public Company or Merger Sub capital stock. All outstanding shares of Public Company Common Stock and of Merger Sub Common Stock have been offered, issued and/or sold, as the case may be, by Public Company or Merger Sub, as the case may be, in compliance with all applicable federal and state securities laws.

4.3 Subsidiaries.

(a) Section 4.3(a) of the Public Company Disclosure Schedule sets forth, for each Subsidiary of Public Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b) Each Subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.

(c) Public Company has made available to Merger Partner complete and accurate copies of the charter, bylaws or other organizational documents, each as amended, of each Subsidiary of Public Company.

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(d) Public Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Public Company. There are no obligations, contingent or otherwise, of Public Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Public Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Public Company or any other entity, other than guarantees of bank obligations of Subsidiaries of Public Company entered into in the Ordinary Course of Business.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the Public Company Stockholder Approval, and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Public Company Board, at a meeting duly called and held, by the unanimous vote of all directors in attendance, (i) determined that the Merger is fair to, and in the best interests of Public Company and its stockholders and (ii) directed that the Public Company Voting Proposal and, as applicable, the Other Public Company Voting Proposals, be submitted to the stockholders of Public Company for their approval and resolved to recommend that the stockholders of Public Company vote in favor of the approval of Public Company Voting Proposal and, as applicable, the Other Public Company Voting Proposals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the required receipt of the Public Company Stockholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Public Company or Merger Sub or of the charter, bylaws or other organizational document of any other Subsidiary of Public Company, each as amended, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(d) of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Public Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of a material liability for, Public Company or would not reasonably be expected to result in a Public Company Material Adverse Effect. Section 4.4(b) of the Public Company Disclosure Schedule lists all consents, waivers and approvals under any of Public Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a loss of a material benefit to, or the creation of any material liability for, Public Company, Merger Partner or the Surviving Corporation as a result of the Merger.

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(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 4a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) the filing of an initial listing application for the Public Company Common Stock on Nasdaq with respect to the shares of Public Company Common Stock to be issued pursuant to this Agreement (the “Nasdaq Listing Application”) and (vii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Public Company or Merger Partner as a result of the Merger.

(d) The affirmative vote in favor of (i) Public Company Voting Proposal and the approval of the issuance of the securities of Public Company in the Post-Closing Financing, by the holders of a majority of the shares of Public Company Common Stock present or represented by proxy and voting at the Public Company Meeting and (ii) the Other Public Company Voting Proposals with respect to amendments to Public Company’s certificate of incorporation to effect the Reverse Stock Split and to change the name of Public Company to Sonnet BioTherapeutics Holdings, Inc. immediately following the Effective Time, by the holders of a majority of the issued and outstanding shares of Public Company Common Stock as of the record date for the Public Company Meeting is the only vote of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve the Public Company Voting Proposal and the applicable Other Public Company Voting Proposals. There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Public Company may vote.

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4.5 SEC Filings; Financial Statements; Information Provided.

(a) Public Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by Public Company and/or in connection with Merger Sub with the SEC since January 1, 2017. All such registration statements, forms, reports and other documents, as amended prior to the date hereof, and those that Public Company may file after the date hereof until the Closing, are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (A) were or will be filed on a timely basis, (B) at the time filed (or if amended prior to the date hereof, when so amended), complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (C) did not or will not at the time they were filed (or if amended prior to the date hereof, when so amended) or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Public Company and its Subsidiaries as of the dates indicated and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Public Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Public Company as of June 30, 2019 is referred to herein as the “Public Company Balance Sheet.”

(c) Cherry Bekaert LLP, Public Company’s current auditors, is and has been at all times since its engagement by Public Company (i) “independent” with respect to Public Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

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(d) The information in the Registration Statement to be supplied by or on behalf of Public Company for inclusion or incorporation by reference in the Registration Statement or to be included or supplied by or on behalf of Public Company for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Public Company for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of Public Company and Merger Partner in connection with the Public Company Meeting, which information shall be deemed to include all information about or relating to Public Company, the Public Company Voting Proposal, the Other Public Company Voting Proposals, as applicable, or the Public Company Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company or Merger Partner, or at the time of the Public Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

(e) Public Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Public Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Public Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Public Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2017, Public Company’s principal executive officer and its principal financial officer have disclosed to Public Company’s auditors and the audit committee of the Public Company Board all known (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adverse and materially affect the Company’s ability to record, process, summarize and report financial information, (ii) material weaknesses in the design and operation of internal controls over financial reporting, and (iii) any fraud, whether or not material, that involves the management or other employees who have a significant role in the Public Company’s internal controls over financial reporting. Each of the Public Company and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses and/or fraud.

(f) Public Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Public Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Public Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

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(g) Public Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(h) As of the date of this Agreement, the Public Company has timely responded to all comment letters of the staff of the SEC relating to the Public Company SEC Reports, and the SEC has not advised the Public Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Public Company has made available to the Merger Partner true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and the Public Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2017 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the knowledge of the Public Company, as of the date of this Agreement, none of the Public Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(i) Each of the principal executive officer of the Public Company and the principal financial officer of the Public Company (or each former principal executive officer of the Public Company and each former principal financial officer of the Public Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Public Company SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 4.5(i), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act.

(j) Neither the Public Company nor any of its Subsidiaries nor, to the knowledge of the Public Company, any director, officer, employee, or internal or external auditor of the Public Company or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Public Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.6 No Undisclosed Liabilities. Public Company does not have any liability that is required to be set forth on a balance sheet of Public Company prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results in operations or the financial condition of Public Company except for (a) liabilities shown on the Public Company Balance Sheet, (b) liabilities that have arisen or have been incurred since the date of the Public Company Balance Sheet in the Ordinary Course of Business and (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and alternatives to such transactions. Section 4.6(a) of the Public Company Disclosure Schedules lists all indebtedness and liabilities of Public Company and Merger Sub and their subsidiaries and sets forth all indebtedness and liabilities held solely at Public Company or exclusively an obligation of Public Company and/or Merger Sub (exclusive of such indebtedness or obligations held solely by any subsidiary for which neither Public Company nor Merger Sub has any obligations). After the Disposition and immediately before and as of the Closing, neither Public Company nor Merger Sub shall have any liabilities or indebtedness.

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4.7 Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Public Company Material Adverse Effect or (ii) except for the execution and delivery of this Agreement, any other action or event that would have required the consent of Merger Partner pursuant to Section 5.3 (other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.

4.8 Taxes.

(a) Each of Public Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. Each of Public Company and its Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Public Company and each of its Subsidiaries for Tax periods through the date of the Public Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Public Company Balance Sheet, and all unpaid Taxes of Public Company and each of its Subsidiaries for all Tax periods commencing after the date of the Public Company Balance Sheet arose in the Ordinary Course of Business. Neither Public Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Public Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Public Company nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Public Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that Public Company or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of Public Company and its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

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(b) Public Company has delivered or made available to Merger Partner (i) complete and correct copies of all Tax Returns of Public Company and any of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Public Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Public Company or any of its Subsidiaries. No examination or audit of any Tax Return of Public Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Public Company, threatened or contemplated. No deficiencies for Taxes of Public Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. Neither Public Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which Public Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that Public Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither Public Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, other than routine extensions available as a matter of right which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(c) Neither Public Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(d) Neither Public Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) Neither Public Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Public Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) There are no Liens with respect to Taxes upon any of the assets or properties of Public Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

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(g) Neither Public Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or other open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h) Neither Public Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in section 1.6011-4(b) of the Treasury Regulations or a “listed transaction” as set forth in section 301.6111-2(b)(2) of the Treasury Regulations or any analogous provision of state or local law.

(i) Neither Public Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes or (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code.

(j) Neither Public Company nor any of its Subsidiaries (i) is a stockholder of a “specified foreign corporation” (other than the Subsidiaries of Public Company) as defined in Section 965(e) of the Code (or any similar provision of state, local or foreign Law), or (ii) is a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code. None of Public Company’s Subsidiaries that are or have at any time been controlled foreign corporations (within the meaning of Section 957(c) of the Code) (i) has derived (or been treated for U.S. federal income Tax purposes as deriving) any item of subpart F income (within the meaning of Section 952(a) of the Code, as determined after the application of Section 952(c) of the Code) in any year, or (ii) has made any investment in United States property (within the meaning of Section 956(c) of the Code) at any time. None of Public Company’s Subsidiaries was a deferred foreign income corporation as defined in Section 965(d)(1) of the Code with respect to Public Company or any of its Subsidiaries.

(k) Neither Public Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(l) All related party transactions involving Public Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law. Each of Public Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.

(m) Neither Public Company nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

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(n) Neither Public Company nor Merger Subsidiary is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(o) The aggregate amount of net operating losses of Public Company and/or its Subsidiaries for federal income Tax purposes 1) that is available to reduce or offset any income or gain as a result of the Disposition and 2) the utilization of which is not subject to any limitation under section 382 of the Code (the Treasury Regulations promulgated thereunder or any similar provision of state, local, and foreign Tax law) is not less than $30,000,000. The net value of the assets and liabilities of Public Company and/or its Subsidiaries that will be divested, assigned, or disposed in the Disposition is not greater than $20,000,000.

4.9 Owned and Leased Real Properties.

(a) Neither Public Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 4.9(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Public Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Public Company Leases”) and the location of the premises of such real property. Neither Public Company nor any of its Subsidiaries nor, to the knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its Subsidiaries. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Public Company and its Subsidiaries. Public Company has made available to Merger Partner complete and accurate copies of all Public Company Leases.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Public Company Disclosure Schedule lists all Public Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable. All assignments of Public Company Registrations to Public Company have been properly executed and recorded, or are in process, and all issuance, renewal, maintenance and other payments that have become due with respect thereto have been timely paid by or on behalf of Public Company. To the knowledge of Public Company, all Public Company Registrations are valid and enforceable.

(b) There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Public Company, threatened, with respect to any Patent Rights included in the Public Company Registrations. To the knowledge of Public Company, Public Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Public Company and has made no material misrepresentation in such applications. Public Company has no knowledge of any information that would preclude Public Company from having clear title to the Public Company Registrations.

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(c) Public Company is the sole and exclusive owner of all Public Company Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Public Company Owned Intellectual Property are listed in Section 4.10(c) of the Public Company Disclosure Schedule.

(d) To Public Company’s knowledge, the Public Company Intellectual Property constitutes all Intellectual Property necessary to conduct Public Company’s business in the manner currently conducted and currently proposed by Public Company to be conducted in the future.

(e) Public Company has taken reasonable measures to protect the proprietary nature of each item of Public Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Public Company’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Public Company.

(f) To the knowledge of Public Company, the operations of Public Company and its Subsidiaries as currently conducted do not and have not in the past five years infringe(d) or misappropriate(d) the Intellectual Property rights of any individual or entity, or constitute(d) unfair competition or trade practices under the Laws of the jurisdiction in which such operations are conducted. To Public Company’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Public Company Owned Intellectual Property or any rights under the Public Company Licensed Intellectual Property that are exclusively licensed to Public Company or any of its Subsidiaries, and neither Public Company nor any of its Subsidiaries has filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Public Company Intellectual Property. No individual or entity has filed and served upon Public Company or any of its Subsidiaries or, to Public Company’s knowledge, threatened or otherwise filed any action or proceeding alleging that Public Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Public Company or any of its Subsidiaries received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.

(g) To the knowledge of Public Company, no individual or entity (including any current or former Worker of Public Company) is infringing, violating, misappropriating, using in an unauthorized manner or disclosing in an unauthorized manner any of the Public Company Owned Intellectual Property or any Public Company Licensed Intellectual Property. Public Company has made available copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats prepared or received by Public Company concerning the infringement, violation or misappropriation of any Public Company Intellectual Property.

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(h) Section 4.10(h) of the Public Company Disclosure Schedule identifies each license, covenant or other agreement pursuant to which Public Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any individual or entity, or covenanted not to assert any right, with respect to any past, existing or future Public Company Intellectual Property.

(i) Section 4.10(i) of the Public Company Disclosure Schedule identifies (i) each license or agreement pursuant to which Public Company has obtained rights to any Public Company Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Public Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company has obtained any joint or sole ownership interest in or to each item of Public Company Owned Intellectual Property.

(j) To Public Company’s knowledge, no Worker of Public Company or any of its Subsidiaries is in material default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Public Company or its Subsidiary, as applicable, relating to the protection, ownership, development, use or transfer of Public Company Intellectual Property. Each Worker of Public Company or its Subsidiary has executed an employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract assigning to Public Company or its Subsidiary, as the case may be, of any Public Company Owned Intellectual Property that was conceived, developed or created for Public Company or any of its Subsidiaries by such Worker.

(k) Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a material breach of or default under any agreement to which Public Company is a party governing any Public Company Intellectual Property, (ii) an impairment of the rights of Public Company in or to any Public Company Intellectual Property or portion thereof, (iii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Public Company Intellectual Property, (iv) Public Company or any of its Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property, or (v) Public Company or any of its Affiliates being (A) bound by or subject to any noncompete or licensing obligation or covenant not to sue or (B) obligated to license any of its Intellectual Property to (or obligated not to assert its Intellectual Property against) any individual or entity, except in the case of clauses (i) and (ii) of this Section 4.10(k), for any such breach, default or impairment that, individually or in the aggregate have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of a material liability for, Public Company.

(l) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Public Company Intellectual Property” shall mean the Public Company Owned Intellectual Property and the Public Company Licensed Intellectual Property.

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(ii) “Public Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Public Company or any of its Subsidiaries by any individual or entity other than Public Company or any of its Subsidiaries.

(iii) “Public Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Public Company or any of its Subsidiaries, in whole or in part.

(iv) “Public Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of Public Company, alone or jointly with others.

4.11 Contracts.

(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Public Company, other than those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof.

(b) Public Company has not entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K other than as disclosed in an SEC Report filed prior to the date hereof.

(c) Neither Public Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Public Company Intellectual Property as a result of the transactions contemplated by this Agreement.

(d) Section 4.11(d) of the Public Company Disclosure Schedule lists the following Contracts of Public Company and its Subsidiaries in effect as of the date of this Agreement:

(i) any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than 180 days from the date of this Agreement, (B) which involves an aggregate of more than $150,000 or (C) in which Public Company or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a particular party;

(ii) any Contract under which the consequences of a default or termination would reasonably be likely to have a Public Company Material Adverse Effect;

(iii) any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Merger Partner or any of its Subsidiaries or Public Company or any of its Subsidiaries as currently conducted;

(iv) any Contract under which Public Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

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(v) any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(vi) any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Public Company or any of its Subsidiaries; and

(vii) any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of Merger Partner or any of Merger Partner’s Affiliates following the Closing.

(e) Public Company has made available to Merger Partner a complete and accurate copy of each Contract listed in Sections 4.10(a), 4.10(h), 4.10(i) and 4.11(d) of the Public Company Disclosure Schedule. With respect to each Contract so listed and those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Public Company or any of its Subsidiaries), in each case subject to the Bankruptcy and Equity Exception and except to the extent the failure to be in full force and effect, individually or in the aggregate, would not reasonably be likely to have a Public Company Material Adverse Effect; and (iii) none of Public Company, its Subsidiaries nor, to the knowledge of Public Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Public Company, its Subsidiaries or, to the knowledge of Public Company, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.

4.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or, to the knowledge of Public Company, threatened or reasonably anticipated against Public Company or any of its Subsidiaries that (a) seeks either damages in excess of $100,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except for such actions, suits, proceedings, claims, arbitrations or investigations first arising after the date of this Agreement that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Public Company or any of its Subsidiaries.

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4.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect:

(i) Public Company and its Subsidiaries have complied with all applicable Environmental Laws;

(ii) to the knowledge of Public Company, the properties currently owned, leased or operated by Public Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(iii) to the knowledge of Public Company, the properties formerly owned, leased or operated by Public Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by Public Company or any of its Subsidiaries;

(iv) neither Public Company nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(v) neither Public Company nor any of its Subsidiaries have released any Hazardous Substance into the environment.

(b) As of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Public Company or any of its Subsidiaries may be in violation of, liable under or have obligations under, any Environmental Law.

(c) Neither Public Company nor any of its Subsidiaries is subject to any written orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other written agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of, any current or former employee or other service provider of Public Company or any of its Subsidiaries (together, the “Public Company Employee Plans”).

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(b) Each Public Company Employee Plan has been established, maintained and administered in all material respects in accordance with its terms, ERISA, the Code and all other applicable laws and the regulations thereunder and each of Public Company and its Subsidiaries and their respective ERISA Affiliates has performed all material obligations with respect to such Public Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Public Company Balance Sheet). Public Company and its Subsidiaries and each of their respective ERISA Affiliates and each Public Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Public Company Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. There is no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Public Company Employee Plan. There have been no events with respect to any Public Company Employee Plan that could reasonably be expected to result in payment or assessment by or against Public Company or any of its Subsidiaries of any Taxes, including (but without limitation) any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980H or 5000 of the Code. With respect to the Public Company Employee Plans, no event has occurred, and to the knowledge of Public Company, there exists no condition or set of circumstances (other than routine claims for benefits) in connection with which Public Company or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Public Company Material Adverse Effect under ERISA, the Code or any other applicable law.

(c) With respect to the Public Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Public Company, which obligations are reasonably likely, individually or in the aggregate, to have a Public Company Material Adverse Effect. The assets of each Public Company Employee Plan that is funded are reported at their fair market value on the books and records of such Public Company Employee Plan.

(d) All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Public Company Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(e) Neither Public Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Public Company Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Public Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Public Company Employee Plan holds securities issued by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates. No Public Company Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

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(f) There are no loans or extensions of credit by Public Company, any of its Subsidiaries or any of their respective ERISA Affiliate to any employee or any other service provider to Public Company or any of its Subsidiaries.

(g) Public Company and its Subsidiaries are in compliance with all applicable provisions of the Affordable Care Act, including reporting requirements and all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(b)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the Affordable Care Act, including Section 4980H of the Code, is outstanding, has accrued, or has arisen and there has been no change in health plan terms or coverage that would reasonably be expected to attract an excise tax under Section 4980H of the Code for the current year. None of Public Company nor its Subsidiaries has received any notification from any Governmental Entity concerning potential liability under the Affordable Care Act.

(h) Each Public Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) materially complies in form and operation with Section 409A of the Code and all IRS regulations and other guidance thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. Since January 1, 2005, no stock option or equity unit option granted under any Public Company Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No nonqualified deferred compensation plan has been administered in a manner that would cause an excise tax to apply to payments to plan participants.

4.15 Compliance With Laws. Public Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

4.16 Permits and Regulatory Matters.

(a) Public Company and each of its Subsidiaries have all material Permits required to conduct their businesses as currently conducted, including all such Permits required by any Regulatory Authority, or any other Governmental Entity exercising comparable authority (the “Public Company Authorizations”).

(b) Public Company and its Subsidiaries are in compliance in all material respects with the terms of the Public Company Authorizations. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

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(c) All manufacturing, processing, distribution, labeling, storage, testing, specifications, sampling, sale or marketing of products or other business operations performed by or on behalf of Public Company or any of its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations or orders issued by the any Governmental Entity having jurisdiction, regulatory or other authority over Public Company or any of its Subsidiaries, as applicable. As of the date of this Agreement, except as set forth in Section 4.16(c) of the Public Company Disclosure Schedule, neither Public Company nor any of its Subsidiaries has received any written notices or other correspondence from any Governmental Entity and to the knowledge of Public Company, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its Subsidiaries is in material noncompliance with any and all applicable laws, regulations or orders implemented by any Governmental Entity.

4.17 Employees.

(a) All current and past key employees of Public Company or any of its Subsidiaries have entered into confidentiality and assignment of inventions agreements with Public Company, a copy or form of which has previously been made available to Merger Partner. To the knowledge of Public Company, as of the date of this Agreement, no employee of Public Company or any Subsidiary of Public Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Public Company or any of its Subsidiaries because of the nature of the business currently conducted by Public Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. To the knowledge of Public Company, as of the date of this Agreement, no key employee or group of employees has any plans to terminate employment with Public Company or its Subsidiaries.

(b) Neither Public Company nor any of its Subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Public Company nor any of its Subsidiaries is or has been the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its Subsidiaries.

(c) To the knowledge of Public Company, Public Company and its Subsidiaries are and have been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Public Company, all employees of Public Company and its Subsidiaries are citizens or lawful permanent residents of the United States.

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(d) Neither Public Company nor any of its Subsidiaries has received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Public Company or any of its Subsidiaries, nor, to the knowledge of Public Company, has any such charge been threatened. No current or former employee of Public Company or any of its Subsidiaries has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Public Company’s knowledge, has an oral complaint of any of the foregoing been made.

(e) Neither Public Company nor any of its Subsidiaries has caused a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

4.18 Insurance. Public Company and its Subsidiaries maintain insurance policies (the “Public Company Insurance Policies”), including insurance covering directors and officers for securities law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Public Company Insurance Policy is in full force and effect. None of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party. No insurer under any Public Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated to Public Company any written intent to do so or not to renew any such policy. All claims under the Public Company Insurance Policies have been filed in a timely fashion.

4.19 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of Merger Partner in Section 3.23, the Public Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or any of the agreements ancillary hereto.

4.20 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement. Public Company is not a party to any other agreements with any agent, broker, investment banker, financial advisor or other similar firm or person that have not been made available to Merger Partner and which grant to such person rights after the Closing.

4.21 Operations of Merger Sub. Except as set forth in Section 4.21 of the Public Company Disclosure Schedule, Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

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4.22 Controls and Procedures, Certifications and Other Matters.

(a) Public Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Public Company and to maintain accountability for Public Company’s consolidated assets, (iii) access to assets of Public Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Public Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.

(c) Neither Public Company nor any of its Subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company. Section 4.23(c) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

4.23 Books and Records. The minute books and other similar records of Public Company contain complete and accurate records of all actions taken at any meetings of Public Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Public Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Public Company and have been maintained in accordance with good business and bookkeeping practices.

4.24 Subsidies. All governmental, state or regional subsidies granted to Public Company or any of its Subsidiaries were used in accordance with applicable provisions of any statute, law or regulation or any other public orders or conditions imposed or related to them in conjunction with their granting and, in particular, all conditions imposed by the respective Governmental Entities have been fulfilled and observed. Neither Public Company nor any of its Subsidiaries is under any further obligation to perform any services with regard to such subsidies and no such subsidies have to be repaid by Public Company or any of its Subsidiaries as a result of the negotiation, execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby or any other reason.

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4.25 Data Protection. Public Company and its Subsidiaries have fully complied at all material times and currently fully comply with any data protection and privacy legislation applicable to their businesses including (i) the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) all subject information requests from data subjects, (iii) where necessary, the obtaining of consent to data processing and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Neither Public Company nor any of its Subsidiaries has received any notice or complaint from any individual, third party and/or regulatory authority alleging non-compliance with any applicable data protection and privacy legislation (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with any applicable data protection and privacy legislation.

4.26 Certain Business Relationships with Affiliates. No Affiliate of Public Company or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Public Company or any of its Subsidiaries, (b) to the knowledge of Public Company, has any claim or cause of action against Public Company or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Public Company or any of its Subsidiaries. Section 4.26 of the Public Company Disclosure Schedule describes any material Contracts between Public Company and any Affiliate thereof which were entered into or have been in effect at any time since January 1, 2015, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

4.27 No Other Representations or Warranties. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Merger Partner nor any other person on behalf of Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or with respect to any other information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Merger Partner set forth in ARTICLE III (in each case as qualified and limited by the Merger Partner Disclosure Schedule)) none of Public Company, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

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ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of Merger Partner. Except (i) as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, (ii) as required by or otherwise entailed in or undertaken in connection with (A) the transactions contemplated by that certain Share Purchase Agreement by and among Merger Partner and Relief Therapeutics Holding SA and the transactions ancillary thereto or (B) any Pre-Closing Private Placement Transactions, or (iii) otherwise as expressly provided herein or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts, consistent in all material respects with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.1, be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Merger Partner to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Merger Partner or any of its Subsidiaries;

(b) except as permitted by Section 5.1(l), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Merger Partner Common Stock upon the exercise of Merger Partner Stock Options or shares of Merger Partner Common Stock upon exercise of Merger Partner Warrants, in each case, outstanding on the date of this Agreement and set forth in Section 3.2(c) or Section 3.2(d) of the Merger Partner Disclosure Schedule in accordance with their present terms (including cashless exercises), or Merger Partner Stock Options granted as contemplated by Section 5.1(l));

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(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;

(d) except for purchases of inventory, raw materials and equipment in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Merger Partner and its Subsidiaries, taken as a whole;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Merger Partner or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Merger Partner and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g) (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of the Merger Partner Balance Sheet to the extent reflected on the Merger Partner Balance Sheet or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Merger Partner or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Merger Partner in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Merger Partner or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Merger Partner or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Merger Partner and its Subsidiaries, taken as a whole, other than as set forth in Merger Partner’s budget for capital expenditures previously made available to Public Company or the specific capital expenditures disclosed and set forth in Section 5.1(h) of the Merger Partner Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) except (i) in the Ordinary Course of Business or (ii) terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Merger Partner or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Merger Partner of any of its Subsidiaries);

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(k) (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Merger Partner or any of its Subsidiaries or (ii) license any material Intellectual Property rights to or from any third party;

(l) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and either disclosed in the Merger Partner Disclosure Schedules or not required by this Agreement to be so disclosed, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m) make or change any Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes, or amend any income or other Tax Return;

(n) commence any offering of shares of Merger Partner Common Stock pursuant to any Merger Partner employee stock purchase plan (the “Employee Stock Purchase Plan”);

(o) initiate, compromise or settle any material litigation or arbitration proceeding;

(p) open or close any facility or office;

(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business;

(s) suspend any clinical trials sponsored by Merger Partner or involving any products marketed or in development by Merger Partner; or

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(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Merger Partner in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in ARTICLE VII hereof.

5.2 Pre-Closing Transactions and Undertakings of Merger Partner.

(a) For the avoidance of doubt, Merger Partner shall have the absolute and unconditional right to engage in Pre-Closing Private Placement Transactions involving the raising of funds, issuance of equity securities or other rights of Merger Partner, and all other undertakings and ancillary thereto as may be deemed necessary, appropriate or desirable in the absolute and sole discretion of the Merger Partner Board. Merger Partner shall conduct all Pre-Closing Private Placement Transactions in conformity with all applicable federal and state securities laws.

(b) Public Company and Merger Sub shall use their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the Merger Partner in doing all things necessary, proper or advisable to consummate and make effective the transactions contemplated by Sections 5.2(a) through 5.2(b) above as promptly as practicable.

(c) It is the express intent of the Parties that Merger Partner shall pursue the undertakings described in Sections 5.2(a) through 5.2(b) above and, notwithstanding anything else in this Agreement, it is the Parties’ intent and desire that all of terms of this Agreement be subject to Sections 5.2(a) through 5.2(b), and shall be interpreted and understood in any case in light of, and for consistency with, such sections and the rights of Merger Partner set forth therein.

5.3 Covenants of Public Company and Merger Sub. Except (i) as set forth in Section 5.3 of the Merger Partner Disclosure Schedule, (ii) as required by or otherwise entailed in or undertaken in connection with (A) the Stock Increase (as defined below), (B) the Reverse Split (as defined below), (C) any Pre-Closing Private Placement Transactions or (D) the Disposition (as conducted otherwise in conformity with the provisions of this Agreement), or (iii) as expressly provided herein or as consented to in writing by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company and Merger Sub shall, and shall cause each of their respective Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and, use commercially reasonable efforts, consistent in all material respects with past practices, to maintain and preserve its and each of their Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.3 of the Public Company Disclosure Schedule from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.3, be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, securities, or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (ii), from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares in connection with any termination of services to Public Company or any of its Subsidiaries;

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(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (in each case other than the issuance of shares of Public Company Common Stock upon the exercise of Public Company Stock Options or Public Company Warrants outstanding on the date of this Agreement and set forth in Section 4.2(c) or Section 4.2(d) of the Public Company Disclosure Schedule in accordance with their present terms (including cashless exercises));

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;

(d) except for purchases of inventory and raw materials in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Public Company and its Subsidiaries, taken as a whole;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Public Company or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Public Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g) (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of the Public Company Balance Sheet to the extent reflected on the Public Company Balance Sheet or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Public Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

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(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Public Company and its Subsidiaries, taken as a whole, other than as set forth in Public Company’s budget for capital expenditures previously made available to Merger Partner or the specific capital expenditures disclosed and set forth in Section 5.3 of the Public Company Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) except (i) in the Ordinary Course of Business or (ii) terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its Subsidiaries);

(k) (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Public Company or any of its Subsidiaries or (ii) license any material Intellectual Property rights to or from any third party;

(l) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and either disclosed in the Public Company Disclosure Schedules, not required by this Agreement to be so disclosed or disclosed in the Public Company SEC Reports filed or furnished prior to the date of this Agreement, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (vi) hire any additional officers or other employees, or any consultants or independent contractors, in each case, other than as set forth on Section 5.3(l) of the Public Company Disclosure Schedules and employees, consultants or independent contractors hired to fill open position created as a result of the separation of service of an officer, employee, consultant or independent contractor, as applicable, after the date of this Agreement, or (vii) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

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(m) make or change any Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes, or amend any income or other Tax Return;

(n) commence any offering of shares of Public Company Common Stock pursuant to any Employee Stock Purchase Plan;

(o) initiate, compromise or settle any material litigation or arbitration proceeding;

(p) open or close any facility or office;

(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business;

(s) suspend any clinical trials sponsored by Public Company or involving any products marketed or in development by Public Company;

(t) as of the date of the Disposition, (i) the aggregate amount of the net operating losses of Public Company and/or its Subsidiaries for federal income Tax purposes 1) that will be available to reduce or offset any income or gain as a result of the Disposition and 2) the utilization of which will not be subject to any limitation under section 382 of the Code (the Treasury Regulations promulgated thereunder or any similar provision of state, local, and foreign Tax law) is not less than $30,000,000; and (ii) the net value of the assets and liabilities of Public Company and/or its Subsidiaries that will be divested, assigned, or disposed in the Disposition is not greater than $20,000,000; or

(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in ARTICLE VII hereof.

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5.4 Pre-Closing Transactions and Undertakings of Public Company.

(a) Pre-Closing Increase in Authorized Capital Stock. Prior to and as a condition to Closing, Public Company shall increase the quantity of shares of Public Company Common Stock it is authorized to issue to a number of shares of Public Company Common Stock necessary to complete the transactions contemplated by this Agreement and acceptable to Merger Partner, before giving effect to the Reverse Split (as defined below) or, for the avoidance of doubt, to any of the other transactions contemplated by this Agreement (the “Stock Increase”).

(b) Pre-Closing Preparation for Reverse Split. Prior to Closing, and subsequent to the Stock Increase, Public Company undertake all reasonable actions in preparation to effect a reverse split of Public Company Common Stock at such ratio as may be agreed to by Merger Partner (the “Reverse Split”), which such Reverse Split shall be made effective promptly following the consummation of the transactions contemplated by this Agreement at the Effective Time.

(c) Consummation of Disposition. Prior to Closing, Public Company and Spin-Off Entity shall have consummated the Disposition pursuant to the terms of an agreement or agreements to be entered by Public Company and the Spin-Off Entity necessary to consummate the Spin-Off (the “Disposition Agreement”) and all transactions contemplated by the Disposition Agreement shall have been completed and as a result of the Spin-Off, neither Public Company nor Merger Sub shall have any indebtedness or liabilities.

(d) Merger Partner shall use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with Public Company in doing all things necessary, proper or advisable to consummate and make effective the transactions contemplated by Sections 5.4(a), 5.4(b) and 5.4(b) above as promptly as practicable.

(e) It is the express intent of the Parties that Public Company shall pursue the undertakings described in Sections 5.4(a), 5.4(b) and 5.4(b) above and, notwithstanding anything else in this Agreement, it is the Parties’ intent and desire that all of terms of this Agreement be subject to Sections 5.4(a), 5.4(b) and 5.4(b), and shall be interpreted and understood in any case in light of, and for consistency with, such sections and the rights of Public Company set forth therein.

5.5 Confidentiality. The Parties acknowledge that Public Company and Merger Partner have previously executed a confidentiality agreement, effective as of August 26, 2019 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Effective Time, each of Merger Partner, Public Company and their respective Subsidiaries shall not, and each of Merger Partner and Public Company shall use reasonable best efforts to cause their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“Representatives”) not to, directly or indirectly:

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(i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or engage, participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(iii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), prior to the Specified Time, each of Public Company and Merger Partner may (A) furnish non-public information with respect to Public Company and its Subsidiaries or Merger Partner and its Subsidiaries, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided that (x) either Merger Partner or Public Company (as applicable) receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and continuing additional provisions that expressly permit such party to comply with this terms of this Section 6.1 (a copy of which shall be provided to the other party), (y) the party seeking to make use of this proviso has not otherwise materially breached this Section 6.1 with respect to such Acquisition Proposal or the person making such Acquisition Proposal, and (z) the Merger Partner Board or Public Company Board (as applicable) has determined that taking such actions would be required to prevent a breach of its fiduciary duties under applicable law. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Public Company or Merger Partner, as applicable, would constitute such a violation) by any Representatives of Public Company or Merger Partner shall be deemed to be a breach of this Section 6.1 by Public Company or Merger Partner, as applicable.

(b) No Change in Recommendation or Alternative Acquisition Agreement.

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Prior to the Effective Time:

(i) (A) Merger Partner Board shall not, except as set forth in this Section 6.1, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Merger Partner Board Recommendation Change”) and (B) the Public Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Public Company Board with respect to the issuance of shares of Public Company Common Stock pursuant to this Agreement, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Public Company Board Recommendation Change”);

(ii) each of Public Company and Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) each of the Public Company Board and the Merger Partner Board, and each committee thereof, shall not, except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Public Company Board or the Merger Partner Board, as the case may be (provided, that the applicable party has not materially breached its obligations as set forth in this Agreement), may effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, (A) with respect to a Superior Proposal or (B) in response to an Intervening Event (in the case of either clause (A) or clause (B)) if: (i) such board of directors shall have determined (after consultation with outside legal counsel) that such Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would be required to comply with its fiduciary obligations under applicable law; (ii) such party has provided at least four (4) Business Days prior written notice to the other party that it intends to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) such party has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal or Intervening Event; and (iv) if the other party shall have delivered to such party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the other party, that the Acquisition Proposal is still a Superior Proposal and a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would still be required to comply with its fiduciary obligations under applicable law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such party’s stockholders would receive as a result of such potential Superior Proposal), such party shall be required to provide the other party with notice of such material amendment and there shall be a new two Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.1(b) and the board of directors of such party shall not make a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended.

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(c) Notices of Proposals. Each party will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party of its receipt of any Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the person making such Acquisition Proposal, and copies of all written communications with such person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other party, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than 24 hours after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other party with written notice setting forth such information as is reasonably necessary to keep such other party informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, (B) keep such other party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to such party (and in any event within twenty-four (24) hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (C) prior to, or substantially concurrently with, the provision of any non-public information of such party to any such person, provide such information the other party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party, and (D) promptly (and in any event within twenty-four (24) hours of such determination) notify the other party of any determination by such party’s Board of Directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Merger Partner or Public Company or their respective Boards of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Merger Partner or Public Company or their respective Boards of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Merger Partner or Public Company, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the respective Board of Directors determines in good faith, after consultation with its outside legal counsel, that such statement would be a breach of its fiduciary duties under applicable law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change or Public Company Board Recommendation Change, as applicable, unless the respective Board of Directors expressly publicly reaffirms its recommendation for the Merger and the other transactions contemplated hereby within five (5) Business Days after being requested in writing to do so by the other party, it being understood that any such request in writing by the other party may only be made once by each party with respect to a particular disclosure.

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(e) Cessation of Ongoing Discussions. Each of Public Company and Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1. Public Company and Merger Partner will each immediately revoke or withdraw access of any person (other than Public Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company and request from each third party (other than Public Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Merger Partner, as applicable, previously provided to such person.

(f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means, with respect to Public Company or Merger Partner, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (b) any proposal for the issuance by such party of fifteen percent (15%) or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, fifteen percent (15%) or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement, provided that commitments to participate in the Post-Closing Financing shall not be considered an Acquisition Proposal.

“Intervening Event” means a material event, change in circumstances or development (other than any event, change, circumstance or development resulting from a material breach of this Agreement by the party seeking to claim an Intervening Event) that (a) is materially adverse to Public Company or Merger Partner (as applicable), (b) with respect to Public Company that neither occurred nor was reasonably foreseeable to the Public Company Board prior to the date of this Agreement and with respect to Merger Partner was not reasonably foreseeable to Merger Partner Board prior to the date of this Agreement and (c) does not relate to an Acquisition Proposal; provided, however, the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto shall not constitute an Intervening Event.

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"Qualified Person” means any person making an unsolicited Acquisition Proposal that the Public Company Board or the Merger Partner Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a breach by Public Company or Merger Partner, as applicable, of its obligations under Section 6.1(a).

“Specified Time” means the earliest to occur of (a) the Effective Time, (b) in the case of Public Company, the date on which the stockholders of Public Company shall have approved the Public Company Voting Proposal, (c) in the case of Merger Partner, the date on which the stockholders of Merger Partner shall have approved the Merger Partner Voting Proposal and (d) the time at which this Agreement is terminated in accordance with the terms hereof.

“Superior Proposal” means, with respect to Public Company or Merger Partner, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement, which offer is not revocable for at least four Business Days) that the board of directors of such party determines to be relevant, (b) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (c) is reasonably capable of being completed on the terms proposed without unreasonable delay and (d) includes termination rights no less favorable than the terms set forth in this Agreement, and in all respects from a third party capable of performing such terms.

6.2 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practical after the execution of this Agreement, Public Company, with the cooperation of Merger Partner, shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Merger Partner, Merger Sub and Public Company shall (i) provide to the other parties as promptly as practical all information, including financial statements and descriptions of its business and financial condition, as Public Company as such other parties may reasonably request for preparation of the Registration Statement and the Proxy Statement/Prospectus and (ii) cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Registration Statement and the Proxy Statement/Prospectus, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the Registration Statement and/or in the Proxy Statement/Prospectus (as applicable) and to the reference to such accountant firm as an “expert” therein. Public Company shall respond to any comments of the SEC and shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Public Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Public Company shall notify Merger Partner promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply Merger Partner with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Public Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever either Public Company or Merger Partner shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), Public Company or Merger Partner, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Public Company and Merger Partner, such amendment or supplement.

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(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Public Company shall provide Merger Partner a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Merger Partner. Public Company will advise Merger Partner, promptly after Merger Partner receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Public Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) Public Company and Merger Partner shall promptly make all necessary filings with respect to the Merger and the issuance of the Public Company Common Stock under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

(d) Prior to filing of the Registration Statement or Proxy Statement/Prospectus, Public Company (and Merger Sub) and Merger Partner shall use their respective commercially reasonable efforts to cause K&L Gates LLP (“K&L”) to execute and deliver to Lowenstein Sandler LLP (“LS”) the applicable “Tax Representation Letters” of Public Company (and Merger Sub) referenced in Section 6.8(b). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, Public Company and Merger Partner shall use their respective commercially reasonable efforts to cause K&L to deliver to Public Company, and to cause LS to deliver to Merger Partner, a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 6.2(d) and Section 6.8(b).

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6.3 Nasdaq Listing. Public Company agrees to use its best efforts to continue the listing of Public Company Common Stock on Nasdaq during the term of this Agreement and to cause the shares of Public Company Common Stock being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq Listing Application. Merger Partner will cooperate with Public Company to cause the Nasdaq Listing Application to be approved and shall promptly furnish to Public Company all information concerning Merger Partner and its equityholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.3. Public Company will also reasonably cooperate with Merger Partner in preparing and filing a Nasdaq listing application, if needed, with respect to the issuance of the securities of the Public Company in the Post-Closing Financing and obtaining approval of Nasdaq with respect thereto.

6.4 Access to Information; Cooperation.

(a) Subject to compliance with applicable confidentiality obligations owed to third parties in effect as of the date of this Agreement, each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of Public Company and Merger Partner will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other party with copies of: (a) unaudited monthly financial statements or management accounts, when available; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any notice, report or other document filed with or sent to, or received from, any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and (d) any material notice, report or other document received from any Governmental Entity.

(b) From the date of this Agreement, Public Company and Merger Sub shall use commercially reasonable efforts to cooperate with Merger Partner to respond to reasonable requests for documents and information by the insurer of the Representations and Warranty Insurance Policy that Merger Partner may purchase in connection with the transactions contemplated hereby.

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6.5 Stockholder Approval.

(a) Not later than the fifth Business Day after the Registration Statement is declared effective under the Securities Act (but in no event before (1) the information statement contained in the Proxy Statement/Prospectus shall have been delivered to Merger Partner’s stockholders and (2) the Registration Statement shall have been declared effective), Merger Partner shall solicit the Merger Partner Stockholder Approval by the Written Consents (in a form reasonably acceptable to Public Company) to be executed and delivered by Merger Partner’s stockholders for the purposes of (i) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 14A:11-1 of the BCA, a copy of which was attached to the Written Consent, and that such stockholder has received and read a copy of Section 14A:11-1 through 14A:11-11 of the BCA and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Capital Stock under the BCA. In connection with the Merger Partner Stockholder Approval, Merger Partner shall comply with all disclosure and other obligations to its stockholders under the BCA and any other applicable laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Stockholder Approval. Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.5(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any solicitation or similar disclosure circulated to Merger Partner’s stockholders in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any solicitation or similar disclosure, if the Merger Partner Stockholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that it is in favor of adoption of this Agreement and approval of the Merger.

(b) Public Company, acting through the Public Company Board, shall take all actions in accordance with applicable law, its certificate of incorporation and bylaws and Nasdaq rules to duly call, give notice of, convene and hold as promptly as practicable, after the declaration of effectiveness of the Registration Statement, the Public Company Meeting for the purpose of considering and voting upon the Public Company Voting Proposal and the Other Public Company Voting Proposals, as applicable. Subject to Section 6.1(b), the Public Company Board shall include in the Proxy Statement/Prospectus the recommendation of the Public Company Board in favor of approval of the Public Company Voting Proposal and the Other Public Company Voting Proposals, as applicable. Subject to Section 6.1(b), Public Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Public Company Voting Proposal and the Other Public Company Voting Proposals, as applicable. The Public Company Meeting shall be held as promptly as practicable after the effective date of the Registration Statement (on a date selected by Public Company in consultation with Merger Partner) but in no event later than forty-five (45) days after the effective date of the Registration Statement. If sufficient votes to obtain the Public Company Voting Proposal and the Other Public Company Voting Proposals, as applicable, have not been obtained as of the close of business on the Business Day prior to the scheduled date of the Public Company Meeting, Public Company shall have the right to adjourn or postpone the Public Company Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days in the aggregate from the original date that the Public Company Meeting was scheduled.

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(c) Unless the Public Company Board has effected a Public Company Board Recommendation Change in accordance with Section 6.1 and terminated this Agreement to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 8.1, Public Company’s obligation to call, give notice of and hold the Public Company Meeting in accordance with Section 6.5(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal, or by any Public Company Board Recommendation Change.

(i) Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.1, Public Company agrees that the Public Company Board shall recommend that the Public Company stockholders approve the Public Company Voting Proposal and the Other Public Company Voting Proposals, as applicable, and Public Company shall include such recommendation in the Proxy Statement/Prospectus.

(d) Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.1, Public Company shall use its reasonable best efforts to solicit from the Public Company stockholders proxies in favor of the Public Company Voting Proposal and the Other Public Company Voting Proposals, as applicable, and shall take all other action necessary or advisable to secure the approvals of the stockholders of Public Company. Public Company shall ensure that all proxies solicited in connection with the Public Company Meeting are solicited in material compliance with all applicable laws. Public Company, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

(e) Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.

6.6 Legal Conditions to Merger.

(a) Subject to the terms hereof, including Section 6.6(b), Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

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(b) Each of Merger Partner and Public Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect from occurring prior to or after the Effective Time.

6.7 Public Disclosure. Except as may be required by applicable law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Merger Partner and, (ii) both Merger Partner and Public Company shall use reasonable best efforts to consult with one another before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts (provided, however, that these restrictions shall not apply to any communications by Public Company with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice, Public Company Board Recommendation Change or Merger Partner Board Recommendation Change).

6.8 Tax Matters.

(a) Each of Public Company, Merger Sub and Merger Partner shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Public Company, Merger Sub and Merger Partner shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b) Merger Partner shall use its commercially reasonable efforts to deliver to LS a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 6.2(d) and signed by an officer of Merger Partner, containing representations of Merger Partner, and Public Company (and Merger Sub) shall use its commercially reasonable efforts to deliver to K&L a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 6.2(d) and signed by an officer of Public Company (and Merger Sub), containing representations of Public Company (and Merger Sub), in each case as shall be reasonably necessary or appropriate to enable each of LS and K&L to render the applicable tax opinions described in Section 6.2(d) of this Agreement.

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6.9 Affiliate Legends. Section 6.9 of the Merger Partner Disclosure Schedule sets forth a list of those persons who are, in Merger Partner’s reasonable judgment, “affiliates” of Merger Partner within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Merger Partner shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any shares of Public Company Common Stock to be received by Rule 145 Affiliates of Merger Partner in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Common Stock.

6.10 Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case, at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.11 Corporate Identity. Public Company shall take all action necessary to cause its certificate of incorporation to be amended immediately following the Effective Time to reflect a change in Public Company’s name to Sonnet BioTherapeutics Holdings, Inc.

6.12 Succession. Public Company shall take all action necessary to cause the persons identified on Schedule 6.12 of the Public Company Disclosure Schedule to be appointed as executive officers of Public Company as of the Effective Time.

6.13 Board of Directors of Public Company. Public Company shall take all action necessary to cause as of the Effective Time the number of members of the Public Company Board to be fixed at seven (7) to cause the persons identified on Section 6.13(i) of the Public Company Disclosure Schedule to be appointed to the Public Company Board as directors of the class set forth opposite their respective names on Section 6.13(i) of the Public Company Disclosure Schedule and to obtain the resignations of the directors identified on Section 6.13(ii) of the Public Company Disclosure Schedule effective as of the Effective Time. If any person identified on Section 6.13(i) of the Public Company Disclosure Schedule is unable or unwilling to serve in such capacity, the party making such appointment shall designate a successor.

6.14 Employee Communications. Public Company and Merger Partner will use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.

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6.15 FIRPTA Tax Certificates. On or prior to the Closing, Merger Partner shall deliver to Public Company a properly executed certification that shares of Merger Partner Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Public Company with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Public Company does not receive the certification and notice described above on or before the Closing Date, Public Company shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

6.16 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the Parties hereto shall use their respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.17 Section 16 Matters. Prior to the Effective Time, Public Company shall take all such steps as may be required to cause any acquisitions of Public Company Common Stock (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.18 Other Public Company Voting Proposals. At the written request of Merger Partner, Public Company shall submit to the Public Company stockholders at the Public Company Meeting (i) the Public Company Voting Proposal, (ii) the Other Public Company Voting Proposals, and (iii) a proposal to approve the issuance of the securities of Public Company in a private placement to close following the Effective Time of the Merger, if any, on the terms and conditions provided to Public Company by Merger Partner (the “Post-Closing Financing”), and shall take such other actions as shall be reasonably necessary to effectuate each such proposal, as applicable.

6.19 Tail Policy. Public Company agrees to cause the Spin-Off Entity to purchase from a nationally or internationally renowned insurer and be reasonably satisfactory to Merger Partner in all respects, and to maintain for a minimum of six (6) years following the date of any Disposition, the Tail Policy defined and more fully described in Section 7.3(k) below, with an effective date as of the Closing, covering the Spin-Off Entity’s indemnification obligations as set forth in Section 7.3(j) below and the Indemnification Agreement defined therein, in an amount of at least $3.0 million.

6.20 Termination of Certain Agreements and Rights. Merger Partner shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar agreements, if any, between Merger Partner and any holders of Merger Partner Capital Stock set forth in Section 3.2(c) of the Merger Partner Disclosure Schedule, including any such agreement granting any person investor rights, rights of first refusal, registration rights or director election rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time.

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ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Merger Partner Voting Proposal shall have been approved by means of the Written Consents by the requisite vote of the stockholders of Merger Partner under applicable law and Merger Partner’s certificate of incorporation, as amended. The Public Company Voting Proposal shall have been approved at the Public Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of Public Company under applicable law, Public Company’s certificate of incorporation, as amended, and stock market regulations.

(b) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement.

(c) Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Nasdaq Notification. (i) The existing Public Company Common Stock has been listed on Nasdaq as of and from the date of this Agreement through the Closing Date and (ii) the Nasdaq Listing Application shall have been approved, and (iii) the shares of the Public Company Common Stock to be issued in the Merger pursuant to this Agreement, upon the exercise of Adjusted Warrants and Merger Partner Stock Options shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

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7.2 Additional Conditions to the Obligations of Public Company and Merger Sub. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company and Merger Sub:

(a) Representations and Warranties. The representations and warranties of Merger Partner set forth in this Agreement and in any certificate or other writing delivered by Merger Partner pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement and (C) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect); provided, however, that the representations and warranties made by Merger Partner in Sections 3.1, 3.2, 3.3(b), 3.4(a), 3.4(d), 3.7(i) and 3.19 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 3.2(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis; provided, further, that for purposes of determining accuracy of such representations and warranties, any update of or modification to the Merger Partner Disclosure Schedule made or purported to have been after the date of this Agreement shall be disregarded; and provided further that notwithstanding the foregoing and for the avoidance of doubt, the representations and warranties of Merger Partner shall be construed in accordance with Section 5.2, such that Merger Partner’s acts and omissions undertaken in accordance with Section 5.2 shall not in itself constitute a breach of any representation or warranty of Merger Partner.

(b) Performance of Obligations of Merger Partner. Merger Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) Third-Party Consents. Merger Partner shall have obtained any required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.

(e) Resignations. Public Company shall have received copies of the resignations, effective as of the Effective Time, of each director of Merger Partner and its Subsidiaries listed in Section 7.2(e) of the Merger Partner Disclosure Schedule.

(f) Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

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(g) Payoff Amount. Merger Partner will make a payment in an amount of $6,000,000 in the aggregate available for the purpose of satisfying the Payoff Obligation and other outstanding liabilities of Public Company (not taking into account any liabilities of the subsidiaries of Public Company) prior to or at the Effective Time (the “Payoff Amount”).

(h) Spin-Off Entity Warrant. Spin-Off Entity shall have received the fully executed Spin-Off Entity Warrant.

7.3 Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Merger Partner:

(a) Representations and Warranties. The representations and warranties of Public Company and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by Public Company or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect); provided, however, that the representations and warranties made by Public Company and Merger Sub in Sections 4.1, 4.2, 4.3(b), 4.4(a), 4.4(d), 4.7(i) and 4.20 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 4.2(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis; provided, further, that for purposes of determining accuracy of such representations and warranties, any update of or modification to the Public Company Disclosure Schedule made or purported to have been after the date of this Agreement shall be disregarded.

(b) Performance of Obligations of Public Company and Merger Sub. Public Company and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) Third-Party Consents. Public Company shall have obtained any consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have an Public Company Material Adverse Effect (it being understood and agreed that the failure to obtain or effect any or all of the consents and approvals listed in Section 4.4(b) of the Public Company Disclosure Schedule will be reasonably likely to have a Public Company Material Adverse Effect).

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(e) Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b), and (c) have been satisfied.

(f) Director Resignations. Merger Partner shall have received copies of the resignations, effective as of the Effective Time, of each director of Public Company and its Subsidiaries listed in Section 6.13(ii) of the Public Company Disclosure Schedule.

(g) Officer Resignations. Merger Partner shall have received copies of the resignations, effective as of the Effective Time, of each officer of Public Company and its Subsidiaries listed in Section 6.13(ii) of the Public Company Disclosure Schedule.

(h) Dissenting Shares. The number of mean shares of Public Company capital stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with the BCA shall not exceed 5% of the number of outstanding shares of Public Company capital stock as of the Effective Time (after giving effect to the conversion of all options, warrants and other derivative rights).

(i) Board of Directors. The Board of Directors of the Surviving Corporation shall be constituted of the board of directors of Merger Partner, and Dr. Pankaj Mohan shall serve as its chairman, who shall also serve as chief executive officer and president of the Surviving Corporation.

(j) Indemnification Agreement. Each of Public Company, Merger Partner and the Spin-Off Entity shall have entered into an indemnification agreement (the “Indemnification Agreement”), in form and substance acceptable to Merger Partner, providing, inter alia, that notwithstanding anything in this Agreement, from and after the Effective Time through the six (6th) anniversary of the date on which any Disposition (as defined below) may be consummated, each of the Public Company and Surviving Corporation, and each of their respective, directors, officers, stockholders and managers who assumes such role upon or following the Effective Time (the “Disposition Indemnitees”) shall be fully indemnified and held harmless by the Spin-Off Entity, to the greatest extent permitted under applicable law, against all actual or threatened claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative, investigative or otherwise, in connection with such Disposition by the entity acquiring the assets, liabilities and/or operations, as the case may be, in connection with the Disposition, by the Spin-Off Entity. The Indemnification Agreement shall also provide for the advancement of expenses to the Disposition Indemnitees for the payment of expenses in connection with any of the foregoing or any claim or claims for which the Disposition Indemnitees may otherwise be entitled to indemnification.

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(k) Tail Policy. The Spin-Off Entity shall have acquired the tail insurance policy described in Section 6.19 above, in a form and substance reasonably satisfactory to Merger Partner, in a coverage amount of at least $3.0 million, prepaid in full by the Spin-Off Entity, at no cost to the Disposition Indemnitees, and effective for at least six (6) years following the consummation of the Disposition, covering the Spin-Off Entity’s indemnification obligations to the Disposition Indemnitees (the “Tail Policy"), and neither Public Company nor the Spin-Off Entity shall have undertaken any act or omission to cause or which may reasonably be expected to cause such Tail Policy to be cancelled, or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of Disposition Indemnitees.

(l) Public Company Capital Authorization and Reverse Split. Public Company shall have (i) effected the Stock Increase and (ii) prepared to effect the Reverse Split to Merger Partner’s reasonable satisfaction.

(m) Public Company and Merger Sub Debt. Neither Public Company nor Merger Sub shall have any indebtedness or other liabilities.

(n) Nasdaq Listing. Public Company shall have been continuously listed on the Nasdaq Capital Market from and after the date hereof and remain so listed as of the Closing Date and the shares of Public Company Common Stock to be issued in connection with the Merger shall be approved for listing on the Nasdaq Capital Market.

(o) Disposition. Public Company and Spin-Off Entity shall have consummated the Spin-Off and to the other transactions contemplated by the Disposition Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(k), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Voting Proposal by the stockholders of Merger Partner or approval of the Public Company Voting Proposal by the stockholders of Public Company:

(a) by mutual written consent of Public Company and Merger Partner;

(b) by either Public Company or Merger Partner if the Merger shall not have been consummated by March 31, 2020 (the “Outside Date”) (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); provided, however, that, in the event that the Registration Statement and/or Proxy Statement/Prospectus is still being reviewed or commented on by the SEC, Merger Partner shall be entitled to extend the date for termination of this Agreement pursuant to this Section 8.1(b) for an additional thirty (30) days;

(c) by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

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(d) by either Public Company or Merger Partner if at the Public Company Meeting (including any adjournment or postponement), at which a vote on the Public Company Voting Proposal is taken, the requisite vote of the stockholders of Public Company in favor of Public Company Voting Proposal shall not have been obtained;

(e) by Public Company, if at any time prior to the receipt of the Merger Partner Stockholder Approval: (i) the Merger Partner Board shall have failed to give its recommendation to the approval of the Merger Partner Voting Proposal or shall have withdrawn or modified in a manner adverse to Public Company its recommendation of the Merger Partner Voting Proposal; (ii) after the receipt by Merger Partner of an Acquisition Proposal, Public Company requests in writing that Merger Partner Board reconfirm its recommendation of this Agreement or the Merger and Merger Partner Board fails to do so within ten Business Days after its receipt of Public Company’s request; (iii) the Merger Partner Board (or any committee thereof) shall have approved or recommended to the stockholders of Merger Partner an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Merger Partner Capital Stock is commenced (other than by Public Company or an Affiliate of Public Company), and Merger Partner Board (or any committee thereof) recommends that the stockholders of Merger Partner tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender offer or exchange offer, Merger Partner Board fails to recommend against acceptance of such offer; or (v) Merger Partner shall have materially breached its obligations under Section 6.1 or Section 6.5(a) of this Agreement;

(f) by Merger Partner, at any time prior to the receipt of the Public Company Stockholder Approval with respect to the issuance of shares of Public Company Common Stock pursuant to the Merger, if: (i) the Public Company Board shall have failed to include its recommendation to the approval of the Public Company Voting Proposal and the Other Public Company Voting Proposals, as applicable, in the Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Merger Partner its recommendation of the Public Company Voting Proposal and the Other Public Company Voting Proposals, as applicable; (ii) after the receipt by Public Company of an Acquisition Proposal, Merger Partner requests in writing that the Public Company Board reconfirm its recommendation of the Public Company Voting Proposal and the Other Public Company Voting Proposals, as applicable, and the Public Company Board fails to do so within ten (10) Business Days after its receipt of Merger Partner’s request; (iii) the Public Company Board (or any committee thereof) shall have approved or recommended to the stockholders of Public Company an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Public Company Common Stock is commenced (other than by Merger Partner or an Affiliate of Merger Partner), and the Public Company Board (or any committee thereof) recommends that the stockholders of Public Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender offer or exchange offer, the Public Company Board fails to recommend against acceptance of such offer; or (v) Public Company shall have materially breached its obligations under Section 6.1 or Section 6.5(b) of this Agreement;

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(g) by Public Company, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied; provided that neither Public Company nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure until the earlier of (i) the expiration of a ten (10) day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and (ii) Merger Partner ceasing to exercise commercially reasonable efforts to cure such breach or failure following delivery of written notice from Public Company of such breach or failure and its intention to terminate pursuant to this Section 8.1(g) (it being understood that, in each case, this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective);

(h) by Merger Partner, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied; provided that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Public Company, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure until the earlier of (i) the expiration of a ten (10) day period commencing upon delivery of written notice from Merger Partner to Public Company of such breach or failure and (ii) Public Company or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach or failure following delivery of written notice from Merger Partner of such breach or failure and its intention to terminate pursuant to this Section 8.1(h) (it being understood that, in each case, this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective);

(i) by Public Company, if the Merger Partner Stockholder Approval is not obtained by delivery of the Written Consents on or prior to 5:00 p.m., New York City time, on the day prior to the day on which the Public Company Meeting is held;

(j) by Merger Partner if, at any time prior to the receipt of the Merger Partner Stockholder Approval, each of the following occur: (i) Merger Partner shall have received a Superior Proposal; (ii) Merger Partner shall have complied in all material respects with its obligations under Section 6.1, including with respect to making a Merger Partner Board Recommendation Change with respect to such Superior Proposal; (iii) the Merger Partner Board approves, and Merger Partner concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination, Merger Partner pays to Public Company the amount contemplated by Section 8.3(b); or

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(k) by Public Company if, at any time prior to the receipt of the Public Company Stockholder Approval with respect to the issuance of shares of Public Company Common Stock pursuant to the Merger, each of the following occur: (i) Public Company shall have received a Superior Proposal; (ii) Public Company shall have complied in all material respects with its obligations under Section 6.1, including with respect to making a Public Company Board Recommendation Change with respect to such Superior Proposal; (iii) the Public Company Board approves, and Public Company concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination, Public Company pays to Merger Partner the amount contemplated by Section 8.3(c).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement, fraud or intentional misconduct and (b) the provisions of Section 5.5 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and ARTICLE IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Merger Partner and Public Company shall share equally all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b) Merger Partner shall pay Public Company a termination fee of $500,000 (the “Merger Partner Termination Fee”) in the event of the termination of this Agreement:

(i) by Public Company pursuant to Section 8.1(e);

(ii) by Merger Partner pursuant to Section 8.1(j); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Sections 8.1(b) or 8.1(g), so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Merger Partner; and (B) within twelve (12) months after such termination Merger Partner enters into a definitive agreement to consummate (which is consummated, whether or not within or after the 12 month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(b)(iii), the references to fifteen percent (15%) in the definition of Acquisition Proposal shall be deemed to be fifty percent (50%).

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(c) Public Company shall pay Merger Partner a termination fee of $500,000 (the “Public Company Termination Fee”) in the event of the termination of this Agreement:

(i) by Merger Partner pursuant to Section 8.1(f);

(ii) by Public Company pursuant to Section 8.1(k); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Sections 8.1(b) or 8.1(h), so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within twelve (12) months after such termination Public Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(c)(iii), the references to fifteen percent (15%) in the definition of Acquisition Proposal shall be deemed to be fifty percent (50%).

(d) Any fee due under Sections 8.3(b) or 8.3(c) shall be paid by wire transfer within two (2) Business Days of (i) the date of termination of this Agreement under clauses (i) and (ii) of Sections 8.3(b) and 8.3(c) and (ii) the date of the closing of a transaction contemplated pursuant to clause (iii) of Sections 8.3(b) and 8.3(c) to an account designated by the party entitled to such amount. If either party fails to promptly pay to the other any expense reimbursement or termination fee due pursuant to this Section 8.3, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent (5%) per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

(e) The Parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties hereto would not enter into this Agreement. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the termination fees described in, and under the circumstances provided for in, this Section 8.3 shall constitute the sole and exclusive remedy of Public Company or Merger Partner, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Merger Partner shall receive the payment of a termination fee under the circumstances provided for in this Section 8.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Public Company and any of its Affiliates or Merger Partner and any of its Affiliates, as applicable, or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Public Company, Merger Sub any of their respective Affiliates or Merger Partner or any of its Affiliates, as applicable, or any other person, shall be entitled to bring or maintain any other claim, action or proceeding against Public Company or Merger Partner, as applicable, or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

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(f) The Parties hereto acknowledge and agree that (i) in no event shall Merger Partner be required to pay Merger Partner Termination Fee on more than one occasion, nor shall Public Company be required to pay Public Company Termination Fee on more than one occasion and (ii) in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Payment of either the Merger Partner Termination Fee or Public Company Termination Fee shall be an exclusive remedy hereunder for the party that actually receives such fee, and if this Agreement is terminated pursuant to a provision that does not require payment of either the Merger Partner Termination Fee or Public Company Termination Fee, then the Parties may pursue any remedies available hereunder.

8.4 Amendment. This Agreement may be amended by the Parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any of the Parties, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Boards of Directors of the applicable Parties.

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ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for the agreements contained in ARTICLE I, ARTICLE II, 6.12 and 6.13, ARTICLE VIII and this ARTICLE IX. This Section 9.1 shall have no effect upon any other obligations of the Parties hereto, whether to be performed before or after the consummation of the Merger, except as set forth in the Indemnification Agreement.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

If to Public Company or Merger Sub, to:	Chanticleer Holdings, Inc. 7621 Little Avenue, Suite 414 Charlotte, NC 28226 Facsimile: (704) 366-2463 E-mail: mp@chanticleerholdings.com Attention: Michael D. Pruitt

with a copy (which shall not constitute notice) to:	Libertas Law Group, Inc. 225 Santa Monica Boulevard, 5th Floor Santa Monica, CA 90401 Facsimile: (310) 356-1922 E-mail: ruba@libertaslaw.com Attention: Ruba Qashu, Esq.

If to Merger Partner, to:

Sonnet BioTherapeutics, Inc.

100 Overlook Center, Second Floor

Princeton, New Jersey 08540-7814

Facsimile:

E-mail: pankajmohan@sonnetbio.com

Attention: Dr. Pankaj Mohan, Founder, Chief

Executive Officer, Chairman and Founder

with a copy (which shall not constitute notice) to:	Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Facsimile: +1 973-597-2477 E-mail: sskolnick@lowenstein.com Attention: Steven M. Skolnick, Esq.

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

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9.3 Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the Parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

9.5 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment or attempted or purported assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.5 is void.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

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9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available,” that means that such information was either (i) provided directly to Public Company or Merger Partner, as applicable, by the other party, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least three (3) Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR system prior to the date of this Agreement. When used in the Agreement, “person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, trust or other entity, including a Governmental Entity, as applicable. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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9.11 Submission to Jurisdiction. Each of the Parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Municipal Courts of the State of New Jersey, Mercer County, or, if that court does not have jurisdiction, a federal court sitting in Camden, New Jersey in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. EACH OF PUBLIC COMPANY, THE MERGER SUB AND MERGER PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PUBLIC COMPANY, THE MERGER SUB OR MERGER PARTNER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13 Disclosure Schedule. Each of the Merger Partner Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business. The Parties acknowledge that Section 6.13 of the Public Company Disclosure Schedule may be updated prior to the Effective Time to reflect any changes in the individuals to be appointed to the Public Company Board and the class such individual is to serve or from whom resignations shall be obtained.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

SONNET BIOTHERAPEUTICS, INC.

By:	/s/ Dr. Pankaj Mohan
Name:	Dr. Pankaj Mohan
Title:	Chief Executive Officer and Chairman

[Signature Page to Agreement and Plan of Merger by and between Chanticleer Holdings, Inc.
and Sonnet BioTherapeutics, Inc.]

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Annex B

Certificate of Amendment to Certificate of Incorporation

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
CHANTICLEER HOLDINGS, INC.

Chanticleer Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: The name of Company is Chanticleer Holdings, Inc.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

The Certificate of Incorporation of the Company shall be amended by adding the following paragraphs immediately following the second paragraph of Article Fourth:

Contingent and effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware (the “Effective Time”), each                 shares of common stock issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split. The Company will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors of the Company when those entitled to receive such fractional shares are determined.

The Reverse Split shall occur automatically without any further action by the holders of common stock, and whether or not the certificates representing such shares of common stock have been surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of common stock issuable as a result of the Reverse Split unless the existing certificates evidencing the applicable shares of common stock prior to the Reverse Split are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.”

THIRD: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted at a Special Meeting of Stockholders held on          , 20   , in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of the Page Intentionally Left Blank]

B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this                  day of            , 20   .

Chanticleer Holdings, Inc.

By:
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

B-2

Annex C

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHANTICLEER HOLDINGS, INC.

Chanticleer Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article Fourth thereof in its entirety and inserting the following in lieu thereof:

“FOURTH: The total number of shares of common stock which the Corporation is authorized to issue is [●], at a par value of $.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is [●], at a par value of $.0001 per share.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Sections 242, 141 (by written consent of the board of directors), and 211 (at a special meeting of the stockholders) of the General Corporation Law of the State of Delaware.

3.	The effective date of this Certificate of Amendment is .

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed on          , 20  .

Chanticleer Holdings, Inc.

By:
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

C-1

Annex D

Sonnet BioTherapeutics Holdings, Inc.

20 OMNIBUS EQUITY INCENTIVE PLAN

1.	Establishment and Purpose

1.1 The purpose of the Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan (the “Plan”) is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Company, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries.

1.2 The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon the date set forth in Section 17.1 hereof.

1.3 The Plan shall be effective upon completion of the transactions contemplated by the Agreement and Plan of Merger dated as of October 10, 2019, among Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”), Sonnet BioTherapeutics, Inc. (“Sonnet”) and Biosub Inc., a Delaware corporation and a wholly-owned subsidiary of Chanticleer (“Merger Sub”) pursuant to which Merger Sub will merge with and into Sonnet, with Sonnet surviving the merger as a wholly-owned subsidiary of the combined company (such transactions referred to as the “Merger”), provided that the Plan is approved by stockholders of Chanticleer. Following the Merger, Chanticleer will be renamed “Sonnet BioTherapeutics Holdings, Inc.”

2.	Definitions

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

2.1 “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.

2.2 “Applicable Law” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that applies to Awards.

2.3 “Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Incentive Bonus Award, Other Cash-Based Award and/or Other Stock-Based Award granted under the Plan.

2.4 “Award Agreement” means either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.5 “Board” means the Board of Directors of the Company.

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2.6 “Cause” means a Participant’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of Awardee’s employment or other service; (iii) use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a disability), which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within fifteen (15) days after the delivery of written notice thereof; (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; or (vii) any material breach of any policy of the Company or its Affiliates or any action that the Board, in its sole discretion, determines is reasonably likely to cause the Company or its Affiliates disgrace or disrepute. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

2.7 “Change in Control” shall be deemed to have occurred if any one of the following events shall occur:

(i) Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Company; or

(ii) The consummation of any (a) merger or other business combination of the Company, (b) sale of all or substantially all of the Company’s assets or (c) combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity or a parent entity; or

(iii) Within any 12-month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (1) no event or condition shall constitute a Change in Control to the extent that, if it were, a penalty tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such penalty tax and (2) no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in the Plan or any Award Agreement shall exist, to the extent that the Board so determines by resolution adopted and not rescinded prior to the Change in Control; provided, however, that no such determination by the Board shall be effective if it would cause a Participant to be subject to a penalty tax under Section 409A of the Code.

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2.8 “Code” means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9 “Committee” means the committee of the Board delegated with the authority to administer the Plan, or the full Board, as provided in Section 3 of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist solely of two or more directors who are disinterested within the meaning of Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision. The fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate an Award if the Award is otherwise validly made under the Plan. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee however caused.

2.10 “Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

2.11 “Company” means Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation, and any successor thereto as provided in Section 15.8.

2.12 “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, director or consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Committee in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a director will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s (or an Affiliate’s) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law or permitted by the Committee. Unless the Committee provides otherwise, in its sole discretion, or as otherwise required by Applicable Law, vesting of Awards shall be tolled during any unpaid leave of absence by a Participant.

2.13 “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, or the power to appoint directors of the Company, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

2.14 “Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

2.15 “Disability” means a Participant being considered “disabled” within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-3(i)(4), as well as any successor regulation or interpretation.

2.16 “Effective Date” means the date of the Merger, provided that the Plan is approved by the stockholders of Chanticleer.

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2.17 “Eligible Person” means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” of a share of Common Stock shall be, as applied to a specific date (i) the closing price of a share of Common Stock as of such date on the principal established stock exchange or national market system on which the Common Stock is then traded (or, if there is no trading in the Common Stock as of such date, the closing price of a share of Common Stock on the most recent date preceding such date on which trades of the Common Stock were recorded), or (ii) if the shares of Common Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market as of such date (or, if there are no closing bid and asked prices for the shares of Common Stock as of such date, the average of the closing bid and the asked prices for the shares of Common Stock on the most recent date preceding such date on which such closing bid and asked prices are available on such over-the-counter market), or (iii) if the shares of Common Stock are not then listed on a national securities exchange or national market system or traded in an over-the-counter market, the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation.

2.20 “Incentive Bonus Award” means an Award granted under Section 12 of the Plan.

2.21 “Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

2.22 “Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

2.23 “Other Cash-Based Award” means a contractual right granted to an Eligible Person under Section 13 hereof entitling such Eligible Person to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.24 “Other Stock-Based Award” means a contractual right granted to an Eligible Person under Section 13 representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions as are set forth in the Plan and the applicable Award Agreement.

2.25 “Outside Director” means a director of the Board who is not an employee of the Company or a Subsidiary.

2.26 “Participant” means any Eligible Person who holds an outstanding Award under the Plan.

2.27 “Person” shall mean, unless otherwise provided, any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Common Stock, such partnership, limited partnership, syndicate or group shall be deemed a “Person”

2.28 “Performance Goals” shall mean performance goals established by the Committee as contingencies for the grant, exercise, vesting, distribution, payment and/or settlement, as applicable, of Awards.

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2.29 “Performance Shares” means a contractual right granted to an Eligible Person under Section 10 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.30 “Performance Unit” means a contractual right granted to an Eligible Person under Section 11 hereof representing a notional dollar interest as determined by the Committee to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.31 “Plan” means this Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan, as it may be amended from time to time.

2.32 “Reporting Person” means an officer, director or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

2.33 “Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

2.34 “Restricted Stock Unit Award” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.35 “Securities Act” means the Securities Act of 1933, as amended.

2.36 “Stock Appreciation Right” or “SAR” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, upon the exercise of such right, in such amount and at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.37 “Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.38 “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.	Administration

3.1 Committee Members. The Plan shall be administered by the Committee; provided that the entire Board may act in lieu of the Committee on any matter, subject to Section 16b-3 Award requirements referred to in Section 2.9 of the Plan. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or employees of the Company or its Subsidiaries.

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3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have authority to amend the terms of an Award in any manner that is not inconsistent with the Plan (including without limitation to determine, add, cancel, waive, amend or otherwise alter any restrictions, terms or conditions of any Award, or extend the post-termination exercisability period of any Stock Option and/or Stock Appreciation Right); provided that neither the Board nor the Committee may, without shareholder approval, reduce or reprice the exercise price of any Stock Option and/or Stock Appreciation Right that exceeds the Fair Market Value of a share of Common Stock on the date of such repricing; and provided further that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3 No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan or any Award or Award Agreement. The Company and its Subsidiaries shall pay or reimburse any member of the Committee, as well as any other Person who takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan. The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.

4.	Shares Subject to the Plan

4.1 Plan Share Limitation.

(a) Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be [●] shares; all of which may, but need not, be issued in respect of Incentive Stock Options.

(b) The number of shares of Common Stock available for issuance under the Plan shall automatically increase on January 1st of each year commencing with the January 1 following the Effective Date and on each January 1 thereafter until the Expiration Date (as defined in Section 17.2 of the Plan), in an amount equal to three percent (3%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For avoidance of doubt, none of the additional shares of Common Stock available for issuance pursuant to this Section 4.1(b) shall be issued in respect of Incentive Stock Options.

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(c) [Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any Award payable in shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Awards settled in cash shall not count against the foregoing maximum share limitation. Shares of Common Stock that otherwise would have been issued upon the exercise of a Stock Option or SAR or in payment with respect to any other form of Award, but are surrendered in payment or partial payment of the exercise price thereof and/or taxes withheld with respect to the exercise thereof or the making of such payment, will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.]

4.2 Outside Director Limitation. Subject to adjustment as provided in Section 4.3, the accounting value of Awards granted under the Plan to any Outside Director during any calendar year shall not exceed $[        ].

4.3 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof, (ii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance measures or goals relating to the vesting of an Award, and (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

5.	Participation and Awards

5.1 Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed appropriate by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 15.1 hereof.

6.	Stock Options

6.1 Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the sole discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.3.

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6.3 Vesting of Stock Options. The Committee shall in its sole discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. Unless otherwise provided by the Committee, no Stock Option shall provide for vesting or exercise earlier than one year after the Date of Grant. The requirements for vesting and exercisability of a Stock Option may be based on the Continuous Service of the Participant for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting or exercisability of any Stock Option at any time. The Committee, in its sole discretion, may allow a Participant to exercise unvested Nonqualified Stock Options, in which case the shares of Common Stock then issued shall be Restricted Stock having analogous vesting restrictions to the unvested Nonqualified Stock Options.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in Continuous Service. Notwithstanding the foregoing, unless an Award Agreement provides otherwise:

If a Participant’s Continuous Service terminates by reason of his or her death, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by such Participant’s estate or any Person who acquires the right to exercise such Stock Option by bequest or inheritance at any time in accordance with its terms for up to one year after the date of such Participant’s death (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

If a Participant’s Continuous Service terminates by reason of his or her Disability, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant or his or her personal representative at any time in accordance with its terms for up to one year after the date of such Participant’s termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

If a Participant’s Continuous Service terminates for any reason other than death, Disability or Cause, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant up until ninety (90) days following such termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such 90-day period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(d) To the extent that a Stock Option of a Participant whose Continuous Service terminates is not exercisable, such Stock Option shall be deemed forfeited and canceled on the ninetieth (90th) day after such termination of Continuous Service or at such earlier time as the Committee may determine.

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6.5 Stock Option Exercise. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, and payment of the aggregate exercise price by certified or bank check, or such other means as the Committee may accept. As set forth in an Award Agreement or otherwise determined by the Committee, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Common Stock that have been held by the Participant for such period as the Committee may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Common Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Committee in connection with the Plan; (iv) [subject to the approval of the Committee, by a full recourse, interest bearing promissory note having such terms as the Committee may, in its sole discretion, permit] and/or (v) by such other method as may be approved by the Committee and set forth in an Award Agreement. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 16.5, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Common Stock, as applicable.

6.6 Additional Rules for Incentive Stock Options.

(a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-1(h) of the Company or any Subsidiary.

(b) Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(c) Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent (10%) or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (i) the Stock Option exercise price per share shall in no event be less than 110% of the Fair Market Value of the Common Stock on the date of such grant and (ii) such Stock Option shall not be exercisable after the expiration of five (5) years following the date such Stock Option is granted.

(d) Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one (1) year following death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to be necessary to comply with the requirements of Section 422 of the Code.

(e) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

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7.	Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

7.2 Base Price. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price for any grant of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.3.

7.3 Vesting Stock Appreciation Rights. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. Unless otherwise provided by the Committee, no Stock Appreciation Right shall provide for vesting or exercise earlier than one year after the Date of Grant. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the Continuous Service of a Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time.

7.4 Term of Stock Appreciation Rights. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. A Stock Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 7 or in an Award Agreement, as such agreement may be amended from time to time upon authorization of the Committee, no Stock Appreciation Right may be exercised at any time during the term thereof unless the Participant is then in Continuous Service.

7.5 Payment of Stock Appreciation Rights. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon the exercise of a Stock Appreciation Right and payment of any applicable exercise price, a Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the immediately preceding sentence may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements set forth in Section 16.5. If Stock Appreciation Rights are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

8.	Restricted Stock Awards

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award. If any dividends or distributions are paid in stock while a Restricted Stock Award is subject to restrictions under Section 8.3 of the Plan, the dividends or other distributions shares shall be subject to the same restrictions on transferability as the shares of Common Stock to which they were paid unless otherwise set forth in the Award Agreement. The Committee may also subject the grant of any Restricted Stock Award to the execution of a voting agreement with the Company or with any Affiliate of the Company.

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8.2 Vesting Requirements. The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Upon vesting of a Restricted Stock Award, such Award shall be subject to the tax withholding requirement set forth in Section 16.5. The requirements for vesting of a Restricted Stock Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting of a Restricted Stock Award at any time. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

8.3 Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant to whom a Restricted Stock Award is made shall have all rights of a stockholder with respect to the shares granted to the Participant under the Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.	Restricted Stock Unit Awards

9.1 Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Restricted Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Restricted Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Restricted Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its sole discretion. If any dividend equivalents are paid while a Restricted Stock Unit Award is subject to restrictions under Section 9 of the Plan, the Committee may, in its sole discretion, provide in the Award Agreement for such dividend equivalents to immediately be paid to the Participant holding such Restricted Stock Unit Award or pay such dividend equivalents subject to the same restrictions on transferability as the Restricted Stock Units to which they relate.

9.2 Vesting of Restricted Stock Unit Awards. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Restricted Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting of a Restricted Stock Unit Award at any time. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with rules established by the Committee.

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9.3 Payment of Restricted Stock Unit Awards. A Restricted Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof as described in the Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Any cash payment of a Restricted Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, any Restricted Stock Unit, whether settled in Common Stock or cash, shall be paid no later than two and one-half months after the later of the calendar year or fiscal year in which the Restricted Stock Units vest. If Restricted Stock Unit Awards are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

10.	Performance Shares

10.1 Grant of Performance Shares. Performance Shares may be granted to any Eligible Person selected by the Committee. A Performance Share Award shall be subject to such restrictions and condition as the Committee shall specify. A Performance Share Award may be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its sole discretion.

10.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3 Earning of Performance Shares. After the applicable time period has ended, the number of Performance Shares earned by the Participant over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its sole discretion, waive any performance or vesting conditions relating to a Performance Share Award.

10.4 Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Shares shall be paid no later than two and one-half months following the later of the calendar year or fiscal year in which such Performance Shares vest. Any shares of Common Stock paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Shares are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

11.	Performance Units

11.1 Grant of Performance Units. Performance Units may be granted to any Eligible Person selected by the Committee. A Performance Unit Award shall be subject to such restrictions and condition as the Committee shall specify in a Participant’s Award Agreement.

11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, will determine the number of Performance Units that shall be settled and paid to the Participant.

11.3 Earning of Performance Units. After the applicable time period has ended, the number of Performance Units earned by the Participant, and the amount payable in cash, in shares or in a combination thereof, over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its sole discretion, waive any performance or vesting conditions relating to a Performance Unit Award.

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11.4 Form and Timing of Payment of Performance Units. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Units shall be paid no later than two and one-half months following the later of the calendar year or fiscal year in which such Performance Units vest. Any shares of Common Stock paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

12.	Incentive Bonus Awards

12.1 Incentive Bonus Awards. The Committee, at its discretion, may grant Incentive Bonus Awards to such Participants as it may designate from time to time. The terms of a Participant’s Incentive Bonus Award shall be set forth in the Participant’s Award Agreement. Each Award Agreement shall specify such general terms and conditions as the Committee shall determine.

12.2 Incentive Bonus Award Performance Criteria. The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Company or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee. The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates, to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

12.3 Payment of Incentive Bonus Awards.

(a) Incentive Bonus Awards shall be paid in cash or Common Stock, as set forth in a Participant’s Award Agreement. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and one-half months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

(b) The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

13.	Other Cash-Based Awards and Other Stock-Based Awards

13.1 Other Cash-Based and Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

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13.2 Value of Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee, in its sole discretion. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

13.3 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Common Stock as the Committee determines.

14.	Change in Control

14.1 Effect of a Change in Control.

(a) The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

(b) Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided by an Award Agreement, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Stock Options and Stock Appreciation Rights held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Award and any other Award held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part; (iii) cancel any Stock Option or Stock Appreciation Right in exchange for a substitute option in a manner consistent with the requirements of Treasury Regulation. §1.424-1(a) or §1.409A-1(b)(5)(v)(D), as applicable (notwithstanding the fact that the original Stock Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units held by a Participant in exchange for restricted stock or performance shares of or stock or performance units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (vi) terminate any Award in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Change in Control (the “Change in Control Consideration”); provided, however that if the Change in Control Consideration with respect to any Option or Stock Appreciation Right does not exceed the exercise price of such Option or Stock Appreciation Right, the Committee may cancel the Option or Stock Appreciation Right without payment of any consideration therefor; and/or (vii) take any other action necessary or appropriate to carry out the terms of any definitive agreement controlling the terms and conditions of the Change in Control. Any such Change in Control Consideration may be subject to any escrow, indemnification and similar obligations, contingencies and encumbrances applicable in connection with the Change in Control to holders of Common Stock. Without limitation of the foregoing, if as of the date of the occurrence of the Change in Control the Committee determines that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The Committee may cause the Change in Control Consideration to be subject to vesting conditions (whether or not the same as the vesting conditions applicable to the Award prior to the Change in Control) and/or make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

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(c) The Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same or similar post-closing purchase price adjustments, escrow terms, offset rights, holdback terms and similar conditions as the other holders of Common Stock, and (iii) execute and deliver such documents and instruments as the Committee may reasonably require for the Participant to be bound by such obligations. The Committee will endeavor to take action under this Section 14 in a manner that does not cause a violation of Section 409A of the Code with respect to an Award.

15.	General Provisions

15.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Continuous Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

15.2 Forfeiture Events/Representations. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Continuous Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation. Notwithstanding the foregoing, the confidentiality restrictions set forth in an Award Agreement shall not, and shall not be interpreted to, impair a Participant from exercising any legally protected whistleblower rights (including under Rule 21 of the Exchange Act). In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any “clawback” policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing condition.

15.3 No Assignment or Transfer; Beneficiaries.

(a) Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

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(b) Limited Transferability Rights. Notwithstanding anything else in this Section 15.3 to the contrary, the Committee may in its discretion provide in an Award Agreement that an Award in the form of a Nonqualified Stock Option, share-settled Stock Appreciation Right, Restricted Stock, Performance Share or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

15.4 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued shares of Common Stock covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

15.5 Employment or Continuous Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in Continuous Service, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

15.6 Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.

15.7 Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

15.8 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.9 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

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15.10 No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

15.11 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee or the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

15.12 Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of the Participant’s services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

15.13 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

16.	Legal Compliance

16.1 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. All Common Stock issued pursuant to the terms of this Plan shall constitute “restricted securities,” as that term is defined in Rule 144 promulgated pursuant to the Securities Act, and may not be transferred except in compliance herewith and with the registration requirements of the Securities Act or an exemption therefrom. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances.

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16.2 Incentive Arrangement. The Plan is designed to provide an on-going, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.

16.3 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

16.4 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code or an exemption thereto, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in the event that any provision of the Plan or an Award Agreement is determined by the Committee, in its sole discretion, to not comply with the requirements of Section 409A of the Code or an exemption thereto, the Committee shall, in its sole discretion, have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary, regardless of whether such actions, interpretations, or changes shall adversely affect a Participant, subject to the limitations, if any, of applicable law. If an Award is subject to Section 409A of the Code, any payment made to a Participant who is a “specified employee” of the Company or any Subsidiary shall not be made before the date that is six months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Section 16.4, the terms “separation from service” and “specified employee” shall have the meanings set forth in Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

16.5 Tax Withholding.

(a) The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements unless permitted by the Company and such additional withholding amount will not cause adverse accounting consequences and is permitted under Applicable Law.

(b) Subject to such terms and conditions as shall be specified in an Award Agreement, a Participant may, in order to fulfill the withholding obligation, (i) tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes; and/or (ii) utilize the broker-assisted exercise procedure described in Section 6.5 to satisfy the withholding requirements related to the exercise of a Stock Option.

(c) Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation, or (iii) such withholding would cause adverse accounting consequences for the Company.

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16.6 No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other Person hereunder.

16.7 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.8 Stock Certificates; Book Entry Form. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, any obligation set forth in the Plan pertaining to the delivery or issuance of stock certificates evidencing shares of Common Stock may be satisfied by having issuance and/or ownership of such shares recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator).

16.9 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

17.	Effective Date, Amendment and Termination

17.1 Effective Date. The effective date of the Plan shall be the date of the Merger, provided that the Plan is approved by the stockholders of Chanticleer on or before such date.

17.2 Amendment; Termination. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary; provided, however, that (a) no such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant, (b) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (c) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares of Common Stock available for issuance under the Plan, or (ii) changes the persons or class of persons eligible to receive Awards. The Plan will continue in effect until terminated in accordance with this Section 17.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the Plan’s initial adoption by the Board (the “Expiration Date”); but provided further, that Awards granted prior to such Expiration Date may extend beyond that date.

INITIAL BOARD APPROVAL: [_______________________]

INITIAL STOCKHOLDER APPROVAL: [_______________________]

EFFECTIVE DATE (DATE OF MERGER): [_______________________]

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Annex E

NEW JERSEY BUSINESS CORPORATION ACT

TITLE 14A

CORPORATIONS, GENERAL

CHAPTER 11. RIGHTS OF DISSENTING SHAREHOLDERS

14A:11-1. Right of shareholders to dissent

(1)	Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

(a)	Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

(i)	a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

(A)	of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

(B)	for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

(ii)	a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4);

(iii)	a shareholder of a corporation shall not have the right to dissent from a plan of merger, if the merger did not require, for its approval, the vote of the shareholders as provided in subsection (6) of N.J.S.14A:10-3; or

(b)	Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S.14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

(i)	with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

(ii)	from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

(A)	cash; or

(B)	shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

(C)	cash and such securities; or

(iii)	from a sale pursuant to an order of a court having jurisdiction.

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(2)	Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

(3)	A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

(4)	A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

(5)	A shareholder entitled to dissent from a corporate action as enumerated in subsection 14A:11-1(1) or as specified pursuant to a corporation’s certificate of incorporation shall not have the right to challenge a corporate action from which a shareholder has a right to dissent, regardless of whether the shareholder actually exercised the right to dissent as to that action, except that a shareholder may challenge a corporate action that was:

(a) not effectuated in accordance with the applicable provisions of this Chapter or the corporation’s certificate of incorporation; or

(b) procured as a result of fraud, material misrepresentation, or other deceptive means.

14A:11-2. Notice of dissent; demand for payment; endorsement of certificates

(1)	Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

(2)	Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

(3)	Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

(4)	Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7 (4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

(5)	Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

(6)	Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

(7)	Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

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14A:11-3. “Dissenting shareholder” defined; date for determination of fair value

(1)	A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a “dissenting shareholder.”

(2)	Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

(3)	“Fair value” as used in this Chapter shall be determined

(a)	As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

(b)	In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7 (4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

(c)	In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

(4)	In all cases, “fair value” shall exclude any appreciation or depreciation resulting from the proposed action.

14A:11-4. Termination of right of shareholder to be paid the fair value of his shares

(1)	The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

(a)	he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

(b)	his demand for payment is withdrawn with the written consent of the corporation;

(c)	the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

(d)	the Superior Court determines that the shareholder is not entitled to payment for his shares;

(e)	the proposed corporate action is abandoned or rescinded; or

(f)	a court having jurisdiction permanently enjoins or sets aside the corporate action.

(2)	In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

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14A:11-5. Rights of dissenting shareholder

(1)	A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

(2)	The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

14A:11-6. Determination of fair value by agreement

(1)	Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

(2)	If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

14A:11-7. Procedure on failure to agree upon fair value; commencement of action to determine fair value

(1)	If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

(2)	If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

14A:11-8. Action to determine fair value; jurisdiction of court; appointment of appraiser

In any action to determine the fair value of shares pursuant to this Chapter:

(a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

(b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

(c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

(d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

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14A:11-9. Judgment in action to determine fair value

(1)	A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

(2)	The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder’s demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

14A:11-10. Costs and expenses of action

The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

14A:11-11. Disposition of shares acquired by corporation

(1)	The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

(2)	(Deleted by amendment, P.L.1995, c. 279.)

(3)	In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.

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PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20. Indemnification of Directors and Officers

We are subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The statute provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article Tenth of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article XI of our bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

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Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b) The undersigned registrant hereby undertakes as follows:

(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That, every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger dated September 2013 between the Company and American Roadside Burgers, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 1, 2013).

2.2	Share Purchase Agreement dated October 2013 between the Company and Manchester Wings Limited (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 24, 2013).

2.3	Tax Covenant to October 2013 Share Purchase Agreement with Manchester Wings Limited (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 24, 2013).

2.4	Subscription Agreement dated November 2013 among the Company, JF Restaurants, LLC and the other parties named therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on November 5, 2013).

2.5	Assignment, Assumption, Joinder and Amendment Agreement dated December 2013 among the Company, JF Franchising Systems, LLC and the other parties named therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 12, 2013).

2.6	Asset Purchase Agreement by and among Dallas Spoon, LLC, Express Working Capital, LLC and the Company dated December 31, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 6, 2014).

2.7	Purchase Agreements for Australian Entities dated June 30, 2014 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed with the SEC on July 3, 2014).

2.8	Asset Purchase Agreement by and among The Burger Company LLC, American Burger Morehead LLC and the Company dated September 9, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 10, 2014).

2.9#*	Agreement and Plan of Merger, by and among Chanticleer Holdings, Inc., Sonnet BioTherapeutics, Inc., and Biosub Inc., dated October 10, 2019 (included as Annex A to the proxy statement/prospectus/information statement forming a part of this registration statement).

2.10#*	Share Exchange Agreement, between Sonnet BioTherapeutics, Inc. and Relief Therapeutics Holding SA, dated August 9, 2019.

3.1(a)	Certificate of Incorporation (incorporated by reference to Exhibit 3.1A to our Registration Statement on Form 10SB-12G (File No. 000-29507), filed with the SEC on February 15, 2000).

3.1(b)	Certificate of Merger, filed May 2, 2005 (incorporated by reference to Exhibit 2.1 to our Quarterly Report on Form 10-Q, filed with the SEC on August 15, 2014).

3.1(c)	Certificate of Amendment, filed July 16, 2008 (incorporated by reference to Exhibit 3.1(c) to our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on February 3, 2012).

3.1(d)	Certificate of Amendment, filed March 18, 2011 (incorporated by reference to the Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on March 18, 2011).

3.1(e)	Certificate of Amendment, filed May 23, 2012 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on May 24, 2012).

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3.1(f)	Certificate of Amendment, filed February 3, 2014 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on February 4, 2014).

3.1(g)	Certificate of Amendment, filed October 2, 2014 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 2, 2014).

3.1(h)	Form of Certificate of Designation of the Series 1 Preferred Stock (incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-1 (Registration No. 333-214319), filed with the SEC on December 5, 2016).

3.2	Bylaws (incorporated by reference to Exhibit 3.II.A to our Registration Statement on Form 10SB-12G (File No. 000-29507), filed with the SEC on February 15, 2000).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011).

4.2	Form of Unit Certificate dated June 2012 (incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on May 30, 2012).

4.3	Form of Warrant Agency Agreement dated June 2012 with Form of Warrant Certificate with $6.50 Exercise Price (incorporated by reference to Exhibit 4.4 filed with our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on May 30, 2012).

4.4	Form of 6% Secured Subordinate Convertible Note dated August 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 5, 2013).

4.5	Form of Warrant for August 2013 Convertible Note with $3.00 Exercise Price (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on August 5, 2013).

4.6	Form of Warrant for September 2013 Merger Agreement with $5.00 Exercise Price (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 1, 2013).

4.7	Form of Warrant for September 2013 Subscription Agreement with $5.00 Exercise Price (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 10, 2013).

4.8	Form of Warrant for November 2013 Subscription Agreement with $5.50 and $7.00 Exercise Price (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on November 13, 2013).

4.9	Form of Warrant for January 2015 Subscription Agreement (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015).

4.10	Amendment to Warrant dated April 7, 2017 by and between Chanticleer Holdings, Inc., and Larry S. Spitcaufsky, Trustee of Larry Spitcaufsky Family Trust UTD 1-19-88 (incorporated by reference to Exhibit 14.1 to Current Report on Form 8-K, filed with the SEC on August 9, 2017).

4.11	Form of 8% Non-Convertible Secured Debenture dated May 4, 2017 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-k, filed with the SEC on May 5, 2017).

4.12	Form of Warrant dated May 4, 2017 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K, filed with the SEC on May 5, 2017).

4.13	Form of Warrant dated October 12, 2017 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed with the SEC on October 13, 2017).

4.14	Form of Warrant dated May 3, 2018 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, as amended, dated May 8, 2018).

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5.1*	Opinion of Libertas Law Group, Inc. regarding the validity of the securities.

8.1*	Opinion of K&L Gates LLP regarding certain tax matters.

8.2*	Opinion of Lowenstein Sandler LLP regarding certain tax matters.

10.1	Revolving Credit Facility dated August 10, 2011 between the Company and Paragon Commercial Bank (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011).

10.2	Form of Franchise Agreement between the Company and Hooters of America, LLC (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011).

10.3	Credit Agreement dated April 11, 2013 between the Company and Paragon Commercial Bank (incorporated by reference to Exhibit 10.2 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2014).

10.4	Form of Subscription Agreement dated September 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 10, 2013).

10.5	Form of Subscription Agreement dated November 2013 (incorporated by reference to the Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on November 13, 2013).

10.6	Brazil Franchise Agreement dated November 27, 2013 between the Company, Wings BrasilRestaurante Ltda., Chanticleer & Wings Brasil Foods Participacoes Ltda., and Hooters of America, LLC (incorporated by reference to Exhibit 10.8 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2014).

10.7	Subscription Agreement dated December 2013 between the Company and Beacher’s LV, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 2, 2013).

10.8	Right to Purchase Agreement dated December 2013 between the Company and Madhouse Worldwide Investments, LLC (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on December 2, 2013).

10.9	Agreement and Plan of Merger dated December 31, 2013 between the Company, Hooters of Washington, LLC, and Hooters of Oregon Partners, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 2, 2014).

10.10	Agreement and Plan of Merger dated January 14, 2014 between the Company, Express Restaurant Holdings, LLC and Dallas Spoon, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 15, 2014).

10.11†	Chanticleer Holdings, Inc. 2014 Stock Incentive Plan effective February 3, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on February 4, 2014).

10.12	Purchase Agreement by and among MIN MXT Pty Ltd, TMIX Management Australia Pty Ltd and the Company dated June 30, 2014 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-k, filed with the SEC on July 3, 2014).

10.13	Debt Assumption Agreements, dated July 1, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 3, 2014).

10.14	Gaming Assignment, dated July 1, 2014 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on July 3, 2014).

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10.15	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., The Burger Company, LLC and American Burger Morehead, LLC dated September 9, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 10, 2014)

10.16	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., Dallas Spoon, LLC and Express Working Capital, LLC d/b/a CapRock Services dated December 31, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 6, 2015).

10.17	Form of Subscription Agreement dated January 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015).

10.18	Form of Note dated January 2015 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015).

10.19	Form of Registration Rights Agreement dated January 2015 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015).

10.20	Form of Securities Purchase Agreement by and between the Company and Carl Caserta dated February 11, 2015 (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-3, filed with the SEC on April 27, 2015).

10.21	Registration Rights Agreement by and between the Company and Carl Caserta dated February 11, 2015 (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-3, filed with the SEC on April 27, 2015).

10.22	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BGR Holdings, LLC and BGR Acquisition LLC, dated February 18, 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on February 18, 2015).

10.23	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BT’s Burgerjoint Management, LLC and BT Burger Acquisition, LLC dated March 31, 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 31, 2015).

10.24	Agreement dated April 24, 2015 by and among the Company, AT Media Corp. and Aton Select Fund, Ltd. (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-3, filed with the SEC on April 27, 2015).

10.25	Amendment No. 1 to Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BT’s Burgerjoint Management, LLC and BT Burger Acquisition, LLC dated May 31, 2015 (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to our Registration Statement on Form S-3 (Registration No. 333- 203679), filed with the SEC on June 3, 2015).

10.26	Membership Interest Purchase Agreement dated July 31, 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 3, 2015).

10.27	Business sale agreement to purchase the assets of Hoot Campbelltown Pty Ltd and Hoot Penrith Pty Ltd for the purchase price of $390,000 AUD dated August 12, 2015 (incorporated by reference to Exhibit 10.24 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2016).

10.28	Business sale agreement to purchase the assets of Hoot Gold Coast Pty Ltd and Hoot Townsville Pty Limited dated August 12, 2015 (incorporated by reference to Exhibit 10.25 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2016).

10.29	Business sale agreement to purchase the assets of Hoot Parramatta Pty Ltd dated August 13, 2015 (incorporated by reference to Exhibit 10.26 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2016).

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10.30	Form of Leak Out Agreement dated September 30, 2015 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 5, 2015).

10.31	Form of Securities Account Control Agreement dated September 30, 2015 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on October 5, 2015).

10.32	Stock Pledge and Security Agreement dated September 30, 2015 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed with the SEC on October 5, 2015).

10.33	Second Amendment to Assumption and Assignment Agreement dated October 22, 2016 by and between the Company and Florida Mezzanine Fund, LLLP (incorporated by reference to Exhibit 10.27 to our Registration Statement on Form S-1 (Registration No. 333-214319), filed with the SEC on October 28, 2016).

10.34	Form of Exchange Agreement dated March 10, 2017 by and between the Company and certain note holders. (incorporated by reference to Exhibit 10.28 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2017).

10.35	Form of 2% Convertible Promissory Note issued March 10, 2017 (incorporated by reference to Exhibit 10.29 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2017).

10.36	Amendment to 6% Secured Subordinated Convertible Note by and between the Company and certain note holder (incorporated by reference to Exhibit 10.30 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2017).

10.37	Satisfaction, Settlement and Release Agreement by and between the Company and Florida Mezzanine Fund, LLLP dated May 2, 2017 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on May 5, 2017).

10.38	Securities Purchase Agreement by and between the Company and certain accredited investors dated May 4, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on May 5, 2017).

10.39	Security Agreement by and between the Company and certain accredited investors dated May 4, 2017 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on May 5, 2017).

10.40	Subsidiary Guarantee dated May 4, 2017 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on May 5, 2017).

10.41	Amendment to Securities Purchase Agreement by and between Chanticleer Holdings, Inc. and purchasers executed August 7, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 9, 2017).

10.42	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 30, 2017).

10.43	Form of Securities Purchase Agreement by and between the Company and certain accredited investors dated August 12, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 13, 2017).

10.44	Form of Securities Purchase Agreement by and between the Company and certain accredited investors dated May 3, 2018 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, as amended, dated May 8, 2018).

10.45†	Employment Agreement dated November 16, 2018 by and between the Company and Frederick L. Glick (incorporated by reference to Exhibit 10.40 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

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10.46†	Restricted Stock Unit Award Agreement dated November 16, 2018 by and between the Company and Frederick L. Glick (incorporated by reference to Exhibit 10.41 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

10.47†	Incentive Stock Option Agreement dated November 16, 2018 by and between the Company and Frederick L. Glick (incorporated by reference to Exhibit 10.42 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

10.48	Amendment to 8% Secured Debentures by and between the Company and Debenture Holders (incorporated by reference to Exhibit 10.43 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

10.49†	Employment Agreement dated January 7, 2019 by and between Patrick Harkleroad and the Company (incorporated by reference to Exhibit 10.44 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

10.50	Lease Agreement between Redus NC Commercial, LLC and Chanticleer Holdings, Inc. dated June 1, 2014, as amended (incorporated by reference to Exhibit 10.1 to our Quarterly Report on 10-Q, filed with the SEC on November 14, 2019).

10.51**	License Agreement, between Ares Trading SA and Relief Therapeutics SA, dated August 28, 2015.

10.52**	Discovery Collaboration Agreement, between XOMA (US) LLC and Oncobiologics, Inc., dated July 23, 2012.

10.53**	Amendment of Discovery Collaboration Agreement, between XOMA (US) LLC and Sonnet BioTherapeutics, Inc., dated May 7, 2019.

10.54*	Common Stock Purchase Agreement, between GEM Global Yield Fund LLC SCS and Sonnet BioTherapeutics, Inc., dated August 6, 2019.

10.55*	Amendment to Common Stock Purchase Agreement, between GEM Global Yield Fund LLC SCS and Sonnet BioTherapeutics, Inc., dated September 25, 2019.

10.56**	Registration Rights Agreement, between GEM Global Yield Fund LLC SCS and Sonnet BioTherapeutics, Inc., dated August 6, 2019.

10.57†**	Employment Agreement, between Pankaj Mohan and Sonnet BioTherapeutics, Inc., dated December 31, 2018.

10.58†**	Offer Letter, between Jay Cross and Sonnet BioTherapeutics, Inc., dated May 2, 2019.

10.59†**	Offer Letter, between John Cini and Sonnet BioTherapeutics, Inc., dated December 31, 2018.

10.60†**	Offer Letter, between Donald Griffith and Sonnet BioTherapeutics, Inc., dated January 1, 2019.

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21 to our Annual Report on Form 10-K, filed with the SEC on April 1, 2019).

23.1*	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Mazars SA, Independent Public Accounting Firm.

23.4*	Consent of Libertas Law Group, Inc. (included in Exhibit 5.1 hereto).

23.5*	Consent of K&L Gates LLP (included in Exhibit 8.1 hereto).

23.6*	Consent of Lowenstein Sandler LLP (included in Exhibit 8.2 hereto).

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24.1*	Power of Attorney (included on the signature page hereto).

99.1**	Form of Chanticleer Holdings, Inc. Proxy Card.

99.2*	Form of Certificate of Amendment to the Certificate of Incorporation of Chanticleer Holdings, Inc. (included as Annex B to the proxy statement/prospectus/information statement forming a part of this registration statement).

99.3*	Form of Certificate of Amendment to the Certificate of Incorporation of Chanticleer Holdings, Inc. (included as Annex C to the proxy statement/prospectus/information statement forming a part of this registration statement).

99.4†*	Form of Sonnet BioTherapeutics Holdings, Inc. 20 Omnibus Equity Incentive Plan (included as Annex D to the proxy statement/prospectus/information statement forming a part of this registration statement).

99.5*	Consent of Pankaj Mohan to be named as a director.

99.6*	Consent of Nailesh Bhatt to be named as a director.

99.7*	Consent of Albert Dyrness to be named as a director.

99.8*	Consent of Donald J. Griffith to be named as a director.

99.9*	Consent of Raghu Rao to be named as a director.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

** To be filed by amendment.

# The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

† Denotes an executive compensation plan or agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on November 27, 2019.

CHANTICLEER HOLDINGS, INC.

By	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Pruitt as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Pruitt	Chairman and Chief Executive Officer	November 27, 2019
Michael D. Pruitt

/s/ Patrick Harkleroad	Chief Financial Officer	November 27, 2019
Patrick Harkleroad

/s/ Troy M. Shadoin	Chief Accounting Officer	November 27, 2019
Troy M. Shadoin

/s/ Frederick L. Glick	Director and President	November 27, 2019
Frederick L. Glick

/s/ Keith J. Johnson	Director	November 27, 2019
Keith J. Johnson

/s/ Neil G. Kiefer	Director	November 27, 2019
Neil G. Kiefer

/s/ Russell J. Page	Director	November 27, 2019
Russell J. Page

/s/ J. Eric Wagoner	Director	November 27, 2019
J. Eric Wagoner

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